Exhibit 99.1

IN RE CANOO INC.	C.A. No. 2023-____-___

VERIFIED PETITION FOR RELIEF PURSUANT TO 8 *DEL. C.* § 205

Petitioner Canoo Inc. ("Canoo" or the "Company"), by and through its undersigned counsel, brings this petition pursuant to 8 *Del. C.* § 205, seeking to have this Court validate a potentially defective corporate act as follows:

NATURE OF THE ACTION

1. The Company petitions this Court seeking similar relief that several other public entities have sought from this Court this month. Namely, the Company seeks to validate its Second Amended and Restated Certificate of Incorporation of the Company (the "New Certificate of Incorporation") adopted in connection with its business combination with Canoo Holdings Ltd., a Cayman Islands exempted company ("Legacy Canoo") in December 2020, which, among other things, increased the aggregate number of authorized shares of Common Stock of the Company. While a majority of the then-outstanding shares of Class A Common Stock voted in favor of the adoption of the New Certificate of Incorporation, that vote was not expressly sought in connection with the adoption of the New Certificate of Incorporation, and this Court's decision in *Garfield v. Boxed, Inc.*, creates uncertainty as to the validity of the New Certificate of Incorporation, and thus the

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Common Stock of the Company issued pursuant thereto, threatening the Company with irreparable harm as described more fully herein.

2. Under 8 *Del. C.* § 242 and the Company's February 28, 2019 Amended and Restated Certificate of Incorporation (Exhibit A, "Old Certificate of Incorporation"), the holders of a majority of the outstanding shares of Common Stock of the Company were required to approve an amendment to the Old Certificate of Incorporation to increase the aggregate number of authorized shares of Common Stock.

3. Pursuant to its December 4, 2020 Proxy (Exhibit B, "2020 Proxy"), the Company solicited stockholder approval to amend and restate its Old Certificate of Incorporation, among other things, to convert all Class A Common Stock shares and Class B Common Stock shares into a single common stock ("Common Stock") and to increase the number of authorized shares of Common Stock of the Company from 110 million to 500 million (the "2020 Common Stock Increase Amendment"). The 2020 Proxy stated that approval of the 2020 Common Stock Increase Amendment requires "[t]he affirmative vote of holders of a majority of the outstanding shares of … Common Stock." On the record date, there were 29,803,439 shares of Company Class A Common Stock outstanding and 7,503,750 shares of Company Class B Common Stock outstanding. The 2020 Common Stock Increase Amendment was approved at a December 21, 2020 special meeting of stockholders ("Special

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Meeting"), where 24,219,403 shares of Common Stock were present. At the meeting, a total of 22,885,180 shares of Common Stock voted in favor of the 2020 Common Stock Increase Amendment. Assuming all the holders of Class B Common Stock were present and voted in favor, at least 15.3 million of the 29.8 million shares of Class A Common stock (that is, a majority of the shares of Class A Common Stock outstanding on the record date for the vote), voted in favor of the 2020 Common Stock Increase Amendment.[1]

4. Following the approval of the 2020 Common Stock Increase Amendment, the Second Amended and Restated Certificate of Incorporation of the Company became effective upon filing with the Secretary of State of the State of Delaware on December 21, 2020 (Exhibit C, New Certificate of Incorporation), which changed the Company's name to "Canoo Inc." and implemented the amendments approved at the Special Meeting, including the Common Stock Increase Amendment. On the same day, the Company closed its merger with Legacy Canoo. Since that time, the Company's Common Stock has traded on the NASDAQ under the ticker symbol "GOEV."

[1] There were 22,885,180 total votes cast in favor of Proposal No. 2 at the Special Meeting and there were 7,503,750 outstanding Class B Common Stock shares outstanding. Therefore, 22,885,180 - 7,503,750 = 15,381,430 shares is the minimum possible Class A Common Stock that could have voted for the proposal.

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5. At the time of the filing of the New Certificate of Incorporation, the Company was advised by counsel and held the view that the amendments were legally and validly adopted under the terms of the Old Certificate of Incorporation and Section 242(b)(2) of the General Corporation Law of the State of Delaware ("DGCL"). Section 242(b)(2) provides in relevant part:

> The holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class . . . . The number of authorized shares of any such class or classes of stock may be increased or decreased . . . by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote irrespective of this subsection, if so provided in the . . . certificate of incorporation . . . .

Section 242(b)(2) thus provides that an amendment to change the number of authorized shares of a class of stock requires a separate vote of such class unless the certificate of incorporation contains a so-called "Section 242(b)(2) opt-out" provision. Despite not having a "Section 242(b)(2) opt-out" provision, the Company believed that the Common Stock Increase Amendment was effective because under the clear language of the Old Certificate of Incorporation, the Class A Common Stock was not a separate class of Common Stock, but was a series of the class of Common Stock.

6. On December 27, 2022, this Court issued an opinion in *Garfield v. Boxed, Inc.*, that calls into question whether the Class A Common Stock was a series

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of the class of Common Stock or a separate class of stock, and thus the vote required to adopt the 2020 Common Stock Increase Amendment. Like this case, the defendant company in *Boxed, Inc.* had sought stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Common Stock in connection with a de-SPAC transaction. 2022 WL 17959766, at *1 (Del. Ch. Dec. 27, 2022). Before the stockholder vote, the plaintiff wrote a letter to the company board asserting the proposed voting structure for the amendment violated the Class A common stockholders' voting rights under Section 242(b). *Id.* The company amended its merger agreement and supplemented its proxy statement to require the separate vote of the holders of its Class A common stock for approval of the amendment. *Id.* The plaintiff filed an action in this Court seeking attorneys' fees and expenses for the benefits he allegedly conferred on the company and its stockholders by facilitating this change. *Id.* In determining whether the plaintiff had conferred a corporate benefit worthy of fees and expenses, the Court considered whether the plaintiff's demand was meritorious – *i.e.*, whether a combined vote of both Class A and Class B common stock would have violated Section 242(b)(2). *Id.* at *4. The Court's analysis hinged on whether the certificate of incorporation authorized Class A and Class B as two classes of common stock, or as series within a single class. *Id.* at *6. Noting that the certificate of incorporation only used the word "class" and not "series" to describe the authorized common shares, *id.* at *7,

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the Court interpreted the certificate of incorporation as designating the Class A and Class B as each being a class of common stock, not a series, *id.* at *9. The Court further observed that Section 102(a)(4) prescribes that a corporation's certificate of incorporation set forth the number of shares of all classes and of each class and whether the shares are par or no-par, whereas no such preemptive recitation is required for series. *Id.* at *8. Because the certificate of incorporation listed the number of shares of Class A common stock, the number of shares of Class B common stock, and the number of shares of preferred stock, and set forth the par value of the shares in each, the Court read the certificate of incorporation as authorizing three classes of stock in compliance with Section 102(a)(4). *Id.* at *9. Further, the certificate of incorporation's section on preferred stock vested the board with authority to provide for "one or more series of Preferred Stock" and to establish "the number of shares to be included in each such series" by resolution, complying with Section 102(a)(4)'s prescription for granting board authority to fix the number and terms of series of stock that are not provided in the certificate of incorporation by resolution. *Id.*; *see also* 8 *Del. C.* § 151(g). The certificate of incorporation did not include any such provision fixing or grant the board authority to fix a series of common stock. *Id.* The Court thus held, in the context of a fee application, that the plaintiff's claim that Section 242(b)(2) required a separate Class A vote for the amendment was meritorious when filed. *Id.*

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7. Like the certificate of incorporation in *Boxed, Inc.*, (i) the Old Certificate of Incorporation refers to the authorized common shares as classes, (ii) Section 4.1 of the Old Certificate of Incorporation sets forth the number of shares and par value of Class A Common Stock, Class B Common Stock, and Preferred Stock, and (iii) Section 4.2 of the Old Certificate of Incorporation vests the Board with authority to provide for "one or more series of Preferred Stock" and establish "the number of shares to be included in each such series" by resolution, whereas no such prescription exists for Common Stock. While the Court's merits discussion in *Boxed, Inc.* is not a final ruling on the merits and the Company believes that the conclusion in *Boxed, Inc.* that the Class A Common Stock was a separate class and not a series of the class of Common Stock is incorrect, the decision suggests that the Court would view the Company's Class A Common Stock as a separate class of capital stock. Therefore, the Company further believes that this Court would require a separate vote of the Class A Common Stock to validly approve the 2020 Common Stock Increase Amendment, which, while obtained, was not specifically requested.

8. As a result of *Boxed, Inc.*, the validity of the 2020 Common Stock Increase Amendment and the shares of Common Stock issued, or to be issued, in reliance on the 2020 Common Stock Increase Amendment has become and will remain uncertain absent relief from this Court, and the Company is unable to identify which of its outstanding shares of Common Stock are subject to this uncertainty.

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9. The Company therefore brings this action pursuant to 8 *Del. C.* § 205, seeking this Court's assistance in validating the 2020 Common Stock Increase Amendment and the shares of Common Stock issued pursuant thereto.

FACTUAL ALLEGATIONS

10. The Company is a Delaware corporation originally formed as a SPAC under the name Hennessy Capital Acquisition Corp. IV ("HCAC") on August 6, 2018. On August 17, 2020, the Company entered into a Merger Agreement and Plan of Reorganization (the "Merger Agreement"), pursuant to which Legacy Canoo would become a wholly owned subsidiary of the Company. As merger consideration, the Company agreed to issue to Legacy Canoo's stockholders 175,000,000 newly issued shares of HCAC Common Stock shares and an additional 15 million Common Stock shares if certain price thresholds are met.

11. Concurrent with the execution of the Merger Agreement, a number of investors agreed to purchase an aggregate of 32,325,000 newly issued shares of Common Stock in a private placement PIPE financing. Following the Company's de-SPAC acquisition of Legacy Canoo on December 21, 2020, the Company, now named Canoo Inc., designs and develops electric vehicles.

The Proxy Statement

12. On December 4, 2020, the Company filed the 2020 Proxy identifying ten proposals to be voted on at the Special Meeting, including Proposal No. 2, which

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proposed to increase the number of authorized shares of Common Stock under the Old Certificate of Incorporation from 110 million to 500 million. The Proxy did not specifically require or solicit a separate vote of the holders of Class A Common Stock.

13. In the Proxy, the Company noted that the purpose of the increase in the number of authorized shares was:

Ex. B at 150.

The Special Meeting

14. There were 37,307,189 shares of Common Stock outstanding and entitled to vote at the Special Meeting. *See* Exhibit D, Form 8-K filed on December 21, 2020 at 2. Of the 37.3 million shares present, there were 29,803,439 shares of

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Class A Common Stock and 7,503,750 shares of Class B Common Stock. Ex. B at 6. As disclosed in the Company's December 21, 2020 Form 8-K, the 2020 Common Stock Increase Amendment received the affirmative vote of 22,885,180 shares, a majority of the 37.3 million shares entitled to vote. Ex. D at 2. As a result of this affirmative vote, the Company believed that the 2020 Common Stock Increase Amendment had received the requisite stockholder approval.

15. Moreover, even if every share of Class B Common Stock outstanding on the record date was present and voted in favor of the proposal, Proposal No. 2 received approval from a majority of the shares of Class A Common Stock outstanding on the record date for the meeting. Assuming that every single share of Class B Common Stock voted in favor of Proposal No. 2, more than 15.3 million Class A Common Stock shares voted in favor of Proposal No. 2 out of the 29.8 million outstanding Class A Common Stock shares, constituting a majority of Class A Common Stock shares outstanding.

Events Following the Merger Agreement

16. Following the Merger Agreement, the Company and the Board have treated the approval of the 2020 Common Stock Increase Amendment as valid, as evidenced by the Company's subsequent public disclosures. As disclosed in its December 7, 2022 special meeting proxy statement (Exhibit E, the "December 2022 Proxy"), by December 1, 2022, the Company had issued and outstanding

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345,016,538 shares of Common Stock and had reserved over 97,187,636 shares for future issuance for outstanding warrants, options and restricted stock units, the Company's 2020 Equity Incentive Plan, the Company's 2020 Employee Stock Purchase Plan, and a "Pre-Paid Advance Agreement" with Yorkshire Advisors Global.

17. The December 2022 Proxy solicited stockholder approval for several Proposals, including Proposal No. 1 known as the "Walmart Share Issuance." On July 11, 2022, the Company entered into an Electric Vehicle Fleet Purchase Agreement (the "EV Purchase Agreement") with Walmart Inc. ("Walmart"), where Walmart agreed, among other things, to purchase at least 4,500 electric vehicles manufactured by the Company. In connection with that agreement, the Company and Walmart entered into a Warrant Issuance Agreement pursuant to which the Company issued to Walmart a warrant to purchase an aggregate of 61,160,011 shares of Common Stock.

18. In addition to the Walmart Share Issuance, Proposal No. 4 of the December 2022 Special Meeting proposed to further increase the authorized shares that the Company can issue from 500,000,000 to 1,000,000,000. The purposes of the additional shares include: "(i) raising capital, if the Company has an appropriate opportunity, through offerings of Common Stock or securities that are convertible into Common Stock, including sales of Common Stock pursuant to the PPA

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19. Lastly, on February 3, 2023, the Company disclosed in its February 3, 2023 Form 8-K that *Boxed, Inc.* "introduces uncertainty as to whether Section 242(b)(2) of the Delaware General Corporation Law ("DGCL") would have required [the Common Stock Increase Amendment] to be approved by a separate vote of the majority of Hennessy Capital's then-outstanding shares of Class A common stock." This has put the market on notice of the serious issues regarding the Company's capital structure created by the *Boxed, Inc.* decision.

Harm to the Company

20. The uncertainty regarding the Company's capital structure and the validity of its stock created by the *Boxed, Inc.* decision is causing (and will continue to cause) the Company harm. The Company proposed the 2020 Common Stock Increase Amendment in anticipation of issuing additional shares of Common Stock, and the Company has issued more shares than authorized under the Old Certificate

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of Incorporation. As this Court stated in the *Boxed* decision, if the Common Stock issued in the Merger Agreement are not valid, this raises questions as to the corporate governance of the Company and whether that merger is valid.

21. The uncertainty as to the validity of the Company's outstanding shares will potentially cause market disruption, jeopardize the commercial relationships of the Company, result in claims from holders of such shares, and lead to consequent loss of value for the Company's stockholders and loss of eligibility to remain listed on the NASDAQ. Moreover, the Company cannot determine with certainty which stockholders hold putative stock and which stockholders hold valid stock, creating uncertainty as to past and future voting results.

22. The uncertainty regarding the validity of the Company's stock would likely prevent the Company from raising additional capital through other sales of securities and continuing as a going concern. For example, the Company's agreement with Walmart is put at risk if it cannot fulfil its warrant obligations pursuant to the Warrant Agreement. The Company also relies on using its available shares to compensate its employees, directors and officers with stock-based compensation as contemplated in the December 4, 2020 Proxy. Like other former-SPAC's that are seeking ratification of their capital structures, *see in re Lordstown*, C.A. No. 2022-0083-LWW, the Company currently has an at-the-market ("ATM") arrangement which requires certain conditions such as the accuracy of the

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Company's representations on capitalization. The Company's auditors have also mentioned that due to the uncertainty surrounding the Company's capital structure, the auditors may not be able to issue comfort letters. Therefore, any capital raising activities that require a comfort letter as a part of due diligence are at risk. The Company also has an upcoming annual meeting and needs to know how many shares it has outstanding and which can vote, otherwise its stockholders may be disenfranchised by this uncertainty.

23. Furthermore, the Company is unable to ratify the 2020 Common Stock Increase Amendment on a timely basis pursuant to Section 204 because any such ratification would require a vote of the holders of the Company's valid stock under Section 204(d) and Article VII of the Certificate of Incorporation prohibits such ratification by written consent in lieu of a meeting of stockholders. It is also unclear which stockholders would be able to vote on such a ratification. It has been over two years since the vote on the 2020 Common Stock Increase Amendment and the Company's Common Stock has been actively traded on the NASDAQ since that date. Thus, the Company has no practicable ability to effectively trace the shares that were issued prior to the 2020 Common Stock Increase Amendment. As a result, even if the original 110,000,000 outstanding shares could conceivably be traced, that would leave approximately 67% of the Company's purported shares outstanding as unable to vote on the ratification or at the upcoming annual meeting.

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24. The Company respectfully seeks this Court's assistance to validate the 2020 Common Stock Increase Amendment and the shares of Common Stock issued pursuant to the 2020 Common Stock Increase Amendment to prevent immediate and significant harm to the Company, its prospects and its stockholders.

Consideration of Statutory Validation Factors under Section 205(d)

25. Section 205(d) sets forth certain factors that the Court may consider when determining whether to ratify and validate a defective corporate act:

> In connection with the resolution of matters pursuant to subsections (a) and (b) of this section, the Court of Chancery may consider the following:
>
> (1) Whether the defective corporate act was originally approved or effectuated with the belief that the approval or effectuation was in compliance with the provisions of this title, the certificate of incorporation or bylaws of the corporation;
>
> (2) Whether the corporation and board of directors has treated the defective corporate act as a valid act or transaction and whether any person has acted in reliance on the public record that such defective corporate act was valid;
>
> (3) Whether any person will be or was harmed by the ratification or validation of the defective corporate act, excluding any harm that would have resulted if the defective corporate act had been valid when approved or effectuated;
>
> (4) Whether any person will be harmed by the failure to ratify or validate the defective corporate act; and
>
> (5) Any other factors or considerations the Court deems just and equitable.

8 *Del. C.* § 205(d).

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26. **Belief in the Amendment's Validity**. With respect to the factor set forth in Section 205(d)(1), the Company demonstrated its good faith belief that the Common Stock Increase Amendment had been properly approved through its actions taken in connection with the closing of the Merger Agreement. In the December 21, 2020 Form 8-K, the Company disclosed that the Common Stock Increase Amendment had been approved by the stockholders and the de-SPAC transaction was closed on the same day in reliance on that approval. On December 21, 2020, the New Certificate of Incorporation was filed with the Delaware Secretary of State and the Merger Agreement was consummated based on the belief that the Common Stock Increase Amendment was validly approved. Since then, the Company has had at least three votes on corporate governance matters, all with over 110 million shares of Common Stock voting. *See* the Company's Form 8-K, filed with the SEC on June 22, 2021; the Company's Form 8-K, filed with the SEC on July 12, 2022; the Company's Form 8-K, filed with the SEC on January 25, 2023. The Company has also entered into contracts which in part issue additional shares, such as the one with Walmart, as well as implementing stock incentive and employee purchase programs. All of these actions clearly demonstrate that the Common Stock Increase Amendment was originally approved and effectuated with the belief that the approval and effectuation was in compliance with the provisions of the DGCL and the Old Certificate of Incorporation.

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27. **Treatment of the Amendment as Valid**. With respect to the factor set forth in Section 205(d)(2), the Company has represented to its public stockholders in the December 21, 2020 Form 8-K that the Common Stock Increase Amendment was validly approved. In numerous public filings since the closing of the de-SPAC including every proxy statement since the Common Stock Increase Amendment, the Company has disclosed to its stockholders that there are more than 110 million shares authorized and outstanding. Until the *Boxed, Inc.* decision, no stockholder has challenged the Company's corporate structure nor has there been any uncertainty about the Company's corporate structure.

28. **Harm Arising from Validation.** With respect to the factor set forth in Section 205(d)(3), the Company does not believe that any person would be harmed by the ratification and validation of the Company's capital structure if this Petition is granted. In fact, such a validation would only transform the market's pre-*Boxed, Inc.* understanding into reality. The purpose of the ratification is to provide certainty to the capital structure of the Company by ensuring that each person who currently believes they own shares of Common Stock in fact does own those shares.

29. **Harm Arising from Failure to Validate.** Indeed, with respect to the factor set forth in Section 205(d)(4), there are many parties that would be harmed if the Company's capital structure is not ratified and validated by this Court.

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30. As a result of the uncertainty with respect to the validity of the New Certificate of Incorporation, the Company cannot verify which purported stockholders have valid shares, which has caused and will continue to cause harm to the purported holders of those shares. The continued uncertainty as to the validity of the Company's outstanding shares will potentially cause market disruption, disturb the Company's corporate relationships, result in claims from holders of such shares, and could lead to consequent loss of value for the Company's stockholders and loss of eligibility to remain listed on the NASDAQ.

31. The uncertainty regarding the Company's capital structure also threatens to jeopardize the Company's current and potential financing arrangements and operational matters. As recently as July 2022, the Company has agreed to a contract with Walmart pursuant to which the Company will issue warrants for Common Stock shares. That significant business relationship is in jeopardy without validation. Moreover, the Company may need to raise additional capital to execute its business plan and continue ongoing operations. The uncertainty regarding the validity of the Company's stock would likely prevent the Company from raising that additional capital through other sales of securities. Moreover, the Company is required to file its Annual Report on Form 10-K by March 31, 2023. Because there now exists uncertainty regarding the validity of the Company's Common Stock, there is likewise uncertainty as to the statements and representations the Company

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is required to make in its Form 10-K, which could in turn impact the ability of the Company's auditors to provide comfort letters for capital raising activities. The Company also has an upcoming annual meeting that is expected to be held in June 2023 and needs confirmation of the number of shares that are outstanding and can vote to determine definitively the outcome of votes taken at the annual meeting. Absent clarity, the Company's stockholders may be disenfranchised by the uncertainty.

32. **Other Factors**. With respect to the factor set forth in Section 205(d)(5), at least two "other factors" support granting the relief requested in this Petition.

33. First, while Section 204 is a possible remedy, Section 204 may not be available due to the Company being unable to mail a proxy statement without its Form 10 K being filed. In addition, calling a meeting of stockholders to approve the ratification is a process that would take at least three months. Given the Company's inability to trace which of its shares are valid, it would be impossible to determine precisely which shares are entitled to vote in a ratification under Section 204, leaving the Section 204 ratification open to challenge for at least 120 days following the time a meeting could be held. In addition, under the self-help method of Section 204, whether approved solely by the Board or by the stockholders as well, the Company would be required to file a certificate of validation with the Delaware Secretary of State to effectively ratify the New Certificate of Incorporation. 8 *Del. C.* § 204(e)(3)

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(requiring the filing of a certificate of validation in circumstances where the defective act ratified relates to a certificate previously filed with the Delaware Secretary of State). The Company understands that processing times for certificates of validation can take as long as 3-4 months, and that while a certificate of validation is being processed by the Delaware Secretary of State, the Company would not be able to obtain certificates of good standing, pay its annual franchise taxes or make any other filings with the Delaware Secretary of State. So all in, even if the Company could mail a proxy statement, the time to complete a ratification process under Section 204 could be as long as 6-9 months. The additional months of uncertainty regarding the Company's capital structure would be devastating to the Company, which needs financing to continue to operate, and can be avoided if the Court grants the current relief requested by the Petitioner.

34. Second, the Court should provide direction as to whether stockholders can rely on a SPAC's capital structure. This is a problem that affects more than just the Company and its stockholders. Numerous publicly-traded Delaware corporations who accessed public markets via de-SPAC transactions in the past several years face the same post-*Boxed, Inc.* cloud of uncertainty over their capital structures and related dilemma as to how to proceed in light of the issues discussed above. *See In re Lordstown*, C.A. No. 2023-0083-LWW (Del. Ch.); *In re Lucid Group Inc*, C.A. No. 2023-0116-LWW (Del. Ch.); *In re ChargePoint Hldgs. Inc.*,

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C.A. No. 2023-0113-LWW; *In re Fisker Inc.*, C.A. No. 2023-0119-LWW (Del. Ch.). Granting these petitions offers other SPAC's a solution to a widespread problem. Crafting a sensible, equitable, and prompt solution would be in keeping with both this Court's and the State of Delaware's reputations as the United States' preeminent caretakers of corporate law and governance.

35. The Company respectfully seeks this Court's assistance to validate the New Certificate of Incorporation and all of the currently outstanding shares of the Company's Common Stock to prevent ongoing and significant harm to the Company, its business prospects, and its stockholders.

COUNT ONE
(Validation of Corporate Act Under 8 *Del. C.* § 205)

36. The Company repeats and reiterates the allegations above as if fully set forth herein.

37. The Company is authorized to bring this petition under 8 *Del. C.* § 205(a).

38. Under 8 *Del. C.* § 205(a), this Court may determine the validity and effectiveness of any defective corporate act and any putative stock. A defective corporate act includes any act or transaction purportedly taken by or on behalf of the corporation that is within the power of a corporation but is void or voidable due to a failure of authorization. A failure of authorization includes, among other things, the failure to authorize or effect an act or transaction in compliance with "(A) the

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provisions of [the DGCL], (B) the certificate of incorporation or bylaws of the corporation … if and to the extent such failure would render such act or transaction void or voidable." 8 *Del. C.* § 204(h)(2).

39. The Company filed and effectuated the 2020 Common Stock Increase Amendment with the good faith belief that the 2020 Common Stock Increase Amendment was adopted in compliance with Delaware law.

40. The Company has treated the 2020 Common Stock Increase Amendment as valid and treated all acts in reliance on the 2020 Common Stock Increase Amendment as valid.

41. The Company issued approximately 235,016,538 shares of Common Stock in reliance on the effectiveness of the 2020 Common Stock Increase Amendment, and has reflected those shares as issued and outstanding in all of its SEC filings, financial statements and third party agreements requiring it to indicate the number of authorized shares of Common Stock since the time they were issued.

42. Third parties, including financing sources, key business partners, stockholders, employees and directors, have relied on the validity of the 2020 Common Stock Increase Amendment and treated all acts in reliance on the 2020 Common Stock Increase Amendment as valid.

43. On information and belief, no persons would be harmed by the validation of the 2020 Common Stock Increase Amendment. The results of the

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Special Meeting and the filing of the 2020 Common Stock Increase Amendment thereafter were all disclosed publicly, and actions have been taken in reliance thereon.

44. As previously noted, the Company, its prospects and its stockholders may be irreparably and significantly harmed absent relief from this Court.

PRAYER FOR RELIEF

WHEREFORE, the Company respectfully requests that this Court enter an order as follows:

A. Validating and declaring effective the 2020 Common Stock Increase Amendment, including the filing and effectiveness thereof;

B. Validating and declaring effective the shares of Common Stock issued in reliance on the effectiveness of the 2020 Common Stock Increase Amendment; and

C. Granting such other and further relief as this Court deems proper.

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/s/ Kevin M. Gallagher
Kevin M. Gallagher (#5337)
Nicholas F. Mastria (#7085)
Richards, Layton & Finger, P.A.
920 North King Street
Wilmington, Delaware 19801
(302) 651-7700

Attorneys for Petitioner Canoo Inc.

Dated: February 8, 2023

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Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HENNESSY CAPITAL ACQUISITION CORP. IV

February 28, 2019

Hennessy Capital Acquisition Corp. IV, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Hennessy Capital Acquisition Corp. IV”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 6, 2018 (the “Original Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

4. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Hennessy Capital Acquisition Corp. IV (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock (the “Common Stock”), including (i) 100,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

1

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically upon the closing of the Business Combination.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below), are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

●	the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding any securities issued or issuable to any seller in the initial Business Combination, any private placement warrants issued to Hennessy Capital Partners IV LLC (the “Sponsor”) or its affiliates upon conversion of loans to the Corporation and any securities issued pursuant to that certain forward purchase agreement, dated February 28, 2019, by and between the Corporation and Nomura Securities International, Inc.) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

●	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.

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As used herein, the term “Equity-linked Securities” means any debt or equity securities that are convertible, exercisable or exchangeable for shares of Class A Common Stock issued in a financing transaction in connection with the Corporation’s initial Business Combination, including but not limited to a private placement of equity or debt.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.3(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Amended and Restated Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.3(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one (1) multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.3(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

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(c) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (on an as converted basis with respect to the Class B Common Stock) held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

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(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

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Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B Common Stock with respect to which action may be taken by written consent.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless such director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

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 (c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 11, 2019, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 18 months from the closing of the Offering and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2 Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)) in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination upon consummation of the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

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(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 18 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

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(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to  Section 9.2(d) to modify the substance or timing of the ability of Public Stockholders to seek redemption in connection with an initial Business Combination or the Corporation’s obligation to redeem (i) 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 18 months from the date of the closing of the Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

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ARTICLE X

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

Section 12.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3 Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

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 IN WITNESS WHEREOF, Hennessy Capital Acquisition Corp. IV has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

HENNESSY CAPITAL ACQUISITION CORP. IV

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

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Exhibit B

PROSPECTUS

Filed pursuant to Rule 424(b)(3)

Registration No. 333-248923

HENNESSY CAPITAL ACQUISITION CORP. IV

3415 N. Pines Way, Suite 204
Wilson, Wyoming 83014

Dear Hennessy Capital Acquisition Corp. IV Stockholders:

On August, 17, 2020, Hennessy Capital Acquisition Corp. IV, a Delaware corporation (“Hennessy Capital”), two of its wholly owned subsidiaries and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Canoo”), entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), pursuant to which Canoo would become a wholly owned subsidiary of Hennessy through a series of mergers (such mergers collectively with the other transactions described in the Merger Agreement, the “Business Combination”). The aggregate merger consideration payable to equity holders of Canoo upon closing of the Business Combination (the “Closing”) consists of 175 million newly issued shares of Hennessy Capital common stock valued at $10.00 per share and up to an additional 15 million shares of Hennessy Capital common stock if certain share price thresholds are achieved within five years after the Closing. See the section entitled “The Business Combination” on page 101 of the accompanying proxy statement/prospectus for further information on the consideration payable to equity holders of Canoo.

Concurrently with the execution of the Merger Agreement, Hennessy Capital entered into separate subscription agreements with a number of investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase an aggregate of 32,325,000 shares of Hennessy Capital common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $323,250,000, in a private placement (the “PIPE Financing”).

Hennessy Capital units, Class A common stock and public warrants are currently listed on the Nasdaq Capital Market, under the symbols “HCACU,” “HCAC,” and “HCACW,” respectively. Hennessy Capital has applied for listing of its common stock and warrants on the Nasdaq Global Select Market under the symbols “GOEV” and “GOEVW”, respectively, upon the Closing. At the Closing, each unit will separate into its components consisting of one share of common stock and three-quarters of one warrant and, as a result, will no longer trade as a separate security.

Hennessy Capital cordially invites you to attend a special meeting of its stockholders in lieu of the 2020 annual meeting (the “special meeting”) to consider matters related to the proposed Business Combination. The special meeting will be held on December 21, 2020, at 10:00 a.m., Eastern time, via a virtual meeting.

Hennessy Capital and Canoo cannot complete the Mergers unless Hennessy Capital’s stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of Hennessy Capital common stock to be issued as the merger consideration. Hennessy Capital is providing the accompanying proxy statement/prospectus and proxy card to you in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements thereof.

After careful consideration, the Hennessy Capital board of directors has unanimously approved the Merger Agreement and the other proposals described in the accompanying proxy statement/prospectus, and the Hennessy Capital board of directors has determined that it is advisable to consummate the Business Combination. The Hennessy Capital Board of Directors recommends that you vote “FOR” each of the proposals described in this proxy statement/prospectus.

More information about Hennessy Capital, Canoo and the Business Combination is contained in this proxy statement/prospectus. Hennessy Capital and Canoo urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 39 of this proxy statement/prospectus.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

December 4, 2020	/s/ Daniel J. Hennessy
Daniel J. Hennessy Chairman of the Board and Chief Executive Officer

This proxy statement/prospectus is dated December 4, 2020 and is first being mailed to the stockholders of Hennessy Capital on or about December 4, 2020.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

HENNESSY CAPITAL ACQUISITION CORP. IV

3415 N. Pines Way, Suite 204
Wilson, Wyoming 83014

NOTICE OF SPECIAL MEETING IN LIEU OF 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 21, 2020

To the Stockholders of Hennessy Capital Acquisition Corp. IV:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2020 annual meeting of stockholders (the “special meeting”) of Hennessy Capital Acquisition Corp. IV, a Delaware corporation (“Hennessy Capital,” “we,” “our” or “us”), will be held on December 21, 2020, at 10:00 a.m., Eastern time, via live webcast at the following address: https://www.cstproxy.com/hennessycapiv/sm2020. In light of the novel coronavirus (referred to as “COVID-19”) pandemic and to support the well-being of Hennessy Capital’s stockholders and partners, the special meeting will be completely virtual. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Hennessy Capital recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts. Please note that you will not be able to attend the special meeting in lieu of the 2020 annual meeting in person. You are cordially invited to attend the special meeting for the following purposes:

●        Proposal No. 1 — The “Business Combination Proposal” — to consider and vote upon a proposal to approve and adopt the Merger Agreement, dated as of August 17, 2020 (as may be amended from time to time, the “Merger Agreement”), by and among Hennessy Capital, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of Hennessy Capital (“First Merger Sub”), HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Hennessy Capital (“Second Merger Sub”), and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Canoo”), and the transactions contemplated thereby, pursuant to which (a) First Merger Sub will be merged with and into Canoo (the “First Merger”), with Canoo surviving the First Merger as a wholly owned subsidiary of Hennessy Capital (Canoo, in its capacity as the surviving corporation of the First Merger, the “Surviving Corporation”); and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”), which will ultimately result in Canoo becoming a wholly-owned direct subsidiary of Hennessy Capital. We refer to the Mergers and the other transactions described in the Merger Agreement collectively hereafter as the “Business Combination”;

●        Proposals No. 2 – 5 — The “Charter Proposals” — to consider and vote upon separate proposals for amendments to Hennessy Capital’s Amended and Restated Certificate of Incorporation (the “Existing Charter”), which are reflected in the proposed Second Amended and Restated Certificate of Incorporation of Hennessy Capital Acquisition Corp. IV (the “Proposed Charter”), the full text of which is attached to this proxy statement/prospectus as Annex B:

●        Proposal No. 2 — to increase the authorized shares of our common stock to 500,000,000 shares and authorized shares of preferred stock to 10,000,000 (“Proposal No. 2”);

●        Proposal No. 3 — to require an affirmative vote of 66 2/3% of the outstanding shares of Company common stock to alter, amend, or repeal the proposed bylaws of Hennessy Capital (“Proposal No. 3”);

●        Proposal No. 4 — to require an affirmative vote of 66 2/3% of the outstanding shares of Company common stock to alter, amend, or repeal Articles V, VI, VII and VIII of the Proposed Charter (“Proposal No. 4”);

●        Proposal No. 5 — to approve and adopt the Proposed Charter that includes the approval of Proposal 2; Proposal 3 and Proposal 4 and provides for certain additional changes, including changing Hennessy Capital’s name from “Hennessy Capital Acquisition Corp. IV” to “Canoo Inc.,” which our board of directors believes are necessary to adequately address the needs of Hennessy Capital immediately following the consummation of the Business Combination and approval of the Proposed Charter (“Proposal No. 5”);

●        Proposal No. 6 — The “Election of Directors Proposal” — to consider and vote upon a proposal to elect, effective at Closing, nine directors to serve staggered terms on our board of directors until the 2021, 2022 and 2023 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified;

●        Proposal No. 7 — The “Stock Incentive Plan Proposal” — to consider and vote upon a proposal to approve and adopt the equity incentive award plan established to be effective after the Closing of the Business Combination;

●        Proposal No. 8 — The “Employee Stock Purchase Plan Proposal” — to consider and vote upon a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination;

●        Proposal No. 9 — The “Nasdaq Proposal” — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, the issuance of shares of HCAC Class A Common Stock to the Canoo equity holders in the Mergers pursuant to the Merger Agreement and to the investors in the private offering of securities to certain investors in connection with the Business Combination; and

●        Proposal No. 10 — The “Adjournment Proposal” — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Only holders of record of shares of HCAC Class A Common Stock and shares of Class B common stock of Hennessy Capital, par value $0.0001 per share (“HCAC Class B Common Stock”), at the close of business on October 27, 2020 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our Existing Charter, we are providing the holders of shares of HCAC Class A Common Stock originally sold as part of the units issued in our initial public offering (the “IPO” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the closing of the Business Combination (the “Closing”), shares of HCAC Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Hennessy Capital to pay its franchise and income taxes) from the IPO and a concurrent private placement of warrants to our Hennessy Capital Partners IV LLC (our “Sponsor”) and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (the “Anchor Investor”). For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of October 27, 2020 of approximately $306.6 million, the estimated per share redemption price would have been approximately $10.29. Public stockholders may elect to redeem their shares whether or not they are holders as of the record date and whether or not they vote for the Business Combination Proposal. Notwithstanding the foregoing redemption rights, a Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the outstanding shares of HCAC Class A Common Stock sold in the IPO. Holders of Hennessy Capital’s outstanding warrants sold in the IPO, which are exercisable for shares of HCAC Class A Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. Our Sponsor, officers and directors have agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of HCAC Class A Common Stock they may hold. Shares of HCAC Class B Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, our Sponsor, officers and directors own approximately 20% of our outstanding issued and outstanding shares of common stock, including all of the shares of HCAC Class B Common Stock. Our Sponsor, officers and directors have agreed to vote any shares of HCAC Class A Common Stock and HCAC Class B Common Stock owned by them in favor of the Business Combination.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE HENNESSY CAPITAL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO HENNESSY CAPITAL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE VIRTUAL SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

We may not consummate the Business Combination unless the Business Combination Proposal, each of the Charter Proposals, the Stock Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Nasdaq Proposal are approved at the special meeting. Each of the Charter Proposals, the Stock Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Election of Directors Proposal, are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in the accompanying proxy statement/prospectus.

The Board of Directors of Hennessy Capital has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” each of the Charter Proposals, “FOR” the Election of Directors Proposal, “FOR” the Stock Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal and “FOR” the Nasdaq Proposal.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200; banks and brokers can call collect at (203) 658-9400.

By Order of the Board of Directors,

December 4, 2020	/s/ Daniel J. Hennessy
Daniel J. Hennessy Chairman of the Board and Chief Executive Officer

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Hennessy Capital (File No. 333-248923) (the “Registration Statement”), constitutes a prospectus of Hennessy Capital under Section 5 of the Securities Act, with respect to the shares of HCAC Class A Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of Hennessy Capital stockholders at which Hennessy Capital stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

Hennessy Capital files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Hennessy Capital’s SEC filings, including this proxy statement/prospectus as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2019, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Nicholas A. Petruska, Executive Vice President,
Chief Financial Officer and Secretary
Hennessy Capital Acquisition Corp. IV
3415 N. Pines Way, Suite 204
Wilson, Wyoming 83014
Tel: (312) 803-0372
Email: npetruska@hennessycapllc.com

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: HCAC.info@investor.morrowsodali.com

If you are a stockholder of Hennessy Capital and would like to request documents, please do so by December 14, 2020 to receive them before the Hennessy Capital special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

FREQUENTLY USED TERMS

In this document:

“Adjournment Proposal” means a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

“Anchor Investor” means certain funds and accounts managed by subsidiaries of BlackRock, Inc.

“broker non-vote” means the failure of a Hennessy Capital stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions described in the Merger Agreement.

“Business Combination Proposal” means the proposal to approve the adoption of the Merger Agreement and the Business Combination.

“Canoo” means Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands.

“Canoo Capital Stock” means Canoo Ordinary Shares and Canoo Preference Shares.

“Canoo Ordinary Shares” means the ordinary shares of Canoo, par value $0.0001 per share.

“Canoo Preference Shares” means the preference shares of Canoo, par value $0.0001 per share, designated as A Series Preference Shares and the preference shares of Canoo, par value $0.0001 per share, designated as A-1 Series Preference Shares, collectively. In August 2020, Canoo (i) conducted a redemption and exchange (the “Share Exchange”) of 110,333,333 shares of previous series of Canoo preference shares into 59,326,730 Canoo Preference Shares and (ii) converted $280.5 million aggregate principal amount of existing Canoo convertible notes into 51,006,603 Canoo Preference Shares (together with the Share Exchange, the “Share Rebalance”), in satisfaction of existing Canoo shareholder anti-dilution protections. This proxy statement/prospectus gives effect to the Share Rebalance.

“Charter Proposals” means the separate proposals for amendments to the Existing Charter, which are reflected in the Proposed Charter, the full text of which is attached to this proxy statement/prospectus as Annex B.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“DGCL” means the Delaware General Corporation Law, as amended.

“Election of Directors Proposal” means the proposal to elect, effective at Closing, six directors to serve staggered terms on our board of directors until the 2021, 2022 and 2023 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified.

“Employee Stock Purchase Plan Proposal” means the proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Charter” means Hennessy Capital’s Amended and Restated Certificate of Incorporation, dated as of February 28, 2019, as amended by that Amendment to the Amended and Restated Certificate of Incorporation, dated as of August 27, 2020.

“Extension Amendment” means the amendment to Hennessy Capital’s certificate of incorporation to extend the date by which Hennessy Capital must consummate an initial business combination from September 5, 2020 to December 31, 2020, which amendment was approved and adopted by Hennessy Capital’s stockholders and filed with the Secretary of State of the State of Delaware on August 27, 2020.

“First Merger” means the merger of First Merger Sub with and into Canoo.

“First Merger Sub” means HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands.

“Founders” means the Sponsor, Hennessy Capital’s officers and Hennessy Capital’s directors, each of whom holds shares of HCAC Class B Common Stock.

“GAAP” means U.S. generally accepted accounting principles.

“HCAC Board” means Hennessy Capital’s board of directors prior to the Business Combination.

“HCAC Common Stock” means HCAC Class A Common Stock and HCAC Class B Common Stock, collectively.

“HCAC Class A Common Stock” means Hennessy Capital’s Class A common stock, par value $0.0001 per share.

“HCAC Class B Common Stock” means Hennessy Capital’s Class B common stock, par value $0.0001 per share.

“HCAC Unit” means one share of HCAC Class A Common Stock and three-quarters (3/4) of one redeemable HCAC Warrant.

“HCAC Warrant Agreement” means the warrant agreement, dated as of February 28, 2019, by and between Hennessy Capital and Continental Stock Transfer & Trust Company, governing the outstanding HCAC Warrants.

“HCAC Warrants” means the Private Placement Warrants and the Public Warrants issued under the HCAC Warrant Agreement, with each whole warrant exercisable for one share of HCAC Class A Common Stock at an exercise price of $11.50.

“Hennessy Capital” means Hennessy Capital Acquisition Corp. IV, a Delaware corporation.

“Hennessy Capital Proposals” means the proposals to be voted on at the Hennessy Capital special meeting.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Hennessy Capital’s initial public offering of units, consummated on March 5, 2019.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger Agreement” means the Merger Agreement, dated as of August 17, 2020, as may be amended from time to time, by and among Hennessy Capital, Canoo, First Merger Sub and Second Merger Sub.

“Mergers” means the First Merger and the Second Merger, collectively.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” means the proposal to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, the issuance of shares of HCAC Class A Common Stock to the Canoo equity holders in the Mergers pursuant to the Merger Agreement and to the investors in the private offering of securities to certain investors in connection with the Business Combination.

“New Canoo” means Hennessy Capital immediately following the consummation of the Business Combination and approval of the Proposed Charter.

“New Canoo Board” means New Canoo’s board of directors following the consummation of the Business Combination and the election of directors pursuant to Proposal No. 6 — The Election of Directors Proposal.

“New Canoo Common Stock” means, following the consummation of the Business Combination and approval of the Proposed Charter, New Canoo’s common stock, par value $0.0001 per share, as authorized under the Proposed Charter.

“PIPE Financing” means the sale of PIPE Shares to the PIPE Investors, for a purchase price of $10.00 per share and an aggregate purchase price of $323,250,000, in a private placement.

“PIPE Investors” means the purchasers of the PIPE Shares.

“PIPE Shares” means an aggregate of 32,325,000 shares of HCAC Class A Common Stock to be issued to PIPE Investors in the PIPE Financing.

“Private Placement” means the sale of the Private Placement Warrants that occurred simultaneously with the completion of the IPO.

“Private Shares” means the shares of HCAC Class B Common Stock.

“Private Placement Warrants” means the warrants to purchase shares of HCAC Class A Common Stock sold in private placements to our Sponsor and our Anchor Investor that occurred simultaneously with the completion of the IPO.

“prospectus” means this prospectus included in the Registration Statement on Form S-4 (Registration No. 333-248923) filed by Hennessy Capital with the SEC.

“Public Shares” means shares of HCAC Class A Common Stock issued as part of the units sold in the IPO.

“Public Stockholders” means the holders of shares of HCAC Class A Common Stock.

“Public Warrants” means the redeemable warrants included in the HCAC Units sold in the IPO, each whole warrant of which is exercisable for one share of HCAC Class A Common Stock, in accordance with its terms.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means the merger of Surviving Corporation with and into Second Merger Sub.

“Second Merger Sub” means HCAC IV Second Merger Sub, LLC, a Delaware limited liability company.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Support Agreements” means those Shareholder Support Agreements, dated as of August 17, 2020, by and among Hennessy Capital and certain of Canoo’s shareholders.

“Sponsor” means Hennessy Capital Partners IV LLC, a Delaware limited liability company.

“Stock Incentive Plan Proposal” means the proposal to approve and adopt the equity incentive award plan established to be effective after the Closing of the Business Combination

“Surviving Corporation” means the entity surviving the First Merger as a wholly-owned subsidiary of Hennessy Capital.

“Surviving Entity” means the entity surviving the Second Merger as a wholly owned subsidiary of Hennessy Capital.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Hennessy Capital stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Questions and Answers about the Special Meeting of Hennessy Capital’s Stockholders and the Related Proposals

Q.     Why am I receiving this proxy statement/prospectus?

A.     Hennessy Capital has entered into the Merger Agreement with Canoo and the other parties thereto pursuant to which (a) First Merger Sub will be merged with and into Canoo (the “First Merger”), with Canoo surviving the First Merger as a wholly owned subsidiary of Hennessy Capital (Canoo, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will be merged with and into Second Merger Sub (the “Second Merger”), with Second Merger Sub being the surviving entity of the Second Merger. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Immediately prior to Closing, each Canoo Preference Share will be converted into an equal number of Canoo Ordinary Shares, and each converted Canoo Preference Share will no longer be outstanding and will cease to exist, such that each holder of Canoo Preference Shares will thereafter cease to have any rights with respect to such securities. At Closing, as a result of the Business Combination, all outstanding Canoo equity will be cancelled and automatically converted into the right to receive a pro rata portion of (x) the 175 million shares of HCAC Class A Common Stock that Hennessy Capital will issue at the Closing and (y) up to 15 million shares of HCAC Class A Common Stock that may be issued if certain share prices of HCAC Class A Common Stock are achieved and other conditions are satisfied. See the section entitled “The Business Combination” on page 101 of this proxy statement/prospectus for further information on the consideration being paid to the stockholders of Canoo.

Hennessy Capital stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Merger Agreement and the Business Combination, among other proposals.

HCAC Units, HCAC Class A Common Stock and the Public Warrants are currently listed on the Nasdaq Capital Market, under the symbols “HCACU,” “HCAC” and “HCACW,” respectively. Hennessy Capital has applied to continue the listing of HCAC Class A Common Stock and warrants on the Nasdaq Capital Market under the symbol “GOEV” and “GOEVW” upon the Closing. At the Closing, each unit will separate into its components consisting of one share of common stock and three-quarters of one warrant, and therefore there will be no Nasdaq listing of the HCAC Units following the consummation of the Business Combination.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Hennessy Capital with respect to the HCAC Class A Common Stock issuable in connection with the Business Combination.

Q.     What matters will stockholders consider at the special meeting?

A.     The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination.

The Charter Proposals — four proposals to amend Hennessy Capital’s Existing Charter.

The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of New Canoo.

The Stock Incentive Plan Proposal — a proposal to approve and adopt the equity incentive award plan established to be effective after the Closing of the Business Combination.

The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing of the Business Combination.

The Nasdaq Proposal — a proposal to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, the issuance of shares of HCAC Class A Common Stock to the Canoo equity holders in the Mergers pursuant to the Merger Agreement and to the investors in the private offering of securities to certain investors in connection with the Business Combination.

The Adjournment Proposal — a proposal to approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.     Are any of the proposals conditioned on one another?

A.     The Charter Proposals, Election of Directors Proposal, Stock Incentive Plan Proposal and Employee Stock Purchase Plan Proposal are all conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is conditioned on the approval of the Nasdaq Proposal. The Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event that the Business Combination Proposal is not approved, then Hennessy Capital will not consummate the Business Combination. If Hennessy Capital does not consummate the Business Combination and fails to complete an initial business combination by December 31, 2020 or obtain the approval of Hennessy Capital stockholders to extend the deadline for Hennessy Capital to consummate an initial business combination, then Hennessy Capital will be required to dissolve and liquidate.

Q.     What will happen upon the consummation of the Business Combination?

A.     On the Closing Date, (a) First Merger Sub will be merged with and into Canoo in connection with the First Merger, with Canoo surviving the First Merger as a wholly owned subsidiary of Hennessy Capital and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will be merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. The Mergers will have the effects specified under Delaware law. As consideration for the Business Combination, all outstanding Canoo equity will be cancelled and automatically converted into the right to receive a pro rata portion of (x) the 175 million shares of HCAC Class A Common Stock that Hennessy Capital will issue at the Closing and (y) up to 15 million shares of HCAC Class A Common Stock that may be issued if certain share prices of HCAC Class A Common Stock are achieved and other conditions are satisfied.

Q.     Why is Hennessy Capital proposing the Business Combination Proposal?

A.     Hennessy Capital was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Hennessy Capital is not limited to any particular industry or sector.

Hennessy Capital received $303,151,500 from its IPO (including net proceeds from the exercise by the underwriters of their over-allotment option) and sale of the Private Placement Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with the Existing Charter, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

There currently are 29,803,439 shares of HCAC Class A Common Stock issued and outstanding and 7,503,750 shares of HCAC Class B Common Stock outstanding. In addition, there currently are 36,092,750 HCAC Warrants issued and outstanding, consisting of 22,511,250 Public Warrants and 13,581,500 Private Placement Warrants. Each whole HCAC Warrant entitles the holder thereof to purchase one share of HCAC Class A Common Stock at a price of $11.50 per share. The HCAC Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Placement Warrants, however, are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

Under the Existing Charter, Hennessy Capital must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Hennessy Capital’s initial business combination in conjunction with a stockholder vote.

Q.     Who is Canoo?

A.     Canoo is a mobility technology company with a mission to revolutionize the electric vehicle (“EV”) and future mobility market, leading a transformation in the way vehicles are designed, engineered and manufactured to capitalize on the true value proposition of an EV. Canoo has developed a breakthrough EV platform, or skateboard, purpose-built to be highly modular and to facilitate rapid development of multiple vehicle programs in both the commercial and consumer markets. Canoo’s unique skateboard architecture allows it to easily add different vehicle cabins, or top hats, on top of the skateboard, which significantly reduces the cost and development time for future vehicle models. The skateboard platform uniquely positions Canoo to efficiently allocate capital by allowing Canoo to quickly adjust volumes as well as add new product derivatives to meet current and evolving market demand and margin opportunities.

Canoo’s skateboard will serve as the foundation for Canoo’s future vehicle offerings: initially expected to be a series of Delivery Vehicles initially targeted at the last mile delivery market, and a Lifestyle Vehicle and Sport Vehicle designed for the urban consumer. With Canoo’s proprietary flat platform architecture, Canoo’s vehicles will be able to offer class-leading cargo and passenger volume on a small footprint. Canoo successfully designed, developed and produced a Beta prototype of its first vehicle within 19 months and with an investment of approximately $250 million. Since then, Canoo has grown its Beta fleet to 32 properties and 13 drivable prototypes incorporating the Canoo skateboard, while completing over 50 physical crash tests. Canoo has developed and continues to develop prototypes to explore demand in new markets and for new product opportunities.

Both Canoo’s Lifestyle Vehicle and its Sport Vehicle are initially intended to be made available to consumers via an innovative subscription business model. With a single monthly payment, customers will enjoy the benefits of an all-inclusive experience that, in addition to their own Canoo vehicle, also includes standard maintenance, warranty, registration and access to both insurance and vehicle charging. Canoo plans to utilize an asset-light, flexible manufacturing strategy by outsourcing its direct vehicle production operations to a world-class vehicle contract manufacturing partner for its initial vehicle programs. In doing so, Canoo will significantly reduce its up-front capital investment and eliminate the recurring fixed costs and overhead that would be required for Canoo to own and operate its own assembly facility.

Q.     What equity stake will current Hennessy Capital stockholders and Canoo equity holders have in New Canoo?

A.     It is anticipated that, upon the completion of the Business Combination, the ownership of New Canoo will be as follows:

●        current Canoo equity holders will own 175,000,000 shares of New Canoo Common Stock (excluding any PIPE Shares), representing approximately 71.5% of the total shares outstanding;

●        the PIPE Investors will own 32,325,000 shares of New Canoo Common Stock, representing approximately 13.2% of the total shares outstanding; and

●        the current Hennessy Capital stockholders will own 37,307,189 shares of New Canoo Common Stock (excluding any PIPE Shares), representing approximately 15.3% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that (i) none of the Public Stockholders exercise their redemption rights, (ii) there are no other equity issuances by New Canoo, (iii) the vesting of all shares of New Canoo Common Stock received in respect of the Canoo Restricted Shares, (iv) the vesting and exercise of all Converted Options for shares of New Canoo Common Stock and (v) the vesting of all Converted RSU Awards and the issuance of shares of New Canoo Common Stock in respect thereof. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of HCAC Warrants and (ii) the Earnout Shares.

Q.     Who will be the officers and directors of Hennessy Capital if the Business Combination is consummated?

A.     The Merger Agreement provides that, immediately following the consummation of the Business Combination, the New Canoo Board will be comprised of Foster Chiang, Greg Ethridge, Tony Aquila, Josette Sheeran, Rainer Schmueckle, Thomas Dattilo and one other individual to be mutually agreed on by Hennessy Capital and Canoo. Immediately following the consummation of the Business Combination, we expect that the following will be the executive officers of New Canoo: Ulrich Kranz as Chief Executive Officer, In Charge; Paul Balciunas as Chief Financial Officer, In Charge of Finance; Bill Strickland as In Charge of Vehicle Programs, Andrew Wolstan as General Counsel, Secretary, In Charge of Legal & Government Affairs and Peter Savagian, Chief Technology Officer.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     There are a number of closing conditions in the Merger Agreement, including that Hennessy Capital’s stockholders have approved and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Merger Agreement — Conditions to Closing.”

Q.     What happens if I sell my shares of HCAC Class A Common Stock before the special meeting of stockholders?

A.     The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of HCAC Class A Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be entitled to receive any shares of HCAC Class A Common Stock following the Closing because only Hennessy Capital’s stockholders on the date of the Closing will be entitled to receive shares of HCAC Class A Common Stock in connection with the Closing.

Q.     What vote is required to approve the proposals presented at the special meeting of stockholders?

A.     The approval of the Charter Proposals require the affirmative vote (in person online or by proxy) of the holders of a majority of all then outstanding shares of HCAC Common Stock entitled to vote thereon at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person online at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these Proposals.

The approval of the Business Combination Proposal, Stock Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, Nasdaq Proposal and Adjournment Proposal require the affirmative vote (in person online or by proxy) of the holders of a majority of the shares of HCAC Common Stock that are voted at the special meeting of stockholders. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person online at the special meeting of stockholders, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on these Proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of HCAC Common Stock entitled to vote and actually cast thereon at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person online at the special meeting of stockholders, an abstention from voting or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Q.     Do Canoo’s shareholders need to approve the Business Combination?

A.     Yes. Shortly following the execution of the Merger Agreement, certain Canoo shareholders holding at least two-thirds (2/3) of the Canoo Shares outstanding as of the date of the Merger Agreement entered into the Shareholder Support Agreements, pursuant to which, among other things and subject to the terms and conditions therein, such Canoo shareholders agreed to vote or provide their written consent with respect to all Canoo Ordinary Shares and Canoo Preference Shares beneficially owned by such shareholders in favor of adoption and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Business Combination, and not to (a) transfer any of their Canoo Ordinary Shares and Canoo Preference Shares (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Shareholder Support Agreements. Collectively, as of October 27, 2020, the Canoo shareholders who had previously entered into Shareholder Support Agreements collectively held approximately 74.3% of the outstanding shares of Canoo Capital Stock. For further information, please see the section entitled “Certain Agreements Related to The Business Combination — Shareholder Support Agreements.”

Q.     May Hennessy Capital or Hennessy Capital’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.     In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor and the HCAC Board, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Canoo. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Hennessy Capital for use in the Business Combination.

Q.     How many votes do I have at the special meeting of stockholders?

A.     Hennessy Capital’s stockholders are entitled to one vote at the special meeting for each share of HCAC Class A Common Stock or HCAC Class B Common Stock held of record as of the record date. As of the close of business on the record date, there were 29,803,439 shares of HCAC Class A Common Stock outstanding and 7,503,750 shares of HCAC Class B Common Stock outstanding.

Q.     What interests do Hennessy Capital’s current officers and directors have in the Business Combination?

A.     The HCAC Board and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

●        the beneficial ownership of the Sponsor and certain of Hennessy Capital’s board of directors and officers of an aggregate of 6,631,820 shares of HCAC Class B Common Stock, which were acquired for an aggregate purchase price of $25,000 prior to the IPO, and 11,739,394 Private Placement Warrants, which were acquired for an aggregate purchase price of $11,739,394 in connection with the consummation of the IPO, which shares and warrants would become worthless if Hennessy Capital does not complete a business combination within the applicable time period, as the Founders have waived any redemption right with respect to these shares. Such shares and warrants have an aggregate market value of approximately $68.4 million and $16.7 million, respectively, based on the closing price of HCAC Class A Common Stock of $10.31 and Public Warrants of $1.42 on Nasdaq on October 27, 2020, the record date for the special meeting of stockholders. Each of our officers and directors is a member of the Sponsor. Hennessy Capital LLC is the managing member of the Sponsor and has voting and investment discretion with respect to the common stock held by the Sponsor. Daniel J. Hennessy is the manager of Hennessy Capital LLC;

●        as compensation for his services rendered to Hennessy Capital prior to the Business Combination, Mr. Ethridge, Hennessy Capital’s President and Chief Operating Officer, will receive a $500,000 cash payment upon the successful completion of its initial business combination;

●        the anticipated continuation of Greg Ethridge, Hennessy Capital’s President, Chief Operating Officer and director, as a director of New Canoo;

●        Hennessy Capital SPV II LLC, an entity controlled by Daniel J. Hennessy, has entered into a Subscription Agreement as part of the PIPE Financing for the purchase of 500,000 PIPE Shares for an aggregate purchase price of $5.0 million;

●        the continued indemnification of current directors and officers of Hennessy Capital and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

●        the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed.

These interests may influence Hennessy Capital’s directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by the HCAC Board when it approved the Business Combination.

Q.     Did the HCAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     The HCAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The HCAC board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The HCAC Board also determined, without seeking a valuation from a financial advisor, that Canoo’s fair market value was at least 80% of Hennessy Capital’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the HCAC Board as described above in valuing Canoo’s business and assuming the risk that the HCAC Board may not have properly valued such business.

Q.     What happens if the Business Combination Proposal is not approved?

A.     If the Business Combination Proposal is not approved and Hennessy Capital does not consummate a business combination by December 31, 2020, or amend its Existing Charter to extend the date by which Hennessy Capital must consummate an initial business combination, Hennessy Capital will be required to dissolve and liquidate the Trust Account.

Q.     Do I have redemption rights?

A.     If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Hennessy Capital to pay its franchise and income taxes and for working capital purposes, upon the consummation of the Business Combination. The per share amount Hennessy Capital will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Hennessy Capital will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. All of the Founders have agreed to waive their redemption rights with respect to their shares of HCAC Class B Common Stock and any Public Shares that they may have acquired during or after the IPO in connection with the completion of Hennessy Capital’s initial business combination. The shares of HCAC Class B Common Stock will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $306.6 million on October 27, 2020, the estimated per share redemption price would have been approximately $10.29. This is greater than the $10.00 IPO price of HCAC Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest but net of taxes payable and dissolution expenses) in connection with the liquidation of the Trust Account. If the Business Combination is not consummated, Hennessy Capital may enter into an alternative business combination and close such transaction by December 31, 2020 (subject to the requirements of law).

Q.     Is there a limit on the number of shares I may redeem?

A.     A Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.     Will how I vote affect my ability to exercise redemption rights?

A.     No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q.     How do I exercise my redemption rights?

A.     In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on December 17, 2020 (two business days before the special meeting), (i) submit a written request to Hennessy Capital’s transfer agent that Hennessy Capital redeem your Public Shares for cash and (ii) deliver your stock to Hennessy Capital’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, Hennessy Capital’s transfer agent, is listed under the question “Who can help answer my questions?” below. Hennessy Capital requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Hennessy Capital’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Hennessy Capital’s transfer agent will need to act to facilitate the request. It is Hennessy Capital’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Hennessy Capital does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Hennessy Capital’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Hennessy Capital’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Hennessy Capital’s transfer agent return the shares (physically or electronically). You may make such request by contacting Hennessy Capital’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     Hennessy Capital stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares generally (subject to specified exceptions) will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Public Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A stockholder’s tax basis in his, her or its Public Shares generally will equal the cost of such shares. A stockholder who purchased HCAC Units will have to allocate the cost between the shares of HCAC Class A Common Stock or HCAC Warrants comprising the HCAC Units based on their relative fair market values at the time of the purchase. See the section entitled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.”

Q.     If I hold HCAC Warrants, can I exercise redemption rights with respect to my warrants?

A.     No. There are no redemption rights with respect to the HCAC Warrants.

Q.     Do I have appraisal rights if I object to the proposed Business Combination?

A.     No. There are no appraisal rights available to holders of shares of HCAC Common Stock or HCAC Warrants in connection with the Business Combination.

Q.     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.     If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Hennessy Capital stockholders who properly exercise their redemption rights and (ii) expenses incurred by Canoo and Hennessy Capital in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of Hennessy Capital following the Business Combination.

Q.     What happens if the Business Combination is not consummated?

A.     There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Hennessy Capital is unable to complete a business combination by December 31, 2020 or obtain the approval of Hennessy Capital stockholders to extend the deadline for Hennessy Capital to consummate an initial business combination, the Existing Charter provides that Hennessy Capital will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to Hennessy Capital to pay taxes (less taxes payable and up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the HCAC Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — Hennessy Capital may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless.” and “— Hennessy Capital stockholders may be held liable for claims by third parties against Hennessy Capital to the extent of distributions received by them upon redemption of their shares.” The Founders have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding HCAC Warrants. Accordingly, the HCAC Warrants will expire worthless.

Q.     When is the Business Combination expected to be completed?

A.     It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Merger Agreement — Conditions to Closing.”

Q.     What do I need to do now?

A.     You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.     How do I vote?

A.     If you were a holder of record of HCAC Common Stock on October 27, 2020, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person online at the special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to participate in the special meeting, you can vote your shares electronically during the special meeting via live webcast by visiting https://www.cstproxy.com/hennessycapiv/sm2020. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Hennessy Capital recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts.

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting in person online. However, since you are not the stockholder of record, you may not vote your shares in person online at the special meeting unless you first request and obtain a valid legal proxy from your broker or other agent. You must then e-mail a copy (a legible photograph is sufficient) of your legal proxy to Continental Stock Transfer & Trust Company (“CST”) at proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. Beneficial owners who wish to attend the special meeting in person online should contact CST no later than December 16, 2020 to obtain this information.

Q.     What will happen if I abstain from voting or fail to vote at the special meeting?

A.     At the special meeting of stockholders, Hennessy Capital will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the Charter Proposals, and will have no effect on any of the other proposals.

Q.     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.     Signed and dated proxies received by Hennessy Capital without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.     How can I attend the special meeting?

A:     You may attend the special meeting and vote your shares in person online during the special meeting via live webcast by visiting https://www.cstproxy.com/hennessycapiv/sm2020. As a registered shareholder, you received a proxy card from CST, which contains instructions on how to attend the special meeting in person online, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. If you do not have your 12-digit meeting control number, contact CST at 917-262-2373 or e-mail CST at proxy@continentalstock.com. Please note that you will not be able to physically attend the special meeting in person, but may attend the special meeting in person online by following the instructions below.

You can pre-register to attend the special meeting in person online starting at 9:00 a.m., Eastern time, on December 16, 2020. Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. Prior to or at the start of the special meeting you will need to re-log in using your 12-digit meeting control number and will also be prompted to enter your 12-digit meeting control number if you vote in person online during the special meeting. Hennessy Capital recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts.

If your shares are held in “street name,” you may attend the special meeting. You will need to contact CST at the number or email address above, to receive a 12-digit meeting control number and gain access to the special meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the special meeting for processing your 12-digit meeting control number.

If you do not have Internet capabilities, you can listen only to the special meeting by dialing 1 877-770-3647 (toll-free) if within the U.S. or Canada, or +1 312-780-0854 (standard rates apply) if outside of the U.S. and Canada, and when prompted enter the pin 40049387#. This is listen only, you will not be able to vote or enter questions during the special meeting.

Q.     Do I need to attend the special meeting of stockholders in person online to vote my shares?

A.     No. You are invited to attend the special meeting in person online to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders in person online to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Hennessy Capital encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.     If I am not going to attend the special meeting of stockholders in person online, should I return my proxy card instead?

A.     Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.     No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Hennessy Capital Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.     May I change my vote after I have mailed my signed proxy card?

A.     Yes. You may change your vote by sending a later-dated, signed proxy card to Hennessy Capital’s Secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person online. You also may revoke your proxy by sending a notice of revocation to Hennessy Capital’s Secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.     What should I do if I receive more than one set of voting materials?

A.     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.     What is the quorum requirement for the special meeting of stockholders?

A.     A quorum will be present at the special meeting of stockholders if a majority of the HCAC Common Stock outstanding and entitled to vote at the special meeting is represented in person online or by proxy. In the absence of a quorum, a majority of Hennessy Capital’s stockholders, present in person online or represented by proxy, and voting thereon will have the power to adjourn the special meeting.

As of the record date for the special meeting, 18,759,376 shares of HCAC Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person online at the special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present in person online at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.     What happens to the HCAC Warrants I hold if I vote my shares of HCAC Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.     Properly exercising your redemption rights as a Hennessy Capital stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your HCAC Warrants, and if Hennessy Capital does not otherwise consummate an initial business combination by December 31, 2020 or obtain the approval of Hennessy Capital stockholders to extend the deadline for Hennessy Capital to consummate an initial business combination, Hennessy Capital will be required to dissolve and liquidate, and your HCAC Warrants will expire worthless.

Q.     Following the Business Combination, will Hennessy securities continue to trade on a stock exchange?

A.     Yes. We anticipate that, following the Business Combination, HCAC Class A Common Stock and warrants will continue trading on the Nasdaq Capital Market under the new symbols “GOEV” and “GOEVW,” respectively. The HCAC Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

Q.     How does the Sponsor intend to vote on the proposals?

A.     Our Sponsor, directors and officers have agreed to vote any shares of HCAC Common Stock owned by them in favor of the Business Combination, including their shares of HCAC Class B Common Stock and any Public Shares purchased after our IPO (including in open market and privately negotiated transactions). As of the record date, our Sponsor, officers and directors beneficially own an aggregate of approximately 17.8% of the outstanding shares of HCAC Common Stock.

Q.     Who will solicit and pay the cost of soliciting proxies?

A.     Hennessy Capital will pay the cost of soliciting proxies for the special meeting. Hennessy Capital has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the special meeting. Hennessy Capital has agreed to pay Morrow a fee of up to $35,000. Hennessy Capital will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Hennessy Capital will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Public Shares for their expenses in forwarding soliciting materials to beneficial owners of Public Shares and in obtaining voting instructions from those owners. Hennessy Capital’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Who can help answer my questions?

A.     If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: HCAC.info@investor.morrowsodali.com

You may also contact Hennessy Capital at:

Nicholas A. Petruska, Executive Vice President,
Chief Financial Officer and Secretary
Hennessy Capital Acquisition Corp. III
3415 N. Pines Way, Suite 204
Wilson, Wyoming 83014
Tel: (312) 803-0372
Email: npetruska@hennessycapllc.com

To obtain timely delivery, Hennessy Capital’s stockholders and warrantholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Hennessy Capital from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Hennessy Capital’s transfer agent prior to 5:00 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

Hennessy Capital Acquisition Corp. IV

Hennessy Capital is a Delaware special purpose acquisition company incorporated on August 6, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Hennessy Capital and one or more businesses. Upon the Closing, Hennessy Capital intends to change its name to Canoo Inc.

HCAC Units, HCAC Class A Common Stock and HCAC Warrants are currently listed on the Nasdaq Capital Market, under the symbols “HCACU,” “HCAC,” and “HCACW,” respectively. Hennessy Capital has applied to continue the listing of New Canoo Common Stock and HCAC Warrants on the Nasdaq Capital Market under the symbol “GOEV” and “GOEVW”, respectively, upon the Closing. The HCAC Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of Hennessy Capital’s principal executive office is 3415 N. Pines Way, Suite 204, Wilson, Wyoming 83014 and its phone number is (307) 201-1903.

Canoo

Canoo is a mobility technology company with a mission to revolutionize the EV and future mobility market, leading a transformation in the way vehicles are designed, engineered and manufactured to capitalize on the true value proposition of an EV. Canoo has developed a breakthrough EV platform, or skateboard, purpose-built to be highly modular and to facilitate rapid development of multiple vehicle programs in both the commercial and consumer markets. Canoo’s unique skateboard architecture allows it to easily add different vehicle cabins, or top hats, on top of the skateboard, which significantly reduces the cost and development time for future vehicle models. The skateboard platform uniquely positions Canoo to efficiently allocate capital by allowing Canoo to quickly adjust volumes as well as add new product derivatives to meet current and evolving market demand and margin opportunities. Canoo’s skateboard will serve as the foundation for Canoo’s currently planned future vehicle offerings initially targeted at the last mile delivery markets and the urban consumer.

Canoo’s skateboard platform concept has been validated both internally and externally. Canoo successfully designed, developed and produced a Beta prototype of its first vehicle within 19 months and with an investment of approximately $250 million. Since then, Canoo has grown its Beta fleet to 32 properties and 13 drivable prototypes incorporating the Canoo skateboard, while completing over 50 physical crash tests. This experience and advanced progress have garnered the attention of prospective collaboration partners, including leading global automotive original equipment manufacturers, or OEMs. In February 2020, Hyundai Motor Group entered into an agreement with Canoo to co-develop a future EV platform based on Canoo’s modular and scalable skateboard technology, providing further validation of Canoo’s technical leadership and external confidence in its commercial prospects. Canoo has developed and continues to develop prototypes to explore demand in new markets and for new product opportunities.

Canoo’s vehicle pipeline currently includes three vehicle programs, each built off of Canoo’s foundational skateboard platform:

●        Canoo currently intends to offer its first B2B offering in 2023, the first in a series of last mile Delivery Vehicles offering class-leading cargo volume of up to 13 cubic meters.

●        In mid 2022, Canoo will also launch its first consumer vehicle, the Lifestyle Vehicle, offering a targeted EPA estimated range of 250+ miles, a 300 horsepower electric motor, and a charging time of 20 to 80 percent in 28 minutes. Enabled by Canoo’s flat skateboard platform, the Lifestyle Vehicle challenges the traditional notions of automotive shape and functionality, comfortably seating 7 passengers on a compact footprint comparable to a Volkswagen Golf or a Tesla Model 3.

●        Canoo is also developing a more sedan-like consumer offering, its Sport Vehicle, which is targeting an EPA estimated range of 300+ miles and a more familiar design aesthetic, expected to first become available as soon as 2024 or 2025.

In addition to this current planned vehicle lineup, Canoo has evaluated and continues to evaluate the consumer and commercial vehicle markets, including projected trends and developments, to identify new areas of demand and product opportunities. Canoo’s skateboard platform uniquely positions Canoo to efficiently allocate capital to meet current and evolving demand and margin opportunities by allowing Canoo to quickly adjust volumes and add new product derivatives.

Both Canoo’s Lifestyle Vehicle and its Sport Vehicle are initially intended to be made available to consumers via an innovative subscription business model. With a single monthly payment, customers will enjoy the benefits of an all-inclusive experience that, in addition to their own Canoo vehicle, also includes standard maintenance, warranty, registration and access to both insurance and vehicle charging. Canoo plans to utilize an asset-light, flexible manufacturing strategy by outsourcing its direct vehicle production operations to a world-class vehicle contract manufacturing partner for its initial vehicle programs. In doing so, Canoo will significantly reduce its up-front capital investment and eliminate the recurring fixed costs and overhead that would be required for Canoo to own and operate its own assembly facility.

The mailing address of Canoo’s principal executive office is 19951 Mariner Avenue, Torrance, California 90503, and its telephone number is (424) 271-2144.

For more information about Canoo, see the sections entitled “Information About Canoo” and “Canoo’s Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

The Business Combination

The Merger Agreement

The following summary provides an overview of key aspects of the Merger Agreement. For more information about the Merger Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

The aggregate merger consideration payable to equity holders of Canoo upon closing of the Business Combination (the “Closing”) consists of 175 million newly issued shares of HCAC Class A Common Stock valued at $10.00 per share. In addition, Canoo equity holders have the right to receive up to an additional 15 million shares of HCAC Class A Common Stock if certain share price thresholds are achieved within five years of the closing date of the Business Combination.

At the Effective Time, by virtue of the First Merger and without any action on the part of Hennessy Capital, First Merger Sub, Canoo or the holders of any of the following securities:

(a)     each Canoo Ordinary Share (including each Canoo Ordinary Share subject to forfeiture restrictions or other restrictions (each, a “Canoo Restricted Share”), and including Canoo Ordinary Shares resulting from the conversion of Canoo Preference Shares described above) that is issued and outstanding immediately prior to the Effective Time will be canceled and converted into (i) the right to receive the number of shares of HCAC Class A Common Stock equal to the Exchange Ratio (as defined below), and (ii) the contingent right to receive a number of shares of HCAC Class A Common Stock, as described further below (such shares, the “Earnout Shares”), (which consideration, collectively, shall hereinafter be referred to as the “Per Share Merger Consideration”); provided, however, that each share of HCAC Class A Common Stock issued in exchange for Canoo Restricted Shares will be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Canoo Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such Canoo Restricted Shares;

(b)    each Canoo Ordinary Share (including Canoo Restricted Shares, as applicable) and Canoo Preference Share (collectively, the “Canoo Shares”) held in the treasury of Canoo will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

(c)     each ordinary share of First Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(d)    each option to purchase Canoo Ordinary Shares, whether or not vested, that is outstanding immediately prior to the Effective Time (each, a “Canoo Option”) will be assumed by Hennessy Capital and converted into (i) an option to purchase shares of HCAC Class A Common Stock (each, a “Converted Option”), and (ii) the contingent right to receive a number of Earnout Shares following the Closing. Each Converted Option will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Canoo Option immediately before the Effective Time, except that (A) each Converted Option will be exercisable for that number of shares of HCAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of Canoo Ordinary Shares subject to Canoo Option immediately before the Effective Time and (2) the Exchange Ratio; and (B) the per share exercise price for each share of HCAC Class A Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Canoo Ordinary Share of such Canoo Option immediately before the Effective Time by (2) the Exchange Ratio; and

(e)     each award of restricted stock units to acquire Canoo Ordinary Shares (collectively “Canoo RSUs”) that is outstanding immediately prior to the Effective Time will be assumed by Hennessy Capital and converted into (i) an award of restricted share units to acquire shares of HCAC Class A Common Stock (each, a “Converted RSU Award”), and (ii) the contingent right to receive a number of Earnout Shares following the Closing. Each Converted RSU Award will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such award of Canoo RSUs immediately before the Effective Time, except that each Converted RSU Award will represent the right to acquire that number of shares of HCAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of Canoo Ordinary Shares subject to Canoo RSU award immediately before the Effective Time and (B) the Exchange Ratio.

(f)     “Exchange Ratio” means the quotient obtained by dividing (A) 175,000,000 by (B) the total number of Canoo Ordinary Shares outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted to Canoo Ordinary Shares basis, and including, without limitation or duplication, (A) the number of Canoo Ordinary Shares subject to unexpired, issued and outstanding Canoo Options, (B) Canoo Restricted Shares, (C) the number of Canoo Ordinary Shares issuable upon exercising the Canoo ordinary share purchase warrant, (D) the number of Canoo Ordinary Shares issuable upon the conversion of Canoo Preference Shares as described above and (E) the number of Canoo Ordinary Shares subject to unexpired, issued and outstanding Canoo RSUs.

Earnout Shares

Up to 15 million Earnout Shares will be payable to the holders of (i) Canoo Ordinary Shares, including each Canoo Restricted Share and the Canoo Ordinary Shares resulting from the conversion of Canoo Preference Shares described above, (ii) restricted stock units to acquire Canoo Ordinary Shares, (iii) options to purchase Canoo Ordinary Shares, and (iv) the Canoo ordinary share purchase warrant, in each case in the amounts and upon the satisfaction of the applicable share price thresholds set forth below:

(a)     Upon the occurrence of the $18 Share Price Milestone (as defined below), a number of shares of HCAC Class A Common Stock equal to (i) the percentage allocation of the closing number of HCAC Class A Common Stock issued to such holder multiplied by (ii) 5,000,000;

(b)    Upon the occurrence of the $25 Share Price Milestone (as defined below), a number of shares of HCAC Class A Common Stock equal to (i) the percentage allocation of the closing number of HCAC Class A Common Stock issued to such holder multiplied by (ii) 5,000,000; and

(c)     Upon the occurrence of the $30 Share Price Milestone (as defined below), a number of shares of HCAC Class A Common Stock equal to (i) the percentage allocation of the closing number of HCAC Class A Common Stock issued to such holder multiplied by (ii) 5,000,000.

The Earnout Shares may also be payable upon certain change of control or liquidation events.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants by Canoo, Hennessy Capital, First Merger Sub and Second Merger Sub. The Merger Agreement includes a mutual exclusivity provision between (a) Canoo and (b) Hennessy Capital, First Merger Sub and Second Merger Sub.

Conditions to the Closing

The consummation of the Business Combination contemplated by the Merger Agreement is subject to certain conditions, among others: (i) approval by Hennessy Capital’s stockholders and by Canoo’s shareholders, (ii) Hennessy Capital having at least $5,000,001 of net tangible assets as of the effective time of the consummation of the Business Combination, (iii) the expiration or termination of the waiting period under the HSR Act (we received notice of early termination of the waiting period under the HSR Act on September 9, 2020), (iv) the listing of the shares of HCAC Class A Common Stock to be issued in connection with the closing of the transactions contemplated by the Merger Agreement on the Nasdaq and the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (v) the satisfaction of a minimum cash condition of $200 million for Hennessy Capital and (vi) the effectiveness or execution, as applicable, of the agreements relating to the Business Combination contemplated by the Merger Agreement.

Termination Rights

The Merger Agreement may be terminated under certain customary and limited circumstances prior to the consummation of the Business Combination, including (i) by mutual written consent of the parties, (ii) by either Hennessy Capital or Canoo if (a) the consummation of the Business Combination has not occurred on or prior to April 30, 2021 (the “Outside Date”), (b) a final and nonappealable order has been issued or governmental action permanently restrains, enjoins or otherwise prohibits the Business Combination or (c) Hennessy Capital’s stockholder approval is not obtained, (iii) by Canoo upon a breach by Hennessy Capital, the First Merger Sub or the Second Merger Sub if such breach gives rise to a failure of a closing condition and cannot or has not been cured within the earlier of 30 days’ notice by Canoo or the Outside Date and (iv) by Hennessy Capital (a) upon a breach by Canoo if such breach gives rise to a failure of a closing condition and cannot or has not been cured within the earlier of 30 days’ notice by Hennessy Capital or the Outside Date, or (b) Canoo fails to deliver the Canoo Shareholder Approval within 10 days after the registration statement of which this proxy statement/prospectus forms a part becomes effective.

Ownership of New Canoo After the Closing

It is anticipated that, upon the completion of the Business Combination, the ownership of New Canoo will be as follows:

●        current Canoo equity holders will own 175,000,000 shares of New Canoo Common Stock (excluding any PIPE Shares), representing approximately 71.5% of the total shares outstanding;

●        the PIPE Investors will own 32,325,000 shares of New Canoo Common Stock, representing approximately 13.2% of the total shares outstanding; and

●        the current Hennessy Capital stockholders will own 37,307,189 shares of New Canoo Common Stock (excluding any PIPE Shares), representing approximately 15.3% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that (i) none of the Public Stockholders exercise their redemption rights, (ii) there are no other equity issuances by New Canoo, (iii) the vesting of all shares of New Canoo Common Stock received in respect of the Canoo Restricted Shares, (iv) the vesting and exercise of all Converted Options for shares of New Canoo Common Stock and (v) the vesting of all Converted RSU Awards and the issuance of shares of New Canoo Common Stock in respect thereof. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of HCAC Warrants and (ii) the Earnout Shares.

For more information, see the section entitled “The Business Combination — Ownership of New Canoo After the Closing.”

Other Agreements Related to the Merger Agreement

Shareholder Support Agreements

Shortly following the execution of the Merger Agreement, the shareholders of Canoo holding at least two thirds (2/3) of the Canoo Shares as of the date of the Merger Agreement executed and delivered to Hennessy Capital support agreements, pursuant to which, among other things, such persons have agreed (a) to support the adoption of the Merger Agreement and the approval of the Business Combination contemplated by the Merger Agreement, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions. As of October 27, 2020, the Canoo shareholders who had previously entered into Shareholder Support Agreements collectively held approximately 74.3% of the outstanding shares of Canoo Capital Stock.

For more information about the Shareholder Support Agreements, see the section entitled “Certain Agreements Related to the Business Combination — Shareholder Support Agreements.”

Voting and Support Agreement

Shortly following the execution of the Merger Agreement, the Sponsor and certain stockholders of Hennessy Capital, in each case, that hold shares of HCAC Class B Common Stock, executed a voting and support agreement with Canoo (the “Voting and Support Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex G, pursuant to which, among other things, such persons have agreed (a) to support the adoption of the Merger Agreement and the approval of the Business Combination contemplated by the Merger Agreement, as well as the proposals contained in this proxy statement/prospectus, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, Hennessy Capital entered into separate subscription agreements, effective as of August 17, 2020 (each, a “Subscription Agreement”) with a number of investors (each a “PIPE Investor”), pursuant to which the PIPE Investors agreed to purchase, and Hennessy Capital agreed to sell to the PIPE Investors, an aggregate of 32,325,000 shares of HCAC Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $323.3 million, in the PIPE Financing. The PIPE Investors include an entity controlled by Daniel J. Hennessy, Hennessy Capital’s CEO and Chairman of the Board, and a certain fund under common control with the Anchor Investor.

The Subscription Agreements are all substantially similar to the Form of Subscription Agreement attached to this proxy statement/prospectus as Annex H. The closing of the sale of the PIPE Shares (the “PIPE Closing”) pursuant to the Subscription Agreements is expected to occur immediately prior to the Closing and is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the Closing.

Pursuant to the Subscription Agreements, Hennessy Capital agreed that, within 15 business days after the Closing, New Canoo will file with the SEC a registration statement registering the resale of the PIPE Shares and use its reasonable best efforts to have it declared effective by the SEC as soon as reasonably practicable after the filing thereof. For up to two years, New Canoo must use reasonable efforts to keep such shelf registration statement effective and file all reports, and provide all customary and reasonable cooperation, necessary to enable the PIPE Investors to resell the PIPE Shares pursuant to such shelf registration statement or Rule 144.

Additionally, upon the occurrence of certain specified events of default, including the failure to file or maintain the effectiveness of the resale registration statement for the PIPE Shares, New Canoo has agreed to pay to each Subscriber, on each date of such event of default and monthly until such event of default is cured, an amount equal to 0.5% of the aggregate purchase price paid by such Subscriber pursuant to a Subscription Agreement, subject to a cap of 5.0% of the aggregate purchase price paid by such Subscriber pursuant to a Subscription Agreement.

For more information about the Subscription Agreements, see the section entitled “Certain Agreements Related to the Business Combination — PIPE Subscription Agreements.”

Sponsor Warrant Exchange and Share Cancellation Agreement

In connection with the execution of the Merger Agreement, on August 17, 2020, Hennessy Capital entered into a Warrant Exchange and Share Cancellation Agreement with the Sponsor (the “Sponsor Warrant Exchange and Share Cancellation Agreement”), which provides that concurrent with, and contingent upon, the consummation of the First Merger, (i) the Sponsor will exchange (the “Sponsor Warrant Exchange”) 11,739,394 outstanding Private Placement Warrants for 2,347,879 newly issued shares of HCAC Class B Common Stock (the “New Sponsor Shares”), (ii) the Sponsor will forfeit 2,347,879 shares of HCAC Class B Common Stock to Hennessy Capital for no consideration, and (iii) if at the Closing the sum of (A)(1) the amount of cash available in the Trust Account, less (2) all amounts to be paid by Hennessy Capital pursuant to the exercise of Redemption Rights, plus (B) the amount of gross proceeds received by Hennessy Capital from the PIPE Financing (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination and the PIPE Financing) is less than $350 million, then 500,000 shares of HCAC Class B Common Stock held by the Sponsor (which shares will automatically convert into shares of HCAC Class A Common Stock at the Effective Time) (the “Vesting Shares”) will become unvested and subject to certain vesting conditions. The Vesting Shares will vest upon the occurrence of the $18 Share Price Milestone, subject to equitable adjustment by the HCAC Board, on or before the second anniversary of the Closing.

For more information about the Registration Rights Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Warrant Exchange and Share Cancellation Agreement.”

Amended and Restated Registration Rights Agreement

In connection with the Closing, that certain Registration Rights Agreement, dated February 28, 2019, will be amended and restated, and New Canoo, the Founders, the Anchor Investor (the Founders and Anchor Investor together, the “Existing Holders”), and certain persons and entities receiving HCAC Class A Common Stock pursuant to the Mergers (the “New Holders” and, collectively with the Existing Holders, the “Holders”) will enter into the Amended and Restated Registration Rights Agreement, the form of which is attached to this proxy statement/prospectus as Annex J (the “A&R Registration Rights Agreement”), at the Closing, pursuant to which the Holders of Registrable Securities (as defined in the A&R Registration Rights Agreement), subject to certain conditions, will be entitled to registration rights. Pursuant to the A&R Registration Rights Agreement, New Canoo will agree that, within 15 business days after the Closing, New Canoo will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Registrable Securities (the “Resale Registration Statement”), and New Canoo will use its reasonable best efforts to have the Resale Registration Statement declared effective by the SEC as soon as reasonably practicable after the filing thereof. Holders will be granted demand underwritten offering registration rights and piggyback registration rights, subject to certain requirements and customary conditions.

The A&R Registration Rights Agreement further provides that the Existing Holders will be subject to transfer restrictions on certain of their securities for up to one year after the Closing, subject to certain exceptions. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by New Canoo if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

For more information about the A&R Registration Rights Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement.”

Lock-Up Agreements

In connection with the Closing, certain existing Canoo shareholders, including all Canoo officers, directors, holders of 3% or more of the outstanding Canoo Shares prior to the Closing and their respective affiliates, which group in the aggregate holds 116,208,232 shares, or 85.2% of the outstanding Canoo Shares prior to the Closing, will agree, subject to certain customary exceptions, not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of New Canoo Common Stock held by them immediately after the Closing, any shares of New Canoo Common Stock issuable upon the exercise of options to purchase shares of New Canoo Common Stock held by them immediately after the Closing, or any securities convertible into or exercisable or exchangeable for New Canoo Common Stock held by them immediately after the Closing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of New Canoo Common Stock or securities convertible into or exercisable or exchangeable for New Canoo Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) until 180 days after the Closing.

Board of New Canoo following the Business Combination

Upon the Closing, we anticipate that the New Canoo Board will consist of six members, reclassified into three separate classes, with each class serving a three-year term; except with respect to the election of directors at the special meeting pursuant to Proposal No. 6 — The Election of Directors Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). All of our existing directors of Hennessy Capital, except for Greg Ethridge, our President, Chief Operating Officer and director, have informed us that they will resign from our board of directors upon Closing.

Our board of directors has nominated the following individuals for election at our special meeting pursuant to Proposal No. 6 — The Election of Directors Proposal:

●        Class I Directors: Foster Chiang and Greg Ethridge;

●        Class II Directors: Thomas Dattilo and Rainer Schmueckle; and

●        Class III Directors: Josette Sheeran and Tony Aquila.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 6 — The Election of Directors Proposal” and “Management After the Business Combination.”

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Hennessy Capital will be treated as the acquired company and Canoo will be treated as the acquirer for financial statement reporting purposes.

For more information, see the section entitled “The Business Combination — Accounting Treatment of the Business Combination.”

Appraisal or Dissenter’s Rights

No appraisal or dissenter’s rights are available to holders of shares of HCAC Common Stock or HCAC Warrants in connection with the Business Combination.

Hennessy Capital Proposals for Stockholder Approval

At the special meeting, the Hennessy Capital’s stockholders will be asked to separately approve the following proposals:

●        The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination.

●        The Charter Proposals — four proposals to amend Hennessy Capital’s Existing Charter:

●        Proposal No. 2  — to increase the authorized shares of our common stock to 500,000,000 shares and authorized shares of preferred stock to 10,000,000;

●        Proposal No. 3  — to require an affirmative vote of 66 2/3% of the outstanding shares of Company common stock to alter, amend, or repeal the proposed bylaws of Hennessy Capital;

●        Proposal No. 4  — to require an affirmative vote of 66 2/3% of the outstanding shares of Company common stock to alter, amend, or repeal Articles V, VI, VII and VIII of the Proposed Charter; and

●        Proposal No. 5  — to approve and adopt the Proposed Charter that includes the approval of Proposal 2; Proposal 3 and Proposal 4 and provides for certain additional changes, including changing Hennessy Capital’s name from “Hennessy Capital Acquisition Corp. IV” to “Canoo Inc.,” which our board of directors believes are necessary to adequately address the needs of New Canoo following the Closing.

●        The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of New Canoo.

●        The Stock Incentive Plan Proposal — a proposal to approve and adopt the equity incentive award plan established to be effective after the Closing.

●        The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing.

●        The Nasdaq Proposal — a proposal to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, the issuance of shares of HCAC Class A Common Stock to the Canoo equity holders in the Mergers pursuant to the Merger Agreement and to the investors in the private offering of securities to certain investors in connection with the Business Combination.

●        The Adjournment Proposal — a proposal to approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

For more information about these proposals, see the sections of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposals Nos. 2-5 — The Charter Proposals,” “Proposal No. 6 — The Election of Directors Proposal,” “Proposal No. 7 — The Stock Incentive Plan Proposal,” “Proposal No. 8 — The Employee Stock Purchase Plan Proposal,” “Proposal No. 9 — The Nasdaq Proposal” and “Proposal No. 10 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The special meeting will be held on December 21, 2020, at 10:00 a.m., Eastern time, conducted via live webcast at the following address: https://www.cstproxy.com/hennessycapiv/sm2020. You will need the 12-digit meeting control number that is printed on your proxy card to enter the special meeting. Hennessy Capital recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting starts. Please note that you will not be able to attend the special meeting in person.

Record Date and Voting

Hennessy Capital’s stockholders will be entitled to vote or direct votes to be cast at the special meeting of stockholders if they owned shares of HCAC Class A Common Stock or HCAC Class B Common Stock at the close of business on October 27, 2020, which is the record date for the special meeting of stockholders. Hennessy Capital’s stockholders are entitled to one vote for each share of HCAC Class A Common Stock or HCAC Class B Common Stock that they owned as of the close of business on the record date. If Hennessy Capital’s stockholders’ shares are held in “street name” or are in a margin or similar account, such stockholder should contact their broker, bank or other nominee to ensure that votes related to the shares beneficially own by such stockholder are properly counted. On the record date, there were 29,803,439 shares of HCAC Class A Common Stock outstanding and 7,503,750 shares of HCAC Class B Common Stock outstanding, of which 6,631,820 shares of HCAC Class B Common Stock are held by the Founders.

The Founders have agreed to vote all of their shares of HCAC Class B Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal. Hennessy Capital’s issued and outstanding HCAC Warrants do not have voting rights at the special meeting of stockholders.

Quorum and Vote Required for the Hennessy Capital Proposals

A quorum will be present at the special meeting if a majority of the HCAC Common Stock outstanding and entitled to vote at the special meeting is represented in person or by proxy.

The approval of the Charter Proposals requires the affirmative vote (in person or by proxy) of the holders of a majority of all then outstanding shares of HCAC Common Stock entitled to vote thereon at the special meeting.

The approval of the Business Combination Proposal, Stock Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, Nasdaq Proposal and Adjournment Proposal require the affirmative vote (in person or by proxy) of the holders of a majority of the shares of HCAC Common Stock that are voted at the special meeting of stockholders.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of HCAC Common Stock entitled to vote and actually cast thereon at the special meeting.

For more information about these proposals, see the sections of this proxy statement/prospectus entitled “Quorum and Vote Required for the Hennessy Capital Proposals.”

Recommendation to Hennessy Capital Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Election of Directors Proposal, the Stock Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of Hennessy Capital and our stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

Hennessy Capital Board of Directors’ Reasons for the Approval of the Business Combination

After careful consideration, the Hennessy Capital board of directors recommends that its stockholders vote “FOR” the approval of the Business Combination Proposal. The factors considered by the Hennessy Capital board of directors include, but were not limited to, the following:

●        Favorable Opportunities for Revenue and Earnings Growth Due to Secular Growth Trends in the EV Industry and Canoo’s Unique Multi-Pronged Go-to-Market Strategy.    EV sales are projected to experience significant growth increasing by a projected 30x between 2020 and 2040. Canoo has established a multi-faceted go-to-market strategy targeting both business-to-consumer (“B2C”) and business-to-business (“B2B”) opportunities enabled by its versatile skateboard platform, substantially expanding its total addressable markets and providing the upside of multiple growth opportunities while diversifying its business and limiting risk exposure to any single source of revenue.

●        Compelling Financial Model with Long-Term Attractive Margin and Cash Flow Generation Potential.    Canoo’s subscription-based consumer model can elongate the revenue generation horizon of a single vehicle over 12 years, resulting in a compelling return on equity, recurring and consistent cash flow and an estimated margin of approximately four times that of a one-time sale. As a result, Canoo’s projected operating profit margin of ~20% compares favorably to the traditional automotive OEM business model with margins closer to 5% or 10% historically.

●        Established Track Record and Potential for Near-Term Commercial Success.    The Canoo management team has rapidly delivered exceptional and tangible development progress and has achieved major commercial milestones since commencing operations in 2018. After performing meaningful reviews of approximately 15 different companies in the EV and advanced mobility sector, Hennessy Capital’s management team views Canoo as the best-positioned for near-term commercial success in light of its tangible accomplishments and proprietary technologies.

●        Capital Light, Flexible and Cost Effective Manufacturing Strategy.    Canoo plans to utilize an asset-light, low-cost, flexible manufacturing strategy by outsourcing its vehicle production operations to a world-class vehicle contract manufacturing partner, enabling Canoo to avoid funding certain significant capital investments and to minimize the fixed costs and overhead that would be required for Canoo to own and operate its own manufacturing facility.

●        Fully Funded Through Start of Production.    The Business Combination is expected to fully fund the equity financing requirements for Canoo’s Lifestyle Vehicle through the start of production, which minimizes future equity financing risks.

●        Strong Competitive Position from Canoo’s Proprietary Technology and Design.    Canoo’s proprietary electric skateboard, featuring several differentiated technologies developed in-house, serves as the core foundation across all of Canoo’s vehicles and uniquely positions Canoo to achieve its multi-faceted go-to-market strategy targeting both B2C and B2B opportunities and provides Canoo significant competitive advantages.

●        Strong, Experienced Management Team.    Canoo’s senior management is highly experienced with a successful and proven track record in designing, engineering and launching vehicle and technology products at scale. For additional information regarding Canoo’s executive officers, see the section entitled “Management After the Business Combination — Executive Officers.”

●        Strong Investor Interest.    Existing Canoo shareholders remain fully invested in the commercial success of New Canoo, as demonstrated by their receipt of all-stock merger consideration in the Mergers, over $450 million of investment in Canoo prior to the execution of the Merger Agreement and meaningful participation in the PIPE Financing by existing Canoo shareholders. The oversubscription, and subsequent upsizing, of the PIPE Financing, confirmed strong, broad investor interest in the PIPE Financing opportunity.

●        Attractive Market Valuation.    The HCAC Board looked at valuation based on a discounted future enterprise value methodology, which results in a favorable comparison to Canoo’s $1.8 billion enterprise value implied by the transaction, even when applying a conservative discount rate assumption.

For a description of our board of directors reasons for the approval of the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination — Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Interests of Hennessy Capital Directors and Officers in the Business Combination

When considering our board of director’s recommendation that Hennessy Capital’s stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals presented for stockholder approval in this proxy statement/prospectus, Hennessy Capital’s stockholders should be aware that certain of Hennessy Capital’s Sponsor, executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Hennessy Capital’s stockholders. These interests include:

●        the beneficial ownership of the Sponsor and certain of Hennessy Capital’s board of directors and officers of an aggregate of 6,631,820 shares of HCAC Class B Common Stock, which were acquired for an aggregate purchase price of $25,000 prior to the IPO, and 11,739,394 Private Placement Warrants, which were acquired for an aggregate purchase price of $11,739,394 simultaneously with the consummation of the IPO, which shares and warrants would become worthless if Hennessy Capital does not complete a business combination within the applicable time period, as the Founders have waived any redemption right with respect to these shares. Such shares and warrants have an aggregate market value of approximately $68.4 million and $16.7 million, respectively, based on the closing price of HCAC Class A Common Stock of $10.31 and Public Warrants of $1.42 on Nasdaq on October 27, 2020, the record date for the special meeting of stockholders. Each of our officers and directors is a member of the Sponsor. Hennessy Capital LLC is the managing member of the Sponsor and has voting and investment discretion with respect to the common stock held by the Sponsor. Daniel J. Hennessy is the manager of Hennessy Capital LLC;

●        as compensation for his services rendered to Hennessy Capital prior to the Business Combination, Mr. Ethridge, Hennessy Capital’s President and Chief Operating Officer, will receive a $500,000 cash payment upon the successful completion of its initial business combination;

●        the anticipated continuation of Greg Ethridge, Hennessy Capital’s President, Chief Operating Officer and director, as a director of New Canoo;

●        Hennessy Capital SPV II LLC, an entity controlled by Daniel J. Hennessy, has entered into a Subscription Agreement as part of the PIPE Financing for the purchase of 500,000 PIPE Shares for an aggregate purchase price of $5.0 million;

●        the continued indemnification of current directors and officers of Hennessy Capital and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

●        the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed.

These interests may influence Hennessy Capital’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby. These interests were considered by the HCAC Board when it approved the Business Combination.

Redemption Rights

Pursuant to our Existing Charter, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Existing Charter. For illustrative purposes, based on funds in the Trust Account of approximately $306.6 million on October 27, 2020, the estimated per share redemption price would have been approximately $10.29. If a Public Stockholder exercises its redemption rights, then such Public Stockholder will be exchanging its shares of our HCAC Class A Common Stock for cash and will no longer own shares of Hennessy Capital. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of Public Shares by our Public Stockholders will decrease the amount in our Trust Account, which holds approximately $306.6 million on October 27, 2020 (net of taxes payable). See the section entitled “Special Meeting in Lieu of 2020 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Summary Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the risks discussed in the section entitled “Risk Factors.” The following is a list of some of these risks:

Risks Related to Canoo’s Business and Industry

●        Canoo is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.

●        Canoo may be unable to adequately control the costs associated with its operations.

●        Canoo has yet to achieve positive operating cash flow and, given its projected funding needs, its ability to generate positive cash flow is uncertain.

●        Canoo’s financial results may vary significantly from period to period due to fluctuations in its operating costs and other factors.

●        Canoo’s operating and financial results forecast relies in large part upon assumptions and analyses developed by Canoo. If these assumptions or analyses prove to be incorrect, Canoo’s actual operating results may be materially different from its forecasted results.

●        Canoo’s business plans require a significant amount of capital. In addition, its future capital needs may require Canoo to sell additional equity or debt securities that may dilute its stockholders or introduce covenants that may restrict its operations or its ability to pay dividends.

●        Canoo’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

●        Canoo identified material weaknesses in its internal control over financial reporting. If Canoo is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Canoo’s business and stock price.

●        For the year ended December 31, 2019, Canoo’s independent registered public accounting firm has included an explanatory paragraph relating to Canoo’s ability to continue as a going concern in its report on Canoo’s audited financial statements included in this proxy statement/prospectus.

●        Canoo’s ability to develop and manufacture EVs of sufficient quality and appeal to customers on schedule and on a large scale is unproven and still evolving.

●        Canoo has no experience to date in high volume manufacture of its EVs.

●        Canoo will depend initially on revenue generated from a single EV model and in the foreseeable future will be significantly dependent on a limited number of models.

●        Canoo may experience significant delays in the design, production and launch of its EVs, which could harm its business, prospects, financial condition and operating results.

●        Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells, could harm Canoo’s business.

●        Canoo’s consumer subscription model is different from the predominant current distribution model for automobile manufacturers, which makes evaluating its business, operating results and future prospects difficult. In addition, a subscription model has never been tested with a consumer vehicle directly from an OEM and is a novel approach to car offerings. This model may never achieve the level of market acceptance necessary to achieve profitability.

●        The automotive market is highly competitive, and Canoo may not be successful in competing in this industry.

Risks Related to Hennessy Capital and the Business Combination

●        Following the consummation of the Business Combination, Hennessy Capital’s only significant asset will be ownership of 100% of the Surviving Entity’s membership interests, and Hennessy Capital does not currently intend to pay dividends on its common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of Hennessy Capital’s common stock.

●        There can be no assurance that New Canoo Common Stock will be approved for listing on Nasdaq or that New Canoo will be able to comply with the continued listing standards of Nasdaq.

●        Subsequent to the consummation of the Business Combination, New Canoo may be required to take write-downs or write-offs, or New Canoo may be subject to restructuring, impairment or other charges that could have a significant negative effect on New Canoo’s financial condition, results of operations and the price of HCAC Class A Common Stock, which could cause you to lose some or all of your investment.

●        If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Hennessy Capital’s securities or, following the Closing, New Canoo’s securities, may decline. A market for Hennessy Capital’s securities may not continue, which would adversely affect the liquidity and price of its securities.

●        Following the consummation of the Business Combination, New Canoo will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

●        New Canoo’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

●        The unaudited pro forma financial information included herein may not be indicative of what New Canoo’s actual financial position or results of operations would have been.

●        Hennessy Capital’s Sponsor, officers, and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

●        Hennessy Capital may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless.

●        Hennessy Capital’s Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or warrants from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of HCAC Class A Common Stock.

●        If a stockholder fails to receive notice of Hennessy Capital’s offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

●        Warrants will become exercisable for Hennessy Capital’s common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to Hennessy Capital’s stockholders.

●        Hennessy Capital’s Public Stockholders will experience immediate dilution due to the issuance of shares of HCAC Class Common Stock to Canoo equity holders in the Business Combination and may experience additional dilution as a consequence of certain transactions, including the issuance of shares of HCAC common stock in the PIPE Financing. Having a minority share position may reduce the influence that Hennessy Capital’s current stockholders have on the management of Canoo.

●        Neither Hennessy Capital nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Canoo in the Merger Agreement ultimately proves to be inaccurate or incorrect.

●        Hennessy Capital’s Sponsor, officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CANOO

The following tables set forth selected historical consolidated financial information of Canoo for the periods presented. The consolidated statement of operations information for the years ended December 31, 2019 and 2018 and the other financial information as of December 31, 2019 have been derived from Canoo’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The condensed consolidated statements of operations information for the nine months ended September 30, 2020 and 2019 and the other financial information as of September 30, 2020 have been derived from Canoo’s unaudited condensed consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The unaudited condensed consolidated financial statements of Canoo have been prepared on the same basis as the audited consolidated financial statements of Canoo. In the opinion of Canoo’s management, the unaudited condensed consolidated interim financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Canoo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Canoo’s historical consolidated financial statements and the related notes related thereto, included elsewhere in this proxy statement/prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
(in thousands, except per share data)	(unaudited)
Statements of Operations Data:
Revenues	$2,550	$—	$—	$—
Operating expenses
Cost of revenue, excluding depreciation and amortization	670	—	—	—
Sales and marketing	2,888	6,529	8,103	3,835
Research and development	52,858	108,817	137,378	47,585
General and administrative	13,009	17,898	23,450	23,599
Depreciation and amortization	5,179	3,094	4,729	1,088
Total operating expenses	74,604	136,338	173,660	76,107
Loss from operations	(72,054)	(136,338)	(173,660)	(76,107)

Other expense
Interest expense	10,465	3,351	9,522	268
Gain on extinguishment of debt	(5,045)	—	—	—
Other expense, net	47	5	(822)	(167)
Net loss	$(77,521)	$(139,694)	$(182,360)	$(76,208)

Cumulative redeemable convertible preference share dividends	16,245	9,863	13,896	285
Deemed dividend related to the exchange of redeemable convertible preference shares	90,495	—	—	—
Net loss attributable to ordinary shareholders	$(184,261)	$(149,557)	$(196,256)	$(76,493)

Per Share Data:
Net loss per share, basic and diluted	$(23.04)	$(36.51)	$(42.46)	$(2.54)
Weighted-average shares outstanding, basic and diluted	7,998	4,096	4,622	30,082

	As of September 30, 2020	As of December 31, 2019
(in thousands)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$148,836	$29,007
Working capital(1)	$139,185	$20,867
Total assets	$197,617	$72,080
Total liabilities	$35,431	$127,948
Total shareholders’ deficit	$(378,064)	$(255,868)
____________

(1)      Canoo defines working capital as total current assets minus total current liabilities.

SELECTED HISTORICAL FINANCIAL INFORMATION OF HENNESSY CAPITAL

The following table sets forth selected historical financial information derived from Hennessy Capital’s unaudited condensed consolidated financial statements as of September 30, 2020 and for the nine months then ended, and for the nine months ended September 30, 2019 with respect to the statement of operations, and the audited financial statements as of December 31, 2019 and for the year ended December 31, 2019, and as of December 31, 2018 and for the period August 6, 2018 (date of inception) to December 31, 2018, each of which is included elsewhere in this proxy statement/prospectus. Such unaudited interim financial information has been prepared on a basis consistent with Hennessy Capital’s audited financial statements and should be read in conjunction with the interim unaudited condensed financial statements and audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Hennessy Capital’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Hennessy Capital’s historical financial statements and the notes related thereto, included elsewhere in this proxy statement/prospectus.

	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019	Year Ended December 31, 2019	For the Period August 6, 2018 (Date of Inception) to December 31, 2018
(in thousands, except share and per share data)	(unaudited)
Statements of Operations Data:
Operating expenses
General and administrative expenses	$3,680	$2,803	$3,253	$3
Loss from operations	$(3,860)	$(2,803)	$(3,253)	$(3)
Other income
Interest income	$1,906	$4,130	$5,523	$—
Income (loss) before provisions for income tax	$(1,774)	$1,327	$2,270	$(3)
Provision for income tax	$369	$835	$1,110	$—
Net income (loss)	$(2,143)	$492	$1,160	$(3)
Two Class Method for Per Share Information:
Weighted-average Class A common shares outstanding – basic and diluted	29,987,000	28,803,000	30,015,000	—
Net income per Class A common share – basic and diluted	$0.05	$0.11	$0.14	$—
Weighted-average Class B common shares outstanding – basic and diluted	7,503,750	7,503,750	7,503,750	7,503,750
Net loss per Class B common share – basic and diluted	$(0.47)	$(0.36)	$(0.41)	$(0.00)

	As of September 30, 2020	As of December 31, 2019	As of December 31, 2018
(in thousands)	(unaudited)
Balance Sheets Data:
Cash	$355	$1,124	$6
Cash and Investments held in Trust Account	$306,566	$307,338	$—
Total assets	$306,971	$308,512	$238
Total liabilities	$15,239	$12,460	$216
Common stock subject to possible redemption	$286,732	$291,052	$—
Total stockholders’ equity	$5,000	$5,000	$22

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Operations prior to the Business Combination will be presented as those of New Canoo in future reports. The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Canoo issuing stock for the net assets of Hennessy Capital, accompanied by a recapitalization. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives effect to the Business Combination as if it had occurred on September 30, 2020. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2020 and for year ended December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The net assets of Hennessy will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

The summary unaudited pro forma condensed combined data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of New Canoo appearing elsewhere in this proxy statement/prospectus and the accompanying notes in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the audited historical financial statements of Hennessy Capital and related notes and audited historical consolidated financial statements of Canoo and related notes included elsewhere in this proxy statement/prospectus. The summary unaudited pro forma condensed combined data have been presented for informational purposes only and are not necessarily indicative of what New Canoo’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the summary unaudited pro forma condensed combined data do not purport to project the future financial position or operating results of New Canoo.

The following table presents summary unaudited pro forma condensed combined data after giving effect to the Business Combination, assuming two redemption scenarios for HCAC Class A Common Stock as follows:

●        Assuming No Redemption:    This scenario assumes that no shares of HCAC Class A Common Stock are redeemed; and

●        Assuming Maximum Redemption:    This scenario assumes that all 29,803,439 shares of HCAC Class A Common Stock are redeemed for an aggregate payment of approximately $306.6 million (based on the estimated per share redemption price of approximately $10.29 per share based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $306.6 million) from the Trust Account.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Nine months ended September 30, 2020
Revenue	$2,550	$2,550
Net loss per share – basic and diluted	$(0.26)	$(0.30)
Weighted-average shares outstanding – basic and diluted	244,632,189	214,828,750

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in thousands)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of September 30, 2020
Total assets	$786,838	$480,272
Total liabilities	$32,571	$32,571
Total equity	$754,267	$447,701

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2019
Revenue	$—	$—
Net loss per share – basic and diluted	$(0.72)	$(0.82)
Weighted-average shares outstanding – basic and diluted	244,632,189	214,828,750

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED PER SHARE DATA OF HENNESSY CAPITAL AND CANOO

The following table sets forth selected historical comparative share information for Hennessy Capital and Canoo and unaudited pro forma condensed combined per share information of New Canoo after giving effect to the Business Combination, assuming two redemption scenarios for HCAC Class A Common Stock as follows:

●        Assuming No Redemption:    This scenario assumes that no shares of HCAC Class A Common Stock are redeemed; and

●        Assuming Maximum Redemption:    This scenario assumes that all 29,803,439 shares of HCAC Class A Common Stock are redeemed for an aggregate payment of approximately $306.6 million (based on the estimated per share redemption price of approximately $10.29 per share based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $306.6 million) from the Trust Account.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2020. The weighted-average shares outstanding and net loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2019.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Hennessy Capital and Canoo and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Hennessy Capital and Canoo is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Hennessy Capital and Canoo would have been had the companies been combined during the periods presented.

			Combined Pro Forma		Canoo equivalent pro forma per share data(2)
	Hennessy Capital (Historical)	Canoo (Historical)	(Assuming No Redemption)	(Assuming Maximum Redemption)	(Assuming No Redemption)	(Assuming Maximum Redemption)
As of and for the nine months ended September 30, 2020(3)
Book value per share(1)	$3.53	$(47.27)	$3.09	$2.09	$3.82	$2.58
Weighted-average Class A common shares outstanding – basic and diluted	29,987,000	7,997,527	244,632,189	214,828,750	175,000,000	175,000,000
Net income (loss) per Class A common share – basic and diluted	$0.05	$(23.04)	$(0.26)	$(0.30)	$(0.89)	$(0.36)

For the Year Ended December 31, 2019(3)
Weighted-average Class A common shares outstanding – basic and diluted	30,015,000	4,622,051	244,632,189	214,828,750	175,000,000	175,000,000
Net income (loss) per Class A common share – basic and diluted	$0.14	$(42.46)	$(0.72)	$0.82	$(0.88)	$1.00
____________

(1)      Book value per share = (Total equity excluding preferred shares and common stock classified as subject to possible redemption)/Class A common shares outstanding (excluding common stock presented as subject to possible redemption).

(2)      The equivalent pro forma basic and diluted per share data for Canoo is calculated by multiplying the combined pro forma per share data by the Exchange Ratio. The weighted-average shares outstanding includes Canoo Preference Shares, which will be converted into Canoo Ordinary Shares immediately prior to the Closing.

(3)      There were no cash dividends declared in the periods presented.

(4)      Pro forma balance sheet for year ended December 31, 2019 not required and as such, no book value calculation is included in this table.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, Canoo’s and Canoo’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●        our ability to consummate the Business Combination, or, if we do not consummate the Business Combination, any other initial business combination;

●        the expected benefits of the Business Combination;

●        the financial and business performance of New Canoo, including financial projections and business metrics and any underlying assumptions thereunder;

●        changes in Canoo’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

●        Canoo’s product development timeline and expected start of production;

●        the implementation, market acceptance and success of Canoo’s business model;

●        Canoo’s ability to scale in a cost-effective manner;

●        developments and projections relating to Canoo’s competitors and industry;

●        the impact of health epidemics, including the COVID-19 pandemic, on Canoo’s business and the actions Canoo may take in response thereto;

●        Canoo’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●        expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

●        Canoo’s future capital requirements and sources and uses of cash;

●        Canoo’s ability, subsequent to the consummation of the PIPE Financing and the Business Combination, to obtain funding for its future operations;

●        Canoo’s business, expansion plans and opportunities; and

●        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●        the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

●        the outcome of any legal proceedings that may be instituted against Hennessy Capital following announcement of the proposed Business Combination and transactions contemplated thereby;

●        the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Hennessy Capital or to satisfy other conditions to the Closing in the Merger Agreement;

●        the ability to obtain or maintain the listing of New Canoo Common Stock on Nasdaq following the Business Combination;

●        the risk that the proposed Business Combination disrupts current plans and operations of Canoo as a result of the announcement and consummation of the transactions described herein;

●        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Canoo to grow and manage growth profitably;

●        costs related to the Business Combination;

●        changes in applicable laws or regulations;

●        the effect of the COVID-19 pandemic on Canoo’s business;

●        the ability of Canoo to execute its business model, including market acceptance of its planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

●        Canoo’s ability to raise capital;

●        the possibility that Hennessy Capital or Canoo may be adversely affected by other economic, business and/or competitive factors; and

●        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

The following risk factors will apply to business and operations of New Canoo following the Closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Canoo and New Canoo’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of HCAC Common Stock. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair New Canoo’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the consolidated financial statements of Canoo and financial statement of Hennessy Capital and notes thereto included elsewhere in this proxy statement/prospectus.

Risks Related to Canoo’s Business and Industry

Canoo is an early stage company with a history of losses, and expects to incur significant expenses and continuing losses for the foreseeable future.

Canoo incurred a net loss of $77.5 million for the nine months ended September 30, 2020 and has incurred a net loss of approximately $378.1 million since inception through September 30, 2020. Canoo believes that it will continue to incur operating and net losses each quarter until at least the time it expands its contract engineering, which is not expected until 2021, and begins deliveries of its EVs, which are not expected to begin until 2022, and may occur later or not at all. Even if Canoo is able to successfully develop its EVs and attract customers for its subscription service or commercial sales, there can be no assurance that they will be financially successful. Canoo’s potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of its EVs, which may not occur.

Canoo expects the rate at which it will incur losses to be significantly higher in future periods as Canoo:

●        continues to design, develop, manufacture and market its EVs;

●        continues to utilize its third-party partners for design, supply and manufacturing;

●        expands its production capabilities, including costs associated with outsourcing the manufacturing of its EVs;

●        builds up inventories of parts and components for its EVs;

●        manufactures an inventory of its EVs;

●        expands its design, development, installation and servicing capabilities;

●        increases its sales and marketing activities and develops its distribution infrastructure; and

●        increases its general and administrative functions to support its growing operations and to operate as a public company.

Because Canoo will incur the costs and expenses from these efforts before it receives any incremental revenues with respect thereto, Canoo’s losses in future periods will be significant. In addition, Canoo may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in revenues, which would further increase Canoo’s losses.

Canoo may be unable to adequately control the costs associated with its operations.

Canoo will require significant capital to develop and grow its business, including developing and producing its EVs, establishing or expanding design, research and development, production, sales and service facilities and building Canoo’s brand. Canoo has incurred and expects to continue incurring significant expenses which will impact its profitability, including research and development expenses (including related to developing and commercializing Canoo’s Lifestyle Vehicle, Delivery Vehicle and Sport Vehicle), raw material procurement costs, sales and distribution expenses as Canoo builds its brand and markets its EVs, and general and administrative expenses as Canoo scales its operations, identifies and commits resources to investigate new areas of demand and incurs costs as a public company. In addition, Canoo may incur significant costs servicing and maintaining its EVs, and it expects that the cost to repair and service its EVs will increase over time as the fleet of EVs age. Canoo’s ability to become profitable in the future will not only depend on its ability to complete the design and development of its EVs to meet projected performance metrics, identify and investigate new areas of demand and successfully market its EVs and consumer subscription model, but also to sell, whether outright or through subscriptions, its EVs at prices needed to achieve its expected margins and control its costs, including the risks and costs associated with operating, maintaining and financing Canoo’s fleet of EVs. If Canoo is unable to efficiently design, develop, manufacture, market, deploy, distribute and service its EVs, Canoo’s margins, profitability and prospects would be materially and adversely affected.

Canoo has yet to achieve positive operating cash flow and, given its projected funding needs, its ability to generate positive cash flow is uncertain.

Canoo has had negative cash flow from operating activities of $171.5 million and $67.2 million for the years ended December 31, 2019 and 2018, respectively. Canoo may continue to have negative cash flow from operating and investing activities for 2020 as it expects to incur research and development, sales and marketing, and general and administrative expenses and make capital expenditures in its efforts to increase sales, engage in development work and ramp up operations. Canoo’s business also will at times require significant amounts of working capital to support the growth of additional platforms. An inability to generate positive cash flow for the near term may adversely affect Canoo’s ability to raise needed capital for its business on reasonable terms, diminish supplier or customer willingness to enter into transactions with Canoo, and have other adverse effects that may decrease its long-term viability. There can be no assurance that Canoo will achieve positive cash flow in the near future or at all.

Canoo’s financial results may vary significantly from period to period due to fluctuations in its operating costs, product demand and other factors.

Canoo expects its period-to-period financial results to vary based on its operating costs and product demand, which Canoo anticipates will fluctuate as the pace at which it continues to design, develop and manufacture new EVs, increase production capacity and establish or expand design, research and development, production, sales and service facilities. Additionally, Canoo’s revenues from period to period may fluctuate as it identifies and investigates areas of demand, adjusts volumes and adds new product derivatives based on market demand and margin opportunities, develops and introduces new EVs or introduces existing EVs to new markets for the first time, as well as the introduction of its consumer subscription model. As a result of these factors, Canoo believes that quarter-to-quarter comparisons of its financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, Canoo’s financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of New Canoo Common Stock could fall substantially, either suddenly or over time.

Canoo’s operating and financial results forecast relies in large part upon assumptions and analyses developed by Canoo. If these assumptions or analyses prove to be incorrect, Canoo’s actual operating results may be materially different from its forecasted results.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflect current estimates of future performance and incorporates certain financial and operational assumptions, including the level of demand for Canoo’s EVs, the performance of Canoo’s EVs, the utilization of the EV fleet, the useable vehicle life, vehicle downtime and related maintenance and repair costs. These assumptions are preliminary and there can be no assurance that the actual results upon which Canoo’s assumptions are based will be in line with Canoo’s expectations. In addition, whether actual operating and financial results and business developments will be consistent with Canoo’s expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside Canoo’s control, including, but not limited to:

●        whether Canoo can obtain sufficient capital to sustain and grow its business;

●        Canoo’s ability to manage its growth;

●        whether Canoo can manage relationships with key suppliers and partners;

●        the ability to obtain necessary regulatory approvals;

●        the timing and costs of new and existing marketing and promotional efforts;

●        competition, including from established and future competitors;

●        Canoo’s ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

●        the overall strength and stability of domestic and international economies;

●        demand for current products and future derivatives built off of the skateboard platform;

●        regulatory, legislative and political changes; and

●        consumer preferences and spending habits.

Unfavorable changes in any of these or other factors, most of which are beyond Canoo’s control, could materially and adversely affect its business, results of operations and financial results.

Canoo’s business plans require a significant amount of capital. In addition, its future capital needs may require Canoo to sell additional equity or debt securities that may dilute its stockholders or introduce covenants that may restrict its operations or its ability to pay dividends.

Canoo expects its capital expenditures to continue to be significant in the foreseeable future as it expands its business, and that its level of capital expenditures will be significantly affected by customer demand for its EVs. Canoo expects that following the Closing, Canoo will have sufficient capital to fund its currently planned operations for at least the next 12 months. The fact that Canoo has a limited operating history means it has limited historical data on the demand for its EVs. As a result, Canoo’s future capital requirements may be uncertain and actual capital requirements may be different from those it currently anticipates. Canoo may need to seek equity or debt financing to finance a portion of its capital expenditures. Such financing might not be available to Canoo in a timely manner or on terms that are acceptable, or at all.

Canoo’s ability to obtain the necessary financing to carry out its business plan is subject to a number of factors, including general market conditions and investor acceptance of Canoo’s business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to Canoo. If Canoo is unable to raise sufficient funds, it will have to significantly reduce its spending, delay or cancel its planned activities or substantially change its corporate structure. Canoo might not be able to obtain any funding, and it might not have sufficient resources to conduct its business as projected, both of which could mean that Canoo would be forced to curtail or discontinue its operations.

In addition, Canoo’s future capital needs and other business reasons could require it to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute its stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict Canoo’s operations or its ability to pay dividends to its stockholders.

If Canoo cannot raise additional funds when it needs or want them, its operations and prospects could be negatively affected.

Canoo’s outstanding loan under the Paycheck Protection Program may not be forgiven, which could adversely affect its financial condition or otherwise subject Canoo to significant legal and reputational costs.

On July 7, 2020, Canoo entered into a promissory note for loan proceeds received during the second quarter of 2020 in the amount of $7.0 million under the Paycheck Protection Program (the “PPP”) that accrues interest at 1.0% per annum and matures on July 7, 2025. The PPP was established as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The loans and accrued interest are forgivable after twenty-four (24) weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities. The total amount eligible for forgiveness may be adjusted if, at the time of the forgiveness application, the borrower does not maintain employment and wage levels. A forgiveness application may be submitted at any time prior to December 31, 2020. During October 2020, Canoo submitted its application for forgiveness of the PPP Loan. Canoo has and intends to continue to use the PPP loan proceeds for purposes consistent with the provisions of the PPP and believes that such usage will meet the criteria established for forgiveness of the loan. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the Small Business Administration (“SBA”) and may also be subject to further requirements in any regulations and guidelines the SBA may adopt.

In addition, while all or a portion of the PPP loan may be forgiven if the PPP loan is used for qualifying expenses as described in the CARES Act, there is no assurance that Canoo will be able to obtain forgiveness, notwithstanding that it believes it has used the PPP loan for qualifying expenses. The SBA and members of Congress have indicated an intention to provide strong oversight of loans granted under the PPP. If Canoo is audited or reviewed or its records are subpoenaed by the federal government as a result of entering into the PPP loan, it could divert management’s time and attention and Canoo could incur legal and reputational costs, and an adverse finding could lead to the requirement to return the PPP loan, which could reduce Canoo’s liquidity, or could subject Canoo to fines and penalties.

Canoo’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

You must consider the risks and difficulties Canoo faces as an early stage company with a limited operating history. If Canoo does not successfully address these risks, its business, prospects, financial condition and operating results will be materially and adversely harmed. Canoo was incorporated in November 2017 and has a very limited operating history on which investors can base an evaluation of its business, prospects, financial condition and operating results. Canoo intends to derive a significant portion of its revenues from its initial vehicle offerings, which are not expected to launch until 2022, and may occur later or not at all. There are no assurances that Canoo will be able to secure future business with customers.

It is difficult to predict Canoo’s future revenues and appropriately budget for its expenses, and Canoo has limited insight into trends that may emerge and affect its business. In the event that actual results differ from Canoo’s estimates or Canoo adjusts its estimates in future periods, Canoo’s operating results and financial position could be materially affected.

Canoo identified material weaknesses in its internal control over financial reporting. If Canoo is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect Canoo’s business and stock price.

In connection with the preparation and audit of Canoo’s consolidated financial statements for the year ended December 31, 2019, material weaknesses were identified in Canoo’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:

●        Canoo did not design and maintain an effective control environment commensurate with its financial reporting requirements. Canoo lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, the limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions.

●        Canoo did not effectively design and maintain controls in response to the risks of a material misstatement in Canoo’s financial reporting. Changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.

These material weaknesses in the design and maintenance of effective controls contributed to the following material weaknesses:

●        Canoo did not design and maintain formal accounting policies, processes and controls to analyze, account for and disclose complex transactions, specifically for accounting for convertible notes.

●        Canoo did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over account reconciliations and journal entries.

●        Canoo did not design and maintain effective controls over certain information technology (IT) general controls for information systems that are relevant to the preparation of its financial statements, specifically, with respect to: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel; (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored, and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements. These IT deficiencies did not result in a material misstatement to the financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.

These material weaknesses resulted in audit adjustments to convertible debt and interest expense, which were recorded prior to the issuance of our consolidated financial statements as of and for the year ended December 31, 2019. Additionally, these material weaknesses could result in a misstatement of substantially all of Canoo’s accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Canoo has begun implementation of a plan to remediate these material weaknesses described above. Those remediation measures are ongoing and include the following:

●        Hiring additional accounting and IT personnel during 2020, including a new chief financial officer, to bolster its technical reporting, transactional accounting and IT capabilities.

●        Designing and implementing controls to formalize roles and review responsibilities to align with Canoo’s team’s skills and experience and designing and implementing formal controls over segregation of duties.

●        Designing and implementing procedures to identify and evaluate changes in Canoo’s business and the impact on its internal controls.

●        Formally assessing complex accounting transactions and other technical accounting and financial reporting matters including controls over the preparation and review of accounting memoranda addressing these matters.

●        Designing and implementing formal processes, policies and procedures supporting Canoo’s financial close process, including creating standard balance sheet reconciliation templates and journal entry controls.

●        Designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges, controls over batch jobs and data backups, and program development approvals and testing.

While Canoo believes these efforts will remediate the material weaknesses, Canoo may not be able to complete its evaluation, testing or any required remediation in a timely fashion, or at all. Canoo cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of Canoo’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If Canoo is unable to remediate the material weakness, Canoo’s ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, to may adversely affect Canoo’s reputation and business and the market price of New Canoo Common Stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of Canoo’s securities and harm to Canoo’s reputation and financial condition, or diversion of financial and management resources from the operation of Canoo’s business.

For the year ended December 31, 2019, Canoo’s independent registered public accounting firm has included an explanatory paragraph relating to Canoo’s ability to continue as a going concern in its report on Canoo’s audited financial statements included in this proxy statement/prospectus.

Canoo’s report from their independent registered public accounting firm for the year ended December 31, 2019 includes an explanatory paragraph stating that Canoo’s recurring losses from operations and cash outflows from operating activities raise substantial doubt about Canoo’s ability to continue as a going concern. Canoo’s consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions contemplated by the Business Combination. If Canoo is unable to obtain sufficient funding, its business, prospects, financial condition and results of operations will be materially and adversely affected and Canoo may be unable to continue as a going concern. If Canoo is unable to continue as a going concern, it may have to liquidate its assets and may receive less than the value at which those assets are carried on its audited financial statements, and it is likely that investors would lose part or all of their investment. Future reports from Canoo’s independent registered public accounting firm may also contain statements expressing substantial doubt about its ability to continue as a going concern. If there remains substantial doubt about Canoo’s ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to Canoo on commercially reasonable terms, or at all, and Canoo’s business may be harmed.

Canoo’s ability to develop and manufacture EVs of sufficient quality and appeal to customers on schedule and on a large scale is unproven and still evolving.

Canoo’s future business depends in large part on its ability to execute its plans to design, develop, manufacture, market, deploy and service its EVs. Canoo expects to outsource the manufacturing of its EVs to a contract manufacturing partner. While this arrangement can lower operating costs, it also reduces Canoo’s direct control over production and manufacturing. Such diminished control may have an adverse effect on the quality or quantity of Canoo’s EVs, or Canoo’s flexibility to respond to changing conditions.

Canoo also plans to retain third-party vendors and service providers to engineer, design and test some of the critical systems and components of Canoo’s EVs. While this allows Canoo to draw from such third parties’ industry knowledge and expertise, there can be no assurance such systems and components will be successfully developed to Canoo’s specifications or delivered in a timely manner to meet Canoo’s program timing requirements.

Canoo’s continued development and manufacturing of its first volume manufactured EV, the Lifestyle Vehicle and its future EVs are and will be subject to risks, including with respect to:

●        the equipment the contract manufacturing partner plans to use being able to accurately manufacture Canoo’s EVs within specified design tolerances;

●        the compatibility of Canoo’s proprietary modular skateboard platform with the Delivery Vehicle, Sport Vehicle and any other future vehicle designs;

●        long- and short-term durability of Canoo’s EVs to withstand day-to-day wear and tear;

●        compliance with environmental, workplace safety and similar regulations;

●        engineering, designing and testing and securing delivery of critical systems and components on acceptable terms and in a timely manner;

●        delays in delivery of final systems and components by Canoo’s suppliers;

●        shifts in demand for Canoo’s current products and future derivatives built off the skateboard platform;

●        Canoo’s ability to attract, recruit, hire and train skilled employees;

●        quality controls, particularly as Canoo plans to expand its production capabilities;

●        delays or disruptions in Canoo’s supply chain;

●        other delays and cost overruns; and

●        Canoo’s ability to secure additional funding, if necessary.

Canoo has no experience to date in high volume manufacture of its EVs.

Canoo does not know whether its current or future third-party outsourcing partners will be able to develop efficient, automated, low-cost production capabilities and processes and reliable sources of component supply, that will enable Canoo to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market Canoo’s EVs. Even if Canoo and its third-party outsourcing partners are successful in developing its high volume production capability and processes and reliably source its component supply, Canoo does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control such as problems with suppliers and vendors, or force majeure events, or in time to meet Canoo’s EV commercialization schedules or to satisfy the requirements of customers and potential customers. Any failure to develop such production processes and capabilities within Canoo’s projected costs and timelines could have a material adverse effect on its business, prospects, financial condition and operating results.

Canoo will depend initially on revenue generated from a single EV model and in the foreseeable future will be significantly dependent on a limited number of models.

Canoo’s business will initially depend substantially on the success of its first vehicle release. Canoo currently expects to add its second model, the Delivery Vehicle, as early as 2023 and expects to add contract engineering revenue in 2021 and 2022, which may occur later or not at all. Historically, automobile customers have come to expect a variety of vehicle models offered in a manufacturer’s fleet and new and improved vehicle models to be introduced frequently. In order to meet these expectations as well as evolving areas of market demand and margin opportunities, Canoo plans in the future to introduce on a regular basis new EV models as well as enhance versions of existing vehicle models. The introduction of new EV models on the consumer side may limit customers’ willingness to maintain a subscription with respect to older model EVs. To the extent Canoo’s product variety and cycles do not meet consumer expectations, or cannot be manufactured on its projected timelines and in line with cost and volume targets, Canoo’s future sales may be adversely affected. Given that for the foreseeable future Canoo’s business will depend on a limited number of models, to the extent a particular model is not well-received by the market, Canoo’s sales volume could be materially and adversely affected. This could have a material adverse effect on Canoo’s business, prospects, financial condition and operating results.

Canoo may fail to attract new customers in sufficient numbers or at sufficient rates or at all or to retain existing customers.

Canoo must continually add new customers both to replace departing customers and to expand its current customer base. Canoo may not be able to attract new customers in sufficient numbers to do so. Even if Canoo is able to attract new customers to replace departing customers, these new customers may not maintain the same level of commitment. In addition, Canoo may incur marketing or other expenses, including referral fees, to attract new customers, which may further offset revenues from customers. For these and other reasons, Canoo could experience a decline in revenue growth, which could adversely affect its results of operations.

If consumers do not perceive Canoo’s product offerings to be of value or Canoo’s EV offerings are not favorably received by them, Canoo may not be able to attract and retain customers and customers may fail to renew their subscriptions. If Canoo’s efforts to satisfy and retain its existing customers are not successful, it may not be able to attract customers, and as a result, its ability to maintain and/or grow its business will be adversely affected. Customers may cancel Canoo’s service for many reasons, including a perception that they do not use the service sufficiently, the need to cut household expenses, competitors provide a better value or experience and customer service issues are not satisfactorily resolved. Customer retention will also be largely dependent on the quality and effectiveness of Canoo’s customer service and operations, which may be handled internally by Canoo personnel and also by third-party service providers. Outsourcing of certain customer service and claims administration functions may reduce Canoo’s ability to ensure consistency in its overall customer service processes. If Canoo is unable to successfully compete with current and new competitors in both retaining existing customers and attracting new customers, Canoo’s business will be adversely affected.

In addition, Canoo’s results of operations could be adversely affected by declines in demand for its product offerings or failures to effectively respond to changes in customer demand. Demand for its product offerings may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in Canoo’s reputation and saturation in the markets where Canoo operates. Prevailing general and local economic conditions may also negatively affect the demand for Canoo’s subscription offering.

Canoo’s business and prospects depend significantly on its ability to build the Canoo brand. Canoo may not succeed in continuing to establish, maintain and strengthen the Canoo brand, and its brand and reputation could be harmed by negative publicity regarding Canoo or its EVs.

Canoo’s business and prospects are heavily dependent on its ability to develop, maintain and strengthen the Canoo brand. If Canoo does not continue to establish, maintain and strengthen its brand, it may lose the opportunity to build a critical mass of customers. Promoting and positioning its brand will likely depend significantly on Canoo’s ability to provide high quality EVs and engage with its customers as intended, and Canoo has limited experience in these areas. In addition, Canoo’s ability to develop, maintain and strengthen the Canoo brand will depend heavily on the success of its customer development and branding efforts. Such efforts mainly include building a community of online and offline users engaged with the Canoo mobile application and branding initiatives, such automotive shows and events. Such efforts may be non-traditional and may not achieve the desired results. To promote its brand, Canoo may be required to change its customer development and branding practices, which could result in substantially increased expenses, including the need to use traditional media such as television, radio and print. Many consumers value safety and reliability as important factors in choosing a vehicle and may be reluctant to acquire a vehicle from a new and unproven automotive maker. In addition, Canoo’s novel technology and design may not align with existing consumer preferences. If Canoo does not develop and maintain a strong brand, its business, prospects, financial condition and operating results will be materially and adversely impacted.

In addition, if incidents occur or are perceived to have occurred, whether or not such incidents are Canoo’s fault, Canoo could be subject to adverse publicity. In particular, given the popularity of social media, any negative publicity, whether true or not, could quickly proliferate and harm consumer perceptions and confidence in the Canoo brand. Furthermore, there is the risk of potential adverse publicity related to Canoo’s manufacturing or other partners whether or not such publicity related to their collaboration with Canoo. Canoo’s ability to successfully position its brand could also be adversely affected by perceptions about the quality of its competitors’ vehicles.

In addition, from time to time, Canoo’s EVs may be evaluated and reviewed by third parties. Any negative reviews or reviews which compare Canoo unfavorably to competitors could adversely affect consumer perception about its EVs.

If Canoo fails to manage its growth effectively, it may not be able to design, develop, manufacture, market and launch its EVs successfully.

Any failure to manage Canoo’s growth effectively could materially and adversely affect Canoo’s business, prospects, operating results and financial condition. Canoo intends to expand its operations significantly. Canoo expects its future expansion to include:

●        expanding the management team;

●        hiring and training new personnel;

●        forecasting production and revenue;

●        controlling expenses and investments in anticipation of expanded operations;

●        establishing or expanding design, production, sales and service facilities;

●        implementing and enhancing administrative infrastructure, systems and processes; and

●        expanding into new markets.

Canoo intends to continue to hire a significant number of additional personnel, including software engineers, design and production personnel and service technicians for its EVs. Because Canoo’s EVs are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in alternative fuel and EVs may not be available to hire, and as a result, Canoo will need to expend significant time and expense training any newly hired employees. Competition for individuals with experience designing, producing and servicing EVs and their software is intense, and Canoo may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel, particularly with respect to software engineers in the Los Angeles, California area. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm Canoo’s business, prospects, financial condition and operating results.

Canoo may experience significant delays in the design, production and launch of its EVs, which could harm its business, prospects, financial condition and operating results.

Canoo’s EVs are still in the development and testing phase, and deliveries of the Lifestyle Vehicle, Delivery Vehicle and Sport Vehicle are not expected to begin until 2022, 2023 and 2025, respectively, and may occur later or not at all. Any delay in the financing, design, development, production and release of Canoo’s EVs, could materially damage Canoo’s brand, business, prospects, financial condition and operating results. There are often delays in the design, development, production and release of new vehicles, and to the extent Canoo delays the launch of its EVs, its growth prospects could be adversely affected as it may fail to grow its market share. Canoo will rely on its third-party outsourcing partners to manufacture its EVs at scale, and if they are not able manufacture EVs that meet Canoo’s specifications, Canoo may need to expand its manufacturing capabilities, which would cause Canoo to incur additional costs. Furthermore, Canoo relies on third-party suppliers for the provision and development of many of the key components and materials used in its EVs, and to the extent they experience any delays, Canoo may need to seek alternative suppliers. If Canoo experiences delays by its third-party outsourcing partners or suppliers, it could experience delays in delivering on its timelines.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells, could harm Canoo’s business.

Canoo and its suppliers may experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact Canoo’s business, prospects, financial condition and operating results. Canoo and its suppliers use various materials in their businesses and products, including for example lithium-ion battery cells and steel, and the prices for these materials fluctuate. The available supply of these materials may be unstable, depending on market conditions and global demand, including as a result of increased production of EVs by Canoo’s competitors, and could adversely affect Canoo’s business and operating results. For instance, Canoo is exposed to multiple risks relating to lithium-ion battery cells. These risks include:

●        an increase in the cost, or decrease in the available supply, of materials used in the cells;

●        disruption in the supply of cells due to quality issues or recalls by battery cell manufacturers; and

●        fluctuations in the value of any foreign currencies in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.

Canoo’s business is dependent on the continued supply of battery cells for the battery packs used in Canoo’s EVs. While Canoo believes several sources of the battery cells are available for such battery packs, Canoo has to date not finally sourced or validated a supplier for the cells used in such battery packs and may have limited flexibility in changing cell suppliers once contracted. Any disruption in the supply of battery cells from such suppliers could disrupt production of Canoo’s EVs. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause Canoo to experience significant increases in freight charges and material costs. Substantial increases in the prices for Canoo’s materials or prices charged to it, such as those charged by battery cell suppliers, would increase Canoo’s operating costs, and could reduce its margins if the increased costs cannot be recouped through increased subscription offering or commercial vehicle sales prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of orders and reservations and therefore materially and adversely affect Canoo’s brand, image, business, prospects and operating results.

If Canoo’s EVs fail to perform as expected, Canoo’s ability to develop, market and deploy its EVs could be harmed.

Canoo’s EVs may contain defects in design and production that may cause them not to perform as expected or may require repair. Canoo currently has a limited frame of reference by which to evaluate the performance of its EVs upon which its business prospects depend. There can be no assurance that Canoo will be able to detect and fix any defects in its EVs. Canoo may experience recalls in the future, which could adversely affect Canoo’s brand and could adversely affect its business, prospects, financial condition and operating results. Canoo’s EVs may not perform consistent with customers’ expectations or consistent with other vehicles which may become available. Any product defects or any other failure of Canoo’s EVs and software to perform as expected could harm Canoo’s reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, negative publicity, product liability claims and significant warranty and other expenses and could have a material adverse impact on Canoo’s business, prospects, financial condition and operating results. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for Canoo’s EVs.

Canoo’s consumer subscription model is different from the predominant current distribution model for automobile manufacturers, which makes evaluating its business, operating results and future prospects difficult. In addition, a subscription model has never been tested with a consumer vehicle directly from an OEM and is a novel approach to car offerings. This model may never achieve the level of market acceptance necessary to achieve profitability.

Canoo’s consumer subscription model is a distinct approach to automotive sales and is one of the first of its kind in the industry. Canoo plans to offer customers direct access to its EVs rather than selling or leasing its EVs through dealerships. This model of vehicle distribution is relatively new and unproven, and subjects Canoo to substantial risk if this model requires significant expenditures and provides for slower expansion than the traditional dealer franchise system. For example, Canoo will not be able to utilize long established sales channels developed through a franchise system to increase its sales volume. Moreover, Canoo will be competing with companies with well-established distribution channels. Canoo’s success will depend in large part on its ability to effectively develop its own sales channels and marketing strategies. In addition, as the EV ages, consumers may be unwilling to pay the same subscription price as they are for a new vehicle, and if Canoo is forced to discount its subscription prices, it may limit Canoo’s ability to become profitable. Implementing Canoo’s business model is subject to numerous significant challenges, including obtaining permits and approvals from government authorities, and Canoo may not be successful in addressing these challenges. In addition, dealer trade associations may mount challenges to Canoo’s consumer subscription model by challenging the legality of Canoo’s operations in court and employing administrative and legislative processes to attempt to prohibit or limit Canoo’s ability to operate.

As part of its sales and marketing efforts, Canoo must educate customers as to the economical savings of its subscription offering and of EVs in general that Canoo believes they will benefit from during the life of the vehicle. For example, consumers have historically been conditioned to value low-mileage vehicles and may be accustomed to paying lower monthly payments after an initial down payment, and consumer preferences may not adapt to higher mileage vehicles or a subscription model based on an all-inclusive monthly payment. As such, Canoo believes that customers should consider a number of factors when deciding whether to subscribe to its subscription offering, including:

●        the total cost of a subscription compared to leasing or ownership of the vehicle over its expected life;

●        EV quality, performance and safety;

●        the quality and availability of service for the vehicle;

●        the range over which EVs may be driven on a single battery charge;

●        access to charging stations and related infrastructure costs, and standardization of EV charging systems; and

●        electric grid capacity and reliability.

If, in weighing these factors, consumers determine that there is not a compelling reason to switch from the traditional automotive purchasing models or if potential corporate customers determine that there is not a compelling business justification for a subscription to Canoo’s EVs, then its subscription model may not develop as expected or may develop more slowly than expected, and Canoo may be required to modify (e.g., by adjusting prices, adjusting included services, etc.) or abandon its planned consumer subscription model, which could adversely affect Canoo’s business, prospects, financial condition and operating results.

Future product recalls could materially adversely affect Canoo’s business, prospects, financial condition and operating results.

Any product recall in the future, whether it involves Canoo’s or a competitor’s product, may result in negative publicity, damage Canoo’s brand and materially adversely affect Canoo’s business, prospects, financial condition and operating results. In the future, Canoo may voluntarily or involuntarily, initiate a recall if any of its EVs prove to be defective or noncompliant with applicable federal motor vehicle safety standards. In addition, a safety recall could require Canoo to remove recalled vehicles from its consumer subscription offering until it can enact the recall. If a large number of vehicles are the subject of a recall or if needed replacement parts are not in adequate supply, Canoo may not be able to deploy recalled vehicles for a significant period of time. These types of disruptions could jeopardize Canoo’s ability to fulfill existing contractual commitments or satisfy demand for its EVs, and could also result in the loss of business to its competitors. Such recalls also involve significant expense and diversion of management attention and other resources, which could adversely affect Canoo’s brand image, as well as Canoo’s business, prospects, financial condition and operating results.

If Canoo is unable to establish and maintain confidence in its long-term business prospects among customers and analysts and within its industry or is subject to negative publicity, then Canoo’s financial condition, operating results, business prospects and access to capital may suffer materially.

Customers may be less likely to subscribe to Canoo’s consumer subscription offering or purchase Canoo’s commercial EVs if they are not convinced that Canoo’s business will succeed or that its service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Canoo if they are not convinced that its business will succeed. Accordingly, in order to build and maintain its business, Canoo must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in its EVs, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of Canoo’s control, such as its limited operating history, customer unfamiliarity with its EVs, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of hybrid electric and EVs, including Canoo’s EVs and Canoo’s production and sales performance compared with market expectations.

Canoo has no experience servicing its EVs and its integrated software. If Canoo or its partners are unable to adequately service its EVs, Canoo’s business, prospects, financial condition and operating results may be materially and adversely affected.

Because Canoo does not plan to begin production of its EVs until 2022 at the earliest, it has no experience servicing or repairing its EVs. Servicing EVs is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Canoo plans to partner with a third-party to perform some or all of the servicing on its EVs, and there can be no assurance that Canoo will be able to enter into an acceptable arrangement with any such third-party provider. Although such servicing partners may have experience in servicing other vehicles, they will initially have limited experience in servicing Canoo vehicles. There can be no assurance that Canoo service arrangements will adequately address the service requirements of its customers to their satisfaction, or that Canoo and its servicing partners will have sufficient resources, experience or inventory to meet these service requirements in a timely manner as the volume of EVs Canoo delivers increases. In addition, if Canoo is unable to roll out and establish a widespread service network that complies with applicable laws, customer satisfaction could be adversely affected, which in turn could materially and adversely affect Canoo’s reputation and thus its sales, results of operations and prospects.

Canoo’s customers will also depend on Canoo’s customer support team to resolve technical and operational issues relating to the integrated software underlying Canoo’s EVs. In addition, because Canoo expects to include standard vehicle maintenance costs in its consumer subscription fee, Canoo will need to accurately predict service costs and customer usage in order to provide customer support and vehicle maintenance in a cost-effective manner. Customer behavior and usage may result in higher than expected maintenance and repair costs, which may negatively affect Canoo’s financial condition and operating results.

As Canoo continues to grow, additional pressure may be placed on Canoo’s customer support team or partners, and Canoo may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Canoo also may be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect Canoo’s operating results. If Canoo is unable to successfully address the service requirements of its customers or establish a market perception that Canoo does not maintain high-quality support, Canoo may be subject to claims from its customers, including loss of revenue or damages, and Canoo’s business, prospects, financial condition and operating results may be materially and adversely affected.

Canoo is highly dependent on the services of its key employees and senior management and, if we are unable to attract and retain key employees and hire qualified management, technical and EV engineering personnel, its ability to compete could be harmed.

Canoo’s success depends, in part, on its ability to retain its key personnel. The unexpected loss of or failure to retain one or more of Canoo’s key employees could adversely affect Canoo’s business.

Canoo’s success also depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand and competition for these employees can be intense, and Canoo’s ability to hire, attract and retain them depends on its ability to provide competitive compensation. Canoo may not be able to attract, assimilate, develop or retain qualified personnel in the future, and its failure to do so could adversely affect Canoo’s business, including the execution of its global business strategy. Any failure by Canoo’s management team and Canoo’s employees to perform as expected may have a material adverse effect on Canoo’s business, prospects, financial condition and operating results.

Canoo’s management has limited experience in operating a public company.

Canoo’s executive officers have limited experience in the management of a publicly traded company. Canoo’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. Canoo may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the U.S. Canoo is in the process of upgrading its finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact its ability or prevent it from timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for Canoo to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that Canoo will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

Canoo currently relies and will continue to rely on third-party partners to manufacture and warehouse its EVs, and to supply critical components and systems, which exposes it to a number of risks and uncertainties outside its control.

Canoo currently plans to outsource the manufacturing of its EVs to third-party outsourcing partners and expects to outsource the manufacture of its production EVs to its contract manufacturing partner. If Canoo’s third-party outsourcing partners were to experience delays, disruptions, capacity constraints or quality control problems in its manufacturing operations, product shipments could be delayed or rejected or Canoo’s customers could consequently elect to change product demand or cancel an underlying subscription. These disruptions would negatively impact Canoo’s revenues, competitive position and reputation. In addition, Canoo’s third-party outsourcing partners may rely on certain state tax incentives that may be subject to change or elimination in the future, which could result in additional costs and delays in production if a new manufacturing site must be obtained. Further, if Canoo is unable to manage successfully its relationship with its third-party outsourcing partners, the quality and availability of its EVs may be harmed. Canoo’s third-party outsourcing partners could, under some circumstances, decline to accept new purchase orders from or otherwise reduce their business with Canoo. If Canoo’s third-party outsourcing partners stopped manufacturing Canoo’s EVs for any reason or reduced manufacturing capacity, Canoo may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact its operations. In addition, Canoo has not entered into a long-term contract with its contract manufacturing partner. As a result, Canoo is subject to price increases due to availability, and subsequent price volatility, in the marketplace of the components and materials needed to manufacture its EVs. If Canoo’s third-party outsourcing partners were to negatively change the pricing and other terms under which it agrees to manufacture for Canoo and Canoo was unable to locate a suitable alternative manufacturer, its manufacturing costs could increase.

Because Canoo outsources the manufacturing of its EVs, the cost, quality and availability of third-party manufacturing operations is essential to the successful production of its EVs. Canoo’s reliance on third-party outsourcing partners exposes it to a number of risks which are outside its control, including:

●        unexpected increases in manufacturing costs;

●        interruptions in shipments if a third-party outsourcing partner is unable to complete production in a timely manner;

●        inability to control quality of finished vehicles;

●        inability to control delivery schedules;

●        inability to control production levels and to meet minimum volume commitments to Canoo’s customers;

●        inability to control manufacturing yield;

●        inability to maintain adequate manufacturing capacity; and

●        inability to secure adequate volumes of acceptable components at suitable prices or in a timely manner.

The manufacturing facilities of Canoo’s third-party outsourcing partners and suppliers and the equipment used to manufacture Canoo’s EVs would be costly to replace and could require substantial lead time to replace and qualify for use. The manufacturing facilities of Canoo’s third-party outsourcing partners and suppliers may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for Canoo to manufacture its EVs for some period of time. The inability to manufacture Canoo’s EVs or the backlog that could develop if the manufacturing facilities of its third-party outsourcing partners and suppliers are inoperable for even a short period of time may result in the loss of customers or harm Canoo’s reputation.

Although Canoo promotes ethical business practices and its operations personnel periodically visit and monitor the operations of its third-party outsourcing partners, Canoo does not control its third-party outsourcing partners or its labor and other legal compliance practices, including their environmental, health and safety practices. If Canoo’s contract manufacturing partner, or any other third-party outsourcing partner which it may use in the future, violates U.S. or foreign laws or regulations, Canoo may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that Canoo is attempting to import or the loss of its import privileges. The effects of these factors could render the conduct of Canoo’s business in a particular country undesirable or impractical and have a negative impact on Canoo’s operating results.

The automotive market is highly competitive, and Canoo may not be successful in competing in this industry.

Canoo faces intense competition in bringing its EVs to market. Both the automobile industry generally, and the EV segment in particular, are highly competitive, and Canoo will be competing for sales with both EV manufacturers and traditional automotive companies. Many of Canoo’s current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than Canoo does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products, including their EVs. Additionally, Canoo’s competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other resources than Canoo does. These competitors also compete with Canoo in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, Canoo’s EVs. Additional mergers and acquisitions may result in even more resources being concentrated in Canoo’s competitors. There are no assurances that customers will choose Canoo’s EVs over those of its competitors, or over internal combustion engines vehicles. Canoo expects additional competitors to enter the industry as well. In addition, Canoo also competes with companies offering ride-sharing, car-sharing services and other alternatives to car ownership.

Canoo expects competition in its industry to intensify from its existing and future competitors in the future in light of increased demand and regulatory push for alternative fuel and EVs.

If the market for EVs does not develop as Canoo expects or develops more slowly than it expects, Canoo’s business, prospects, financial condition and operating results will be adversely affected.

Canoo’s growth is highly dependent upon the adoption by consumers of EVs. The target demographics for Canoo’s EVs are highly competitive. If the market for EVs does not develop at the rate or in the manner or to the extent that Canoo expects, Canoo’s business, prospects, financial condition and operating results will be harmed. The market for alternative fuels, hybrid and EVs is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.

The market for alternative fuel vehicles is rapidly evolving and as a result, the market for Canoo’s EVs could be affected by numerous factors, such as:

●        perceptions about EV features, quality, safety, performance and cost;

●        perceptions about the limited range over which EVs may be driven on a single battery charge;

●        competition, including from other types of alternative fuel vehicles, plug-in hybrid EVs and high fuel-economy internal combustion engine vehicles;

●        fuel prices, including volatility in the cost of fossil fuels;

●        the timing of adoption and implementation of fully autonomous vehicles;

●        government regulations and economic incentives;

●        access to charging facilities and related infrastructure costs and standardization of EV charging systems;

●        electric grid capacity and reliability; and

●        macroeconomic factors.

If Canoo is unable to contract with a contract manufacturing partner, Canoo would need to develop its own manufacturing facilities, which may not be feasible and, if feasible, would significantly increase its capital expenditures and would significantly delay or inhibit production of its EVs.

Canoo does not have a definitive agreement with a contract manufacturing partner to commercially manufacture its EV and it may be unable to enter into such agreements with contract manufacturing partners and other key suppliers for manufacturing on terms and conditions acceptable to Canoo. If Canoo is unable to enter into such definitive agreements or is only able to do so on terms that are less commercially favorable to Canoo, it may be unable to timely identify adequate strategic relationship opportunities, or form strategic relationships, and consequently, Canoo may not be able to fully carry out its business plans. There can be no assurance that Canoo would be able to partner with other third parties or establish its own production capacity to meet its needs on acceptable terms, or at all. The expense and time required to complete any transition and to assure that EVs manufactured at facilities of new third-party partners comply with Canoo’s quality standards and regulatory requirements would likely be greater than currently anticipated. If Canoo needs to develop its own manufacturing and production capabilities, which may not be feasible, it would significantly increase Canoo’s capital expenditures and would significantly delay production of Canoo’s EVs. This may require Canoo to attempt to raise or borrow additional money, which may not be successful. Also, it may require Canoo to change the anticipated pricing of its consumer subscription offering, which would adversely affect Canoo’s margins and cash flows. Any of the foregoing could adversely affect Canoo’s business, results of operations, financial condition and prospects. Accordingly, investors should not place undue reliance on Canoo’s statements about its production plans or their feasibility in the timeframe anticipated, or at all. Canoo may not be able to implement its business strategy in the timeframe anticipated, or at all.

Canoo is dependent on its suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of Canoo’s EVs at prices and volumes, performance and specifications acceptable to Canoo, could have a material adverse effect on Canoo’s business, prospects, financial condition and operating results.

Canoo relies on third-party suppliers for the provision and development of many of the key components and materials used in its EVs. While Canoo plans to obtain components from multiple sources whenever possible, some of the components used in its EVs will be purchased by Canoo from a single source. Canoo’s third-party suppliers may not be able to meet their product specifications and performance characteristics, which would impact Canoo’s ability to achieve its product specifications and performance characteristics as well. Additionally, Canoo’s third-party suppliers may be unable to obtain required certifications for their products for which Canoo plans to use or provide warranties that are necessary for Canoo’s solutions. If Canoo is unable to obtain components and materials used in its EVs from its suppliers or if its suppliers decide to create or supply a competing product, Canoo’s business could be adversely affected. Canoo has less negotiating leverage with suppliers than larger and more established automobile manufacturers and may not be able to obtain favorable pricing and other terms. While Canoo believes that it may be able to establish alternate supply relationships and can obtain or engineer replacement components for its single source components, Canoo may be unable to do so in the short term, or at all, at prices or quality levels that are favorable to Canoo, which could have a material adverse effect on its business, prospects, financial condition and operating results.

Certain of Canoo’s strategic, development and operational arrangements could be terminated or may not ultimately result in the anticipated long-term contract partnership arrangements.

Canoo has arrangements with strategic, development and operational partners and collaborators. Some of these arrangements are evidenced by non-binding letters of intent, early stage agreements that are used for design and development purposes but will require renegotiation at later stages of development or production or master agreements that have yet to be implemented under separately negotiated statements of work or binding purchase orders, any of which could be terminated or may not result in next-stage contracts or long-term contract arrangements. If these arrangements are terminated or if Canoo is unable to enter into next-stage contracts or long-term operational contracts, its business, prospects, financial condition and operating results may be materially adversely affected.

Canoo faces regulatory uncertainty in how its consumer subscription model will be interpreted under existing law and Canoo may be required to adjust its consumer business model in those jurisdictions as a result.

Canoo’s subscription model is novel and may be subject to challenge under foreign, federal, state, local or municipal laws or regulatory restrictions in certain jurisdictions. Canoo may be required to seek regulatory or policy changes to clarify uncertainties in existing law or to comply with certain existing state and local laws and regulations regarding advertising, sales, referrals, contract and pricing disclosures, delivery of EVs to consumers, data collection, vehicle tracking, service and repair, recall or other aspects of Canoo’s subscription model. If such efforts are not successful, Canoo may be required to adjust its consumer business model in order to comply with laws and significant regulatory restrictions in such jurisdictions or it may be prohibited from operating in such jurisdictions altogether. For customers residing in any jurisdictions in which Canoo will not be allowed to market or directly sell EVs based on its subscription model, Canoo may have to arrange alternate sales and distribution methods or cease sales and marketing efforts altogether in such jurisdictions These workarounds could add significant complexity, and as a result, costs, to Canoo’s business.

Canoo expects that it will incur significant costs in defending its right to operate in accordance with its subscription model in many jurisdictions, which subjects Canoo to substantial risk as it may provide for slower and more costly expansion of Canoo’s business model than may be possible by utilizing the traditional dealer franchise system. To the extent that efforts to block or limit its operations are successful, or if Canoo is required to comply with regulatory and other requirements applicable to vehicle leasing, franchise laws or rental car services, Canoo’s revenue and growth would be adversely affected.

Canoo’s EVs are based on the use of complex and novel steer-by-wire technology that is unproven on a commercial scale.

Canoo’s true steer-by-wire system, specifically, our proprietary architecture in which all steering, braking and throttle function are controllable via a secure, redundant communication framework, is based on complex technology that has not been introduced to the consumer vehicle market. Canoo is not aware of any EV manufacturers utilizing such technology. Given this technology is unproven on a commercial scale, it may not be successful and may not achieve widespread market acceptance among Canoo’s prospective customers. This technology must interoperate with other complex EV technology in order to operate as designed and as expected.

Any defects or errors in, or which are attributed to, Canoo’s steer-by-wire technology, could result in:

●        delayed market acceptance of Canoo’s EVs;

●        loss of customers or inability to attract new customers;

●        diversion of engineering or other resources for remedying the defect or error;

●        damage to Canoo’s brand or reputation;

●        increased service and warranty costs;

●        legal action by customers or third parties, including product liability claims; and

●        penalties imposed by regulatory authorities.

Canoo’s EVs rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if Canoo is unsuccessful in addressing or mitigating technical limitations in its systems, Canoo’s business could be adversely affected.

Canoo’s EVs rely on software and hardware that is highly technical and complex and will require modification and updates over the life of the vehicle. In addition, Canoo’s EVs depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Canoo’s software and hardware may contain, errors, bugs or vulnerabilities, and Canoo’s systems are subject to certain technical limitations that may compromise Canoo’s ability to meet its objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations may be found within Canoo’s software and hardware. Although Canoo attempts to remedy any issues it observes in its EVs as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of Canoo’s customers. Additionally, if Canoo is able to deploy updates to the software addressing any issues but Canoo’s over-the-air update procedures fail to properly update the software, Canoo’s customers would then be responsible for installing such updates to the software and their software will be subject to these vulnerabilities until they do so. If Canoo is unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in its software and hardware, Canoo may suffer damage to its reputation, loss of customers, loss of revenue or liability for damages, any of which could adversely affect Canoo’s business and financial results.

Canoo may be subject to risks associated with autonomous driving technology.

Canoo’s EVs are being designed with connectivity for an autonomous hardware suite and will offer some autonomous functionality. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. To the extent accidents associated with Canoo’s autonomous driving systems occur, Canoo could be subject to liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect Canoo’s results of operations, financial condition and growth prospects.

Autonomous driving technology is also subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond Canoo’s control. Canoo’s EVs also may not achieve the requisite level of autonomy required for certification and rollout to consumers or satisfy changing regulatory requirements which could require Canoo to redesign, modify or update its autonomous hardware and related software systems.

The automotive industry and its technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for Canoo’s EVs.

Canoo may be unable to keep up with changes in EV technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, ethanol, hybrids, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect Canoo’s business and prospects in ways Canoo does not currently anticipate. Any failure by Canoo to successfully react to changes in existing technologies could materially harm its competitive position and growth prospects.

Canoo may face challenges providing charging solutions for its EVs.

Canoo has marketed its ability to provide customers with comprehensive charging solutions conveniently accessible using Canoo’s mobile application. Canoo has very limited experience in providing charging solutions to customers which is subject to challenges, including:

●        the logistics of securing agreements with third-party providers to roll out and support a network of charging solutions in appropriate areas;

●        inadequate capacity or over capacity in certain areas, security risks or risk of damage to vehicles, the potential for lack of customer acceptance of Canoo’s charging solutions, including the risk that customers may be conditioned to favor or expect proprietary charging solutions;

●        access to sufficient charging infrastructure;

●        obtaining any required permits, land use rights and filings; and

●        the risk that government support for EV and alternative fuel solutions and infrastructure may not continue.

In addition, given Canoo’s limited experience in providing charging solutions, there could be unanticipated challenges which may hinder its ability to provide charging solutions or make the provision of charging solutions costlier than anticipated. Any real or perceived limitations of Canoo’s planned third-party sourced charging solutions as compared to the propriety charging systems marketed by certain EV manufacturers may result in reduced demand for Canoo’s vehicles. To the extent Canoo is unable to meet customer expectations or experience difficulties in providing charging solutions, its reputation and business may be materially and adversely affected.

The demand for EVs depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for Canoo’s EVs, which would adversely affect its business, prospects, financial condition and operating results.

Canoo believes that much of the present and projected demand for EVs results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that climate change results in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreased significantly, the outlook for the long-term supply of oil to the United States improved, the government eliminated or modified its regulations or economic incentives related to fuel efficiency and alternative forms of energy, or if there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for EVs could be reduced, and Canoo’s business and revenue may be harmed. In addition, demand for Canoo’s offerings may be negative impacted if stay at home orders related to the COVID-19 pandemic persist or are adopted by additional markets.

Gasoline and other petroleum-based fuel prices have been extremely volatile, and Canoo believes this continuing volatility will persist. Lower gasoline or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for EVs may decrease, which would have an adverse effect on Canoo’s business, prospects, financial condition and operating results.

The unavailability, reduction or elimination of government and economic incentives due to policy changes or government regulation could have a material adverse effect on Canoo’s business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the EV industry or other reasons may result in the diminished competitiveness of the alternative fuel and EV industry generally or Canoo’s EVs. While certain tax credits and other incentives for alternative energy production, alternative fuel and EVs have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, Canoo’s financial position could be harmed.

Canoo, its outsourcing partners and its suppliers are subject to substantial regulation and unfavorable changes to, or failure by Canoo, its outsourcing partners or its suppliers to comply with, these regulations could substantially harm Canoo’s business and operating results.

Canoo and its EVs, and motor vehicles in general, as well as Canoo’s third-party outsourcing partners and its suppliers are or will be subject to substantial regulation under foreign, federal, state and local laws. Canoo continues to evaluate requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, deploy or service its EVs in the jurisdictions in which it plans to operate and intends to take such actions necessary to comply. Canoo may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, deploy or service its EVs in any of these jurisdictions. If Canoo, its third-party outsourcing partners or its suppliers are unable to obtain or comply with any of the licenses, approvals, certifications or other governmental authorizations necessary to carry out its operations in the jurisdictions in which they currently operate, or those jurisdictions in which they plan to operate in the future, Canoo’s business, prospects, financial condition and operating results could be materially adversely affected. Canoo expects to incur significant costs in complying with these regulations. Regulations related to the electric and alternative energy vehicle industry are evolving and Canoo faces risks associated with changes to these regulations, including but not limited to:

●        increased support for other alternative fuel systems, which could have an impact on the acceptance of Canoo’s EVs; and

●        increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

To the extent the laws change, Canoo’s EVs may not comply with applicable foreign, federal, state or local laws, which would have an adverse effect on Canoo’s business. Compliance with changing regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, Canoo’s business, prospects, financial condition and operating results would be adversely affected.

Future changes to regulatory requirements may have a negative impact upon Canoo’s business.

While Canoo’s EVs are subject to substantial regulation under federal, state and local laws, Canoo believes that its EVs will be compliance with all applicable laws when they are offered to the public. However, to the extent the laws change, new laws are introduced, or if Canoo introduces new EVs in the future, some or all of its EVs may not comply with applicable international federal, state or local laws. Further, certain federal, state and local laws and industry standards currently regulate electrical and electronics equipment. Although standards for EVs are not yet generally available or accepted as industry standards, Canoo’s EVs may become subject to international, federal, state, and local regulation in the future. Compliance with these regulations could be burdensome, time consuming, and expensive.

Canoo’s EVs are subject to environmental and safety compliance with various federal and state regulations, including regulations promulgated by the Environmental Protection Agency, the National Highway Traffic and Safety Administration and various state boards, and compliance certification is required for each new model year. The cost of these compliance activities and the delays and risks associated with obtaining approval can be substantial. The risks, delays and expenses incurred in connection with such compliance could be substantial.

In addition, Canoo’s EVs involve a novel design and new technology, including side-facing seats and steer-by-wire technology and a street view window, that may not meet existing safety standards or require modification in order to comply with various regulatory requirements. Compliance with regulatory requirements is expensive, at times requiring the replacement, enhancement or modification of equipment, facilities or operations. There can be no assurance that Canoo will be able to maintain its profitability by offsetting any increased costs of complying with future regulatory requirements.

Developments in alternative technology or improvements in the internal combustion engine may adversely affect the demand for Canoo’s EVs.

Significant developments in alternative technologies, such as battery cell technology, advanced gasoline, ethanol or natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect Canoo’s business, prospects, financial condition and operating results in ways Canoo does not currently anticipate. Existing and other battery cell technologies, fuels or sources of energy may emerge as customers’ preferred alternative to Canoo’s EVs. Any failure by Canoo to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay Canoo’s development and introduction of new and enhanced alternative fuel and EVs, which could result in the loss of competitiveness of Canoo’s EVs, decreased revenue and a loss of market share to competitors. Canoo’s research and development efforts may not be sufficient to adapt to changes in alternative fuel and EV technology. As technologies change, Canoo plans to upgrade or adapt its EVs with the latest technology. However, Canoo’s EVs may not compete effectively with alternative systems if Canoo is not able to source and integrate the latest technology into its EVs.

Canoo faces significant barriers to manufacture its EVs, and if Canoo cannot successfully overcome those barriers its business will be negatively impacted.

The EV industry has traditionally been characterized by significant barriers to entry, including the ability to meet performance requirements or industry specifications, acceptance by end users, large capital requirements, investment costs of design and production, long lead times to bring EVs to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales capabilities. If Canoo is not able to overcome these barriers, its business, prospects, financial condition and operating results will be negatively impacted and Canoo’s ability to grow its business will be harmed.

Canoo’s EVs are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on its business and operating results.

All vehicles sold must comply with international, federal and state motor vehicle safety standards. In the United States, vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by Canoo to have its EVs satisfy motor vehicle standards would have a material adverse effect on its business and operating results.

Canoo has been, and may in the future be, adversely affected by health epidemics and pandemics, including the ongoing global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm Canoo’s business, prospects, financial condition and operating results.

Canoo faces various risks related to public health issues, including epidemics, pandemics and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a global decrease in vehicle sales and usage in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact Canoo’s employees and operations and the operations of its suppliers, vendors and business partners, and may negatively impact its sales and marketing activities and the production schedule of its EVs. In addition, various aspects of Canoo’s business cannot be conducted remotely, including the testing and manufacturing of its EVs. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect Canoo’s testing, manufacturing and building plans, sales and marketing activities, business and results of operations.

The spread of COVID-19 has caused Canoo and many of its contractors and service providers to modify their business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in testing activities, meetings, events and conferences), and Canoo and its contractors and service providers may be required to take further actions as may be required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of Canoo’s workforce or contractors and service providers are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, Canoo’s operations will be impacted.

The extent to which the COVID-19 pandemic impacts Canoo’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of Canoo’s customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in its EVs. Canoo may also experience an increase in the cost of raw materials used in its commercial production of EVs. Even after the COVID-19 pandemic has subsided, Canoo may continue to experience an adverse impact to its business as a result of COVID-19’s global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could have a material adverse effect on the demand for EVs. Under difficult economic conditions, potential customers may seek to reduce spending by foregoing EVs for other traditional options, and cancel subscription agreements for Canoo’s EVs, which could require Canoo to modify or abandon its subscription model. Decreased demand for EVs, particularly in the United States, could negatively affect Canoo’s business.

There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. Canoo does not yet know the full extent of COVID-19’s impact on its business, operations, or the global economy as a whole. However, the effects could have a material impact on Canoo’s results of operations, and Canoo will continue to monitor the situation closely.

Canoo is subject to cybersecurity risks to its operational systems, security systems, infrastructure, integrated software in its EVs and customer data processed by Canoo or third-party vendors.

Canoo is at risk for interruptions, outages and breaches of its: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by Canoo or its third-party vendors or suppliers; (b) facility security systems, owned by Canoo or its third-party vendors or suppliers; (c) transmission control modules or other in-product technology, owned by Canoo or its third-party vendors or suppliers; (d) the integrated software in Canoo’s EVs; or (e) customer data that Canoo processes or its third-party vendors or suppliers process on its behalf. Such incidents could: materially disrupt Canoo’s operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, or others; jeopardize the security of Canoo’s facilities; or affect the performance of in-product technology and the integrated software in Canoo’s EVs.

Canoo plans to include in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance on-the-road performance and for safety and cost-saving preventative maintenance. The availability and effectiveness of Canoo’s services depend on the continued operation of information technology and communications systems. Canoo’s systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm Canoo’s systems. Canoo intends to use its in-vehicle services and functionality to log information about each vehicle’s use in order to aid Canoo in vehicle diagnostics and servicing. Canoo’s customers may object to the use of this data, which may increase Canoo’s vehicle maintenance costs and harm its business prospects.

Moreover, there are inherent risks associated with developing, improving, expanding and updating Canoo’s current systems, such as the disruption of Canoo’s data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect Canoo’s ability to manage its data and inventory, procure parts or supplies or manufacture, deploy, deliver and service its EVs, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. Canoo cannot be sure that these systems upon which it relies, including those of its third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If Canoo does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact Canoo’s ability to certify its financial results. Moreover, Canoo’s proprietary information or intellectual property could be compromised or misappropriated and its reputation may be adversely affected. If these systems do not operate as Canoo expects them to, Canoo may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Canoo intends to retain certain personal information about its vehicles, customers, employees or others that, if compromised, could materially adversely affect Canoo’s financial performance and results of operations or prospects.

Canoo plans to collect, store, transmit and otherwise process data from vehicles, customers, employees and others as part of its business and operations, which may include personal data or confidential or proprietary information. Canoo also works with partners and third-party service providers or vendors that collect, store and process such data on its behalf and in connection with its EVs. There can be no assurance that any security measures that Canoo or its third-party service providers or vendors have implemented will be effective against current or future security threats. If a compromise of data were to occur, Canoo may become liable under its contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Canoo’s systems, networks and physical facilities could be breached or personal information could otherwise be compromised due to employee error or malfeasance, if, for example, third parties attempt to fraudulently induce Canoo’s employees or Canoo’s customers to disclose information or user names and/or passwords. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks and/or physical facilities utilized by Canoo’s service providers and vendors.

Canoo’s EVs contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. Canoo has designed, implemented and tested security measures intended to prevent unauthorized access to its information technology networks, its EVs and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, vehicles and systems to gain control of or to change Canoo’s EVs’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicle. A significant breach of Canoo’s third-party service providers’ or vendors’ or its own network security and systems could have serious negative consequences for Canoo’s business and future prospects, including possible fines, penalties and damages, reduced customer demand for its EVs and harm to its reputation and brand.

Canoo may not have adequate insurance coverage. The successful assertion of one or more large claims against Canoo that exceeds its available insurance coverage, or results in changes to its insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on its business. In addition, Canoo cannot be sure that its existing insurance coverage will continue to be available on acceptable terms or that Canoo’s insurers will not deny coverage as to any future claim.

Canoo is subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security regulations, and its actual or perceived failure to comply with such obligations could harm Canoo’s reputation, subject it to significant fines and liability, or otherwise adversely affect its business.

Canoo is subject to or affected by a number of federal, state and local laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security, and govern Canoo’s collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of its employees, customers and others. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, Canoo’s agreements with certain customers may require New Canoo to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, result in penalties or fines, result in litigation, may cause Canoo’s customers to lose confidence in the effectiveness of Canoo’s security measures and require New Canoo to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. Canoo may not be able to monitor and react to all developments in a timely manner. For example, California adopted the California Consumer Privacy Act (“CCPA”), which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allow for a new cause of action for data breaches. As Canoo expands its operations, the CCPA may increase Canoo’s compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other states have begun to propose similar laws. Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and Canoo may be required to put in place additional mechanisms to comply with such laws and regulations.

Canoo publishes privacy policies and other documentation regarding its collection, processing, use and disclosure of personal information and/or other confidential information. Although Canoo endeavors to comply with its published policies and other documentation, Canoo may at times fail to do so or may be perceived to have failed to do so. Moreover, despite its efforts, Canoo may not be successful in achieving compliance if Canoo’s employees, contractors, service providers or vendors fail to comply with its published policies and documentation. Such failures can subject Canoo to potential local, state and federal action if they are found to be deceptive, unfair, or misrepresentative of its actual practices. Claims that Canoo has violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices even if Canoo is not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm its business.

Canoo is subject to various environmental laws and regulations that could impose substantial costs upon Canoo and cause delays in building its production facilities.

Canoo’s operations are and will be subject to international, federal, state and local environmental laws and regulations, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and Canoo has limited experience complying with them. Moreover, Canoo expects that it will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require Canoo to change its operations, potentially resulting in a material adverse effect on its business, prospects, financial condition and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of Canoo’s operations.

Contamination at properties Canoo will own or operate, Canoo formerly owned or operated or to which hazardous substances were sent by Canoo, may result in liability for Canoo under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on Canoo’s financial condition or operating results.

Changes in tax laws may materially adversely affect Canoo’s business, prospects, financial condition and operating results.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, and failure to appropriately comply with such tax laws, statutes, rules and regulations could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could adversely affect Canoo’s business, prospects, financial condition and operating results. For example, U.S. federal tax legislation enacted in 2017, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service (the “IRS”) with respect to the Tax Act may affect Canoo, and certain aspects of the Tax Act could be repealed or modified in future legislation. The CARES Act has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.

Canoo’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

The U.S. operating subsidiary of Canoo has incurred losses during its history and does not expect to become profitable in the near future, and may never achieve profitability. To the extent that Canoo’s U.S. subsidiaries continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all.

Under the Tax Act, as modified by the CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, the net operating loss carryforwards of Canoo’s U.S. subsidiaries are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), these federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of Canoo. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The ability of Canoo’s U.S. subsidiaries to utilize net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. Canoo has not yet determined the amount of the cumulative change in its ownership resulting from the Business Combination or other transactions, or any resulting limitations on its ability to utilize its net operating loss carryforwards and other tax attributes. If Canoo’s U.S. subsidiaries earn taxable income, such limitations could result in increased future income tax liability to Canoo and its future cash flows could be adversely affected. Canoo has recorded a full valuation allowance related to its net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Canoo will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives.

If Canoo completes the Business Combination and becomes a public company, it will incur significant legal, accounting and other expenses that it did not incur as a private company, and these expenses may increase even more after Canoo is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, Canoo will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Canoo’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, Canoo expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase Canoo’s net loss. For example, Canoo expects these rules and regulations to make it more difficult and more expensive for it to obtain director and officer liability insurance and it may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. Canoo cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for Canoo to attract and retain qualified persons to serve on its board of directors, its board committees or as executive officers.

Canoo’s ability to control costs and liability is dependent on developing sufficient screening criteria for its subscription customers.

Canoo’s ability to realize revenue and reduce liability related to its subscription model is heavily dependent on its ability to effectively screen customers for high risk behavior that could result in liability for Canoo or a customer’s ability to timely make payments for a subscription. Canoo has limited experience and lacks sufficient operating history to develop effective customer screening criteria. Canoo may need to rely on third-party service providers to develop effective screening criteria, which will result in additional cost to Canoo. Canoo’s screening criteria may also need to be adjusted over time to satisfy requirements under applicable law, from its insurers or from other third-party service providers. Canoo must balance the need to develop effective screening criteria with its need to attract new customers or market to different segments of the consumer public.

Insufficient reserves to cover future part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect Canoo’s business, prospects, financial condition and operating results.

Once Canoo begins commercial production of its EVs, it will need to maintain reserves to cover part replacement and other vehicle repair needs, including any potential software upgrades or warranty claims. If Canoo’s reserves are inadequate to cover future maintenance requirements on its EVs, Canoo’s business, prospects, financial condition and operating results could be materially and adversely affected. Canoo may become subject to significant and unexpected expenses as well as claims from its customers, including loss of revenue or damages. There can be no assurances that then-existing reserves will be sufficient to cover all claims.

Canoo’s consumer subscriptions are short-term commitments and may result in high customer attrition.

Canoo expects to initially generate revenues through the sale of subscriptions with short-term commitments and no upfront payment or fees upon termination, and as a result, expects to experience subscription agreement terminations. Canoo’s customers may terminate their subscription agreements at any time upon as little notice as 30 days. Customers may cancel their subscriptions for many reasons, including a perception that they do not make sufficient use of Canoo’s EVs, that they need to reduce their expenses or that alternative transportation methods or other vehicles may provide better value or a better experience. If it is unable to replace customers who terminate their subscription agreements, or redeploy EVs efficiently enough, Canoo’s cash flows may be adversely affected.

Changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences, could adversely affect Canoo’s business, prospects, financial condition and operating results.

The U.S. government has adopted a new approach to trade policy and in some cases has attempted to renegotiate or terminate certain existing bilateral or multi-lateral trade agreements. It has also imposed tariffs on certain foreign goods, including steel and certain vehicle parts, which have begun to result in increased costs for goods imported into the United States. In response to these tariffs, a number of U.S. trading partners have imposed retaliatory tariffs on a wide range of U.S. products, which makes it more costly for Canoo to export its EVs to those countries. If Canoo is unable to pass price increases on to its customer base or otherwise mitigate the costs, or if demand for its exported EVs decreases due to the higher cost, its operating results could be materially adversely affected. In addition, further tariffs have been proposed by the U.S. and its trading partners and additional trade restrictions could be implemented on a broader range of products or raw materials. The resulting environment of retaliatory trade or other practices could have a material adverse effect on Canoo’s business, prospects, financial condition, operating results, customers, suppliers and the global economy.

Canoo is subject to governmental export and import controls and laws that could subject Canoo to liability if Canoo is not in compliance with such laws.

Canoo’s EVs are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of Canoo’s EVs and technology must be made in compliance with these laws and regulations. If Canoo fails to comply with these laws and regulations, Canoo and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on Canoo and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes to Canoo’s EVs, or changes in applicable export control, import, or economic sanctions laws and regulations may create delays in the introduction and sale of Canoo’s EVs and solutions or, in some cases, prevent the export or import of Canoo’s EVs to certain countries, governments, or persons altogether. Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons, or technologies targeted by such laws and regulations, could also result in decreased use of Canoo’s EVs, as well as Canoo’s decreased ability to export or market its EVs to potential customers. Any decreased use of Canoo’s EVs or limitation on Canoo’s ability to export or market its EVs would likely adverse Canoo’s business, financial condition and results of operations.

Canoo is subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. Canoo can face criminal liability and other serious consequences for violations, which can harm its business.

Canoo is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which Canoo conducts activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. Canoo can be held liable for the corrupt or other illegal activities of its employees, agents, contractors and other collaborators, even if Canoo does not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Investments in us may be subject to U.S. foreign investment regulations which may impose conditions or limitations on certain investors (including, but not limited to, limits on purchasing Canoo’s Capital Stock, or after the Business Combination, New Canoo Common Stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, forced divestiture, or other measures).

Certain investments that involve the acquisition of, or investment in, a U.S. business may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”), depending on the structure, beneficial ownership and control of interests in the U.S. business. Investments that result in control of a U.S. business by a foreign person are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, among other things expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”. Moreover, other countries continue to strengthen their own foreign investment clearance (“FIC”) regimes, and investments and transactions outside of the U.S. may be subject to review by non-U.S. FIC regulators if such investments are perceived to implicate national security policy priorities. Any review and approval of an investment or transaction by CFIUS or another FIC regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FIC regulatory policies and practices are rapidly evolving, and in the event that CFIUS or another FIC regulator reviews one or more proposed or existing investment by investors in Canoo, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. CFIUS or another FIC regulator may seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing Canoo’s Capital Stock, or after the Business Combination, New Canoo Common Stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).

Canoo may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which it may apply. As a result, Canoo’s business, prospects, financial condition and operating results may be adversely affected.

Canoo anticipates applying for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and EVs and related technologies. Canoo anticipates that in the future there will be new opportunities for it to apply for grants, loans and other incentives from federal, state and foreign governments. Canoo’s ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of Canoo’s applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. Canoo cannot assure you that it will be successful in obtaining any of these additional grants, loans and other incentives or that Canoo’s subscription model will be eligible for certain tax or other economic incentives.

Canoo and its outsourcing partners and suppliers may rely on complex machinery for Canoo’s production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

Canoo and its third-party outsourcing partners and suppliers may rely on complex machinery, for the production and assembly of Canoo’s EVs, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Canoo’s facilities and the facilities of its third-party outsourcing partners and suppliers consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Canoo’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on Canoo’s business, prospects, financial condition or operating results.

If any of Canoo’s suppliers become economically distressed or go bankrupt, Canoo may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase its costs, affect its liquidity or cause production disruptions.

Canoo expects to purchase various types of equipment, raw materials and manufactured component parts from its suppliers. If these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, Canoo may be required to provide substantial financial support to ensure supply continuity or would have to take other measures to ensure components and materials remain available. Any disruption could affect’s Canoo’s ability to deliver EVs and could increase Canoo’s costs and negatively affect its liquidity and financial performance.

Canoo is or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

Canoo has entered into non-binding memoranda of understanding (“MOUs”) with certain key suppliers and development partners to form strategic alliances with such third parties, and may in the future enter into additional strategic alliances or joint ventures or minority equity investments, in each case with various third parties for the production of its EVs as well as with other collaborators with capabilities on data and analytics and engineering. There is no guarantee that any of Canoo’s MOUs would lead to any binding agreements or lasting or successful business relationships with such key suppliers and development partners. If these strategic alliances are established, they may subject Canoo to a number of risks, including risks associated with sharing proprietary information, non-performance by the third-party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect Canoo’s business. Canoo may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, Canoo may also suffer negative publicity or harm to its reputation by virtue of its association with any such third-party.

Strategic business relationships will be an important factor in the growth and success of Canoo’s business. However, there are no assurances that Canoo will be able to continue to identify or secure suitable business relationship opportunities in the future or Canoo’s competitors may capitalize on such opportunities before Canoo does. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If Canoo is unable to successfully source and execute on strategic relationship opportunities in the future, its overall growth could be impaired, and its business, prospects, financial condition and operating results could be materially adversely affected.

When appropriate opportunities arise, Canoo may acquire additional assets, products, technologies or businesses that are complementary to its existing business. In addition to possible stockholder approval, Canoo may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt Canoo’s business strategy if it fails to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into Canoo’s own require significant attention from Canoo’s management and could result in a diversion of resources from Canoo’s existing business, which in turn could have an adverse effect on Canoo’s operations. Acquired assets or businesses may not generate the financial results Canoo expects. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Canoo may need to defend itself against intellectual property infringement claims or misappropriation claims, which may be time-consuming and expensive and, if adversely determined, could limit Canoo’s ability to commercialize its EVs.

Companies, organizations or individuals, including Canoo’s competitors, may own or obtain patents, trademarks or other proprietary rights that could prevent or limit Canoo’s ability to make, use, develop or deploy its EVs, which could make it more difficult for Canoo to operate its business. Canoo may receive inquiries from patent, copyright or trademark owners inquiring whether Canoo infringes upon their proprietary rights. Canoo may also be the subject of more formal allegations that Canoo has misappropriated such parties’ trade secrets or other proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, fuel cells or electronic power management systems may allege infringement or misappropriation of such rights. In response to a determination that Canoo has infringed upon or misappropriated a third-party’s intellectual property rights, Canoo may be required to do one or more of the following:

●        cease development, sales or use of its products that incorporate the asserted intellectual property;

●        pay substantial damages;

●        obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or available at all; or

●        re-design one or more aspects or systems of its EVs.

A successful claim of infringement or misappropriation against Canoo could materially adversely affect its business, prospects, financial condition and operating results. Even if Canoo is successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Canoo’s business may be adversely affected if it is unable to protect its intellectual property rights from unauthorized use by third parties.

Failure to adequately protect Canoo’s intellectual property rights could result in Canoo’s competitors offering similar products, potentially resulting in the loss of some of Canoo’s competitive advantage and a decrease in its revenue, which could adversely affect Canoo’s business, prospects, financial condition and operating results. Canoo’s success depends, at least in part, on its ability to protect its core technology and intellectual property. To accomplish this, Canoo will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect Canoo’s rights in its technology.

The protection of Canoo’s intellectual property rights will be important to its future business opportunities. However, the measures Canoo takes to protect its intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

●        as noted below, any patent applications Canoo submits may not result in the issuance of patents (and patents have not yet issued to Canoo based on its pending applications);

●        the scope of Canoo’s patents that may subsequently issue may not be broad enough to protect its proprietary rights;

●        Canoo’s issued patents may be challenged or invalidated by third parties;

●        Canoo’s employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to Canoo;

●        third parties may independently develop technologies that are the same or similar to Canoo’s;

●        the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and

●        current and future competitors may circumvent or otherwise design around Canoo’s patents.

Patent, trademark, copyright and trade secret laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the U.S. Further, policing the unauthorized use of Canoo’s intellectual property rights in foreign jurisdictions may be difficult. Therefore, Canoo’s intellectual property rights may not be as strong or as easily enforced outside of the U.S.

Also, while Canoo has registered and applied for trademarks in an effort to protect its investment in its brand and goodwill with customers, competitors may challenge the validity of those trademarks and other brand names in which Canoo has invested. Such challenges can be expensive and may adversely affect Canoo’s ability to maintain the goodwill gained in connection with a particular trademark.

Canoo’s patent applications for its proprietary technology, including for its skateboard platform, may not issue, which may have a material adverse effect on Canoo’s ability to prevent others from commercially exploiting products similar to Canoo’s.

Canoo cannot be certain that it is the first inventor of the subject matter disclosure or to file a patent application for its proprietary technology, including for its skateboard platform. If another party has filed a patent application to the same or similar subject matter as Canoo has, Canoo may not be entitled to the protection sought by the patent application. Canoo also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Canoo cannot be certain that the patent applications that it files will issue, or that its issued patents will afford protection against competitors with similar technology. In addition, Canoo’s competitors may design around Canoo’s issued patents, which may adversely affect Canoo’s business, prospects, financial condition and operating results.

Waitlist reservations for subscriptions to Canoo’s service are cancellable.

Canoo’s EVs are still in development and deliveries of the Lifestyle Vehicle, Delivery Vehicle and Sport Vehicle are not expected to begin until 2022, 2023 and 2025, respectively, and may occur later or not at all. As a result, Canoo offers waitlist reservations for its consumer subscription offering that do not require financial commitment and will be cancellable without penalty. Given the anticipated lead times between waitlist reservations and the date of delivery of Canoo’s EVs, there is a heightened risk that customers who join Canoo’s waitlist may ultimately decide not to convert into binding contracts for Canoo’s subscription offering due to potential changes in customer preferences, competitive developments and other factors. As a result, no assurance can be made that reservations will not be cancelled or that reservations will result in the subscription to Canoo’s subscription offering, and any such cancellations could harm Canoo’s business, prospects, financial condition and operating results.

Canoo’s employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on Canoo’s business, prospects, financial condition and operating results.

Canoo is exposed to the risk that its employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions Canoo takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Canoo from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, Canoo is subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against Canoo, and Canoo is not successful in defending itself or asserting its rights, those actions could have a significant impact on Canoo’s business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of Canoo’s operations, any of which could adversely affect Canoo’s business, prospects, financial condition and operating results.

Canoo expects the majority of its business to be concentrated in certain targeted jurisdictions, putting it at risk of region-specific disruptions.

Canoo expects to initially launch its consumer subscription offering in limited jurisdictions. Accordingly, Canoo’s business and results of operations are particularly susceptible to adverse economic, regulatory, political, weather and other conditions in other markets that may become similarly concentrated. Further, as compared to Canoo’s competitors who operate on a wider geographic scale, any adverse changes or events in its targeted jurisdictions may expose Canoo’s business and results of operations to more significant risks.

Canoo may become subject to product liability claims, including possible class action and derivative lawsuits, which could harm its financial condition and liquidity if it is not able to successfully defend or insure against such claims.

Product liability claims, even those without merit or those that do not involve Canoo’s EVs, could harm Canoo’s business, prospects, financial condition and operating results. The automobile industry in particular experiences significant product liability claims, and Canoo faces inherent risk of exposure to claims in the event Canoo’s EVs do not perform or are claimed to not have performed as expected. As is true for other EV suppliers, Canoo expects in the future that its EVs will be involved in crashes resulting in death or personal injury. Additionally, product liability claims that affect Canoo’s competitors or suppliers may cause indirect adverse publicity for Canoo and its EVs.

A successful product liability claim against Canoo could require Canoo to pay a substantial monetary award. Canoo’s risks in this area are particularly pronounced given Canoo has not deployed its EVs for consumer use to date and the limited field experience of Canoo’s EVs. Moreover, a product liability claim against Canoo or its competitors could generate substantial negative publicity about Canoo’s EVs and business and could have a material adverse effect on Canoo’s brand, business, prospects, financial condition and operating results. Canoo may self-insure against the risk of product liability claims for vehicle exposure, meaning that any product liability claims will likely have to be paid from company funds, not by insurance.

Canoo’s EVs make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

The battery packs in Canoo’s EVs use lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While Canoo has taken measures to enhance the safety of its battery designs, a field or testing failure of its EVs could occur in the future, which could subject Canoo to lawsuits, product recalls, or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells such as a vehicle or other fire, even if such incident does not involve Canoo’s EVs, could seriously harm its business.

In addition, Canoo’s manufacturing partners and suppliers are expected to store a significant number of lithium-ion cells at their facilities. Any mishandling of battery cells may cause disruption to the operation of such facilities. A safety issue or fire related to the cells could disrupt operations or cause manufacturing delays. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s EV or energy storage product may cause indirect adverse publicity for Canoo and its EVs. Such adverse publicity could negatively affect Canoo’s brand and harm its business, prospects, financial condition and operating results.

Canoo’s business may be adversely affected by labor and union activities.

Although none of Canoo’s employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Canoo may also directly and indirectly depend upon other companies with unionized work forces, such as its manufacturing partners, parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on Canoo’s business, financial condition or operating results.

Risks Related to Hennessy Capital and the Business Combination

Unless the context otherwise requires, all references in this “— Risks Related to Hennessy Capital and the Business Combination” section to “we,” “us,” or “our” refer to Hennessy Capital.

Following the consummation of the Business Combination, our only significant asset will be ownership of 100% of the Surviving Entity’s membership interests, and we do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than the ownership of 100% of the Surviving Entity’s membership interests. We will depend on Canoo for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our common stock. Applicable state law and contractual restrictions, including in agreements governing the current or future indebtedness of Canoo, as well as the financial condition and operating requirements of Canoo, may limit our ability to obtain cash from Canoo. Thus, we do not expect to pay cash dividends on our common stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. In addition, in the event that the board of directors and stockholders of the Surviving Entity were to approve a sale of all of our direct and indirect interests in Canoo, your equity interest would be in a holding company with no material assets other than those assets and other consideration received in such transaction.

There can be no assurance that New Canoo Common Stock will be approved for listing on Nasdaq or that New Canoo will be able to comply with the continued listing standards of Nasdaq.

In connection with the closing of the Business Combination, we intend to list New Canoo’s common stock and warrants on Nasdaq under the symbols “GOEV” and “GOEVW,” respectively. New Canoo’s continued eligibility for listing may depend on the number of Hennessy Capital’s shares that are redeemed. If, after the Business Combination, Nasdaq delists New Canoo’s shares from trading on its exchange for failure to meet the listing standards, New Canoo and its stockholders could face significant material adverse consequences including:

●        a limited availability of market quotations for New Canoo’s securities;

●        a determination that New Canoo Common Stock is a “penny stock” which will require brokers trading in New Canoo Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New Canoo Common Stock;

●        a limited amount of analyst coverage; and

●        a decreased ability to issue additional securities or obtain additional financing in the future.

Subsequent to the consummation of the Business Combination, New Canoo may be required to take write-downs or write-offs, or New Canoo may be subject to restructuring, impairment or other charges that could have a significant negative effect on New Canoo’s financial condition, results of operations and the price of HCAC Class A Common Stock, which could cause you to lose some or all of your investment.

Although Hennessy Capital has conducted due diligence on Canoo, this diligence may not reveal all material issues that may be present with Canoo’s business. Factors outside of Canoo’s and outside of Hennessy Capital’s control may, at any time, arise. As a result of these factors, New Canoo may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in New Canoo reporting losses. Even if Hennessy Capital’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with Hennessy Capital’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on New Canoo’s liquidity, the fact that New Canoo reports charges of this nature could contribute to negative market perceptions about New Canoo or its securities. In addition, charges of this nature may cause New Canoo to be unable to obtain future financing on favorable terms or at all.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Hennessy Capital’s securities or, following the Closing, New Canoo’s securities, may decline. A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Hennessy Capital’s securities prior to the Closing may decline. The market values of New Canoo’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which Hennessy Capital’s stockholders vote on the Business Combination.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, following the Business Combination, fluctuations in the price of New Canoo’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Canoo’s capital stock. Accordingly, the valuation ascribed to Canoo may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New Canoo’s securities develops and continues, the trading price of New Canoo’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Canoo’s control. Any of the factors listed below could have a material adverse effect on your investment in New Canoo’s securities and New Canoo’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of New Canoo’s securities may not recover and may experience a further decline.

Factors affecting the trading price of New Canoo’s securities may include:

●        actual or anticipated fluctuations in New Canoo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

●        changes in the market’s expectations about New Canoo’s operating results;

●        success of competitors;

●        New Canoo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●        changes in financial estimates and recommendations by securities analysts concerning New Canoo or the transportation industry in general;

●        operating and share price performance of other companies that investors deem comparable to New Canoo;

●        New Canoo’s ability to market new and enhanced products and technologies on a timely basis;

●        changes in laws and regulations affecting New Canoo’s business;

●        New Canoo’s ability to meet compliance requirements;

●        commencement of, or involvement in, litigation involving New Canoo;

●        changes in New Canoo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●        the volume of New Canoo’s shares of common stock available for public sale;

●        any major change in the New Canoo Board or New Canoo’s management;

●        sales of substantial amounts of New Canoo’s shares of common stock by New Canoo’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

●        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New Canoo’s securities irrespective of New Canoo’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Canoo’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to New Canoo could depress New Canoo’s share price regardless of New Canoo’s business, prospects, financial conditions or results of operations. A decline in the market price of New Canoo’s securities also could adversely affect New Canoo’s ability to issue additional securities and New Canoo’s ability to obtain additional financing in the future.

Following the consummation of the Business Combination, New Canoo will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, New Canoo will face increased legal, accounting, administrative and other costs and expenses as a public company that Canoo does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Canoo to carry out activities Canoo has not done previously. For example, New Canoo will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Canoo could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Canoo’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Canoo’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the New Canoo Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Canoo to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

New Canoo’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

Canoo is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New Canoo will be required to provide management’s attestation on internal controls commencing with Hennessy Capital’s annual report for the year ending December 31, 2021 in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Canoo as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Canoo is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

New Canoo will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Canoo’s securities less attractive to investors and may make it more difficult to compare New Canoo’s performance to the performance of other public companies.

New Canoo will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Canoo will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes- Oxley Act, (b) reduced disclosure obligations regarding executive compensation in New Canoo’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New Canoo’s stockholders may not have access to certain information they may deem important. New Canoo will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of HCAC Class A Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of HCAC Class A Common Stock in the IPO. Hennessy Capital cannot predict whether investors will find New Canoo’s securities less attractive because it will rely on these exemptions. If some investors find New Canoo’s securities less attractive as a result of New Canoo’s reliance on these exemptions, the trading prices of New Canoo’s securities may be lower than they otherwise would be, there may be a less active trading market for New Canoo’s securities and the trading prices of New Canoo’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Canoo’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The unaudited pro forma financial information included herein may not be indicative of what New Canoo’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what New Canoo’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

Hennessy Capital’s Sponsor, officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the sponsor, officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, Hennessy Capital’s Sponsor, officers and directors have agreed to vote any shares of HCAC Common Stock owned by them in favor of the Business Combination, including their shares of HCAC Class B Common Stock and any Public Shares purchased after our IPO (including in open market and privately negotiated transactions). As of the record date, our Sponsor, officers and directors beneficially own an aggregate of approximately 17.8% of the outstanding shares of HCAC Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares of HCAC Common Stock in accordance with the majority of the votes cast by the Public Stockholders.

Hennessy Capital may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate, in which case the Public Stockholders may only receive $10.10 per share, or less than such amount in certain circumstances, and the Public Warrants will expire worthless.

The Existing Charter provides that it must complete an initial business combination by December 31, 2020. Hennessy Capital may not be able to complete an initial business combination by such date. If Hennessy Capital has not completed an initial business combination prior to December 31, 2020 (or successfully obtained stockholder approval of an extension prior to such date) it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Hennessy Capital to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Hennessy Capital’s remaining stockholders and the HCAC Board, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Stockholders may only receive $10.10 per share, and the Public Warrants will expire worthless. In certain circumstances, the Public Stockholders may receive less than $10.10 per share on the redemption of their shares.

Hennessy Capital’s Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or warrants from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of HCAC Class A Common Stock.

Hennessy Capital’s Sponsor, directors, officers, advisors or their affiliates may purchase Public Shares or Public Warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions.

Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Hennessy Capital shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Hennessy Capital’s Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination. The purpose of any such purchases of Public Warrants could be to reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrantholders for approval in connection with the Business Combination. Any such purchases of Hennessy Capital securities may result in the completion the Business Combination, which may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of HCAC Class A Common Stock or Public Warrants and the number of beneficial holders of Hennessy Capital securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of Hennessy Capital securities on a national securities exchange.

If a stockholder fails to receive notice of Hennessy Capital’s offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Hennessy Capital will comply with the tender offer rules or proxy rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite Hennessy Capital’s compliance with these rules, if a stockholder fails to receive Hennessy Capital’s tender offer or proxy materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, proxy materials or tender offer documents, as applicable, that Hennessy Capital will furnish to holders of the Public Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly tender or redeem Public Shares. For example, Hennessy Capital may require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to Hennessy Capital’s transfer agent prior to the date set forth in the tender offer documents mailed to such holders, or up to two business days prior to the vote on the proposal to approve the Business Combination in the event Hennessy Capital distributes proxy materials, or to deliver their shares to the transfer agent electronically. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

The future exercise of registration rights may adversely affect the market price of our common stock.

Certain of our shareholders will have registration rights for restricted securities. We are obligated to register certain securities, including all of the shares of HCAC Class B Common Stock held by the Founders and the Anchor Investor, the Private Placement Warrants, shares of HCAC Class A Common Stock received by certain significant Canoo equity holders as part of the Business Combination and the PIPE Shares. We are obligated to (i) file a resale “shelf” registration statement to register such securities (and any shares of New Canoo Common Stock into which they may be exercised following the consummation of the Business Combination) within 15 business days after of the Closing and (ii) use reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing. Sales of a substantial number of shares of common stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Warrants will become exercisable for our common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding Public Warrants to purchase an aggregate of 22,511,250 shares of our common stock will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the consummation of our IPO. Each warrant entitles the holder thereof to purchase one share of HCAC Class A Common Stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of shares of HCAC Class A Common Stock. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the then existing holders of common stock of Canoo and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our common stock.

Our Public Stockholders will experience immediate dilution due to the issuance of shares of HCAC Class Common Stock to Canoo equity holders in the Business Combination and may experience additional dilution as a consequence of certain transactions, including the issuance of shares of HCAC common stock in the PIPE Financing. Having a minority share position may reduce the influence that our current stockholders have on the management of Canoo.

It is anticipated that, following the completion of the Business Combination and assuming (for illustrative purposes) no redemptions of our outstanding public shares beyond the 211,561 shares redeemed in August 2020 in connection with the Extension Amendment, Hennessy Capital’s existing stockholders, including our Sponsor, will retain an ownership interest of 15.3% of New Canoo, Canoo equity holders will own 71.5% of our outstanding common stock and the PIPE Investors will own approximately 13.2% of our outstanding common stock. These relative percentages assume that Hennessy Capital receives $323,250,000 in cash proceeds from the PIPE Financing. In addition, if any of Hennessy Capital’s stockholders exercise their redemption rights, the ownership interest in Hennessy Capital of Hennessy Capital’s Public Stockholders will decrease and the ownership interest in Hennessy Capital of our Founders, including our Sponsor, will increase. To the extent that any of the HCAC Warrants are converted into HCAC Common Stock or any Earnout Shares are issued, current stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence management of New Canoo through the election of directors following the Business Combination.

Neither Hennessy Capital nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Canoo in the Merger Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Canoo and Hennessy Capital to each other in the Merger Agreement will not survive the consummation of the Business Combination. As a result, Hennessy Capital and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Canoo in the Merger Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Hennessy Capital would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by the Existing Charter and applicable laws. For example, it is a condition to our obligations to close the Business Combination that certain of Canoo’s representations and warranties are true and correct in all respects as of the closing date, except where the failure of such representants and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if our board of directors determines that it is in our stockholders’ best interest to waive any such breach, then the board may elect to waive that condition and close the Business Combination. We are not able to waive the condition that our stockholders approve the Business Combination.

Hennessy Capital’s ability to successfully effect the Business Combination and New Canoo’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Canoo, all of whom Hennessy Capital expects to stay with New Canoo following the Closing. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Hennessy Capital’s ability to successfully effect the Business Combination and New Canoo’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Canoo. Although Hennessy Capital expects key personnel to remain with New Canoo following the Business Combination, there can be no assurance that they will do so. It is possible that Canoo will lose some key personnel, the loss of which could negatively impact the operations and profitability of New Canoo. Furthermore, following the Closing, certain of the key personnel of Canoo may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New Canoo to have to expend time and resources helping them become familiar with such requirements.

The HCAC Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, the HCAC Board conducted significant due diligence on Canoo. For a complete discussion of the factors utilized by the HCAC Board in approving the Business Combination, see the section entitled, “The Business Combination — Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination.” The HCAC Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Canoo’s fair market value was at least 80% of Hennessy Capital’s net assets (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, the HCAC Board did not obtain a fairness opinion to assist it in its determination. Accordingly, the HCAC Board may be incorrect in its assessment of the Business Combination.

Hennessy Capital does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Hennessy Capital to complete the Business Combination with which a substantial majority of Hennessy Capital’s stockholders do not agree.

The Existing Charter does not provide a specified maximum redemption threshold, except that in no event will Hennessy Capital redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Business Combination and after payment of underwriters’ fees and commissions (such that Hennessy Capital is not subject to the SEC’s “penny stock” rules). As a result, Hennessy Capital may be able to complete the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. In the event the aggregate cash consideration Hennessy Capital would be required to pay for all shares of HCAC Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to Hennessy Capital, Hennessy Capital will not complete the Business Combination or redeem any shares, all shares of HCAC Class A Common Stock submitted for redemption will be returned to the holders thereof, and Hennessy Capital instead may search for an alternate business combination.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) Hennessy Capital’s completion of an initial business combination, and then only in connection with those shares of HCAC Class A Common Stock that such Public Stockholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Existing Charter (A) to modify the substance or timing of Hennessy Capital’s obligation to redeem 100% of the Public Shares if Hennessy Capital does not complete an initial business combination by December 31, 2020 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of the Public Shares if Hennessy Capital is unable to complete an initial business combination by December 31, 2020, subject to applicable law and as further described herein. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate their investment, Public Shareholders may be forced to sell their Public Shares or Public Warrants, potentially at a loss.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the issued and outstanding shares of HCAC Class A Common Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding shares of HCAC Class A Common Stock.

The Existing Charter provides that a Public Stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 15% of the shares of common stock sold in the IPO without Hennessy Capital’s prior written consent. The inability of a stockholder to redeem an aggregate of more than 15% of the shares of common stock sold in the IPO will reduce its influence over Hennessy Capital’s ability to consummate its initial business combination and such stockholder could suffer a material loss on its investment in Hennessy Capital if it sells such excess shares in open market transactions. As a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its shares in open market transaction, potentially at a loss.

If third parties bring claims against Hennessy Capital, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.10 per share.

Hennessy Capital’s placing of funds in the Trust Account may not protect those funds from third-party claims against Hennessy Capital. Although Hennessy Capital has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with Hennessy Capital waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Hennessy Capital’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Hennessy Capital’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to Hennessy Capital than any alternative. Hennessy Capital is not aware of any product or service providers who have not or will not provide such waiver other than the underwriters of its initial public offering and Hennessy Capital’s independent registered public accounting firm.

Examples of possible instances where Hennessy Capital may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Hennessy Capital and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Hennessy Capital is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Hennessy Capital will be required to provide for payment of claims of creditors that were not waived that may be brought against Hennessy Capital within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.10 per share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement, the Sponsor has agreed that it will be liable to Hennessy Capital if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which Hennessy Capital has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Hennessy Capital’s indemnity of the underwriters of Hennessy Capital’s initial public offering against certain liabilities, including liabilities under the Securities Act. However, Hennessy Capital has not asked the Sponsor to reserve for such indemnification obligations, nor has Hennessy Capital independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Hennessy Capital. Therefore, Hennessy Capital cannot assure you that the Sponsor would be able to satisfy those obligations. None of Hennessy Capital’s officers or directors will indemnify Hennessy Capital for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Hennessy Capital’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.10 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Hennessy Capital’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While Hennessy Capital currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Hennessy Capital, it is possible that Hennessy Capital’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Hennessy Capital’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.10 per share.

Hennessy Capital may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

Hennessy Capital has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Hennessy Capital’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Hennessy Capital only if (i) Hennessy Capital has sufficient funds outside of the Trust Account or (ii) Hennessy Capital consummates an initial business combination. Hennessy Capital’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Hennessy Capital’s officers and directors, even though such an action, if successful, might otherwise benefit Hennessy Capital and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Hennessy Capital pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If, after Hennessy Capital distributes the proceeds in the Trust Account to the Public Stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Hennessy Capital that is not dismissed, a bankruptcy court may seek to recover such proceeds, and Hennessy Capital and its board may be exposed to claims of punitive damages.

If, after Hennessy Capital distributes the proceeds in the Trust Account to its stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against Hennessy Capital that is not dismissed, any distributions received by Hennessy Capital’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Hennessy Capital’s stockholders. In addition, the HCAC Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and Hennessy Capital to claims of punitive damages, by paying Hennessy Capital’s stockholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Hennessy Capital files a bankruptcy petition or an involuntary bankruptcy petition is filed against Hennessy Capital that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Hennessy Capital’s stockholders and the per-share amount that would otherwise be received by Hennessy Capital’s stockholders in connection with Hennessy Capital’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Stockholders, Hennessy Capital files a bankruptcy petition or an involuntary bankruptcy petition is filed against Hennessy Capital that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Hennessy Capital’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Hennessy Capital’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Hennessy Capital’s stockholders in connection with Hennessy Capital’s liquidation may be reduced.

Hennessy Capital stockholders may be held liable for claims by third parties against Hennessy Capital to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Hennessy Capital does not complete an initial business combination by December 31, 2020 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is Hennessy Capital’s intention to redeem the Public Shares as soon as reasonably possible following December 31, 2020 in the event it does not complete its initial business combination and, therefore, Hennessy Capital does not intend to comply with the foregoing procedures.

Because Hennessy Capital will not be complying with Section 280, Section 281(b) of the DGCL requires Hennessy Capital to adopt a plan, based on facts known to Hennessy Capital at such time that will provide for Hennessy Capital’s payment of all existing and pending claims or claims that may be potentially brought against Hennessy Capital within the 10 years following its dissolution. However, because Hennessy Capital is a blank check company, rather than an operating company, and Hennessy Capital’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from Hennessy Capital’s vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If Hennessy Capital’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. Hennessy Capital cannot assure you that it will properly assess all claims that may be potentially brought against us. As such, Hennessy Capital’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Hennessy Capital’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event Hennessy Capital  does not complete an initial business combination by December 31, 2020 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

Hennessy Capital’s Sponsor, officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the HCAC Board’s recommendation that Hennessy Capital’s stockholders vote in favor of the approval of the Business Combination Proposal, Hennessy Capital’s stockholders should be aware that certain of Hennessy Capital’s Sponsor, executive officers and directors have interests in the Business Combination that may be different from or in addition to (and which may conflict with) the interests of Hennessy Capital’s stockholders. These interests include:

●        the beneficial ownership of the Sponsor and certain of Hennessy Capital’s board of directors and officers of an aggregate of 6,631,820 shares of HCAC Class B Common Stock, which were acquired for an aggregate purchase price of $25,000 prior to the IPO, and 11,739,394 Private Placement Warrants, which were acquired for an aggregate purchase price of $11,739,394 simultaneously with the consummation of the IPO, which shares and warrants would become worthless if Hennessy Capital does not complete a business combination within the applicable time period, as the Founders have waived any redemption right with respect to these shares. Such shares and warrants have an aggregate market value of approximately $68.4 million and $16.7 million, respectively, based on the closing price of HCAC Class A Common Stock of $10.31 and Public Warrants of $1.42 on Nasdaq on October 27, 2020, the record date for the special meeting of stockholders. Each of our officers and directors is a member of the Sponsor. Hennessy Capital LLC is the managing member of the Sponsor and has voting and investment discretion with respect to the common stock held by the Sponsor. Daniel J. Hennessy is the manager of Hennessy Capital LLC;

●        as compensation for his services rendered to Hennessy Capital prior to the Business Combination, Mr. Ethridge, Hennessy Capital’s President and Chief Operating Officer, will receive a $500,000 cash payment upon the successful completion of its initial business combination;

●        the anticipated continuation of Greg Ethridge, Hennessy Capital’s President, Chief Operating Officer and director, as a director of New Canoo;

●        Hennessy Capital SPV II LLC, an entity controlled by Daniel J. Hennessy, has entered into a Subscription Agreement as part of the PIPE Financing for the purchase of 500,000 PIPE Shares for an aggregate purchase price of $5.0 million;

●        the continued indemnification of current directors and officers of Hennessy Capital and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

●        the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed.

These interests may influence Hennessy Capital’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. These interests were considered by the HCAC Board when it approved the Business Combination.

Concentration of ownership after the Business Combination may have the effect of delaying or preventing a change in control.

It is anticipated that, following the completion of the Business Combination and assuming (for illustrative purposes) redemptions of approximately 100% of our outstanding public shares, Hennessy Capital’s initial stockholders, including our Sponsor, will retain an ownership interest of 15.3% of New Canoo and Canoo equity holders will own 71.5% of our outstanding common stock. As a result, Canoo equity holders may have the ability to determine the outcome of corporate actions of New Canoo requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

We may not be able to complete the PIPE Financing in connection with the Business Combination.

We may not be able to complete the PIPE Financing on terms that are acceptable to us, or at all. If we do not complete the PIPE Financing, we may not be able to complete the Business Combination. The terms of any alternative financing may be more onerous to New Canoo than the PIPE Financing, and we may be unable to obtain alternative financing on terms that are acceptable to us, or at all. If we do not complete the PIPE Financing, and do not obtain alternative financing, we may not be able to complete the Business Combination. The failure to secure additional financing could have a material adverse effect on the continued development or growth of New Canoo. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after the Business Combination.

Hennessy Capital may amend the terms of the HCAC Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 65% of the then outstanding HCAC Warrants. As a result, the exercise price of the HCAC Warrants could be increased, the exercise period could be shortened and the number of shares of HCAC Class A Common Stock purchasable upon exercise of an HCAC Warrant could be decreased, all without your approval.

The HCAC Warrants were issued in registered form under the HCAC Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Hennessy Capital. The HCAC Warrant Agreement provides that the terms of the HCAC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding HCAC Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, Hennessy Capital may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding HCAC Warrants approve of such amendment. Although Hennessy Capital’s ability to amend the terms of the Public Warrants with the consent of at least 65% of the then outstanding HCAC Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the HCAC Warrants, convert the HCAC Warrants into cash or stock, shorten the exercise period or decrease the number of shares of HCAC Class A Common Stock purchasable upon exercise of an HCAC Warrant.

Hennessy Capital may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your HCAC Warrants worthless.

Hennessy Capital has the ability to redeem outstanding HCAC Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of HCAC Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which Hennessy Capital gives proper notice of such redemption and provided certain other conditions are met. If and when the HCAC Warrants become redeemable by Hennessy Capital, Hennessy Capital may not exercise its redemption right if the issuance of shares of common stock upon exercise of the HCAC Warrants is not exempt from registration or qualification under applicable state blue sky laws or Hennessy Capital is unable to effect such registration or qualification. Hennessy Capital will use its best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the HCAC Warrants were offered by Hennessy Capital in its initial public offering. Redemption of the outstanding HCAC Warrants could force you (i) to exercise your HCAC Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your HCAC Warrants at the then-current market price when you might otherwise wish to hold your HCAC Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding HCAC Warrants are called for redemption, is likely to be substantially less than the market value of your HCAC Warrants. None of the Private Placement Warrants will be redeemable by Hennessy Capital so long as they are held by the Sponsor, the Anchor Investor or their permitted transferees.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of HCAC Class A Common Stock.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of HCAC Class A Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of HCAC Class A Common Stock following the redemption, and if so, the total number of shares of HCAC Class A Common Stock held by the holder both before and after the redemption relative to all shares of HCAC Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in Hennessy Capital or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Certain U.S. Federal Income Tax Considerations of the Redemption and the Business Combination.”

We may issue additional shares of common stock or preferred shares under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

Our Existing Charter authorizes the issuance of up to 100,000,000 shares of HCAC Class A Common Stock, par value $0.0001 per share, 10,000,000 shares of HCAC Class B Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. There are currently 34,103,811 and 2,496,250 authorized but unissued shares of HCAC Class A Common Stock and HCAC Class B Common Stock, respectively, available for issuance, which amount takes into account the shares of HCAC Class A Common Stock reserved for issuance upon exercise of outstanding warrants but not the shares of HCAC Class A Common Stock issuable upon conversion of HCAC Class B Common Stock. There are currently no shares of preferred stock issued and outstanding. Shares of HCAC Class B Common Stock are convertible into shares of HCAC Class A Common Stock initially at a one-for-one ratio but subject to adjustment as set forth herein, including in certain circumstances in which we issue HCAC Class A Common Stock or equity-linked securities related to our initial business combination.

We may issue a substantial number of additional shares of common or preferred stock under an employee incentive plan after consummation of the Business Combination (although our Existing Charter provides that we may not issue securities that can vote with common stockholders on matters related to our pre-initial business combination activity). We may also issue shares of HCAC Class A Common Stock upon conversion of the HCAC Class B Common Stock at a ratio greater than one-to-one at the time of our initial business combination as a result of the anti-dilution provisions contained in our Existing Charter. However, our Existing Charter provides, among other things, that prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of our Existing Charter, like all provisions of our Existing Charter, may be amended with the approval of our stockholders. However, our executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Existing Charter (A) to modify the substance or timing of our obligation to redeem 100% of the Public Shares if we do not complete our initial business combination by December 31, 2020 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide the Public Stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding Public Shares.

We may issue a substantial number of additional shares of common stock or shares of preferred stock under an employee incentive plan upon or after consummation of the Business Combination. However, our Existing Charter provides that we may not issue any additional shares of capital stock that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Public Shares on an initial business combination. Although no such issuance will affect the per share amount available for redemption from the Trust Account, the issuance of additional common stock or preferred shares:

The issuance of additional shares of common or preferred stock:

●        may significantly dilute the equity interest of investors;

●        may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

●        could cause a change of control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●        may adversely affect prevailing market prices for our HCAC Units, HCAC Class A Common Stock and/or HCAC Warrants.

Our Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

Our Existing Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our Existing Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in our Existing Charter. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our Existing Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Because we have no current plans to pay cash dividends on HCAC Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell HCAC Class A Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the HCAC Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the HCAC Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in HCAC Class A Common Stock unless you sell HCAC Class A Common Stock for a price greater than that which you paid for it. See the section entitled “Ticker Symbol, Market Price, and Dividend Policy.”

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New Canoo, its business, or its market, or if they change their recommendations regarding New Canoo’s securities adversely, the price and trading volume of New Canoo’s securities could decline.

The trading market for New Canoo’s securities will be influenced by the research and reports that industry or securities analysts may publish about New Canoo, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New Canoo. If no securities or industry analysts commence coverage of New Canoo, New Canoo’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New Canoo change their recommendation regarding New Canoo’s shares of common stock adversely, or provide more favorable relative recommendations about New Canoo’s competitors, the price of New Canoo’s shares of common stock would likely decline. If any analyst who may cover New Canoo were to cease coverage of New Canoo or fail to regularly publish reports on it, New Canoo could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Anti-takeover provisions contained in the Proposed Charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Proposed Charter and proposed amended and restated bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●        the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

●        the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

●        the requirement that a special meeting of stockholders may be called only by the chairperson of the board of directors, the chief executive officer, the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

●        limiting the liability of, and providing indemnification to, our directors and officers;

●        controlling the procedures for the conduct and scheduling of stockholder meetings;

●        providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

●        granting the ability to remove directors with cause by the affirmative vote of a majority in voting power of the outstanding shares of Company common stock entitled to vote thereon;

●        requiring the affirmative vote of at least 66-2/3% of the voting power of the outstanding shares of capital stock of New Canoo entitled to vote generally in the election of directors, voting together as a single class, to amend the proposed amended and restated bylaws or Articles V, VI, VII and VIII of the Proposed Charter; and

●        advance notice procedures that stockholders must comply with in order to nominate candidates to the New Canoo Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Canoo.

These provisions, alone or together, could delay hostile takeovers and changes in control of New Canoo or changes in the New Canoo Board and New Canoo’s management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of New Canoo Common Stock. Any provision of Proposed Charter or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

The Subscription Agreements for the PIPE Financing include a jury trial waiver that could limit a PIPE Investor’s ability to bring or demand a jury trial in connection with any litigation pursuant to the Subscription Agreements.

The Subscription Agreements for the PIPE Financing contain a provision pursuant to which the parties waive their respective rights to a trial by jury in connection with any litigation pursuant to the Subscription Agreements. This jury trial waiver does not apply to subsequent secondary purchasers of the shares of HCAC Class A Common Stock issued and sold pursuant to the Subscription Agreements nor does it apply to any of our other stockholders. Further, this jury trial waiver does not apply to the PIPE Investors in respect of any claim or cause of action not in connection with any litigation pursuant to the Subscription Agreements.

If we opposed a jury trial demand based on the jury trial waiver, the appropriate court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law, including in respect of federal securities laws claims. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the New York, which govern our Subscription Agreements.

In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to our Subscription Agreements. Nevertheless, if this contractual pre-dispute jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Subscription Agreements with a jury trial. No condition, stipulation or provision of the Subscription Agreements serves as a waiver by any PIPE Investor or by us of compliance with the federal securities laws.

This waiver of jury trial provision may limit a PIPE Investor’s ability to bring or demand a jury trial in connection with any litigation pursuant to the applicable Subscription Agreement, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the waiver of jury trial provision contained in the Subscription Agreements to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action, which could harm our business, operating results and financial condition.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination as described in the section entitled “The Merger Agreement and Plan of Reorganization” under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Operations prior to the Business Combination will be presented in future financial reports as those of Canoo. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Canoo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Canoo (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Canoo). Accordingly, the consolidated assets, liabilities and results of operations of Canoo will become the historical financial statements of New Canoo, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Canoo beginning on the acquisition date. The net assets of Hennessy Capital will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Canoo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●        Canoo’s business will comprise the ongoing operations of the combined company immediately following the consummation of the Business Combination, which we refer to herein as “New Canoo;”

●        Canoo’s senior management will serve as senior management of New Canoo;

●        Canoo’s existing shareholders will have the greatest voting interest in New Canoo and a majority interest under both the no redemption and maximum redemption scenarios (holding approximately 71.5% and 81.5% of the total shares outstanding of New Canoo under the no redemption and maximum redemption scenarios, respectively);

●        Canoo’s existing directors and individuals designated by, or representing, Canoo’s existing shareholders will constitute at least five of the six members of the initial New Canoo Board following the consummation of the Business Combination;

●        Canoo’s existing shareholders will have the ability to control decisions regarding election and removal of directors from the New Canoo Board; and

●        New Canoo will continue to operate under the Canoo tradename and the headquarters of New Canoo will be Canoo’s existing headquarters.

Other factors were considered, including the purpose and intent of the Business Combination, noting that the preponderance of evidence as described above is indicative that Canoo is the accounting acquirer in the Business Combination.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company. The unaudited pro forma condensed combined balance sheet is based upon Canoo’s and Hennessy Capital’s unaudited historical condensed consolidated balance sheets as of September 30, 2020 and has been prepared to reflect the Business Combination as if it occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 combines the unaudited historical condensed consolidated results of operations of Canoo and for Hennessy Capital for the nine months ended September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 combines the audited historical consolidated results of operations of Canoo and the audited historical results of operations for Hennessy Capital for the year ended December 31, 2019. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it occurred on January 1, 2019, the beginning of the fiscal year presented and carried forward to the subsequent interim period. Canoo and Hennessy Capital have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was derived from Canoo’s and Hennessy Capital’s unaudited historical condensed consolidated statements of operations for the nine months ended September 30, 2020, each of which is included elsewhere in this proxy statement/prospectus. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Canoo and Hennessy Capital, respectively, and should be read in conjunction with the interim unaudited historical financial statements and audited historical financial statements and related notes, each of which is included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was derived from Canoo’s audited consolidated statement of operations for the year ended December 31, 2019 and Hennessy Capital’s audited statement of operations for the year ended December 31, 2019 included elsewhere in this proxy statement/prospectus.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. New Canoo will incur additional costs after the Business Combination in order to satisfy its obligations as an SEC-reporting public company. In addition, we anticipate the adoption of various stock compensation plans or programs (including the New Canoo 2020 Equity Incentive Plan and the New Canoo 2020 Employee Stock Purchase Plan) that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as the amounts are not yet known.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Canoo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Hennessy Capital’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Canoo and Hennessy Capital, each of which is included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of HCAC Class A Common Stock:

●        Assuming No Redemption:    This scenario assumes that no shares of HCAC Class A Common Stock are redeemed; and

●        Assuming Maximum Redemption:    This scenario assumes that all 29,803,439 shares of HCAC Class A Common Stock are redeemed for an aggregate payment of approximately $306.6 million (based on the estimated per share redemption price of approximately $10.29 per share based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $306.6 million) from the Trust Account.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020

(In Thousands)

	Hennessy Capital Acquisition Corp. IV and subsidiaries	Canoo Holdings Ltd.	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Footnote Reference	Pro Forma Combined (Assuming Maximum Redemption)
ASSETS
Current assets
Cash and cash equivalents	$355	$148,836	$306,566	3a	$738,007	$(306,566)	3a	$431,441
			323,250	3b
			(41,000)	3d
Restricted cash		500			500			500
Prepaid expenses and other current assets	50	4,940	—		4,990	—		4,990
Total current assets	$405	$154,276	$588,816		$743,497	$(306,566)		$436,931
Cash and investments held in Trust Account	306,566	—	(306,566)	3a	—	—		—
Property and equipment, net	—	26,168	—		26,168	—		26,168
Operating lease right-of-use asset	—	13,074	—		13,074	—		13,074
Other assets	—	4,099	—		4,099	—		4,099
TOTAL ASSETS	$306,971	$197,617	$282,250		$786,838	$(306,566)		$480,272

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$6	$3,756	$(175)	3d	$3,587	$—		$3,587
Accrued and other current liabilities	4,834	11,335	(4,800)	3d	8,644	—		8,644
			(2,725)	3d
Deferred compensation	220	—	(220)	3d	—	—		—
Total current liabilities	$5,060	$15,091	$(7,920)		$12,231	$—		$12,231
Deferred underwriters’ fee	10,179	—	(10,179)	3d	—			—
Operating lease liabilities	—	13,380	—		13,380	—		13,380
Long term debt	—	6,960	—		6,960	—		6,960
Total liabilities	15,239	35,431	(18,099)		32,571	—		32,571
Common stock subject to possible redemption	286,732	—	(286,732)	3a	—	—		—
Redeemable convertible preference shares – A Series	—	445,159	(445,159)	3c	—	—		—
Redeemable convertible preference shares – A-1 Series	—	95,091	(95,091)	3c	—	—		—
	—	540,250	(540,250)		—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (continued)
AS OF SEPTEMBER 30, 2020

(In Thousands)

	Hennessy Capital Acquisition Corp. IV and subsidiaries	Canoo Holdings Ltd.	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Footnote Reference	Pro Forma Combined (Assuming Maximum Redemption)
Stockholders’ Equity (Deficit)
Preferred stock	—	—			—	—		—
Common stock	1	—	3	3a	25	(3)	3a	22
			3	3b
			—	3b
			—	3b
			18	3c
Ordinary shares	—	—	—		—	—		—
Additional paid-in-capital	5,985	160	286,729	3a	1,132,867	(306,563)	3a	826,304
			323,247	3b
			—	3b
			—	3b
			1,749,982	3c
			(1,750,000)	3c
			540,250	3c
			(986)	3e
			(5,400)	3d
			(17,100)	3d
Retained earnings (accumulated deficit)	(986)	(378,224)	(401)	3d	(378,625)	—		(378,625)
			986	3e
Total stockholders’ equity (deficit)	$5,000	$(378,064)	$1,127,331		$754,267	$(306,566)		$447,701
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$306,971	$197,617	$282,250		$786,838	$(306,566)		$480,272

See accompanying notes to unaudited pro forma condensed financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(In Thousands Except Share and Per Share Amounts)

	Hennessy Capital Acquisition Corp. IV and subsidiaries	Canoo Holdings Ltd.	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Footnote Reference	Pro Forma Combined (Assuming Maximum Redemption)
Revenue	$—	$2,550	$—		$2,550	$—		$2,550
Operating expenses:
Cost of revenue, excluding depreciation and amortization	—	670	—		670	—		670
Sales and marketing	—	2,888	—		2,888	—		2,888
Research and development	—	52,858	—		52,858	—		52,858
General and administrative	3,680	13,009	(2,500)	4d	10,629	—		10,629
			(3,560)	4d
Depreciation and amortization	—	5,179	—		5,179	—		5,179
Total operating expenses	3,680	74,604	(6,060)		72,224	—		72,224
Loss from operations	(3,680)	(72,054)	—		(69,674)	—		(69,674)
Other income (expense):
Interest expense	1,906	—	(1,906)	4a	—	—		—
Interest and financing costs	—	(10,465)	10,465	4b	—	—		—
Gain on extinguishment of debt	—	5,045	—		5,045	—		5,045
Other income, net		(47)	—		(47)	—		(47)
Total other income (expense)	1,906	(5,467)	8,559		4,998	—		4,998
Income (loss) before income taxes	(1,774)	(77,521)	14,619		(64,676)	—		(64,676)
Provision for income taxes	(369)	—	369	4a	—	—		—
Net income (loss)	(2,143)	(77,521)	14,988		(64,676)	—		(64,676)

Redeemable convertible preference share dividends	—	(16,245)	16,245	4c	—	—		—
Deemed dividend related to the exchange of redeemable convertible preference shares	—	(90,495)	90,495	4c	—	—		—
Net loss attributable to ordinary shareholders	$(2,143)	$(184,261)	$121,728		$(64,676)	$—		$(64,676)
Two Class Method for Per Share Information:
Net income (loss) per Class A share – basic and diluted	$0.05				$(0.26)			$(0.30)
Weighted average Class A shares outstanding – basic and diluted	29,987,000		(183,561)	5a	244,632,189	(29,803,439)	5a	214,828,750
			7,503,750	5a
			32,325,000	5a
			175,000,000	5a
Net income (loss) per Class B share – basic and diluted	$(0.47)				$0.00			$0.00
Weighted average Class B shares outstanding – basic and diluted	7,503,750		(7,503,750)	5a	—			—

See accompanying notes to unaudited pro forma condensed financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(In Thousands Except Share and Per Share Amounts)

	Hennessy Capital Acquisition Corp. IV	Canoo Holdings Ltd.	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemption)	Footnote Reference	Pro Forma Combined (Assuming Maximum Redemption)
Revenue	$—	$—	$—		$—	$—		$—
Costs and expenses:
Sales and marketing	—	8,103	—		8,103	—		8,103
Research and developent	—	137,378	—		137,378	—		137,378
General and administrative	3,253	23,450	—		26,703	—		26,703
Depreciation and amortization	—	4,729	—		4,729	—		4,729
Total operating expenses	3,253	173,660	—		176,913	—		176,913
Income (loss) from operations	(3,253)	(173,660)	—		(176,913)	—		(176,913)
Other income (expense):
Interest and other income	5,523	—	(5,523)	4a	—	—		—
Interest expense	—	(9,522)	9,522	4b	—	—		—
Other income, net	—	822	—		822	—		822
Total other income (expense)	5,523	(8,700)	3,999		822	—		822
Income (loss) before income taxes	2,270	(182,360)	3,999		(176,091)	—		(176,091)
Provision for income taxes	(1,110)	—	1,110	4a	—	—		—
Net income (loss)	$1,160	$(182,360)	$5,109		$(176,091)	$—		$(176,091)
Redeemable convertible preference share dividends	—	(13,896)	13,896	4c	—	—		—
Net loss attributable to ordinary shareholders	$1,160	$(196,256)	$19,005		$(176,091)	$—		$(176,091)

Two Class Method for Per Share Information:
Net income (loss) per Class A share – basic and diluted	$0.14				$(0.72)			$(0.82)
Weighted average Class A shares outstanding – basic and diluted	30,015,000		(211,561)	5a	244,632,189	(29,803,439)	5a	214,828,750
			7,503,750	5a
			32,325,000	5a
			175,000,000	5a
Net income (loss) per Class B share – basic and diluted	$(0.41)				$0.00			$0.00
Weighted average Class B shares outstanding – basic and diluted	7,503,750		(7,503,750)	5a	—			—

See accompanying notes to unaudited pro forma condensed financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

On August, 17, 2020, Hennessy Capital, First Merger Sub, Second Merger Sub and Canoo entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), pursuant to which (a) First Merger Sub will be merged with and into the Canoo (the “First Merger”), with Canoo surviving the First Merger as a wholly owned subsidiary of Hennessy Capital (Canoo, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (steps (a) and (b) collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

In connection with the execution of the Merger Agreement, on August 17, 2020, Hennessy Capital entered into separate subscription agreements (the “Subscription Agreements”) with a number of investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, and Hennessy Capital has agreed to sell to the PIPE Investors, an aggregate of 32,325,000 shares of HCAC Class A Common Stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $323,250,000, in a private placement (the “PIPE Financing”). One of the PIPE Investors is an entity controlled by Daniel J. Hennessy, Hennessy Capital’s CEO and Chairman of the Board.

Also in connection with the execution of the Merger Agreement, on August 17, 2020, Hennessy Capital entered into a Warrant Exchange and Share Cancellation Agreement with the Sponsor (the “Sponsor Warrant Exchange and Share Cancellation Agreement”), which provides that concurrent with, and contingent upon, the consummation of the First Merger, (i) the Sponsor will exchange (the “Sponsor Warrant Exchange”) 11,739,394 outstanding Private Placement Warrants for 2,347,879 newly issued shares of HCAC Class B Common Stock (the “New Sponsor Shares”), (ii) the Sponsor will forfeit 2,347,879 shares of HCAC Class B Common Stock to Hennessy Capital for no consideration, and (iii) if certain closing conditions are not met then 500,000 shares of HCAC Class B Common Stock held by the Sponsor (which shares will automatically convert into shares of HCAC Class A Common Stock at the Effective Time) (the “Vesting Shares”) will become unvested and subject to certain vesting conditions.

The aggregate merger consideration payable to equity holders of Canoo upon closing of the Business Combination (the “Closing”) consists of 175 million newly issued shares of HCAC Class A Common Stock valued at $10.00 per share. In addition, Canoo equity holders have the right to receive up to an additional 15 million shares of HCAC Class A Common Stock if certain share price thresholds are achieved within five years of the closing date of the Business Combination. At the Closing, all outstanding Canoo equity, including each outstanding ordinary share of Canoo, par value of $0.0001 per share (“Canoo Ordinary Shares”) and including each of the outstanding preference shares of Canoo, par value $0.0001 per share, designated as A Series Preference Shares and designated as A-1 Series Preference Shares (together, “Canoo Preference Shares”) that will have been converted into Canoo Ordinary Shares immediately prior to the Closing, will be cancelled and automatically converted into the right to receive a pro rata portion of (x) the 175 million shares of Class A common stock of Hennessy Capital, par value $0.0001 per share (“HCAC Class A Common Stock”), that Hennessy Capital will issue at the Closing and (y) up to 15 million shares of HCAC Class A Common Stock that may be issued if certain share prices of HCAC Class A Common Stock are achieved and other conditions are satisfied.

For additional information regarding the terms of the Business Combination, see the section entitled “The Merger Agreement and Plan of Reorganization” in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of HCAC Class A Common Stock:

●        Assuming No Redemption:    This scenario assumes that no shares of HCAC Class A Common Stock are redeemed; and

●        Assuming Maximum Redemption:    This scenario assumes that all 29,803,439 shares of HCAC Class A Common Stock are redeemed for an aggregate payment of approximately $306.6 million (based on the estimated per share redemption price of approximately $10.29 per share based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $306.6 million) from the Trust Account.

2. Basis of Presentation

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Canoo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Canoo (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Canoo). Accordingly, the consolidated assets, liabilities and results of operations of Canoo will become the historical financial statements of New Canoo, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Canoo beginning on the acquisition date. The net assets of Hennessy Capital will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 was derived from Canoo’s and Hennessy Capital’s unaudited historical condensed consolidated balance sheets as of September 30, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination was completed on September 30, 2020.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was derived from Canoo’s and Hennessy Capital’s unaudited condensed consolidated statements of operations for the nine months ended September 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was derived from Canoo’s audited consolidated statement of operations for the year ended December 31, 2019 and Hennessy Capital’s audited statement of operations for the year ended December 31, 2019 and gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019, the beginning of the fiscal year presented and carried forward to the subsequent interim period.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the post-combination company.

Canoo and Hennessy Capital have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

3. Adjustments and Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments to the unaudited combined pro forma balance sheet as of September 30, 2020 consist of the following:

(a)     Reflects the withdrawal of funds from Hennessy Capital’s Trust Account of approximately $306.566 million of cash remaining in the Trust Account and the reclassification of approximately $286.732 million of common stock subject to redemption to stockholders’ equity. In the maximum redemption scenario, all of the approximately $306.566 million of cash remaining in the Trust Account is assumed to be withdrawn from the Trust Account to fund the redemption of all 29,803,439 shares of HCAC Class A Common Stock outstanding.

(b)    Reflects (i) the proceeds from the PIPE Financing consisting of 32,325,000 shares of HCAC Class A Common Stock at a purchase price of $10.00 for total proceeds of approximately $323.25 million and (ii) the Sponsor’s exchange of its 11,739,394 outstanding Private Placement Warrants for 2,347,879 newly issued shares of HCAC Class B Common Stock and forfeiture of an equivalent number of existing shares of HCAC Class B Common Stock held by the Sponsor for no consideration pursuant to the Sponsor Warrant Exchange and Share Cancellation Agreement.

(c)     Reflects (i) the issuance of 175 million shares of HCAC Class A Common Stock valued at $10.00 per share or $1,750 million in the aggregate for the purchase price of the Canoo Shares and (ii) the conversion of the Canoo A-Series Preference Shares and A-1 Series Preference Shares into Canoo Ordinary Shares immediately prior to the Closing of the Business Combination and, in turn, converted into shares of HCAC Class A Common Stock at the Closing.

Note: In addition, Canoo equity holders have the right to receive up to an additional 15 million shares of HCAC Class A Common Stock if certain share price thresholds are achieved within five years of the closing date of the Business Combination. Since the ultimate disposition of the contingency surrounding these “Earnout Shares” is not known, such shares are not reflected in the unaudited pro forma condensed combined balance sheet.

(d)    Reflects the payment of transaction costs incurred in connection with the Business Combination and the PIPE Financing estimated to be approximately $41 million, consisting of (i) approximately $21 million of Hennessy Capital transaction costs (including approximately $10.179 million of deferred underwriting compensation, approximately $4.8 million of expenses and $0.220 million of deferred compensation already recorded and approximately $5.4 million of fees associated with the PIPE Financing) and (ii) approximately $20 million of Canoo transaction costs, approximately $2.725 million and $0.175 million of which have already been recorded to accrued liabilities and accounts payable, respectively.

(e)     This adjustment reflects the elimination of Hennessy Capital’s retained earnings and Canoo’s par value of common and preferred stock upon consummation of the Business Combination.

4. Adjustments and Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments to the unaudited condensed combined pro forma statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 consist of the following:

(a)     Elimination of interest income, and related federal income taxes, on the Hennessy Capital Trust Account assets that would not have been earned had the Business Combination been consummated on January 1, 2019.

(b)    Reflects the elimination of historical interest expense associated with the Canoo convertible notes payable that have been converted to equity in accordance with their terms prior to the execution of the Merger Agreement had the Business Combination been consummated on January 1, 2019.

(c)     Reflects the elimination of cumulative redeemable convertible preference share dividends as such Canoo preference shares will be converted into Canoo Ordinary Shares immediately prior to the Closing of the Business Combination and, in turn, converted into shares of HCAC Class A Common Stock at the Closing had the Business Combination been consummated on January 1, 2019.

Note: The unaudited condensed combined pro forma statements of operations do not contain any adjustment for the related effect on income tax expense for the nine months ended September 30, 2020 and the year ended December 31, 2019 applied to the reduction in interest expense as Hennessy Capital does not currently believe that a tax deduction would be realizable.

(d)    Reflects the elimination of approximately $2.5 million and $3.56 million of business combination costs for Hennessy Capital and Canoo, respectively, during the period.

5. Loss per Share

Represents the net loss per share for the nine months ended September 30, 2020 and the year ended December 31, 2019 calculated using the historical weighted average HCAC Class A Common Stock and the issuance of additional HCAC Class A Common Stock in connection with the Business Combination, assuming the shares of HCAC Class A Common Stock were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average of the shares of HCAC Class A Common Stock outstanding for basic and diluted net income (loss) per share of HCAC Class A Common Stock assumes that the shares of HCAC Class A Common Stock issuable in connection with the Business Combination have been outstanding for the entire period presented. The calculation shows the weighted average of the shares of HCAC Class A Common Stock assuming (a) no redemptions and (b) redemption of all Public Shares.

The pro forma adjustments to the unaudited pro forma condensed combined statements of operations earnings per share for the nine months ended September 30, 2020 and the year ended December 31, 2019 consist of the following:

(a)     Reflects (i) the conversion of 7,503,750 shares of HCAC Class B Common Stock to shares of HCAC Class A Common Stock in connection with the Business Combination (net of 2,347,879 newly issued shares of HCAC Class B Common Stock in exchange for the cancellation of 11,739,394 Private Placement Warrants and 2,347,879 shares of HCAC Class B Common Stock forfeited by the Sponsor pursuant to the Sponsor Warrant Exchange and Share Cancellation Agreement), (ii) the issuance of 32,325,000 shares of HCAC Class A Common Stock issued in connection with the PIPE Financing and (iii) the issuance of 175,000,000 shares of HCAC Class A Common Stock to Canoo equity holders upon Closing of the Business Combination pursuant to the Merger Agreement.

In the maximum redemption scenario, the redemption of all 29,803,439 outstanding shares of HCAC Class A Common Stock outstanding is assumed.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical Hennessy Capital weighted-average number of shares outstanding as follows:

	Nine Months ended September 30, 2020	Year ended December 31, 2019
Class A shares –
Weighted-average shares – basic and diluted, as reported	29,987,000	30,015,000
Add: PIPE shares	32,325,000	32,325,000
Warrant exchange shares	2,347,879	2,347,879
Closing merger consideration payable in stock	175,000,000	175,000,000
Convert Class B shares to Class A shares	7,503,750	7,503,750
Less: Sponsor Forfeited Shares	(2,347,879)	(2,347,879)
Adjust weighted average to outstanding shares	(183,561)	(211,561)
Weighted-average shares – basic and diluted, pro forma, no redemptions	244,632,189	244,632,189
Less: additional shares assumed redeemed	(29,803,439)	(29,803,439)
Weighted-average shares pro forma – basic and diluted, maximum redemptions	214,828,750	214,828,750

Hennessy Capital currently has outstanding warrants to purchase up to a total of 36,092,750 shares of HCAC Class A Common Stock. Because the warrants are exercisable at a per share amount ($11.50) exceeding the current market price of HCAC Class A Common Stock, any shares that would be issued upon exercise of the warrants are considered anti-dilutive and therefore are not included in earnings per share.

SPECIAL MEETING IN LIEU OF 2020 ANNUAL MEETING OF
HENNESSY CAPITAL STOCKHOLDERS

The Hennessy Capital Special Meeting

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting in lieu of the 2020 annual meeting of stockholders to be held on December 21, 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about December 4, 2020. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders. In connection with the special meeting, we are also providing you with our Annual Report on Form 10-K for the year ended December 31, 2019.

Date, Time and Place of the Special Meeting

The special meeting will be held on December 21, 2020, at 10:00 a.m., Eastern time, conducted via live webcast at the following address: https://www.cstproxy.com/hennessycapiv/sm2020. You will need the control number that is printed on your proxy card to enter the special meeting in lieu of the 2020 annual meeting. Hennessy Capital recommends that you log in at least 15 minutes before the special meeting to ensure you are logged in when the special meeting in lieu of the 2020 annual meeting starts. Please note that you will not be able to attend the special meeting in person.

Purpose of the Special Meeting

At the Hennessy Capital special meeting of stockholders Hennessy Capital will ask the Hennessy Capital stockholders to vote in favor of the following proposals (the “Hennessy Capital Proposals”):

●        The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination.

●        The Charter Proposals — four proposals to amend Hennessy Capital’s Existing Charter.

●        The Election of Directors Proposal — a proposal to elect the directors comprising the board of directors of New Canoo following the Closing.

●        The Stock Incentive Plan Proposal — a proposal to approve and adopt the equity incentive award plan established to be effective after the Closing.

●        The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the employee stock purchase plan established to be effective after the Closing.

●        The Nasdaq Proposal — a proposal to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, the issuance of shares of HCAC Class A Common Stock to the Canoo equity holders in the Mergers pursuant to the Merger Agreement and to the investors in the private offering of securities to certain investors in connection with the Business Combination.

●        The Adjournment Proposal — a proposal to approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Recommendation to Hennessy Capital Stockholders

Our board of directors believes that each of the Business Combination Proposal, the Charter Proposals, the Election of Directors Proposal, the Stock Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of Hennessy Capital and our stockholders and unanimously recommends that its stockholders vote “FOR” each of these proposals and “FOR” each of the director nominees.

When you consider the recommendation of our board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that our directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

●        the beneficial ownership of the Sponsor and certain of Hennessy Capital’s board of directors and officers of an aggregate of 6,631,820 shares of HCAC Class B Common Stock, which were acquired for an aggregate purchase price of $25,000 prior to the IPO, and 11,739,394 Private Placement Warrants, which were acquired for an aggregate purchase price of $11,739,394 simultaneously with the consummation of the IPO, which shares and warrants would become worthless if Hennessy Capital does not complete a business combination within the applicable time period, as the Founders have waived any redemption right with respect to these shares. Such shares and warrants have an aggregate market value of approximately $68.4 million and $16.7 million, respectively, based on the closing price of HCAC Class A Common Stock of $10.31 and Public Warrants of $1.42 on Nasdaq on October 27, 2020, the record date for the special meeting of stockholders. Each of our officers and directors is a member of the Sponsor. Hennessy Capital LLC is the managing member of the Sponsor and has voting and investment discretion with respect to the common stock held by the Sponsor. Daniel J. Hennessy is the manager of Hennessy Capital LLC;

●        as compensation for his services rendered to Hennessy Capital prior to the Business Combination, Mr. Ethridge, Hennessy Capital’s President and Chief Operating Officer, will receive a $500,000 cash payment upon the successful completion of its initial business combination;

●        the anticipated continuation of Greg Ethridge, Hennessy Capital’s President, Chief Operating Officer and director, as a director of New Canoo;

●        Hennessy Capital SPV II LLC, an entity controlled by Daniel J. Hennessy, has entered into a Subscription Agreement as part of the PIPE Financing for the purchase of 500,000 PIPE Shares for an aggregate purchase price of $5.0 million;

●        the continued indemnification of current directors and officers of Hennessy Capital and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

●        the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination and the transactions contemplated thereby. These interests were considered by our board of directors when our board approved the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of HCAC Class A Common Stock or HCAC Class B Common Stock at the close of business on October 27, 2020, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of HCAC Class A Common Stock or HCAC Class B Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 29,803,439 shares of HCAC Class A Common Stock outstanding and 7,503,750 shares of HCAC Class B Common Stock outstanding, of which 6,631,820 shares of HCAC Class B Common Stock are held by the Founders.

The Founders have agreed to vote all of their shares of HCAC Class B Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal. Hennessy Capital’s issued and outstanding HCAC Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of HCAC Class A Common Stock or HCAC Class B Common Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of HCAC Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of HCAC Common Stock at the special meeting of stockholders:

●        You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of HCAC Common Stock will be voted as recommended by the HCAC Board. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal.

●        You can attend the special meeting and vote in person online. You will be given a ballot when you arrive. However, if your shares of HCAC Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of HCAC Common Stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of HCAC Common Stock, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200 (toll free) or banks and brokers can call collect at (203) 658-9400.

Quorum and Vote Required for the Hennessy Capital Proposals

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the HCAC Common Stock outstanding and entitled to vote at the special meeting is represented in person online or by proxy. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for the purpose of determining the existence of a quorum.

The approval of the Charter Proposals requires the affirmative vote (in person online or by proxy) of the holders of a majority of all then outstanding shares of HCAC Common Stock entitled to vote thereon at the special meeting. Accordingly, a Hennessy Capital stockholder’s failure to vote by proxy or to vote in person online at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these proposals.

The approval of the Business Combination Proposal, Stock Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, Nasdaq Proposal and Adjournment Proposal require the affirmative vote (in person online or by proxy) of the holders of a majority of the shares of HCAC Common Stock that are voted at the special meeting of stockholders. Accordingly, an Hennessy Capital stockholder’s failure to vote by proxy or to vote in person online at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of the holders of a plurality of the outstanding shares of HCAC Common Stock entitled to vote and actually cast thereon at the special meeting. Accordingly, an Hennessy Capital stockholder’s failure to vote by proxy or to vote in person online at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Hennessy Capital believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Hennessy Capital stockholders. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the Charter Proposals, and will have no effect on any of the other proposals.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

●        you may send another proxy card with a later date;

●        you may notify Nicholas A. Petruska, Hennessy Capital’s Executive Vice President, Chief Financial Officer and Secretary, by telephone at (312) 803-0372, by email at npetruska@hennessycapllc.com or in writing to c/o Hennessy Capital Acquisition Corp. IV, 3415 N. Pines Way, Suite 204, Wilson, Wyoming 83014 before the special meeting that you have revoked your proxy; or

●        you may attend the special meeting, revoke your proxy and vote in person online, as indicated above.

Redemption Rights

Pursuant to the Existing Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Business Combination, net of any taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $306.6 million on October 27, 2020, the estimated per share redemption price would have been approximately $10.29.

Redemption rights are not available to holders of HCAC Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on December 17, 2020 (two business days before the special meeting), both:

●        Submit a request in writing that Hennessy Capital redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Hennessy Capital’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

●        Deliver your Public Shares either physically or electronically through DTC to Hennessy Capital’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Hennessy Capital’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Hennessy Capital does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Hennessy Capital’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Hennessy Capital’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Hennessy Capital’s transfer agent return the shares (physically or electronically). You may make such request by contacting Hennessy Capital’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Hennessy Capital redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of their Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Hennessy Capital cannot assure you that you will be able to sell your Public Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in the Public Shares when you wish to sell your shares.

If you exercise your redemption rights, your Public Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination Proposal is not approved and Hennessy Capital does not consummate an initial business combination by December 31, 2020 or obtain the approval of Hennessy Capital stockholders to extend the deadline for Hennessy Capital to consummate an initial business combination, it will be required to dissolve and liquidate and the HCAC Warrants will expire worthless.

Holders of outstanding HCAC Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold HCAC Units registered in your own name, you must deliver the certificate for such HCAC Units to Continental Stock Transfer & Trust Company with written instructions to separate such HCAC Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Share from the HCAC Units.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of HCAC Common Stock or HCAC Warrants in connection with the Business Combination.

Solicitation of Proxies

Hennessy Capital will pay the cost of soliciting proxies for the special meeting. Hennessy Capital has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the special meeting. Hennessy Capital has agreed to pay Morrow a fee of up to $35,000. Hennessy Capital will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Hennessy Capital also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Public Shares for their expenses in forwarding soliciting materials to beneficial owners Public Shares and in obtaining voting instructions from those owners. Hennessy Capital’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the record date, the Founders beneficially own an aggregate of approximately 17.8% of the outstanding shares of HCAC Common Stock. The Founders have agreed to vote all of their shares of HCAC Class B Common Stock and any Public Shares acquired by them in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, none of the Founders have acquired any shares of HCAC Common Stock.

PROPOSALS TO BE CONSIDERED BY HENNESSY CAPITAL’S STOCKHOLDERS PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

Background of the Business Combination

Hennessy Capital is a blank check company formed on August 6, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Hennessy Capital may pursue an acquisition opportunity in any business, industry, sector or geographical location, it has focused on businesses in the industrial, infrastructure solutions and value-added distribution sectors in the United States. The Business Combination with Canoo is a result of a thorough search for a potential transaction using the extensive network and investing and operating experience of Hennessy Capital’s management team and the HCAC Board. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Hennessy Capital and Canoo.

The following is a brief discussion of the background of these negotiations, the Merger Agreement and related transactions.

In March 2019, Hennessy Capital completed its IPO of 30,015,000 HCAC Units (including 3,915,000 HCAC Units sold upon the exercise in full of the underwriters’ over-allotment option), each HCAC Unit consisting of one share of HCAC Class A Common Stock and three-fourths of one HCAC Warrant to purchase one share of HCAC Class A Common Stock, generating gross proceeds of $300,150,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO (including the exercise of the underwriters’ over-allotment option), Hennessy Capital completed a private placement of 13,581,500 Private Placement Warrants with the Founders and the Anchor Investor, generating total proceeds of $13,581,500. A total of $303,151,500 from the net proceeds from the IPO and the issuance of the Private Placement Warrants were placed in the Trust Account. Nomura Securities International, Inc. (“Nomura”) and Stifel, Nicolaus & Company, Incorporated (“Stifel”) were the IPO underwriters.

Except for a portion of the interest earned on the funds held in the Trust Account that may be released to Hennessy Capital to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of the initial business combination and the redemption of 100% of the Public Shares if Hennessy Capital is unable to consummate a business combination by December 31, 2020 or obtain the approval of Hennessy Capital stockholders to extend the deadline to consummate an initial business combination. The initial deadline for Hennessy Capital to consummate an initial business combination of September 5, 2020 was extended to December 31, 2020 after approval by Hennessy Capital’s stockholders at a special meeting of Hennessy Capital’s stockholders held on August 27, 2020 for the purposes of voting on such extension.

In connection with the IPO, Nomura entered into a contingent forward purchase agreement with Hennessy Capital, pursuant to which Hennessy Capital had the right to require (subject to Nomura’s right to be excused from any specific business combination) Nomura to purchase a number of shares of HCAC Class A Common Stock for aggregate cash consideration of up to $125 million, of which up to $75,000,000 could be restructured into an investment in other equity securities of Hennessy Capital.

Also in connection with the IPO, the Anchor Investor purchased 3,250,000 Public Shares and agreed to transfer to the Sponsor a portion of the shares of HCAC Class B Common Stock it purchased prior to the IPO on a pro rata basis, up to a maximum of 653,948 shares if the Anchor Investor has reduced its position in the Public Shares at the time of the Closing.

Prior to the consummation of the IPO, neither Hennessy Capital, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with Hennessy Capital.

From the date of the IPO through execution of the Merger Agreement on August 17, 2020, Hennessy Capital’s management team considered a number of potential target companies with the objective of consummating an acquisition. Representatives of Hennessy Capital contacted and were contacted by a number of individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and companies within the industrial, infrastructure solutions and value-added distribution sectors. Hennessy Capital’s management team compiled a list of high priority potential targets and updated and supplemented such list from time to time. This pipeline was periodically shared, in depth, with the HCAC Board.

During that period, Hennessy Capital’s management team and representatives of Hennessy Capital:

●        Identified and evaluated over 190 potential acquisition target companies;

●        Completed meaningful reviews of 29 potential acquisition targets (including Canoo);

●        Provided an initial non-binding indication of interest to approximately 17 potential acquisition targets or their representatives (including Canoo); and

●        Submitted non-binding letters of intent with respect to six potential acquisition targets (including Canoo).

Representatives of Hennessy Capital engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of each of the six potential business combination targets that received non-binding letters of intent from Hennessy Capital, three of which were with EV OEMs (including Canoo).

Hennessy Capital’s management team reviewed the potential acquisitions based on the same criteria discussed below and used in evaluating the Business Combination, which included established businesses with proven track records; experienced management teams; strong competitive positions; and companies with, or with the potential for, revenue and earnings growth and strong free cash flow generation. Hennessy Capital’s management team focused on sectors exhibiting secular growth or the potential for a near-term cyclical uptick, and within those sectors, focused only on companies that Hennessy Capital’s management team believed would benefit from being a publicly-traded company. Hennessy Capital’s management team did not pursue a potential transaction with the other potential acquisition targets for a variety of factors, including the ability to reach a valuation that was acceptable to both sides and mutual decisions to pursue potential alternative transactions.

Hennessy Capital decided to pursue a combination with Canoo because it determined that Canoo represented a compelling opportunity based upon Canoo’s impressive and experienced management team, well-developed go-to-market strategy and innovative technology and infrastructure, including Canoo’s skateboard technology, the technical value of which has been further validated by the announcement of an agreement between Canoo and Hyundai Motor Group for the co-development of a future EV platform based on Canoo’s skateboard technology. For additional details about the HCAC Board’s reasons for approving the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination — Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Hennessy Capital and its advisors determined that the other alternative business combination targets were less suitable than Canoo when taking into account their management teams, strategies, business prospects, structures, valuations and likelihood of execution.

Timeline of the Business Combination

On an ongoing basis, Canoo’s management team and board of directors, together with its financial and legal advisors, have reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing shareholder value. Such opportunities and alternatives included, among other things, capital markets to raise additional equity financing to support the launch of the serial production of Canoo’s Lifestyle Vehicle.

On June 23, 2020, a representative of Canoo first contacted Mr. Daniel J. Hennessy, Hennessy Capital’s Chairman and CEO, mentioning that the potential benefits presented by combining with a special purpose acquisition company (“SPAC”) had come to Canoo’s attention. The representative of Canoo indicated that Hennessy Capital stood out to Canoo due to its experience, track record and expertise in SPACs and offered to host an introductory phone call.

On June 24, 2020, the HCAC Board met via teleconference for an update on the search for a business combination target. At this meeting, Canoo was included in a list of potential acquisition targets under review by Hennessy Capital in the industrial technology sector.

During the week of June 29, 2020, Hennessy Capital’s management team participated in an introductory videoconference with a director and other representative of Canoo to become further acquainted with Canoo. Shortly after the introductory videoconference, on June 30, 2020, Hennessy Capital and Canoo executed a non-disclosure agreement, and Canoo subsequently provided Hennessy Capital with overview materials for Canoo.

On July 6, 2020, Hennessy Capital’s management team held another videoconference with the same director and other representative of Canoo to further discuss the process, structure and timing of a transaction involving a SPAC. On this videoconference, the Canoo director indicated that entities associated with Canoo’s existing shareholders would be interested in participating in a private investment in public equity (“PIPE”) financing, to the extent one was utilized in connection with the proposed transaction. At this videoconference, the teams also scheduled a meeting between Hennessy Capital’s and Canoo’s management teams to take place at Canoo’s headquarters in Torrance, California.

On July 8, 2020, Hennessy Capital’s management team attended a meeting with Canoo’s management team at Canoo’s headquarters. Canoo’s management team provided a tour of Canoo’s design studio and clay studio, demonstrated the skateboard technology, and brought in a few of its 32 beta properties and 13 driving prototypes for Hennessy Capital’s management team to experience firsthand. The following day, July 9, 2020, Hennessy Capital’s management team attended a full day session at Canoo’s headquarters, including a tour of the remaining areas of the facility, an engineering tour, a vehicle test-drive and a management presentation with Canoo senior management. Representatives of Nomura, Hennessy Capital’s financial advisor, participated in the full day session.

On July 10, 2020, Hennessy Capital received access to Canoo’s electronic data room and commenced its due diligence review of materials included in the data room.

On July 11, 2020, Hennessy Capital’s management team provided additional information to the HCAC Board regarding Canoo, which previously had been previewed with the HCAC Board, as part of a broader update involving various acquisition opportunities under consideration. On the same day, Hennessy Capital’s management team participated in a videoconference with Canoo to discuss Hennessy Capital’s assessment of Canoo following a two-day session with Canoo’s management team at Canoo’s headquarters. Hennessy Capital’s management team notified Canoo of its intent to prepare an offer for a possible business combination transaction.

Throughout the day on July 13, 2020, Hennessy Capital engaged in multiple discussions with its financial advisors, Nomura and Stifel, regarding a draft letter of intent and the proposed valuation of Canoo.

On July 13, 2020, Hennessy Capital submitted a non-binding letter of intent to Canoo to enter into an all-stock business combination. The letter of intent valued Canoo at up to $1.5 billion, and proposed consideration consisting of only newly issued shares of HCAC Class A Common Stock. The letter of intent also contemplated Hennessy Capital raising $200 million in a PIPE transaction, which when combined with the approximately $300 million in the Trust Account was projected to fully fund Canoo’s equity financing requirements for the commercialization of its Lifestyle Vehicle.

On July 14, 2020, Hennessy Capital’s management team held a videoconference with Canoo to discuss the terms of the letter of intent, the transaction structure, process and valuation.

Also on July 14, 2020, representatives from Hennessy Capital, Nomura and Stifel participated in a due diligence session with Canoo’s management team to discuss Canoo’s financial model and unit economic model.

On July 15, 2020, Hennessy Capital’s management team held a videoconference with Canoo to further discuss the details of Hennessy Capital’s letter of intent.

On July 16, 2020, Hennessy Capital received Canoo’s comments to the letter of intent, which included a valuation of $1.5 billion and a requirement that Hennessy Capital provide a minimum of $500 million of combined gross cash proceeds from the Trust Account and the PIPE Financing as of the Closing. That same day, Hennessy Capital’s management team and Canoo discussed the proposed revisions to the letter of intent. As part of the conversation, Hennessy Capital and Canoo mutually determined that it would be advantageous for the PIPE Financing to be funded in part, but not entirely, by entities associated with Canoo’s existing shareholders, so that institutional investors would have the opportunity to participate in the PIPE Financing, which would be important to the marketing and trading performance of New Canoo Common Stock. Hennessy Capital and Canoo also determined that it was in their mutual best interests to remove the minimum cash requirement in excess of the PIPE Financing to provide greater certainty of consummating the Business Combination, which is important to investors and to the trading performance of the Public Shares prior to the Closing and helps position the deal to maximize cash proceeds and minimizes redemption risk.

On July 17, 2020, Hennessy Capital and Canoo executed the letter of intent, following an additional videoconference to finalize its terms during which Canoo sought, among other items, a higher valuation based on recent EV comparisons in the market. The executed letter of intent contemplated an all-stock merger and a final pre-money valuation for Canoo of $1.75 billion and a minimum $200 million PIPE Financing, of which at least $100 million would be funded by entities associated with Canoo’s existing shareholders. The letter of intent also included a 30-day mutual exclusivity provision.

On July 18, 2020, Hennessy Capital’s management team notified the HCAC Board that a letter of intent was executed with Canoo. On the same day, Hennessy Capital’s management team held a kick-off call with its legal counsel, Sidley Austin LLP (“Sidley”), to discuss legal due diligence and the preparation of the requisite transaction documents. Sidley also held a call with Canoo’s general counsel on July 18, 2020 to provide an introduction and commence legal due diligence on Canoo.

On July 19, 2020, Canoo held a management presentation for Hennessy Capital and all of Hennessy Capital’s advisors, which included an overview of Canoo’s leadership team, technology, business strategy and financial projections.

On July 20, 2020, Hennessy Capital’s management team held a call with Nomura and Stifel to discuss the planned PIPE Financing process and initial investor outreach efforts. Also on July 20, 2020, Hennessy Capital’s management team had an initial discussion with BofA Securities, Inc. (“BofA”), whom Hennessy Capital had been advised was recently engaged as Canoo’s exclusive financial advisor, regarding the transaction process and PIPE capital raise.

On July 21, 2020, Nomura and Stifel began the process of wall-crossing investors for initial meetings with respect to the PIPE Financing. On the same day, Hennessy Capital’s management team, Nomura and Stifel held a financial due diligence session with Canoo’s management team.

On July 22, 2020, Canoo requested that Hennessy Capital find a way to defease the potential dilutive impact of the outstanding HCAC Warrants (including by means of economic concessions by the Sponsor). They also requested additional alignment of Hennessy Capital’s economics with the Trust Account proceeds available at the Closing and the addition of an earnout structure under which existing Canoo equity holders, including Canoo management and employees, would be rewarded by what Canoo expected will be outsized equity value creation and share price performance.

On a separate July 22, 2020 call, Sidley, Canoo’s management team, and Cooley LLP (“Cooley”), Canoo’s legal counsel, held an intellectual property and technology legal due diligence session.

On July 23, 2020, Hennessy Capital held a videoconference meeting with Canoo to discuss the proposed warrant proposal (which included Sponsor concessions) and the earnout structure. Hennessy Capital and the Sponsor agreed to fully defease the dilutive impact of the Private Placement Warrants owned by the Sponsor by exchanging all of its outstanding Private Placement Warrants for shares of HCAC Class B Common Stock at the Closing, with an offsetting cancellation of an equal number of shares of HCAC Class B Common Stock owned by the Sponsor. The effective impact would be a cancellation of all the Private Placement Warrants owned by the Sponsor (for no consideration) and an approximate 35% reduction in the outstanding HCAC Warrants immediately following the Closing, meaningfully reducing potential dilution from the outstanding HCAC Warrants. Hennessy Capital and the Sponsor further agreed that in the event that combined gross cash proceeds from the Trust Account and the PIPE Financing held by Hennessy Capital as of the Closing is less than $350 million, 500,000 shares of HCAC Class B Common Stock held by the Sponsor would become unvested as of the Closing and would vest upon the occurrence of the satisfaction of an $18.00 share price threshold. Hennessy Capital agreed to a five-year earnout structure for existing Canoo equity holders, including Canoo management and employees, of three tranches of 5 million shares each of HCAC Class A Common Stock, one of which would be achieved at each of $18.00, $25.00 and $30.00 share price targets, in each case subject to customary equitable adjustments.

On July 23, 2020, Hennessy Capital engaged Nomura and Stifel as its exclusive placement agents for the PIPE Financing, who were selected given their role as underwriters in the IPO and their involvement in prior successful Hennessy Capital SPAC business combinations. On July 24, 2020, Nomura and Stifel launched the PIPE confidential marketing process, which continued through August 12, 2020. The PIPE confidential marketing process involved regular meetings with potential PIPE investors by representatives of Hennessy Capital and Canoo and daily update calls among representatives of Hennessy Capital, Canoo, Nomura, Stifel and BofA.

On July 23, 2020, Hennessy Capital filed a preliminary proxy statement with the SEC for a shareholder meeting to approve an extension of the date by which Hennessy Capital must complete an initial business combination to December 31, 2020. The preliminary proxy statement also stated that Hennessy Capital had entered into a letter of intent with a prospective target for an initial business combination in the EV and advanced mobility sector. Hennessy Capital filed the definitive version of such proxy statement with the SEC on August 6, 2020 and set the shareholder meeting date to vote on the Extension Amendment for August 27, 2020.

On July 24, 2020, Sidley delivered an initial draft of the Merger Agreement to Canoo and Cooley.

On July 28, 2020, the electronic data room for PIPE investors was opened for access.

On July 28, 2020, Sidley, Cooley and Canoo’s management team participated in a conference call to discuss legal due diligence matters, including privacy and environmental topics.

On August 6, 2020, Canoo’s management team presented to the HCAC Board.

During the weeks of August 3, 2020 and August 10, 2020, representatives of Hennessy Capital and Canoo, including Sidley and Cooley, held calls to discuss the Business Combination and the terms of the Merger Agreement. During this time, Sidley and Cooley exchanged drafts of the Merger Agreement and related transaction agreements, disclosure schedules and certain other documents. The points discussed on the calls and negotiated in the Merger Agreement drafts included: (i) the terms of issuance for the Earnout Shares for existing Canoo equity holders, (ii) the applicable lock-up periods for the Sponsor and other shareholders, (iii) the implied per share price used to calculate the total number of shares received by Canoo’s shareholders under the Merger Agreement, and (iv) the scope of certain representations and warranties.

Throughout August 12, 2020 and August 13, 2020, Hennessy Capital’s management team engaged in various due diligence calls, including with an investment bank about financing and securitization alternatives for the Canoo vehicle fleet and with certain of Canoo’s strategic commercial partners.

On August 14, 2020, Hennessy Capital and Canoo amended the letter of intent to extend exclusivity until August 23, 2020.

The HCAC Board met via teleconference on August 16, 2020 to further consider and discuss the proposed transaction with Canoo. Representatives from Sidley, Nomura and Stifel presented their respective due diligence findings. Following a thorough review and discussion, the Merger Agreement and related agreements and the transactions contemplated thereby were unanimously approved by the HCAC Board, and the HCAC Board recommended the approval and adoption of the Merger Agreement by Hennessy Capital’s stockholders. Canoo’s board of directors also approved of the Merger Agreement and related agreements and the transactions contemplated thereby on August 16, 2020.

On August 17, 2020, Hennessy Capital’s management team notified Nomura that it would not elect to have Nomura purchase any shares of HCAC Class A Common Stock under the forward purchase agreement based in part on strong investor receptivity to Canoo during the PIPE confidential marketing process, including an oversubscribed and subsequently upsized PIPE Financing.

Also on August 17, 2020, Hennessy Capital and Canoo executed the Merger Agreement and related agreements, and Hennessy Capital and the PIPE Investors entered into the Subscription Agreements for an aggregate amount of gross proceeds of $323.25 million from the sale of 32,325,000 shares of the HCAC Class A Common Stock in the PIPE Financing, including a $100 million subscription by TPK Holding Co., Ltd. and subscriptions by other entities associated with Canoo’s existing shareholders, entities controlled by Mr. Hennessy and the Anchor Investor. In response to significant investor interest, Hennessy Capital and its financial advisors agreed to upsize the PIPE Financing from an initial amount of $200 million to $323.25 million in anticipation that the additional cash would be used by New Canoo to reduce its future equity financing requirements and to accelerate the development timeline of its Delivery Vehicle.

Before the market opened on August 18, 2020, a press release was issued announcing the execution of the Merger Agreement and Subscription Agreements, and Hennessy Capital filed a Current Report on Form 8-K with the SEC announcing the execution of the Merger Agreement. During the morning of August 18, 2020, representatives of Hennessy Capital and Canoo held a joint investor conference call to discuss the Business Combination.

Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination

Before approving the Merger Agreement and the transactions contemplated thereby and determining that the Business Combination is in the best interests of Hennessy Capital and its stockholders, the HCAC Board reviewed the results of the due diligence conducted by its management team and Hennessy Capital’s advisors, which included:

●        research on comparable companies and transactions within the diversified industrial manufacturing, distribution and services sectors in the United States;

●        research on comparable companies and transactions within the EV and advanced mobility sectors in the United States, including meaningful reviews by Hennessy Capital’s management team of approximately 15 different EV and advanced mobility companies;

●        research on the EV and advanced mobility sectors within the United States including, industry trends, cycles, market growth opportunities and projections; operating cost projections, and other industry factors;

●        extensive meetings and calls with Canoo’s management team and its representatives regarding Canoo’s current and planned operations, services and regulatory overlay; Canoo’s innovative technology and infrastructure, product development timeline, assumptions and risks; Canoo’s go-to-market strategy; subscription-based revenue assumptions, projections and strategy; anticipated fleet financing requirements and options; and Canoo’s financial prospects; among other typical due diligence matters;

●        a facilities tour of Canoo’s headquarters and research and development facility in Torrance, California, including product demonstrations and test-drives;

●        review of Canoo’s environmental matters, regulatory matters, material contracts, permitting, intellectual property and technology matters, labor matters and other legal due diligence;

●        consultation with legal and financial advisors and industry experts; and

●        extensive third-party due diligence consisting of commercial due diligence with Canoo’s current and planned commercial partners and industry assessments of Canoo and confirmatory due diligence focused on financial and accounting, legal, tax, risk and insurance, wages and benefits and information technology matters, among others.

In approving the combination, the HCAC Board determined not to obtain a fairness opinion. The officers and directors of Hennessy Capital have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, together with experience and sector expertise of Stifel and Nomura, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, Hennessy Capital’s officers and directors and Hennessy Capital’s advisors have substantial experience with mergers and acquisitions, including having successfully completed several prior de-SPAC transactions, including for Hennessy Capital Acquisition Corp., Hennessy Capital Acquisition Corp. II and Hennessy Capital Acquisition Corp. III.

The HCAC Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the HCAC Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the HCAC Board may have given different weight to different factors. This explanation of the HCAC Board’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements.”

In considering the Business Combination, the HCAC Board concluded that Canoo substantially met the above criteria. In particular, the HCAC Board considered the following positive factors, although not weighted or presented in any order of significance:

●        Favorable Opportunities for Revenue and Earnings Growth Due to Secular Growth Trends in the EV Industry and Canoo’s Unique Multi-Pronged Go-to-Market Strategy.    Based on third-party data and industry reports, which Hennessy Capital has not independently verified but believes to be reliable, EVs sales are projected to experience significant growth. According to BloombergNEF, EV sales are expected to increase by 400% between 2020 and 2025. Between 2020 and 2030, EV sales are expected to increase by 15x, and by over 30x in 2040. This is driven by a significant projected increase in the EV share of new car sales from only 3% in 2020 to 10%, 28% and 58% in 2025, 2030 and 2040, respectively, according to BloombergNEF. Canoo has established a multi-faceted go-to-market strategy targeting both business-to-consumer (“B2C”) and business-to-business (“B2B”) opportunities, substantially expanding its total addressable markets and offering the upside of multiple growth opportunities while diversifying its business and limiting risk exposure to any single source of revenue. Canoo’s flexible strategy is uniquely underpinned by its versatile skateboard platform, which minimizes new development expenditures and engineering costs, and can be leveraged to capitalize on demand opportunities for both B2C and B2B applications. Sharing the same core skateboard platform across all vehicle lines also generates significant manufacturing flexibility and efficiencies, while reducing costs, complexity and assembly time.

●        B2B Engineering and Licensing Opportunities:    Canoo’s engineering and technology services business includes consulting and contract engineering work that is in high demand due to the team’s unique experience and technical capabilities. Canoo’s pipeline for engineering services includes EV concept design and engineering services for other OEMs, autonomous driving strategics and high growth technology companies. Canoo has already received significant interest in its skateboard technology and the Canoo team’s expertise in platform engineering, powertrains and vehicle design, as is exemplified by the announcement of an agreement between Canoo and Hyundai Motor Group for the co-development of a future EV platform based on Canoo’s modular skateboard technology. In addition to providing external commercial validation of Canoo’s technical capabilities, these contract engagements establish an attractive strategic pipeline for future business opportunities and de-risk the overall business model.

●        B2B Delivery Vehicle:    Canoo’s Delivery Vehicle targets the attractive last-mile delivery market, which is driven by the estimated over $1 trillion and rapidly growing e-commerce market. Many customers are seeking a sustainable and cost-effective delivery solutions for faster fulfillment capabilities. Canoo is uniquely positioned to capitalize on these market trends through an all-electric solution that offers maximized cargo volume in an efficient urban-friendly sized footprint.

●        B2C Subscriptions:    Canoo’s B2C strategy is targeting growing EV demand from consumers with its Lifestyle Vehicle, which it plans to roll out in select U.S. urban markets through a consumer subscription model in 2022 (and to be followed by its more sedan-like Sport Vehicle in later years). The scalable design and modularity of Canoo’s skateboard platform reinforces Canoo’s ability to introduce a variety of B2C-focused vehicle cabin configurations at lower development costs while accelerating its go-to-market timing. Canoo’s initial and future B2C vehicles, built on top of its core skateboard platform, present a strong opportunity to capitalize on significant demand for passenger EVs.

●        Compelling Financial Model with Long-Term Attractive Margin and Cash Flow Generation Potential.    Canoo’s subscription-based consumer model deviates from the traditional OEM model of vehicle sales or traditional leases, and can achieve attractive returns by elongating the revenue generation horizon of a single vehicle over the long life of the asset. Under a consumer subscription model, Canoo generates consistent cash flows, an estimated margin of approximately four times that of a one-time sale, and compelling return on equity given the leveragability of the underlying individual vehicle assets (with an estimated advance rate on vehicle bill of materials and production cost in excess of 80% over time and attractive financing terms through the over half a trillion dollar market for automotive financing and securitization). Further, Canoo is much less dependent on new vehicle sales creating a considerably more profitable and resilient business model which is expected to create steady and recurring cash flow. Revenues from traditional sales models of the last-mile delivery vehicles and contract engineering and licensing opportunities also are anticipated by Canoo management to have attractive margins.

●        Established Track Record and Potential for Near-Term Commercial Success.    Led by a highly experienced management team, Canoo has rapidly delivered exceptional and tangible development progress and has achieved major commercial milestones since commencing operations in 2018. Canoo successfully designed, developed and produced a Beta prototype of the Lifestyle Vehicle within 19 months and with an investment of approximately $250 million, a process that realistically could take 3 to 5 years and require billions of dollars for some of Canoo’s competitors or traditional OEMs to undertake. Since then, Canoo has grown its Beta fleet to 32 properties and 13 drivable prototypes incorporating the Canoo skateboard, and completed over 50 physical crash tests validating the accuracy and utility of Canoo’s predictive computer aided engineering crash modeling, further demonstrating its capabilities to rapidly deliver on major commercial milestones with tangible development progress and results. After performing meaningful reviews of approximately 15 different companies in the EV and advanced mobility sector, Hennessy Capital’s management team views Canoo as best positioned for near-term commercial success of all the opportunities reviewed due to its proprietary technologies and tangible accomplishments for a number of reasons. First, Canoo has 32 beta properties and 13 drivable prototypes, which compares favorably with certain competitors which had only one prototype property (or in some cases zero) at the time reviewed by Hennessy Capital’s management team. Second, Canoo has performed over 50 physical crash tests while Hennessy Capital’s management team understands certain of its competitors haven’t completed any. Third, Canoo brings a portfolio of proprietary mobility technology, notably its modular core skateboard platform, whereas others must identify and negotiate an acceptable license with an OEM willing and able to provide a core platform and critical technologies required for the development and production of their proposed vehicles. Additionally, in February 2020, Hyundai Motor Group, a leading global automotive OEM, entered into an engineering services agreement with Canoo to co-develop a future EV platform based on Canoo’s modular and scalable skateboard technology, which provides further commercial validation of Canoo’s technical leadership. Although Canoo has limited financial history and does not have the history of financial performance Hennessy Capital would typically seek in companies in other industrial, manufacturing or services sectors, this is a reflection of the nascent EV industry and the significant industry growth opportunity.

●        Capital Light, Flexible and Cost Effective Manufacturing Strategy.    Canoo plans to utilize an asset-light, flexible manufacturing strategy by outsourcing its vehicle production operations to a world-class vehicle contract manufacturing partner. In doing so, Canoo will significantly reduce its up-front capital investments and the recurring fixed costs and overhead that would be required for Canoo to own and operate its own manufacturing facility. Canoo believes outsourcing manufacturing will significantly reduce overall risk, and expects to benefit from the flexibility to scale volumes to match demand levels. Outsourcing of vehicle production will also enable Canoo to focus on its core competencies and benefit from a leading global contract manufacturer’s expertise and efficiency, avoiding the common pitfalls faced by other automotive startups in making the transition from development to full volume manufacturing operations.

●        Fully Funded Through Start of Production.    The Business Combination is expected to fully fund the equity financing requirements for Canoo’s Lifestyle Vehicle through the start of production, which minimizes future equity financing risks.

●        Strong Competitive Position from Canoo’s Proprietary Technology and Design.    Canoo has developed a breakthrough proprietary skateboard platform, purpose-built to be highly modular facilitating rapid development of multiple vehicle programs in both the commercial and consumer markets. Canoo’s skateboard will serve as the foundation for its future vehicle offerings and uniquely positions Canoo to achieve its multi-faceted go-to-market strategy targeting both B2C and B2B opportunities. Canoo has developed what it believes to be the world’s flattest, most modular skateboard platform. Unlike other EV technologies on the market, Canoo’s skateboard is a self-contained, fully functional rolling chassis, designed to support a broad range of vehicle weight and ride profiles and even capable of operating independently. Canoo’s proprietary skateboard architecture directly houses all of the most critical components of an EV, including the market’s first true steer-by-wire platform and a composite leaf spring suspension system. The combination of these elements into its uniquely flat profile enables the highest volume utilization across all classes of competitor vehicles, on a small footprint, making the skateboard the ideal platform for vehicles used in close-quarter urban driving. The skateboard also features in-house developed battery modules directly integrated into the structure, efficiently designed to reduce complexity, size and weight by eliminating unnecessary enclosures. Canoo’s robust electrical architecture features advanced hardware modules developed in-house, high performance power systems and advanced connectivity that can be fully integrated with future capabilities in autonomous driving. Canoo’s skateboard was developed as a complete self-contained chassis, incorporating critical crash functionality that will enable Canoo to bring new vehicles to the market faster and at a significant cost reduction. Canoo’s skateboard is independently drivable and does not require an attached cabin structure to function, enabling versatility and scalability to accommodate a flexible range of vehicle configurations that attractively broadens its usage applications and presents new B2B and B2C opportunities for Canoo including around potential licensing or engineering service arrangements.

●        Strong, Experienced Management Team.    Canoo’s senior management is highly experienced with a successful and proven track record in designing, engineering and launching vehicle and technology products at scale. Co-Founder and In Charge of Canoo, Ulrich Kranz, is a seasoned automotive industry veteran with over 30 years of executive experience at BMW. Mr. Kranz was previously in charge of several innovative vehicle and technology projects at BMW. This includes leading development efforts of the award-winning Z3 and successful X5 models. He also oversaw the reinvention of the iconic MINI brand and helped steer the business towards success, as MINI global annual sale volumes exceed 300,000 vehicles today. Mr. Kranz also headed BMW’s “Project i,” program, where he established an entirely new EV platform and led the strategic process from concept to mass production. Having worked in both Europe and the U.S., Mr. Kranz has developed strong relationships with automotive industry leaders as well as key suppliers over the duration of his career, including Canoo’s proposed contract manufacturer. Co-Founder Richard Kim is In Charge of Vehicle Design and Brand at Canoo, and is regarded an industry pioneer in EV design. Mr. Kim was also a member of BMW’s Project i, serving as Lead Exterior Designer for the BMW i3 production and concept cars, the i8 Concept and the i8 Spyder Concept. Mr. Kim also previously was the Design Manager for the VW Audi Group studio in Santa Monica, California and focused on programs for both Porsche and Audi. The exceptional backgrounds of Canoo’s other management team members are illustrated through previous technical leadership roles in areas such as vehicle design, architecture, propulsion, body and trim at large global OEMs that include BMW, MINI, Tesla, Ford, Porsche and Audi. Many of Canoo’s leadership team members have also worked together at previous firms, contributing to Canoo’s efficient collaboration and rapid success in bringing its technology to market. Further, Canoo’s impressive milestones achieved to date provide strong validation of the management team’s strategic vision and ability to cultivate a highly skilled work force across Canoo’s corporate and operational functions. Canoo’s management team is expected to remain with New Canoo to execute Canoo’s strategic plan and growth strategies.

●        Middle Market Business With Strong Investor Interest.    The pro forma equity value for New Canoo (assuming a price of $10.00 per share, which equals the price per share of the Subscription Agreements and the implied price per share in the Merger Agreements, and excluding the Earnout Shares) is approximately $2.4 billion and aligns with Hennessy Capital’s targeted acquisition size. This value is increased both by (i) the oversubscription, and subsequent upsizing, of the PIPE Financing, due to strong investor interest in the PIPE Financing opportunity and (ii) Canoo’s existing shareholders receiving no cash consideration as part of the Business Combination. Existing Canoo shareholders remain fully invested in the commercial success of New Canoo, as demonstrated by their receipt of all-stock merger consideration in the Mergers, over $450 million of investment in Canoo prior to the execution of the Merger Agreement, and meaningful participation in the PIPE Financing by existing Canoo shareholders.

●        Attractive Market Valuation.    In addition to the benchmarking based on strategic and commercial development achievements versus other companies in the EV and advanced mobility sector, the HCAC Board also looked at valuation based on a discounted future enterprise value methodology which it considered appropriate and required since Canoo does not plan to launch its first vehicle until 2022 and will not have all three of its planned vehicle offerings launched until 2025. The discounted future enterprise value analysis requires applying the current market multiple of the peer group to a future revenue projection to estimate the future enterprise value of Canoo, which can then be discounted to arrive at a present value for Canoo. This results in a favorable comparison to Canoo’s $1.8 billion enterprise value implied by the transaction, even when applying a conservative discount rate assumption. For example, when applying an enterprise value/revenue multiple of 3.0x to Canoo’s 2025 estimated revenue

(which revenue multiple compares conservatively to the median 2021 estimated enterprise value/revenue multiples of the Public EV Companies, the Auto Tech Companies, the Mobility Platform Companies and Consumer Subscription Companies of 4.87x, 11.10x, 2.55x and 5.70x, respectively, and an overall median of 6.72x, as described further below) and assuming a 20% annual discount rate, the present day valuation of New Canoo is $3.4 billion, which implies a 46% discount for the transaction value. The HCAC Board believes this present value methodology is the most reasonable method of comparison. For additional details about the projections of Canoo’s revenue and EBITDA used in this comparative analysis, please see the section of this proxy statement/prospectus entitled “Certain Canoo Projected Financial Information.” The comparable companies used in the peer sets of Public EV Companies, the Auto Tech Companies, the Mobility Platform Companies and Consumer Subscription Companies are further described below. The public trading market valuation of comparable EV public companies (consisting of NIO Inc. (NYSE: NIO), Tesla (NASDAQ: TSLA) and BYD Company Limited (HKG: 01211.HK), collectively, the “Public EV Companies”) have estimated 2021 enterprise value/revenue multiples ranging from 1.55x to 8.55x (and a median of 4.87x) and estimated 2021 enterprise value/EBITDA multiples ranging from 14.1x to 52.5x (and a median of 33.3x), in each case based on publicly available market data as of August 14, 2020. The public trading market valuation of comparable automotive technology companies (consisting of Ballard Power Systems, Inc. (NASDAQ: BLDP), Plug Power, Inc. (NASDAQ: PLUG), Nvidia Corporation (NASDAQ: NVDA), Mobileye N.V., Xilnix, Inc. (NASDAQ: XLNX), Cree, Inc. (NASDAQ: CREE), Melexis N.V. (EBR: MELE), and Ambarella, Inc. (NASDAQ: AMBA), collectively, the “Auto Tech Companies”) have estimated 2021 enterprise value/revenue multiples ranging from 4.91x to 21.90x (and a median of 11.10x) and estimated 2021 enterprise value/EBITDA multiples ranging from 19.1x to 91.6x (and a median of 32.3x), in each case based on publicly available market data as of August 14, 2020; provided that the metrics for Mobileye, Inc. represent CY2018E based on pre-announcement unaffected trading price as of March 10, 2017. The public trading market valuation of companies providing mobility platform alternatives to traditional car ownership (consisting of Uber Technologies, Inc. (NYSE: UBER) and Lyft, Inc. (NASDAQ: LYFT), collectively, the “Mobility Platform Companies”) have estimated 2021 enterprise value/revenue multiples ranging from 1.97x to 3.13x (and a median of 2.55x), based on publicly available market data as of August 14, 2020 (neither of the Mobility Platform Companies has meaningful estimated 2021 enterprise value/EBITDA multiples). The public trading market valuation of comparable consumer subscription companies (consisting of Roku, Inc. (NASDAQ: ROKU), Netflix, Inc. (NASDAQ: NFLX), Peloton Interactive, Inc. (NASDAQ: PTON), Alarm.com Holdings, Inc. (NASDAQ: ALRM), Vivint Solar, Inc. (NYSE: VSLR), and Spotify Technology S.A. (NYSE: SPOT), collectively, the “Consumer Subscription Companies”) have estimated 2021 enterprise value/revenue multiples ranging from 4.11x to 9.11x (and a median of 5.70x) and estimated 2021 enterprise value/EBITDA multiples ranging from 10.6x to 37.8x (and a median of 23.2x), in each case based on publicly available market data as of August 14, 2020.

●        Other Terms and Conditions of the Merger Agreement.    In addition to the attractive market valuation of the financial terms of the Merger Agreement, the HCAC Board considered the other terms and conditions of the Merger Agreement, including the nature and scope of the closing conditions and the likelihood of obtaining any necessary regulatory approvals.

●        Business Where Hennessy Capital Can Add Value.    Hennessy Capital’s management team has extensive experience in the transportation and transportation equipment industry, having successfully led Hennessy Capital Acquisition Corp., a SPAC (“Hennessy I”), through a business combination with the school bus manufacturer Blue Bird Corporation (NASDAQ: BLBD) (“Blue Bird”) in February 2015. A critical component of HCAC I’s investment thesis was the industry’s transition to alternative fuels with Blue Bird leading the way, having sold approximately six times more alternative fuel buses than all its competitors combined at the time of its business combination with HCAC I. In the fiscal year prior to its merger with HCAC I (fiscal year 2014), alternative fuel buses represented 15% of Blue Bird’s unit sales and as of August 2020 alternative fuel vehicles constituted a 48% mix of Blue Bird Corporation’s year-to-date sales and backlog. As part of its due diligence efforts and value creation plan, HCAC I advocated for an electric offering to further build on Blue Bird’s alternative fuel portfolio and industry leadership. In 2018, Blue Bird released its EV offerings and was the only manufacturer to offer the larger Type C and Type D configurations. Hennessy Capital’s management team also has a significant record of growing and expanding businesses from decades of experience in multiple private equity investment firms. Hennessy

Capital’s management team’s prior experience on the board of directors of a public transportation equipment company, particularly one focused on alternative fuel vehicles including designing, manufacturing and marketing EVs, and comprehensive network of resources to support human capital, performance improvement and strategic growth initiatives will be valuable contributions to the New Canoo Board through Mr. Ethridge’s continued service as a director.

●        Pro Forma Ownership.    The HCAC Board took note of the fact that following completion of the Business Combination and assuming (for illustrative purposes) no redemptions of the Public Shares, immediately following the Closing, existing Canoo equity holders, excluding any PIPE Shares, would own approximately 71.5% of the outstanding New Canoo Common Stock post-Business Combination and are receiving no cash as part of the Business Combination. Hennessy Capital’s existing stockholders, including the Sponsor but excluding any PIPE shares, will retain an ownership interest of approximately 15.3% of the outstanding New Canoo Common Stock post-Business Combination, and the PIPE Investors, with respect to their PIPE Shares, will own approximately 13.2% of the outstanding New Canoo Common Stock post-Business Combination. The pro forma ownership percentages of the preceding sentence exclude the Earnout Shares and any shares of New Canoo Common Stock issuable upon exercise of the outstanding HCAC Warrants. While existing Hennessy Capital stockholders will collectively be minority shareholders of New Canoo, this is a reflective of the existing Canoo equity holders agreement to an all-stock merger, which preserves all of the cash proceeds of the Trust Account and PIPE Financing at the Closing for investment in Canoo’s future business plans and growth strategies. Existing Canoo equity holders are not directly exiting or reducing their positions in Canoo at the Closing as there is no cash component of the consideration, and certain existing Canoo equity holders are participating in the PIPE Financing.

The HCAC Board also gave consideration to the following negative factors, although not weighted or presented in any order of significance:

●        the risk that some of the current public stockholders would vote against the Business Combination Proposal or exercise their redemption rights, which the HCAC Board concluded was substantially mitigated because (i) the PIPE Financing provides for $323.25 million in proceeds, which results in the full satisfaction of the $200 million minimum cash condition under the Merger Agreement, and (ii) the fact that Public Stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates any incentive for a Public Stockholder to vote against the Business Combination Proposal, especially to the extent that they hold Public Warrants, which would likely be worthless if the Business Combination is not completed;

●        the risk that Canoo is unable to develop and manufacture EVs of sufficient quality and appeal to customers on schedule and on a large scale;

●        the risk that Canoo is an early stage company with a history of losses, and expects to incur significant losses for the foreseeable future, and has yet to achieve positive cash flow, and may not be able to execute on its business plan;

●        the risk that Canoo may not be able to achieve its current operating expenses or revenue assumptions, which may result in Canoo being unable to achieve its operating results forecasts;

●        the risk that Canoo’s operating and financial results forecast relies in large part upon assumptions and analyses developed by Canoo, and if these assumptions or analyses prove to be incorrect, Canoo’s actual operating results may be materially different from its forecasted results;

●        the risk that the adoption rate for EVs is slower than anticipated;

●        risk of macroeconomic uncertainty and the effects it could have on Canoo’s revenues;

●        the risk that Canoo’s consumer subscription model is different from the predominant current distribution model for automobile manufacturers, and this model may never achieve the level of market acceptance necessary to achieve profitability;

●        the risk that Canoo may fail to attract new customers in sufficient numbers or at sufficient rates or at all;

●        the risk that Canoo will continue to rely on third-party outsourcing partners to manufacture and warehouse its EVs, and to supply critical components and systems, and these suppliers may be unable to supply Canoo with its required materials at prices or volumes acceptable to Canoo;

●        the risk that Canoo’s future capital needs may require Canoo to sell additional equity or debt securities that may dilute its stockholders or introduce restrictive covenants;

●        the risk that certain key employees and customers of Canoo might not choose to remain with the combined company post-Business Combination;

●        the risks and costs to Canoo if the Business Combination is not completed, including potential employee attrition and the potential effect on business and customer relationships;

●        the risks associated with Canoo’s operations being subject to complex laws, rules and regulations that can adversely affect the cost, manner or feasibility of doing business;

●        the risk of competition in a highly competitive and rapidly evolving industry, including competition with competitors and the potential for new entrants gaining market share;

●        the risk that Canoo’s obligations associated with being a public reporting company will require significant resources and management attention and Canoo will need to hire additional personnel;

●        the risk that the Business Combination might not be consummated in a timely manner or that the Closing might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Hennessy Capital’s stockholders;

●        the risk that Hennessy Capital did not obtain a third-party valuation or fairness opinion;

●        the risk that current Hennessy Capital shareholders will hold a minority position in the combined company post-Business Combination;

●        the risk that the transactions contemplated by the Merger Agreement would not be completed in accordance with its terms or at all;

●        the inability to maintain the listing of HCAC Class A Common Stock on the Nasdaq prior to or following the Business Combination;

●        the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

●        the other risks described in the section of this proxy statement/prospectus entitled “Risk Factors”; and

●        the fact that the Sponsor and Hennessy Capital’s officers and directors may have interests in the Business Combination that are different from, or are in addition to, the interests of Public Stockholders, including the matters described under “— Interests of Hennessy Capital Directors and Officers in the Business Combination” below. However, the HCAC Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the IPO and would be included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company and (iii) the Business Combination was structured so that the Business Combination may be completed even if Public Stockholders redeem a substantial portion of the Public Shares.

The HCAC Board concluded that these risks could be managed or mitigated by Hennessy Capital or were unlikely to have a material impact on the Business Combination or Hennessy Capital, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to Hennessy Capital and its stockholders. The HCAC Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the HCAC Board is not intended to be exhaustive, but does set forth the principal factors considered by the HCAC Board.

Certain Canoo Projected Financial Information

Canoo provided Hennessy Capital with its internally prepared forecasts for each of the years in the six-year period ending December 31, 2026. Hennessy Capital and Canoo do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of their future performance, revenue, financial condition or other results. However, in connection with the proposed Business Combination, management of Canoo prepared the financial projections set forth below to present key elements of the forecasts provided to Hennessy Capital. Hennessy Capital is including the following summary of certain Canoo internal, unaudited prospective financial information from Canoo’s management team’s projections for the combined company post-Business Combination solely because that information was made available to the HCAC Board in connection with the evaluation of the Business Combination. Canoo’s forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, but, in the view of Canoo’s management team, was prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Hennessy Capital, Canoo, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. Hennessy Capital does not intend to reference these financial projections in its future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, market and financial conditions and trends and other future events, as well as matters specific to Canoo’s business, all of which are difficult to predict and many of which are beyond Canoo’s and Hennessy Capital’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Canoo’s and Hennessy Capital’s control and Canoo’s limited operating history makes evaluating its business and future prospects, including the assumptions and analyses developed by Canoo upon which operating and financial results forecast rely, difficult and uncertain. The various risks and uncertainties include risks related to changes or adjustments in Canoo’s product lineup and production volumes, commercial launch plan, go-to-market strategy and subscription model as it identifies new areas of demand and product opportunities, as well as future market adoption of Canoo’s offerings and others set forth in the sections entitled “Risk Factors,” “Canoo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Canoo’s independent registered accounting firm, Hennessy Capital’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Hennessy Capital and the HCAC Board in connection with their review of the proposed Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR CANOO, HENNESSY CAPITAL UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The projected financial information included in the document has been prepared by, and is the responsibility of, Canoo’s management. None of WithumSmith+Brown, PC, Hennessy Capital’s independent registered public accounting firm, or PricewaterhouseCoopers LLP, the independent registered public accounting firm of Canoo, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information presented herein and, accordingly, WithumSmith+Brown, PC and PricewaterhouseCoopers LLP expresses no opinion or any other form of assurance on it. The PricewaterhouseCoopers LLP report included in this proxy statement/prospectus relates to historical audited financial statements of Canoo. It does not extend to the projected financial information and should not be read as if it does.

The key elements of the Canoo projections provided by Canoo’s management team to Hennessy Capital, each of which is subject to change, which assume (i) the start of serial production of the Lifestyle Vehicle in mid 2022, (ii) the start of serial production of the Delivery Vehicle in 2023, and (iii) subscriptions of the Sport Vehicle becoming available to consumers in 2025, are summarized in the tables below:

Projected Financial Metrics:

(in millions)	Forecast
	Year Ended December 31,
	2021E	2022E	2023E	2024E	2025E	2026E
Subscription Revenue(1)	$—	$79	$265	$630	$1,191	$1,927
Engineering & B2B Revenue(2)	$120	$250	$575	$800	$1,150	$2,200
Total Revenue	$120	$329	$840	$1,430	$2,341	$4,127
Subscription Gross Profit(3)	$—	$30	$108	$256	$468	$730
Engineering & B2B Gross Profit(2)	$25	$95	$89	$172	$239	$449
Total Gross Profit(3)	$25	$125	$197	$429	$707	$1,178
EBITDA(3)	$(349)	$(245)	$(69)	$188	$522	$964
EBIT	$(372)	$(287)	$(118)	$127	$461	$903
Operating Capital expenditures(4)	$128	$175	$56	$91	$16	$16
____________

(1)      Includes subscriptions for the Lifestyle Vehicle and the Sport Vehicle.

(2)      Includes sales of the Delivery Vehicle.

(3)      Includes projected fleet vehicle depreciation in cost of goods sold.

(4)      Excludes vehicle fleet capital expenditures.

Projected Volumes:

(Vehicle Units Volume)	Forecast
	Year Ended December 31,
	2021E	2022E	2023E	2024E	2025E	2026E
Lifestyle Vehicle	—	10,000	25,000	50,000	50,000	50,000
Delivery Vehicle	—	—	5,000	10,000	20,000	50,000
Sport Vehicle	—	—	—	—	25,000	50,000
Total Volume	—	10,000	30,000	60,000	95,000	150,000
Cumulative Fleet Vehicles for Consumer Subscription(1)	—	10,000	35,000	85,000	160,000	260,000
____________

(1)      Includes Lifestyle Vehicle and Sport Vehicle.

Projected revenue is based on a variety of (i) operational assumptions, including the number and size of Canoo’s engineering and licensing engagements, the number of vehicles produced by the contract manufacturer, the number Delivery Vehicles sold, the number of customer subscriptions for Lifestyle Vehicles and Sport Vehicles and the average pricing of Canoo’s vehicle subscriptions and vehicle sales, and (ii) projections and assumptions about industry trends, such as a projected increase in transportation as a service market and the popularity of subscription services with consumers and Canoo’s ability to respond to such trends.

Projected gross profit is driven by expected cost paid to the contract manufacturer, bill of material cost and fleet vehicle depreciation cost, as well as vehicle service, warranty, insurance and other fleet management related costs.

EBIT and EBITDA, non-GAAP measures, are additions to, and not substitutes for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered, individually or collectively, as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as alternative to cash flows from operating activities as a measure of liquidity.

Other key assumptions impacting profitability projections include headcount; entering into a definitive agreement with Canoo’s contract manufacturer; and critical assumptions underlying Canoo’s projected unit economics, including the revenue generated on an individual vehicle basis, the utilization rate, a monthly subscription fee in line with the all-in costs of traditional leases of comparable EVs, the availability and size of zero-emission vehicle credits, the costs associated with fleet maintenance for regular maintenance over the estimated 12-year life of the vehicle and for product refreshes, vehicle licensing and registration fees and the availability of and interest rates for debt financing.

Annual operating capital expenditures primarily relate to the initial establishment of the production facilities of Canoo’s contract manufacturer and other investment costs that will be Canoo’s responsibility.

Interests of Hennessy Capital Directors and Officers in the Business Combination

When you consider the recommendation of the HCAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Hennessy Capital’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrantholder. These interests include, among other things:

●        the beneficial ownership of the Sponsor and certain of Hennessy Capital’s board of directors and officers of an aggregate of 6,631,820 shares of HCAC Class B Common Stock, which were acquired for an aggregate purchase price of $25,000 prior to the IPO, and 11,739,394 Private Placement Warrants, which were acquired for an aggregate purchase price of $11,739,394 simultaneously with the consummation of the IPO, which shares and warrants would become worthless if Hennessy Capital does not complete a business combination within the applicable time period, as the Founders have waived any redemption right with respect to these shares. Such shares and warrants have an aggregate market value of approximately $68.4 million and $16.7 million, respectively, based on the closing price of HCAC Class A Common Stock of $10.31 and Public Warrants of $1.42 on Nasdaq on October 27, 2020, the record date for the special meeting of stockholders. Each of our officers and directors is a member of the Sponsor. Hennessy Capital LLC is the managing member of the Sponsor and has voting and investment discretion with respect to the common stock held by the Sponsor. Daniel J. Hennessy is the manager of Hennessy Capital LLC;

●        as compensation for his services rendered to Hennessy Capital prior to the Business Combination, Mr. Ethridge, Hennessy Capital’s President and Chief Operating Officer, will receive a $500,000 cash payment upon the successful completion of its initial business combination;

●        the anticipated continuation of Greg Ethridge, Hennessy Capital’s President, Chief Operating Officer and director, as a director of New Canoo;

●        Hennessy Capital SPV II LLC, an entity controlled by Daniel J. Hennessy, has entered into a Subscription Agreement as part of the PIPE Financing for the purchase of 500,000 PIPE Shares for an aggregate purchase price of $5.0 million;

●        the continued indemnification of current directors and officers of Hennessy Capital and the continuation of directors’ and officers’ liability insurance after the Business Combination;

●        the fact that our Sponsor, officers and directors will be reimbursed for out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations; and

●        the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not completed.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and Hennessy Capital’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of HCAC Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or Hennessy Capital’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of HCAC Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Hennessy Capital’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Hennessy Capital for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. On September 9, 2020, we received notice of early termination of the waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Hennessy Capital and Canoo are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Canoo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Canoo (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Canoo). Accordingly, the consolidated assets, liabilities and results of operations of Canoo will become the historical financial statements of New Canoo, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Canoo beginning on the acquisition date.

Canoo has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●        Canoo’s business will comprise the ongoing operations of the combined company immediately following the consummation of the Business Combination, which we refer to herein as “New Canoo;”

●        Canoo’s senior management will serve as senior management of New Canoo;

●        Canoo’s existing shareholders will have the greatest voting interest in New Canoo and a majority interest under both the no redemption and maximum redemption scenarios (holding approximately 71.5% and 81.5% of the total shares outstanding of New Canoo under the no redemption and maximum redemption scenarios, respectively);

●        Canoo’s existing directors and individuals designated by, or representing, Canoo’s existing shareholders will constitute at least five of the six members of the initial New Canoo Board following the consummation of the Business Combination;

●        Canoo’s existing shareholders will have the ability to control decisions regarding election and removal of directors from the New Canoo Board; and

●        New Canoo will continue to operate under the Canoo tradename and the headquarters of New Canoo will be Canoo’s existing headquarters.

Other factors were considered, including the purpose and intent of the Business Combination, noting that the preponderance of evidence as described above is indicative that Canoo is the accounting acquirer in the Business Combination.

Sources and Uses of Funds

The following table summarizes the sources and uses for funding the Business Combination assuming no redemptions of any Public Shares and approximately $306.6 million of cash remaining in our Trust Account:

Sources:		Uses:
($ in millions)
Proceeds from Trust Account	$307	Equity Consideration to Canoo equity holders	$1,750
Proceeds from PIPE Financing	$323	Cash to Canoo Balance Sheet	$609
Hennessy Capital Equity Consideration	$1,750	Estimated Total Fees and Expenses	$41
Cash from Canoo Balance Sheet (for Canoo Fees and Expenses)	$20
Total Sources	$2,400	Total Uses	$2,400

The following table summarizes the sources and uses for funding the Business Combination assuming that all 29,803,439 shares of HCAC Class A Common Stock are redeemed for an aggregate payment of approximately $306.6 million (based on the estimated per share redemption price of approximately $10.29 per share based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $306.6 million) from the Trust Account:

Sources:		Uses:
($ in millions)
Proceeds from Trust Account	$0	Equity Consideration to Canoo equity holders	$1,750
Proceeds from PIPE Financing	$323	Cash to Canoo Balance Sheet	$303
Hennessy Capital Equity Consideration	$1,750	Estimated Total Fees and Expenses	$41
Cash from Canoo Balance Sheet (for Canoo Fees and Expenses)	$20
Total Sources	$2,093	Total Uses	$2,093	*
____________

*        Figures have been rounded for ease of presentation and may not sum due to rounding.

All of the sources and uses above are for illustrative purposes only. Where actual amounts are not known or knowable, the figures above represent Hennessy Capital’s good faith estimate of such amounts.

Satisfaction of 80% Test

Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with an initial business combination. The HCAC Board has determined that the fair market value of the Business Combination meets this test. In making such determination, the HCAC Board considered, among other factors, the implied valuation of Canoo based on the market valuation of comparable companies (as discussed in the section of this proxy statement/prospectus entitled “Hennessy Capital’s Board of Directors’ Reasons for the Approval of the Business Combination”) and the price per share of HCAC Class A Common Stock to be paid by PIPE Investors in the PIPE Financing. As a result, the HCAC Board concluded that the fair market value of Canoo was significantly in excess of 80% of the funds held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned).

Name; Headquarters of New Canoo

The name of the combined company after the Business Combination will be Canoo Inc., and our headquarters will be located at 19951 Mariner Avenue, Torrance, California 90503 and our phone number will be (424) 271-2144.

Board of New Canoo following the Business Combination

Upon the Closing, we anticipate that the New Canoo Board will consist of six members, reclassified into three separate classes, with each class serving a three-year term; except with respect to the election of directors at the special meeting pursuant to Proposal No. 6 — The Election of Directors Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). All of our existing directors of Hennessy Capital, except for Greg Ethridge, our President, Chief Operating Officer and director, have informed us that they will resign from our board of directors upon Closing.

Our board of directors has nominated the following individuals for election at our special meeting pursuant to Proposal No. 6 — The Election of Directors Proposal:

●        Class I Directors: Foster Chiang and Greg Ethridge;

●        Class II Directors: Thomas Dattilo and Rainer Schmueckle; and

●        Class III Directors: Josette Sheeran and Tony Aquila.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 6 — The Election of Directors Proposal” and “Management After the Business Combination.”

Redemption Rights

Pursuant to our Existing Charter, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share calculated in accordance with our Existing Charter. For illustrative purposes, based on funds in the Trust Account of approximately $306.6 million on October 27, 2020, the estimated per share redemption price would have been approximately $10.29. If a Public Stockholder exercises its redemption rights, then such Public Stockholder will be exchanging its shares of our HCAC Class A Common Stock for cash and will no longer own shares of Hennessy Capital. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of Public Shares by our Public Stockholders will decrease the amount in our Trust Account, which holds approximately $306.6 million on October 27, 2020 (net of taxes payable). See the section entitled “Special Meeting in Lieu of 2020 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

There are no appraisal rights available to our stockholders or warrantholders in connection with the Business Combination.

Ownership of New Canoo After the Closing

It is anticipated that, upon the completion of the Business Combination, the ownership of New Canoo will be as follows:

	Assuming No Redemption		Assuming Maximum Redemption
	Number of shares of New Canoo Common Stock	%	Number of shares of New Canoo Common Stock	%
Current Canoo Equityholders(1)	175,000,000	71.5%	175,000,000	81.5%
PIPE Investors	32,325,000	13.2%	32,325,000	15.0%
Current Hennessy Capital Stockholders(2)	37,307,189	15.3%	7,503,750	3.5%
Total	244,632,189		214,828,750
____________

(1)      Excludes 3,525,000 PIPE Shares to be issued in the aggregate to certain current Canoo equity holders, which are included in “PIPE Investors” total.

(2)      Excludes 1,100,000 PIPE Shares to be issued in the aggregate to an entity controlled by the Anchor Investor and an entity controlled by Daniel J. Hennessy, the Chairman and CEO of Hennessy Capital and nominee for the New Canoo Board, which are included in the “PIPE Investors” total.

The numbers of shares of New Canoo Common Stock Assuming No Redemption set forth above assumes that no Public Stockholders elect to have their Public Shares redeemed, and the numbers of shares of New Canoo Common Stock Assuming Maximum Redemption set forth above assumes that 100% of the Public Shares (i.e., 29,803,439 shares) are redeemed. The numbers of shares and percentage interests set forth above are based on a number of additional assumptions, including that (i) there are no other equity issuances by New Canoo, (ii) the vesting of all shares of New Canoo Common Stock received in respect of the Canoo Restricted Shares, (iii) the vesting and exercise of all Converted Options for shares of New Canoo Common Stock, and (iv) the vesting of all Converted RSU Awards and the issuance of shares of New Canoo Common Stock in respect thereof. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. In addition, the numbers of shares and percentage interests set forth above do not take into account (i) potential future exercises of HCAC Warrants and (ii) the Earnout Shares.

For example, if we assume that (i) all of the 22,511,250 Public Warrants and 1,842,106 Private Placement Warrants that will remain outstanding post-Business Combination were exercisable and exercised following completion of the Business Combination and (ii) all of the 15,000,000 Earnout Shares become issuable in accordance with their terms, then the anticipated ownership of New Canoo at the Closing would be as follows:

	Assuming No Redemption		Assuming Maximum Redemption
	Number of shares of New Canoo Common Stock	%	Number of shares of New Canoo Common Stock	%
Current Canoo Equityholders(1)	190,000,000	66.9%	190,000,000	74.7%
PIPE Investors	32,325,000	11.4%	32,325,000	12.7%
Current Hennessy Capital Equityholders(2)	61,660,545	21.7%	31,857,106	12.5%
Total	283,985,545		254,182,106
____________

(1)      Excludes 3,525,000 PIPE Shares to be issued in the aggregate to certain current Canoo equity holders, which are included in “PIPE Investors” total.

(2)      Excludes 1,100,000 PIPE Shares to be issued in the aggregate to an entity controlled by the Anchor Investor and an entity controlled by Daniel J. Hennessy, the Chairman and CEO of Hennessy Capital and nominee for the New Canoo Board, which are included in the “PIPE Investors” total.

The numbers of shares of New Canoo Common Stock Assuming No Redemption set forth above assumes that no Public Stockholders elect to have their Public Shares redeemed, and the numbers of shares of New Canoo Common Stock Assuming Maximum Redemption set forth above assumes that 100% of the Public Shares (i.e., 29,803,439 shares) are redeemed. The numbers of shares and percentage interests set forth above are based on a number of additional assumptions, including that (i) there are no other equity issuances by New Canoo, (ii) the vesting of all shares of New Canoo Common Stock received in respect of the Canoo Restricted Shares, (iii) the vesting and exercise of all Converted Options for shares of New Canoo Common Stock, and (iv) the vesting of all Converted RSU Awards and the issuance of shares of New Canoo Common Stock in respect thereof. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different.

Vote Required for Approval

The Business Combination Proposal is conditioned on the approval of the Nasdaq Proposal at the special meeting.

The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if at least a majority of the votes cast in person online or by proxy at the special meeting vote “FOR” the Business Combination Proposal. Failure to vote by proxy or to vote in person online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

Recommendation of Hennessy Capital’s Board of Directors

HENNESSY CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT AND PLAN OF REORGANIZATION

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Hennessy Capital, First Merger Sub, Second Merger Sub or Canoo. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Mergers (as defined below) and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Hennessy Capital, First Merger Sub and Second Merger Sub, on the one hand, and Canoo, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Hennessy Capital and Canoo do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Hennessy Capital or Canoo, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Hennessy Capital, First Merger Sub, Second Merger Sub and Canoo, and are modified by the disclosure schedules.

General; Structure of the Mergers

On August 17, 2020, Hennessy Capital, First Merger Sub, Second Merger Sub and Canoo entered into the Merger Agreement, pursuant to which: (a) First Merger Sub will merge with and into Canoo (the “First Merger”), with Canoo surviving the First Merger as a wholly owned subsidiary of Hennessy Capital (Canoo, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”).

The First Merger is to become effective by the filing of a plan of merger with the Registrar of Companies of the Cayman Islands and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such plan of merger (such time, the “Effective Time”). The parties will hold the closing of the First Merger (the “Closing”) immediately prior to such filing of the plan of merger, following, but in no event later than the third business day after, the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), or on such other date, time or place as Hennessy Capital and Canoo may mutually agree.

The Second Merger is to become effective by filing a plan of merger with the Registrar of Companies of the Cayman Islands and a certificate of merger with the Secretary of State of the State of Delaware as soon as practicable following the Effective Time, but in any event within 10 days of the Effective Time, and will be effective immediately upon such filings or such later time as may be agreed by the parties and specified in such filings (such time, the “Second Effective Time”).

Conversion of Securities

Immediately prior to the Effective Time, Canoo will cause each Canoo Preference Share that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of Canoo Ordinary Shares at the then-effective conversion rate as calculated pursuant to the Second Amended and Restated Memorandum and Articles of Association of Canoo. All of the Canoo Preference Shares converted into Canoo Ordinary Shares will no longer be outstanding and will cease to exist, and each holder of Canoo Preference Shares will thereafter cease to have any rights with respect to such securities.

At the Effective Time, by virtue of the First Merger and without any action on the part of Hennessy Capital, First Merger Sub, Canoo or the holders of any of the following securities:

(a)     each Canoo Ordinary Share (including each Canoo Ordinary Share subject to forfeiture restrictions or other restrictions (each, a “Canoo Restricted Share”), and including Canoo Ordinary Shares resulting from the conversion of Canoo Preference Shares described above) that is issued and outstanding immediately prior to the Effective Time will be canceled and converted into (i) the right to receive the number of shares of HCAC Class A Common Stock equal to the Exchange Ratio (as defined below), and (ii) the contingent right to receive a number of shares of HCAC Class A Common Stock, as described further below (such shares, the “Earnout Shares”), (which consideration, collectively, shall hereinafter be referred to as the “Per Share Merger Consideration”); provided, however, that each share of HCAC Class A Common Stock issued in exchange for Canoo Restricted Shares will be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Canoo Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such Canoo Restricted Shares;

(b)    each Canoo Ordinary Share (including Canoo Restricted Shares, as applicable) and Canoo Preference Share (collectively, the “Canoo Shares”) held in the treasury of Canoo will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;

(c)     each ordinary share of First Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(d)    each option to purchase Canoo Ordinary Shares, whether or not vested, that is outstanding immediately prior to the Effective Time (each, a “Canoo Option”) will be assumed by Hennessy Capital and converted into (i) an option to purchase shares of HCAC Class A Common Stock (each, a “Converted Option”), and (ii) the contingent right to receive a number of Earnout Shares following the Closing. Each Converted Option will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Canoo Option immediately before the Effective Time, except that (A) each Converted Option will be exercisable for that number of shares of HCAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of Canoo Ordinary Shares subject to Canoo Option immediately before the Effective Time and (2) the Exchange Ratio; and (B) the per share exercise price for each share of HCAC Class A Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Canoo Ordinary Share of such Canoo Option immediately before the Effective Time by (2) the Exchange Ratio; and

(e)     each award of restricted stock units to acquire Canoo Ordinary Shares (collectively “Canoo RSUs”) that is outstanding immediately prior to the Effective Time will be assumed by Hennessy Capital and converted into (i) an award of restricted share units to acquire shares of HCAC Class A Common Stock (each, a “Converted RSU Award”), and (ii) the contingent right to receive a number of Earnout Shares following the Closing. Each Converted RSU Award will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such award of Canoo RSUs immediately before the Effective Time, except that each Converted RSU Award will represent the right to acquire that number of shares of HCAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of Canoo Ordinary Shares subject to Canoo RSU award immediately before the Effective Time and (B) the Exchange Ratio.

(f)     “Exchange Ratio” means the quotient obtained by dividing (A) 175,000,000 by (B) the total number of Canoo Ordinary Shares outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted to Canoo Ordinary Shares basis, and including, without limitation or duplication, (A) the number of Canoo Ordinary Shares subject to unexpired, issued and outstanding Canoo Options, (B) Canoo Restricted Shares, (C) the number of Canoo Ordinary Shares issuable upon exercising the Canoo ordinary share purchase warrant, (D) the number of Canoo Ordinary Shares issuable upon the conversion of Canoo Preferred Shares as described above and (E) the number of Canoo Ordinary Shares subject to unexpired, issued and outstanding Canoo RSUs.

At the effective time of the Second Merger (the “Second Effective Time”), by virtue of the Second Merger and without any action on the part of Hennessy Capital, Surviving Corporation, Second Merger Sub or the holders of any securities of Hennessy Capital or the Surviving Corporation or the Second Merger Sub: (x) each ordinary share of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be canceled and will cease to exist without any conversion thereof or payment therefor; and (y) each membership interest in Second Merger Sub issued and outstanding immediately prior to the Second Effective Time will be converted into and become one validly issued, fully paid and non-assessable membership interest in the Surviving Entity, which will constitute the only outstanding equity of the Surviving Entity. From and after the Second Effective Time, all certificates, if any, representing membership interests in Second Merger Sub will be deemed for all purposes to represent the number of membership interests of the Surviving Entity which they were converted in accordance with the immediately preceding sentence.

Earnout Shares

Pursuant to the contingent rights set forth above, up to 15 million Earnout Shares will be payable to the holders of (i) Canoo Ordinary Shares, including each Canoo Restricted Share and the Canoo Ordinary Shares resulting from the conversion of Canoo Preference Shares described above, (ii) restricted stock units to acquire Canoo Ordinary Shares, (iii) options to purchase Canoo Ordinary Shares, and (iv) the Canoo ordinary share purchase warrant, in each case as of immediately prior to the Effective Time, in the amounts and upon satisfaction of the applicable share price thresholds set forth below:

(a)     If the closing share price of HCAC Class A Common Stock is greater than or equal to $18.00 for any 20 trading days within any 30-trading day period that occurs after the closing date of the Business Combination (the “Closing Date”) and on or prior to the two (2) year anniversary of the Closing Date (the first occurrence of the foregoing being referred to as the “$18 Share Price Milestone”), a number of shares of HCAC Class A Common Stock equal to (i) the percentage allocation of the closing number of HCAC Class A Common Stock issued to such holder at the Closing multiplied by (ii) 5,000,000 (the “$18 Earnout Shares”);

(b)    If the closing share price of HCAC Class A Common Stock is greater than or equal to $25.00 for any 20 trading days within any 30-trading day period that occurs after the Closing Date and on or prior to the four (4) year anniversary of the Closing Date (the first occurrence of the foregoing being referred to as the “$25 Share Price Milestone”), a number of shares of HCAC Class A Common Stock equal to (i) the percentage allocation of the closing number of HCAC Class A Common Stock issued to such holder at the Closing multiplied by (ii) 5,000,000 (the “$25 Earnout Shares”); and

(c)     If the closing share price of HCAC Class A Common Stock is greater than or equal to $30.00 for any 20 trading days within any 30-trading day period that occurs after the Closing Date and on or prior to the five (5) year anniversary of the Closing Date (the first occurrence of the foregoing being referred to as the “$30 Share Price Milestone”), a number of shares of HCAC Class A Common Stock equal to (i) the percentage allocation of the closing number of HCAC Class A Common Stock issued to such holder at the Closing multiplied by (ii) 5,000,000 (the “$30 Earnout Shares”).

In the event that (x) there is a Change of Control (as defined below) (or a definitive agreement providing for a Change of Control has been entered into) (A) after the Closing and prior to (i) with respect to the $18 Earnout Shares, the two (2) year anniversary of the Closing Date, (ii) with respect to the $25 Earnout Shares, the four (4) year anniversary of the Closing Date or (iii) with respect to the $30 Earnout Shares, the five (5) year anniversary of the Closing Date and (B) the value of the consideration to be received by the holders of the HCAC Class A Common Stock in such Change of Control transaction exceeds $18.00, $25.00 and/or $30.00 per share of HCAC Class A Common Stock, as applicable, or (y) there is a liquidation, dissolution, bankruptcy, reorganization, assignment for the benefit of creditors or similar event with respect to Hennessy Capital within the five-year anniversary of the Closing, the $18 Earnout Shares, the $25 Earnout Shares and/or the $30 Earnout Shares that have not been issued prior to such occurrence will be issued by Hennessy Capital on the day prior to such occurrence.

For purposes of the Earnout Share provisions, a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events:

(a)     any person or any “group” of persons acting together for purposes of Section 13(d) of the Exchange Act (x) is or becomes the beneficial owner, directly or indirectly, of securities of Hennessy Capital representing more than fifty percent (50%) of the combined voting power of Hennessy Capital’s then outstanding voting securities or (y) has or acquires control of the HCAC Board;

(b)    a merger, consolidation, reorganization or similar business combination transaction involving Hennessy Capital, and, immediately after the consummation of such transaction or series of transactions, either (x) the HCAC Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger, or (y) the voting securities of Hennessy Capital immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions; or

(c)     the sale, lease or other disposition, directly or indirectly, by Hennessy Capital of all or substantially all of the assets of Hennessy Capital and its subsidiaries, taken as a whole, to a third-party.

Canoo Shareholder Appraisal/Dissenter’s Rights

Under Cayman law, Canoo shareholders are entitled to payment of the fair value of their shares upon dissenting from the First Merger. A Canoo shareholder who desires to exercise this entitlement must give to Canoo, before the vote on the First Merger, written objection to the action. Such objection must include a statement that the shareholder proposes to demand payment for that shareholder’s shares if the First Merger is authorized by the vote. Within 20 days immediately following the date on which the vote of Canoo shareholders giving authorization for the First Merger is made, Canoo shall give written notice of the authorization to each Canoo shareholder who made a written objection. A Canoo shareholder who elects to dissent shall, within 20 days immediately following the date on which the notice referred to above is given, give to Canoo a written notice of their decision to dissent, stating (a) such shareholder’s name and address; (b) the number and classes of shares in respect of which that shareholder dissents; and (c) a demand for payment of the fair value of that shareholder’s shares. A Canoo shareholder who dissents must do so in respect of all shares that that shareholder holds in the capital of Canoo. Upon the giving of a notice of dissent above, the Canoo shareholder to whom the notice relates shall cease to have any of the rights of a shareholder except (i) the right to be paid the fair value of that shareholder’s shares, (ii) the right to participate fully in all proceedings until the determination of fair value is reached, and (iii) the right to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

Representations, Warranties and Covenants

Representations and Warranties

The Merger Agreement contains customary representations, warranties and covenants of (a) Canoo and (b) Hennessy Capital, First Merger Sub and Second Merger Sub, in each case relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.

The Merger Agreement contains representations and warranties made by Canoo to Hennessy Capital, First Merger Sub and Second Merger Sub relating to a number of matters, including the following:

●        organization and qualification to do business, subsidiaries;

●        organizational documents;

●        capitalization;

●        authority to enter into the Merger Agreement;

●        no conflicts and required filings and consents;

●        permits and compliance;

●        financial statements;

●        absence of certain changes or events;

●        absence of litigation;

●        employee benefit plans;

●        labor and employment matters;

●        real property and title to assets;

●        intellectual property;

●        taxes;

●        environmental matters;

●        material contracts;

●        insurance;

●        approval of the Canoo board and Canoo shareholder vote required;

●        certain business practices;

●        interested party transactions;

●        exchange act;

●        brokers; and

●        exclusivity of the representations and warranties made by Canoo.

The Merger Agreement contains representations and warranties made by Hennessy Capital, First Merger Sub and Second Merger Sub to Canoo relating to a number of matters, including the following:

●        corporate organization;

●        respective organizational documents;

●        capitalization;

●        authority to enter into the Merger Agreement;

●        no conflicts and required filings and consents;

●        compliance;

●        SEC filings, financial statements and Sarbanes-Oxley Act;

●        absence of certain changes or events;

●        absence of litigation;

●        approval of the Hennessy Capital board of directors and Hennessy Capital shareholder vote required;

●        no prior operations of First Merger Sub and Second Merger Sub;

●        brokers;

●        the Trust Account;

●        employees;

●        taxes;

●        registration and listing of HCAC Class A Common Stock, HCAC Warrants and HCAC Units; and

●        investigation and reliance.

Conduct of Business Pending the Merger

Canoo has agreed that, prior to the Effective Time or the earlier termination of the Merger Agreement, it will conduct its business, and cause its subsidiaries to conduct their respective businesses, in the ordinary course of business. Canoo has also agreed to use its reasonable best efforts to preserve substantially intact the current business organizations of Canoo and its subsidiaries, to keep available the services of the current officers, key employees and consultants and to preserve the current relationships of Canoo and its subsidiaries with customers, suppliers and other persons with which Canoo or any of its subsidiaries has significant business relations.

In addition to the general covenants above, Canoo has agreed that prior to the Effective Time or the earlier termination of the Merger Agreement, subject to specified exceptions, it will not, and will cause its subsidiaries not to, without the written consent of Hennessy Capital (which may not be unreasonably conditioned, withheld or delayed):

●        amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

●        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (a) any shares of any class in the capital of Canoo or any of its subsidiaries, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Canoo or any of its subsidiaries, provided that the exercise or settlement of any Canoo Options or grants of Canoo Options or Canoo Share awards in the ordinary course of business will not require the consent of Hennessy Capital; or (b) any material assets of Canoo or any of its subsidiaries;

●        acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other entity;

●        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

●        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

●        (a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in excess of $1,000,000 in the aggregate;

●        (a) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Canoo or any of its subsidiaries, (b) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, or termination agreement with any current or former director, officer, employee or consultant, (c) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (d) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (e) hire any new employee whose individual base compensation will exceed $250,000, except that Canoo may (i) provide increases in salary, wages, bonuses or benefits to employees as required or permitted under any Plan (as defined in the Merger Agreement) or other employment or consulting agreement in effect on the date of the Merger Agreement, (ii) change the title of its employees in the ordinary course of business, (iii) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of the Merger Agreement, and (iv) enter into the retention agreements with certain executive officers, key employees or directors agreed upon in the Merger Agreement;

●        other than as required by law or pursuant to the terms of an agreement entered into prior to the date of the Merger Agreement and disclosed to Hennessy Capital, grant any severance or termination pay to, any employee or director or officer of Canoo or of any of its subsidiaries other than in the ordinary course of business;

●        adopt, amend or terminate any material Plan or any Employee Benefit Plan (as defined in the Merger Agreement) that would be a Plan if in effect as of the date of the Merger Agreement except as may be required by applicable law, is necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course of business;

●        materially amend or change any of Canoo’s or any of its subsidiaries’ accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business;

●        make any material tax election, amend a material tax return or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability;

●        materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Canoo’s or any of its subsidiaries’ material rights thereunder, in each case in a manner that is adverse to Canoo or any of its subsidiaries, taken as a whole, except in the ordinary course of business;

●        fail to use reasonable efforts to protect and maintain, material intellectual property owned or licensed by Canoo (“Canoo IP”) or any of its subsidiaries;

●        intentionally permit any material item of Canoo IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Canoo IP;

●        waive, release, assign, settle or compromise any litigation, suit, claim, action, proceeding, audit or investigation by or before any governmental authority, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $200,000 individually or $500,000 in the aggregate; or

●        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Hennessy Capital has agreed that, prior to the Effective Time or the earlier termination of the Merger Agreement, the businesses of Hennessy Capital, First Merger Sub and Second Merger Sub will be conducted in the ordinary course of business and in a manner consistent with past practice. In addition, Hennessy Capital, First Merger Sub and Second Merger Sub have agreed that prior to the Effective Time or the earlier termination of the Merger Agreement, subject to specified exceptions, they will not, without the written consent of Canoo (which may not be unreasonably withheld, conditioned or delayed):

●        amend or otherwise change the organizational documents of Hennessy Capital, First Merger Sub, or Second Merger Sub, or form any subsidiary of Hennessy Capital other than First Merger Sub and Second Merger Sub;

●        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the trust fund established by Hennessy Capital for the benefit of its Public Stockholders (the “Trust Fund”) that are required pursuant to the Hennessy Capital organizational documents;

●        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the HCAC Common Stock or HCAC Warrants except for redemptions from the Trust Fund that are required pursuant to the Hennessy Capital organizational documents;

●        issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Hennessy Capital, First Merger Sub, or Second Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Hennessy Capital, First Merger Sub, or Second Merger Sub, except in connection with conversion of the shares of common stock of Hennessy Capital, designated as class B common stock, pursuant to the Hennessy Capital organizational documents;

●        acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

●        incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Hennessy Capital, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

●        make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. generally accepted accounting principles (“GAAP”) or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

●        make any material tax election, amend a material tax return or settle or compromise any material U.S. federal, state, local or non-United States income tax liability;

●        liquidate, dissolve, reorganize or otherwise wind up the business and operations of Hennessy Capital, First Merger Sub, or Second Merger Sub;

●        amend the Investment Management Trust Agreement, dated as of February 28, 2019, between Hennessy Capital and Continental Stock Transfer & Trust Company, or any other agreement related to the Trust Account; or

●        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable after the date of the Merger Agreement and Hennessy Capital’s receipt of (a) the audited consolidated balance sheet of Canoo and its consolidated subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income, changes in shareholder equity and cash flows of Canoo and its consolidated subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (“the PCAOB Audited Financials”), and (b) the unaudited condensed financial statements, including condensed consolidated balance sheets and condensed consolidated statements of income, changes in shareholder equity, and cash flows, of Canoo and the consolidated Canoo subsidiaries as at and for the six-months ended June 30, 2020 and June 30, 2019, in each case, prepared in accordance with GAAP and Regulation S-X (the “Unaudited Interim Financial Statements”), Hennessy Capital (with the assistance and cooperation of Canoo as reasonably requested by Hennessy Capital) agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of Hennessy Capital and to the shareholders of Canoo as (x) an information statement relating, with respect to Canoo’s shareholders, to the action to be taken by shareholders of Canoo pursuant to a written consent or by vote at a meeting of Canoo’s shareholders, and (y) as a proxy statement, with respect to Hennessy Capital’s stockholders, in which Hennessy Capital will solicit proxies from Hennessy Capital’s stockholders to vote at the Hennessy Capital special meeting for the purpose of voting on the Hennessy Capital Proposals.

Hennessy Capital Stockholders’ Meeting; First Merger Sub Stockholders’ Approval; Second Merger Sub Shareholders’ Approval; Canoo Shareholders’ Requisite Approval

Hennessy Capital has agreed to call and hold the special meeting as promptly as practicable after the date on which this proxy statement/prospectus becomes effective (no later than 30 days after the date on which this proxy statement/prospectus is mailed to the stockholders of Hennessy Capital). Hennessy Capital has agreed, through the HCAC Board, to recommend to its stockholders that they approve the Hennessy Capital Proposals contained in this proxy statement/prospectus and to include the recommendation of the HCAC Board in this proxy statement/prospectus.

Canoo has agreed to solicit the irrevocable unanimous written consent, in form and substance reasonably acceptable to Hennessy Capital, of holders of the Requisite Approval (as defined in the Merger Agreement) in favor of the approval and adoption of the Merger Agreement and the Mergers and all other transactions contemplated by the Merger Agreement (the “Written Consent”) as soon as promptly as practicable after this proxy statement/prospectus becomes effective and in any case, no more than 72 hours after it becomes effective. In the event Canoo determines it is not able to obtain the Written Consent, Canoo has agreed to call and hold a meeting of holders of Canoo Shares for the purpose of voting solely upon the adoption of the Merger Agreement and the approval of the Mergers and the Business Combination (the “Canoo Shareholders Meeting”) as soon as reasonably practicable after this proxy statement/prospectus becomes effective, and in any event within 10 days after it becomes effective. The Requisite Approval of the shareholders of Canoo, whether obtained by the Written Consent or at the Canoo Shareholders Meeting, is hereinafter referred to as the “Canoo Shareholder Approval.”

Exclusivity

From the date of the Merger Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Merger Agreement, but only, in the case of Hennessy Capital, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the HCAC Board, the parties will not, and will cause their respective subsidiaries and its and their respective representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), concerning any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s subsidiaries other than with the other parties to the Merger Agreement and their respective representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of the Merger Agreement and related documents and the consummation of the Business Combination will not be deemed a violation of the Merger Agreement.

Each party has agreed to, and agreed to cause their respective subsidiaries and its and their respective affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Alternative Transaction. Each party has also agreed (a) to promptly request each person (other than the parties to the Merger Agreement and their respective representatives) that has prior to the date thereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date thereof (to the extent so permitted under, and in accordance with the terms of such confidentiality agreement), and (b) that if it or any of its subsidiaries or any of its or their respective representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then it will promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that it is subject to an exclusivity agreement with respect to the Business Combination that prohibits it from considering such inquiry or proposal (but only, in the case of Hennessy Capital, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the HCAC Board).

Stock Exchange Listing

Hennessy Capital will use its reasonable best efforts to cause the shares of HCAC Class A Common Stock to be issued in connection with the Business Combination to be approved for listing on the Nasdaq Capital Market at the Closing. Until the Closing, Hennessy Capital will use its reasonable best efforts to keep the HCAC Units, the HCAC Class A Common Stock and the HCAC Warrants listed for trading on the Nasdaq Capital Market.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

●        Canoo and Hennessy Capital providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

●        certain employee benefit matters;

●        director and officer indemnification;

●        prompt notification of certain matters;

●        Canoo and Hennessy Capital using reasonable best efforts to consummate the Business Combination;

●        public announcement relating the Business Combination;

●        agreement relating to the intended tax treatment of the Business Combination;

●        cooperation regarding any filings required under the HSR Act;

●        the delivery by Canoo of the PCAOB Audited Financials and of the Unaudited Financial Statements;

●        Hennessy Capital making disbursements from the Trust Account;

●        termination of Canoo’s existing Amended and Restated Voting and Preemptive Rights Agreement, dated as of March 4, 2019, as amended by and among Canoo and the other parties thereto; and

●        delivery of the Lock-Up Agreements (as defined below).

Conditions to Closing; Termination

Conditions to Closing

Mutual

The obligations of Canoo, Hennessy Capital, First Merger Sub and Second Merger Sub to consummate the Business Combination, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)     Canoo Shareholder Approval will have been obtained;

(b)    the Hennessy Capital Proposals will have been approved and adopted by the requisite affirmative vote of the stockholders of Hennessy Capital in accordance with this proxy statement/prospectus and applicable laws;

(c)     no governmental authority will have enacted or issued any law, rule, regulation or other judgment which has the effect of making the Business Combination illegal or otherwise prohibits the Business Combination;

(d)    all required filings under the HSR Act, will have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act will have expired or been terminated (Hennessy Capital received notice of early termination of the waiting period under the HSR Act on September 9, 2020);

(f)     at the Closing, Hennessy Capital will have cash on hand equal to or in excess of $200,000,000 (taking into account the consummation of the PIPE Financing and the exercise of redemption rights by Public Stockholders, but without taking into account any transaction fees, costs and expenses);

(g)    the registration statement, of which this proxy statement/prospectus forms a part, will have been declared effective under the Securities Act; no stop order suspending the effectiveness of such registration statement will be in effect; and no proceedings for purposes of suspending the effectiveness of such registration statement will have been initiated or be threatened by the SEC;

(h)    the shares of HCAC Class A Common Stock will be listed on the Nasdaq Capital Market as of the Closing Date; and

(i)     Hennessy Capital will have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Hennessy Capital organizational documents.

Hennessy Capital, First Merger Sub and Second Merger Sub

The obligations of Hennessy Capital, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)     the representations and warranties of Canoo contained in (i) the sections of the Merger Agreement titled (A) Organization and Qualification; Subsidiaries, (B) Capitalization (other than clauses (a), (b), (c) and (h) thereof), (C) Authority Relative to the Merger Agreement and (D) Brokers will each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as defined in the Merger Agreement), or any similar limitation set forth therein), except to the extent of any changes that reflect actions permitted in accordance with the interim operating covenants of Canoo and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; (ii) the section of the Merger Agreement titled Absence of Certain Changes or Events will be true and correct in all respects as of the date of the Merger Agreement and the Effective Time; (iii) clauses (a), (b), (c) and (h) of the section of the Merger Agreement titled Capitalization will be true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted by the interim operating covenants of Canoo and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation or warranty will be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Canoo, Hennessy Capital, First Merger Sub, Second Merger Sub or their affiliates; and (iv), all other representations and warranties of Canoo contained in the Merger Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (x) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (y) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

(b)    Canoo will have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)     Canoo will have delivered to Hennessy Capital a customary officer’s certificate, dated the Closing Date, certifying as to the satisfaction of certain conditions;

(d)    no Company Material Adverse Effect will have occurred between the date of the Merger Agreement and the Closing Date;

(e)     other than those persons identified as continuing directors in the Merger Agreement, all members of the board of directors of Canoo and its subsidiaries, as required pursuant to the Merger Agreement, will have executed written resignations effective as of the Effective Time;

(f)     all parties to the Registration Rights Agreement (other than Hennessy Capital) will have delivered, or cause to be delivered, to Hennessy Capital copies of the Registration Rights Agreement duly executed by all such parties;

(g)    all parties to the Lock-Up Agreement (other than Hennessy Capital) will have delivered, or cause to be delivered, to Hennessy Capital copies of the Lock-Up Agreement duly executed by all such parties;

(h)    Canoo will have delivered to Hennessy Capital the PCAOB Audited Financials; and

(i)     Canoo will have no indebtedness for borrowed money other than an outstanding loan under the U.S. Small Business Administration’s Paycheck Protection Program.

Canoo

The obligations of Canoo to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)     the representations and warranties of Hennessy Capital, First Merger Sub and Second Merger Sub contained in (i) the sections titled (A) Corporate Organization (B) Capitalization (other than clauses (a) and (e) thereof), (C) Authority Relative to the Merger Agreement and (D) Brokers in the Merger Agreement will each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “HCAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent of any changes that reflect actions permitted in accordance with the interim operating covenants of Hennessy Capital, First Merger Sub and Second Merger Sub and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date; (ii) the section of the Merger Agreement titled Absence of Certain Changes or Events will be true and correct in all respects as of the date of the Merger Agreement and the Effective Time; (iii) clauses (a) and (e) of the section of the Merger Agreement titled Capitalization will be true and correct in all respects except for de minimis inaccuracies as of the date of the Merger Agreement and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted by the interim operating covenants of Hennessy Capital, First Merger Sub and Second Merger Sub and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation or warranty will be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to Canoo, Hennessy Capital, First Merger Sub, Second Merger Sub or their affiliates; and (iv), all other representations and warranties of Hennessy Capital, First Merger Sub and Second Merger Sub contained in the Merger Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “HCAC Material Adverse Effect” (as defined in the Merger Agreement) or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (x) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (y) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a HCAC Material Adverse Effect;

(b)    Hennessy Capital, First Merger Sub and Second Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

(c)     Hennessy Capital will have delivered to Canoo a customary officer’s certificate, dated the Closing Date, certifying as to the satisfaction of certain conditions;

(d)    no HCAC Material Adverse Effect will have occurred between the date of the Merger Agreement and the Closing Date;

(e)     a supplemental listing will have been filed with the Nasdaq Capital Market as of the Closing Date to list the shares constituting the aggregate Per Share Merger Consideration;

(f)     Hennessy Capital will have delivered a copy of the Registration Rights Agreement duly executed by Hennessy Capital;

(g)    Hennessy Capital will have delivered a copy of the Lock-Up Agreement duly executed by Hennessy Capital;

(h)    other than those persons identified as continuing directors in the Merger Agreement, all members of the HCAC Board, as required pursuant to the Merger Agreement, will have executed written resignations effective as of the Effective Time; and

(i)     the Sponsor Warrant Exchange and Share Cancellation Agreement entered into concurrently with the execution of the Merger Agreement, by and between Hennessy Capital and Hennessy Capital Partners IV LLC, will remain in full force in effect, and the parties thereto will be in compliance with the terms and conditions thereof in all material respects.

Termination

The Merger Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Business Combination by the shareholders of Canoo or the stockholders of Hennessy Capital, respectively, as follows:

(a)     by mutual written consent of Hennessy Capital and Canoo;

(b)    by Hennessy Capital or Canoo, if the Effective Time has not occurred prior to April 30, 2021 (the “Outside Date”); provided, however, that the Merger Agreement may not be terminated by any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Merger Agreement and such breach or violation is the principal cause of the failure of any of the conditions precedent to the Merger on or prior to the Outside Date;

(c)     by Hennessy Capital or Canoo, if any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

(d)    by Hennessy Capital or Canoo, if any of the Hennessy Capital Proposals fail to receive the requisite vote for approval at the special meeting;

(e)     by Canoo if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Hennessy Capital, First Merger Sub and Second Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Hennessy Capital, First Merger Sub and Second Merger Sub will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Conditions to Closing; Canoo” would not be satisfied (a “Terminating HCAC Breach”); provided that Canoo has not waived such Terminating HCAC Breach and Canoo is not then in material breach of its representations, warranties, covenants or agreements in the Merger Agreement; provided, further, that, if such Terminating HCAC Breach is curable by Hennessy Capital, First Merger Sub and Second Merger Sub, Canoo may not terminate the Merger Agreement under this section for so long as Hennessy Capital, First Merger Sub and Second Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Canoo to Hennessy Capital; or

(f)     by Hennessy Capital if (i) Canoo has failed to deliver the Canoo Shareholder Approval to Hennessy Capital within 10 days after the registration statement of which this proxy statement/prospectus forms a part becomes effective; or (ii) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Canoo set forth in the Merger Agreement, or if any representation or warranty of Canoo will have become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Conditions to Closing; Hennessy Capital, First Merger Sub and Second Merger Sub” would not be satisfied (a “Terminating Canoo Breach”); provided that Hennessy Capital has not waived such Terminating Canoo Breach and Hennessy Capital, First Merger Sub and Second Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Merger Agreement; provided, further, that, if such Terminating Canoo Breach is curable by Canoo, Hennessy Capital may not terminate the Merger Agreement under this provision for so long as Canoo continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Hennessy Capital to Canoo.

Effect of Termination

If the Merger Agreement is terminated, the Merger Agreement will become void, and there will be no termination fee payable or any other liability under the Merger Agreement on the part of any party thereto, except as set forth in the Merger Agreement or in the case of termination subsequent to a willful material breach of the Merger Agreement by a party thereto.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. Copies of the form of Shareholder Support Agreement, Voting and Support Agreement, form of Subscription Agreement, Sponsor Warrant Exchange and Share Cancellation Agreement, Amended and Restated Registration Rights Agreement and form of Lock-Up Agreement are attached hereto as Annex F, Annex G, Annex H, Annex I, Annex J and Annex K, respectively, and incorporated by reference into this proxy statement/prospectus. You are encouraged to read the Related Agreements in their entirety.

Shareholder Support Agreements

Shortly following the execution of the Merger Agreement, the shareholders of Canoo holding at least two-thirds (2/3) of the Canoo Shares outstanding as of the date of the Merger Agreement executed and delivered to Hennessy Capital the Shareholder Support Agreements, pursuant to which, among other things, such persons have agreed (a) to support the adoption of the Merger Agreement and the approval of the Business Combination contemplated by the Merger Agreement, subject to certain customary conditions, (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions, and (c) not to commence, join in, facilitate, assist or encourage and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Hennessy Capital, First Merger Sub, Second Merger Sub, Canoo or any of their respective successors or directors challenging the validity of, or seeking to enjoin the operation of, any provision of Shareholder Support Agreements, or alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. As of October 27, 2020, the Canoo shareholders who had previously entered into Shareholder Support Agreements collectively held approximately 74.3% of the outstanding shares of Canoo Capital Stock.

Voting and Support Agreement

Shortly following the execution of the Merger Agreement, the Sponsor and certain stockholders of Hennessy Capital, in each case, that hold shares of HCAC Class B Common Stock, executed the Voting and Support Agreement, pursuant to which, among other things, such persons have agreed (a) to support the adoption of the Merger Agreement and the approval of the Business Combination contemplated by the Merger Agreement, as well as the proposals set forth in this proxy statement/prospectus, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, Hennessy Capital entered into separate subscription agreements, effective as of August 17, 2020, (each, a “Subscription Agreement”) with a number of investors (each a “PIPE Investor”), pursuant to which the PIPE Investors agreed to purchase, and Hennessy Capital agreed to sell to the PIPE Investors, an aggregate of 32,325,000 shares of HCAC Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $323.3 million, in the PIPE Financing. The PIPE Investors include an entity controlled by Daniel J. Hennessy, Hennessy Capital’s CEO and Chairman of the Board, and a certain fund under common control with the Anchor Investor.

The Subscription Agreements are all substantially similar to the Form of Subscription Agreement attached to this proxy statement/prospectus as Annex H. The Subscription Agreement contains customary representations and warranties of Hennessy Capital, on the one hand, and each PIPE Investor, on the other hand.

The PIPE Closing pursuant to the Subscription Agreements is expected to occur immediately prior to the Closing and is contingent upon, among other customary closing conditions, the satisfaction or waiver of all conditions precedent to the Closing and a minimum cash requirement of $200 million (which will be fully satisfied by the PIPE Financing). The purpose of the PIPE Financing is to raise additional capital for use by New Canoo following the Closing.

Pursuant to the Subscription Agreements, Hennessy Capital agreed that, within 15 business days after the Closing (the “Filing Deadline”), New Canoo will file with the SEC (at New Canoo’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “PIPE Resale Registration Statement”), and New Canoo will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days (or 120 calendar days if the SEC notifies New Canoo that it will “review” such shelf registration statement) after the Closing and (ii) the tenth business day after the date New Canoo is notified by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). Until the earliest of (i) the date on which the PIPE Shares may be resold without volume or manner of sale limitations pursuant to Rule 144, (ii) the date on which such PIPE Shares have actually been sold and (iii) the date which is two years after the PIPE Closing (such earliest Date, the “End Date”), New Canoo must use reasonable efforts to keep such shelf registration statement effective and file all reports, and provide all customary and reasonable cooperation, necessary to enable the PIPE Investors to resell the PIPE Shares pursuant to such shelf registration statement or Rule 144.

Additionally, upon the occurrence of certain specified events of default, including if (i) the PIPE Resale Registration Statement has not been filed with the SEC by the Filing Deadline; (ii) the PIPE Resale Registration Statement has not been declared effective by the SEC by the Effectiveness Date; (iii) the PIPE Resale Registration Statement is declared effective by the SEC but thereafter ceases to be effective prior to the expiration of a designated effective period or a PIPE Investor is not permitted to utilize the PIPE Resale Registration Statement to resell the PIPE Shares; or (iv) under certain circumstances, New Canoo fails to file with the SEC any required reports under Section 13 or 15(d) of the Exchange Act such that the PIPE Investors who are not affiliates of New Canoo are unable to sell their PIPE Shares without restriction under Rule 144 under the Securities Act, Hennessy Capital has agreed that New Canoo will pay to each Subscriber, as partial liquidated damages and not as a penalty, on each date of such event of default (the “Default Date”) and on each monthly anniversary of such Default Date until such event of default is cured, an amount equal to 0.5% of the aggregate purchase price paid by such Subscriber pursuant to a Subscription Agreement, subject to a cap of 5.0% of the aggregate purchase price paid by such Subscriber pursuant to a Subscription Agreement. New Canoo will not be required to pay a Subscriber when such Subscriber’s PIPE Shares may be sold by such Subscriber without volume or manner of sale restrictions under Rule 144 or after the End Date.

The Subscription Agreements contain a provision pursuant to which the parties waive their respective rights to a trial by jury in connection with any litigation pursuant to the Subscription Agreements. This jury trial waiver does not apply to subsequent secondary purchasers of the shares of HCAC Class A Common Stock issued and sold pursuant to the Subscription Agreements nor does it apply to any of our other stockholders. Further, this jury trial waiver does not apply to the PIPE Investors in respect of any claim or cause of action not in connection with any litigation pursuant to the Subscription Agreements.

If we opposed a jury trial demand based on the jury trial waiver, the appropriate court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law, including in respect of federal securities laws claims. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the New York, which govern our Subscription Agreements.

In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to our Subscription Agreements. Nevertheless, if this contractual pre-dispute jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Subscription Agreements with a jury trial. No condition, stipulation or provision of the Subscription Agreements serves as a waiver by any PIPE Investor or by us of compliance with the federal securities laws.

This waiver of jury trial provision may limit a PIPE Investor’s ability to bring or demand a jury trial in connection with any litigation pursuant to the applicable Subscription Agreement, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the waiver of jury trial provision contained in the Subscription Agreements to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action, which could harm our business, operating results and financial condition.

Sponsor Warrant Exchange and Share Cancellation Agreement

In connection with the execution of the Merger Agreement, on August 17, 2020, Hennessy Capital entered into a Warrant Exchange and Share Cancellation Agreement with the Sponsor (the “Sponsor Warrant Exchange and Share Cancellation Agreement”), which provides that concurrent with, and contingent upon, the consummation of the First Merger, (i) the Sponsor will exchange (the “Sponsor Warrant Exchange”) 11,739,394 outstanding Private Placement Warrants for 2,347,879 newly issued shares of HCAC Class B Common Stock (the “New Sponsor Shares”), (ii) the Sponsor will forfeit 2,347,879 shares of HCAC Class B Common Stock to Hennessy Capital for no consideration, and (iii) if at the Closing the sum of (A)(1) the amount of cash available in the Trust Account, less (2) all amounts to be paid by Hennessy Capital pursuant to the exercise of Redemption Rights, plus (B) the amount of gross proceeds received by Hennessy Capital from the PIPE Financing (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination and the PIPE Financing) is less than $350 million, then 500,000 shares of HCAC Class B Common Stock held by the Sponsor (which shares will automatically convert into shares of HCAC Class A Common Stock at the Effective Time) (the “Vesting Shares”) will become unvested and subject to certain vesting conditions. The Vesting Shares will vest upon the occurrence of the $18 Share Price Milestone, subject to equitable adjustment by Hennessy Capital’s board of directors, on or before the second anniversary of the Closing, and the Sponsor will be entitled to vote such Vesting Shares and receive dividends and other distributions with respect to such Vesting Shares (to be set aside by Hennessy Capital and paid upon the vestment of the Vesting Shares) while they remain unvested. In the event that after the Closing and prior to the second anniversary of the Closing Date, there is an Acceleration Event (as defined in the Merger Agreement), then the Vesting Shares will immediately vest in full upon the occurrence of such Acceleration Event unless, in the case of an Acceleration Event that is a Change of Control, the value of the consideration to be received by the holders of New Canoo Common Stock in such Change of Control transaction is less than $18.00 per share.

Amended and Restated Registration Rights Agreement

In connection with the Closing, that certain Registration Rights Agreement, dated February 28, 2019, will be amended and restated, and the Holders will enter into the Amended and Restated Registration Rights Agreement at the Closing, pursuant to which the Holders of Registrable Securities (as defined in the A&R Registration Rights Agreement), subject to certain conditions, will be entitled to registration rights. Pursuant to the A&R Registration Rights Agreement, New Canoo will agree that, within 15 business days after the Closing, New Canoo will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Registrable Securities (the “Resale Registration Statement”), and New Canoo will use its reasonable best efforts to have the Resale Registration Statement declared effective by the SEC as soon as reasonably practicable after the filing thereof, but no later than 60 business days after the filing deadline (or 120 days after the filing deadline if the SEC notifies New Canoo that it will “review” the Resale Registration Statement). The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by New Canoo if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

The Holders will be granted demand underwritten offering registration rights, subject to certain conditions, including that New Canoo is not obligated to effect more than an aggregate of three underwritten offering or more than two underwritten offerings per year. All of the Holders will be granted unlimited “piggyback” registration rights, subject to certain requirements and customary conditions.

These registration rights will be subject to certain customary limitations, including the right of the underwriters to limit the number of securities to be included in an underwritten offering and New Canoo’s right to delay or withdraw a registration statement under certain circumstances. New Canoo will generally be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration and sale of Registrable Securities held by the Holders. Under the A&R Registration Rights Agreement, New Canoo will agree to indemnify the Holders against any losses or damages resulting from any untrue statement or omission or alleged untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell its equity securities, unless such liability arose from their misstatement or omission, and each of the Holders, severally and individually, will agree to indemnify New Canoo against any losses or damages caused by such Holder’s material misstatements or omissions in those documents.

The A&R Registration Rights Agreement further provides that, subject to certain customary exceptions, the Existing Holders may sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute (i) any shares of New Canoo Common Stock acquired in connection with or prior to our IPO for one year following the Closing, (ii) the New Sponsor Shares for 180 days following the Closing, in each case subject to earlier release if (x) the reported last sale price of New Canoo Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) if New Canoo consummates a liquidation, merger, stock exchange or other similar transaction after the Closing which results in all of New Canoo’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The A&R Registration Rights Agreement will terminate upon the earlier of (a) ten years following the Closing, (b) the date as of which the Holders cease to hold any Registrable Securities, or (c) the date as of which the Holders are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2).

Lock-Up Agreements

In connection with the Closing, certain existing Canoo shareholders, including all Canoo officers, directors, holders of 3% or more of the outstanding Canoo Shares prior to the Closing and their respective affiliates, which group in the aggregate holds 116,208,232 shares, or 85.2% of the outstanding Canoo Shares prior to the Closing, will agree, subject to certain customary exceptions, not to (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, any shares of New Canoo Common Stock held by them immediately after the Closing, any shares of New Canoo Common Stock issuable upon the exercise of options to purchase shares of New Canoo Common Stock held by them immediately after the Closing, or any securities convertible into or exercisable or exchangeable for New Canoo Common Stock held by them immediately after the Closing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of New Canoo Common Stock or securities convertible into or exercisable or exchangeable for New Canoo Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) until 180 days after the Closing.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION AND THE BUSINESS COMBINATION

The following is a discussion of material U.S. federal income tax consequences for (i) holders of HCAC Class A Common Stock that elect to have their HCAC Class A Common Stock redeemed for cash if the Business Combination is completed and (ii) holders of Canoo Ordinary Shares who exchange their Canoo Ordinary Shares for HCAC Class A Common Stock in the Business Combination. This discussion applies only to shares of HCAC Class A Common Stock or Canoo Ordinary Shares, as the case may be, held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, with respect to the redemption of HCAC Class A Common Stock, the discussion is applicable only to holders who purchased HCAC Class A Common Stock in the IPO.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●        U.S. expatriates and former citizens or long-term residents of the United States;

●        persons subject to the alternative minimum tax;

●        persons holding HCAC Class A Common Stock or Canoo Ordinary Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

●        banks, insurance companies and other financial institutions;

●        brokers, dealers or traders in securities;

●        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●        tax-exempt organizations or governmental organizations;

●        persons subject to special tax accounting rules as a result of any item of gross income with respect to HCAC Class A Common Stock or Canoo Ordinary Shares being taken into account in an applicable financial statement;

●        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●        U.S. holders who own or are considered as owning (directly, indirectly, or through attribution) 10% or more of the total combined voting power of all classes of Canoo Capital Stock entitled to vote or 10% or more of the total value of shares of all classes of Canoo Capital Stock;

●        foreign corporations with respect to which there are one or more U.S. shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);

●        regulated investment companies or real estate investment trusts;

●        tax-qualified retirement plans; and

●        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of HCAC Class A Common Stock or Canoo Ordinary Shares, as the case may be, who or that is, for U.S. federal income tax purposes:

●        an individual who is a citizen or resident of the United States,

●        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

●        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

●        an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of HCAC Class A Common Stock or Canoo Ordinary Shares, as the case may be, who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

The following does not purport to be a complete analysis of all potential tax effects stemming from the completion of the Business Combination or that are associated with certain redemptions of HCAC Class A Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this discussion applies and could affect the accuracy of the statements herein. Hennessy Capital has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

THIS DISCUSSION IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations of the Redemption to the Holders of HCAC Class A Common Stock

U.S. Holders

Redemption of HCAC Class A Common Stock.    If a U.S. holder’s HCAC Class A Common Stock is redeemed pursuant to the redemption provisions described in the section entitled “The Special Meeting of Hennessy Capital Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the HCAC Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the HCAC Class A Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of HCAC Class A Common Stock” below. If the redemption does not qualify as a sale of the HCAC Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any of Hennessy Capital’s stock following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of shares of Hennessy Capital’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all of Hennessy Capital’s shares outstanding both before and after the redemption. The redemption of HCAC Class A Common Stock generally will be treated as a sale of the HCAC Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of our stock that are treated as constructively owned by it. A U.S. holder may be treated as constructively owning, in addition to stock actually owned by the U.S. holder, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include HCAC Class A Common Stock that could be acquired pursuant to the exercise of the warrants. Moreover, any Hennessy Capital stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Hennessy Capital’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of HCAC Class A Common Stock must, among other requirements, be less than 80% of the percentage of Hennessy Capital’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of HCAC Class A Common Stock and the shares of HCAC Class A Common Stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of HCAC Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Hennessy Capital. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Hennessy Capital will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed HCAC Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of HCAC Class A Common Stock.    If the redemption qualifies as a sale of HCAC Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of HCAC Class A Common Stock. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its HCAC Class A Common Stock generally will equal the U.S. holder’s acquisition cost.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the HCAC Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the exercise of redemption rights with respect to the HCAC Class A Common Stock may suspend the running of the applicable holding period for this purpose (prior to the receipt of cash). Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of HCAC Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in HCAC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the HCAC Class A Common Stock as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of HCAC Class A Common Stock” above.

Dividends (including constructive dividends paid pursuant to a redemption of HCAC Class A Common Stock) Hennessy Capital pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of HCAC Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends Hennessy Capital pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the exercise of redemption rights with respect to the HCAC Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding.    In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of HCAC Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of HCAC Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of HCAC Class A Common Stock.    The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s HCAC Class A Common Stock pursuant to the redemption provisions described in the section entitled “The Special Meeting of Hennessy Capital Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s HCAC Class A Common Stock, as described under “U.S. Holders — Redemption of HCAC Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of HCAC Class A Common Stock” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of HCAC Class A Common Stock.    A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of HCAC Class A Common Stock unless:

●        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

●        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held HCAC Class A Common Stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of HCAC Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. Hennessy Capital believes that it is not, and has not been at any time since its formation, a U.S. real property holding corporation and Hennessy Capital does not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Taxation of Redemption Treated as a Distribution.    If the redemption does not qualify as a sale of HCAC Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Hennessy Capital’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Hennessy Capital’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in HCAC Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the HCAC Class A Common Stock and will be treated as described under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of HCAC Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation). Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts thus withheld may be refundable to the Non-U.S. holder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.    Payments of dividends (including constructive dividends received pursuant to a redemption of HCAC Class A Common Stock) on HCAC Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on HCAC Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of HCAC Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of HCAC Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.    Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on HCAC Class A Common Stock to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or IRS Form W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities” unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution or a non-financial foreign entity generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of HCAC Class A Common Stock.

HOLDERS OF HCAC CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF SUCH A REDEMPTION, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

U.S. Federal Income Tax Considerations of the Business Combination for Canoo Equity Holders

Characterization of the Business Combination

It is the opinion of each of Cooley and Sidley that the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions are based on facts and representations contained in representation letters provided by Canoo and Hennessy Capital, First Merger Sub and Second Merger Sub and on customary factual assumptions, and further assume that the Business Combination is completed in the manner set forth in the Merger Agreement and the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part. If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the Business Combination could be adversely affected. Neither Canoo nor Hennessy Capital intends to obtain a ruling from the IRS with respect to the tax consequences of the Business Combination. Further, the Business Combination is not conditioned upon obtaining an opinion from counsel that the Business Combination will qualify as a reorganization. Accordingly, no assurance can be given that the IRS will not challenge the Business Combination’s qualification as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain such a challenge.

The following discussion assumes that any shares issued pursuant to the earnout provisions of the Merger Agreement (“Earnout Shares”) will be treated as consideration that can be received on a tax-deferred basis under the reorganization provisions of the Code as opposed to taxable “boot.” If the Earnout Shares are treated as taxable “boot,” the tax consequences described below could be materially different.

U.S. Federal Income Tax Consequences for U.S. Holders

Assuming the Business Combination qualifies as a reorganization, the U.S. federal income tax consequences to U.S. holders of Canoo Ordinary Shares will be as follows:

●        a U.S. holder will not recognize gain or loss upon the exchange of Canoo shares for HCAC Class A Common Stock pursuant to the Business Combination, except (i) with respect to any Earnout Shares treated as imputed interest, (ii) as otherwise provided below under the caption heading “— Effect of Section 367,” or (iii) as otherwise provided below under the caption heading “— PFIC Considerations” in the event Canoo were treated as a passive foreign investment company (“PFIC”)

●        a U.S. holder’s aggregate tax basis for the shares of HCAC Class A Common Stock received in the Business Combination (excluding any Earnout Shares treated as imputed interest) will equal the U.S. holder’s aggregate tax basis in the Canoo shares surrendered in the Business Combination, increased by any amount included in the income of such U.S. holder as a result of Section 367 of the Code or classification of Canoo as a PFIC;

●        the holding period of the shares of HCAC Class A Common Stock received by a U.S. holder in the Business Combination will include the holding period of the Canoo shares surrendered in exchange therefor; and

●        a portion of any Earnout Shares a U.S. Holder receives pursuant to the Business Combination will be taxable upon receipt as imputed interest and as ordinary income, even though there will not be any corresponding receipt of cash. A U.S. Holder’s basis in such Earnout Shares treated as imputed interest will equal the fair market value of such shares on the date of receipt and the U.S. Holder’s holding period in such Earnout Shares will begin on the day following the date of receipt.

Effect of Section 367.    Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a reorganization involving a non-U.S. corporation and a U.S. corporation. When it applies, Section 367 imposes income tax on certain United States persons in connection with transactions that would otherwise be non-recognition events. Section 367(b) will generally apply to U.S. holders of Canoo shares at the time of the Business Combination. U.S. holders of Canoo shares who own (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Canoo shares are strongly urged to consult with their tax advisors to determine the effect of Section 367 of the Code.

U.S. Holders that Own Canoo Ordinary Shares with a Fair Market Value Less Than $50,000.    A U.S. holder who on the date of the Business Combination owns (or is considered to own) stock of Canoo with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Business Combination, generally should not be required to include any part of the “all earnings and profits” amount in income, and need not make any election (as described below).

U.S. Holders that Own Canoo Ordinary Shares with a Fair Market Value of $50,000 or More.    A U.S. holder who on the date of the Business Combination owns (or is considered to own) stock of Canoo with a fair market value of $50,000 or more, but who beneficially owns (directly, indirectly or constructively) less than 10% of the total combined voting power of all classes of Canoo shares entitled to vote and less than 10% or more of the total value of shares of all classes of Canoo shares, must generally recognize gain (but not loss) with respect to the deemed receipt of HCAC Class A Common Stock in the Business Combination or, in the alternative, elect to recognize the “all earnings and profits” amount as described below.

Unless such U.S. holder makes the “all earnings and profits” election as described below, the gain recognized by such U.S. holder should equal the excess of the fair market value of the HCAC Class A Common Stock received over the U.S. holder’s adjusted tax basis in the Canoo Ordinary Shares deemed to be surrendered in exchange therefor. Such gain should be capital gain, and should be long-term capital gain if the holder held the Canoo Ordinary Shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. holder may elect to include in income the “all earnings and profits” amount attributable to its Canoo Ordinary Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things: (i) a statement that the transaction is a Section 367(b) exchange; (ii) a complete description of the transaction, (iii) a description of any stock, securities or other consideration transferred or received in the transaction, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from Canoo establishing and substantiating the U.S. Holder’s “all earnings and profits” amount with respect to the U.S. holder’s Canoo Ordinary Shares, and (B) a representation that the U.S. holder has notified Canoo (or Hennessy Capital) that the U.S. holder is making the election, and (vi) certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations. In addition, the election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Business Combination and the U.S. holder must send notice to Canoo of the election no later than the date such tax return is filed. In connection with this election, Canoo intends to provide each U.S. holder eligible to make such an election with information regarding Canoo’s earnings and profits upon request.

Canoo, in consultation with its tax accountants, does not expect that its cumulative earnings and profits will be greater than zero through the date of the Business Combination. If Canoo’s cumulative earnings and profits will not be greater than zero through the date of the Business Combination, the making of an election to include the “all earnings and profits” amount in income as a dividend generally would be advantageous to U.S. holders who would otherwise recognize gain with respect to Canoo Ordinary Shares in the Business Combination.

Canoo cannot, however, guarantee that it will not have positive cumulative earnings and profits on the day of the Business Combination. The determination of Canoo’s earnings and profits is a complex determination and may be impacted by numerous factors. In addition, it is possible that the amount of Canoo’s earnings and profits could be greater than expected through the date of the Business Combination or could be adjusted as a result of an IRS examination. If Canoo’s cumulative earnings and profits are greater than zero, the “all earnings and profits” amount generally will include Canoo’s net positive earnings and profits for all taxable years prior to the Business Combination.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING WHEN AND WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS ELECTION.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICABILITY AND THE CONSEQUENCES OF SECTION 367(b) IN THE CASE OF THE BUSINESS COMBINATION.

PFIC Considerations

In addition to the discussion under the heading “Effect of Section 367,” above, the Business Combination could be a taxable event to a U.S. holder if Canoo is characterized as a passive foreign investment company (“PFIC”) in its current taxable year, or in a prior taxable year in which a U.S. holder owned Canoo Ordinary Shares.

Canoo’s status as a PFIC will depend on the nature and composition of Canoo’s income and the nature, composition and value of Canoo’s assets from time to time. With respect to the taxable year that ended on December 31, 2019, and prior taxable years, Canoo believes that it was not a PFIC and presently does not anticipate that it will be a PFIC for the current taxable year based upon the expected value of its assets, including any goodwill, and the expected nature and composition of Canoo’s income and assets. However, Canoo’s status as a PFIC is a fact-intensive determination made on an annual basis, and Canoo cannot provide any assurances regarding Canoo’s PFIC status for the current or prior taxable years. Furthermore, because there are uncertainties in the application of the relevant rules, it is possible that the IRS may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or prior taxable years. There can be no assurance that the IRS will agree with Canoo’s conclusion and that the IRS would not successfully challenge Canoo’s position. In the event Canoo is or was treated as a PFIC for any taxable year, U.S. holders could be subject to adverse tax consequences in connection with the Business Combination, including having the Business Combination treated as a taxable exchange, having gain realized on the exchange treated as ordinary income rather than capital gain, and having interest charges apply to all or a portion of such gain.

All U.S. holders are strongly urged to consult their own tax advisors regarding the tax consequences of the Business Combination, including how the application of the PFIC rules (including if Canoo was treated as a PFIC) may alter the tax consequences to them. Canoo’s U.S. counsel expresses no opinion with respect to Canoo’s PFIC status for its current or prior taxable years. Canoo intends to determine whether it was a PFIC or not for its current taxable year following the close of such taxable year and intends to make such determination available to U.S. holders upon request.

Retention of Records

As provided in Treasury Regulations Section 1.368-3(d), each U.S. holder who receives shares of HCAC Class A Common Stock in the Business Combination is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, U.S. holders who owned immediately before completion of the Business Combination at least 1% (by vote or value) of the total outstanding Canoo shares, or Canoo “securities” (as specially defined for U.S. federal income tax purposes) the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Business Combination is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in and fair market value of such U.S. holder’s Canoo shares, and any such “securities” surrendered in the Business Combination, the date of completion of the Business Combination and the name and employer identification number of each of Canoo and Hennessy Capital.

Failure to Qualify as a Reorganization

If the Business Combination fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, then a U.S. holder would generally recognize gain or loss equal to the difference between the fair market value of the HCAC Class A Common Stock received in the Business Combination (generally including such holder’s pro rata share of the Earnout Shares but excluding any portion of any Earnout Shares treated as imputed interest) and such U.S. holder’s tax basis in the Canoo shares surrendered in the Business Combination. The amount and timing of any gain recognition would depend, in part, upon whether the installment method of reporting is applied to the receipt of Earnout Shares. Such gain or loss would be long-term capital gain or loss if the Canoo shares were held for more than one year at the time of the Business Combination. In addition, the U.S. holder’s aggregate tax basis in the shares of HCAC Class A Common Stock received in the Business Combination at the time of the Closing would equal their fair market value at the time of the closing of the Business Combination, and the U.S. holder’s holding period of such shares of HCAC Class A Common Stock would commence the day after the closing of the Business Combination. A U.S. holder’s aggregate tax basis and holding period of Earnout Shares will depend on whether or not the installment method of reporting is applied to the receipt of Earnout Shares. The rules governing the installment method of reporting are complex, and U.S. holders are strongly urged to consult their tax advisor.

Information Reporting and Backup Withholding

A U.S. holder of Canoo shares may be subject to information reporting and backup withholding for U.S. federal income tax purposes on certain payments made in connection with the Business Combination. The current backup withholding rate is 24%. Backup withholding will not apply, however, to a U.S. holder who (i) furnishes a correct taxpayer identification number and certifies the U.S. holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or (ii) certifies the U.S. holder is otherwise exempt from backup withholding. U.S. holders of Canoo shares should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or other proper certification, the U.S. holder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. In the event of backup withholding, consult with your tax advisor to determine if you are entitled to any tax credit, tax refund or other tax benefit as a result of such backup withholding.

Non-U.S. Holders

The U.S. federal income tax consequences of the Business Combination for Non-U.S. holders of Canoo Ordinary Shares will generally be the same as for U.S. holders except as noted below.

Non-U.S. holders will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination (i.e., if the Business Combination does not qualify as a reorganization under Section 368(a) of the Code) unless:

●        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Business Combination and certain other requirements are met; or

●        Canoo is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Business Combination or the period that the Non-U.S. holder held Canoo Ordinary Shares.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to United States persons. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applied to a Non-U.S. holder, any gain recognized by such holder with respect to such holder’s Canoo Ordinary Shares as a result of the Business Combination would be subject to tax at generally applicable U.S. federal income tax rates. However, Canoo believes that it is not, and has not been at any time since its formation, a U.S. real property holding corporation and neither Canoo nor Hennessy Capital expects to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Notwithstanding the foregoing, a Non-U.S. holder may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earnout Shares treated as imputed interest. Hennessy Capital intends to withhold on any Earnout Shares treated as imputed interest at a rate of 30% unless reduced by an applicable tax treaty.

Information Reporting and Backup Withholding

A Non-U.S. holder of Canoo Ordinary Shares may be subject to information reporting and backup withholding for U.S. federal income tax purposes on certain payments made in connection with the Business Combination. Backup withholding will not apply, however, if the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the non-U.S. holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption.

PROPOSAL NOS. 2 – 5 — THE CHARTER PROPOSALS

Overview

If the Business Combination is to be consummated, Hennessy Capital will replace its current amended and restated certificate of incorporation (the “Existing Charter”) with the proposed second amended and restated certificate of incorporation (the “Proposed Charter”) in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the HCAC Board, is necessary to adequately address the needs of New Canoo following the Closing.

The following table sets forth a summary of the principal proposed changes and the differences between the Existing Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Existing Charter	Proposed Charter
Number of Authorized Shares (Proposal No. 2)	The Existing Charter provides that the total number of authorized shares of all classes of capital stock is 111,000,000 shares, each with a par value of $0.0001, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of HCAC Class A Common Stock, and (ii) 10,000,000 shares of HCAC Class B Common Stock, and (b) 1,000,000 shares of preferred stock.	The Proposed Charter increases the total number of authorized shares of all classes of capital stock to 510,000,000 shares, consisting of 500,000,000 shares of common stock, each having a par value of $0.0001, and of 10,000,000 shares of preferred stock, each having a par value of $0.0001.
Supermajority Voting Provisions (Proposal No. 3 and Proposal No. 4)	Under the Existing Charter, all matters subject to a stockholder vote, except for amendments to Article IX of the Charter, require the affirmative vote of the holders of a majority of the outstanding HCAC Common Stock entitled to vote thereon. Amendment of Article IX of the Existing Charter requires the affirmative vote of the holders of at least 65% of all then outstanding shares of HCAC Common Stock.	The Proposed Charter will require the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding New Canoo Common Stock entitled to vote generally in the election of directors, voting together as a single class, to (a) adopt, amend or repeal the bylaws of New Canoo, or (b) alter, amend or appeal Articles V, VI, VII and VIII of the Proposed Charter.
Name (Proposal No. 5)	Hennessy Capital Acquisition Corp. IV	Canoo Inc.
Purpose (Proposal No. 5)	The Existing Charter provides that the purpose of Hennessy Capital is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Hennessy Capital by law and those incidental thereto, Hennessy Capital shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Hennessy Capital, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Hennessy Capital and one or more businesses.	The Proposed Charter provides that the purpose of New Canoo is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

	Existing Charter	Proposed Charter
Duration of Existence (Proposal No. 5)	The Existing Charter provides that if Hennessy Capital does not consummate the Business Combination and fail to complete an initial business combination by December 31, 2020 (subject to the requirements of law), it will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the Public Stockholders.	The Proposed Charter deletes the liquidation provision in the Existing Charter and retains the default of perpetual existence under the DGCL.
Provisions Specific to a Blank Check Company (Proposal 5)	Under the Existing Charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.	The Proposed Charter deletes the provisions previously included as Article IX in the Existing Charter in their entirety because, upon consummation of the Business Combination, Hennessy Capital will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in a trust account until a business combination or liquidation of Hennessy Capital and the terms governing Hennessy Capital’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted.

Reasons for the Amendments to Hennessy Capital’s Existing Charter

In the judgment of the HCAC Board, the Proposed Charter is necessary to address the needs of New Canoo following the Closing. In particular:

●        The greater number of authorized shares (Proposal No. 2) of capital stock is desirable for New Canoo to have sufficient shares to complete the Business Combination. Additionally, the HCAC Board believes that it is important for us to have available for issuance a number of authorized shares sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors. The HCAC Board believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

●        The supermajority voting provisions with respect to altering, amending, or repealing the proposed bylaws of Hennessy Capital (Proposal No. 3) and Articles V, VI, VII and VIII of the Proposed Charter (Proposal No. 4) are desirable to enhance the continuity and stability of the New Canoo Board. The supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, HCAC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of New Canoo to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

●        The additional changes to the Existing Charter (Proposal No. 5), including the name change from “Hennessy Capital Acquisition Corp. IV” to “Canoo Inc.,” are necessary to adequately address the needs of New Canoo following the Closing. The elimination of certain provisions related to Hennessy Capital’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Hennessy Capital and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the HCAC Board believes it is the most appropriate period following the Business Combination. In addition, certain other provisions in the Existing Charter require that proceeds from Hennessy Capital’s IPO be held in the Trust Account until a business combination or liquidation of Hennessy Capital has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

Each of the Charter Proposals are conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting.

The affirmative vote of holders of a majority of the outstanding shares of HCAC Common Stock is required to approve each of the Charter Proposals. Broker non-votes, abstentions or the failure to vote on any of the Charter Proposals will have the same effect as a vote “AGAINST” any such Charter Proposal.

Recommendation of Hennessy Capital’s Board of Directors

HENNESSY CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSALS.

PROPOSAL NO. 6 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Existing Charter, the HCAC Board is currently divided into three classes, Class I, Class II and Class III with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The Proposed Charter provides that the authorized number of directors will be fixed in the manner as provided in the bylaws of Hennessy Capital, which bylaws are to provide for a classified board with three terms pursuant to the Merger Agreement.

Pursuant to the Merger Agreement, at Closing, our board of directors will consist of Foster Chiang, Greg Ethridge, Tony Aquila, Josette Sheeran, Rainer Schmueckle, Thomas Dattilo and one other individual to be mutually agreed on by Hennessy Capital and Canoo. It is currently contemplated that Foster Chiang and Greg Ethridge will be nominated to serve as Class I directors, Thomas Dattilo and Rainer Schmueckle will be nominated to serve as Class II directors and Josette Sheeran and Tony Aquila will be nominated to serve as Class III directors.

Information regarding each nominee is set forth in the section entitled “Management After the Business Combination.”

Vote Required for Approval

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting.

If a quorum is present, directors are elected by a plurality of the votes cast, in person online or by proxy. This means that the six nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of Hennessy Capital’s Board of Directors

HENNESSY CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL.

PROPOSAL NO. 7 — THE STOCK INCENTIVE PLAN PROPOSAL

Overview

In this Proposal No. 7, we are asking our stockholders to approve the Canoo Inc. 2020 Equity Incentive Plan, which we refer to herein as the “2020 Plan.” The HCAC Board approved the 2020 Plan on September 18, 2020, subject to stockholder approval at the special meeting. If stockholders approve this proposal, the 2020 Plan will become effective on the consummation of the Business Combination. If the 2020 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder and the New Canoo Board will be able to grant awards under the Canoo Inc. 2018 Share Option and Grant Plan, as subsequently amended (the “2018 Plan”). If the 2020 Plan is adopted, no awards will be granted under the 2018 Plan following the Closing of the Business Combination. The 2020 Plan is described in more detail below.

General Information

The purpose of the 2020 Plan is to provide a means whereby New Canoo can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Canoo and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards under the 2020 Plan.

Approval of the 2020 Plan by our stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and allow the grant of incentive stock options under the 2020 Plan. If this Stock Incentive Plan Proposal is approved by our stockholders, the 2020 Plan will become effective as of the date of the closing of the Business Combination. In the event that our stockholders do not approve this proposal, the 2020 Plan will not become effective.

New Canoo’s equity compensation program, as implemented under the 2020 Plan, will allow New Canoo to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to New Canoo’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2020 Plan will allow New Canoo to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Canoo’s success and ultimately increase stockholder value. The 2020 Plan allows New Canoo to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Canoo.

If the request to approve the 2020 Plan is approved by our stockholders, there will be approximately 26,898,554 shares, subject to adjustment for specified changes in New Canoo’s capitalization, available for grant under the 2020 Plan as of the effective time of the closing of the Business Combination. In addition, as further described below under the section entitled “Description of the New Canoo 2020 Equity Incentive Plan — Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to 5% of shares of New Canoo Common Stock outstanding (or a lesser number determined by the New Canoo Board). The HCAC Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the New Canoo 2020 Equity Incentive Plan

A summary description of the material features of the 2020 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2020 Plan and is qualified by reference to the 2020 Plan, the form of which is attached to this proxy statement/prospectus as Annex D and incorporated by reference in its entirety. Hennessy Capital stockholders should refer to the 2020 Plan for more complete and detailed information about the terms and conditions of the 2020 Plan.

Eligibility.    Any individual who is an employee of New Canoo or any of its affiliates, or any person who provides services to New Canoo or its affiliates, including members of the New Canoo Board, is eligible to receive awards under the 2020 Plan at the discretion of the plan administrator. If this proposal is approved by the stockholders, all of New Canoo’s 323 employees, 6 directors and 54 consultants (as of October 27, 2020) will be eligible to receive awards following the closing of the Business Combination.

Awards.    The 2020 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Canoo’s affiliates.

Authorized Shares.    Initially, the maximum number of shares of New Canoo Common Stock that may be issued under the 2020 Plan after it becomes effective will not exceed 26,898,554 shares of New Canoo Common Stock, which represents approximately 10% of the issued and outstanding shares of New Canoo Common Stock, on a fully diluted basis and assuming no redemptions, immediately following consummation of the Business Combination. In addition, the number of shares of New Canoo Common Stock reserved for issuance under the 2020 Plan will automatically increase on January 1 of each year, starting on January 1, 2021 through January 1, 2030, in an amount equal to (1) 5% of the total number of shares of New Canoo Common Stock outstanding on December 31 of the preceding year, or (2) a lesser number of shares of New Canoo Common Stock determined by the New Canoo Board prior to the date of the increase. The maximum number of shares of New Canoo Common Stock that may be issued upon the exercise of ISOs under the 2020 Plan is 80,695,662 shares. As of October 27, 2020, the closing price of HCAC Class A Common Stock as reported on The Nasdaq Capital Market was $10.31 per share.

Shares subject to stock awards granted under the 2020 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2020 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the number of shares available for issuance under the 2020 Plan. If any shares of New Canoo Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by New Canoo because of the failure to vest, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2020 Plan.

Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards granted and cash fees paid to such non-employee director, will not exceed (1) $1,000,000 in total value or (2) if such non-employee director is first appointed or elected to the New Canoo Board during such calendar year, $1,250,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

Plan Administration.    The New Canoo Board, or a duly authorized committee thereof, will administer the 2020 Plan and is referred to as the “plan administrator” herein. The New Canoo Board may also delegate to one or more of New Canoo’s officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2020 Plan, the New Canoo Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2020 Plan, the New Canoo Board also generally has the authority to effect, without the approval of stockholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options.    ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2020 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of New Canoo Common Stock on the date of grant. Options granted under the 2020 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2020 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Canoo or any of New Canoo’s affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Canoo or any of New Canoo’s affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with New Canoo or any of New Canoo’s affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of New Canoo Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New Canoo Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of New Canoo Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Canoo’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New Canoo’s total combined voting power or that of any of New Canoo’s parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of New Canoo Common Stock, a combination of cash and shares of New Canoo Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New Canoo ends for any reason, New Canoo may receive any or all of the shares of New Canoo Common Stock held by the participant that have not vested as of the date the participant terminates service with New Canoo through a forfeiture condition or a repurchase right.

Stock Appreciation Rights.    Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of New Canoo Common Stock on the date of grant. A stock appreciation right granted under the 2020 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New Canoo Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2020 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Canoo or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Canoo or any of its affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.    The 2020 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New Canoo Common Stock.

The performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the plan administrator when the performance award is granted, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any portion of New Canoo’s business which is divested achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of New Canoo Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under New Canoo’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the award agreement at the time the award is granted or in such other document setting forth the performance goals at the time the performance goals are established.

Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to New Canoo Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure.    In the event there is a specified type of change in the capital structure of New Canoo, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2020 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions.    The following applies to stock awards under the 2020 Plan in the event of a corporate transaction (as defined in the 2020 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Canoo or one of its affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2020 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Canoo with respect to the stock award may be assigned to New Canoo’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by New Canoo with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by New Canoo with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of New Canoo Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination.    The New Canoo Board has the authority to amend, suspend, or terminate the 2020 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of New Canoo’s stockholders. No ISOs may be granted after the tenth anniversary of the date the HCAC Board adopts the 2020 Plan. No stock awards may be granted under the 2020 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Canoo with respect to participation in the 2020 Plan, which will not become effective until the date of the closing of the Business Combination. No awards will be issued under the 2020 Plan prior to the date of the closing of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the 2020 Plan. The 2020 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Canoo’s ability to realize the benefit of any tax deductions described below depends on New Canoo’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New Canoo’s tax reporting obligations.

Nonstatutory Stock Options.    Generally, there is no taxation upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Canoo or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Canoo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options.    The 2020 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. New Canoo is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, New Canoo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or New Canoo timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards.    Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Canoo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.

Restricted Stock Unit Awards.    Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Canoo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.

Stock Appreciation Rights.    Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, New Canoo will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Tax Consequences to New Canoo

Compensation of Covered Employees.    The ability of New Canoo to obtain a deduction for amounts paid under the 2020 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New Canoo’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

Golden Parachute Payments.    The ability of New Canoo (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2020 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2020 Plan are subject to the discretion of the compensation committee the New Canoo Board. Therefore, Hennessy Capital cannot currently determine the benefits or number of shares subject to awards that may be granted in the future and a new plan benefits table is thus not provided.

Interests of Hennessy Capital’s Directors and Officers in the Stock Incentive Plan Proposal

When you consider the recommendation of the HCAC Board in favor of approval of the 2020 Plan, you should keep in mind that certain of Hennessy Capital’s board of directors and officers have interests in the 2020 Plan that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination — Interests of Hennessy Capital’s Directors and Officers in the Business Combination” for a further discussion.

Vote Required for Approval

The Stock Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal at the special meeting.

The Stock Incentive Plan Proposal will be approved and adopted if the holders of a majority of the shares of HCAC Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” the Stock Incentive Plan Proposal. Failure to vote by proxy or to vote in person online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Stock Incentive Plan Proposal.

Recommendation of Hennessy Capital’s Board of Directors

HENNESSY CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 8 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

In this Proposal No. 8, we are asking our stockholders to approve the Canoo Inc. 2020 Employee Stock Purchase Plan, which we refer to herein as the “ESPP.” The HCAC Board approved the ESPP on September 18, 2020, subject to stockholder approval at the special meeting. If stockholders approve this proposal, the ESPP will become effective on the consummation of the Business Combination. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.

The purpose of the ESPP is to provide a means whereby New Canoo can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the board of directors believes that the ability to allow its employees to purchase shares of New Canoo Common Stock will help New Canoo to attract, retain, and motivate employees and encourages them to devote their best efforts to New Canoo’s business and financial success. Approval of the ESPP by Hennessy Capital stockholders will allow New Canoo to provide its employees with the opportunity to acquire an ownership interest in New Canoo through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New Canoo’s stockholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex E. Hennessy Capital stockholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

Purpose.    The purpose of the ESPP is to provide a means by which eligible employees of New Canoo and certain designated companies may be given an opportunity to purchase shares of New Canoo Common Stock following the closing of the Business Combination, to assist New Canoo in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Canoo’s success.

The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the New Canoo Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve.    The maximum number of shares of New Canoo Common Stock that may be issued under the ESPP is 4,034,783 shares, which represents approximately 1.5% of the issued and outstanding shares of New Canoo Common Stock, on a fully diluted basis and assuming no redemptions, immediately following consummation of the Business Combination. Additionally, the number of shares of New Canoo Common Stock reserved for issuance under the ESPP will automatically increase on January 1st of each year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by the lesser of (1) 1% of the total number of shares of New Canoo Common Stock outstanding on December 31st of the preceding calendar year, (2) 8,069,566 shares of New Canoo Common Stock, or (3) such lesser number of shares of New Canoo Common Stock as determined by the New Canoo Board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.

Administration.    The New Canoo Board, or a duly authorized committee thereof, will administer the ESPP.

Limitations.    New Canoo employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New Canoo or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with New Canoo or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the New Canoo Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the stockholders, all the 323 employees of New Canoo and its related corporations (as of October 27, 2020) will be eligible to participate in the ESPP following the closing of the Business Combination. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of New Canoo stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New Canoo stock for each calendar year that the rights remain outstanding.

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of New Canoo Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New Canoo stock on any purchase date during the offering period is less than or equal to the fair market value of a share of New Canoo stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions.    The ESPP permits participants to purchase shares of New Canoo Common Stock through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of New Canoo Common Stock on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with New Canoo and its related corporations. As of October 27, 2020, the closing price of HCAC Class A Common Stock as reported on The Nasdaq Capital Market was $10.31 per share.

Withdrawal.    Participants may withdraw from an offering by delivering a withdrawal form to New Canoo and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, New Canoo will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment.    A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Canoo or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Canoo will distribute to the participant his or her accumulated but unused contributions, without interest.

Corporate Transactions.    In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination.    The New Canoo Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of New Canoo stockholders. Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the New Canoo Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Canoo with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New Canoo Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

423 Component of the ESPP

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of New Canoo Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

Non-423 Component

A participant will be taxed on amounts withheld for the purchase of shares of New Canoo Common Stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by New Canoo or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to New Canoo by reason of the grant or exercise of rights under the ESPP. New Canoo is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, Hennessy Capital cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Interests of Hennessy Capital’s Directors and Officers in the Employee Stock Purchase Plan Proposal

When you consider the recommendation of the HCAC Board in favor of approval of the ESPP, you should keep in mind that certain of Hennessy Capital’s directors and officers have interests in the ESPP that are different from, or in addition to, your interests as a stockholder or warrantholder, including, among other things, the existence of financial and personal interests. See the section entitled “The Business Combination — Interests of Hennessy Capital’s Directors and Officers in the Business Combination” for a further discussion.

Vote Required for Approval

The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq proposal at the special meeting.

The Employee Stock Purchase Plan Proposal will be approved and adopted if the holders of a majority of the shares of HCAC Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” the Employee Stock Purchase Plan Proposal. Failure to vote by proxy or to vote in person online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Employee Stock Purchase Plan Proposal.

Recommendation of Hennessy Capital’s Board of Directors

HENNESSY CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL NO. 9 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing), for purposes of complying with the applicable listing rules of the Nasdaq Stock Market:

●        the issuance to the Canoo equity holders, pursuant to the Merger Agreement, of 175 million shares of HCAC Class A Common Stock upon the Closing of the Mergers and up to an additional 15 million shares of HCAC Class A Common Stock subsequent to Closing upon satisfaction of certain share price thresholds and certain other conditions; and

●        the issuance to the PIPE Investors of 32,325,000 shares of HCAC Class A Common Stock in the PIPE Financing, which will be consummated concurrently with the Closing.

For further information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Why Hennessy Capital Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for Common Stock); or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of Common Stock (or securities convertible into or exercisable for Common Stock) at a price that is less than the greater of book or market value of the stock if the number of shares of Common Stock to be issued is or may be equal to 20% or more of the Common Stock, or 20% or more of the voting power, outstanding before the issuance.

Stockholder approval of the Nasdaq Proposal is also a condition to the Closing under the Merger Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue 175 million shares of HCAC Class A Common Stock to the Canoo equity holders upon the Closing and up to an additional 15 million shares of HCAC Class A Common Stock subsequent to the Closing upon satisfaction of certain share price thresholds and certain other conditions. We will also issue 32,325,000 shares of HCAC Class A Common Stock to the PIPE Investors upon the consummation of the PIPE Financing.

The issuance of the shares of HCAC Class A Common Stock described above would result in significant dilution to Hennessy Capital stockholders and result in Hennessy Capital stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Hennessy Capital.

Vote Required for Approval

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting.

Approval of the Nasdaq Proposal requires the affirmative vote (in person online or by proxy) of holders of a majority of the outstanding shares of HCAC Common Stock entitled to vote and voted thereon at the special meeting. Failure to vote by proxy or to vote in person online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposal.

Recommendation of Hennessy Capital’s Board of Directors

HENNESSY CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL THE NASDAQ PROPOSAL.

PROPOSAL NO. 10 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the HCAC Board to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Hennessy Capital’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting. In no event will the HCAC Board adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under The Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Hennessy Capital’s stockholders, the HCAC Board may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting.

Vote Required for Approval

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

The Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of HCAC Common Stock represented in person online or by proxy and voted thereon at the special meeting vote “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote in person online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of Hennessy Capital’s Board of Directors

HENNESSY CAPITAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT CANOO

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Canoo and its subsidiaries prior to the consummation of the Business Combination.

OVERVIEW

Canoo is a mobility technology company with a mission to revolutionize the EV and future mobility market, leading a transformation in the way vehicles are designed, engineered and manufactured to capitalize on the true value proposition of an EV. Canoo has developed a breakthrough EV platform, or the skateboard, purpose-built to be highly modular and to facilitate rapid development of multiple vehicle programs in both the commercial and consumer markets. Canoo’s unique skateboard architecture allows us to easily add different vehicle cabins, or top hats, on top of the skateboard, which significantly reduces the cost and development time for future vehicle models. Canoo’s skateboard platform uniquely positions Canoo to efficiently allocate capital to meet current and evolving demand and margin opportunities by allowing Canoo to quickly adjust volumes and add new product derivatives. Canoo’s skateboard will serve as the foundation for Canoo’s future vehicle offerings initially targeted at the last mile delivery markets and the urban consumer.

Canoo’s skateboard platform concept has been validated both internally and externally. Canoo successfully designed, developed and produced a Beta prototype of our first vehicle within 19 months and with an investment of approximately $250 million, a process that realistically could take three to five years and require billions of dollars for some of our competitors or traditional OEMs to undertake. Since then, Canoo has grown its Beta fleet to 32 properties and 13 drivable prototypes incorporating the Canoo skateboard, while completing over 50 physical crash tests. Canoo’s engineering team was able to achieve this industry leading speed and efficiency because of work borne out of a culture of rapid collaboration as well as years of EV-specific engineering experience. Canoo has developed and continues to develop prototypes to explore demand in new markets and for new product opportunities.

This experience and advanced progress has garnered the attention of prospective collaboration partners, including leading global automotive OEMs. In February 2020, Hyundai Motor Group entered into an agreement with Canoo to co-develop a future EV platform based on Canoo’s modular and scalable skateboard technology, providing further validation of Canoo’s technical leadership. The agreement provides for the co-development of a platform for a small segment electric vehicle for which the intellectual property developed will be jointly owned by Canoo and Hyundai Motor Group. The agreement provides that it may be terminated for convenience by either party; however, certain provisions, including with respect to the joint-ownership of intellectual property, survive any such termination. Canoo is also currently in discussions with multiple other blue-chip industry participants interested in leveraging Canoo’s technologies and engineering expertise for their own commercial products.

Opportunity

The demand for EVs is increasing rapidly among both B2C and B2B markets. In the passenger EV market in the United States, demand is expected to grow at a 26% CAGR from 2019 to 2028, according to EVAdoption, with particularly high rates of growth anticipated within urban areas. Likewise, as companies are increasingly pressured by both regulators and consumers to reduce their carbon footprint, the adoption of EVs among commercial delivery vehicles is also expected to see a dramatic increase, and this shift is projected to be led by the light commercial vehicle segment, an initial target segment for Canoo. The demand for EV light commercial vehicles in the United States, Europe and China is expected to grow at a 33% CAGR from 2019 to 2028, according to BloombergNEF.

Canoo believes that it is perfectly positioned to capitalize on the significant opportunities available in addressing the expanding demands for electric mobility in the B2B markets, including last mile delivery, and also to meet the growing demands of the consumer EV market. We believe that the automotive industry is at an inflection point and advances in EV architecture and automotive design offer critical advantages that remain underutilized by our competitors. First, legacy automakers and EV startups alike continue to employ a one vehicle at a time mindset. As a result, they are burdened by extremely high capital costs and the long development cycle inherent in designing and engineering vehicles one program at a time, for one market at a time. Second, without an internal combustion engine, EVs have little need for a traditional engine compartment. Yet nearly all competitor EVs on the market today have failed to innovate in this area and continue to employ conventional vehicle designs at the expense of space and function.

Products

Canoo has established a multi-faceted go-to-market strategy targeting both B2B and B2C channels, substantially expanding its total addressable markets and avenues for growth, while diversifying its business and revenue profile. By using one interchangeable skateboard as the foundation for multiple vehicles in both the B2B and B2C segments,

Canoo reduces expenses in research and development, testing and manufacturing, which in turn enables rapid scaling of subsequent vehicle programs or adjustments in volumes and vehicle derivatives based on market demand and margin opportunities, at a significantly lower overall cost.

In addition to the advantages offered by significant cost-savings, Canoo’s skateboard provides Canoo the ability to efficiently allocate capital to respond to the increasing mass market demand for EV solutions across multiple commercial and consumer segments. From inception, Canoo has understood that the rapid growth in the logistics and transportation markets, when combined with the global shifts in regulation and consumer preference toward sustainability, offers a unique opportunity to take a holistic approach to technology to build a platform that would easily be used across multiple B2B and B2C applications.

Canoo has developed what we believe to be the world’s flattest, most modular skateboard platform entirely in-house without reliance on external licensing arrangements. Unlike other EV technologies on the market, Canoo’s skateboard is a self-contained, fully functional rolling chassis, designed to support a broad range of vehicle weight and ride profiles. Canoo’s proprietary skateboard architecture directly houses all of the most critical components of an EV, including the market’s first true steer-by-wire platform and a composite leaf spring suspension system. The combination of these selected elements into the compact skateboard platform enables Canoo to design and develop a wide variety of vehicle types by only changing the top hat design.

By taking advantage of the significant engineering time and cost invested in developing the self-contained skateboard, Canoo can build future top hats without changing the skateboard, significantly lowering cost and time to market on future vehicles. In this way, Canoo’s skateboard approach allows it to stand apart from the competition, who often have to substantially redesign and reengineer each vehicle for architecture integration, unique performance requirements, different market requirements and full crash structure development and testing, contributing to expensive and lengthy vehicle projects. The same flexibility and relative simplicity our proprietary skateboard offers to Canoo for the development of a wide variety of vehicle types by only changing the top hat presents an attractive offering for other OEMs or other strategic players to license the skateboard for their own vehicles. The dimensions of Canoo’s skateboard were deliberately selected to suit the needs of more than 75% of the most common passenger and light duty commercial vehicles on the road today. This presents the opportunity for additional sources of revenue for Canoo.

Further, by making its skateboard uniquely flat, Canoo is able to take a “clean-slate” design approach and develop top hats to take full advantage of the highest volume utilization across all classes of competitor vehicles, on a small footprint offering vehicles capable of supporting a significant cargo payload, capable of carrying 7 passengers or even a more traditional sedan on the exact same skateboard.

Canoo’s vehicle pipeline currently includes three vehicle programs, each built off of Canoo’s foundational skateboard platform:

●        Canoo currently intends to offer its first B2B offering in 2023, the first in a series of last mile Delivery Vehicles offering class-leading cargo volume of up to 13 cubic meters.

●        In mid 2022, Canoo will also launch its first consumer vehicle, the Lifestyle Vehicle, offering a targeted EPA estimated range of 250+ miles, a 300 horsepower electric motor and a charging time of 20 to 80 percent in 28 minutes. Enabled by Canoo’s flat skateboard platform, the Lifestyle Vehicle challenges the traditional notions of automotive shape and functionality, comfortably seating 7 passengers on a compact footprint comparable to a Volkswagen Golf or a Tesla Model 3.

●        Canoo is also developing a more sedan-like consumer offering, its Sport Vehicle, which is targeting an EPA estimated range of 300+ miles and a more familiar design aesthetic, expected to first become available as soon as 2024 or 2025.

In addition to this current planned vehicle lineup, Canoo has evaluated and continues to evaluate the consumer and commercial vehicle markets, including projected trends and developments, to identify new areas of demand and product opportunities. Canoo’s skateboard platform uniquely positions Canoo to efficiently allocate capital to meet current and evolving demand and margin opportunities by allowing Canoo to quickly adjust volumes and add new product derivatives.

Canoo’s planned Delivery Vehicle offerings uniquely position Canoo to take advantage of the current economic environment headlined by the unprecedented growth in e-commerce. This trend, further accelerated by the impact of the COVID-19 pandemic, in combination with increasing pressure from both regulators and consumers for fleet owners to reduce their carbon footprint is leading to a shift in vehicle fleets focused on last mile delivery. Last mile delivery vehicles operate in predominantly urban environments (thus requiring a compact size and maneuverability), their use cases are more diverse and they carry the same stringent regulatory and crash testing requirements required of passenger vehicles. By developing our Delivery Vehicle utilizing direct engineering and crash development carryover from the skateboard and our Lifestyle Vehicle program, we believe Canoo has a distinct advantage in cost and time to market over potential competitors. Further, with Canoo’s proprietary flat architecture, Delivery Vehicle top hats on top of the Canoo skateboard will have class-leading cargo volume on a small footprint.

Both our Lifestyle Vehicle and our Sport Vehicle are initially intended to be made available to consumers via an innovative subscription business model. With a single monthly payment, customers will enjoy the benefits of an all-inclusive experience that, in addition to their own Canoo vehicle, also includes standard maintenance, warranty, registration and access to both insurance and vehicle charging. Subscription is a direct-to-consumer, transparent alternative to leasing or buying a vehicle, that will help reduce the barriers to entry for consumers looking to try their first EV, while also providing Canoo with a distinct opportunity for recurring revenue, a unique profit margin profile and compelling return on equity.

Manufacturing

Canoo plans to utilize an asset-light, flexible manufacturing strategy by outsourcing our direct vehicle production operations to a world-class vehicle contract manufacturing partner for our initial vehicle programs. In doing so, Canoo will significantly reduce its up-front capital investment and eliminate the recurring fixed costs and overhead that would be required for Canoo to own and operate our own assembly facility. Canoo and a potential contract manufacturing partner have been working together on vehicle design for manufacturability and production planning since early 2018. Canoo believes initially outsourcing manufacturing will significantly reduce overall risk and expects to benefit from flexibility to scale volumes to match demand levels.

Canoo’s skateboard has been designed to be manufacturable entirely independently, or in parallel with, the vehicle cabin, or top hat, a considerable innovation in the automotive design that reduces complexity in assembly and will facilitate more efficient production at scale. This process involves separate and parallel build lines of the skateboard and upper bodies for efficiency and which we expect to significantly reduce manufacturing times. This process also allows for greatly enhanced manufacturing and operational flexibility and simplicity as all vehicles share the same skateboard so only the manufacturing line for a vehicle top hat needs to adapt between vehicle types. Canoo is also able to eliminate traditional costly and problematic manufacturing processes, such as painting, by utilizing e-coating and colored exterior thermoplastics. With the combination of these efficient design and production innovations, Canoo anticipates that new vehicle models can be developed in as little as 18 to 24 months.

Extending this asset-light approach to other areas of its business model, Canoo is also in the process of engaging key go-to-market partners to facilitate the operational back-end support infrastructure needed for its consumer subscription business, such as charging, insurance and vehicle maintenance and support.

MARKET OPPORTUNITY

ENGINEERING AND TECHNOLOGY SERVICES

Substantial Opportunity in EV Engineering Development and Technology Services

In recent years, many established OEMs have announced bold new initiatives and significant capital commitments to meet the demands of future mobility. These include General Motors’ announced commitment to spend $20 billion on its next generation of electric and autonomous vehicles and Hyundai Motor Group’s announced plans to invest $35 billion in advanced auto and new mobility technologies.

Few legacy global automakers, however, are well positioned to meet the growing consumer and commercial demand for EVs, as evidenced by the success of new EV entrants such as Tesla, who successfully penetrated an industry that for years has successfully shut out new competitors and resisted meaningful technological development. Many OEMs have traditionally viewed reduced and zero emissions vehicles as “compliance cars,” and focused their already scarce alternative vehicle development programs on hybrid powertrains or budget, low-performance EVs. Lacking internal know-how and experience in electrification, many of these OEMs are now being forced to look beyond their internal EV technology in order to meet increasing consumer demand for EVs and to satisfy expanding regulatory requirements.

While some OEMs have prioritized the in-house development of their own EV technologies, a significant number of OEMs are in the market to find partners for the purchase, licensing, building or co-development of EV platforms. Canoo is well situated to capitalize on this industry trend given its uniquely talented team with industry-leading EV engineering experience and technical knowledge. Potential partners have frequently remarked during site visits and in conversations on the flexibility, cost efficiency and effectiveness of Canoo’s skateboard platform and powertrain technology, as evidenced by Canoo’s development deal with Hyundai. Canoo can leverage its highly talented team of engineers to utilize the skateboard platform and tailor the technology to any number of customer needs. Canoo’s skateboard is highly versatile and can enable a variety of vehicle designs and could be fitted to approximately 75% of the most popular passenger and light duty commercial vehicle configurations on the road today. As development of a brand new EV or EV platform can cost billions of dollars and require several years to complete, partnership with Canoo’s proven team and gaining access to its technology provides an OEM a greatly accelerated time to market and a decrease in risk and required expenditure.

Another area of opportunity is the rapidly developing industry for autonomous driving and related technology. The world’s largest technology and automotive companies are engaged in large-scale projects related to autonomous driving initiatives and other future mobility projects. According to AlixPartners, an estimated $75 billion is projected to be deployed between 2019 and 2023 on autonomous driving development. Autonomous driving and related technologies, in particular, represent an ideal opportunity for our skateboard, which utilizes a steer-by-wire system and is purpose built with the electrical and computing infrastructure needed for seamless integration with advanced autonomy systems as they evolve. Canoo’s skateboard is designed to allow autonomous vehicle technology companies to easily integrate their hardware suites and software stacks, facilitating rapid development and commercialization efforts.

B2B — COMMERCIAL VEHICLES

Significant Growth Anticipated in the Last-Mile Delivery Market

According to eMarketer, the North American e-commerce market is projected to grow at 13% CAGR (2020-2022E), reaching an approximate $1 trillion in scale by 2022. This has led to a comparable growth in kind in the transportation services and logistics providers that support e-commerce. The growth and increase in efficiency of e-commerce has also resulted in a change in consumer expectations with e-commerce providers increasingly pushing from delivery of packages in two days to delivery provided within hours. This change is expected to result in an increase in demand for smaller delivery vehicles that can efficiently execute smaller volume and more frequent delivery routes. As a result, the last mile delivery market in North America is also expected to reach $51 billion in scale by 2022, riding a CAGR of 14% (2020-2024E), according to TechNavio. With relatively low EV penetration today, a significant growth opportunity exists with fleet owners needing to respond to the increasing pressure from consumers and regulatory bodies to reduce their carbon footprint.

While a number of EV companies have recently announced plans to produce delivery vehicles, the last mile delivery market is an entirely distinct segment and classification of vehicle differentiated from larger and midsize delivery vehicles and trucks. Last mile delivery vehicles are generally from the light commercial vehicle segment, many of which are Class 1 vehicles and operate in predominantly urban environments (thus requiring a compact size and maneuverability) with diverse use cases. Class 1 vehicles carry the same stringent regulatory and crash testing requirements required of passenger vehicles, and our skateboard, which is specifically designed for Class 1 vehicles and shared with our passenger vehicles, has been validated to support these crash requirements. These same crash requirements are not applicable to medium and heavy duty commercial vehicles, which therefore presents a high barrier to entry for many new market entrants who produce vehicles for these heavier commercial segments (as comprehensive crash testing requires development of an entirely new chassis, effectively started from scratch). Similarly, expertise in heavier commercial vehicle development does not directly translate to producing vehicles capable of satisfying passenger and light duty vehicle crash test requirements. Canoo’s skateboard has been specifically designed to support crash requirements for multiple vehicle profiles in the passenger and light duty commercial spaces. With Canoo’s skateboard going through crash validation in the Lifestyle Vehicle program, the ability to meet full crash requirements therefore offers Canoo a strong advantage in the last mile delivery space among many of our potential competitors.

Compelling EV Early Mover Opportunity for Canoo

We believe this last mile delivery segment represents an untapped market with strong demand for an attractive, flexible EV option. Further, the transition of existing and new last mile delivery fleets to all EVs is expected to be a significant trend in the short-term period, according to McKinsey. According to Bloomberg NEF, light duty commercial vehicles, such as last mile delivery vehicles, will be the first commercial vehicles to transition to electric, as compared to medium and heavy duty commercial vehicles.

In addition, according to Bloomberg NEF, drive trains for light duty commercial vehicles will also see the greatest surge in demand for electric drivetrains among all commercial vehicles (by a significant margin). Canoo’s development of its uniquely compact powertrain offers a future licensing opportunity in the segment.

A number of important factors are contributing to the trend of growth in the light duty commercial vehicle segment. Retailers, logistics companies and other corporations are being encouraged by their customers to reduce their carbon footprints, and therefore these companies will be highly incentivized to transition their existing fleets or new vehicle purchases toward EVs. In addition, regulations in many cities, states and countries are also encouraging a shift away from — or in some cases banning — fossil fuel-powered vehicles, with many of the earliest of these regulations targeted at buses, trucks and delivery vehicles. In the United States, both states and municipalities have begun to roll out legislation banning combustion engines, with Governor Gavin Newsom of California signing an executive order in September 2020 mandating that 100 percent of in-state sales of new passenger cars and trucks be zero-emission by 2035, and 100 percent of medium- and heavy-duty vehicles sold and operated within the state be zero-emission by 2045. Denmark, Iceland, Ireland, the Netherlands, Slovenia and Sweden have all announced plans to phase out combustion engines in some form or fashion by 2030. These legislative tailwinds have already begun to force some legacy OEMs towards electrification, creating a strong need for a modular, flexible and cost-efficient EV offering. Fifteen additional U.S. states and Washington, DC have announced that they also intend to follow California’s lead in switching all heavy-duty trucks, vans and buses over to running on electricity, with potentially more to follow suit in coming years.

Canoo is well positioned to capitalize on these macro tailwinds and market needs through an all-electric solution that offers maximized cargo volume in an efficient, urban-friendly sized footprint. We have developed our Delivery Vehicle utilizing direct engineering carryover from the skateboard and Lifestyle Vehicle program. We feel this has three distinct competitive advantages. First, our battery module configuration, together with our proprietary powertrain system, enable superior range efficiency. Second, Canoo’s proprietary skateboard architecture and steer-by-wire technology allow for multiple cabin configurations and superior interior space for storage, while also allowing for support of greater cargo capacity relative to the vehicle’s dimensions. Finally, our skateboard and Delivery Vehicle were designed and engineered with durability in mind, which is a necessity for the driving conditions in the commercial vehicle market.

B2C — PASSENGER VEHICLES

Highly Attractive Passenger EV Market in the United States

According to Bloomberg NEF, global sales of new passenger EVs is expected to grow from 2.7% of total vehicle sales in 2020 to 10% and 58%, in 2025 and 2040, respectively. Consumers, facing the growing threat of climate change and becoming more confident in improved EV range and the broader expansion of EV charging infrastructures, are increasingly looking to an EV as their next vehicle. Consumers in urban areas, in particular, have shown the highest levels of demand.

Demand for passenger EVs in the United States, specifically, is expected to rapidly grow at a 26% CAGR (2019 to 2028) and reach over 3 million EVs on the road by 2028, according to EVAdoption. Significant upside in the passenger EV segment remains as the penetration of EVs in the United States as a percentage of total annual passenger vehicle sales is expected to still be under 3% in 2022, according to data from Bloomberg NEF, presenting substantial growth prospects for Canoo’s passenger vehicle offerings. Canoo is targeting California for the initial rollout of its consumer vehicle offerings due to the state’s outsized market share and EV-friendly customer base.

Battery and battery-related costs comprise the most expensive components of an EV, and according to Bloomberg NEF, the falling lithium-ion battery price is the most important factor affecting EV penetration in the future. Average lithium-ion battery price has fallen by 87% to $156/kWh from 2010 to 2019, and Bloomberg NEF data shows that the cost of lithium-ion batteries is expected to fall as low as $61/kWh by 2030. It is expected that the falling battery price will allow EVs to reach initial vehicle price parity with comparable internal combustion vehicles by mid-2020s in most segments.

The scalable design and modularity of Canoo’s skateboard platform reinforces the ability to introduce a variety of B2C focused vehicle cabin configurations at lower development costs while accelerating its go-to-market timing. Canoo’s initial and future B2C vehicles, built on top of its skateboard platform, present a strong opportunity to capitalize on significant demand for passenger EVs.

CANOO’S PRODUCT OFFERINGS

Canoo has established a multi-faceted go-to-market strategy targeting both B2B and B2C opportunities, substantially expanding its total addressable markets and access to growth avenues, while diversifying its business and revenue profile. Canoo’s flexible strategy is uniquely underpinned by its versatile skateboard platform, which minimizes new development expenditures and engineering costs, and can be leveraged to capitalize on demand opportunities for both B2B and B2C applications by more efficiently allocating capital to meet market demand.

Canoo is composed of a world class team of engineering and business leaders, each bringing decades of experience from the technology, automotive or EV industries. Canoo’s multi-disciplinary team includes significant expertise in critical areas of EV development including powertrain development, battery technologies, platform integration, electronics and software development, autonomous driving, vehicle design and advanced mobility solutions, and has attracted the interest of major OEMs and strategic partners.

Canoo’s expert team and groundbreaking skateboard platform have enabled us to pursue a diversified business model that is currently centered around three core pillars: (1) engineering and technology services, (2) B2B and (3) B2C.

ENGINEERING AND TECHNOLOGY SERVICES

Canoo’s engineering and technology services business covers all the material consulting and contract engineering work that is in high demand due to our team’s specialized experience and technical capabilities in EV development. This business offers a unique opportunity to generate immediate revenues in advance of the offering of our first vehicles and our current pipeline in this area is supportive of a projected $120 million of revenue in 2021. We expect our engineering and technology services business to offer significant growth potential in the future as projected demand grows for EVs and their related technologies, namely in platform/skateboard development, powertrain, battery technologies and power electronics, among other areas, in which we have substantial expertise. In addition to providing external commercial validation of Canoo’s technical capabilities, these contract engagements establish an attractive strategic pipeline for future business opportunities and de-risk our overall business model.

Canoo’s pipeline for engineering services includes EV concept design and engineering services for other OEMs, autonomous driving strategics and high growth technology companies. There is a significant market for contract engineering services among legacy OEMs who lack the expertise to develop an electric powertrain at the pace needed to capitalize on the rising regulatory requirements and global demand for EVs. Canoo is at a distinct competitive advantage to capitalize on this growing demand. In fact, whereas other new EV entrants are forced to license key technologies and/or outsource primary engineering development to larger OEMs, Canoo has already received significant OEM interest in our skateboard technology and our team’s expertise in platform engineering, powertrains and vehicle design, as is exemplified by the announcement of an agreement between Hyundai Motor Group and Canoo for the co-development of a future EV platform based on Canoo’s modular skateboard technology.

Contract engineering opportunities serve as concrete points of external validation for our technology and the talent of our team, as well as provide additional sources of revenue and long-term commercial opportunities (such as skateboard and technology licensing) as the relationship matures. Canoo is also in discussions with a number of other partners and expects to be in a position to announce many more partnerships in due course.

Our skateboard platform and its steer-by-wire and centralized computing architecture make Canoo uniquely positioned to take advantage of continuing advancements in autonomous vehicle technology. We are in discussions with some of the most prominent companies pursuing this technology. These potential partnerships provide revenue opportunities as well as the ability to remain at the forefront of innovation in this space, while strengthening ties with future potential industry leaders.

SKATEBOARD AND TECHNOLOGY LICENSING

We intend to license our modular, skateboard platform to other automotive manufactures who have need for a versatile purpose-built EV platform that can be easily integrated with multiple different cabin designs, whether designed by Canoo or by potential customers. Skateboard and technology licensing provides the opportunity to utilize Canoo’s skateboard platform and other technology to generate additional revenue beyond EV offerings. The dimensions of Canoo’s skateboard were deliberately selected to suit the needs of the most common vehicle types. Our skateboard platform, unlike any other on the market today, will offer an “off the shelf” option, adaptable to a wide variety of needs and potential customers.

Licensing of our skateboard platform offers the potential opportunity to anchor other EV programs with our proprietary skateboard technology, potentially generating revenue on a per vehicle fee basis for years to come. We believe that revenue generated from licensing offers an upside opportunity both in the United States as well as globally, in addition to what is forecasted in our current financial model. In addition to licensing our skateboard platform, Canoo is open to the licensing of its advanced powertrain technology.

As needs for EV solutions continue to accelerate, we believe that opportunities to license the skateboard and other technology represent considerable upside for the business. Traditional automotive OEMs that do not have competitive EV technology will either have to dedicate significant resources into developing their own technology or find access to that technology externally. Given the substantial investment required, OEMs may be more inclined to license or co-develop that technology from a new EV entrant like Canoo as the inflection point for EVs is fast approaching and speed to market is critical to meet the growing consumer and regulatory demand. To Canoo’s advantage, due to long development timelines for this technology and the uncertain results of in-house development efforts, traditional OEMs may be more likely to look to technology that has been validated and offers a shorter time and lower risk path to market for their own EV offerings. Canoo’s modular skateboard platform fulfills each of these requirements.

Autonomous driving and related technologies, in particular, represent an ideal opportunity for our skateboard, which utilizes a steer-by-wire system and is purpose built with the electrical and computing infrastructure needed for seamless integration with advanced autonomy systems as they evolve. Canoo’s skateboard is designed to allow autonomous vehicle technology companies to easily integrate their hardware suites and software stacks, facilitating rapid development and commercialization efforts.

Canoo is in advanced discussions with several parties regarding the licensing of Canoo’s skateboard and other technology.

B2B Delivery Vehicles:

Canoo will leverage its modular skateboard with its existing powertrain, electrical architecture and thermal system to produce B2B delivery vehicles for the last mile delivery segment. These customers may include retailers, large corporations, logistics companies, or fleet managers, among others.

Last mile delivery vehicles operate in predominantly urban environments (thus requiring a compact size and maneuverability) and their use cases are more diverse. Importantly, last mile delivery vehicles, which fall under the light duty commercial vehicle segment, also carry the same stringent regulatory and crash testing requirements required of passenger vehicles. Canoo’s skateboard has been specifically designed to support crash requirements for multiple vehicle profiles in the passenger and light duty commercial spaces. With Canoo’s skateboard going through crash validation in the Lifestyle Vehicle program, the ability to meet full crash requirements therefore offers Canoo a strong advantage in the last mile delivery space among many of our potential competitors.

Further, with Canoo’s proprietary flat architecture, delivery vehicle top hats on top of the Canoo skateboard are expected to offer class-leading cargo volume on a small footprint ideal for making deliveries in crowded or narrow urban streets and alleyways. Leveraging this spacious interior volume and the modularity of the skateboard platform, Canoo is well positioned to offer multiple different commercial vehicles in less time and on a cost-competitive basis. Canoo’s true steer-by-wire design, an industry first, also allows it to easily adjust seating positioning in the cabin, as well as seamlessly integrate right-hand drive in applicable jurisdictions. Through this innovation, Canoo has positioned itself extremely well to address the massive growing need for fully electric delivery vehicles aided by legislative tailwinds that will increasingly bar gas engine delivery vehicles from the world’s cities over the next decade.

The result of tailoring our skateboard platform for the last mile delivery market is our Delivery Vehicle program, which we expect to reveal in the fourth quarter of 2020, and with an estimated serial production launch in 2023. The Delivery Vehicle is expected to offer best-in-class spatial efficiency (measured as cubic meters of cargo volume per meter of length), offering up to 2.5 m3 cargo/m in the largest Delivery Vehicle variant compared to 1.8 m3 cargo/m and 1.5 m3 cargo/m for the top selling Ford transit and Mercedes Sprinter, respectively. The Delivery Vehicle is being developed to be offered in a range of length and height variations to address different market segments. Unique body design for cabins built on our skateboard can be modified as required to facilitate dimensional, performance and cost requirements.

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*        Directional image

Canoo is also in discussions with certain large OEMs who wish to enter the space but who focus primarily on medium or heavy duty commercial vehicles. The stringent crash requirements applicable to light duty vehicles are not applicable to medium and heavy duty commercial vehicles, which therefore presents a high barrier to entry for many new market entrants who produce vehicles for these heavier commercial segments (as comprehensive crash testing requires development of an entirely new chassis, effectively started from scratch). Similarly, expertise in heavier commercial vehicle development does not directly translate to producing vehicles capable of satisfying passenger and light duty vehicle crash test requirements.

Other B2B Vehicles:

In addition to our Delivery Vehicles, our modular skateboard enables us to efficiently allocate capital for other B2B opportunities based on market demand that we may elect to pursue in the future, including for the following potential applications:

●        Special purpose fleet applications (universities, corporate campuses, airports, etc.);

●        Municipal transit fleets; and

●        Ride-sharing or shared mobility applications.

With Uber and Lyft recently announcing their intention to have all vehicles offered through their platforms be electric by 2030, the need for EVs suited to ride-sharing applications is clear. An EV that can offer maximum space on a small footprint is well suited to meet the demand for more passenger space in combination with maneuverability in urban driving.

We expect that Canoo will be very well positioned to take advantage of these additional B2B opportunities as well as others as they arise because our core skateboard platform provides unique flexibility as well as opportunity for customization for specific use cases faster and at lower cost. In addition, importantly, the vehicles required for many of these applications, particularly in ride-sharing, will benefit from the attributes already engineered into Canoo’s Lifestyle Vehicle, because it:

●        is purpose-built for urban driving;

●        provides a unique and exceptional passenger centric experience (with seamless mobile phone/app integration);

●        maximizes interior space to accommodate larger groups or cargo;

●        affords easy in/easy out access;

●        can be customized through the use of “wraps,” pegboard accessories and other features;

●        is purpose-built for Canoo’s subscription model which includes ease of refurbishment and cleaning;

●        incorporates timeless design and a consistent “newness” factor;

●        is built to reduce ongoing repair and maintenance costs; and

●        provides enhanced vehicle durability and longevity.

We believe that Canoo’s team also has the engineering expertise, in combination with its high-performance proprietary powertrain technology, to develop a unique platform for larger commercial vehicles and we are actively exploring the opportunity.

CONSUMER VEHICLES

Our vehicle development pipeline currently includes two vehicles geared towards consumers, our Lifestyle Vehicle set to launch in mid 2022, and our Sport Vehicle currently anticipated to launch in 2024 or 2025.

B2C Lifestyle Vehicle:

The Canoo Lifestyle Vehicle is the result of a completely re-engineered vehicle design, eliminating wasted space throughout the vehicle and providing exceptional utility to the user. By capitalizing on EV architecture, the Canoo lifestyle vehicle eliminates compartmentalization and manifests an impression of “an urban loft on wheels.” Featuring more interior passenger volume than a large SUV and the exterior footprint dimensions of a VW Golf, the Lifestyle Vehicle accommodates space for seven people. Preliminary specifications for the lifestyle vehicle include a targeted 250 mile targeted EPA range, fast charge time of 28 minutes from 20% to 80% capacity, 7 seats and a 300 horsepower rear wheel drive electric motor. The Canoo Lifestyle Vehicle was publicly unveiled on September 24, 2019, and was met with widely positive reception by both media coverage as well as the general public.

While electrification has triggered a fundamental shift in the automotive industry, automotive design remains nearly indistinguishable from vehicles made over the last 40 years. EV companies are no exception, still making vehicles that look exactly like their internal combustion engine counterparts. Canoo was unconstrained by traditional automotive principles in the design of its first consumer vehicle, developing the Lifestyle Vehicle with a look towards the automotive industry’s future instead of its past.

Designed to offer a bold and new experience, the Canoo Lifestyle Vehicle is all about maximizing space and comfort for the consumer. The extensive glass coverage and visibility provides an airy, uncluttered experience for all passengers. The vehicle effectively delivers an additional living space for the consumer with bench seating and a spacious interior. Further, with autonomous driving becoming more prevalent, there will be more use cases inside the vehicle, as autonomous driving eventually negates the need for a driver’s seat altogether. This additional interior space also enables a more comfortable ride for passengers, more room for entertainment and lounging, and increased storage.

Each Canoo customer is expected to have various options to make the Lifestyle Vehicle feel like their own unique vehicle, including:

●        On the exterior, consumers will be able to “wrap” their vehicle in custom skins to personalize the experience and keep every vehicle looking and feeling fresh. Wraps are offered in a variety of patterns, designs, and colors to provide customers a personalized aesthetic and one that would not be available even with completely custom vehicle paint job.

●        In the interior, Canoo has designed a minimalistic infotainment system that does not have cluttered interfaces or distracting screens. Instead, the vehicle can easily integrate with the consumer’s existing smartphone features and settings so that the experience remains convenient, unique and customized to the individual.

●        The interior also features a novel pegboard system inside of the cabin. This offers a fun way for users to customize the Canoo sidewall with various options and accessories that will be offered by Canoo or licensed third parties. If a user changes vehicles, their accessories and the personal affects they’ve brought into their vehicle can go with them.

This ability to uniquely customize the exterior and interior will make each Canoo vehicle feel purpose-built for each customer and feel “new” irrespective of actual vehicle age. Customization for each consumer can enhance the customer experience, increase average time on lease and decrease churn / increase fleet utilization. Wraps and accessories can also provide an important additional revenue stream for Canoo, as well as a unique opportunity for brand development and new customer acquisition through wrap and product partnerships with premium consumer brands.

The Lifestyle Vehicle takes advantage of the interior space offered by Canoo’s skateboard platform by incorporating an interior unlike anything available on today’s market. All seating is designed to look and feel more like furniture instead of traditional car seating. The rear seats have been designed similar to a lounge sofa and the front seats take inspiration from mid-century modern chairs, creating a relaxing living room atmosphere.

The Lifestyle Vehicle will also feature true steer-by-wire technology, a minimalist concealed infotainment panel, seamless mobile phone and device connection and over the air vehicle software updates. The Lifestyle Vehicle will also feature Level 2.5 Advanced Driver Assistance Systems, or ADAS, with compatibility for more advanced levels of autonomy; rather than betting on a particular technology/provider, the vehicle is uniquely integrateable with third party next-gen autonomy sensors and software, positioning the vehicle to be able to evolve and adapt to the next generation of automotive technology.

The Lifestyle Vehicle was also designed with the future of autonomy in mind with physical space in the vehicle identified for the next generation of ADAS sensors optimized for sensor vision around the vehicle. Canoo’s in-house designed Electronic Control Units, or ECUs, enable a seamless integration of these sensors with the vehicle controls and steer-by-wire system.

The Lifestyle Vehicle will be Canoo’s first vehicle to start production and is targeted for a mid 2022 launch. In just 19 months, Canoo was able to develop a fleet of 13 advanced drivable Lifestyle Vehicle prototypes, and we have validated our skateboard and Lifestyle Vehicle engineering and design for production with over 50 physical crash tests performed to date.

B2C Sport Vehicle

Our B2C Sport Vehicle leverages the same core skateboard platform as the Lifestyle and Delivery Vehicles, allowing for a significant reduction in development and launch costs. The Sport Vehicle will be a performance sedan-style vehicle, with the current plan to offer an EPA estimated range of 300+ miles. The Sport Vehicle takes advantage of Canoo’s flat skateboard architecture, with up to twice the interior space as the Tesla Model 3 on a smaller footprint. This sleek and versatile design (which carries over the distinctive elements of Canoo’s brand and style) enables Canoo to penetrate a new, separate market, targeting a different demographic than the Lifestyle Vehicle and capturing a broader, more conventional vehicle audience.

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Subscription Offerings

Both our Lifestyle Vehicle and our Sport Vehicle are initially intended to be made available to consumers via an innovative subscription business model. Research from Volvo and the Harris Poll shows that 74% of drivers believe EVs are the future of driving, but many are concerned about trying a new technology. 40% of non-EV drivers responded that a 30 day “try before you buy” period would increase the likelihood of them purchasing an EV. In other words, consumers are increasingly interested in EV technology, but long-term commitments (or other hurdles like sizable down payments) remain a significant barrier to entry. By reducing the commitment required for a typical car purchase or lease, we believe the subscription model will help reduce the barriers to entry for consumers looking to drive an EV, while also providing Canoo with a distinct opportunity for recurring revenue and a unique profit margin profile. We believe this model is supported by a number of key trends in consumer preferences and strong underlying financial metrics as compared to a traditional one-time sale model.

Modern Consumers Value Subscription Offerings

In recent years, we have observed a marked shift in consumer preferences, transitioning from traditional ownership models, towards a preference to access goods or services through more flexible, lower commitment subscriptions. For example, from January 2012 through June 2019, revenue among subscription businesses grew roughly five times faster than both the retail sector and the S&P 500, according to data from Zuora. For consumers, subscriptions provide the benefits of accessible pricing, convenience and personalized use, without the addition of unwanted complexities or expenses.

Transportation-As-A-Service Is Growing Rapidly

Growth in “Transportation-as-a-Service” (TaaS) is driving demand for new mobility solutions. The introduction of TaaS has reduced consumer costs by approximately 4-10 times compared to individual ownership, according to Rethink. This perceived cost differential will be a continuing driver of TaaS adoption, which is forecasted to dramatically expand in the coming years. By 2030, TaaS is expected to account for 60% of U.S. passenger vehicles on the road and 95% of miles driven, reflecting an attractive opportunity for new mobility solutions. With Uber and Lyft recently announcing their intention to have all vehicles offered through their platforms be electric by 2030, the need for EVs suited to ride-sharing applications is clear. An EV that can offer maximum space on a small footprint is well positioned to meet the demand for more passenger space in combination with maneuverability in urban driving.

Subscription is a Reimagined Form of Leasing

Leasing has become increasingly attractive to U.S. consumers. Cost may be one contributing factor for this trend, with the average price of a new car in the U.S. hitting a record high of $37,401 in 2019, according to CB Insights. At the same time, data from the U.S. Department of Transportation shows that leasing volume doubled in the past decade, with lease penetration rising as well. Despite this upward trend, the traditional leasing model has a lot of characteristics that are still unappealing to a large demographic of consumers; sizeable down payments, multi-year commitments and hidden costs outside of the advertised “low monthly payment” make leases less desirable to consumers and difficult to manage. In contrast, our subscription program is designed to cater to modern consumer preferences, offering a flexible usage agreement and seamless digital experience in return for a single, all-inclusive monthly fee with no hidden costs, no down payment and no long-term financial commitment.

Canoo Subscription

Our Lifestyle Vehicle is initially intended to be offered to consumers through our subscription offering. Canoo’s unique subscription offering is, at its core, a fundamental re-adaptation of a vehicle lease intended to address evolving consumer preferences for a packaged experience that provides the vehicle, as well as maintenance, warranty, registration, access to insurance and vehicle charging all for a single monthly rate.

Each of the subscription features will be accessible through a seamless user experience on the Canoo mobile application. By incorporating these elements within our model, Canoo takes advantage of certain efficiencies not typically available to the individual consumer such as tighter control over service and parts costs and fleet rates on insurance and charging, among others. We, in turn, can pass these costs savings on to the consumer and reduce the monthly fee, while also providing them with a substantially better service offering than a traditional lease.

For a consumer, subscription consists of five easy steps:

Canoo’s subscription business further benefits from its asset-light model that focuses on partnership with third parties for elements of the business that are capital intensive or require development of extended expertise; this reduces up front capital expenditure and improves the quality of the product offering to consumers. As a result of these factors Canoo believes its subscription program can potentially generate consistent cash flow and strong return on equity over the lifetime of the Lifestyle Vehicle. In addition, by owning the vehicles, Canoo has upside potential not available in traditional models. We will have a long-lived asset in our Canoo EVs, which have been specifically designed to last under a subscription model and been professionally maintained and had continuous capital invested in their maintenance and repair. Whether it is putting older vehicles into rideshare models or alternative subscription packages, there is further upside in our model by utilizing our durable, high quality, older EVs.

Other B2C Opportunities

We will continue to evaluate our consumer product offerings for the subscription model and will efficiently allocate capital accordingly to market needs in order to increase penetration levels and satisfy consumer preferences. Our skateboard platform provides unique flexibility as well as opportunity for new vehicle models and adjusting to changing market dynamics.

Canoo’s skateboard platform enables lower development costs, accelerated commercialization timing and supports a wide range of vehicle applications. In addition, the Company’s asset-light contract manufacturing model allows Canoo to prioritize on its product competencies and provides flexibility to pursue a wide fan of growth opportunities, including developing new vehicles or expanding into new market segments. Addressable opportunities may include SUVs, pickup trucks, luxury and performance vehicles, among others.

In addition to the subscription model, we will continue exploring other go to market channels both in the United States and globally in order to increase our total addressable market and achieve sustained profitable growth.

Canoo will utilize its experience to enter into the European and Asian markets. In particular, China represents the largest EV market in the world with numerous large scale urban centers with strong demand for EVs for B2B and B2C applications. Canoo’s team has designed the skateboard and Lifestyle Vehicle with the European and Chinese automotive regulatory requirements in mind in order to quickly enter these high growth markets.

COMPETITIVE STRENGTHS

Canoo has proven technology and the ability to execute on its vision of bringing groundbreaking EV products to the market

Since our inception, we have demonstrated an ability to consistently deliver on major commercial milestones with tangible development progress and results. Unlike some of our competitors, who have made bold promises to deliver similar technologies without showing much to validate their expansive technology claims, we feel we have differentiated ourselves by having already designed, manufactured and tested a fleet of advanced prototype vehicles.

Canoo successfully designed, developed and produced a Beta prototype of our first vehicle within 19 months and with an investment of approximately $250 million, a process that realistically could take three to five years and require billions of dollars for some of our competitors or traditional OEMs to undertake. Since then, Canoo has grown its Beta fleet to 32 properties and 13 drivable prototypes incorporating the Canoo skateboard and we have completed over 50 physical crash tests validating the accuracy and utility of our predictive computer-aided engineering (“CAE’’) crash modeling. Canoo’s engineering team was able to achieve this industry leading speed and efficiency because of work borne out of a culture of rapid collaboration as well as years of EV-specific engineering experience. Canoo has developed and continues to develop prototypes to explore demand in new markets and for new product opportunities.

Our success has quickly garnered the attention of prospective customers, including leading global automotive manufacturers. In February 2020, Hyundai Motor Group entered into a strategic partnership agreement with Canoo to co-develop a future EV platform based on Canoo’s modular and scalable skateboard technology, providing external validation of Canoo’s technical leadership. The agreement provides for the co-development of a platform for a small segment electric vehicle for which the intellectual property developed will be jointly owned by Canoo and Hyundai Motor Group. The agreement provides that it may be terminated for convenience by either party; however, certain provisions, including with respect to the joint-ownership of intellectual property, survive any such termination. Canoo is also currently in discussions with multiple other blue-chip industry participants interested in leveraging Canoo’s technologies and engineering expertise for their own commercial products. Our aptitude stems from the deep EV engineering expertise that our team members have acquired over the course of their careers in the automotive and technology sectors and serves as a competitive moat against imitation.

Our proprietary skateboard platform, offering industry-leading vehicle modularity and space maximization, provides significant structural advantages for our business performance

Canoo has designed what we believe to be the world’s flattest EV platform, or skateboard, purposefully engineered to provide maximum passenger and cargo space on a small vehicle footprint and modular to support a wide range of vehicle applications in the B2C and B2B markets. All Canoo EVs — including our full lineup of planned consumer and delivery vehicles, as well as vehicles Canoo may develop or manufacture for other OEMs — will be able to share the same core skateboard platform and utilize different cabins, or top hats, that can be married on top to create unique vehicle lines, allowing us to efficiently allocate capital to meet current and evolving areas of demand and margin opportunities.

With a truly modular and adaptable platform, Canoo can bring multiple vehicles to market faster and at a lower cost than our traditional automotive industry competition. By using one interchangeable skateboard as the foundation for multiple vehicles, Canoo expects to reduce expense in research and development, testing and manufacturing, thereby enabling us to develop and scale future vehicle programs at a significantly lower overall cost. In addition to significant cost-savings advantages, our modular skateboard platform allows us to much more rapidly bring new products to market and thus more nimbly respond to the increasing mass market demand for commercial and consumer EV solutions in numerous vehicle segments and industry sectors. Further, by making our skateboard uniquely flat through innovative engineering and packaging solutions, Canoo is able to take a “clean-slate” design approach and develop top hats that offer the highest volume utilization across all classes of competitor vehicles. On a small footprint perfect for urban environments, Canoo’s vehicles will be capable of supporting a significant cargo payload, carrying up to 7 passengers, or even offering a more traditional performance sedan.

Notably, Canoo’s team also has the in-house capabilities to design and engineer innovative top hats, developed for seamless integration with our core skateboard. We believe our capacity to develop vehicle top hats, with an expert team focused on manufacturability and execution, will afford us a competitive advantage for rapid development and scaling of our own current and future vehicle programs and will also allow us to offer a complete EV solution for our B2B customers, further expanding our business opportunities.

Canoo has a multi-faceted B2B and B2C strategy

Canoo has established a multi-faceted go-to-market strategy targeting both B2B and B2C channels, substantially expanding its total addressable markets and avenues for growth, while diversifying its business and revenue profile. Our flexible strategy is uniquely underpinned by our versatile skateboard platform, which minimizes new development expenditures and engineering costs. Canoo’s expert team and groundbreaking skateboard platform have enabled us to pursue a diversified business model that is initially centered around three core pillars: contract engineering and skateboard/technology licensing (B2B), commercial vehicle sales (B2B) and direct to consumer vehicle subscriptions (B2C). Having multiple sources of revenue for our business offers greater diversification through exposure to distinct end markets to maximize the value created by the research and development efforts undertaken to develop Canoo’s skateboard and EV technology.

Canoo’s next generation skateboard presents a compelling technology licensing opportunity in a rapidly growing market

With General Motors and Volkswagen recently announcing deals to license their EV platforms to other automakers (legacy OEMs and startups), we believe this validates the opportunity for electric vehicle skateboards and powertrains that can underpin EV offerings for other OEMs. Canoo understood this trend from our inception, and we designed and engineered our skateboard to be uniquely versatile and ideal for such out-licensing and co-development opportunities (as discussed below).

While there are numerous ‘modular EV platforms’ announced by competitors, Canoo’s platform offers a number of distinct advantages:

●        Canoo’s skateboard platform is uniquely modular, offering a truly self-contained, fully functional rolling chassis (so much so that it can be driven entirely independently), which has been designed specifically to accommodate a flexible range of B2B and B2C vehicle configurations.

●        The dimensions of Canoo’s skateboard were deliberately selected to suit the needs of more than 75% of the most common passenger and light-duty commercial vehicles on the road today.

●        Through inclusion of innovative features such as true steer-by-wire and a transverse leaf spring suspension system, Canoo’s proprietary skateboard architecture offers what we believe to be the world’s flattest platform, enabling class-leading passenger and cargo volume in the top hat on a small vehicle footprint.

●        Canoo’s skateboard, unlike nearly all others, incorporates critical crash functionality directly into the platform, which we believe will allow us to bring new vehicles to the market faster and at a significant cost reduction, by reducing the number of crash tests required to certify subsequent top hats.

●        Canoo’s skateboard incorporates battery modules directly into the platform design, allowing for cost and mass savings, while also permitting flexibility for multiple battery pack sizes and arrangements.

●        The skateboard’s steer-by-wire system, leaf spring suspension and powertrain are each tunable to support a broad range of vehicle styles and performance requirements without the need for chassis redesigns or structural changes.

●        Canoo specifically designed the skateboard’s ECUs, electrical and network architecture with the capacity to support the power and communication requirements necessary for seamless integration with advanced autonomy systems as they evolve.

●        Canoo’s skateboard was built specifically with manufacturability in mind, minimizing the amount of functional integration required during the manufacturing and assembly process, which enables us to pursue an innovative parallel path manufacturing process (producing skateboards on one assembly line and top hats on entirely separate assembly lines) that is expected to reduce costs and improve throughput, facilitating more efficient production at scale.

Our skateboard platform, unlike any other on the market today, will offer a highly attractive “off the shelf” option, adaptable to a wide variety of use cases and potential customers.

Canoo is in advanced discussions with several parties regarding the licensing of Canoo’s skateboard and other technology.

Canoo has a strong intellectual property portfolio

Canoo has significant in-house capabilities in the engineering and development of EVs, vehicle components, electronics and software. Our research and development efforts have resulted in a strong intellectual property portfolio, and Canoo has filed for patent protection on numerous of its key inventions, including the skateboard and critical powertrain, suspension and battery technologies, among others. In addition, Canoo also has a world-class in-house vehicle design team, led by Richard Kim, capable of producing bold and innovative new vehicle designs to cater to the modern EV consumer.

Our asset light approach across the business provides advantages in capital reduction and efficiency

By partnering with an experienced contract manufacturer, Canoo is able to leverage its partner’s expertise in vehicle assembly, factory operation and procurement while also reducing Canoo’s upfront capital outlay. This positive effect is compounded when applied to multiple vehicle lines built off the same underlying skateboard platform. Canoo also plans on engaging partners for execution of operations such as maintenance and support, further allowing Canoo to rely on these partners’ expertise and existing infrastructure while reducing upfront capital expenditures.

We have the advantage of being an early mover into the rapidly growing last-mile delivery market

Canoo’s proprietary skateboard platform optimally positions it to address the demands created by a rapidly growing market for last-mile delivery solutions. Our core skateboard allows us to bring vehicles to market faster and at reduced capital expense, through the introduction of customized vehicle cabins or top hats married to our modular platform. These top hats can also be designed by Canoo and our experienced in-house design team. The combination of the skateboard’s small footprint and the superior cargo volume it enables in comparison to other vehicles in the last mile delivery segment makes the Canoo skateboard ideally suited for logistics providers and retailers operating in urban environments.

Contract Engineering services offer a separate revenue stream and validate the quality of our technology

There exists significant market potential for contract engineering services among legacy OEMs who lack the expertise to develop an electric powertrain at the pace needed to capitalize on the rising regulatory requirements and global demand for EVs. Canoo is at a distinct competitive advantage to capitalize on this growing demand by leveraging the extensive knowledge and experience of its world class team. In fact, whereas other new EV entrants are forced to license key technologies or outsource primary engineering development to larger OEMs, Canoo has already received significant OEM interest in our skateboard technology and our team’s expertise in platform engineering, powertrains and vehicle design.

Canoo’s subscription program offers a superior consumer experience and attractive financial returns

Both our Lifestyle and Sport Vehicles are initially intended to be made available to consumers via an innovative subscription business model. Canoo members enjoy the benefits of an all-inclusive experience that, in addition to their own Canoo vehicle, includes routine maintenance, warranty, registration and access to insurance and vehicle charging. Subscription is a direct-to-consumer, transparent alternative to leasing or buying a vehicle, that will help reduce the barriers to entry for consumers looking to try their first EV, while also providing Canoo with a distinct opportunity for recurring revenue, a unique profit margin profile and compelling return on equity.

Our technology was developed with cost-effectiveness in mind

As a relatively new entrant to the EV space, we were able to forge our go-to-market strategy without the engineering constraints and bureaucracy often ingrained in traditional OEMs. At the same time, our world class management team has an established record of successfully designing, engineering and launching vehicles and technology products at scale. The culmination of these aspects has resulted in the development of technology not only tailored to the needs of EVs but also designed with scalability, modularity and affordability in mind. Poor engineering choices and inefficient manufacturing processes have impacted the affordability of the EVs that certain competitors have brought to market, which we believe limits market penetration and platform optionality. We have lowered the cost of bringing new vehicles to market by leveraging our proprietary architecture in order to reduce the vehicle’s bill of materials and simplify manufacturing processes, ultimately translating to more attractive pricing for our customers and a wider addressable target market in both the mid- and premium- tiers of the B2C as well as the B2B market with the ability to efficiently allocate capital to meet current and evolving areas of demand and margin opportunities.

Canoo is led by a visionary management team with extensive experience in the automotive industry

Canoo’s senior management is highly experienced with a successful and proven track record in designing, engineering and launching vehicle and technology products at scale. Co-Founder, CEO and In Charge of Canoo, Ulrich Kranz, is a seasoned automotive industry veteran with over 30 years of executive experience at BMW. Mr. Kranz was previously in charge of several innovative vehicle and technology projects at BMW, including the reinvention of the MINI brand and BMW’s first SUV, the X5. Mr. Kranz also headed BMW’s “Project i,” where he established an entirely new EV program and led the strategic process from concept to mass production.

Co-Founder Richard Kim, In Charge of Vehicle Design and Brand at Canoo, is regarded as an industry pioneer in EV design. Mr. Kim was also a member of BMW’s Project i, serving as Lead Exterior Designer for the BMW i3 production and concept cars, the i8 Concept and the i8 Spyder Concept. Mr. Kim also previously was the Design Manager for the VW Audi Group studio in Santa Monica, California where he focused on programs for both Porsche and Audi.

The exceptional backgrounds of Canoo’s other management team members are illustrated through previous technical leadership roles in areas such as vehicle design, architecture, propulsion, body and trim at large global OEMs that include BMW, MINI, Tesla, Ford, Porsche and Audi. Many of Canoo’s leadership team members have worked cohesively together at previous firms, contributing to Canoo’s efficient and rapid success in bringing its technology to market. Further, Canoo’s impressive milestones achieved to date provide strong validation of the management team’s strategic vision and ability to cultivate a highly skilled work force across Canoo’s corporate and operational functions.

TECHNOLOGY

Our Technology

Canoo’s core technological competencies are platform (skateboard) engineering, powertrain engineering, software engineering, connected vehicle engineering and enhanced vehicle manufacturability.

The Skateboard — A Modular EV Platform

Canoo has designed what we believe to be the world’s flattest EV platform, or skateboard, purposefully engineered to provide maximum passenger and cargo space on a small vehicle footprint and modular to support a wide range of vehicle applications in the B2C and B2B markets. All Canoo EVs — including our full lineup of planned consumer and delivery vehicles, as well as vehicles Canoo may produce for other OEMs — will be able to share the same core skateboard platform and utilize different cabins, or top hats, that can be married on top to create unique vehicle lines.

Overall Skateboard Architecture

The remarkable utility and modularity of Canoo’s skateboard platform is enabled by a number of key technological advancements and critical design decisions made by Canoo, providing distinct advantages over competitor offerings:

All Critical Vehicle Components Integrated Into a Compact Platform:    Canoo’s proprietary skateboard architecture directly houses all of the most critical components of an EV, including the market’s first true steer-by-wire platform, a composite leaf spring suspension system, an advanced fully electric drivetrain, a proprietary battery compartment and battery thermal management systems, power electronics, primary electronic control units (ECUs), crash absorption structures and autonomous driving components, among others. Each of these component systems has been engineered not only for optimal performance but also for efficient packaging into our compact platform, with a strong emphasis given to functional integration, meaning that all components fulfill as many functions as possible. This has reduced the total number of parts, skateboard size and weight, ultimately providing for more useable interior space in the vehicle cabin and a more overall cost-effective EV offering.

A Highly Modular, Fully-Functional Rolling Chassis:    Unlike other EV technologies on the market, Canoo’s skateboard is a self-contained, fully functional rolling chassis, designed to support a broad range of vehicle weight and ride profiles and is even capable of operating independently offering a flexible range of B2B and B2C vehicle configurations. The skateboard supports dual, front or rear motor configurations and is capable of achieving over 300 miles of range. This highly modular platform will enable Canoo to rapidly develop vehicles serving different commercial and consumer market segments faster and at reduced cost, as the majority of research and development and a significant portion of crash structure is integrated into the skateboard design. Further, the skateboard was engineered for optimal production flexibility, and can be manufactured on an entirely independent basis, or in parallel with a vehicle top hat, a considerable innovation in design that reduces complexity in assembly and will facilitate more efficient production at scale. See the section entitled “— Manufacturing”. By leveraging our modular skateboard platform, along with our efficient design and production process, we anticipate that new vehicle models can be developed in as little as 18 to 24 months.

Enabling Maximum Interior Space:    Without an internal combustion engine, EVs have little need for a traditional engine compartment and yet, nearly all competitor vehicles on the market today have failed to innovate in this area and continue to employ conventional vehicle designs at the expense of space and functionality. Bucking this trend, the Canoo skateboard takes advantage of the unique benefits of EV architecture with a flat design enabling the highest volume utilization across all classes of competitor vehicles. This flat design is made possible, in part, by two critical features — our true steer-by-wire and leaf spring suspension systems — which are each described in greater detail below.

Small Footprint, Ideal for Urban Markets:    The dimensions of Canoo’s skateboard have been selected to suit the needs of most typical light duty vehicle types. Sitting on a track and wheelbase smaller (and shorter bumper to bumper) than a Tesla Model 3, the Lifestyle Vehicle will be able to comfortably seat 7 with a total passenger volume of approximately 188 cubic feet. The very same skateboard platform, sitting on the same track and wheelbase, will be able to support a range of models of delivery vehicles, with total currently anticipated cargo volume of up to 13 square meters. This compact design provides for greater space efficiency, and enhanced maneuverability in urban environments. Canoo’s skateboard also supports most common vehicle sizes, making it ideal for B2B contract engineering and external licensing opportunities. By way of example, we believe the skateboard could be assembled and fitted to as many as 75% of the most popular passenger vehicle configurations currently on the road today. In the future, Canoo can also adjust the core dimensions of the skateboard, if required to suit the needs of a particular contract engineering customer, like Hyundai, or enter into a new market such as medium duty delivery.

True Steer-by-Wire

Canoo’s initial vehicle, the Lifestyle Vehicle, will be the first true steer-by-wire vehicle on the market, eliminating all mechanical connections between the steering wheel and the pedals in the passenger compartment, and the wheels and braking systems located in the chassis. Steering, braking and acceleration of the vehicle will be performed entirely through electrical signal, and our system has been designed to be fully redundant (in hardware and software), ensuring continuous safe operation.

Our advanced steer-by-wire system is a critical part of our skateboard design and offers a number of significant advantages in vehicle design, engineering and safety. By eliminating the steering column, we are able to adjust the placement of the steering wheel to suit any cabin design and driver positioning, including to seamlessly integrate right-hand drive in applicable jurisdictions. In the Lifestyle Vehicle, for instance, this allowed us to position the driver further forward than is possible in a traditional internal combustion vehicle, thereby significantly opening up the vehicle interior on a comparatively small footprint. In other Canoo vehicles designed around the same core skateboard platform, the steering wheel can be locatable anywhere in the vehicle cabin, offering greater design freedom and modularity.

True steer-by-wire technology offers weight savings and safety advantages. Eliminating the steering column removes a common source of serious injury in frontal collision. The technology also offers the opportunity to provide customers with a more responsive and smoother driving experience, which we are able to customize for different vehicles and driver preferences through software. Lastly, true steer-by-wire (specifically, our proprietary architecture in which all steering, braking and throttle functions are controllable via a secure, redundant communication framework) is essential for our longer-term vehicle strategy, paving the way for advanced autonomous driving wherein a mechanical steering column will no longer serve a central function.

Leaf Spring Suspension System

Canoo’s skateboard incorporates a variable leaf spring suspension system offering advantages both in terms of vehicle design and modularity. Most EVs on the road today continue to employ large conventional strut towers, coil springs and dampeners — a legacy of internal combustion engine design — that intrude into the cabin and effectively constrict the vehicle’s useable passenger space to the limited area between the front and rear suspension towers. By contrast, Canoo’s skateboard incorporates two composite fiberglass leaf springs, mounted transversally in the front and rear of the platform. With the aid of other compact suspension components, our leaf spring suspension allows the entire suspension package to sit below the height of the tires.

These design advantages create an overall flat skateboard architecture, maximizing usable interior space in the cabin while continuing to provide optimal ride and roll support. The flat suspension allows for approximately 30% to 40% more interior space compared to a traditional passenger vehicle architecture of the same length. It also reduces the number of suspension parts needed in the skateboard, thereby reducing component cost and mass.

Importantly, Canoo’s proprietary suspension system is also designed to be easily tunable to support a diverse range of additional vehicle weight and ride profiles. This modularity is critical to enabling the skateboard to perform optimally for multiple vehicle types.

Powertrain Systems

Canoo has developed a complete set of high-performance powertrain systems ideally suited for our modular vehicle architecture.

Advanced Drivetrain Systems

Our electric drive unit includes a proprietary motor, gearbox, traction inverter and control software. We developed all of our powertrain systems in-house and believe we have made several important advancements. Our drive unit utilizes a proprietary interior permanent magnet motor developed to provide the highest efficiency throughout the vehicle usage spectrum.

Our drive units are integral to our modular platform development strategy, and are also distinct from our competitor offerings, in that they offer a future-forward, fully integrated design that can be utilized efficiently across multiple Canoo’s platforms and vehicles. Our skateboard is designed to accommodate single or dual electric motors. The rear primary unit is designed to deliver a maximum 220 kilowatts of power (300 horsepower) and 450 Newton meters of torque, and the front unit is designed to deliver a maximum 150 kilowatts of power (200 horsepower) and 320 Newton meters of torque. Efficiency of the motors is designed to peak at 97% which is optimized for urban driving environments.

Battery and Battery Management Systems

Multiple proprietary battery technologies are incorporated into the Canoo skateboard, including a unique battery enclosure architecture, in-house developed battery modules optimized for low cost and high energy density, thermal management technology and battery management systems.

Battery Compartment

We believe a core distinguishing feature of our skateboard design is the elimination of a separate battery enclosure which is found in nearly all competitor vehicles. Rather than placing our battery modules into an enclosure that is then sealed and placed into the chassis, our battery modules are packaged directly inside the skateboard structure. This provides a number of critical advantages, including cost optimization, space savings that allow for a higher level of functional integration of components in the skateboard and significant reductions in mass, which each in turn improve vehicle range. A number of battery-related safety features are integrated in the skateboard architecture, including a high-strength steel skateboard frame and innovative crash features, such as a proprietary hollow-can crumple zone designed to protect the battery during side collision events. Our unique battery compartment design also makes it possible for us to easily service the battery at the cell level and helps ensure long-term safety and performance.

Battery Cells and Thermal Management

The battery modules enclosed in our skateboard include 16 5kWh battery modules, offering a total of 80 kWh. The design of Canoo’s battery systems has focused on reducing the cost per unit of energy stored to a targeted best-in-class value, while maintaining performance, safety, reliability, durability and longevity. This is achieved through the use of high energy density, low cost commoditized cylindrical cells, high manufacturing throughput and capital efficient assembly process, as well as the avoidance of exotic materials and processes in the design of the battery system.

Cylindrical lithium-ion cells represent the best value for energy storage in the automotive battery industry. The rates of cell production are very high, and the equipment for cell production is extremely well understood and optimized. The use of a standard form factor allows for a high degree of competitive sourcing between leading vendors, and the cylindrical cell is a robust design that can incorporate more energetic and cost-efficient chemistries than certain other types of cells which would need unique tooling for our vehicle concept and incorporate older, inferior active materials.

The most common challenge typically associated with the use of these cells involves the large number of electrical connections (as several thousand cells are typically used in each battery pack) that must be made reliably to interconnect all of the cells into a complete battery system. This approach has led many automotive battery systems to employ so called “large-format” battery cells where a smaller number of very large cells are used, in an effort to reduce the overall number of required connections. These cells are often custom designed, require investments in tooling for each program and typically employ lower energy density materials and have a higher cost per kWh. To circumvent the drawbacks of wire bonding, which is used by many competitors, we have invested significant effort in developing a reliable, high-speed interconnect process that reduces defects and capital expense while improving manufacturing speed.

Thermal management of the battery cells and modules is critical to ensure peak performance of the battery systems and enable battery safety. Canoo has developed a proprietary liquid-cooled battery thermal management system that provides a very low thermal impedance between the battery cells and the coolant, allowing very high continuous power in both charge and discharge modes of operation. We also conduct extensive testing at both the cell and module levels to reduce common issues with battery thermal runaway that have traditionally plagued battery manufacturers.

Canoo has built a state-of-the-art battery cell/module/pack laboratory and pilot build line at its facility in Torrance, CA. The Canoo battery team includes decades of advanced automotive battery experience and subjects its battery designs to a full gamut of testing meant to ensure that all requirements for performance, lifetime and safety are achieved.

Battery Management System

Our in-house developed proprietary battery management system incorporates voltage, temperature and current monitoring functions to monitor battery condition and protect the battery pack in the event of any hazard. Battery performance is monitored in real time and the information gathered is used not only for on-board diagnostics but also transmitted to the cloud for powerful data and trend analysis. The performance of all Canoo battery systems can be used to improve battery performance, perform predictive analytics and improve battery software for other vehicles in Canoo’s fleet using over-the-air (“OTA”) update capabilities.

Support for Fast Charging

Due to its efficient cell electrochemistry, thermal management and module designs, our skateboard battery pack is anticipated to support “DC fast charge” rates of over 150 kW (and support high discharge power both in peak and continuous operation). We can use the standard CCS (North America/Europe) and GB/T (China) charging protocols and can easily adapt our charging system to any commercial operator network. Our Lifestyle Vehicle will be able to reach an 80% charge from 20% in under 30 minutes.

Electrical Systems Architecture and Vehicle Controls

Canoo developed its electrical systems architecture with a focus on innovation, efficiency and compatibility. Canoo’s robust electrical systems are designed to maximize performance efficiency, while meaningfully reducing overall system complexity and weight. Canoo integrates components for high voltage power distribution into the skateboard, including the DC-DC converter and onboard charger, and its power systems architecture is supported by two fully redundant low voltage buses, ensuring fail-safe operations across vehicle operations.

Canoo’s primary vehicle functions are managed by its powerful ECUs, which compute and process controls for the powertrain, battery, power management, body cabin, and safety systems, among other areas. Canoo’s ECUs have been designed to simplify its domain networks, reducing weight and costs due to fewer electrical wires, harnesses and hardware componentry. Canoo’s architecture consolidates its domain functions across 15 core ECUs, compared to electrical systems of modern day luxury vehicles, which can easily incorporate over 150 ECUs. All of our ECUs support OTA updating and data collection via a proprietary Canoo hardware and software stack.

ADAS, Software and Connected Vehicle Technologies

Market-Leading ADAS Features

The Lifestyle Vehicle will feature level 2.5 autonomy at launch, integrating both ADAS and in-vehicle driver monitoring and alert features (“Driver Monitoring System”). The Lifestyle Vehicle’s ADAS systems at launch are expected to include: (i) active driving controls, such as automatic emergency braking, adaptive cruise control, automatic steering control, automatic lane change and predictive pedestrian protection; (ii) alerts and warnings, such as blind spot monitors, collision warning, lane departure warning, front and rear cross-traffic alerts, hands off wheel detection and traffic sign recognition; and (iii) parking assistance features, including automated self-park, supervised remote park and a virtual bumper to prevent common parking lot accidents. Meanwhile, Canoo’s Driver Monitoring System is intended to enhance the overall effectiveness of our vehicles’ ADAS warnings. We recognize that users frequently turn off repetitive vehicle warnings, which in turn increases accident risk and vehicle damage rates and could result in the reduction of the lifespan of our vehicles (particularly our subscription vehicles). Our proprietary Driver Monitoring System also utilizes state-of-the-art eye gaze tracking and machine learning to track a driver’s focal point and attentiveness to deliver an alert only when most needed, e.g., when a driver is looking in the wrong direction, has ignored prior warnings or is falling asleep.

The Lifestyle Vehicle utilizes a class-competitive suite of ADAS sensors, consisting of 7 cameras, 5 radars, 6 ultra-short-range radar-based sensors and enhanced geolocation features, including:

●        A full suite of automotive-grade 2MP cameras providing surround-view images to the perception system and using deep learning algorithms to perceive the world around the vehicle.

●        The latest generation millimeter wave radars providing 360 degrees of sensor data for speed and distance measurement of objects.

●        Ultra-short-range sensors radars providing short range distance measurements for parking maneuvers with higher speed and accuracy compared to ultrasonic technology, enabling finer control in tight spaces. We expect to be one of the first mass production implementations for this technology.

●        Geolocation, in conjunction with an inertial measurement unit, enabling precise location accuracy (within approximately 1 meter) to support lightweight maps in conjunction with ADAS.

We will also utilize OTA updates to collect data and send continuous improvements to our ADAS software. Vehicles in Canoo’s consumer subscription fleet will use an intelligent data logging solution to capture images and sensor data of key scenes, which can then be analyzed in aggregate and pushed as updates, allowing all Canoo vehicles (including those currently in operation) to continue to expand their capabilities and understand a wider variety of complex autonomous driving scenarios. As a result, our vehicle ADAS systems will be kept fresh over the entire lifetime of the vehicle.

A Vehicle Fleet Built for Advanced Autonomy

Our ADAS strategy is intentionally forward-looking and cost-deliberate. For example, while LiDAR is not currently included, the Lifestyle Vehicle has been designed with the hardware, electrical architecture and space needed to later incorporate LiDAR for advanced levels of autonomy. We have also taken a similar approach from a software perspective. While we have developed all of our level 2.5 ADAS application software in-house, in keeping with our asset-light philosophy, Canoo is not currently placing a focus on in-house development of level 4/5 autonomous driving software, which we intend to acquire in the future through licensing and strategic partnerships as autonomous software capabilities and the regulatory landscape around full autonomy continue to advance.

For most OEMs, the integration of advanced autonomous solutions will be an extremely complex and cost-intensive process, requiring new interface with the brakes, steering, transmission, body controls and vehicle control features, which need to be coordinated across different vehicle engineering teams and sourced through new and specialized suppliers. In contrast, each of our Canoo vehicles have been specially designed to allow for the seamless integration of the higher capability sensors and compute platforms necessary for full autonomy to be easily incorporated. We have achieved this through a number of innovative engineering choices:

Our ADAS architecture is modular in that all of the features are controllable via a central ADAS domain controller, which serves as an upgradeable AI control module to allow for continuous improvement and machine learning in our ADAS systems. This also enables us to incorporate improved sensor technology and advanced ADAS feature sets in the future with minimal changes to our firmware.

We specifically designed the skateboard’s electrical and network architecture to support the power and communication requirements necessary for advanced sensors and processing needed for advanced autonomous driving. Our unique board-net architecture is designed to provide secure shared communication amongst all of the vehicle ECUs, allowing our current ADAS systems (or a more advanced autonomy system) to control all of the vehicle features; meaning that our ADAS system will be able to control not only the powertrain, but also the lights, windows and infotainment system. These core ECUs, communications architecture and backend software infrastructure make the skateboard capable of supporting level 4 and 5 autonomous vehicle operations.

In addition, the inclusion of true steer-by-wire will ensure that our vehicles are uniquely compatible with third-party ADAS software, as the steering, braking and throttling of the vehicle are controllable without a mechanical interface to the vehicle cabin.

User Experience, Connectivity and OTA

Minimalist Infotainment — Bring Your Own Device (BYOD)

Traditional car makers employ an outdated approach focused on proprietary infotainment systems and overwhelming screens, many of which quickly become obsolete within a handful of years. However, we believe that most customers simply want to access the same services they are already accustomed to using on their mobile devices when inside their vehicle. Canoo vehicles will feature a lean user interface that seamlessly connects with a user’s own existing mobile devices and digital life. Our Lifestyle Vehicle incorporates a slim dot-matrix LED display, concealed behind a fabric cover to provide a minimalist and stylish design. This concealed information display provides critical driving information, as well as useful lightweight integrations of voice control, music, calls and navigation, all synced seamlessly with a user’s mobile device, which is naturally personalized, intuitive, secure and upgradeable.

Connectivity Architecture

Our approach to vehicle connectivity is guided by an internet-of-things (IOT) philosophy. As part of each vehicles’ connectivity infrastructure, we have provided for several key features: GPS, LTE or better wireless signal communication, Wi-Fi connectivity and Bluetooth (including Bluetooth Low Energy, which enables secure phone-to-vehicle communications and digital key fob). Each Canoo vehicle will be accessible and operable via a driver’s mobile device, and our digital key sharing system allows for remote access transfers, scheduled access and more for user’s who share use of their vehicle with family or friends.

Over-the-Air Updating and Data Logging

Canoo sees the inclusion of OTA updating as not just an added bonus, but a critical requirement for modern vehicles. Just as your mobile phone, computer and other smart devices receive regular updates to offer new features, performance improvements, or security updates, we believe your car should be updatable in much the same way. All Canoo vehicles will be equipped with OTA functionality to operate with the most up-to-date software, ensuring that customers always enjoy the latest product and infotainment experience. In addition, unlike the current OTA systems employed by many legacy automakers, Canoo’s OTA system is not restricted to only updating the infotainment, but also provides for secure, full suite updating of all of the vehicle’s core ECUs, allowing for performance enhancements to the powertrain and other functional vehicle systems. As a result, the performance of Canoo’s vehicles will continuously improve over their lifetime.

Canoo vehicles will also have the capacity to collect and transmit data to our centralized cloud server to allow for remote diagnostics, predictive maintenance and vehicle analytics. The OTA functionality is expected to reduce vehicle maintenance and repair expense and offer an improved customer experience, by reducing the need for costly in person vehicle diagnostic tests, allowing for many software fixes and recall updates to be performed remotely and minimizing the down time for the customer by quickly providing service centers with the information necessary to order replacement parts.

All of our in-house developed ECUs support OTA updating and data collection via a proprietary Canoo hardware and software stack. The ownership of so much of our software allows us to rapidly develop and integrate new vehicle features and performance improvements, issue security updates and respond to issues on an individual vehicle or fleetwide basis. Canoo vehicles will employ a sophisticated OTA system that supports full fleet updates as well as updates to specific cars/users, VINs, geographic areas, or other subsets to deploy a flexible fleet configuration. OTA data logging and updating also allows for swift advances in autonomous driving capabilities, as machine learning can be enabled on a mass scale with thousands of vehicles in Canoo’s fleet collecting data, and new software and features can be efficiently deployed.

Vehicle Design and Engineering

Top Hat Design and Integration

In addition to the development of our skateboard and powertrain technologies, Canoo enjoys significant in-house capabilities in the design and engineering of innovative EV cabins or top hats and EV components and systems. Canoo designs and engineers vehicle cabins, interiors, heating, ventilation and air conditioning units, or HVAC, thermal management systems to distribute heating and cooling efficiently between the skateboard, batteries, and the top hat, minimalist infotainment and connectivity systems, and low voltage electrical systems. Canoo’s vehicles are expected to feature a high strength steel exterior, thermoplastic body paneling, and a significant amount of glass (including through a front-of-vehicle “street view window”) to allow for maximum light and enjoyment to the surrounding environment.

We believe our in-house top hat design and engineering capabilities will allow us to quickly and efficiently design and produce new vehicles to serve new market opportunities, and our in-house engineering and manufacturing teams have the expertise required to optimally support top hat development and efficiently integrate these new vehicle designs with our core skateboard technology. Canoo is continually seeking new opportunities to apply and leverage its capabilities to efficiently integrate new designs into its vehicles to serve new markets or adapt to changes in consumer preferences in existing markets.

Excellence in Crash Structure Development

Canoo is targeting an overall five-star U.S. New Car Assessment Program (“NCAP”) crash rating for our Lifestyle Vehicle. In designing our skateboard and our Lifestyle Vehicle, we have conducted thousands of CAE crash simulations to define appropriate crumple zones and optimize the structural design of our vehicles quickly and at a reduced cost relative to traditional automotive development processes.

To date, we have also completed more than 50 physical structural and sub-system crash tests. The results of these crash tests have validated the accuracy and utility of our predictive CAE crash modelling and our overall more efficient, digitized approach to vehicle development.

Our goal has been to design the Lifestyle Vehicle to meet the requirements for the United States, EU and China markets from the start, eliminating the need for re-designs and additional complications as we expand into new markets.

MANUFACTURING STRATEGY

Canoo plans to utilize an asset-light, flexible manufacturing strategy by outsourcing our direct vehicle production operations for our first vehicle programs to a world-class vehicle contract manufacturing partner. Canoo and a potential contract manufacturing partner have been working together on vehicle design for manufacturability and production planning since early 2018. In working with a contract manufacturer, we hope to significantly reduce our upfront capital investments and eliminate the recurring fixed costs and overhead that would be required for Canoo to own and operate our own manufacturing facility. Canoo believes outsourcing manufacturing will significantly reduce overall risk, and expects to benefit from flexibility to scale volumes to match demand levels. Outsourcing vehicle production will also enable Canoo to focus on our core competencies and benefit from a leading global contract manufacturer’s expertise and efficiency, avoiding the common pitfalls faced by other automotive startups in making the transition from vehicle engineering and development to full volume manufacturing operations.

Parallel Path Manufacturing Process Offers Distinct Competitive Advantages

We have developed our vehicle platform and architecture to leverage a parallel process manufacturing method that increases throughput and reduces capital expenditure while enabling efficient volume production at scale. Unlike the conventional automotive manufacturing process, in which chassis and cabin are — by necessity due to their numerous functional integrations (e.g., the steering column, suspension struts, wire harness) — assembled along one complex assembly line, our skateboard and vehicle cabins can each be manufactured independently, before they are later joined together at the final stage of the assembly process. This important manufacturing advantage is enabled by Canoo’s unique fully self-contained skateboard platform, which has been deliberately designed both to contain all of the critical vehicle systems and to minimize mechanical interconnects to the top hat through first-to-market features such as true steer-by-wire. In a single production facility, our skateboard can be produced at a higher pace and a higher volume, without interfering with the upper body production process, while we can also introduce different cabins or different vehicles to the production line, without interfering with the skateboard’s independent production process. By significantly reducing the number steps and overall complexity of the assembly process, we estimate this parallel-path manufacturing can result in a reduction in of at least a third or more of the overall throughput time and a significant reduction in costs.

Advantages of Thermoplastics Capabilities

Our Lifestyle Vehicle allows Canoo to consider the use of many different materials in the design of its vehicle cabin exteriors, including more traditional body structures as well as thermoplastic paneling. The use of thermoplastic paneling can offer distinct advantages. We currently expect that the exterior paneling of the Lifestyle Vehicle (as well as our planned future models) will be made of a lightweight and durable thermoplastic material that can be easily customized and “wrapped” to a consumer’s unique preferences. The panels can be sourced pre-painted or pre-wrapped direct from our supplier, which along with the use of e-coating for A class vehicle and skateboard surfaces, offers the distinct advantage of eliminating the need for a factory paint shop — generally one of the slowest and most capital-intensive process in a traditional automotive production plant. A vehicle paint shop is also traditionally one of the heaviest drivers of hazardous waste in a vehicle manufacturing setting and, through its elimination or reduced use, Canoo moves closer to our overall goal of being a more sustainable EV brand with the anticipated use of thermoplastic paneling. In addition, thermoplastic paneling is expected to reduce subscription maintenance and repair (MRO) expense, as it is durable and easier to maintain than conventional attached-metal body panels. Canoo is continually seeking new opportunities to apply and leverage its capabilities to efficiently integrate new designs into its vehicles, including design of exterior paneling, to serve new markets or adapt to changes in consumer preferences in existing markets.

OUR GROWTH STRATEGY

Our modular skateboard design and asset-light business model affords us a high degree of optionality as we continue to grow the company and execute on our vision with the ability to more efficiently allocate capital to meet areas of market demand. Today, we remain focused on completing the development of our pre-production prototype vehicle fleet and reaching the start of production for our initial Delivery Vehicle and our Lifestyle Vehicle. Doing so provides us with the ability to expand our business on multiple trajectories across our B2B and B2C segments through the repackaging or repurposing of our proprietary skateboard technology. Our long-term goal is to build a well-diversified business, balanced between the B2B and B2C segments, leveraging our unique skateboard and other technology and know-how, while remaining nimble enough to quickly capitalize on other rapidly developing markets for electric mobility technology.

Skateboard and Technology Licensing

Our innovative, compact EV skateboard design is differentiated in the market and would provide OEMs with an attractive, market-validated alternative to in-house EV development. As needs for electric power solutions continue to accelerate and build momentum, opportunities to externally license Canoo’s skateboard technology may present considerable upside for us. Traditional automotive OEMs that do not have a competitive skateboard technology will either have to divert significant internal resources towards developing their own technology in-house or purchase the technology externally from a next-gen EV company. Given the substantial investments required for either scenario (typically measured in billions of dollars), OEMs may be more inclined to license or purchase such technology from Canoo.

The inflection point for EVs is fast approaching and speed to market is critical for an OEM’s success. Due to the long lead times to develop such skateboard technology and uncertain results of in-house development efforts, traditional automotive OEMs which do not own such technology may be more incentivized to license or purchase the technology in order to meaningfully enter the evolving EV market in a timely manner. Such licensing opportunities offer flexibility for Canoo, as potential agreements could be structured through various methods such as profit sharing, royalties, or outright direct sales. Although the skateboard licensing opportunity is not currently reflected in our financial model or projections, we envision a scenario where it could generate a healthy stream of high-margin revenue.

In addition, we may separately license our powertrain or other proprietary technologies to third parties.

New Vehicle/Segment Offerings

Canoo’s skateboard platform enables lower development costs, accelerated commercialization timing and supports a wide range of vehicle use applications allowing for a more effective utilization of capital. In addition, Canoo’s asset-light contract manufacturing model allows Canoo to prioritize focus on its core product competencies and provides flexibility to pursue a wide fan of growth opportunities, including developing new vehicles or expanding into new market segments. Addressable opportunities may include SUVs, pickup trucks, luxury and performance vehicles, among others. Furthermore, our asset-light model and partnership with a leading contract manufacturer enables us to scale production of these vehicles in a way that limits our capital exposure while fully addressing market needs.

Canoo’s team also has the engineering expertise, in combination with its high-performance powertrain technology, to develop a unique platform for larger commercial vehicles.

Domestic and International Expansion

Canoo’s current commercial strategy and market approach targets 13 urban metropolitan markets in the United States for the initial launch of our consumer offering. As Canoo validates and executes on our starting business plan, we will continue to expand by establishing or expanding design, research and development, production, sales and service facilities within additional urban centers in the U.S., leveraging our nimble manufacturing capabilities and ability to scale with demand.

A critical element of Canoo’s long-term growth strategy is expanding our product offerings to non-U.S. markets. From inception in designing the skateboard and then in homologation for the Lifestyle Vehicle, Canoo has invested capital and made engineering decisions with full consideration of both European and Chinese regulatory requirements, in addition to U.S. requirements, so that we would be ready to offer our vehicles in these markets with minimal product adjustments. Features such as steer-by-wire will also allow us to shift driver positions to meet the needs of right-hand drive markets with relative ease. In addition, we may establish new design, research and development, production, sales and service facilities as we expand into non-U.S. markets.

We intend to initially offer our Delivery Vehicles to customers in the United States. We intend to leverage our unique modular skateboard, as well as the experience we develop through operating in the United States market, to scale our consumer offerings into new international geographic markets such as Asia and Europe. Given the modular and scalable nature of our technology and our asset-light manufacturing and partnership strategy, we believe we can build out our manufacturing and operational network quickly to expand into international markets and meet the needs of a growing global demand for EVs among both consumers and businesses. In particular, China represents the largest and fastest growing EV market in the world and offers urban transportation and infrastructure dynamics with addressable disruption opportunities.

Autonomous Vehicle Development Partnerships

Canoo believes we will play a significant role in the expansion of autonomous driving and other future mobility technologies because autonomous driving technological advancements, in particular, represent an ideal opportunity for our skateboard, which utilizes a steer-by-wire system and is purpose built with the electrical and computing infrastructure needed for integration with advanced autonomy systems. Canoo’s Lifestyle Vehicle is ideal as a more open and flexible platform to develop technology for autonomous vehicles. Autonomy providers’ technology and software stacks can be easily integrated into Canoo’s vehicles, facilitating development and commercialization efforts and timing. While these opportunities are not quantifiable at this stage, we believe that establishing and fostering these partnerships now will open the door for strong future revenue opportunities. We are already actively establishing these connections and exploring these opportunities with potential partners who we believe are well positioned to be the future leaders in the autonomous technology sector.

Other B2B Market Opportunities — Particularly Ride Sharing

In addition to our Delivery Vehicles, our modular skateboard enables other B2B opportunities that we may elect to pursue in the future, including for the following potential applications:

●	Special purpose fleet applications (universities, corporate campuses, airports, etc.);

●	Municipal transit fleets; and

●	Ride-sharing or shared mobility applications.

With Uber and Lyft recently announcing their intention to have all vehicles offered through their platforms be electric by 2030, the need for EVs suited to ride-sharing applications is clear. An EV that can offer maximum space on a small footprint is well suited to meet the demand for more passenger space in combination with maneuverability in urban driving.

We expect that Canoo will be very well positioned to take advantage of these additional B2B opportunities as well as others as they arise because our core skateboard platform provides unique flexibility as well as opportunity for customization for specific use cases faster and at lower cost. In addition, importantly, the vehicles required for many of these applications, particularly in ride-sharing, will benefit from the attributes already engineered into Canoo’s Lifestyle Vehicle, because it:

●	is purpose-built for urban driving;

●	provides a unique and exceptional passenger centric experience (with seamless mobile phone/app integration);

●	maximizes interior space to accommodate larger groups or cargo;

●	affords easy in / easy out access;

●	can be customized through the use of “wraps,” pegboard accessories and other features;

●	is purpose-built for Canoo’s subscription model which includes ease of refurbishment and cleaning;

●	incorporates timeless design and a consistent “newness” factor;

●	is built to reduce ongoing repair and maintenance costs; and

●	provides enhanced vehicle durability and longevity.

We are actively exploring these new market opportunities and will continue to carefully assess and pursue such opportunities as they become available.

Intellectual Property

Canoo’s ability to protect its material intellectual property is important to Canoo’s business. Canoo relies upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect its intellectual property rights. In particular, unpatented trade secrets in the fields of research, development and engineering are an important aspect of Canoo’s business by ensuring that its technology remains confidential. Canoo also pursues patent protection when Canoo believes it has developed a patentable invention and the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings.

As of October 27, 2020, Canoo had 30 pending or allowed U.S. patents and 22 pending international patent applications. Canoo’s patent applications are directed to, among other things, EV platforms (skateboards), powertrain technologies, component systems, software engineering, connected vehicle engineering and enhanced vehicle manufacturability. As of October 27, 2020, Canoo’s material U.S. patents, including those covering Canoo’s skateboard technology, suspension systems, battery systems, drive-by-wire design, impact features, and manufacturing methods will, pending grant of each application, expire in approximately 2039 and 2040, based on the 20 year terms of U.S. patents (absent any available patent term adjustments or extensions). Canoo pursues the registration of its domain names and material trademarks and service marks in the United States and in some locations abroad. In an effort to protect its brand, as of October 27, 2020, Canoo had three pending U.S. trademark applications, 28 registered international trademarks, and 28 pending international trademark applications.

Canoo regularly reviews its development efforts to assess the existence and patentability of new inventions, and Canoo is prepared to file additional patent applications when it determines it would benefit Canoo’s business to do so.

Facilities

Canoo’s headquarters is located in an 89,000 square foot facility that Canoo leases in Torrance, California, just south of Los Angeles, California, where Canoo designs, engineers and develops its EVs. Canoo’s lease for this facility expires in February 2033 and provides Canoo with the option to extend the term for two additional 60-month periods commencing when the prior term expires.

Employees and Human Capital

As of October 27, 2020, Canoo had 323 employees. A majority of our employees are engaged in research and development and related engineering and testing functions. We anticipate ramping up additional hiring efforts as we approach serial production. Our targeted hires typically have significant experience working for well-respected OEMs, tier one automotive suppliers, automotive engineering firms, software companies and other high growth technology companies. Canoo has not experienced any work stoppages and considers its relationship with its employees to be good. None of Canoo’s employees are subject to a collective bargaining agreement or represented by a labor union.

Canoo’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and additional employees. The principal purposes of Canoo’s equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Government Regulations

Canoo operates in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which Canoo is subject govern, among others, vehicle emissions and the storage, handling, treatment, transportation and disposal of hazardous materials and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, provincial and local level is an important aspect of Canoo’s ability to continue its operations.

Environmental standards applicable to Canoo are established by the laws and regulations of the countries in which Canoo operates, standards adopted by regulatory agencies and the permits and licenses issued to Canoo. Each of these sources is subject to periodic modifications and what Canoo anticipates will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial administrative, civil or even criminal fines, penalties, and possibly orders to cease any violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits or licenses.

Emissions

California has greenhouse gas emissions standards that closely follow the standards of the U.S. Environmental Protection Agency. The registration and sale of Zero Emission Vehicles (“ZEVs”) in California could earn Canoo ZEV credits that Canoo could in turn sell to traditional OEMs looking to offset emissions from their traditional internal combustion engine vehicles in order to meet California’s emissions regulations. Other U.S. states have adopted similar standards including Colorado, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Rhode Island and Vermont. Canoo intends to take advantage of these regimes by registering and selling ZEVs in these other U.S. states.

ZEV credits in California are calculated under the ZEV Regulation and are paid in relation to ZEVs sold and registered in California including Battery Electric Vehicles (“BEVs”) and Fuel Cell Electric Vehicles (“FCEVs”). The ZEV program assigns ZEV credits to each vehicle manufacturer. Vehicle manufacturers are required to maintain ZEV credits equal to a set percentage of non-electric vehicles sold and registered in California. Each vehicle sold and registered in California earns a number of credits based on the drivetrain type and the all-electric range (“AER”) of the vehicle under the Urban Dynamometer Driving Schedule Test Cycle. Plug-in hybrid vehicles (“PHEVs”) receive between 0.4 and 1.3 credits per vehicle sold and registered in California. Battery electric and fuel cell vehicles receive between 1 and 4 credits per vehicle sold in California, based on range. The credit requirement was 7% in 2019 which required about 3% of sales to be ZEVs. The credit requirement will rise to 22 percent in 2025, which will require about 8 percent of sales to be ZEVs. If a vehicle manufacturer does not produce enough EVs to meet its quota, it can choose to buy credits from other manufacturers or pay a $5,000 fine for each credit it is short.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that Canoo obtain a Certificate of Conformity issued by the U.S. Environmental Protection Agency (“EPA”) or a California Executive Order issued by the California Air Resources Board (“CARB”) certifying that its vehicles comply with all applicable emissions requirements. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards or a CARB Executive Order is required for vehicles sold in states that have adopted California’s stricter standards for emissions controls related to new vehicles and engines sold in such states. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are 13 other states which have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado.

Although Canoo’s vehicles have zero-emissions, Canoo is required to seek an EPA Certificate of Conformity for vehicles sold in states covered by the Clean Air Act’s standards or a CARB Executive Order for vehicles sold in California or any of the other 13 states identified above that have adopted the stricter California standards.

Vehicle Safety and Testing

Canoo’s vehicles will be subject to, and will be required to comply with, the National Traffic and Motor Vehicle Safety Act, as amended, and numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), an operating administration of the U.S. Department of Transportation, including applicable U.S. federal motor vehicle safety standards (“FMVSS”). Canoo intends for its Lifestyle Vehicle to fully comply with all applicable FMVSSs without the need for any exemptions, and expects future Canoo EVs to either fully comply or comply with limited exemptions related to new technologies. Additionally, there are regulatory changes being considered for several FMVSSs, and while Canoo anticipates being in compliance with the proposed changes, there is no assurance until final regulation changes are enacted.

As a U.S.-based manufacturer, Canoo must self-certify that its vehicles meet all applicable FMVSSs, as well as the NHTSA bumper standard, or otherwise are exempt, before the vehicles can be imported or sold in the United States. Numerous FMVSSs will apply to Canoo’s vehicles, such as crash-worthiness requirements, crash avoidance requirements and EV-specific requirements. Canoo will also be required to comply with other federal laws and regulations administered by NHTSA, including, among other things, ensuring its vehicles do not contain defects related to motor vehicle safety, recall requirements, the corporate average fuel economy (“CAFE”) standards, Theft Prevention Act requirements, consumer information labeling requirements, reporting required notices, bulletins, and other communications, Early Warning Information reporting, foreign recall reporting and owner’s manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, this law allows inclusion of city and highway fuel economy ratings, as determined by EPA, as well as crash test ratings as determined by NHTSA if such tests are conducted.

If Canoo expands its offerings outside of the United States, its vehicles will be subject to foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the United States and may require redesign and/or retesting. For example, the European Union (“E.U.”) has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020, and there is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its recent withdrawal from the E.U. These changes could impact the rollout of new vehicle features in Europe.

In addition to the various territorial legal requirements Canoo is obligated to meet, the Canoo Lifestyle Vehicle is engineered to deliver overall 5-star performance in the two main voluntary vehicle safety performance assessment programs, U.S. New Car Assessment Program (“NCAP”) and Euro NCAP. Five-star is the maximum attainable score. These independent organizations have introduced a number of additional safety related tests aimed at improving the safety of passenger vehicles, both for occupants and pedestrians involved in collisions with vehicles. Some of these tests are derived from the legal tests, such as side impact, but have higher performance requirements. Others are unique to the program. Areas covered by these tests in 2020 include:

●	Mobile Progressive Deformable Barrier

●	Full Width Rigid Barrier

●	Mobile Side Impact Barrier

●	Side Pole

●	Far Side Impact

●	Whiplash

●	Vulnerable Road Users (Pedestrians and Cyclists)

●	Safety Assist

●	Rescue and Extrication

Automobile Manufacturer and Dealer Regulation

State laws regulate the manufacture, distribution, sale and service of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to consumers in the state. Certain states do not permit automobile manufacturers to be licensed as dealers or to act in the capacity of a dealer, or otherwise restrict a manufacturer’s ability to deliver or service vehicles. Because Canoo does not intend to sell vehicles to consumers, but rather intends to offer its vehicles to consumers by way of its subscription model, there is considerable uncertainty as to whether Canoo will be required to register as a dealer in the State of California and in other states. Regardless, we expect that the dealer trade associations will mount challenges to our business model by challenging the legality of our operations in court and employing administrative and legislative processes to attempt to prohibit or limit our ability to operate. In addition, we expect the dealer trade associations to actively lobby state licensing agencies and legislators to interpret existing laws or enact new laws in ways not favorable to Canoo’s business model; however, Canoo intends to actively fight any such efforts to limit its ability to operate and to proactively support legislation supporting its subscription model.

Rental Car Regulations

State laws regulate the activities of rental car companies, for example, in the way rental car companies contract and track their assets. Canoo’s subscription model is novel and presents a risk that regulatory authorities, rental car companies and related trade associations could interpret existing laws or enact new laws impacting Canoo’s ability to effectively and efficiently operate its subscription offering if it is interpreted to be a rental company.

Battery Safety and Testing Regulation

Canoo’s battery pack conforms to mandatory regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. Prior to launch, Canoo plans to complete all applicable transportation tests for its battery packs, demonstrating its compliance with applicable regulations. We will use lithium-ion cells in the high voltage battery packs in our vehicles. The use, storage, and disposal of our battery packs is regulated under federal law.

Canoo’s battery packs are intended to meet the applicable compliance requirements of the UN Manual of Tests and Criteria demonstrating its ability to ship battery packs by any method.

These tests include:

Altitude simulation — simulating air transport;

Thermal cycling — assessing cell and battery seal integrity;

Vibration — simulating vibration during transport;

Shock — simulating possible impacts during transport;

External short circuit — simulating an external short circuit; and

Overcharge — evaluating the ability of a rechargeable battery to withstand overcharging.

Competition

Canoo has experienced, and expects to continue to experience, intense competition from a number of companies, particularly as the transportation sector increasingly shifts towards low-emission, zero-emission or carbon neutral solutions. Competing vehicles include internal combustion vehicles from established automobile manufacturers; however, many established and new automobile manufacturers have entered or have announced plans to enter the alternative fuel and EV market. Many major automobile manufacturers have EVs available today and other current and prospective automobile manufacturers are also developing EVs. In addition, several manufacturers offer hybrid vehicles, including plug-in versions. Canoo believes the primary competitive factors in the EV market include, but are not limited to:

●	technological innovation;

●	product quality, reliability and safety;

●	service options;

●	product performance;

●	design and styling;

●	product price; and

●	manufacturing efficiency.

Canoo believes that it competes favorably with its competitors on the basis of these factors; however, most of Canoo’s current and potential competitors have greater financial, technical, manufacturing, marketing and other resources than Canoo. Canoo’s competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their alternative fuel vehicle and EV programs. Additionally, Canoo’s competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other tangible and intangible resources than Canoo. Furthermore, Canoo’s competitors largely operate with a traditional sales and dealer distribution model for vehicles that may be viewed more favorably by potential customers. These competitors also compete with Canoo in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, Canoo’s products. Additional mergers and acquisitions in the EV market may result in even more resources being concentrated in Canoo’s competitors.

Legal Proceedings

From time to time, Canoo may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. Canoo is not currently a party to any legal proceedings, the outcome of which, if determined adversely to Canoo, would individually or in the aggregate have a material adverse effect on its business, financial condition or results of operations.

CANOO’S EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of Canoo’s named executive officers. This discussion contains forward-looking statements that are based on New Canoo’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that New Canoo adopts may differ materially from the currently planned programs that are summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. Unless the context otherwise requires, all references in this section to Canoo refer to Canoo and/or its subsidiaries prior to the consummation of the Business Combination.

To achieve Canoo’s goals, Canoo has designed, and intends to modify as necessary, its compensation and benefits programs to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving Canoo’s goals.

Canoo believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders.

This section provides an overview of Canoo’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Canoo’s board of directors, with input from its Chief Executive Officer, has historically determined the compensation for Canoo’s named executive officers. For the year ended December 31, 2019, Canoo’s named executive officers were:

Ulrich Kranz — In Charge (CEO)

Irving W. Strickland III (Bill Strickland) — In Charge of Vehicle Programs

Andrew Wolstan — In Charge of Legal & Government Affairs

2019 Summary Compensation Table

The following table sets forth information concerning the compensation of Canoo’s named executive officers for the year ended December 31, 2019.

	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Ulrich Kranz	2019	722,772	214,848	—		937,620
In Charge (CEO)
Irving W. Strickland III	2019	360,630	96,682	33,500	(2)	490,812
In Charge of Vehicle Programs
Andrew Wolstan	2019	260,378	96,682	—		357,060
In Charge of Legal & Government Affairs

(1)      The amount disclosed represents the aggregate grant date fair value of restricted shares received under restricted share purchase agreements entered into between Canoo and Canoo’s named executive officers during 2019, computed in accordance with ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of such restricted shares are set forth in the notes to Canoo’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. This amount does not reflect the actual economic value that may be realized by the named executive officer, which will depend on factors including the continued service of the executive and the future value of Canoo’s stock.

(2)      Consists of $33,500 paid as a cash bonus based on Canoo’s achievement of certain vehicle program development milestones and funding milestones.

Narrative Disclosure to Summary Compensation Table

For 2019, the compensation programs for Canoo’s named executive officers consisted of base salary and incentive compensation delivered in the form of restricted shares purchased pursuant to restricted share purchase agreements entered into between Canoo and Canoo’s named executive officers, and with respect to Bill Strickland, a one-time cash performance bonus.

Base Salary

Base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance.

Cash Bonus

Canoo does not have a formal arrangement with its named executive officers providing for annual cash bonus awards. However, Canoo has at times provided cash bonuses to certain members of its executive team on an ad hoc basis as deemed appropriate, in the form of spot bonuses or for achievement of certain milestones. In February 2019, Mr. Strickland received a cash performance bonus due to Canoo’s achievement of certain vehicle program development milestones and funding milestones.

Stock Awards

On each of March 4, 2019, and May 6, 2019, (i) Ulrich Kranz purchased 432,900 restricted Canoo Ordinary Shares, and (ii) Bill Strickland and Andrew Wolstan each purchased 194,805 restricted Canoo Ordinary Shares. Pursuant to the relevant restricted share purchase agreements, 50% of the restricted shares subject to each award will be released from Canoo’s repurchase option (vest) on the start of production of the first vehicle line produced by Canoo and its subsidiaries, subject to continuous service with Canoo, and 50% of the shares subject to each award will vest as follows: 25% of the restricted shares subject to such allocation vested on the date Canoo closed on $100 million in aggregate financing, which was achieved on December 18, 2018, and thereafter one-forty-eighth of the restricted shares subject to such allocation vested (or will vest, as applicable) on a monthly basis, subject to continuous service with Canoo. Notwithstanding the foregoing, 100% of the restricted shares will vest upon the earlier of: (a) the dissolution of Canoo; or (b) a change in control, as defined under the relevant restricted share purchase agreement.

Benefits and Perquisites

Canoo provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; disability insurance; and a tax-qualified Section 401(k) plan for which no match by Canoo is provided. Canoo does not maintain any executive-specific benefit or executive perquisite programs.

Agreements with Canoo’s Named Executive Officers and Potential Payments Upon Termination of Employment or Change in Control

Canoo currently maintains letter agreements with Ulrich Kranz, Bill Strickland and Andrew Wolstan, as summarized below.

Ulrich Kranz

In November 2020, Canoo entered into an executive employment agreement with Ulrich Kranz to serve in the positions of (i) Chief Executive Officer and (ii) Special Advisor to the Executive Chairman (the “Kranz Agreement”). The Kranz Agreement provides that in the event that Canoo ceases to have an Executive Chairman, Mr. Kranz’s title shall be adjusted accordingly. Upon the appointment of a new Chief Executive Officer, Mr. Kranz will cease to serve as Chief Executive Officer, but shall continue to serve as Special Advisor to the Executive Chairman. The Kranz Agreement further provides that if Mr. Kranz’s employment is terminated for any reason or if he ceases to serve as Chief Executive Officer, he shall resign his position as a member of the Canoo board of directors on the earlier of his termination of employment or ceasing to serve as Chief Executive Officer. The effective date of the Kranz Agreement was October 19, 2020 and the Kranz Agreement amended and restated Mr. Kranz’s prior employment agreement of November 6, 2018. The Kranz Agreement has no specific term, provides that his employment is at-will, and specifies an annual base salary of $648,000. If Mr. Kranz ceases to be Chief Executive Officer but continues to be employed as Special Advisor to the Executive Chairman, or a corresponding adjusted title (the date of such transition away from the Chief Executive Officer position, the “Title Change Date”), then for a period of two years following the Title Change Date, Mr. Kranz’s annual base salary will be $2,500,000.

The Kranz Agreement also provides that 1,850,832 unvested restricted Canoo Ordinary Shares that were previously granted to and purchased by Mr. Kranz be re-purchased by Canoo at a re-purchase price per share equal to the purchase price per share paid by Mr. Kranz for such shares. Additionally, prior to the consummation of the Business Combination, Mr. Kranz will enter into a Lock-Up Agreement (as defined in the Kranz Agreement) with respect to 1,014,968 Canoo Ordinary Shares, which will remain in full force until 180 days following the consummation of the Business Combination.

In the event that Mr. Kranz’s employment is terminated without Cause (as defined in the Kranz Agreement) or he terminates employment for Good Reason (as defined in the Kranz Agreement) (either a “Qualifying Termination”), Mr. Kranz will receive any accrued compensation. He will additionally receive, in exchange for the timely execution and non-revocation of a release of claims: (a) if the Qualifying Termination occurs prior to the Title Change Date and Mr. Kranz is not provided the opportunity to continue as Special Advisor to the Executive Chairman, an aggregate amount of $5,000,000 and (b) if the Qualifying Termination occurs on or after the Title Change Date but prior to the second anniversary of the Title Change Date, an amount of $5,000,000, less any base salary payments made between the Title Change Date and the date of the Qualifying Termination (as applicable in clause (a) or (b)). Severance payments will be made in equal monthly installments with the first payment occurring on the 60th day following the date of the Qualifying Termination and the final installment being paid on, or within thirty (30) days of, the second anniversary of the date of the Qualifying Termination (in the case of clause (a)) or the second anniversary of the Title Change Date (in the case of clause (b)). In the event of a Qualifying Termination, Mr. Kranz will also be eligible to receive payment of premiums for continuation of health care coverage under COBRA for a period of up to three (3) months following the date of the Qualifying Termination.

Bill Strickland

On November 6, 2018, Bill Strickland entered into a letter agreement with Canoo to continue serving as In Charge of Vehicle Programs, superseding a prior letter agreement dated December 8, 2017, and incorporating by reference Canoo’s standard agreement containing customary confidentiality, non-solicitation, and intellectual property assignment provisions, which Mr. Strickland had entered into on December 12, 2017. Mr. Strickland’s employment will continue until terminated in accordance with the terms of the letter agreement. Pursuant to the letter agreement, Mr. Strickland’s base salary in 2019 was $360,000 per year. Mr. Strickland’s letter agreement provides that he is eligible to participate in Canoo’s standard benefit plans maintained for the benefit of Canoo’s similarly-situated employees. If Mr. Strickland is terminated without cause or if Mr. Strickland resigns with good reason (each as defined in his letter agreement), Canoo shall have the right to repurchase any of Mr. Strickland’s unvested restricted shares at the original per share purchase price, and if Mr. Strickland is terminated for cause, Canoo shall have the right to repurchase all of Mr. Strickland’s restricted shares at par value. Additionally, Mr. Strickland’s restricted shares will vest on a change in control as described above in “— Stock Awards.” Under the terms of his letter agreement, Mr. Strickland is entitled to be indemnified, held harmless, and released from and against certain liabilities and actions.

Andrew Wolstan

On November 6, 2018, Andrew Wolstan entered into a letter agreement with Canoo to continue serving as In Charge of Legal, superseding a prior letter agreement dated December 8, 2017, and incorporating by reference Canoo’s standard agreement containing customary confidentiality, non-solicitation, and intellectual property assignment provisions, which Mr. Wolstan had entered into on December 12, 2017. Mr. Wolstan’s employment will continue until terminated in accordance with the terms of the letter agreement. Pursuant to the letter agreement, Mr. Wolstan’s base salary in 2019 was $260,000 per year. Mr. Wolstan’s letter agreement provides that he is eligible to participate in Canoo’s standard benefit plans maintained for the benefit of Canoo’s similarly-situated employees. If Mr. Wolstan is terminated without cause or if Mr. Wolstan resigns with good reason (each as defined in his letter agreement), Canoo shall have the right to repurchase any of Mr. Wolstan’s unvested restricted shares at the original per share purchase price, and if Mr. Wolstan is terminated for cause, Canoo shall have the right to repurchase all of Mr. Wolstan’s restricted shares at par value. Additionally, Mr. Wolstan’s restricted shares will vest on a change in control as described above in “— Stock Awards.” Under the terms of his letter agreement, Mr. Wolstan is entitled to be indemnified, held harmless, and released from and against certain liabilities and actions.

Retirement Benefits

Canoo provides a tax-qualified Section 401(k) plan for all employees, including the named executive officers. Canoo does not provide a match for participants’ elective contributions to the 401(k) plan, nor does Canoo provide to employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

Outstanding Equity Awards at 2019 Year End

The following table presents information regarding outstanding equity awards held by Canoo’s named executive officers as of December 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Ulrich Kranz	716,450	$9,565	1,432,900	$19,129
Bill Strickland	322,403	$4,304	644,805	$8,608
Andrew Wolstan	322,403	$4,304	644,805	$8,608

(1)      25% of the restricted shares subject to the award were released from Canoo’s repurchase option (vested) on the date Canoo closed on $100 million in aggregate financing, which was achieved on December 18, 2018, and thereafter one-forty-eighth of the restricted shares subject to such allocation vested (or will vest, as applicable) on a monthly basis, subject to continuous service with Canoo. Notwithstanding the foregoing, 100% of the restricted shares will vest upon the earlier of: (a) the dissolution of Canoo; or (b) a change in control, as defined under the relevant restricted share purchase agreement.

(2)      100% of the restricted shares subject to this award will vest on the start of production of the first vehicle line produced by Canoo and its subsidiaries, subject to continuous service with Canoo. Notwithstanding the foregoing, 100% of the restricted shares will vest upon the earlier of: (a) the dissolution of Canoo; or (b) a change in control, as defined under the relevant restricted share purchase agreement.

(3)      This column represents the fair market value of a Canoo Ordinary Share of $0.01335 as of December 31, 2019 (the determination of the fair market value by our board of directors as of the most proximate date) multiplied by the amount shown in the column “Number of Shares or Units of Stock That Have Not Vested” and the column “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested,” as applicable.

Canoo 2018 Share Option and Grant Plan

In 2018, Canoo’s board of directors adopted, and Canoo’s shareholders approved, the Canoo Holdings Ltd. 2018 Share Option and Grant Plan, as subsequently amended (the “2018 Plan”). The 2018 Plan has been amended periodically, including most recently on August 15, 2020. Assuming that the New Canoo stockholders adopt the Canoo Inc. 2020 Equity Incentive Plan, no new awards will be granted under the 2018 Plan following the Closing of the Effective Time.

Authorized Shares.    A total of 14,359,371 Canoo Ordinary Shares are reserved for grant under the 2018 Plan. As of October 27, 2020, stock options to purchase 294,234 Canoo Ordinary Shares with a weighted-average exercise price of $0.01456 per share were outstanding under the 2018 Plan. On August 15, 2020, Canoo’s board of directors approved the grant of 6,476,720 restricted share unit awards under the 2018 Plan.

Administration.    Canoo’s board of directors or a committee delegated by the board of directors administers the 2018 Plan. Subject to the terms of the 2018 Plan, the administrator has the power to, among other things: (i) determine the eligible persons to whom, and the times at which, awards will be granted; (ii) determine the terms and conditions of each award (including the number of shares subject to the award, the exercise price of the award, if any, and when the award will vest and, as applicable, become exercisable); (iii) modify or amend outstanding awards; (iv) approve the form of award agreements; (v) accelerate the time(s) at which an award may vest or be exercised; (vi) impose any limitations on awards; (vii) extend the period in which options may be exercised, subject to applicable laws; (viii) adopt, alter and repeal rules, guidelines, and practices for administration of the 2018 Plan; and (ix) administer and interpret the terms of the 2018 Plan and awards granted thereunder and decide all disputes arising in connection with the 2018 Plan.

Participants.    Employees, directors, consultants and key persons of Canoo and its subsidiary corporations are eligible to participate in the 2018 Plan, if selected for participation by the plan administrator.

Types of Awards.    Under the 2018 Plan, the plan administrator is authorized to grant share options (incentive share options and non-qualified share options), restricted share awards and restricted share unit awards. The terms of the awards are specified in underlying grant notices and award agreements approved by the plan administrator.

Changes to Capital Structure.    In the event there is a specified type of change in Canoo’s capital structure, such as a stock dividend, stock split or reverse stock split, or if Canoo engages in a transaction as a result of which the outstanding Canoo Ordinary Share is converted into or exchanged for other securities of Canoo or any successor entity (or a parent or subsidiary thereof), other than a “Sale Event” as described below, then appropriate and proportionate adjustments will be made to (a) the maximum number of shares reserved for issuance under the 2018 Plan, (b) the number and kind of Canoo Ordinary Share or other securities subject to any then outstanding awards under the 2018 Plan, (c) the repurchase price, if any, per Canoo Ordinary Share subject to each outstanding award and (d) the exercise price for each Canoo Ordinary Share subject to any then-outstanding Canoo Option under the 2018 Plan, without changing the aggregate exercise price as to which such Canoo Options remain exercisable, as determined by the plan administrator.

Sale Events.    In the case of and subject to the consummation of a Sale Event (as defined in the 2018 Plan), the 2018 Plan and all outstanding Canoo Options will terminate upon the effective time of the Sale Event unless assumed, continued or substituted by the successor entity. In the event of such a termination, each holder of Canoo Options will be permitted, within a period of time prior to the consummation of the Sale Event, to exercise all such Canoo Options which are then exercisable or will become exercisable as of the effective time of the Sale Event, provided that the exercise of Canoo Options not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event. Canoo has the right, but not the obligation, to pay a cash amount to holders of Canoo Options in exchange for cancellation thereof in an amount equal to the difference between the Sale Price (as defined in the 2018 Plan) multiplied by the number of Canoo Ordinary Shares subject to outstanding vested and exercisable Canoo Options being cancelled and the aggregate exercise price of all vested and exercisable options. In the case of and subject to the consummation of a Sale Event, all unvested Canoo Restricted Share awards and Canoo RSUs (other than those becoming vested as a result of the Sale Event) shall be forfeited immediately prior to the effective time of such Sale Event unless assumed, continued or substituted by the successor entity. Unless otherwise provided in an award agreement, in the event of a Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to holders of Canoo Restricted Share awards and Canoo RSUs in exchange for the cancellation thereof, in an amount equal to the Sale Price (as defined in the 2018 Plan) times the number of Canoo Ordinary Shares subject to such award, to be paid at the time of such Sale Event or upon the later vesting of such awards.

Impact of the Business Combination.    The Business Combination will not constitute a Sale Event under the 2018 Plan. Outstanding Canoo Options and Canoo RSUs will be treated as provided in the Merger Agreement. Under the terms of the Merger Agreement, each Canoo Option, whether or not vested, that is outstanding immediately prior to the Effective Time will be assumed by Hennessy Capital and converted into (i) a Converted Option and (ii) the contingent right to receive a number of Earnout Shares following the Closing. Each Converted Option will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Canoo Option immediately before the Effective Time, except that (A) each Converted Option will be exercisable for that number of shares of HCAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of Canoo Ordinary Shares subject to Canoo Option immediately before the Effective Time and (2) the Exchange Ratio; and (B) the per share exercise price for each share of HCAC Class A Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per Canoo Ordinary Share of such Canoo Option immediately before the Effective Time by (2) the Exchange Ratio.

Each Canoo RSU that is outstanding immediately prior to the Effective Time will be assumed by Hennessy Capital and converted into (i) a Converted RSU Award and (ii) the contingent right to receive a number of Earnout Shares following the Closing. Each Converted RSU Award will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such award of Canoo RSUs immediately before the Effective Time, except that each Converted RSU Award will represent the right to acquire that number of shares of HCAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of Canoo Ordinary Shares subject to Canoo RSU award immediately before the Effective Time and (B) the Exchange Ratio.

Plan Amendment or Termination.    Canoo’s board of directors may at any time amend or discontinue the 2018 Plan, subject to applicable laws and any required shareholder approval requirements, and provided that no such action shall adversely affect rights under any outstanding award thereunder without the consent of the holder of the award.

Director Compensation

Except for the agreement with Mr. Aquila described below, Canoo currently has no formal arrangements under which directors receive compensation for their service on Canoo’s board of directors or its committees. Canoo’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Mr. Kranz does not receive additional compensation for his services as a director. In 2019, no director who will be a director of New Canoo received cash retainers, equity or other compensation for service on Canoo’s board of directors.

Following the consummation of the Business Combination, New Canoo intends to develop a board of directors’ compensation program that is designed to align compensation with New Canoo’s business objectives and the creation of stockholder value, while enabling New Canoo to attract, retain, incentivize and reward directors who contribute to the long-term success of New Canoo.

Agreement with Mr. Aquila

In November 2020, Canoo entered into an agreement with Mr. Aquila (the “Aquila Agreement”), pursuant to which he will serve as the Executive Chairman of the Board. The term of the Aquila Agreement will commence on the first date that both of the following have occurred: (i) he becomes a member of the New Canoo Board and (ii) the consummation of the Business Combination. The term will end on December 31, 2023, or, if earlier, upon his voluntary resignation from the New Canoo Board upon at least thirty days’ notice, his failure to be re-elected to the New Canoo Board by New Canoo stockholders at the Company’s third annual stockholder meeting following the consummation of the Business Combination, or a vote of no-confidence by a majority of the New Canoo Board.

Mr. Aquila will be paid a $500,000 annual fee in equal quarterly installments and will be entitled to any benefits and perquisites generally available to members of the New Canoo Board. He will be reimbursed for business expenses, including air travel expenses for either, at the option of New Canoo, first class airfare or a fixed rate per hour, as set forth in the Aquila Agreement, for the business use of his private jet, executive housing in Los Angeles, California on a tax grossed-up basis and business expenses associated with the office of the Executive Chairman.

In addition, subject to the approval of the Canoo board of directors, prior to the consummation of the Business Combination, Mr. Aquila will be granted 809,908 performance-based restricted share units, subject to one-year and three-year performance goals that will be determined by the Canoo board of directors (with an additional 100% of such shares being available to be earned if goals are exceeded, and fewer or no shares being earned if performance is below target), and 809,908 time-based restricted share units, which will vest in equal annual installments over a period of three years. Subject to the approval of the Canoo board of directors, following the consummation of the Business Combination, Mr. Aquila will also be granted 500,000 performance-based restricted share units, subject to one-year and three-year performance goals that will be determined by the New Canoo Board (with an additional 100% of such shares being available to be earned if goals are exceeded, and fewer or no shares being earned if performance is below expectations), and 500,000 time-based restricted share units, which will vest in equal annual installments over a period of three years. If awards are not assumed in connection with a sale event or corporate transaction (each as defined in the underlying equity plan), then vesting will be accelerated, with the performance-based restricted share units vesting based on target performance. In the event that Mr. Aquila is terminated by New Canoo without Cause or he resigns for Good Reason (each as defined in the Aquila Agreement), or his service terminates due to his death or disability the performance-based restricted share units will remain outstanding and eligible to vest at the end of the applicable performance period based on actual performance achievement, and the unvested time-based restricted share units that would have vested had service continued through the end of the fiscal year in which the termination occurred will accelerate and vest as of the date of such termination. Upon any other termination of service, all unvested awards will be forfeited.

New Canoo Executive Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, Canoo intends to develop an executive compensation program that is designed to align compensation with New Canoo’s business objectives and the creation of stockholder value, while enabling New Canoo to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Canoo. Decisions on the executive compensation program will be made by the New Canoo Board and specifically through a Compensation Committee that the New Canoo Board expects to establish.

Executive Compensation

The policies of New Canoo with respect to the compensation of its executive officers and following the Business Combination will be administered by the New Canoo Board in consultation with the Compensation Committee that the New Canoo Board expects to establish. We expect that the compensation policies followed by New Canoo will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of New Canoo and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by its Compensation Committee, the New Canoo Board may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees. New Canoo is currently negotiating the terms of new employment agreements with the individuals that are expected to become the senior executive officers of New Canoo (the effectiveness of which will be subject to the successful Closing).

Director Compensation

It is anticipated that the Compensation Committee of the New Canoo Board will determine the annual compensation to be paid to the members of the New Canoo Board, excluding Mr. Aquila whose agreement is described above, upon completion of the Business Combination.

CANOO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which Canoo’s management believes is relevant to an assessment and understanding of Canoo’s results of operations and financial condition. This discussion and analysis should be read together with the section of this proxy statement/prospectus entitled “Selected Historical Consolidated Financial Information of Canoo” and the audited and unaudited condensed consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Information About Canoo” and the unaudited pro forma condensed combined financial information as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019 (in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”). In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors — Risks Related to Canoo’s Business and Industry” or elsewhere in this proxy statement/prospectus.

Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Canoo’s financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Overview

Canoo is a mobility technology company with a mission to revolutionize the EV and future mobility market, leading a transformation in the way vehicles are designed, engineered and manufactured to capitalize on the true value proposition of an EV. Canoo has developed a breakthrough EV platform, or skateboard, purpose-built to be highly modular and to facilitate rapid development of multiple vehicle programs in both the commercial and consumer markets. Canoo’s unique skateboard architecture allows it to easily add different vehicle cabins, or top hats, on top of the skateboard, which significantly reduces the cost and development time for future vehicle models. Canoo’s skateboard platform uniquely positions Canoo to efficiently allocate capital to meet current and evolving demand and margin opportunities by allowing Canoo to quickly adjust volumes and add new product derivatives.

Canoo’s skateboard will serve as the foundation for Canoo’s future vehicle offerings: initially expected to be a series of Delivery Vehicles initially targeted at the last mile delivery market, and a Lifestyle Vehicle and Sport Vehicle designed for the urban consumer. With Canoo’s proprietary flat platform architecture, Canoo’s vehicles will be able to offer class-leading cargo and passenger volume on a small footprint. Canoo successfully designed, developed and produced a Beta prototype of its first vehicle within 19 months and with an investment of approximately $250 million. Since then, Canoo has grown its Beta fleet to 32 properties and 13 drivable prototypes incorporating Canoo’s skateboard, while completing over 50 physical crash tests. Canoo has developed and continues to develop prototypes to explore demand in new markets and for new product opportunities.

Both Canoo’s Lifestyle Vehicle and its Sport Vehicle are initially intended to be made available to consumers via an innovative subscription business model. With a single monthly payment, customers will enjoy the benefits of an all-inclusive experience that, in addition to their own Canoo vehicle, also includes standard maintenance, warranty, registration and access to both insurance and vehicle charging. Canoo plans to utilize an asset-light, flexible manufacturing strategy by outsourcing its direct vehicle production operations to a world-class vehicle contract manufacturing partner for its initial vehicle programs. In doing so, Canoo will significantly reduce its up-front capital investment and eliminate the recurring fixed costs and overhead that would be required for Canoo to own and operate its own assembly facility.

To date, Canoo has financed its operations primarily through private placements of Canoo Ordinary Shares and Canoo Preference Shares and the issuances of convertible notes (“Convertible Notes”), raising aggregate gross proceeds of approximately $480.0 million since its inception in November 2017. As of September 30, 2020, Canoo’s accumulated deficit since inception was $378.2 million, and cash used in operating and investing activities since inception was $338.9 million.

Additionally, Canoo expects both of its capital and operating expenditures will increase significantly in connection with Canoo’s ongoing activities, as Canoo:

●	commercializes its EVs;

●	continues to invest in its technology, research and development efforts;

●	increases its investment in marketing, advertising, sales and distribution infrastructure for its EVs and services;

●	obtains, maintains and improves its operational, financial and management information systems;

●	hires additional personnel;

●	obtains, maintains, expands and protects its intellectual property portfolio; and

●	operates as a public company.

Business Combination and Public Company Costs

On August 17, 2020, Canoo, Hennessy Capital, First Merger Sub and Second Merger Sub entered into the Merger Agreement, pursuant to which (a) First Merger Sub will be merged with and into Canoo (the “First Merger”), with Canoo surviving the First Merger as a wholly owned subsidiary of Hennessy Capital (Canoo, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger. Canoo will be deemed the accounting predecessor and the combined entity will be the successor registrant with the SEC, meaning that Canoo’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

While the legal acquirer in the Merger Agreement is Hennessy Capital, for financial accounting and reporting purposes under GAAP, Canoo will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Canoo in many respects. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Canoo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Canoo (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Canoo). Accordingly, the consolidated assets, liabilities and results of operations of Canoo will become the historical financial statements of New Canoo, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Canoo beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Canoo in future reports. The net assets of Hennessy Capital will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Upon consummation of the Business Combination and the closing of the PIPE Financing, the most significant change in Canoo’s future reported financial position and results of operations is expected to be an estimated increase in cash and cash equivalents (as compared to Canoo’s balance sheet at September 30, 2020) of approximately $282.6 million, assuming maximum stockholder redemptions of all 29,803,439 Public Shares, or $589.2 million, assuming no redemptions beyond the 211,561 shares redeemed in August 2020 in connection with the Extension Amendment, and, in each case, including $323.3 million in gross proceeds from the PIPE Financing by the PIPE Investors. Total direct and incremental transaction costs of Hennessy Capital and Canoo are estimated at approximately $41 million, will be treated as a reduction of the cash proceeds and deducted from New Canoo’s additional paid-in capital. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Business Combination, Canoo will become the successor to an SEC-registered and Nasdaq-listed company which will require Canoo to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Canoo expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Recent Developments

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Canoo operates. On March 27, 2020, the CARES Act was enacted to, among other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic.

As the COVID-19 pandemic continues to evolve, the ultimate extent of the impact on Canoo’s businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact Canoo’s employees and operations and the operations of its suppliers, vendors and business partners, and may negatively impact Canoo’s sales and marketing activities and the production schedule of its EVs. In addition, various aspects of Canoo’s business cannot be conducted remotely, including the testing and manufacturing of its EVs. The spread of COVID-19 has also caused Canoo and many of its contractors and service providers to modify their business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in testing activities, meetings, events and conferences), and Canoo and its contractors and service providers may be required to take further actions as required by government authorities or that it determines are in the best interests of its employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of Canoo’s workforce or contractors and service providers are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, Canoo’s operations will be impacted. These factors related to COVID-19 are beyond Canoo’s knowledge and control and, as a result, at this time, Canoo is unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on Canoo’s business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although Canoo has made its best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, Canoo may be subject to future impairment losses related to long-lived assets as well as changes to valuations.

On July 7, 2020, Canoo Inc. entered into a promissory note for loan proceeds received during the second quarter of 2020 in the amount of $7.0 million under the PPP that bears interest at 1.0% and matures on July 7, 2025. The PPP was established as part of the CARES Act and provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The loans and accrued interest are forgivable after twenty-four (24) weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities. The total amount eligible for forgiveness may be adjusted if, at the time of the forgiveness application, the borrower does not maintain employment and wage levels. A forgiveness application may be submitted at any time prior to December 31, 2020. During October 2020, Canoo submitted its application for forgiveness of the PPP Loan. Canoo has and intends to continue to use the PPP loan proceeds for purposes consistent with the provisions of the PPP and believes that such usage will meet the criteria established for forgiveness of the loan. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the SBA may adopt.

Comparability of Financial Information

Canoo’s future results of operations and financial position may not be comparable to historical results as a result of the Business Combination.

Key Factors Affecting Operating Results

Canoo believes that its performance and future success depend on several factors that present significant opportunities for Canoo but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Canoo’s Business and Industry.”

Successful Commercialization of Canoo’s EVs and Subscription Program

Canoo expects to derive significant future revenue from its vehicle offerings including a consumer subscription program for the Lifestyle Vehicle and Sport Vehicle, which are not expected to launch until 2022 and 2025, respectively, as well as through direct sales of its Delivery Vehicle, which is currently expected to launch in 2023. In order to reach commercialization, Canoo must achieve several research and development milestones. As a result, Canoo will require substantial additional capital to develop its EVs and services and fund Canoo’s operations for the foreseeable future. Until Canoo can generate sufficient revenue from its consumer subscription program and Delivery Vehicle sales, Canoo expects to primarily finance its operations through commercialization and production with proceeds from the Business Combination, including the proceeds from the PIPE Financing, potential contract engineering or licensing opportunities and, as needed, secondary public offerings or debt financings. The amount and timing of Canoo’s future funding requirements, if any, will depend on many factors, including the pace and results of Canoo’s research and development efforts.

Key Components of Statements of Operations

Basis of Presentation

Currently, Canoo conducts business through one operating segment. As of the date of this proxy statement/prospectus, Canoo is an early stage-growth company with no commercial operations, and its activities to date have been limited and were conducted in the United States. For more information about Canoo’s basis of presentation, refer to Note 2 in the accompanying financial statements of Canoo included elsewhere in this proxy statement/prospectus.

Revenue

During 2020, Canoo’s revenue has been derived from the provision of engineering, development and design consulting services on a project basis. Once Canoo reaches commercialization and commences production of its EVs, it expects that the significant majority of its revenue will be derived from its consumer subscription program for its Lifestyle Vehicle and Sport Vehicle, as well as sales of its Delivery Vehicle.

Cost of Revenue, excluding Depreciation and Amortization

Canoo has recorded cost of revenue, excluding depreciation and amortization for the consulting services rendered in relation to engineering, development and design services provided on a project basis. Once Canoo reaches commercialization and commences production of its vehicles and consumer subscription program, it expects cost of revenue to include vehicle components and parts, including batteries, direct labor costs, amortized tooling costs and costs associated with the consumer subscription services.

Sales and Marketing Expense

Sales and marketing expenses consist primarily of expenses related to Canoo’s development of marketing vehicles, branding initiatives and other promotional initiatives. Sales and marketing expenses include payroll and related benefit costs for employees involved in marketing activities. In addition, Canoo allocates a portion of overhead costs, which includes lease expense, utilities and worker’s compensation premiums, to the sales and marketing department expense based on headcount. Canoo expenses marketing costs as incurred.

Research and Development Expense

Research and development expenses consist of salaries, employee benefits and expenses for design and engineering personnel as well as materials and supplies used in research and development activities. In addition, research and development expenses include fees for consulting and engineering services from third-party vendors. Canoo allocates a portion of overhead costs, which includes lease expense, utilities and worker’s compensation premiums, to the research and development department expense based on headcount. No depreciation or amortization expense is allocated to research and development.

Canoo expects its research and development costs to increase for the foreseeable future as Canoo continues to invest in research and development activities to achieve its operational and commercial goals.

General and Administrative Expense

General and administrative expense consist of personnel related costs (including salaries, bonuses, benefits and share-based compensation) for employees in Canoo’s executive, finance, human resource and administrative departments and fees for third-party professional services, including consulting, legal and accounting services. In addition, Canoo allocates a portion of overhead costs which includes lease expense, utilities and worker’s compensation premiums to the general and administrative department expense based on headcount. No depreciation or amortization expense is allocated to general and administrative expense.

Canoo expects its general and administrative expenses to increase for the foreseeable future as Canoo scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Depreciation and Amortization Expense

Depreciation and amortization is provided on property and equipment over the estimated useful lives on a straight-line basis. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the loss from operations. No depreciation or amortization expense is allocated to research and development, cost of revenue and general and administrative expense.

Interest Expense

Interest expense consists primarily of interest expense, discount amortization and changes in fair value of Canoo’s Convertible Notes subject to the fair value election.

Other Expense, Net

Other expense consists primarily of income on interest earning cash balances and foreign exchange loss.

Results of Operations

Comparison of the Nine Months Ended September 30, 2020 and 2019

The following table sets forth Canoo’s historical operating results for the periods indicated:

	Nine Months Ended September 30,		$ Change	% Change
(in thousands)	2020	2019
Revenue	$2,550	$—	$2,550	—
Costs and operating expenses
Cost of revenues, excluding depreciation and amortization	670	—	670	—
Sales and marketing	2,888	6,529	(3,641)	(55.8)%
Research and development	52,858	108,817	(55,959)	(51.4)%
General and administrative	13,009	17,898	(4,889)	(27.3)%
Depreciation and amortization	5,179	3,094	2,085	67.4%
Loss from operations	(72,054)	(136,338)	64,284	(47.2)%
Interest expense	10,465	3,351	7,114	212.3%
Gain on extinguishment of debt	(5,045)	—	(5,045)	—
Other expense, net	47	5	42	840.0%
Net loss	$(77,521)	$(139,694)	$62,173	(44.5)%

Revenues

Revenue increased by $2.6 million in the nine months ended September 30, 2020. Canoo’s revenue has been derived from the provision of engineering, development and design consulting services on a project basis.

Cost of Revenue, excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization expense, increased by $0.7 million in the nine months ended September 30, 2020. The increase in cost of revenue, excluding depreciation and amortization is attributable to the consulting services rendered in relation to engineering, development and design services provided on a project basis for automotive manufacturers.

Sales and Marketing

Sales and marketing expenses decreased by $3.6 million, or 55.8%, from $6.5 million in the nine months ended September 30, 2019 to $2.9 million in the nine months ended September 30, 2020. The decrease was primarily due to a decrease in salaries and wages of $2.0 million due to a decrease in headcount resulting primarily from attrition, a decrease in marketing and events of $1.4 million, which included consulting fees for the redesign of visual brands incurred in 2019 and a decrease in travel and entertainment expense of $0.4 million due to travel restrictions resulting from the COVID-19 pandemic, partially offset by an increase in professional services expense of $0.3 million.

Research and Development

Research and development expenses decreased by $55.9 million, or 51.4%, from $108.8 million in the nine months ended September 30, 2019 to $52.9 million in the nine months ended September 30, 2020. The decrease was primarily due to expenses related to Canoo’s beta prototype development in 2019 that did not re-occur in 2020 worth approximately $56.7 million, which included engineering, design, parts and consulting expenses, partially offset by an increase in salaries and wages expense of $0.9 million due to increased departmental headcount and an increase in occupancy expenses of $1.5 million.

General and Administrative

General and administrative expenses decreased by $4.9 million, or 27.3%, from $17.9 million in the nine months ended September 30, 2019 to $13.0 million in the nine months ended September 30, 2020. The decrease was primarily due to a decrease in salaries and wages expense of $4.0 million due to a decrease in departmental headcount resulting from attrition, due to normal business attrition rates and a decrease in occupancy expenses of $1.5 million, and a decrease in travel and entertainment expenses both due to Canoo’s cost-saving efforts in response to the economic conditions resulting from the COVID-19 pandemic, offset by an increase in other operating expenses of $0.5 million.

Depreciation and Amortization

Depreciation and amortization increased by $2.1 million, or 67.4%, from $3.1 million in the nine months ended September 30, 2019 to $5.2 million in the nine months ended September 30, 2020. The increase was primarily due to Canoo’s significant capital expenditures in the second half of 2019 related to purchases of machinery and equipment and software.

Interest Expense

Interest expense increased by $7.1 million from $3.4 million in the nine months ended September 30, 2019 to $10.5 million in the nine months ended September 30, 2020. The increase was primarily due to interest expense and debt discount related to the Convertible Notes issued in July 2019, March 2020 and April 2020.

Gain on Extinguishment of Debt

Canoo recognized gain on extinguishment of debt of $5.0 million in the nine months ended September 30, 2020, which was a result of the conversion of all of Canoo’s outstanding convertible notes on August 16, 2020.

Other Expense, Net

Other expense, net increased by approximately $42.0 thousand from $5.0 thousand in the nine months ended September 30, 2019 to $47.0 thousand in the nine months ended September 30, 2020.

Comparison of the Year Ended December 31, 2019 to the Year Ended December 31, 2018

The following table sets forth Canoo’s historical operating results for the periods indicated:

	Year Ended December 31,		$	%
(in thousands)	2019	2018	Change	Change
Revenue	$—	$—	$—	—
Costs and operating expenses
Cost of revenues, excluding depreciation and amortization	—	—	—	—
Sales and marketing	8,103	3,835	4,268	111.3%
Research and development	137,378	47,585	89,793	188.7%
General and administrative	23,450	23,599	(149)	(0.6)%
Depreciation and amortization	4,729	1,088	3,641	334.7%
Loss from operations	(173,660)	(76,107)	(97,553)	(128.2)%
Interest expense	9,522	268	9,254	3,453.0%
Other income, net	(822)	(167)	(655)	392.2%
Net loss	$(182,360)	$(76,208)	$(106,152)	(139.3)%

Sales and Marketing

Sales and marketing expenses increased by $4.3 million, or 111.3%, from $3.8 million in the year ended December 31, 2019 to $8.1 million in the year ended December 31, 2019. The increase was primarily due to an increase in salaries and wages of $4.9 million due to increased departmental headcount and an increase in travel and entertainment expenses of $0.5 million, partially offset by a decrease of $1.4 million related to 2018 marketing events which did not re-occur in 2019, including the production of Canoo’s alpha prototype.

Research and Development

Research and development expenses increased by $89.8 million, or 188.7%, from $47.6 million in the year ended December 31, 2018 to $137.4 million in the year ended December 31, 2019. The increase was primarily due to $68.3 million of incremental expense related to Canoo’s beta prototype development in 2019, which included engineering, design, parts and consulting expenses and an increase in salaries and wages of $20.8 million due to increased departmental headcount and an increase in various other operating costs of $0.7 million.

General and Administrative

General and administrative expenses decreased by $0.1 million, or 0.6%, from $23.6 million in the year ended December 31, 2018 to $23.5 million in the year ended December 31, 2019, primarily due to a decrease in professional fees of $9.5 million from 2018 to 2019, legal fees that were incurred to defend Canoo and certain of its employees against claims filed by a third-party alleging trade secret misappropriation and violation of contractual non-solicitation obligations, partially offset by an increase in salaries and wages of $5.6 million due to increased departmental headcount, an increase in information technology expense of $1.2 million to support the increased headcount, an increase in various other operating costs of $1.5 million, and an increase in travel and entertainment expenses of $0.9 million.

Depreciation and Amortization

Depreciation and amortization increased by $3.6 million, or 334.7%, from $1.1 million in the year ended December 31, 2018 to $4.7 million in the year ended December 31, 2019. The increase was primarily due to significant capital expenditures for machinery and equipment, computer software and computer hardware.

Interest Expense

Interest expense increased by $9.3 million from $0.3 million in the year ended December 31, 2018 to an expense of $9.5 million in the year ended December 31, 2019. The increase was primarily due to interest and discount amortization on the Convertible Notes issued in July 2019.

Other Income, Net

Other income, net increased by $0.6 million, or 392.2%, from $0.2 million of income, in the year ended December 31, 2018, to $0.8 million of income in the year ended December 31, 2019. The increase was primarily due to interest income on Canoo’s cash balances.

Non-GAAP Financial Measures

In addition to Canoo’s results determined in accordance with GAAP, Canoo believes the following non-GAAP measures are useful in evaluating its operational performance. Canoo uses the following non-GAAP measures to evaluate its ongoing operations and for internal planning and forecasting purposes. Canoo believes that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing its operating performance.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net loss before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for share-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of Canoo’s performance that is neither required by, nor presented in accordance with, GAAP. Canoo believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Canoo’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA Canoo may incur future expenses similar to those excluded when calculating these measures. In addition, Canoo’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Canoo’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Canoo compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate Canoo’s business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the nine months ended September 30, 2020 and 2019, respectively:

	Nine Months Ended September 30,
(in thousands)	2020	2019
Net loss	$(77,521)	$(139,694)
Interest expense	10,465	3,351
Gain on extinguishment of debt	(5,045)	—
Other expense, net	47	5
Depreciation and amortization	5,179	3,094
EBITDA	(66,875)	(133,244)
Adjustments:
Share-based compensation	1,059	1,443
Adjusted EBITDA	$(65,816)	$(131,801)

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the years ended December 31, 2019 and 2018, respectively:

	Year Ended December 31,
(in thousands)	2019	2018
Net loss	$(182,360)	$(76,208)
Interest expense	9,522	268
Other income, net	(822)	(167)
Depreciation and amortization	4,729	1,088
EBITDA	(168,931)	(75,019)
Adjustments:
Share-based compensation	1,873	827
Adjusted EBITDA	$(167,058)	$(74,192)

Liquidity and Capital Resources

Since inception, Canoo has financed its operations primarily from the private placements of Canoo Ordinary Shares and Canoo Preference Shares and the issuances of Convertible Notes. As of September 30, 2020, Canoo’s principal source of liquidity was its cash balance in the amount of $149.3 million.

In July and August 2020, Canoo issued $155.3 million aggregate principal amount of convertible notes at terms substantially the same as the Convertible Notes issued in March and April 2020.

As an early stage growth company in the pre-commercialization stage of development, the net losses Canoo has incurred since inception are consistent with Canoo’s strategy and budget. Canoo will continue to incur net losses in accordance with Canoo’s operating plan as Canoo continues to expand its research and development activities to complete the development of Canoo’s skateboard platform and EVs, establish its consumer subscription model and scale Canoo’s operations to meet anticipated demand. Canoo has suffered recurring losses from operations and has cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern.

Canoo’s ability to access capital when needed is not assured and, if capital is not available to Canoo when, and in the amounts needed, Canoo could be required to delay, scale back or abandon some or all of Canoo’s development programs and other operations, which could materially harm Canoo’s business, prospects, financial condition and operating results.

Canoo believes that its cash on hand following the consummation of the Business Combination, including the proceeds from the PIPE Financing, will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus and sufficient to fund its operations until it commences production of the Lifestyle Vehicle. Canoo may raise additional capital through secondary public offerings or debt financings. The amount and timing of Canoo’s future funding requirements, if any, will depend on many factors, including the pace and results of Canoo’s research and development efforts. Canoo may be unable to obtain any such additional financing on reasonable terms or at all.

Cash Flows Summary

Presented below is a summary of Canoo’s operating, investing and financing cash flows:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
(in thousands)	2020	2019	2019	2018
Net cash provided by (used in)
Operating activities	$(65,091)	$(127,762)	$(171,452)	$(67,207)
Investing activities	(1,209)	(18,245)	(22,144)	(9,492)
Financing activities	186,129	215,135	205,084	85,023
Net change in cash and cash equivalents	$119,829	$69,128	$11,488	$8,324

Cash Flows from Operating Activities

Canoo’s cash flows from operating activities are significantly affected by the growth of its business primarily related to research and development and selling, general, and administrative activities. Canoo’s operating cash flows are also affected by its working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities was $65.1 million for the nine months ended September 30, 2020. The cash used primarily related to Canoo’s net loss of $77.5 million, adjusted for certain non-cash expenses including $5.2 million related to depreciation and amortization, $2.6 million related to debt discount amortization and offset by an increase of $9.9 million in accrued liability, $3.2 million in prepaid and other current assets, and $1.1 million in accounts payable, partially offset by a decrease of $0.7 million in other assets and $0.3 million in other long-term liabilities.

Net cash used in operating activities was $127.8 million for the nine months ended September 30, 2019. The cash used primarily related to Canoo’s net loss of $139.7 million, adjusted for certain non-cash expenses including $3.1 million related to depreciation and amortization, $1.3 million related to debt discount amortization, $1.4 million related to share-based compensation and offset by an increase of $7.0 million in accrued liability, $4.6 million in prepaid and other current assets, and $2.0 million in accounts payable, partially offset by a decrease of $1.6 million in other assets and $0.3 million in other long-term liabilities.

Net cash used in operating activities was $171.5 million for the year ended December 31, 2019. The cash used primarily related to Canoo’s net loss of $182.4 million, adjusted for certain non-cash expenses including $4.7 million related to depreciation and amortization, $3.8 million related to debt discount amortization and $1.9 million related to share-based compensation and offset by an increase of $0.5 million in accrued liability and a decrease of $0.6 million in other assets, partially offset by an increase of $0.6 million in prepaid and other current assets, $0.4 million in accounts payable and $0.3 million in other long-term liabilities.

Net cash used in operating activities was $67.2 million for the year ended December 31, 2018. The cash used primarily related to Canoo’s net loss of $76.2 million, adjusted for certain non-cash expenses including $1.1 million related to depreciation and amortization and $0.8 million related to share-based compensation and offset by an increase of $6.2 million in accrued liability and $3.7 million in accounts payable, partially offset by an increase of $3.0 million in prepaid and other current assets, and $0.2 million in other long-term liabilities.

Cash Flows from Investing Activities

Canoo continues to experience negative cash flows from investing activities as it expands its business and continues to build its infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support Canoo’s growth.

Net cash used in investing activities was approximately $1.2 million for the nine months ended September 30, 2020, which was primarily consisting of purchases of machinery and equipment and software.

Net cash used in investing activities was $18.2 million for the nine months ended September 30, 2019, which was primarily consisting of purchases of machinery and equipment, computer hardware and software and leasehold improvements.

Net cash used in investing activities was $22.1 million for the year ended December 31, 2019, which was primarily consisting of purchases of machinery and equipment, computer hardware and software and leasehold improvements.

Net cash used in investing activities was $9.5 million for the year ended December 31, 2018, which was primarily consisting of purchases of machinery and equipment, computer hardware and computer software and leasehold improvements.

Cash Flows from Financing Activities

Net cash provided by financing activities was $186.1 million for the nine months ended September 30, 2020, which was primarily due to the issuance of Convertible Notes and proceeds from long-term debt.

Net cash provided by financing activities was $215.1 million for the nine months ended September 30, 2019, which was primarily due to the issuance of Convertible Notes and proceeds from issuance of Canoo Preference Shares.

Net cash provided by financing activities was $205.1 million for the year ended December 31, 2019, which was primarily due to the issuance of Convertible Notes and proceeds from issuance of Canoo Preference Shares.

Net cash provided by financing activities was $85.0 million for the year ended December 31, 2018, which was primarily due to the issuance of Canoo Ordinary Shares.

Contractual Obligations and Commitments

The following table summarizes Canoo’s contractual obligations and other commitments as of December 31, 2019 and September 30, 2020, and the years in which these obligations are due:

	Payments Due By Period
As of December 31, 2019 (in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating lease obligations	$23,558	$1,463	$3,060	$3,246	$15,789
Convertible Notes, including interest	125,453	—	125,453	—	—
Total	$149,011	$1,463	$128,513	$3,246	$15,789

	Payments Due By Period
As of September 30, 2020 (in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Operating lease obligations	$22,464	$1,496	$3,129	$3,319	$14,520
Long-term debt	7,384	—	3,606	3,778	—
Total	$29,848	$1,496	$6,735	$7,097	$14,520

In addition, Canoo enters into agreements in the normal course of business with vendors for research and development services and outsourced services, which are generally cancelable upon written notice after a certain period. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including noncancelable obligations of Canoo’s service providers, up to the date of cancellation. Accordingly, these payments are not included in the preceding table as the amount and timing of such payments are not known.

Off-Balance Sheet Arrangements

Since the date of its formation in 2017, Canoo has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Canoo’s financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Canoo’s estimates are based on its historical experience and on various other factors that Canoo believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. Canoo believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While Canoo’s significant accounting policies are described in the notes to its financial statements, Canoo believes that the following accounting policies require a greater degree of judgment and complexity and are the most critical to understanding its financial condition and historical and future results of operations:

Fair Value of Financial Instruments

Canoo may elect to report most financial instruments and certain other items at fair value with changes in fair value reported in earnings. The election is made upon the initial recognition of an eligible financial asset, financial liability or firm commitment or when certain specified reconsideration events occur. The fair value election may not otherwise be revoked once an election is made. The changes in fair value are recorded in current earnings.

Canoo has elected fair value accounting for its Convertible Notes. The primary reasons Canoo has elected the fair value option are to:

●	Reflect economic events in earnings on a timely basis; and

●	Address simplification and cost-benefit considerations (e.g., accounting for hybrid financial instruments at fair value in their entirety versus bifurcation of embedded derivatives).

Canoo applies the provisions of ASC 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Canoo uses the following hierarchy in measuring the fair value of Canoo’s assets and liabilities, focusing on the most observable inputs when available:

●	Level 1. Quoted prices in active markets for identical assets or liabilities.

●	Level 2. Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3. Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. For additional information regarding the methods and assumptions utilized by Canoo to assess the fair value of the Convertible Notes through August 16, 2010, please refer to Note 3 in the accompanying unaudited condensed consolidated financial statements of Canoo for the nine months ended September 30, 2020 included elsewhere in this proxy statement/prospectus.

Share-Based Compensation

Canoo accounts for share-based compensation awards granted to employees and directors based on the awards’ estimated grant date fair value. Canoo estimates the fair value of its share options using the Black-Scholes option-pricing model. For awards that vest solely based on continued service (“service-only vesting conditions”), the resulting fair value is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period, which is generally four years. Canoo recognizes the fair value of share options which contain performance conditions using the graded vesting method, when it is probable the performance condition will be met. Canoo accounts for forfeitures as they occur.

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make certain assumptions and judgments. These estimates involve inherent uncertainties and, if different assumptions had been used, share-based compensation expense could have been materially different from the amounts recorded. Changes in the assumptions made on (i) liquidity dates, (ii) volatility, (iii) discount rates and (iv) the risk-free rate can materially affect the estimate of fair value and ultimately how much share-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. For the nine months ended September 30, 2020 and 2019, total share-based compensation expense was $1.1 million and $1.5 million, respectively. For the years ended December 31, 2019 and December 31, 2018, total share-based compensation expense was $1.9 million and $0.8 million, respectively.

Income Taxes

The Cayman Islands does not subject corporations to corporate income taxes. Accordingly, Canoo has no income taxes for operations within the Cayman Islands. However, Canoo is subject to income tax in other jurisdictions in which it operates, including the United States. For U.S. income tax purposes, Canoo is taxed as a C-corporation.

Canoo recognizes deferred taxes for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. Canoo recorded a full valuation allowance against its deferred tax assets at December 31, 2019 and 2018. Based upon management’s assessment of all available evidence, Canoo has concluded that it is more likely than not that the net deferred tax assets will not be realized.

At December 31, 2019, Canoo had federal net operating loss carryforwards of approximately $112.1 million and state net operating loss carryforwards of $33.1 million that may be applied against future taxable income and expire in various years starting in 2036. Future utilization of the net operating loss carryforwards and tax-credit carryforwards may be subject to an annual limitation based on changes in ownership, as defined by Section 382 of the Internal Revenue Code.

For additional information on Canoo’s accounting policy on income taxes, see Note 2 — Summary of Significant Accounting Policies — Income Taxes and Note 11 — Income Taxes in the accompanying audited consolidated financial statements of Canoo included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

Hennessy Capital is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, New Canoo expects to remain an emerging growth company at least through the end of the 2020 fiscal year and New Canoo expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. New Canoo expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date New Canoo (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare New Canoo’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 2 of the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements of Canoo included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the years ended December 31, 2019 and 2018 and for the nine months ended September 30, 2020.

In addition, New Canoo intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, New Canoo intends to rely on such exemptions, New Canoo is not required to, among other things: (a) provide an auditor’s attestation report on Canoo’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

New Canoo will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of New Canoo’s first fiscal year following the fifth anniversary of Hennessy Capital’s IPO, (b) the last date of New Canoo’s fiscal year in which New Canoo has total annual gross revenue of at least $1.07 billion, (c) the date on which New Canoo is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which New Canoo has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by Canoo as of the specified effective date. Unless otherwise discussed, Canoo believes that the impact of recently issued standards that are not yet effective will not have a material impact on Canoo’s financial position or results of operations under adoption.

See Note 2 — Summary of Significant Accounting Policies — Recently Issued Accounting Pronouncements of the accompanying audited consolidated financial statements of Canoo and unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption and Canoo’s assessment, to the extent Canoo has made one, of their potential impact on Canoo’s financial condition and results of operations for the years ended December 31, 2019 and 2018 and for the period ended September 30, 2020.

Internal Control Over Financial Reporting

In connection with the audit of Canoo’s financial statements for the year ended December 31, 2019, Canoo management identified material weaknesses in Canoo’s internal controls. See the section titled “Risk Factors — Canoo has identified material weaknesses in its internal control over financial reporting. If New Canoo is unable to remediate these material weaknesses, or it if experiences additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in New Canoo and, as a result, the value of New Canoo Common Stock.”

Quantitative and Qualitative Disclosures about Market Risk

Canoo is exposed to a variety of market and other risks, including the effects of changes in interest rates and inflation, as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

Canoo holds cash and cash equivalents for working capital purposes. Canoo does not have material exposure to market risk with respect to investments, as any investments Canoo enters into are primarily highly liquid investments. As of September 30, 2020, Canoo had cash and cash equivalents of $149.3 million, consisting of operating and savings accounts which are not affected by changes in the general level of U.S. interest rates.

Inflation Risk

Canoo does not believe that inflation has had, or currently has, a material effect on its business.

Foreign Currency Risk

There was no material foreign currency risk for the years ended December 31, 2019 and 2018. Canoo’s activities to date have been limited and were conducted in the United States.

CERTAIN CANOO RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Promissory Note

In November 2018, Canoo issued an unsecured promissory note for $15.0 million to Champ Key Limited (“Champ Key”), one of Canoo’s 5% or greater shareholders, and Remarkable Views Consultants Ltd (“Remarkable Views”), one of Canoo’s 5% or greater shareholders. Interest on the unpaid balance of the promissory note accrued at a rate of the Libor Index Rate plus 8% per year, payable on the maturity date of the promissory note. In February 2019, Canoo repaid $5.0 million of the principal of the promissory note and $0.2 million of accrued interest. In November 2019, Canoo repaid the remaining principal balance of $10.0 million and the remaining $1.1 million of accrued interest.

Related Party Equity Financings

From December 2017 to May 2019, Canoo issued an aggregate of 3,395,975 Canoo Ordinary Shares and an aggregate of 46,868,117 Canoo Preference Shares to DD Global Holdings Ltd. (“DD Global”), one of Canoo’s 5% or greater shareholders, for an aggregate purchase price of $158,033,960, and an aggregate of 859,740 Canoo Ordinary Shares and an aggregate of 11,865,346 Canoo Preference Shares to Remarkable Views for an aggregate purchase price of $40,008,597.

Related Party Convertible Notes

In August 2019, Canoo issued $80.0 million aggregate principal amount of secured Convertible Notes to Champ Key and $20.0 million aggregate principal amount of secured Convertible Notes to Remarkable Views (collectively, the “$100M Notes”). The $100M Notes accrued simple interest at 12% per year. Unless earlier repaid, converted or extended by the investors, outstanding principal and unpaid accrued interest on the $100M Notes was due on February 28, 2021 and subsequently modified to September 23, 2021.

In March 2020, Canoo issued $10.0 million aggregate principal amount of secured Convertible Notes to Champ Key and $5.0 million aggregate principal amount of secured Convertible Notes to Inventive Power Limited, an entity affiliated with Michael Chiang, the father of Foster Chiang, one of Canoo’s director nominees (collectively, the “$15M Notes”). The $15M Notes accrued simple interest at 8% per year. Unless earlier repaid, converted or extended by the investors, outstanding principal and unpaid accrued interest on the $15M Notes were due on September 23, 2021.

From July 2020 to August 2020, Canoo issued $80.0 million aggregate principal amount of secured Convertible Notes to Remarkable Views and $35.0 million aggregate principal amount of unsecured Convertible Notes (collectively, the “$115M Notes”) to AFV Partners SPV-4 LLC (“AFV”), one of Canoo’s 5% or greater shareholders and an entity affiliated with Tony Aquila, one of New Canoo’s director nominees, who will serve as Executive Chairman of the New Canoo Board upon the consummation of the Business Combination. The $115M Notes accrued simple interest at 8% per year. Unless earlier repaid, converted or extended by the investors, outstanding principal and unpaid accrued interest on the $115M Notes are due on January 17, 2022, January 30, 2022, February 6, 2022 and July 14, 2021.

In August 2020, the $100M Notes, the $15M Notes and the $115M Notes were converted into 41,207,011 Canoo Preference Shares. No principal or interest was paid on the $100M Notes, the $15M Notes or the $115M Notes.

Related Party Lease

In February 2018, Canoo entered into a lease for an office facility in Torrance, California, with Remarkable Views, which lease was assigned to Remarkable Views Torrance, LLC, a wholly-owned subsidiary of Remarkable Views, on April 30, 2018. The lease term is 15 years, commencing on April 30, 2018. The lease had an initial monthly base rent of $116,080 and contains a 3% per annum escalation clause, which updates every twelve months. Canoo is also required to pay the property taxes on the facility. Lease expense related to this operating lease was $1.7 million and $1.2 million for the years ended December 31, 2019 and 2018 and $1.3 million for the nine months ended September 30, 2020 and 2019. During 2019 and 2018, Canoo made rent payments in the amount of $1.4 million and $0.9 million, and for the nine months ended September 30, 2020 and 2019, Canoo made rent payments in the amount of $1.1 million.

The lease contains the option to extend the term of the lease for two additional 60-month periods commencing when the prior term expires.

INFORMATION ABOUT HENNESSY CAPITAL

Overview

We are a blank check company incorporated on August 6, 2018 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. While we may pursue an acquisition opportunity in any business, industry, sector or geographical location, we are focusing on industries that complement our management team’s background, and to capitalize on the ability of our management team to identify and acquire a business, focusing on industrial, infrastructure solutions and value-added distribution sectors in the United States (which may include a business based in the United States which has operations or opportunities outside of the United States). Following our initial business combination, our objective will be to implement or support the acquired business’ growth and operating strategies.

On March 5, 2019, we consummated our IPO of 30,015,000 HCAC Units (which includes 3,915,000 HCAC Units sold pursuant to the underwriters exercising their over-allotment option on March 5, 2019), with each HCAC Unit consisting of one share of HCAC Class A Common Stock and three-quarters of one redeemable HCAC Warrant. Each whole HCAC Warrant entitles the holder to purchase one share of HCAC Class A Common Stock, at $11.50 per share. The HCAC Warrants will expire at 5:00 p.m., New York City time, five years after the completion of Hennessy Capital’s initial business combination, or earlier upon redemption or liquidation. The HCAC Units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $300,150,000.

Simultaneously with the consummation of our IPO, we consummated a private placement in which our Sponsor and Anchor Investor purchased an aggregate of 13,581,500 Private Placement Warrants at a price of $1.00 per warrant, generating total gross proceeds of $13,581,500.

In connection with the IPO, we incurred transaction costs of $8,686,000, consisting of $7,830,000 of the non-deferred portion of the IPO and underwriting commissions and approximately $856,000 of other IPO costs and expenses. A total of $303,151,500 from the net proceeds of the sale of the HCAC Units in the IPO and the private placement of Private Placement Warrants were placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee.

Initial Business Combination

Nasdaq rules require that we must complete one or more business combinations with target businesses having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors will make the determination as to the fair market value of our initial business combination. If our board of directors is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm that is a member of Financial Industry Regulatory Authority, Inc. (“FINRA”) or an independent accounting firm with respect to the satisfaction of such criteria.

Submission of Our initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public Stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus. See the section entitled “Special Meeting in Lieu of 2020 Annual Meeting of Hennessy Capital Stockholders — Redemption Rights”. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our Sponsor, officers and directors have agreed to vote any shares of HCAC Common Stock owned by them in favor of any proposed business combination, including their shares of HCAC Class B Common Stock and any Public Shares purchased after our IPO (including in open market and privately negotiated transactions). As a result, in addition to the shares of HCAC Common Stock held by our Sponsor, officers and directors, we would need only 12,021,775, or approximately 40.3%, of the 29,803,439 Public Shares currently outstanding shares to be voted in favor of an initial business combination (assuming all outstanding shares are voted) in order to have our initial business combination approved.

Effecting Our initial Business Combination

We are not presently engaged in, and we will not engage in, any operations until after the Business Combination. We intend to effect the Business Combination using cash held in our Trust Account and funds from the PIPE Financing.

Permitted Purchases of Our Securities

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Founders, advisors or their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. There is no limit on the number of shares our Founders, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions prior to completion of our initial business combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining stockholder approval of the initial business combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of Public Warrants could be to reduce the number Public Warrants outstanding or to vote such warrants on any matters submitted to the warrantholders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our shares of Class A common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates may identify the stockholders with whom our
Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against our initial business combination, whether or not such stockholder has already submitted a proxy with respect to our initial business combination. Our Sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption Rights for Public Stockholders upon Completion of the Business Combination

We will provide our Public Stockholders with the opportunity to redeem all or a portion of their shares of HCAC Class A Common Stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of October 27, 2020 is approximately $10.29 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their shares of HCAC Class B Common Stock and any Public Shares held by them in connection with the completion of the Business Combination.

Limitation on Redemption upon Completion of the Business Combination

Notwithstanding the foregoing, our Existing Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares.” Such restriction will also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed initial business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the shares sold in our IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in this offering without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

Redemption of Public Shares and Liquidation if No initial Business Combination

Our Existing Charter provides that we will have only until December 31, 2020 to complete our initial business combination. If we are unable to complete our initial business combination by December 31, 2020, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the HCAC Warrants, which will expire worthless if we fail to complete our initial business combination by December 31, 2020.

Our Sponsor, officers, directors and Anchor Investor have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any shares of HCAC Class B Common Stock held by them if we fail to complete our initial business combination by December 31, 2020. However, if our Sponsor, officers, directors or Anchor Investor acquires Public Shares after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination by December 31, 2020.

Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our Existing Charter (i) to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination by December 31, 2020 or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our Public Stockholders with the opportunity to redeem their shares of HCAC Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement (described above), we would not proceed with the amendment or the related redemption of our Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $355,000 of proceeds held outside the Trust Account (as of September 30, 2020), although there is no assurance that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.10. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Stockholders. There is no assurance that the actual per-share redemption amount received by stockholders will not be substantially less than $10.10. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, there is no assurance that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business (except our independent registered accounting firm) execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. Therefore, there is no assurance that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and there is no assurance that our Sponsor would be able to satisfy those obligations. Accordingly, there is no assurance that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per public share.

We will seek to reduce the possibility that our Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business (except our independent registered accounting firm) execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We have access to up to approximately $355,000 of the proceeds of our IPO held outside the Trust Account (as of September 30, 2020) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by December 31, 2020 may be considered a liquidating distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination by December 31, 2020, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by December 31, 2020, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following December 31, 2020 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment banker, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business (except our independent registered accounting firm) execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, there is no assurance that we will be able to return $10.10 per share to our Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against us for these reasons.

Our Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend any provisions of our Existing Charter (A) to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination by December 31, 2020 or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of our Public Shares if we are unable to complete our business combination by December 31, 2020, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our Existing Charter, like all provisions of our Existing Charter, may be amended with a stockholder vote.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 3415 N. Pines Way, Suite 204, Wilson, Wyoming 83014. The cost for this space is included in the $15,000 per-month aggregate fee our Sponsor charges us for general and administrative services. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We currently have three officers (including our President and Chief Operating Officer). These individuals are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary to our affairs and intend to continue doing so until we have completed our initial business combination. The amount of time they devote in any time period may vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in, but Mr. Hennessy devotes a substantial portion of his professional time to our affairs. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Directors and Executive Officers

The following table sets forth the name, age and position of each of our current directors and executive officers as of October 27, 2020.

Name	Age	Position
Daniel J. Hennessy	62	Chairman of the Board of Directors and Chief Executive Officer
Greg Ethridge	44	President and Chief Operating Officer and Director
Nicholas A. Petruska	34	Executive Vice President, Chief Financial Officer and Secretary
Bradley Bell	68	Director
Richard Burns	67	Director
Juan Carlos Mas	54	Director
Gretchen W. McClain	58	Director
James F. O’Neil III	62	Director
Peter K. Shea	69	Director

Daniel J. Hennessy, our Chairman and Chief Executive Officer since our formation, is also the Managing Member of Hennessy Capital LLC, an alternative investment firm he established in 2013 that focuses on sustainable industrial technology and infrastructure sectors. From September 2013 to February 2015, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), and previously served as a director from September 2013 to April 2019. From April 2015 to February 2017, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. II (“Hennessy II”), which merged with Daseke in February 2017 and is now known as Daseke, Inc. (NASDAQ: DSKE), and has served as Vice Chairman since February 2017. Since August 2018, Mr. Hennessy has served as a director of SIRVA Worldwide Relocation & Moving. From January 2017 to October 2018, Mr. Hennessy served as Chairman of the Board and Chief Executive Officer of Hennessy Capital Acquisition Corp. III (“Hennessy III”), which merged with NRC Group Holdings, LLC, a global provider of comprehensive environmental, compliance and waste management services, and is currently a wholly-owned subsidiary of US Ecology, Inc. (NASDAQ: ECOL) and served as a director from January 2017 to October 2019. From 1988 to 2016, Mr. Hennessy served as a Partner at Code Hennessy & Simmons LLC (n/k/a CHS Capital or “CHS”), a middle-market private equity investment firm he co-founded in 1988. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy is well qualified to serve as director due to his experience in private equity and public and private company board governance, as well as his background in finance and his experience with Hennessy I, Hennessy II and Hennessy III.

Greg Ethridge, our President, Chief Operating Officer and director as of the date hereof, has served as Chairman of Motorsports Aftermarket Group, a designer, manufacturer, marketer and distributor of aftermarket parts, apparel and accessories for the motorcycle and power sports industry since June 2019. He served as President of Matlin & Partners Acquisition Corporation from January 2017 to November 2018, at which time it merged with USWS Holdings LLC, a growth- and technology-oriented oilfield service company focused exclusively on hydraulic fracturing for oil and natural gas exploration and production companies and is now known as U.S. Well Services, Inc. (NASDAQ: USWS). He served as Senior Partner of MatlinPatterson Global Advisers LLC (“MatlinPatterson”)from 2009 to 2020 and prior to joining MatlinPatterson in 2009, Mr. Ethridge was a principal in the Recapitalization and Restructuring group at Gleacher and Company (f/k/a Broadpoint Capital, Inc.) where he moved his team from Imperial Capital LLC, from 2008 to 2009. In 2006, Mr. Ethridge was a founding member of the corporate finance advisory practice for Imperial Capital LLC in New York. From 2005 to 2006, Mr. Ethridge was a principal investor at Parallel Investment Partners LP (formerly part of Saunders, Karp and Megrue), executing recapitalizations, buyouts and growth equity investments for middle market companies. From 2001 to 2005, Mr. Ethridge was an associate in the Recapitalization and Restructuring Group at Jefferies and Company, Inc. where he executed corporate restructurings and leveraged finance transactions and was a crisis manager at Conway, Del Genio, Gries & Co. in New York from 2000 to 2001. Mr. Ethridge served a director of Palmetto Bluff Company, LLC, formerly a multi-asset class real estate developer known as Crescent Communities, LLC, a multi-class real estate developer, from 2010 to 2020. From 2009 until 2017, Mr. Ethridge served on the board of directors of FXI Holdings Inc., a foam and foam products manufacturer and served as its chairman from February 2012 until 2017. Mr. Ethridge has also served on the board of directors of Advantix Systems Ltd. and Advantix Systems, Inc., HVAC equipment manufacturers, from August 2013 until 2015 (for Advantix Systems, Inc.) and until 2018 (for Advantix Systems Ltd.). Mr. Ethridge holds a BBA and a Masters in Accounting from The University of Texas at Austin. Mr. Ethridge is well-qualified to serve as director due to his experience in the private equity and the special purpose acquisition company industries.

Nicholas A. Petruska, our Executive Vice President, Chief Financial Officer and Secretary since our formation, has served as the Vice President of Hennessy Capital LLC, the managing member of our Sponsor, since November 2013, in which position he advised Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD), in connection with its initial public offering in January 2014. In addition, he worked closely with Hennessy I’s CEO and COO on transaction origination and initial assessments of potential target companies and led the due diligence assessment and transaction execution for Hennessy 1’s business combination, which was consummated in February 2015. From April 2015 to February 2017, Mr. Petruska served as Chief Financial Officer of Hennessy II, which merged with Daseke in February 2017 and is now known as Daseke Inc. (NASDAQ: DSKE). From March 2017 to October 2018, Mr. Petruska served as Executive Vice President, Chief Financial Officer and Secretary of Hennessy III, which merged with NRC Group Holdings, LLC, a global provider of comprehensive environmental, compliance and waste management services, and is currently a wholly-owned subsidiary of US Ecology, Inc. (NASDAQ: ECOL). From July 2012 to July 2014, Mr. Petruska served as an associate at CHS Capital, a Chicago-based middle market private equity investment firm, where he evaluated leveraged buyouts and structured equity investments across multiple sectors and monitored certain portfolio companies of CHS. From January 2010 to July 2012, Mr. Petruska served as an investment banking analyst for Morgan Stanley (NYSE: MS) in the mergers and acquisitions and corporate finance groups with a focus on diversified industrials and consumer retail. He holds a B.S. degree, summa cum laude, from Miami University with majors in Finance and Decision Sciences.

Bradley Bell has served as a member of our board of directors and as the chairman of our audit committee since our initial public offering. From January 2014 to February 2015, Mr. Bell served as a director and chairman of the Audit Committee of Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD). From July 2015 to February 2017, Mr. Bell served as a director and chairman of the Audit Committee of Hennessy II, which merged with Daseke in February 2017 and is now known as Daseke, Inc. (NASDAQ: DSKE). From June 2017 to October 2018, Mr. Bell served as a director and chairman of the audit committee of Hennessy III, which merged with NRC Group Holdings, LLC, a global provider of comprehensive environmental, compliance and waste management services, and is currently a wholly-owned subsidiary of US Ecology, Inc. (NASDAQ: ECOL). Mr. Bell served as a director of MPM Holdings, Inc., a global manufacturer of silicones and quartz products, where he has been Non-Executive Chair from December 2014 to May 2019. Since July 2015, Mr. Bell has served as a director and Chairman of the Audit Committee of The Chemours Company LLC (NYSE: CC), a chemical solutions company. From 2001 through 2015, he served as a director of IDEX Corporation (NYSE: IEX), a global industrial company with key growth platforms in Fluid Metering Technology and Health & Science Technology segments, where he chaired the Nominating and Corporate Governance Committee and Audit Committee and served on the Compensation Committee. From December 2003 through July 2015, he served as a director of Compass Minerals Corporation (NYSE: CMP), an international mining company with operations in salt and specialty nutrients, where he chaired the Compensation Committee and Audit Committee and served on the Nominating and Corporate Governance Committee. From 2009 to 2015, he served as a director and Chairman of the Audit Committee of Coskata Company, a pre-revenue biomass startup with proprietary technology for the production of fuels and chemicals utilizing anaerobic microorganisms. From 2011 to 2014, Mr. Bell served as a director and chairman of the Audit Committee of Virent Corporation, a pre-revenue biochemical company with proprietary technology for producing plastics and other products from plant sugars. From November 2003 to December 2010, Mr. Bell served as Executive Vice President of Nalco Corporation, an industrial water treatment and energy services company. Mr. Bell has over 30 years combined experience as an executive in the technology and manufacturing industries, including positions at Rohm and Haas Company, Whirlpool Corporation and Bundy Corporation. Through his experience, Mr. Bell has developed financial expertise and experience in mergers and acquisitions, private equity and capital markets transactions. He has held directorships at publicly traded companies for over 25 years, during which he chaired governance, audit and compensation committees. Through his executive experience and board memberships, Mr. Bell has acquired training and experience in corporate governance and executive compensation. Mr. Bell received a B.S. in finance with high honors from the University of Illinois and a master of business administration degree with distinction from Harvard University. Mr. Bell is well qualified to serve as director due to his experience in public and private company governance and accounting, including his service on audit, nominating and corporate governance and compensation committees, including his experience with Hennessy I, Hennessy II and Hennessy III.

Richard Burns has served as a member of our board of directors since our initial public offering. From January 2014 to February 2015, Mr. Burns served as a director of Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD). From July 2015 to February 2017, Mr. Burns served as a director of Hennessy II, which merged with Daseke in February 2017 and is now known as Daseke, Inc. (NASDAQ: DSKE). From June 2017 to October 2018, Mr. Burns served as a director of Hennessy III, which merged with NRC Group Holdings, LLC, a global provider of comprehensive environmental, compliance and waste management services, and is currently a wholly-owned subsidiary of US Ecology, Inc. (NASDAQ: ECOL). From April 2008 to December 2018, he served as a Senior Advisor to McKinsey & Company, consulting with telecom service providers, suppliers and private equity investors. Mr. Burns also serves on the board of GeorgiasOwn Credit Union, a consumer retail financial services firm, since 2002. He served on the board of Unison Site Management, a cell site management firm, from March 2010 to June 2016. Mr. Burns has over 35 years of combined executive experience in telecommunications, including landline, broadband and wireless networks. He served as an officer of BellSouth from 2002 to 2006, holding a number of positions including Chief Integration Officer for Broadband Transformation, President of Bellsouth Broadband and Internet Services, and Chief Supply Chain Officer. He also served as an officer of AT&T from December 2006 to March 2008, as President of AT&T’s Wireless Network. Through his experience, Mr. Burns has developed expertise in operations, mergers, financial management and private equity investment. Through his executive experience and board service Mr. Burns has acquired both experience and training in corporate governance, executive compensation and finance. Mr. Burns received both his Bachelor and Master’s Degrees in Engineering from the University of Louisville, and an MBA from Vanderbilt University with Honors. Mr. Burns is well qualified to serve as a director due to his executive experience in large public companies, as well as his board experience in privately held firms and Hennessy I, Hennessy II and Hennessy III.

Juan Carlos Mas has served as a member of our board of directors since our initial public offering. Since April 2011, Mr. Mas serves as the chairman of The Mas Group, a company that invests in various industries including infrastructure development, real estate, construction equipment and healthcare. He has also served as chairman and founder of Synergy Rents, a construction equipment rental company, since April 2013. Mr. Mas is a member of the board of directors of CareCloud, a software and services company for the healthcare industry, and chairman of Cross Country Infrastructure Services, a supplier of materials, tools, parts and equipment for the oil and gas pipeline construction industry. From January 2002 to June 2007, Mr. Mas served as chairman and chief executive officer of Neff Corporation, a construction equipment rental company. From July 1990 to January 2002, Mr. Mas served in a variety of executive positions at MasTec, Inc. (NYSE: MTZ), including as President of MasTec International. Mr. Mas holds BBA and JD degrees from the University of Miami. Mr. Mas is well qualified to serve as a director due to his extensive experience as a founder, executive office and director of numerous industrial companies as well as his significant experience investing in industrial companies.

Gretchen W. McClain has served as a member of our board of directors since our initial public offering. Since June 2014, Ms. McClain has served as principal of G. W. Advisory Services, a consulting business providing leadership coaching and business advisory services to executives to help them grow their businesses and expand their leadership capabilities. Since July 2019, Ms. McClain has also served as an Operating Executive for The Carlyle Group Inc. (NASDAQ: CG). Ms. McClain was the founding President and Chief Executive Officer of Xylem, Inc. (NYSE: XYL) from October 2011 to September 2013. She joined Xylem as the founding CEO in 2011 when it was formed and taken public from a spinoff of the water business of ITT Corporation. She joined ITT Corporation in 2005 as the president of its residential and commercial water business and served as the senior vice president and president of its commercial businesses from 2008 to 2011. Ms. McClain has served in a number of senior executive positions at Honeywell Aerospace (formerly AlliedSignal), including vice president and general manager of the business, general aviation and helicopters electronics division, and vice president for engineering and technology, as well as for program management in Honeywell Aerospace’s engines, systems and services division. She also spent nine years with NASA and served as Deputy Associate Administrator for Space Development, where she played a pivotal role in the successful development and launch of the International Space Station Program as Chief Director of the Space Station and Deputy Director for Space Flight. She currently serves as a director of Ametek, Inc. (NYSE: AME), Booz Allen Hamilton Holding Corporation (NYSE: BAH), and J.M. Huber Corporation (a family-owned business), and previously served as a director of: Xylem from 2011 to 2013, Con-Way Inc. from June 2015 to October 2015, and Boart Longyear Limited (ASX: BLY) from November 2015 to August 2019. Ms. McClain holds a B.S. in Mechanical Engineering from the University of Utah. Ms. McClain is well qualified to serve as a director due to her extensive business, developmental, strategic and technical background from more than 25 years of global experience across multiple industries, including as CEO of a publicly traded industrial company and government agency leadership.

James F. O’Neil III has served as a member of our board of directors since our initial public offering. He has also served as Vice Chairman and Chief Executive Officer on CUI Global, Inc. (NASDAQ: CUI) since October 2019. Since June 2017, Mr. O’Neil has served as a director of Hennessy III, which merged with NRC Group Holdings, LLC, a global provider of comprehensive environmental, compliance and waste management services, and is currently a wholly-owned subsidiary of US Ecology, Inc. (NASDAQ: ECOL). He was a Partner of Western Commerce Group from April 2016 to March 2018. In October 2017, Mr. O’Neil formed Forefront Solutions, LLC, a consulting company to the energy infrastructure industry. Mr. O’Neil served as the Chief Executive Officer and President of Quanta Services, Inc. from May 2011 to March 2016 and from October 2008 to March 2016, respectively. He previously served as Chief Operating Officer of Quanta Services from October 2008 to 2011. Earlier, Mr. O’Neil served as a Senior Vice President of Quanta Services with responsibility for Operations Integration & Audit from December 2002 to October 2008. He served as a Vice President of Operations Integration at Quanta Services from August 1999 to December 2002. Mr. O’Neil joined Quanta in 1999 and, throughout his tenure at Quanta, was responsible for various initiatives, including: renewable energy strategy; commercial and industrial operations; internal audit; and merger and acquisition initiatives, including oversight of the acquisition and integration of InfraSource, its largest acquisition. From 1980 to 1999, Mr. O’Neil held various positions with Halliburton Company, a provider of products and services to the petroleum and energy industries, lastly as Director, Global Deepwater Development. Mr. O’Neil has been a Director of FirstEnergy Corp. since January 2017. He also served as a Director of Quanta Services, Inc. from May 2011 to March 2016. Mr. O’Neil holds a B.S. in Civil Engineering from Tulane University, New Orleans in 1980. Mr. O’Neil is well qualified to serve as a director due to his extensive experience in commercial and industrial operations and with mergers and acquisitions execution and integration and his experience with Hennessy III.

Peter K. Shea is a member of our board of directors as of the date hereof and serves as the chairman of our compensation committee. From January 2014 to February 2015, Mr. Shea served as a director and chairman of the Compensation Committee of Hennessy I, which merged with School Bus Holdings Inc. in February 2015 and is now known as Blue Bird Corporation (NASDAQ: BLBD). From July 2015 to February 2017, Mr. Shea served as a director and chairman of the Compensation Committee of Hennessy II, which merged with Daseke in February 2017 and is now known as Daseke, Inc. (NASDAQ: DSKE). From June 2017 to October 2018, Mr. Shea has served as a director and chairman of the compensation committee of Hennessy III, which merged with NRC Group Holdings, LLC, a global provider of comprehensive environmental, compliance and waste management services, and is currently a wholly-owned subsidiary of US Ecology, Inc. (NASDAQ: ECOL). Since January 2010, Mr. Shea has been a private equity advisor and an independent director for various companies. He has served as an operating partner of Snow Phipps Group, a private equity firm, since April 2013. He has been a director of Viskase Companies (OTCMKTS: VKSC), a supplier of cellulose and fibrous casings since October 2006, where he is currently chairman of the Audit Committee and previously served as chairman of the Compensation Committee. He has been a director of CVR Partners LP (NYSE: UAN), a nitrogen fertilizer producer, since May 2014 where he is currently Chairman of the Environmental, Health and Safety Committee and a member of the Audit Committee. Since September 2017, Mr. Shea has served as Chairman of Decopac Inc., a private B2B food processing supplier. Mr. Shea served as chairman of the board of directors of Voltari Corporation (NASDAQ: VLTC), a commercial real estate company, from September 2015 to July 2019. From May 2014 to March 2019, Mr. Shea served as Chairman of the Board of Directors of FeraDyne Outdoors LLC, a private company which manufactures hunting and fishing accessories. From November 2014 to March 2019, he served as Chairman of Teasedale Foods, a private company and a processor of Hispanic food products. Mr. Shea served as a Director of Trump Entertainment Resorts LLP from January 2016 to June 2017, where he was a member of the Audit Committee. From November 2011 to December 2016, Mr. Shea was an operating advisor for OMERS Private Equity. He served as a Director of Give and Go Prepared Foods, a food processor, from January 2012 until July 2016. He was a Director of CTI Foods, a processor of protein and soup products from May 2010 to July 2013. He previously served as a director of, Sitel Worldwide Corporation, a customer relationship marketing business, from October 2011 until September 2015. Mr. Shea has also served as a Director, Chairman, Executive Chairman, Chief Executive Officer, President or Managing Director of a variety of companies including Icahn Enterprises, H.J. Heinz Company Europe, John Morrell & Company, Specialty Meats Company, Grupo Polymer United Latin America, Roncadin GmbH, Premium Standard Farms, New Energy Company of Indiana and United Brands Company where he was Head of Global Corporate Development. He has an MBA from the University of Southern California and a BBA from Iona College. Mr. Shea is well qualified to serve as a director due to his experience in public and private company governance and private equity, including his service on numerous corporate boards and on audit and compensation committees, including his experience with Hennessy I, Hennessy II and Hennessy III.

Number and Terms of Office of Officers and Directors

Our board of directors consists of eight directors and is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Messrs. Shea, Burns and O’Neil, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Bell and McClain, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Hennessy, Ethridge and Mas, will expire at the third annual meeting of stockholders.

Our officers are appointed by HCAC Board and serve at the discretion of HCAC Board, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by HCAC Board.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Bell, Burns, Mas, O’Neil and Shea and Ms. McClain are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of our officers has received any cash compensation for services rendered to us. We have agreed to pay an affiliate of our Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. We pay Mr. Petruska, our Chief Financial Officer, $29,000 per month for his services prior to the consummation of our initial business combination, of which 40% is payable upon the successful completion of our initial business combination.

As compensation for his services rendered to Hennessy Capital prior to the Business Combination, Mr. Ethridge, our President and Chief Operating Officer, will receive a $500,000 cash payment upon the successful completion of our initial business combination. No other compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers and directors, or any affiliate of our Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from New Canoo. Any compensation to be paid to our officers will be determined, or recommended to HCAC Board for determination, by a compensation committee of our board of directors. For a discussion of our executive compensation arrangements after the Closing, please see the section entitled “Management After the Business Combination.”

After the Closing, provided that the Director Election Proposal is approved, Mr. Ethridge will continue to be a director of the Company. Additionally, some or all of our executive officers and directors may negotiate consulting arrangements to remain with us after the Business Combination. We do not believe that the ability of our management to remain with us after the consummation of the Business Combination was a determining factor in our decision to proceed with the Business Combination.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that is approved by our board of directors and has the composition and responsibilities described below.

Audit Committee

We have established an audit committee of HCAC Board. Messrs. Bell, Shea and Burns serve as members of our audit committee, and Mr. Bell chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Bell, Shea and Burns meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Bell qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement and oversight of the work of the independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of HCAC Board. Messrs. Bell, Burns and Shea serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Bell, Burns and Shea are independent and Mr. Shea chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our Sponsor of $15,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support, the payment to our Chief Financial Officer of $29,000 per month for his services for up to 18 months, of which 40% is payable upon the successful completion of our initial business combination, the payment to our President and Chief Operating Officer of a $500,000 fee upon the successful completion of our initial business combination and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by applicable law or stock exchange rules. In accordance with Rule 5605(e)(2) of the Nasdaq listing rules, a majority of the independent directors may recommend a director nominee for selection by the HCAC Board. The HCAC Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Bell, Burns, Shea, O’Neil, Mas and McClain. In accordance with Rule 5605(e)(1)(A) of the Nasdaq listing rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Prior to our initial business combination, the HCAC Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at an annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the HCAC Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the HCAC Board of Directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to the HCAC Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2019 there were no delinquent filers.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement filed in connection with our initial public offering. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Audit Fees

The following is a summary of fees paid or to be paid to WithumSmith+Brown, PC (“Withum”), for services rendered.

Audit Fees.    Audit fees consist of fees paid for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees billed by Withum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2019 and for the period from August 6, 2018 (inception) through December 31, 2018 totaled $30,000 and $91,835, respectively. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees.    Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Withum for consultations concerning financial accounting and reporting standards during the year ended December 31, 2019 and for the period from August 6, 2018 (inception) through December 31, 2019.

Tax Fees.    We did not pay Withum for tax planning and tax advice for the year ended December 31, 2019 and for the period from August 6, 2018 (inception) through December 31, 2018.

All Other Fees.    We did not pay Withum for other services for the year ended December 31, 2019 and for the period from August 6, 2018 (inception) through December 31, 2018.

Legal Proceedings

On October 2, 2020, Lester Chiang, a purported stockholder of Hennessy Capital, filed a lawsuit in the Supreme Court of the State of New York, County of New York, captioned Lester Chiang v. Hennessy Capital Acquisition Corp. IV, et al., against Hennessy Capital and the members of its board of directors (the “Chiang Complaint”). The Chiang Complaint asserts a breach of fiduciary duty claim against the individual defendants and an aiding and abetting claim against Hennessy Capital in connection with the proposed Business Combination. The Chiang Complaint alleges, among other things, that (i) defendants engaged in a flawed and unfair sales process and agreed to inadequate consideration in connection with the proposed Business Combination, and (ii) that our Registration Statement on Form S-4 filed with the SEC on September 18, 2020 in connection with the proposed Business Combination is materially misleading and incomplete. The Chiang Complaint seeks, among other things, to enjoin the proposed Business Combination, rescind the transaction or award rescissory damages to the extent it is consummated, and an award of attorneys’ fees and expenses. Defendants have not yet responded to the Chiang Complaint.

HENNESSY CAPITAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis included certain statements that are the forward-looking statements, including statements regarding industry outlook, Hennessy Capital’s financial position, business strategy, the plans and objectives of management for future operations, and our expectations regarding the performance of our business, which are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Information About Hennessy Capital” and Hennessy Capital’s consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “the Company” or “Hennessy Capital” refer to Hennessy Capital Acquisition Corp. IV.

Overview

We are a blank check company incorporated on August 6, 2018 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (an “initial Business Combination”). We intend to effectuate our Business Combination using cash from the proceeds of our IPO and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

Proposed Business Combination

On August 17, 2020, we entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Canoo, pursuant to which Business Combination will occur, ultimately resulting in Canoo becoming our wholly-owned subsidiary through the Mergers. The purchase price will be paid in shares of HCAC Common Stock with no cash component. At the Closing we will issue to the Canoo equity holders an aggregate of 175 million shares of HCAC Class A Common Stock and the contingent right to receive up to an aggregate of 15 million Earnout Shares (subject to, and contingent upon, achievement of the applicable share price thresholds discussed above under “The Merger Agreement and Plan of Reorganization — Conversion of Securities”.

Canoo is a mobility technology company with a mission to revolutionize the EV and future mobility market, leading a transformation in the way vehicles are designed, engineered and manufactured to capitalize on the true value proposition of an EV. Canoo has developed a breakthrough EV platform, or skateboard, purpose-built to be highly modular and to facilitate rapid development of multiple vehicle programs in both the commercial and consumer markets. Canoo’s unique skateboard architecture allows it to easily add different vehicle cabins, or top hats, on top of the skateboard, which significantly reduces the cost and development time for future vehicle models. Canoo’s skateboard platform uniquely positions Canoo to efficiently allocate capital to meet current and evolving demand and margin opportunities by allowing Canoo to quickly adjust volumes and add new product derivatives.

Canoo’s skateboard will serve as the foundation for Canoo’s future vehicle offerings: initially expected to be a series of Delivery Vehicles initially targeted at the last mile delivery market, and a Lifestyle Vehicle and Sport Vehicle designed for the urban consumer. With Canoo’s proprietary flat platform architecture, Canoo’s vehicles will be able to offer class-leading cargo and passenger volume on a small footprint. Canoo successfully designed, developed and produced a Beta prototype of its first vehicle within 19 months and with an investment of approximately $250 million. Since then, Canoo has grown its Beta fleet to 32 properties and 13 drivable prototypes incorporating the Canoo skateboard, while completing over 50 physical crash tests. Canoo has developed and continues to develop prototypes to explore demand in new markets and for new product opportunities.

Both Canoo’s Lifestyle Vehicle and its Sport Vehicle are initially intended to be made available to consumers via an innovative subscription business model. With a single monthly payment, customers will enjoy the benefits of an all-inclusive experience that, in addition to their own Canoo vehicle, also includes standard maintenance, warranty, registration and access to both insurance and vehicle charging. Canoo plans to utilize an asset-light, flexible manufacturing strategy by outsourcing its direct vehicle production operations to a world-class vehicle contract manufacturing partner for its initial vehicle programs. In doing so, Canoo will significantly reduce its up-front capital investment and eliminate the recurring fixed costs and overhead that would be required for Canoo to own and operate its own assembly facility.

The Closing is subject to certain conditions, including but not limited to the approval of our stockholders and Canoo’s shareholders of the Merger Agreement. The Merger Agreement may also be terminated by either party under certain circumstances, including upon notice after April 30, 2021. The parties have agreed to customary exclusivity obligations by either party for any reason. The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions contained in the Merger Agreement. For additional details about the Merger Agreement, refer to the section entitled “The Merger Agreement.”

The Business Combination also calls for additional agreements, including, among others, the Voting and Support Agreement, the Subscription Agreements, Sponsor Warrant Exchange Agreement, as described in the sections entitled “Certain Agreements Related to the Business Combination”.

We have entered into engagement letters or agreements with various consultants, advisors, professionals and others in connection with the Business Combination. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. We estimate that our total transaction costs for the Business Combination and the PIPE Financing will aggregate approximately $21 million (including the deferred underwriting commissions from our IPO). A substantial portion of these costs (including contingent or success fees and ongoing accrued transaction costs, but not the $10,179,000 in deferred underwriters’ commissions) will be charged to operations in the quarter that the Closing occurs. In most instances, these engagement letters and agreements specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Hennessy Capital will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Canoo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Canoo (i.e., a capital transaction involving the issuance of stock by Hennessy Capital for the stock of Canoo). Accordingly, the consolidated assets, liabilities and results of operations of Canoo will become the historical financial statements of New Canoo, and Hennessy Capital’s assets, liabilities and results of operations will be consolidated with Canoo beginning on the acquisition date.

At September 30, 2020, we had approximately $355,000 in cash outside of the Trust Account. We expect to incur significant costs in the pursuit of an initial Business Combination and we cannot assure you that our plans to complete an initial Business Combination will be successful.

Recent Developments — COVID-19

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic.” COVID-19 has resulted in a widespread health crisis that has adversely affected the economies and financial markets worldwide. The business of any potential target business with which we consummate a business combination (including Canoo) could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our ability to consummate a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, our ability to consummate a business combination, or the operations of a target business with which we ultimately consummate a business combination (including Canoo), may be materially adversely affected.

Results of Operations

For the period from August 6, 2018 (date of inception) through September 30, 2020 our activities consisted of formation and preparation for the IPO and, subsequent to completion of the IPO, identifying and completing a suitable business combination. As such, in 2019 we had no operations or significant operating expenses until after the completion of the IPO in March 2019.

Our normal operating costs since March 5, 2019 include costs associated with our search for an initial Business Combination (see below), costs associated with our governance and public reporting (see below), state franchise taxes of approximately $17,000 per month (see below), a charge of $15,000 per month from our Sponsor for administrative services and approximately $29,000 per month ($11,600 of which is deferred as to payment until closing of our initial Business Combination) for compensation to our Chief Financial Officer. Our costs in the three and nine months ended September 30, 2020 also include professional and consulting fees and travel associated with evaluating various initial Business Combination candidates, as well as the costs of our public reporting and other costs, subsequent to the IPO. As we are pursuing Business Combination, our costs are expected to increase significantly in connection with negotiating and executing a definitive agreement and related agreements as well as additional professional, due diligence and consulting fees and travel costs required in connection with the completion of the Business Combination. Costs associated with professional, due diligence and consulting fees related were approximately $2,577,000, $2,877,000, $2,056,000 and $2,154,000, respectively, for the three and nine months ended September 30, 2020 and 2019. Costs associated with our governance and public reporting have increased since the IPO and were approximately $75,000, $231,000, $85,000 and $212,000, respectively, for the three and nine months ended September 30, 2020 and 2019. In addition, since our operating costs are not expected to be deductible for U.S. federal income tax purposes, we are subject to U.S. federal income taxes on the interest income earned from the Trust Account less taxes. Such U.S. federal income taxes were approximately $(9,000), $369,000, $355,000 and $835,000, respectively, for the three and nine months ended September 30, 2020 and 2019. However, we are permitted to withdraw interest earned from the Trust Account for the payment of taxes and we withdrew approximately $502,000 and $887,000, respectively, of interest income from the Trust Account during the nine months ended September 30, 2020 and 2019 in order to pay taxes, including estimated taxes. Due to business conditions beginning in the quarter ended March 31, 2020, our interest income on permitted investments has declined very significantly with a resulting significant decline in interest income earned. We expect this condition to continue based on statements made by policy makers. As such, current interest income earnings will likely not be sufficient to pay ongoing franchise taxes which are paid from interest accrued on trust assets.

The IPO and the Private Placement closed on March 5, 2019 as more fully described in “Liquidity and Capital Resources” below. At that time, the proceeds in the Trust Account were initially invested in a money market fund that invested solely in direct U.S. government obligations meeting the applicable conditions of Rule 2a-7 of the Investment Company Act of 1940. In March 2019, the money market fund was largely liquidated and the trust assets were invested in U.S. government treasury bills which matured in September 2019 and yielded approximately 2.45% per year. In September 2019, the proceeds were invested in U.S. government treasury bills which matured in December 2019 and yielded approximately 1.77% per year. In December 2019, we reinvested the trust assets into U.S. government treasury bills, which yielded approximately 1.5%, that mature in June 2020. As a result of market conditions, in March 2020 we sold the U.S. government treasury bills and invested the trust assets in a money market fund that invests in U.S. Government Treasury securities. Interest earned on the Trust Account was approximately $8,000, $1,906,000, $1,744,000 and $4,130,000, respectively, for the three and nine months ended September 30, 2020 and 2019. However, as a result of market conditions occurring in connection with the COVID-19 pandemic, our expectations are that interest income on the funds in our Trust Account will be significantly less than that experienced in the first three months of the nine months ended September 30, 2020 when interest rates for most of that period were significantly higher than current interest rates.

Liquidity and Capital Resources

On March 5, 2019, we consummated the IPO of an aggregate of 30,015,000 Units at a price of $10.00 per unit generating gross proceeds of approximately $300,150,000 before underwriting discounts and expenses. Simultaneously with the consummation of the IPO, we consummated the Private Placement of 13,581,500 Private Placement Warrants, each exercisable to purchase one share of HCAC Class A Common Stock at $11.50 per share, to the Sponsor and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “Anchor Investor”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds, before expenses, of approximately $13,581,500.

The net proceeds from the IPO and Private Placement was approximately $305,056,000, net of the non-deferred portion of the underwriting commissions of $7,830,000 and offering costs and other expenses of approximately $856,000. $303,151,500 of the proceeds of the IPO and the Private Placement have been deposited in the Trust Account and are not available to us for operations (except amounts to pay taxes). At September 30, 2020 and December 31, 2019, we had approximately $355,000 and $1,124,000, respectively, of cash available outside of the Trust Account to fund our activities until we consummate an initial Business Combination.

Until the consummation of the IPO, Hennessy Capital’s only sources of liquidity were an initial purchase of shares of HCAC Class B Common Stock for $28,000 by the Sponsor and the Anchor Investor, and a total of $300,000 loaned by the Sponsor against the issuance of an unsecured promissory note (the “Note”). The Note was non-interest bearing and was paid in full on March 5, 2019 in connection with the closing of the IPO.

Although Hennessy Capital had negative working capital of approximately $4,655,000 and 1,107,000, respectively, at September 30, 2020 and December 31, 2019, Hennessy Capital’s largest creditors, representing approximately $4,795,000 and $2,075,000, respectively, of liabilities at September 30, 2020 and December 31, 2019, are professionals, consultants and advisors who continue to be owed money by Hennessy Capital but are expected to continue assisting Hennessy Capital with completing an initial Business Combination. As such, Hennessy Capital believes, but cannot provide any assurance, that the approximately $355,000 of cash at September 30, 2020 represents sufficient liquidity to fund Hennessy Capital’s operations until December 31, 2020, the date by which Hennessy Capital must complete an initial Business Combination.

After the amendment to the Existing Charter approved by Hennessy Capital’s stockholders at a special meeting of Hennessy Capital’s shareholders on August, 27, 2020 and filed with the State of Delaware the same day, Hennessy Capital has only until December 31, 2020 to complete an initial Business Combination. If Hennessy Capital does not complete an initial Business Combination by December 31, 2020, Hennessy Capital will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of HCAC Class A Common Stock for a pro rata portion of the Trust Account, including interest, but less taxes payable (and less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as reasonably possible following such redemption, dissolve and liquidate the balance of Hennessy Capital’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Founders have waived their redemption rights with respect to their shares of HCAC Class B Common Stock or any shares of HCAC Class A Common Stock acquired in or after the IPO.

This mandatory liquidation and subsequent dissolution raises substantial doubt about Hennessy Capital’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should Hennessy Capital be required to liquidate after December 31, 2020.

In the event of such liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the price per unit in the IPO.

We are relying on the cash in the Trust Account and the proceeds generated from the PIPE Financing to pay any transaction fees and expenses in connection with the Business Combination.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any agreements for non-financial assets.

Contractual obligations

At September 30, 2020, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. In connection with the IPO, we entered into an Administrative Support Agreement with Hennessy Capital LLC, an affiliate of our Sponsor, pursuant to which Hennessy Capital pays Hennessy Capital LLC $15,000 per month for office space, utilities and secretarial and administrative support.

In addition, commencing on March 1, 2019 (the date Hennessy Capital’s securities were first listed on the Nasdaq Capital Market), Hennessy Capital has agreed to compensate its Chief Financial Officer $29,000 per month prior to the consummation of the initial Business Combination, of which 60% is payable in cash currently and 40% in cash upon the successful completion of the initial Business Combination. Approximately $220,000 and $116,000, respectively, has been included in accrued liabilities for the deferred compensation of the Chief Financial Officer at September 30, 2020 and December 31, 2019. Further, as compensation for his services rendered to Hennessy Capital prior to the Business Combination, Hennessy Capital’s President and Chief Operating Officer will receive a $500,000 cash payment upon the successful completion of an initial Business Combination.

Upon completion of the initial Business Combination or Hennessy Capital’s liquidation, Hennessy Capital will cease paying or accruing these monthly fees.

Hennessy Capital has entered into and expects to enter into additional engagement letters or agreements with various consultants, advisors, professionals and others in connection with its Business Combination. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. Contingent or success fees (but not deferred underwriting compensation) would be charged to operations in the quarter that the Closing occurs. In most instances (except with respect to our independent registered public accounting firm), these engagement letters and agreements are expected to specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account.

Critical Accounting Policies

The preparation of Hennessy Capital’s financial statements and related disclosures in conformity with GAAP requires Hennessy Capital management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Hennessy Capital has identified the following as its critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Hennessy Capital has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Hennessy Capital, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Net Income (Loss) Per Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Hennessy Capital has not considered the effect of the warrants sold in the IPO and Private Placement (see Note 5 to the condensed consolidated financial statements) to purchase an aggregate of 36,092,750 shares of HCAC Class A Common Stock in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the period.

Hennessy Capital’s statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per share, basic and diluted, for shares of HCAC Class A Common Stock is calculated by dividing the interest income earned on the funds in the Trust Account, net of income tax expense and franchise tax expense, by the weighted-average number of shares of HCAC Class A Common Stock outstanding since their original issuance. Net income (loss) per common share, basic and diluted, for HCAC Class B Common Stock is calculated by dividing net income (loss) less income attributable to HCAC Class A Common Stock, by the weighted-average number of shares of HCAC Class B Common Stock outstanding for the period. Net income (loss) available to each class of common stockholders is as follows for the three and nine months ended September 30, 2020 and 2019:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income available to Class A common stockholders:
Interest income	$8,000	$1,744,000	$1,906,000	$4,130,000
Less: Income and franchise taxes	1,000	(405,000)	(519,000)	(952,000)
Net income attributable to Class A common stockholders	$9,000	$1,339,000	$1,387,000	$3,178,000

Net (loss) available to Class B common stockholders:
Net (loss) income	$(2,812,000)	$(941,000)	$(2,143,000)	$492,000
Less: amount attributable to Class A common stockholders	9,000	(1,339,000)	(1,387,000)	(3,178,000)
Net loss attributable to Class B common stockholders	$(2,821,000)	$(2,280,000)	$(3,530,000)	$(2,686,000)

Financial Instruments

The fair value of Hennessy Capital’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated financial statements of Hennessy Capital included elsewhere in this proxy statement/prospectus.

Public Offering Costs

Hennessy Capital complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A- “Expenses of Offering”. IPO costs of approximately $18,865,000 consist of underwriters’ discounts of approximately $18,009,000 (including approximately $10,179,000 of which payment is deferred) and approximately $856,000 of professional, printing, filing, regulatory and other costs associated with the Public Offering were charged to additional paid in capital upon completion of the IPO.

Income Taxes

Hennessy Capital follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the balance sheet carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Hennessy Capital’s currently taxable income consists of interest income on the Trust Account, net of taxes. Hennessy Capital’s general and administrative costs are generally considered start-up costs and are not currently deductible, and, beginning in the three months ended September 30, 2020, Business Combination costs, many of which may not be deductible for income tax purposes. During the three and nine months ended September 30, 2020 and 2019, Hennessy Capital recorded income tax (credit) expense of approximately $(9,000), $369,000, $355,000 and $835,000, respectively, primarily related to interest income earned on the Trust Account, net of taxes. Hennessy Capital’s effective tax rates for the three and nine months ended September 30, 2020 and 2019 were approximately (0.3)%, 21%, 61% and 63%, respectively, and differs from the expected income tax rate due to the start-up costs (discussed above and including Business Combination costs) which are not currently deductible and the Business Combination costs (also discussed above), many of which may not be deductible. At September 30, 2020 and December 31, 2019, Hennessy Capital had a deferred tax asset of approximately $1,375,000 and $640,000, respectively, primarily related to start-up and Business Combination costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 or December 31, 2019. Hennessy Capital recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2020 or December 31, 2019. Hennessy Capital is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. Hennessy Capital is subject to income tax examinations by major taxing authorities since inception.

Redeemable Common Stock

All of the remaining 29,803,439 shares of HCAC Class A Common Stock sold as part of a Unit in the IPO contain a redemption feature which allows for the redemption of public shares under Hennessy Capital’s liquidation or tender offer/stockholder approval provisions. In accordance with Financial Accounting Standards Board (“FASB”) ASC 480, redemption provisions not solely within the control of Hennessy Capital require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although Hennessy Capital did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001 upon the closing of a Business Combination.

Hennessy Capital recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by adjustments to additional paid-in capital. Accordingly, at September 30, 2020 and December 31, 2019, 28,389,295 and 28,817,019, respectively, of the 29,803,439 and 30,015,000, respectively, public shares were classified outside of permanent equity.

Recent Accounting Pronouncements

Hennessy Capital management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on Hennessy Capital’s financial statements.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds of the IPO and the sale of the Private Placement Warrants held in Trust Account are invested in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, Hennessy Capital believes there will be no associated material exposure to interest rate risk.

CERTAIN HENNESSY CAPITAL RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In August 2018, Hennessy Capital issued an aggregate of 7,187,500 shares of HCAC Class B Common Stock to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.003 per share. The number of shares of HCAC Class B Common Stock issued was determined based on the expectation that such shares of HCAC Class B Common Stock would represent 20% of the outstanding shares upon completion of the IPO. In October 2018, the Sponsor transferred 75,000 shares of HCAC Class B Common Stock to each of Messrs. Bell, Burns, Mas, McClain, O’Neil and Shea, Hennessy Capital’s independent directors, 300,000 to Mr. Petruska, Hennessy Capital’s Executive Vice President, Chief Financial Officer and Secretary, and 225,000 to Mr. Ethridge, Hennessy Capital’s President and Chief Operating Officer. In January 2019, the Sponsor forfeited 871,930 shares of HCAC Class B Common Stock and the Anchor Investor purchased 871,930 shares of HCAC Class B Common Stock for an aggregate purchase price of approximately $3,000, or approximately $0.003 per share. On February 28, 2019, Hennessy Capital effected a stock dividend of approximately 0.05 share of HCAC Class B Common Stock for each share of HCAC Class B Common Stock, resulting in the Founders and the Anchor Investor holding an aggregate of 7,503,750 shares of HCAC Class B Common Stock. Following the stock dividend, Hennessy Capital’s officers and directors retransferred an aggregate of 48,823 shares of HCAC Class B Common Stock to the Sponsor and the Anchor Investor waived its right to the stock dividend. The shares of HCAC Class B Common Stock (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

The Sponsor and the Anchor Investor have purchased, pursuant to written agreements, an aggregate of 13,581,500 Private Placement Warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the IPO. Among the Private Placement Warrants, 11,739,394 warrants were purchased by the Sponsor and 1,842,106 warrants were purchased by the Anchor Investor. As such, the Sponsor’s and the Anchor Investor’s interests in the Business Combination is valued at an aggregate of $13,581,500 in respect of their Private Placement Warrants. The Private Placement Warrants are identical to the Public Warrants, subject to limited exceptions. The Private Placement Warrants (including the HCAC Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

If any of Hennessy Capital’s officers or directors becomes aware of an initial Business Combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Hennessy Capital’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to Hennessy Capital.

The Anchor Investor purchased $32,500,000 of Public Units in the IPO. Further, the Anchor Investor has agreed with Hennessy Capital that, if it does not own at least 3,250,000 Public Shares, at the time of any stockholder vote with respect to our initial Business Combination or the business day immediately prior to the consummation of our initial Business Combination, it will transfer to the Sponsor a portion of the 871,930 shares of HCAC Class B Common Stock it purchased prior to the IPO on a pro rata basis, provided, however, that the Anchor Investor will not be obligated to transfer to the Sponsor any shares of HCAC Class B Common Stock to the extent that its remaining number of shares of HCAC Class B Common Stock would be less than 217,982. There can be no assurance what amount of equity the Anchor Investor will retain, if any, upon the consummation of the initial Business Combination.

Hennessy Capital has agreed to pay Hennessy Capital LLC, an affiliate of the Sponsor, a total of $15,000 per month for office space, utilities and secretarial and administrative support, pursuant to an Administrative Support Agreement entered into in connection with the IPO between Hennessy Capital and such affiliate of our Sponsor. Upon completion of our initial Business Combination or our liquidation, Hennessy Capital will cease paying these monthly fees.

Hennessy Capital will pay Mr. Petruska, its Chief Financial Officer, $29,000 per month for his services prior to the consummation of our initial Business Combination, of which 40% is payable upon the successful completion of our initial Business Combination. As compensation for his services rendered to Hennessy Capital prior to the Business Combination, Mr. Ethridge, its President and Chief Operating Officer, will receive a $500,000 cash payment from Hennessy Capital upon the successful completion of our initial Business Combination.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by Hennessy Capital to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial Business Combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Hennessy Capital’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or Hennessy Capital’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Hennessy Capital’s behalf.

In August 2018, the Sponsor agreed to loan to Hennessy Capital an aggregate of $300,000 by drawdowns of not less than $10,000 each against the issuance of an unsecured promissory note to cover expenses related to the IPO. The promissory note was non-interest bearing and payable on the earlier of March 31, 2019 or the completion of the IPO.

In September 2018, Hennessy Capital drew down $90,000 from the promissory note in order to fund expenses of the IPO. In January 2019, Hennessy Capital drew down an additional $75,000 from the promissory note in order to fund expenses of the IPO. On February 27, 2019, Hennessy Capital drew down on the remaining $135,000 of the promissory note leaving a balance on the promissory note at that date of $300,000. On March 5, 2019, the promissory note was repaid in full in connection with the closing of the IPO.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Hennessy Capital’s officers and directors may, but are not obligated to, loan Hennessy Capital funds as may be required. If Hennessy Capital completes our initial Business Combination, Hennessy Capital would repay such loaned amounts. In the event that our initial Business Combination does not close, Hennessy Capital may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by Hennessy Capital’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Hennessy Capital does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as Hennessy Capital does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

After our initial Business Combination, members of Hennessy Capital’s management team who remain with Hennessy Capital may be paid consulting, management or other fees from New Canoo with any and all amounts being fully disclosed to Hennessy Capital’s stockholders, to the extent then known, in the proxy solicitation materials furnished to Hennessy Capital’s stockholders. The amount of such compensation is not presently known, as it will be up to the directors of New Canoo to determine executive and director compensation.

Concurrently with the execution of the Merger Agreement and as part of the PIPE Financing, Hennessy Capital entered into a Subscription Agreement with (i) Hennessy Capital SPV II LLC, an entity controlled by Daniel J. Hennessy, the Chairman and CEO of Hennessy Capital, for the purchase of 500,000 PIPE Shares for an aggregate purchase price of $5.0 million, (ii) an entity controlled by the Anchor Investor for the purchase of 600,000 PIPE Shares for an aggregate purchase price of $6.0 million, and (iii) AFV Partners SPV-4 LLC, one of Canoo’s 5% or greater shareholders and an entity affiliated with Tony Aquila, one of New Canoo’s director nominees, who will serve as Executive Chairman of the New Canoo Board upon the consummation of the Business Combination, for the purchase of 3,500,000 PIPE Shares for an aggregate purchase price of $35.0 million, in each case on the same terms and conditions as the form of Subscription Agreement attached to this proxy statement/prospectus as Annex H. A detailed description of the Subscription Agreements entered into as part of the PIPE Financing is included under the section of this proxy statement/prospectus entitled “Certain Agreements Related To the Business Combination — Subscription Agreements.”

In connection with the IPO, Hennessy Capital entered into a registration rights agreement with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of HCAC Class A Common Stock issuable upon exercise of the foregoing and upon conversion of the shares of HCAC Class B Common Stock. At the Closing, the registration rights agreement will be amended and restated, which is described under the section of this proxy statement/prospectus entitled “Certain Agreements Related To the Business Combination — Amended and Restated Registration Rights Agreement.”

Related Party Policy

Hennessy Capital’s audit committee must review and approve any related person transaction it proposes to enter into. Hennessy Capital’s audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of Hennessy and its stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

●	whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

●	whether there are business reasons for us to enter into the transaction;

●	whether the transaction would impair the independence of an outside director; and

●	whether the transaction would present an improper conflict of interest for any director or executive officer.

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New Canoo will be managed by or under the direction of the New Canoo Board. The following table sets forth the name, age and position of each of the expected directors and executive officers of New Canoo upon consummation of the Business Combination as of October 27, 2020:

Name	Age	Position
Executive Officers
Ulrich Kranz	62	Chief Executive Officer, In Charge
Paul Balciunas	39	Chief Financial Officer, In Charge of Finance
Bill Strickland	48	In Charge of Vehicle Programs
Andrew Wolstan	36	General Counsel, Secretary In Charge of Legal & Government Affairs
Peter Savagian	59	Chief Technology Officer

Non-Employee Directors
Tony Aquila	56	Executive Chairman, Director
Foster Chiang	38	Director
Greg Ethridge	44	Director
Josette Sheeran(1)(2)(3)	66	Director
Thomas Dattilo(1)(2)(3)	69	Director
Rainer Schmueckle(1)(3)	60	Director

____________

(1)      Member of the New Canoo audit committee, effective upon the consummation of the Business Combination.

(2)      Member of the New Canoo compensation committee, effective upon the consummation of the Business Combination.

(3)      Member of the New Canoo nominating and corporate governance committee, effective upon the consummation of the Business Combination.

Executive Officers

Ulrich Kranz.    Upon consummation of the Business Combination, Mr. Kranz will serve as New Canoo’s Chief Executive Officer. Since September 2019, Mr. Kranz has served as In Charge (CEO) of Canoo. From December 2017 to August 2019, Mr. Kranz served as Canoo’s In Charge of Technology (CTO). From July 2017 to October 2017, Mr. Kranz served as Chief Technology Officer at Faraday&Future Inc., an electric vehicle manufacturer. From June 1986 to December 2016, Mr. Kranz served in various product and strategy leadership roles at BMW AG, a multinational luxury vehicle manufacturer. During his 30 year career at BMW, Mr. Kranz led the development of some of the carmaker’s most innovative vehicles and initiatives. In the mid-1990s, Mr. Kranz worked on product, research and development for the BMW Z3, a two-seat sports car that won numerous awards. In 1998, Mr. Kranz moved BMW into new terrain, leading development of the X5, BMW’s first SUV. Starting in 2002, Mr. Kranz then oversaw the revitalization of the iconic BMW MINI brand. For nearly a decade, Mr. Kranz led BMW’s electric vehicle division, “Project i,” developing electric cars designed to sustainably address the mobility needs of consumers in large urban markets. Mr. Kranz holds a Diplom-Ingenieur in Mechanical Engineering from the University of Bingen, Rhineland Palatinate, Germany.

Paul Balciunas.    Upon consummation of the Business Combination, Mr. Balciunas will serve as New Canoo’s Chief Financial Officer and In Charge of Finance. Since February 2020, Mr. Balciunas has served as In Charge of Finance & Corporate Development of Canoo. From December 2017 to February 2020, Mr. Balciunas served as Canoo’s In Charge of Corporate Strategy & Finance. From December 2015 to October 2017, Mr. Balciunas served as Director of Corporate Finance & Business Development at Faraday & Future Inc., an electric vehicle manufacturer. From October 2003 to February 2011 and July 2013 to August 2015, Mr. Balciunas served as Vice President, Global Automotive Investment Banking at Deutsche Bank AG, a multinational investment bank and financial services company. Mr. Balciunas holds a Bachelor of Science in Accounting from Mount Saint Mary’s College.

Bill Strickland.    Upon consummation of the Business Combination, Mr. Strickland will serve as New Canoo’s In Charge of Vehicle Programs. Since December 2017, Mr. Strickland has served as Canoo’s In Charge of Vehicle Programs. From September 2016 to November 2017, Mr. Strickland served as Vehicle Line Executive at Faraday&Future Inc., an electric vehicle manufacturer. From September 2003 to September 2016, Mr. Strickland served in various supervisory, program and engineering roles at Ford Motor Company, a multinational automaker. Mr. Strickland holds a Bachelor of Science and Master of Science in Mechanical Engineering from Auburn University and a Master of Business Administration from the University of Michigan’s Ross School of Business.

Andrew Wolstan.    Upon consummation of the Business Combination, Andrew Wolstan will serve as New Canoo’s General Counsel, Secretary and In Charge of Legal & Government Affairs. Mr. Wolstan has served as the General Counsel of Canoo since December 2017. From April 2016 to October 2017, Mr. Wolstan served as Senior Counsel at Faraday&Future Inc., an electric vehicle manufacturer. From October 2013 to April 2016, Mr. Wolstan served as a corporate associate at Munger, Tolles & Olson LLP, a law firm. From December 2010 to August 2013, Mr. Wolstan served as a mergers and acquisitions associate at Simpson Thacher & Bartlett LLP, a law firm. Mr. Wolstan holds a Bachelor of Science degree from Duke University in Economics and Public Policy and a Juris Doctor from Columbia Law School.

Peter Savagian.    Upon consummation of the Business Combination, Peter Savagian will serve as New Canoo’s Chief Technology Officer. From February 2019 to September 2020, Mr. Savagian served as Senior Vice President, Engineering at Ampaire, Inc., a zero-emissions aircraft manufacturer. From January 2019 to September 2020, Mr. Savagian served as Principal and Founder at Electrified Future, Inc., a company that advises on electric vehicle and related industries. From July 2016 to November 2018, Mr. Savagian served as Vice President and Senior Vice President of Product and Technology Development at Faraday&Future Inc., an electric vehicle manufacturer. From April 2002 to July 2016, Mr. Savagian served in various engineering and managerial roles at General Motors Company, a multinational vehicle manufacturer. Since October 2019 Mr. Savagian has served as Independent Director on the Board of ElectraMeccanica Vehicles, Inc., a publicly traded electric vehicle manufacturer. Since October 2018, Mr. Savagian has served as an advisor to Sibros Technologies, Inc, an automotive software and cloud services company. Since June 2015, Mr. Savagian has served as a Lecturer in Professional Development at the University of Wisconsin- Madison. Mr. Savagian holds a Bachelor of Science degree from the University of Wisconsin- Madison in Mechanical Engineering, a Master of Science degree from the University of Southern California in Operations Research Engineering, and a Master of Business Administration from Duke University, Fuqua School of Business.

Non-Employee Directors

Tony Aquila.    Upon consummation of the Business Combination, Mr. Aquila will serve as Executive Chairman of the New Canoo Board. In June 2019, Mr. Aquila founded AFV Partners, an affirmative low-leverage capital vehicle that invests in long-term mission critical software, data and technology businesses and serves as its Chairman and CEO since its founding. In 2005, Mr. Aquila founded Solera Holdings Inc., and led it as Chairman and CEO to a $1 billion initial public offering in 2007, and in the following years sourced and executed over 50 acquisitions significantly expanding Solera’s total addressable market. Mr. Aquila oversaw Solera’s $6.5 billion transaction from a public-to-private business in 2016. During his tenure, Mr. Aquila established Solera as a global technology company that provides software and data to global insurance companies, global OEMs and maintenance, repair and overhaul networks. Mr. Aquila currently serves as the Chairman for Aircraft Performance Group, LLC, a global provider of mission critical flight operations software, since January 2020, and RocketRoute Limited, global aviation services company, since March 2020 and APG Avionics LLC, an aviation data and software company for the general aviation market since September 2020. From November 2018 to July 2020, Mr. Aquila served as the Global Chairman of Sportradar Group, a sports data and content company.

Mr. Aquila is qualified to serve as Executive Chairman of the New Canoo Board based on his business experience as a founder, inventor, chief executive officer and director of a publicly-listed company and his investing experience.

Foster Chiang.    Upon the consummation of the Business Combination, Mr. Chiang will serve as a member of the New Canoo Board. Mr. Chiang has served as a director of Canoo since December 2017. From May 2016 to August 2020, Mr. Chiang served as the Vice Chairman of TPK Holding Co. Ltd., a leading touch solution provider listed on the Taiwan Stock Exchange (TWSE 3673), and as its Director of Business Strategy and Development from March 2013 to April 2016. Mr. Chiang has served as a director of TES Touch Embedded Solutions (Xiamen) Co., Ltd., a leading company in interactive monitor and computer industry, since March 2013, and as a member of the Board of Trustees of the Taft School, a private college-preparatory school, since September 2017. Mr. Chiang holds a Bachelor of Science in Economics — Finance and Accounting, a Bachelor of Science in International Studies, a Master of Arts in International Studies and a Master of Business Administration, all from The Wharton School of the University of Pennsylvania.

Mr. Chiang is qualified to serve on the New Canoo Board based on his business experience as a vice chairman of a publicly-listed company, his investing experience and his long-standing relationship with Canoo.

Greg Ethridge.    Upon the consummation of the Business Combination, Mr. Ethridge will serve as a member of the New Canoo Board. Since June 2019, Mr. Ethridge has served as Chairman of Motorsports Aftermarket Group, a designer, manufacturer, marketer and distributor of aftermarket parts, apparel and accessories for the motorcycle and power sports industry. He served as President of Matlin & Partners Acquisition Corporation from January 2017 to November 2018, at which time it merged with USWS Holdings LLC, a growth- and technology-oriented oilfield service company focused exclusively on hydraulic fracturing for oil and natural gas exploration and production companies and is now known as U.S. Well Services, Inc. (NASDAQ: USWS). He served as Senior Partner of MatlinPatterson Global Advisers LLC (“MatlinPatterson”) from 2009 to 2020 and prior to joining MatlinPatterson in 2009, Mr. Ethridge was a principal in the Recapitalization and Restructuring group at Gleacher and Company (f/k/a Broadpoint Capital, Inc.) where he moved his team from Imperial Capital LLC, from 2008 to 2009. In 2006, Mr. Ethridge was a founding member of the corporate finance advisory practice for Imperial Capital LLC in New York. From 2005 to 2006, Mr. Ethridge was a principal investor at Parallel Investment Partners LP (formerly part of Saunders, Karp and Megrue), executing recapitalizations, buyouts and growth equity investments for middle market companies. From 2001 to 2005, Mr. Ethridge was an associate in the Recapitalization and Restructuring Group at Jefferies and Company, Inc. where he executed corporate restructurings and leveraged finance transactions and was a crisis manager at Conway, Del Genio, Gries & Co. in New York from 2000 to 2001. Mr. Ethridge served a director of Palmetto Bluff Company, LLC, formerly a multi-asset class real estate developer known as Crescent Communities, LLC, a multi-class real estate developer, from 2010 to 2020. From 2009 until 2017, Mr. Ethridge served on the board of directors of FXI Holdings Inc., a foam and foam products manufacturer and served as its chairman from February 2012 until 2017. Mr. Ethridge has also served on the board of directors of Advantix Systems Ltd. and Advantix Systems, Inc., HVAC equipment manufacturers, from August 2013 until 2015 (for Advantix Systems, Inc.) and until 2018 (for Advantix Systems Ltd.). Mr. Ethridge holds a BBA and a Masters in Accounting from The University of Texas at Austin.

Mr. Ethridge is qualified to serve on the New Canoo Board due to his experience in private equity, as well as his financial and capital markets expertise.

Josette Sheeran.    Upon the consummation of the Business Combination, Ms. Sheeran will serve as a member of the New Canoo Board. Since June 2013, Ms. Sheeran has served as the President and CEO of the Asia Society, a global non-profit focused on policy, sustainability, conflict resolution, culture, and education. Since July 2017, Ms. Sheeran has served as the United Nations Special Envoy for Haiti. From April 2012 to June 2013, Ms. Sheeran served as the Vice Chair of the World Economic Forum, an NGO. Ms. Sheeran has served as a director of Capital Group, a financial services company, since December 2016, and as a director of Vestergaard Frandsen Inc., a manufacturer of public health products, since March 2019. Ms. Sheeran holds a Bachelor of Arts in Journalism and Communications from the University of Colorado at Boulder, and honorary doctorates from each of the University of Colorado, Michigan State University, and John Cabot University.

Ms. Sheeran is qualified to serve on the New Canoo Board based on her experience in the public sector and knowledge of international relations, and her business experience as the director of a large financial services company.

Thomas Dattilo.    Upon the consummation of the Business Combination, Mr. Dattilo will serve as a member of the New Canoo Board. Previously, Mr. Dattilo served as Chairman and Senior Advisor at Portfolio Group, a privately-held provider of outsourced financial services to automobile dealerships specializing in aftermarket extended warranty and vehicle service contract programs. Since 2001, Mr. Dattilo has served as a director of L3 Harris Technologies, Inc. (NYSE: LHX) or a predecessor company of L3 Harris Technologies, Inc., a technology company, defense contractor and information technology services provider and served as the Chairman of Harris Corporation, a predecessor company of L3 Harris Technologies, Inc. from 2012 to 2014. Since 2010, Mr. Dattilo has served as a director of Haworth Inc., a privately held, family-owned office furniture manufacturer. From 2000 to 2006, Mr. Dattilo served as Chairman, President and Chief Executive Officer at Cooper Tire & Rubber Company, which specializes in the design, manufacture and sale of passenger car and truck tires.

Mr. Dattilo is qualified to serve on the New Canoo Board based on his experience as a director to private and public companies and his experience in the automotive industry.

Rainer Schmueckle.    Upon the consummation of the Business Combination, Mr. Schmueckle will serve as a member of the New Canoo Board. Since February 2020, Mr. Schmueckle has served as chairman of the board of directors at STIGA S.p.A, a manufacturer and distributor of garden equipment; since August 2020 as a member of the supervisory board of ACPS GmbH, a supplier to the automotive industry; between March 2019 and November 2020 as member of the supervisory board of MAN Truck & Bus SE, a provider of commercial vehicles and transport solutions around the world; since February 2017, as a member of the board of directors of Kunstoff Schwanden AG, a company supplying components for plastic injection moulding; since April 2011, as vice chairman of the board of directors of Autoneum Holding AG (SIX Swiss Exchange: AUTN), a publicly-traded company that is a leader in acoustic and thermal management for vehicles; and, since April 2011, as a member of the board of directors of Dometic Group (STO: DOM), a publicly-traded company focusing on branded solutions for mobile living.

From November 2014 to June 2015 Mr. Schmueckle served as the Chief Executive Officer at MAG IAS, a multinational tool company. Prior to his time at MAG IAS, Mr. Schmueckle served as the President of Seating Components and Chief Operating Officer of Automotive Seating at Johnson Controls International plc (“Johnson Controls”) (NYSE: JCI), a publicly-traded multinational company that provides security equipment for buildings from November 2011 to October 2014. Before joining Johnson Controls, Mr. Schmueckle served as the Chief Operating Officer of the Mercedes Car Group at Daimler AG (FWB: DAI), a publicly-traded multinational automotive company from May 2005 to January 2010. Before that Mr.Schmueckle served as Chief Executive Officer of Freightliner Inc, the leading heavy-truck manufacturer in North America from May 2001 to May 2005. Mr. Schmueckle holds a graduate degree in industrial engineering from University Fredericiana of Karlsruhe, Germany.

Mr. Schmueckle is qualified to serve on the New Canoo Board based on his experience as a director to private and public companies, knowledge of the automotive industry, management experience and educational background.

Board Composition

New Canoo’s business and affairs will be organized under the direction of the New Canoo Board. We anticipate that the New Canoo Board will consist of six members upon the consummation of the Business Combination. Tony Aquila will serve as Chairman of the New Canoo Board. The primary responsibilities of the New Canoo Board will be to provide oversight, strategic guidance, counseling and direction to New Canoo’s management. The New Canoo Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Charter, which will be effective upon the consummation of the Business Combination, the New Canoo Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to Proposal No. 6 — The Election of Directors Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The New Canoo Board will be divided into the following classes:

●	Class I, which Canoo and Hennessy Capital anticipates will consist of Foster Chiang and Greg Ethridge, whose terms will expire at New Canoo’s first annual meeting of stockholders to be held after the completion of this offering;

●	Class II, which Canoo and Hennessy Capital anticipates will consist of Thomas Dattilo and Rainer Schmueckle, whose terms will expire at New Canoo’s second annual meeting of stockholders to be held after the completion of this offering; and

●	Class III, which Canoo and Hennessy Capital anticipates will consist of Josette Sheeran and Tony Aquila, whose terms will expire at New Canoo’s third annual meeting of stockholders to be held after the completion of this offering.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the New Canoo Board may have the effect of delaying or preventing changes in New Canoo’s control or management. New Canoo’s directors may be removed for cause by the affirmative vote of the holders of at least a majority of New Canoo’s voting stock.

Director Independence

Upon the consummation of the Business Combination, the New Canoo Board is expected to determine that each the directors on the New Canoo Board other than Greg Ethridge and Tony Aquila will qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and the New Canoo Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New Canoo will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of the New Canoo Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the New Canoo Board will be informed oversight of New Canoo’s risk management process. The New Canoo Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New Canoo Board as a whole, as well as through various standing committees of the New Canoo Board that address risks inherent in their respective areas of oversight. In particular, the New Canoo Board will be responsible for monitoring and assessing strategic risk exposure and New Canoo’s audit committee will have the responsibility to consider and discuss New Canoo’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New Canoo’s compensation committee will also assess and monitor whether New Canoo’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, the New Canoo Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The New Canoo Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. New Canoo intends to comply with future requirements to the extent they will be applicable to New Canoo. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New Canoo’s website.

Audit Committee

New Canoo’s audit committee will consist of Rainer Schmueckle, Thomas Dattilo and Josette Sheeran. The New Canoo Board has determined that each of the members of the audit committee will satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the New Canoo Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Rainer Schmueckle will serve as the chair of the audit committee. The New Canoo Board determined that Rainer Schmueckle qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the New Canoo Board considered Rainer Schmueckle’s formal education and previous experience in financial roles. Both New Canoo’s independent registered public accounting firm and management periodically will meet privately with New Canoo’s audit committee.

The functions of this committee will include, among other things:

●	evaluating the performance, independence and qualifications of New Canoo’s independent auditors and determining whether to retain New Canoo’s existing independent auditors or engage new independent auditors;

●	reviewing New Canoo’s financial reporting processes and disclosure controls;

●	reviewing and approving the engagement of New Canoo’s independent auditors to perform audit services and any permissible non-audit services;

●	reviewing the adequacy and effectiveness of New Canoo’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of New Canoo’s internal audit function;

●	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by New Canoo;

●	obtaining and reviewing at least annually a report by New Canoo’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

●	monitoring the rotation of partners of New Canoo’s independent auditors on New Canoo’s engagement team as required by law;

●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of New Canoo’s independent auditor;

●	reviewing New Canoo’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with New Canoo’s independent auditors and management;

●	reviewing with New Canoo’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of New Canoo’s financial controls and critical accounting policies;

●	reviewing with management and New Canoo’s auditors any earnings announcements and other public announcements regarding material developments;

●	establishing procedures for the receipt, retention and treatment of complaints received by New Canoo regarding financial controls, accounting, auditing or other matters;

●	preparing the report that the SEC requires in New Canoo’s annual proxy statement;

●	reviewing and providing oversight of any related party transactions in accordance with New Canoo’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including New Canoo’s code of ethics;

●	reviewing New Canoo’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

●	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. New Canoo will to comply with future requirements to the extent they become applicable to New Canoo.

Compensation Committee

New Canoo’s compensation committee will consist of Thomas Dattilo and Josette Sheeran. Thomas Dattilo will serve as the chair of the compensation committee. The New Canoo Board has determined that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the committee will include, among other things:

●	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

●	reviewing and approving the compensation and other terms of employment of New Canoo’s executive officers;

●	reviewing and approving performance goals and objectives relevant to the compensation of New Canoo’s executive officers and assessing their performance against these goals and objectives;

●	making recommendations to the New Canoo Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the New Canoo Board;

●	reviewing and making recommendations to the New Canoo Board regarding the type and amount of compensation to be paid or awarded to New Canoo non-employee board members;

●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

●	administering New Canoo’s equity incentive plans, to the extent such authority is delegated by the New Canoo Board;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for New Canoo’s executive officers;

●	reviewing with management New Canoo’s disclosures under the caption “Compensation Discussion and Analysis” in New Canoo’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

●	preparing an annual report on executive compensation that the SEC requires in New Canoo’s annual proxy statement; and

●	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the New Canoo Board.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. New Canoo will comply with future requirements to the extent they become applicable to New Canoo.

Nominating and Corporate Governance Committee

New Canoo’s nominating and corporate governance committee will consist of Thomas Dattilo, Josette Sheeran and Rainer Schmueckle. Thomas Dattilo will serve as the chair of the nominating and corporate governance committee. The New Canoo Board has determined that each of the members of New Canoo’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq. The functions of this committee include, among other things:

●	identifying, reviewing and making recommendations of candidates to serve on the New Canoo Board;

●	evaluating the performance of the New Canoo Board, committees of the New Canoo Board and individual directors and determining whether continued service on the New Canoo Board is appropriate;

●	evaluating nominations by stockholders of candidates for election to the New Canoo Board;

●	evaluating the current size, composition and organization of the New Canoo Board and its committees and making recommendations to the New Canoo Board for approvals;

●	developing a set of corporate governance policies and principles and recommending to the New Canoo Board any changes to such policies and principles;

●	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the New Canoo Board current and emerging corporate governance trends; and

●	reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the New Canoo Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. New Canoo will comply with future requirements to the extent they become applicable to New Canoo.

Compensation Committee Interlocks and Insider Participation

None of the intended members of New Canoo’s compensation committee has ever been an executive officer or employee of New Canoo. None of New Canoo’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Canoo Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, eliminates New Canoo’s directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of New Canoo’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Proposed Charter requires New Canoo to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. New Canoo plans to maintain a directors’ and officers’ insurance policy pursuant to which New Canoo’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, New Canoo will enter into separate indemnification agreements with New Canoo’s directors and officers. These agreements, among other things, require New Canoo to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of New Canoo’s directors or officers or any other company or enterprise to which the person provides services at New Canoo’s request.

We believe these provisions in the Proposed Charter are necessary to attract and retain qualified persons as directors and officers.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

The New Canoo Board will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of New Canoo’s employees, executive officers and directors. The Code of Conduct will be available on New Canoo’s website at www.canoo.com. Information contained on or accessible through New Canoo’s website is not a part of this proxy statement, and the inclusion of New Canoo’s website address in this proxy statement/prospectus is an inactive textual reference only. The nominating and corporate governance committee of the New Canoo Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. New Canoo expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website.

Non-Employee Director Compensation

The New Canoo Board expects to review director compensation periodically to ensure that director compensation remains competitive such that New Canoo is able to recruit and retain qualified directors. Following the consummation of the Business Combination, Canoo intends to develop a board of directors’ compensation program that is designed to align compensation with New Canoo’s business objectives and the creation of stockholder value, while enabling New Canoo to attract, retain, incentivize and reward directors who contribute to the long-term success of New Canoo.

DESCRIPTION OF HENNESSY CAPITAL’S SECURITIES

The following summary of the material terms of Hennessy Capital’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Proposed Charter. We urge you to read our proposed certificate in its entirety for a complete description of the rights and preferences of Hennessy Capital’s securities following the Business Combination. The proposed certificate is described in “Proposal Nos. 2 – 5 — The Charter Proposals” and the full text of the proposed certificate is attached as Annex B to this proxy statement/prospectus.

Authorized and Outstanding Stock

The proposed certificate authorizes the issuance of 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of HCAC Class A Common Stock are, and the shares of HCAC Class A Common Stock issued in the Business Combination will be duly authorized, validly issued, fully paid and non-assessable. Following the consummation of the Business Combination, all outstanding shares of HCAC Class A Common Stock will be reclassified as shares of New Canoo Common Stock on a one-to-one basis. There will be no outstanding shares of HCAC Class B Common Stock following the Business Combination as the outstanding HCAC Class B Common Stock will be converted into shares of HCAC Class A Common Stock in connection with the Business Combination. As of the record date for the special meeting, there were 37,307,189 shares of HCAC Common Stock and no shares of preferred stock of Hennessy Capital outstanding.

New Canoo Common Stock Following the Business Combination

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of New Canoo Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of New Canoo Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to HCAC Class A Common Stock.

Election of Directors

Our board of directors will remain divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to Proposal No. 6 — The Election of Directors Proposal, Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

HCAC Class A Common Stock Prior to the Business Combination

We are providing the holders of HCAC Class A Common Stock with the opportunity to redeem their shares of HCAC Class A Common Stock upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of taxes payable, divided by the number of then outstanding Public Shares, subject to the limitations described herein. All of the Founders, including the Sponsor, have agreed to waive their redemption rights with respect to the HCAC Class B Common Stock and have agreed to waive their redemption rights with respect to any Public Shares that they may have acquired during or after our IPO in connection with the completion of our Business Combination.

We will consummate the Business Combination only if a majority of the outstanding shares of HCAC Class A Common Stock voted at the special meeting in person online or by proxy is voted in favor of the Business Combination Proposal and the other conditions under the Merger Agreement to the parties’ obligations to close, as described above under “The Business Combination Proposal — The Merger Agreement and Plan of Reorganization — Conditions to Closing; Termination — Conditions to Closing,” are satisfied or, where permitted, waived. However, the participation of the Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if holders who currently own a majority of the outstanding Public Shares indicate their intention to vote, against the Business Combination.

Our Founders have agreed to vote any shares of HCAC Common Stock owned by them in favor of the Business Combination. Public stockholders may elect to redeem their Public Shares without voting on the Business Combination Proposal and irrespective of whether they vote for or against the Business Combination.

Pursuant to our Existing Charter, as amended at the special meeting of shareholders on August 27, 2020 called for the purpose of extending the deadline to complete an initial Business Combination, if we are unable to complete our initial Business Combination by December 31, 2020 or obtain the approval of our stockholders to further extend the deadline for us to consummate an initial Business Combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per share price which is payable in cash and equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable by us and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Founders have entered into a letter agreement with us, pursuant to which they have agreed to (1) waive their redemption rights with respect to any HCAC Common Stock held by them in connection with the completion of our initial Business Combination or any amendment to the provisions of our Existing Charter relating to our pre-initial Business Combination activity and related stockholders’ rights and (2) waive their rights to liquidating distributions from the Trust Account with respect to their shares of HCAC Class B Common Stock if we fail to complete our initial Business Combination within the prescribed timeframe (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold).

There are no sinking fund provisions applicable to HCAC Common Stock, except that we will provide our holders of Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account ((which interest will be net of taxes payable by us and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, subject to the limitations described herein.

In the event of a liquidation, dissolution or winding up of Hennessy Capital after the initial Business Combination, our holder of HCAC Class A Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Shares of HCAC Class A Common Stock provide for no preemptive or other subscription rights.

HCAC Class B Common Stock Prior to the Business Combination

The shares of HCAC Class B Common Stock are identical to the shares of HCAC Class A Common Stock included in the units sold in our IPO, and holders of these shares have the same stockholder rights as Public Stockholders, except that (i) the shares of HCAC Class B Common Stock are subject to certain transfer restrictions, as described in more detail below, and (ii) our Founders have entered into letter agreements with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their shares of HCAC Class B Common Stock and Public Shares in connection with the completion of our initial Business Combination and (B) to waive their rights to liquidating distributions from the Trust Account with respect to their shares of HCAC Class B Common Stock if we fail to complete our initial Business Combination by December 31, 2020 (subject to the requirements of law), although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial Business Combination within such time period. Our Founders have agreed to vote their shares of HCAC Class B Common Stock and any Public Shares purchased during, or after, our IPO in favor of the Business Combination.

With certain limited exceptions, the shares of HCAC Class B Common Stock are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, or by private sales or transfers made in connection with the consummation of our initial Business Combination at prices no greater than the price at which such shares of HCAC Class B Common Stock were originally purchased, provided that, in each case, the permitted transferee enters into a written agreement agreeing to be bound by the same transfer restrictions) until the earlier of one year after the completion of our initial Business Combination or earlier if, (x) subsequent to our initial Business Combination, the last sale price of the shares of HCAC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial Business Combination, or (y) the date following the completion of our initial Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of HCAC Common Stock for cash, securities or other property.

The holders of shares of HCAC Class B Common Stock have also agreed (A) to vote any shares owned by them in favor of any proposed initial Business Combination and (B) not to redeem any shares in connection with a stockholder vote to approve a proposed initial Business Combination.

Preferred Stock

Our Existing Charter provides, and the Proposed Charter will provide, that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Hennessy Capital or the removal of existing management.

Hennessy Capital has no preferred stock outstanding at the date hereof, and will have no preferred stock outstanding immediately after the Closing.

Redeemable Warrants

Public Stockholders’ Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of our HCAC Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of our initial Business Combination. The Public Warrants will expire five years after the completion of our initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. No fractional warrants will be issued upon separation of the units and only whole Public Warrants will trade. Accordingly, unless a holder purchases a multiple of four units, the number of warrants issuable to such holder upon separation of the units will be rounded down to the nearest whole number of Public Warrants.

We will not be obligated to deliver any shares of HCAC Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of HCAC Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of HCAC Class A Common Stock upon exercise of a Public Warrant unless HCAC Class A Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of HCAC Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of HCAC Class A Common Stock issuable upon exercise of the Public Warrants and thereafter will use our best efforts to cause the same to become effective within 60 business days following our initial Business Combination and to maintain a current prospectus relating to the Class A common stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of HCAC Class A Common Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of our initial Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the HCAC Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of our initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

●	if, and only if, the reported last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the Public Warrants were offered by us in this offering.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrantholder will be entitled to exercise its Public Warrants prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of HCAC Class A Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of HCAC Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of HCAC Class A Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the HCAC Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after our initial Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor, our anchor investor and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrants may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrants, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of HCAC Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of HCAC Class A Common Stock is increased by a stock dividend payable in shares of HCAC Class A Common Stock, or by a split-up of shares of HCAC Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of HCAC Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of HCAC Class A Common Stock. A rights offering to holders of HCAC Class A Common Stock entitling holders to purchase shares of HCAC Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of HCAC Class A Common Stock equal to the product of (i) the number of shares of HCAC Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for HCAC Class A Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of HCAC Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for HCAC Class A Common Stock, in determining the price payable for HCAC Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted-average price of HCAC Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of HCAC Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of HCAC Class A Common Stock on account of such shares of HCAC Class A Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of HCAC Class A Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of HCAC Class A Common Stock in connection with a stockholder vote to amend our Existing Charter (i) to modify the substance or timing of our obligation to redeem 100% of our HCAC Class A Common Stock if we do not complete our initial Business Combination within 18 months from the closing of this offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of HCAC Class A Common Stock in respect of such event.

If the number of outstanding shares of our HCAC Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of HCAC Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of HCAC Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of HCAC Class A Common Stock.

Whenever the number of shares of HCAC Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of HCAC Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of HCAC Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of HCAC Class A Common Stock, or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of HCAC Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our HCAC Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of HCAC Class A Common Stock in such a transaction is payable in the form of HCAC Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants in order to determine and realize the option value component of the Public Warrant. This formula is to compensate the Public Warrant holder for the loss of the option value portion of the Public Warrant due to the requirement that the Public Warrant holder exercise the Public Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants have been issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of our IPO, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

In addition, if we issue additional shares of HCAC Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination at a newly issued price of less than $9.20 per share of HCAC Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors), the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrantholders do not have the rights or privileges of holders of HCAC Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of HCAC Class A Common Stock. After the issuance of shares of HCAC Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of HCAC Class A Common Stock to be issued to the warrantholder.

Private Placement Warrants

The Private Placement Warrants (including the HCAC Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial Business Combination (except, among other limited exceptions as described under the section of the IPO prospectus entitled “Principal Stockholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with or related to our Sponsor or Anchor Investor, each of whom will be subject to the same transfer restrictions) and they will not be redeemable by us so long as they are held by our Sponsor, our Anchor Investor or their permitted transferees. Our Sponsor, our Anchor Investor or their permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor, our Anchor Investor or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the units being sold in the IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of HCAC Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of HCAC Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the HCAC Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, our Anchor Investor or their permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial Business Combination. If they are affiliated with us following an initial Business Combination, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of HCAC Class A Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by our Sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Our Sponsor and our Anchor Investor have agreed not to transfer, assign or sell any of the Private Placement Warrants (including the HCAC Class A Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial Business Combination, except that, among other limited exceptions as described under the section of the IPO prospectus entitled “Principal Stockholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants” made to our officers and directors and other persons or entities affiliated with or related to our Sponsor or Anchor Investor, each of whom will be subject to the same transfer restrictions.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

Our Existing Charter, our current bylaws, the Proposed Charter and the Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the New Canoo Board, by the Chairman of the New Canoo Board, or by the New Canoo chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our current bylaws and the Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our current bylaws and the Amended and Restated Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our current bylaws and the Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Existing Charter and the Proposed Charter provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, will be the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Hennessy Capital to Hennessy Capital or Hennessy Capital’s stockholders, (c) any action asserting a claim against Hennessy Capital, its directors, officers or employees arising pursuant to any provision of the DGCL or our charter or bylaws or (d) any action asserting a claim against Hennessy Capital, its directors, officers or employees governed by the internal affairs doctrine, and the Proposed Charter also includes (e) any action to interpret, apply, enforce or determine the validity of our charter or bylaws and (f) any action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware Our Existing Charter and the Proposed Charter provide that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the forum provisions in our proposed charter. The Proposed Charter also requires the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We have not and will not opt out of the provisions of Section 203 of the DGCL regulating corporate takeovers under our Existing Charter or the Proposed Charter. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Hennessy Capital for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

Our Existing Charter eliminates each director’s liability for monetary damages for breaches of fiduciary duty as a director, except to the extent prohibited by law, unless a director violated his or her duty of loyalty to Hennessy Capital or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. The Proposed Charter eliminates directors’ liability for monetary damages to the fullest extent permitted by applicable law. Our Existing Charter and the Proposed Charter require Hennessy Capital to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents and prohibit any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. We believe these provisions in our Existing Charter and the Proposed Charter are necessary to attract and retain qualified persons as directors and officers. However, these provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

SHARES ELIGIBLE FOR FUTURE SALE

Business Combination Shares

Hennessy Capital will issue up to 190 million shares of HCAC Class A Common Stock to Canoo equity holders in connection with the Business Combination. All of the shares of HCAC Class A Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Hennessy Capital’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of the HCAC Class A Common Stock in the public market could adversely affect prevailing market prices of the HCAC Class A Common Stock.

Lock-up Provisions

The Founders, the Anchor Investor, and certain of existing Canoo shareholders, including all Canoo officers, directors, holders of 3% or more of the outstanding Canoo Shares prior to the Closing and their respective affiliates, which group in the aggregate holds 116,208,232 shares, or 85.2% of the outstanding Canoo Shares prior to the Closing, will be broadly prohibited from selling, pledging, transferring or otherwise disposing of their ownership interest in New Canoo Common Stock or HCAC Warrants for a period of time between 180 days and 1 year after the Closing, subject to certain customary exceptions. Additional details of these transfer restrictions can be found under the sections entitled “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement” and “Certain Agreements Related to the Business Combination — Lock-Up Agreements.”

Registration Rights

Hennessy Capital has agreed to give holders of certain restricted securities, including shares of HCAC Class B Common Stock, the Private Placement Warrants and the PIPE Shares, registration rights to facilitate the resale of such restricted securities. Additional details of these rights can be found under the sections entitled “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement” and “Certain Agreements Related to the Business Combination — Subscription Agreements.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of HCAC Class A Common Stock or restricted HCAC Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of HCAC Class A Common Stock or restricted HCAC Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the total shares of New Canoo Common Stock then outstanding; or

●	the average weekly reported trading volume of New Canoo Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Hennessy Capital under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Hennessy Capital.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 37,307,189 shares of HCAC Common Stock outstanding. Of these shares, the 29,803,439 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 7,503,750 shares owned collectively by the Founders and the Anchor Investor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 36,092,750 HCAC Warrants outstanding, consisting of 22,511,250 Public Warrants and 13,581,500 Private Placement Warrants. Each warrant is exercisable for one share of HCAC Class A Common Stock (or one share of New Canoo Common Stock post-Business Combination), in accordance with the terms of the HCAC Warrant Agreement. The Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. 11,739,394 Private Placement Warrants will exchanged for shares of HCAC Class B Common Stock upon consummation of the Business Combination pursuant to the Sponsor Warrant Exchange. In addition, we will be obligated to file no later than 15 business days after the Closing a registration statement under the Securities Act covering the 24,353,356 shares of New Canoo Common Stock that may be issued upon the exercise of remaining HCAC Warrants post-Business Combination and use reasonable best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the HCAC Warrants.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Canoo’s employees, consultants or advisors who purchases equity shares from Canoo in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the Charter Proposals are approved, the Proposed Charter will amend and replace the Existing Charter, which, in the judgment of the HCAC Board, is necessary to adequately address the needs of New Canoo.

The following table sets forth a summary of the principal proposed changes and the differences between Hennessy Capital’s stockholders’ rights under the Existing Charter and under the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of the securities of New Canoo.

For more information on the Charter Proposals, see the section entitled “Proposal Nos. 2 – 5 — The Charter Proposals.”

	Existing Charter	Proposed Charter
Number of Authorized Shares	The Existing Charter provides that the total number of authorized shares of all classes of capital stock is 111,000,000 shares, each with a par value of $ 0.0001, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of HCAC Class A Common Stock, and (ii) 10,000,000 shares of HCAC Class B Common Stock, and (b) 1,000,000 shares of preferred stock.	The Proposed Charter increases the total number of authorized shares of all classes of capital stock to 510,000,000 shares, consisting of 500,000,000 shares of common stock, each having a par value of $0.0001, and of 10,000,000 shares of preferred stock, each having a par value of $0.0001.
	See Article IV of the Existing Charter.	See Article IV of the Proposed Charter.
Class A Common Stock	The Existing Charter authorizes 110,000,000 shares of HCAC Class A Common Stock.	Upon the Proposed Charter becoming effective, each issued and outstanding share of HCAC Class A Common Stock will automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of New Canoo Common Stock.
	Under the Existing Charter, holders of HCAC Class A Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of HCAC Class A Common Stock redeemed in connection with an initial Business Combination.	Holders of New Canoo Common Stock will have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the New Canoo Common Stock.
	See Article IV and Article IX of the of the Existing Charter.	See Article IV of the Proposed Charter.
Class B Common Stock	The Existing Charter authorizes 10,000,000 shares of HCAC Class B Common Stock. Under the Existing Charter, shares of HCAC Class B Common Stock will automatically convert into shares of HCAC Class A Common Stock on a one-to-one basis upon consummation of the Business Combination.	None.
See Article IV of the of the Existing Charter.

	Existing Charter	Proposed Charter
Preferred Stock	The Existing Charter provides that shares of preferred stock may be issued from time to time in one or more series. The HCAC Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional, special or other rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The HCAC Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of HCAC Class A Common Stock and HCAC Class B Common Stock and could have anti-takeover effects. The ability of the HCAC Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.	The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The New Canoo Board will be authorized to fix the voting rights, if any, designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, applicable to the shares of each series. The New Canoo Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New Canoo Common Stock and could have anti-takeover effects. The ability of the New Canoo Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of New Canoo or the removal of New Canoo’s management. New Canoo will have no preferred stock outstanding at the date the Proposed Charter becomes effective. Although the HCAC Board does not currently intend to issue any shares of preferred stock, we cannot assure you that the New Canoo Board will not do so in the future.
Voting Power	Except as otherwise required by law, the Existing Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of HCAC Class A Common Stock and HCAC Class B Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of HCAC Class A Common Stock and HCAC Class B Common Stock are entitled to one vote per share on matters to be voted on by stockholders.	Except as otherwise required by law, the Proposed Charter or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of New Canoo Common Stock will possess all voting power for the election of New Canoo directors and all other matters requiring stockholder action. Holders of New Canoo Common Stock will be entitled to one vote per share on matters to be voted on by stockholders.
Director Elections	Currently, the HCAC Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.	Under the Proposed Charter, the New Canoo Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
	See Article V of the Existing Charter.	See Article V of the Proposed Charter.

	Existing Charter	Proposed Charter
Dividends	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of HCAC Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of Hennessy Capital) when, as and if declared thereon by the HCAC Board from time to time out of any assets or funds of Hennessy Capital legally available therefor and shall share equally on a per share basis in such dividends and distributions. Hennessy Capital has not paid any dividends on its HCAC Class A Common Stock or HCAC Class B Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The HCAC Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.	None. We anticipate that the bylaws of New Canoo will provide that, subject to the provisions of the Proposed Charter and applicable law, if any, dividends (payable in cash, property or capital stock) upon the capital stock of New Canoo may be declared by the New Canoo Board pursuant to law at any regular or special meeting.
Supermajority Voting Provisions	Under the Existing Charter and bylaws, all matters subject to a stockholder vote, except for amendments to Article IX of the Charter, require the affirmative vote of the holders of a majority of the outstanding HCAC Common Stock entitled to vote thereon. Amendment of Article IX of the Existing Charter requires the affirmative vote of the holders of at least 65% of all then outstanding shares of HCAC Common Stock.	The Proposed Charter will require the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding New Canoo Common Stock entitled to vote generally in the election of directors, voting together as a single class, to (a) adopt, amend or repeal the bylaws of New Canoo, or (b) alter, amend or appeal Articles V, VI, VII and VIII of the Proposed Charter.

	Existing Charter	Proposed Charter
Exclusive Forum	Under the Existing Charter, unless Hennessy Capital consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Hennessy Capital, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Hennessy Capital to Hennessy Capital or the Hennessy Capital’s stockholders, (iii) any action asserting a claim against Hennessy Capital, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Charter or the bylaws, or (iv) any action asserting a claim against Hennessy Capital, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.	Under the Proposed Charter, unless New Canoo consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of New Canoo; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Canoo to New Canoo or New Canoo’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against New Canoo or any current or former director, officer or other employee of New Canoo arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the bylaws of New Canoo (as each may be amended from time to time); (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of the Proposed Charter or the bylaws of New Canoo (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim against New Canoo or any director, officer or other employee of New Canoo governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The above shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

	Existing Charter	Proposed Charter
Liquidation, Dissolution and Winding Up	Subject to applicable law and the rights, if any, of holders of outstanding preferred stock, in the event of Hennessy Capital’s voluntary or involuntary liquidation, dissolution or winding-up, after payment or provision for payment of the debts and other liabilities of Hennessy Capital, the holders of shares of HCAC Common Stock shall be entitled to receive all the remaining assets of Hennessy Capital available for distribution to its stockholders, ratably in proportion to the number of shares of HCAC Class A Common Stock (on an as converted basis with respect to the HCAC Class B Common Stock) held by them.	None.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Ticker Symbol and Market Price

HCAC Units, HCAC Class A Common Stock and the Public Warrants are currently listed on The Nasdaq Capital Market under the symbols “HCACU,” “HCAC,” and “HCACW,” respectively. The closing price of the HCAC Units, HCAC Class A Common Stock and the Public Warrants on August 17, 2020, the last trading day before announcement of the execution of the Merger Agreement, was $11.52, $10.68 and $1.90, respectively. As of October 27, 2020, the record date for the special meeting, the closing price for HCAC Units, HCAC Class A Common Stock and the Public Warrants was $11.35, $10.31, and $1.42, respectively.

There is no public market for Canoo Ordinary Shares or Canoo Preference Shares.

Dividend Policy

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of HCAC Common Stock as of October 27, 2020 (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of New Canoo Common Stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of HCAC Common Stock or of New Canoo Common Stock;

●	each of our current executive officers and directors;

●	each person who will (or is expected to) become an executive officer or director of Hennessy Capital following the Closing; and

●	all executive officers and directors of Hennessy Capital as a group pre-Business Combination and all executive officers and directors of New Canoo post-Business Combination.

At any time prior to the special meeting of stockholders, during a period when they are not then aware of any material nonpublic information regarding Hennessy Capital or its securities, the Sponsor, Hennessy Capital’s directors and officers and/or their affiliates may enter into a written plan to purchase Hennessy Capital’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. See the sections of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Hennessy Capital and the Business Combination — Hennessy Capital’s Sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or warrants from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of HCAC Class A Common Stock.”

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of shares of HCAC Common Stock pre-Business Combination is based on 37,307,189 outstanding shares of HCAC Common Stock (including 29,803,439 Public Shares and 7,503,750 shares of HCAC Class B Common Stock) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such shares of HCAC Class A Common Stock that may be purchased after the Ownership Date.

The expected beneficial ownership percentages set forth in the table below post-Business Combination assume:

(i)      no exercise of the 22,511,250 Public Warrants or 1,842,106 Private Placement Warrants that will remain outstanding post-Business Combination, which will become exercisable at the holder’s option 30 days after Closing at an exercise price of $11.50 per share, provided that Hennessy Capital has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants or Private Placement Warrants and a current prospectus relating to them is available, which are not expected to occur within 60 days of the date of this proxy statement/prospectus;

(ii)    no issuance of any Earnout Shares, which are not expected to occur within 60 days of the date of this proxy statement/prospectus; and

(iii)   32,325,000 shares of HCAC Class A Common Stock are issued in connection with the PIPE Financing immediately prior to the Closing.

The expected beneficial ownership of shares of New Canoo Common Stock post-Business Combination Assuming No Redemption in the table below has been determined based upon the following assumptions: (i) no Public Stockholders exercise their redemption rights beyond the 211,561 shares redeemed in August 2020 in connection with the Extension Amendment and (ii) that there are 244,632,189 shares of New Canoo Common Stock outstanding.

The expected beneficial ownership of shares of New Canoo Common Stock post-Business Combination Assuming Maximum Redemptions in the table below has been determined based upon the following assumptions: (i) that all 29,803,439 shares of HCAC Class A Common Stock are redeemed for an aggregate payment of approximately $306.6 million (based on the estimated per share redemption price of approximately $10.29 per share based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of approximately $306.6 million) from the Trust Account, and (ii) that there are 214,828,750 shares of New Canoo Common Stock outstanding.

	Before the Business Combination				After the Business Combination
Name and Address of Beneficial Owner(1)					Assuming No Redemption		Assuming Maximum Redemption
	Number of shares of HCAC Class A Common Stock	%	Number of shares of HCAC Class B Common Stock	%
					Number of shares of New Canoo Common Stock	%	Number of shares of New Canoo Common Stock	%
Directors and Executive Officers of Hennessy Capital:
Daniel J. Hennessy(2)	—	—	5,656,820	75.4%	6,156,820	2.5%	6,810,768	3.2%
Greg Ethridge(3)	—	—	225,000	3.0%	225,000	*	225,000	*
Nicholas A. Petruska(3)	—	—	300,000	4.0%	300,000	*	300,000	*
Bradley Bell(3)	—	—	75,000	1.0%	75,000	*	75,000	*
Richard Burns(3)	—	—	75,000	1.0%	75,000	*	75,000	*
Peter K. Shea(3)	—	—	75,000	1.0%	75,000	*	75,000	*
James F. O’Neil III(3)	—	—	75,000	1.0%	75,000	*	75,000	*
Juan Carlos Mas(3)	—	—	75,000	1.0%	75,000	*	75,000	*
Gretchen W. McClain(3)	—	—	75,000	1.0%	75,000	*	75,000	*
All Directors and Executive Officers of Hennessy Capital as a Group (9 Individuals)	—	—	6,631,820	88.4%	7,131,820	2.9%	7,785,768	3.6%

Five Percent Holders of Hennessy Capital:
Hennessy Capital Partners IV LLC (our Sponsor)(2)(4)	—	—	5,656,820	75.4%	5,656,820	2.3%	6,310,768	2.9%
Blackrock, Inc.(4)(5)	3,250,000	10.9%	871,930	11.6%	4,721,930	1.9%	817,982	*
Polar Asset Management Partners Inc.(6)	1,586,608	5.3%	—	—	1,586,608	*	—	—
Magnetar Financial LLC(7)	1,800,000	6.0%	—	—	1,800,000	*	—	—
Davidson Kempner Capital Management LP(8)	1,743,415	5.9%	—	—	1,743,415	* %	—	—

Directors and Executive Officers of New Canoo After Consummation of the Business Combination
Ulrich Kranz(9)	—	—	—	—	1,255,800	*	1,255,800	*
Paul Balciunas(10)	—	—	—	—	59,389	*	59,389	*
Bill Strickland(11)	—	—	—	—	1,595,609	*	1,595,609	*
Andrew Wolstan(12)	—	—	—	—	1,595,609	*	1,595,609	*
Tony Aquila(13)	—	—	—	—	12,343,989	5.0%	12,343,989	5.7%
Foster Chiang	—	—	—	—	—	—	—	—
Greg Ethridge(3)	—	—	225,000	3.0%	225,000	*	225,000	*
Josette Sheeran	—	—	—	—	—	—	—	—
Rainer Schmueckle	—	—	—	—	—	—	—	—
Thomas Dattilo	—	—	—	—	—	—	—	—
Peter Savagian	—	—	—	—	—	—	—	—
All Directors and Executive Officers of New Canoo as a Group (11 Individuals)	—	—	225,000	3.0%	17,075,396	7.0%	17,075,396	7.9%

	Before the Business Combination				After the Business Combination
Name and Address of Beneficial Owner(1)	Number of shares of HCAC Class A Common Stock	%	Number of shares of HCAC Class B Common Stock	%	Assuming No Redemption		Assuming Maximum Redemption
					Number of shares of New Canoo Common Stock	%	Number of shares of New Canoo Common Stock	%
Five Percent Holders of New Canoo After Consummation of the Business Combination:
Entities affiliated with Champ Key Limited(14)	—	—	—	—	79,350,121	32.4%	79,350,121	36.9%
Remarkable Views Consultants Ltd.(15)	—	—	—	—	39,772,520	16.3%	39,772,520	18.5%
AFV Partners SPV-4 LLC(13)	—	—	—	—	12,343,989	5.0%	12,343,989	5.7%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of our Sponsor and each of the directors and executive officers of Hennessy Capital (including Daniel J. Hennessy) is c/o Hennessy Capital Acquisition Corp. IV, 3415 N. Pines Way, Suite 204, Wilson, Wyoming 83014. Unless otherwise noted, the business address of each of the executive officers and directors (excluding Daniel J. Hennessy) of New Canoo is c/o Canoo Inc., 19951 Mariner Ave, Torrance, California 90503.

(2)      These shares represent the shares of HCAC Common Stock held by our Sponsor and the shares held by Hennessy Capital SPV II LLC (“Hennessy SPV”), an entity that has entered into a Subscription Agreement for 500,000 PIPE Shares as part of the PIPE Financing. Daniel J. Hennessy, our Chairman and Chief Executive Officer, is the sole managing member of Hennessy Capital LLC, the sole managing member of our Sponsor, and is also the sole managing member of Hennessy SPV. Consequently, Mr. Hennessy may be deemed the beneficial owner of the shares of HCAC Common Stock held by our Sponsor and Hennessy SPV, and has sole voting and dispositive control over such securities. Mr. Hennessy disclaims beneficial ownership over any securities owned by our Sponsor and Hennessy SPV in which he does not have any pecuniary interest.

(3)      Each of Greg Ethridge, Nicholas A. Petruska, Bradley Bell, Richard Burns, Peter K. Shea, James F. O’Neil III, Juan Carlos Mas and Gretchen W. McClain may also be deemed the beneficial owner of certain of the shares of HCAC Class B Common Stock held by our Sponsor by virtue of their ownership of membership interests in the Sponsor, but each disclaims beneficial ownership of such shares except to the extent of a pecuniary interest therein.

(4)      If the funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. do not own at least 3,250,000 Public Shares at the time of the special meeting to approve the Business Combination or the business day immediately prior to it, they must transfer to the Sponsor a portion of the 871,930 shares of HCAC Class B Common Stock they collectively purchased prior to the IPO on a pro rata basis, provided, however, that they are not be obligated to transfer to Hennessy Capital Partners IV LLC any shares of HCAC Class B Common Stock to the extent that their remaining number of shares of HCAC Class B Common Stock would be less than 217,982. Therefore, the “Assuming Maximum Redemption” column reflects a transfer of 653,948 shares of HCAC Class B Common Stock to Hennessy Capital Partners IV LLC from the funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc.

(5)      The holders of these shares are funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc. One such fund has subscribed for 600,000 PIPE Shares in the PIPE Financing, which shares are included in the totals for after the Business Combination. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. These number of shares held after the Business Combination includes to be acquired by a fund under management by investment adviser subsidiaries of BlackRock, Inc. The address of such funds and accounts, such investment adviser subsidiaries and such portfolio managers is 55 East 52nd Street, New York, NY 10055.

(6)      According to a Schedule 13G filed with the SEC on February 11, 2020, Polar Asset Management Partners Inc. has voting and dispositive power with regard to these shares. The business address of such holder is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(7)      According to a Schedule 13G filed with the SEC on February 13, 2020, these shares are held for Magnetar Constellation Master Fund, Ltd (“Constellation Master Fund”), Magnetar Constellation Fund II, Ltd (“Constellation Fund”), Magnetar Xing He Master Fund Ltd (“Xing He Master Fund”), Magnetar SC Fund Ltd (“SC Fund”), Magnetar Capital Master Fund Ltd, (“Master Fund”) and Magnetar Structured Credit Fund, LP (“Structured Credit Fund”), collectively (the “Magnetar Funds”). Magnetar Financial LLC serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial (“Magnetar Financial”) exercises voting and investment power over the shares held for the Magnetar Funds’ accounts.

Magnetar Capital Partners LP (“Magnetar Capital Partners”) serves as the sole member and parent holding company of Magnetar Financial. Supernova Management LLC (“Supernova Management”) is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Alec N. Litowitz. The business address of such holders is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(8)      According to a Schedule 13G filed with the SEC on October 2, 2020, these shares are held for M. H. Davidson & Co. (“MHD”), Davidson Kempner Partners (“DKP”), Davidson Kempner Institutional Partners, L.P. (“DKIP”), and Davidson Kempner International, Ltd, (collectively with MHD, DKP, and DKIP, the “Davidson Kempner Funds”). Davidson Kempner Capital Management LP (“DKCM”) acts as investment manager of each of the Davidson Kempner Funds, either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund, and is responsible for the voting and investment decisions of each of the Davidson Kempner Funds. DKCM GP LLC, is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by the Davidson Kempner Funds. The business address of DKCM and each of the Davidson Kempner Funds is 520 Madison Avenue, 30th Floor, New York, NY 10022.

(9)      Consists of 1,255,800 shares of New Canoo Common Stock to be issued in exchange for outstanding pre-Closing Canoo Ordinary Shares at the Closing. Mr. Kranz holds 875,000 shares of New Canoo Common Stock issuable pursuant to Converted RSU Awards, which are subject to vesting conditions not expected to occur within 60 days of October 27, 2020.

(10)    Consists of 59,389 shares of New Canoo Common Stock to be issued in exchange for outstanding pre-Closing Canoo Ordinary Shares at the Closing. Mr. Balciunas holds 183,195 shares of New Canoo Common Stock issuable pursuant to Converted RSU Awards, which are subject to vesting conditions not expected to occur within 60 days of October 27, 2020.

(11)    Consists of 1,595,609 shares of New Canoo Common Stock to be issued in exchange for outstanding pre-Closing Canoo Ordinary Shares at the Closing. Mr. Strickland holds 175,000 shares of New Canoo Common Stock issuable pursuant to Converted RSU Awards, which are subject to vesting conditions not expected to occur within 60 days of October 27, 2020.

(12)    Consists of 1,595,609 shares of New Canoo Common Stock to be issued in exchange for outstanding pre-Closing Canoo Ordinary Shares at the Closing. Mr. Wolstan holds 175,000 shares of New Canoo Common Stock issuable pursuant to Converted RSU Awards, which are subject to vesting conditions not expected to occur within 60 days of October 27, 2020.

(13)    Consists (i) 8,843,989 shares of New Canoo Common Stock held by AFV Partners SPV-4 LLC (“AFV 4”) to be issued in exchange for outstanding pre-Closing Canoo Preference Shares at the Closing (which will be converted into Canoo Ordinary Shares immediately prior to the Closing) and (ii) the subscription of AFV 4 to 3,500,000 PIPE Shares in the PIPE Financing, which shares are included in the totals for after the Business Combination. Tony Aquila is the Chairman and CEO of AFV Partners LLC (“AFV”) which exercises ultimate voting and investment power with respect to the shares held by AFV 4. As such, Mr. Aquila may be deemed to hold voting and investment power with respect to the shares held by AFV 4. The business address of the reporting person is 2126 Hamilton Road Suite 260, Argyle, TX 76226.

(14)    Consists of (i) 4,201,774 shares of New Canoo Common Stock held by DD Global Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (“DD Global”), to be issued in exchange for outstanding pre-Closing Canoo Ordinary Shares at the Closing, (ii) 57,989,014 shares of New Canoo Common Stock held by DD Global to be issued in exchange for outstanding pre-Closing Canoo Preference Shares at the Closing (which will be converted into Canoo Ordinary Shares immediately prior to the Closing) and (iii) 17,159,333 shares of New Canoo Common Stock held by Champ Key Limited, a company incorporated under the laws of the British Virgin Islands (“Champ Key”), to be issued in exchange for outstanding pre-Closing Canoo Preference Shares at the Closing (which will be converted into Canoo Ordinary Shares immediately prior to the Closing). DD Global is wholly owned by Champ Key. Champ Key is indirectly owned and controlled by Mr. Pak Tam Li, who may be deemed to hold sole voting and dispositive control over the shares held by DD Global and Champ Key. The business address of DD Global Holdings Limited is the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1- 1205 Cayman Islands and the business address of Champ Key Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(15)    Consists of (i) 1,063,739 shares of New Canoo Common Stock to be issued in exchange for outstanding pre-Closing Canoo Ordinary Shares at the Closing and (ii) 38,708,781 shares of New Canoo Common Stock to be issued in exchange for outstanding pre-Closing Canoo Preference Shares at the Closing (which will be converted into Canoo Ordinary Shares immediately prior to the Closing). The shares reported herein are directly owned by Remarkable Views Consultants Ltd. (“Remarkable Views”). The board of directors of Remarkable Views, of which Victor Chu is the sole director, has the power to dispose of and the power to vote the shares of common stock beneficially owned by Remarkable Views. The business address of the reporting person is 4F, No,13-19, Sec.6, Minquan E. Road, Neihu Dist., 114, Taipei, Taiwan.

ADDITIONAL INFORMATION

Submission of Stockholder Proposals

The HCAC Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Future Stockholder Proposals

We anticipate that the 2021 annual meeting of stockholders will be held no later than December 21, 2021. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2021 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Assuming the meeting is held on or about December 21, 2021, such proposals must be received by New Canoo at its offices at 19951 Mariner Avenue, Torrance, California 90503, within a reasonable time before Canoo begins to print and send its proxy materials for the meeting.

In addition, New Canoo’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose business (other than director nominations) to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Canoo not later than the close of business on the 90th day nor earlier than the close of business 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after such anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date such meeting is first made. Thus, for our 2021 annual meeting of stockholders, notice of a proposal must be delivered to our Secretary no later than September 22, 2021 and no earlier than August 23, 2021. The Chairperson of the New Canoo Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Further, New Canoo’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to nominate a person as a director to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Canoo (a) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting was first made. Thus, for our 2021 annual meeting of stockholders, notice of a nomination must be delivered to our Secretary no later than September 22, 2021 and no earlier than August 23, 2021. The Chairperson of the New Canoo Board may refuse to acknowledge the introduction of any stockholder nomination not made in compliance with the foregoing procedures.

Stockholder Communications

Stockholders and interested parties may communicate with the HCAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of 3415 N. Pines Way, Suite 204 Wilson, Wyoming 83014. Following the Business Combination, such communications should be sent to 19951 Mariner Avenue, Torrance, California 90503. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

Legal Matters

The validity of the shares of HCAC Class A Common Stock to be issued in connection with the Business Combination will be passed upon by Sidley Austin LLP.

Experts

The financial statements of Canoo Holdings Ltd. as of December 31, 2019 and December 31, 2018 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Canoo Holdings Ltd.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2019 and 2018, for the year ended December 31, 2019 and the period from August 6, 2018 (inception) to December 31, 2018 of Hennessy Capital appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Hennessy Capital and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus and the accompanying Annual Report on Form 10-K for the year ended December 31, 2019. Upon written or oral request, Hennessy Capital will deliver a separate copy of this proxy statement/prospectus and the accompanying Annual Report on Form 10-K for the year ended December 31, 2019 to any stockholder at a shared address to which a single copy of this proxy statement/prospectus as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2019 was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2019 may likewise request delivery of single copies of this proxy statement/prospectus as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2019 in the future. Stockholders may notify Hennessy Capital of their requests by calling or writing Hennessy Capital at its principal executive offices at (307) 201-1903 and 3415 N. Pines Way, Suite 204, Wilson, Wyoming 83014.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of HCAC Common Stock and the warrant agent for HCAC Warrants is Continental Stock Transfer & Trust Company. Hennessy Capital has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Hennessy Capital files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Hennessy Capital’s SEC filings, including this proxy statement/prospectus as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2019, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Nicholas A. Petruska, Executive Vice President,

Chief Financial Officer and Secretary

Hennessy Capital Acquisition Corp. IV

3415 N. Pines Way, Suite 204

Wilson, Wyoming 83014

Tel: (312) 803-0372

Email: npetruska@hennessycapllc.com

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200 (toll-free) or

(203) 658-9400 (banks and brokers can call collect)

Email: HCAC.info@investor.morrowsodali.com

If you are a stockholder of Hennessy Capital and would like to request documents, please do so by December 14, 2020 to receive them before the Hennessy Capital special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus, as well as the accompanying Annual Report on Form 10-K for the year ended December 31, 2019, relating to Hennessy Capital has been supplied by Hennessy Capital, and all such information relating to Canoo has been supplied by Canoo. Information provided by either Hennessy Capital or Canoo does not constitute any representation, estimate or projection of any other party.

Neither Hennessy Capital nor Canoo has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
CANOO FINANCIAL STATEMENTS
Audited Financial Statements of Canoo Holdings Ltd.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-3
Consolidated Statements of Operations for the years ended December 31, 2019 and 2018	F-4
Consolidated Statements of Redeemable Convertible Preference Shares and Shareholders’ Equity (Deficit) for the years ended December 31, 2019 and 2018	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Condensed Consolidated Financial Statements of Canoo Holdings Ltd.
Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-26
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2020 and 2019	F-27
Condensed Consolidated Statements of Redeemable Convertible Preference Shares and Shareholders’ Deficit for the nine months ended September 30, 2020 and 2019	F-28
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-30
Notes to the Condensed Consolidated Financial Statements	F-31

HENNESSY CAPITAL FINANCIAL STATEMENTS
Audited Financial Statements of Hennessy Capital Acquisition Corp. IV
Report of Independent Registered Public Accounting Firm	F-47
Balance Sheets as of December 31, 2019 and 2018	F-48
Statements of Operations for the year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) to December 31, 2018	F-49
Statements of Changes in Stockholders’ Equity for the year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) to December 31, 2018	F-50
Statements of Cash Flows for the year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) to December 31, 2018	F-51
Notes to Financial Statements	F-52

Unaudited Condensed Consolidated Financial Statements of Hennessy Capital Acquisition Corp. IV
Condensed Consolidated Balance Sheets as of September 30, 2020 (unaudited) and December 31, 2019	F-62
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2020 and 2019 (unaudited)	F-63
Condensed Consolidated Statements of Changes in Stockholders’ Equity for the three and nine months ended September 30, 2020 and 2019 (unaudited)	F-64
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (unaudited)	F-66
Notes to Condensed Consolidated Financial Statements (unaudited)	F-67

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Canoo Holdings Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Canoo Holdings Ltd. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, redeemable convertible preference shares and shareholders’ equity (deficit) and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
September 18, 2020

We have served as the Company’s auditor since 2019.

Canoo Holdings Ltd.
Consolidated Balance Sheets (in thousands, except per share values)

December 31, 2019 and 2018

	2019	2018
Assets
Current assets
Cash and cash equivalents	$29,007	$17,619
Restricted cash	500	400
Prepaids and other current assets	1,754	1,203
Total current assets	31,261	19,222
Property and equipment, net	26,010	10,670
Operating lease right-of-use asset	13,545	14,151
Other assets	1,264	1,831
Total assets	$72,080	$45,874

Liabilities, redeemable convertible preference shares and shareholders’ deficit
Liabilities
Current liabilities
Accounts payable	$2,260	$4,706
Accrued expenses	8,134	7,559
Related party promissory note	—	15,000
Total current liabilities	10,394	27,265
Operating lease liabilities	13,706	14,074
Related party convertible debt	86,051	—
Related party derivative liability	17,797	—
Total liabilities	$127,948	$41,339

Commitments and contingencies (Note 7)

Redeemable convertible preference shares
Redeemable convertible preference shares – Angel Series: $0.0001 par value; 77,000 shares, authorized, issued and outstanding at December 31, 2019 and 2018; liquidation preference of $200,000 as of December 31, 2019	100,000	100,000
Redeemable convertible preference shares – Seed Series: $0.0001 par value; 33,333 and no shares authorized; 33,333 and no shares issued and outstanding at December 31, 2019 and 2018, respectively; liquidation preference of $200,000 as of December 31, 2019	100,000	—
Total redeemable convertible preference shares	200,000	100,000
Shareholders’ deficit
Ordinary shares, $0.0001 par value; 389,667 and 423,000 shares authorized; 28,486 and 19,648 issued and outstanding at December 31, 2019 and 2018, respectively	—	—
Additional paid-in capital	2,807	850
Accumulated deficit	(258,675)	(76,315)
Related party shareholder receivable	—	(20,000)
Total shareholders’ deficit	(255,868)	(95,465)
Total liabilities, redeemable convertible preference shares and shareholders’ deficit	$72,080	$45,874

The accompanying notes are an integral part of these consolidated financial statements.

Canoo Holdings Ltd.
Consolidated Statements of Operations (in thousands, except per share data)

Years Ended December 31, 2019 and 2018

	2019	2018
Revenues	$—	$—

Operating expenses
Sales and marketing	8,103	3,835
Research and development	137,378	47,585
General and administrative	23,450	23,599
Depreciation and amortization	4,729	1,088
Total operating expenses	173,660	76,107
Loss from operations	(173,660)	(76,107)

Other (income) expense
Interest expense	9,522	268
Other income, net	(822)	(167)
Net loss	(182,360)	(76,208)
Redeemable convertible preference share dividends	13,896	285
Net loss attributable to ordinary shareholders	$(196,256)	$(76,493)

Per Share Data:
Net loss per share, basic and diluted	$(42.46)	$(2.54)

Weighted-average shares outstanding, basic and diluted	4,622	30,082

The accompanying notes are an integral part of these consolidated financial statements.

Canoo Holdings Ltd.
Consolidated Statements of Redeemable Convertible Preference Shares and Shareholders’ Equity (Deficit) (in thousands)

Years Ended December 31, 2019 and 2018

	Redeemable convertible preference shares-Angel Series		Redeemable convertible preference shares-Seed Series		Ordinary shares		Additional paid-in capital	Accumulated deficit	Related party shareholder receivable	Total shareholders’ equity (deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2017	—	$—	—	$—	500,000	$50	$9,950	$(107)	$—	$9,893
Issuance of ordinary shares	—	—	—	—	2,749,945	275	54,725	—	—	55,000
Share capital reorganization and issuance of convertible preference shares	50,050	65,000	—	—	(3,249,945)	(325)	(64,675)	—	—	(65,000)
Issuance of restricted ordinary shares	—	—	—	—	17,300	—	—	—	—	—
Issuance of ordinary shares upon early exercise of share options	—	—	—	—	2,348	—	23	—	—	23
Share-based compensation	—	—	—	—	—	—	827	—	—	827
Issuance of redeemable convertible preference shares	26,950	35,000	—	—	—	—	—	—	(20,000)	(20,000)
Net loss	—	—	—	—	—	—	—	(76,208)	—	(76,208)
Balance as of December 31, 2018	77,000	$100,000	—	$—	19,648	$—	$850	$(76,315)	$(20,000)	$(95,465)

Issuance of redeemable convertible preference shares	—	$—	33,333	$100,000	—	$—	$—	$—	$—	$—
Issuance of restricted ordinary shares	—	—	—	—	7,056	—	—	—	—	—
Issuance of ordinary shares upon early exercise of share options	—	—	—	—	6,139	—	128	—	—	128
Proceeds from related party shareholder receivable	—	—	—	—	—	—	—	—	20,000	20,000
Repurchase of ordinary shares – forfeitures	—	—	—	—	(4,357)	—	(44)	—	—	(44)
Share-based compensation	—	—	—	—	—	—	1,873	—	—	1,873
Net loss	—	—	—	—	—	—	—	(182,360)	—	(182,360)
Balance as of December 31, 2019	77,000	$100,000	33,333	$100,000	28,486	$—	$2,807	$(258,675)	$—	$(255,868)

The accompanying notes are an integral part of these consolidated financial statements.

Canoo Holdings Ltd.
Consolidated Statements of Cash Flows (in thousands)

Years Ended December 31, 2019 and 2018

	2019	2018
Cash flows from operating activities
Net loss	$(182,360)	$(76,208)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,729	1,088
Non-cash operating lease expense	606	392
Debt discount amortization	3,848	—
Share-based compensation	1,873	827
Changes in operating assets and liabilities:
Prepaids and other current assets	(551)	(1,224)
Other assets	567	(1,788)
Accounts payable	(370)	3,687
Accrued expenses	506	6,188
Lease liability	(300)	(169)
Net cash used in operating activities	(171,452)	(67,207)

Cash flows from investing activities
Purchases of property and equipment	(22,144)	(9,492)
Net cash used in investing activities	(22,144)	(9,492)

Cash flows from financing activities
Proceeds from related party shareholder receivable	20,000	—
Proceeds from related party promissory note	—	15,000
Repayments on related party promissory note	(15,000)	—
Proceeds from related party convertible debt and embedded derivative liability	100,000	—
Proceeds from early exercise of share options	128	23
Proceeds from issuance of preference shares-Angel Series	—	15,000
Proceeds from issuance of preference shares-Seed Series	100,000	—
Proceeds from issuance of ordinary shares	—	55,000
Repurchase of ordinary shares – forfeitures	(44)	—
Net cash provided by financing activities	205,084	85,023
Net increase in cash, cash equivalents, and restricted cash	11,488	8,324

Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	18,019	9,695
Cash, cash equivalents, and restricted cash, end of period	$29,507	$18,019

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents at end of period	$29,007	$17,619
Restricted cash at end of period	500	400
Total cash, cash equivalents, and restricted cash at end of period shown in the consolidated statements of cash flows	$29,507	$18,019

Supplemental non-cash investing and financing activities
Acquisition of property and equipment included in current liabilities	$—	$2,076
Related party shareholder receivable for issuance of convertible preference shares	$—	$20,000
Right-of-use assets recorded in connection with operating lease liabilities	$—	$14,543

Supplemental disclosures of cash flow information
Cash paid for interest	$1,234	$—

The accompanying notes are an integral part of these consolidated financial statements.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

1. Description of the Business

Canoo Holdings Ltd. (the “Company”) was incorporated in the Cayman Islands on November 14, 2017 as Evelozcity Holdings Ltd. The Company formally changed its name to Canoo Holdings Ltd on November 20, 2019. Since inception, the Company has been focused on raising capital and developing and designing purpose-built smart electric vehicles for subscription.

Capital Resources and Liquidity

The Company’s primary activities since incorporation have been establishing its facilities, recruiting personnel, conducting research and development, business development, business and financial planning, and raising capital. The Company has incurred net losses and net cash outflows from operating activities since its inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to mitigate the substantial doubt about the Company’s ability to continue as a going concern primarily involve raising capital through the issuance of additional convertible notes or preference shares or merging with a public entity to provide additional capital. Future capital requirements will depend on many factors, including the level of expenditures in all areas of the Company. Additional funds may not be available on terms favorable to the Company or at all and the Company’s planned merger (see Note 10), may not be completed or provide sufficient capital. Failure to raise additional capital, if and when needed, would have a material adverse effect on the Company’s financial position, results of operations, and cash flows. The consolidated financial statements do not include any adjustments to reflect the possible future recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

A summary of the significant accounting policies followed by the Company in the preparation of the accompanying financial statements is set forth below.

Basis of Presentation

The Company’s consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“GAAP”) on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

The consolidated financial statements include the results of Canoo Holdings Ltd. and its subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation.

Segment and Geographic Information

The Chief Executive Officer, as the chief operating decision maker, organizes the Company, manages resource allocations and measures performance on the basis of one operating segment.

All of the Company’s property and equipment and right of use assets are located in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

2. Summary of Significant Accounting Policies (cont.)

On an ongoing basis, management evaluates its estimates, including those related to i) useful lives and recoverability of property and equipment; ii) the realization of deferred tax assets and estimates of tax reserves; iii) the valuation of equity securities and share-based compensation; iv) the recognition and disclosure of contingent liabilities; and v) the fair value of financial instruments. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company may engage third party valuation specialists to assist with estimates related to the valuation of the underlying value of its share-based compensation arrangements and valuation of embedded derivatives. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs.

Reclassifications

The Company reclassified $6.4 million of accrued unbilled expenses previously recorded in accounts payable to accrued expenses on the consolidated balance sheet as of December 31, 2018 to conform to the current period presentation. This reclassification had no effect on the Company’s total current liabilities, working capital, operating results or cash flows.

Cash and Cash Equivalents

The Company considers cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which have an original maturity date within ninety days from the date of purchase. The carrying amounts for the Company’s cash equivalents approximate fair value due to their short maturities.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and cash equivalents. The Company, at times, maintains cash and cash equivalent balances at financial institutions in excess of amounts insured by United States government agencies or payable by the United States government directly. The Company places its cash with high credit quality financial institutions.

Restricted Cash

At December 31, 2019 and 2018, the Company secured its corporate credit card program with a cash deposit in a separate bank account for the benefit of its credit card provider of $0.5 million and $0.4 million, respectively. These funds are restricted as to use and at December 31, 2019 and 2018, have been classified as a current asset on the consolidated balance sheet due to the nature of the restriction.

Property and Equipment

Property and equipment is stated at historical cost less accumulated depreciation and amortization. Major expenditures for property and equipment and those that substantially increase useful lives are capitalized. Depreciation and amortization is provided on property and equipment over the estimated useful lives on a straight-line basis. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations. Expenditures for repairs and maintenance are expensed as incurred. Useful lives by asset category are as follows:

Assets category	Years
Leasehold improvements	Shorter of lease term or estimated useful life
Machinery and equipment	3 years
Furniture and fixtures	5 years
Computer hardware and software	3 years
Vehicles	3 years

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

2. Summary of Significant Accounting Policies (cont.)

Leases

On January 1, 2018, the Company early adopted Accounting Standards Codification (“ASC”) No. 842, Leases (“ASC 842”), on a modified retrospective basis at the beginning of the period of adoption. The Company determines if an arrangement is a lease at inception if the Company is both able to identify an asset and conclude it has the right to control the identified asset. Operating leases are included in operating lease right-of-use assets, and operating lease liabilities are included in accrued expenses and lease liability in the consolidated balance sheet.

The operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The operating lease right-of-use assets and operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company estimates an incremental borrowing rate based on the estimated market rate of interest for a collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease right-of-use asset also includes any lease payments made prior to the lease commencement date. Lease expense for operating leases is recognized on a straight-line basis over the lease term. The determination of the lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

The Company has elected to exclude short-term leases (i.e. leases with expected terms of 12 months or less) from the recognition requirements of ASC 842, and has elected to account for lease and certain non-lease components as a single component for certain classes of assets.

See Note 8 “Related Party Lease” for additional information on leases.

Impairment of Long-Lived Assets

The Company assesses the carrying value of its long-lived assets, consisting primarily of property and equipment, when there is evidence that events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable. Such events or changes in circumstances may include a significant decrease in the market price of a long-lived asset, a significant change in the extent or manner in which an asset is used, a significant change in legal factors or in the business climate, a significant deterioration in the amount of revenue or cash flows expected to be generated from a group of assets, a current expectation that, more likely than not a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life, or any other significant adverse change that would indicate that the carrying value of an asset or group of assets may not be recoverable. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable and the expected undiscounted future cash flows attributable to the asset group are less than the carrying amount of the asset group, an impairment loss equal to the excess of the asset’s carrying value over its fair value is recorded. To date, the Company has not recorded any impairment losses on long-lived assets.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax basis of assets and liabilities and are measured using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates or tax law on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided on deferred tax assets when it is determined that it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Management regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

2. Summary of Significant Accounting Policies (cont.)

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense.

Embedded Derivatives

The Company recognizes bifurcated embedded derivatives included in its debt arrangements at fair value (as described below) with changes in the fair value recorded as interest expense in the consolidated statements of operations.

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses the following hierarchy in measuring the fair value of the Company’s assets and liabilities, focusing on the most observable inputs when available:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The following table summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy as of December 31, 2019 and 2018 (in thousands):

	December 31, 2019
	Fair Value	Level 1	Level 2	Level 3
Assets
Money market funds	$28,182	$28,182	$—	$—

Liability
Related party derivative liability	$17,797	$—	$—	$17,797

	December 31, 2018
	Fair Value	Level 1	Level 2	Level 3
Assets
Money market funds	$16,085	$16,085	$—	$—

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

2. Summary of Significant Accounting Policies (cont.)

The Company’s embedded derivative liability on its convertible notes is considered a “Level 3” fair value measurement. Refer to Note 6 “Related Party Promissory Note and Convertible Debt” for a discussion of the Company’s methods for valuation.

Sales and Marketing

Sales and marketing expenses consist primarily of expenses related to the Company’s development of marketing vehicles, branding initiatives and other promotional initiatives. Sales and marketing expenses include payroll and related benefit costs for employees involved in marketing activities. In addition, the Company allocates a portion of overhead costs which includes lease expense, utilities and worker’s compensation premiums to the sales and marketing department expense based on headcount. The Company expenses marketing costs as incurred. Advertising costs were immaterial for the year ended December 31, 2019 and 2018.

Research and Development Expenses

Research and development expenses consist of salaries, employee benefits and expenses for design and engineering personnel as well as materials and supplies used in research and development activities. In addition, research and development expenses include fees for consulting and engineering services from third party vendors. The Company allocates a portion of overhead costs which includes lease expense, utilities and worker’s compensation premiums to the research and development department expense based on headcount.

General and Administrative Expenses

General and administrative expense consist of personnel related costs (including salaries, bonuses, benefits and share-based compensation) for employees in the Company’s executive, finance, human resource and administrative departments and fees for third party professional services, including consulting, legal and accounting services and overhead costs which includes a portion of lease expense, utilities and worker’s compensation premiums based on headcount.

Loss Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs for loss contingencies are expensed as incurred.

Share-based compensation

The Company accounts for share-based compensation awards granted to employees and directors based on the awards’ estimated grant date fair value. The Company estimates the fair value of its share options using the Black-Scholes option-pricing model. For awards that vest solely based on continued service (“service-only vesting conditions”), the resulting fair value is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period, which is generally four years. The Company recognizes the fair value of share-based awards which contain performance conditions using the graded vesting method, when it is probable the performance condition will be met. The Company accounts for forfeitures as they occur. The Company classifies share-based compensation expense in its consolidated statement of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Determining the grant date fair value of options using the Black-Scholes option-pricing model requires management to make assumptions and judgments. These estimates involve inherent uncertainties and, if different assumptions had been used, share-based compensation expense could have been materially different from the amounts recorded.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

2. Summary of Significant Accounting Policies (cont.)

Recently Issued Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the ASU is effective for annual periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021, with early adoption permitted. Adoption of the ASU is either retrospective or prospective. The Company adopted the ASU on January 1, 2020. The ASU did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No, 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires entities to use a current expected credit loss (“CECL”) model, which is a new impairment model based on expected losses rather than incurred losses on financial assets, including trade accounts receivables. The model requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted the ASU on January 1, 2020. The ASU did not have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). The objective of the amendments in this ASU is to address issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. The amendments in this ASU reduce the number of accounting models for convertible debt instruments and convertible preference shares. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. The amendments in the ASU are effective for public business entities for fiscal years beginning after December 15, 2021, including interim periods therein. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The ASU is currently not expected to have a material impact on the Company’s consolidated financial statements.

3. Net Loss per Share

On November 6, 2018, the Company completed a 100-for-one share split of its ordinary shares and concurrently recapitalized all of its then outstanding ordinary shares into 50,050,000 ordinary shares and then converted such shares into preference shares on a one-for-one basis (the “Recapitalization”). At the time of the Recapitalization, there were no other subordinated classes of equity to the preference shares. To compute earnings per share for the year ended December 31, 2018, the Company viewed the preference shares and ordinary shares that were converted into the preference shares as the most subordinated class of shares and has included these shares in its calculation of weighted average number of shares outstanding as though the share split and the Recapitalization had occurred on the later of January 1, 2018 or on the issuance date of the ordinary shares. In December 2018, certain restricted ordinary shares vested (“Vested Shares”) and became the most subordinated class of equity. The Company determined the weighted average number of shares for 2018 by weighting the preference shares (and the ordinary shares that converted into the preference shares) and the Vested Shares for the period they were outstanding. For 2019, ordinary shares represent the most subordinated class of equity and accordingly, the net loss per share was determined by dividing net loss after deducting preference dividends accumulated for the period by the weighted average number of ordinary shares.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

3. Net Loss per Share (cont.)

Net loss per share is presented in conformity with the two-class method required for participating securities. The Company’s redeemable convertible preference shares are participating securities as the holders of the redeemable convertible preference shares are entitled to participate in dividends with ordinary shares. Net losses are not allocated to the redeemable convertible preference shares as the holders of the redeemable convertible preference shares do not have a contractual obligation to share in any losses. Accordingly, basic net loss per share attributable to ordinary shareholders is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period. During the years ended December 31, 2019 and 2018, the Company increased the net loss by $13.9 million and $0.3 million, respectively, for dividends accumulated for the period on redeemable convertible preference shares to arrive at the numerator used to calculate net loss per share. For 2018, the net loss was increased only for dividends accumulated for the period that the Vested Shares were outstanding as prior to that the preference shares were the only class of equity.

For all periods presented, the shares included in computing basic net loss per share exclude restricted shares and shares issued upon the early exercise of share options where the vesting conditions have not been satisfied.

Diluted net income per share adjusts basic net income per share for the impact of potential ordinary shares and redeemable convertible preference shares. Potential ordinary shares include share options and restricted ordinary shares. Restricted ordinary shares and share options do not have rights to nonforfeitable dividends. As the Company has reported net losses for all periods presented, all potential ordinary shares and redeemable convertible preference shares are antidilutive, and accordingly, basic net loss per share equals diluted net loss per share.

The following table presents the potential ordinary shares and the redeemable convertible preference shares that were excluded from the computation of diluted net loss per share, because their effect was anti-dilutive as follows (in thousands):

	December 31,
	2019	2018
Redeemable convertible preference shares	110,333	15,400
Early exercise of unvested share options	7,581	2,341
Options to purchase ordinary shares	1,220	302
Restricted ordinary shares	14,792	14,957

4. Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2019	2018
Machinery and equipment	$8,946	$4,119
Computer hardware	2,396	1,732
Computer software	3,675	2,119
Vehicles	95	95
Furniture and fixtures	512	457
Leasehold improvements	16,197	3,236
	31,821	11,758
Less: Accumulated depreciation and amortization	(5,811)	(1,088)
Property and equipment, net	$26,010	$10,670

Depreciation and amortization expense for property and equipment was $4.7 million and $1.1 million for the years ended December 31, 2019 and 2018, respectively.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

5. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2019	2018
Accrued interest expense	$4,708	$268
Accrued legal fees	—	2,509
Accrued building construction	—	1,072
Short term lease liability	368	300
Other accrued expenses	3,058	3,410
Total accrued expenses	$8,134	$7,559

6. Related Party Promissory Note and Convertible Debt

In November 2018, the Company issued an unsecured promissory note for $15.0 million with two entities controlled by certain of the Company’s investors. All principal amounts together with unpaid and accrued interest were due and payable in full at the earlier of (i) the issuance of new equity or any debt instrument convertible into equity by the Company, other than certain restricted shares or shares granted under the Company’s 2018 Equity Plan (the “Equity Plan”) or (ii) November 6, 2019. Interest on the unpaid balance of the loan accrued at a rate of the Libor Index Rate plus 8% per year (10.875% at December 31, 2018), payable on the maturity date of the loan. At December 31, 2018, the unpaid principal was $15.0 million and accrued interest was approximately $0.3 million. In February 2019, the Company repaid $5.0 million of the principal and $0.2 million of accrued interest. In November 2019, the Company repaid the remaining principal balance of $10.0 million and $1.1 million of the accrued interest.

In August 2019, the Company issued a $100.0 million aggregate principal amount of secured convertible notes (the “$100M Notes”) with certain existing investors in the Company. The $100M Notes accrue simple interest at 12% per year. Unless earlier repaid, converted or extended by the investors, outstanding principal and unpaid accrued interest on the $100M Notes is due on February 28, 2021, which was subsequently amended to September 23, 2021 (“Maturity Date”). In the event the Company consummates, after August 1, 2019 and on or prior to the Maturity Date, an equity financing pursuant to which it sells shares of its equity securities with an aggregate sales price of not less than $200 million, excluding any and all indebtedness under the $100M Notes that is converted, then all principal, together with all unpaid accrued interest under the $100M Notes, will automatically convert into shares of the equity securities at 80% of the cash price per share paid by the other purchasers of equity securities. As of December 31, 2019, $100.0 million of the principal amount of the $100M Notes were outstanding and $4.7 million of interest unpaid as of December 31, 2019, included in accrued expenses in the consolidated balance sheet.

The automatic conversion feature at a discount to the next equity financing represents an embedded contingent redemption feature. The Company has bifurcated the contingent redemption feature from the $100M Notes and accounted for it separately as an embedded derivative liability. The embedded derivative liability is remeasured to fair value each period. The embedded contingent redemption feature is bifurcated from the $100M Notes because (i) a separate instrument with the same terms as the embedded derivative would be a derivative, and (ii) the economic characteristics of the embedded contingent redemption feature are not clearly and closely related to $100M Notes as it is contingently exercisable and results in the settlement of the debt at a substantial premium.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

6. Related Party Promissory Note and Convertible Debt (cont.)

The fair value of the embedded derivative liability at issuance of $17.8 million was recorded as a discount to the $100M Notes. To estimate the fair value of the embedded derivative liability, management considered several scenarios, including the completion of an equity financing prior to the $100M Notes’ maturity, conversion to preference shares upon maturity and the Company defaulting on the $100M Notes, and the timing of such events. The fair values of each scenario were determined primarily by the terms of the $100M Notes and the value of the Company’s existing preference shares, and then were probability weighted based on management’s estimates of the likelihood of each scenario. The probability weighted values were then discounted to present value. The discounted carrying amount of the $100M Notes is accreted, using the effective interest method, over the expected term of the $100M Notes. The Company performed this analysis of the fair value of the embedded derivative liability as of the August issuance date. As of December 31, 2019, the Company performed its fair value analysis by reconsidering each of the assumptions in the fair value model including its assessment of the probability-weighted expected return method of each scenario outlined above. Based on this assessment, the Company determined that there were no material changes in the fair value of the embedded derivative liability from issuance to December 31, 2019. The carrying value of the $100M Notes at December 31, 2019 was $86.1 million, net of unamortized debt discount of $13.9 million. During 2019, the Company recorded interest expense of $3.8 million for the accretion of the debt discount.

7. Commitments and Contingencies

Lease Commitments

Refer to Note 8 “Related Party Lease” for information regarding operating lease commitments.

Legal Proceedings

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. If the Company determines that it is probable that a loss has been incurred and the amount is reasonably estimable, the Company will record a liability.

General and administrative expenses for 2018 include $11.4 million of legal fees that were incurred to defend the Company and certain of its employees against claims filed by a third-party alleging trade secret misappropriation and violation of contractual non-solicitation obligations. All claims related to this matter were settled for an immaterial amount in 2018 and no claims were outstanding as of December 31, 2018 for this matter.

The Company is not currently a party to any material legal proceedings, nor is the Company aware of any other pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to vendors, lessors, investors, directors, officers, employees and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The Company provided indemnifications to certain of its officers and employees with respect to claims filed by a former employer. All claims were settled in 2018. As a result, the Company believes the estimated fair value of these agreements as of December 31, 2019 and 2018 is immaterial. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2019 and 2018.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

8. Related Party Lease

On February 28, 2018, the Company entered into a lease for an office facility in Torrance, California, with an entity controlled by investors of the Company, which was assigned to another entity controlled by investors of the Company, on April 30, 2018. The original lease term is 15 years and commenced on April 30, 2018. The lease contains a 3% per annum escalation clause. The Company is also required to pay the property taxes on the facility. Related party lease expense related to this operating lease was $1.7 million and $1.2 million for the years ended December 31, 2019 and 2018, respectively. During 2019 and 2018 the Company made rent payments related to this operating lease in the amount of $1.4 million and $0.9 million, respectively.

The lease contains the option to extend the term of the lease for two additional 60-month periods commencing when the prior term expires. At lease inception, the Company was not reasonably certain it would exercise any of the options to extend the term of the lease. There have been no changes to that assessment as of December 31, 2019.

The Company has determined that the lease does not effectively transfer control of the underlying facility to the Company based on the lease terms and, accordingly, the Company has classified the lease as an operating lease. As such, the rent and property taxes are expensed on a straight-line basis in the consolidated statements of operations.

The Company used judgment in determining an appropriate incremental borrowing rate to calculate the operating lease ROU asset and operating lease liability for the lease. Upon commencement of the lease, the Company recorded an operating lease ROU asset and operating lease liability of approximately $14.5 million and $14.5 million, respectively, on the Company’s consolidated balance sheet. The incremental borrowing rate used to determine the lease liability was 7.9%. As of December 31, 2019, the remaining operating lease ROU asset and operating lease liability were approximately $13.5 million and $14.1 million, respectively. As of December 31, 2018, the remaining operating lease ROU asset and operating lease liability were approximately $14.2 million and $14.4 million, respectively. As of December 31, 2019 and 2018, respectively, $0.4 million and $0.3 million of the lease liability was determined to be short term and was included in accrued expenses within the consolidated balance sheet.

The weighted average remaining lease term at December 31, 2019 and 2018 was 13.3 years and 14.3 years, respectively.

Maturities of the Company’s operating lease liabilities at December 31, 2019 were as follows (in thousands):

Operating Leases
2020	$1,463
2021	1,507
2022	1,553
2023	1,599
2024	1,647
Thereafter	15,789
Total lease payments	23,558
Less: imputed interest(1)	9,484
Present value of operating lease liabilities	14,074
Current portion of operating lease liabilities	368
Operating lease liabilities, net of current portion	$13,706

____________

(1)      Calculated using the incremental borrowing rate

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

9. Ordinary Shares and Redeemable Convertible Preference Shares

On December 11, 2017, in connection with the formation of the Company, 499,990,000 ordinary shares were issued to various investors in exchange for gross proceeds of $10.0 million.

Between February and October 2018, the Company issued 2,749,945,000 ordinary shares to the existing investors in exchange for gross proceeds of $55.0 million.

On November 6, 2018, the Company completed a 100-for-one share split of its ordinary shares. All share amounts have been retrospectively adjusted in these financial statements for the effects of this share split. Concurrent with the share split, the Company recapitalized its existing 3,249,945,000 ordinary shares into 50,050,000 ordinary shares and then converted such shares into Angel Series preference shares on a one-for-one basis.

On November 15, 2018, the Company issued 11,550,000 Angel Series redeemable convertible preference shares to the existing investors in exchange for gross proceeds of $15.0 million.

On December 18, 2018, the Company issued 15,400,000 Angel Series redeemable convertible preference shares to the existing investors in exchange for gross proceeds of $20.0 million for which payment was received in January 2019. The redeemable convertible preference share receivable is recorded in shareholders’ equity as of December 31, 2018.

On March 4, 2019, the Company increased its authorized preference shares by 33,333,333 and reduced its authorized ordinary shares by 33,333,333 shares.

On March 4, 2019, the Company issued 16,666,667 redeemable convertible Seed Series preference shares to the existing investors in exchange for gross proceeds of $50.0 million.

On May 6, 2019, the Company issued 16,666,667 redeemable convertible Seed Series preference shares to the existing investors in exchange for gross proceeds of $50.0 million.

The Company’s Board of Directors is authorized to determine the rights of each offering of redeemable convertible preference shares including, among other terms, dividend rights, voting rights, conversion rights, redemption prices and liquidation preferences, if any, subject to the limitations of applicable laws, regulations and its charter. The following summarizes the terms of redeemable convertible preference shares at December 31, 2019:

Conversion Rights

Each redeemable convertible preference share is convertible, at the holder’s option at any time after the date of issue, into such number of fully paid and nonassessable ordinary shares as is determined by dividing the applicable original issuance price by the conversion price, as defined. At December 31, 2019 and 2018, the conversion price of the redeemable convertible preference shares is equal to its original issuance price such that each redeemable convertible preference share is convertible into one ordinary share. In the event of the issuance of additional ordinary shares, subject to certain exclusions, at a price per share less than the conversion price of the redeemable convertible preference shares in effect on the date of such issuance (“Future Issuance Price”), the conversion price for the redeemable convertible preference shares will be adjusted to a price equal to the Future Issuance Price.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

9. Ordinary Shares and Redeemable Convertible Preference Shares (cont.)

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company (“Liquidation Event”), either voluntary or involuntary, the holders of Angel Series and Seed Series redeemable convertible preference shares are entitled to receive distributions prior and in preference to any distribution of any assets or surplus funds to the holders of ordinary shares. The holders of Angel Series preferences shares are entitled to receive an amount per share equal to the greater of (i) two times the original purchase price of $1.2987 per share plus any dividends accrued but unpaid, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to the Liquidation Event. The holders of Seed Series preferences shares are entitled to receive an amount per share equal to the greater of (i) two times the original purchase price of $3.00 per share plus any dividends accrued but unpaid, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to the Liquidation Event. After the payment of the redeemable convertible preference shares liquidation preference, the remaining assets and funds of the Company, if any, will be distributed among the holders of the redeemable convertible preference shares and the holders of ordinary shares, pro rata based on the number of shares held by each such holder, treating for this purpose the redeemable convertible preference shares as if they had converted into ordinary shares immediately prior to such a Liquidation Event.

In the event of a non-liquidation sale (“Non-Liquidation Sale”), the holders of Angel Series and Seed Series redeemable convertible preference shares then outstanding are entitled to receive, prior to and in preference to any distribution of any assets or surplus funds to the holders of ordinary shares. The holders of Angel Series preferences shares are entitled to receive an amount per share equal to the greater of (i) the original purchase price of $1.2987, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to such Non-Liquidation Sale. The holders of Seed Series preferences shares are entitled to receive an amount per share equal to the greater of (i) the original purchase price of $3.00, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to such Non-Liquidation Sale. In a Non-Liquidation Sale, after the payment of the redeemable convertible preference shares liquidation preference, the remaining assets and funds of the Company will be distributed among the holders of the redeemable convertible preference shares and the holders of ordinary shares pro rata based on the number of shares held by each such holder, treating for this purpose the redeemable convertible preference shares as if they had converted into ordinary shares immediately prior to such a Non-Liquidation Sale.

A Non-Liquidation Sale is deemed to include: (a) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (b) the acquisition of all or a majority of the outstanding voting shares of the Company in a single transaction or a series of related transactions by a person or group of persons, or any other acquisition of the business of the Company, as determined by the Board of Directors; but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company, (c) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company and (d) an exclusive licensing of all or substantially all of the intellectual property rights of the Company to any third party.

The Non-Liquidation Sale provisions represent contingent redemption provisions not solely within the Company’s control, and therefore, the redeemable convertible preference shares have been presented in the mezzanine equity of the consolidated balance sheet outside of shareholders’ equity.

If the assets of the Company available for distribution are insufficient to permit full payment of the preferential amounts, then the holders of preference shares will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect to shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Voting Rights

The redeemable convertible preference shareholders are entitled to one vote for each ordinary share into which such redeemable convertible preference shares can be converted. The redeemable convertible preference shares generally vote together with ordinary shares and not as a separate class. The Company’s Articles of Association include certain provisions which require a 51% or greater vote of the redeemable convertible preference shareholders, voting as a single class, with respect to certain actions of the Company including: (1) liquidate, dissolve or wind-up the business and affairs of the Company (2) a merger, reorganization or consolidation of the Company (3) a sale, lease, transfer of other disposition of all or substantially all of the assets of the Company or (4) an exclusive licensing of all or substantially all of the intellectual property rights of the Company to any third party.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

9. Ordinary Shares and Redeemable Convertible Preference Shares (cont.)

Dividends

The holders of the redeemable convertible preference shares are entitled to receive cumulative and compounding dividends in an amount equal to 8% of the original issuance price per share per annum. Dividends accrue from day to day, whether or not declared, and are cumulative; provided, however, that such accrued dividends are payable only in the event of either a Liquidation Event or a Non-Liquidation Sale. Such cumulative dividends in arrears were approximately $14.9 million and $1.0 million at December 31, 2019 and 2018, respectively. For the years ended December 31, 2019 and 2018, no dividends have been declared.

In the event that the Company declares any dividends on shares of any other class or series of shares of the Company it is required to declare and pay a dividend to the holders of the redeemable convertible preference shares then outstanding.

Reserve for Unissued Ordinary Shares

The Company is required to reserve and keep available out of its authorized but unissued shares of ordinary shares such number of shares sufficient to affect the conversion of all outstanding preference shares, and shares granted and available for grant under the Company’s share option plan.

The amount of such shares of the Company’s ordinary shares reserved for these purposes at December 31, 2019, is as follows (in thousands):

Shares
Authorized number of ordinary shares	389,667
Ordinary shares outstanding	(28,486)
Share options outstanding under the 2018 Equity Plan	(1,220)
Share options available for grant under the 2018 Equity Plan	(3,248)
Convertible Angel Series preference shares outstanding	(77,000)
Convertible Seed Series preference shares outstanding	(33,333)
Available for issuance	246,380

10. Share-Based Compensation

Share Options

All employees are eligible to be granted options to purchase ordinary shares under the Company’s Equity Plan. In 2019, the Company increased the number of shares of the Company’s ordinary shares reserved for issuance under the Equity Plan from 5,700,000 shares to 12,329,420 shares. The purpose of the Company’s share-based compensation awards is to incentivize employees and other individuals who render services to the Company by providing opportunities to purchase share in the Company. The expense recognized for grants to nonemployees during the years ended December 31, 2019 and 2018 is de minimis. All options granted will expire ten years from their date of issuance. Share options granted generally vest 25% on the one-year anniversary of the date of grant with the remaining balance vesting equally on a monthly basis over the subsequent 3 years. New shares are issued from authorized ordinary shares upon the exercise of share options. There were no performance-based share options granted during the years ended December 31, 2019 and 2018.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

10. Share-Based Compensation (cont.)

The fair values of share options granted under the Company’s Equity Plan were estimated at the date of grant using the Black-Scholes option pricing model and the following weighted average valuation assumptions:

Value per share of the Company’s ordinary shares.    As there is no public market for the Company’s ordinary shares, the Company’s board of directors, with the assistance of a third-party valuation specialist, determined the fair value of the Company’s ordinary shares at the time of the grant of share options by considering a number of objective and subjective factors, including the Company’s actual operating and financial performance, market conditions and performance of comparable publicly-traded companies, developments and milestones in the Company, the likelihood of achieving a liquidity event and transactions involving the Company’s ordinary shares, among other factors. The fair value of the underlying ordinary shares was determined by the Company’s board of directors. The fair value of the Company’s ordinary shares was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

Expected volatility.    The Company determines the expected volatility based on historical average volatilities of similar publicly traded companies corresponding to the expected term of the awards.

Expected term.    The expected term is based on historical information and estimates of future exercise behavior.

Risk-free interest rate.    The risk-free interest rate is based on the United States Treasury yield curve in effect during the period the options were granted corresponding to the expected term of the awards.

Estimated dividend yield.    The estimated dividend yield is zero, as the Company does not currently intend to declare dividends in the foreseeable future.

The fair values of share options granted under the Company’s Equity Plan were estimated at the date of grant using the Black-Scholes option pricing model and the following weighted average valuation assumptions:

	December 31,
	2019	2018
Risk free interest rates	1.69%	2.95%
Expected lives (in years)	6.02	6.25
Dividend yield	—	—
Expected volatility	60.00%	55.00%

The following table summarizes the activity of the Company’s share options for the year ended December 31, 2019:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2018	302,000	$0.01	9.90	$72
Granted	7,236,082	$0.02
Forfeited	(178,909)	$0.01
Exercised	(6,139,340)	$0.02
Outstanding at December 31, 2019	1,219,833	$0.02	9.64	$637

Under the Equity Plan employees may exercise share options prior to vesting. The Company has the right to repurchase any unvested (but issued) ordinary shares upon termination of service of an employee at the original exercise price. The consideration received for the early exercise of an option is considered to be a deposit and the related amount is recorded as a liability. The liability is reclassified into additional paid-in capital as the award vests. The liability related to unvested awards is $0.1 million and $0.1 million as of December 31, 2019 and 2018, respectively. The shares issued upon early exercise of share options are considered issued and outstanding shares.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

10. Share-Based Compensation (cont.)

During the year ended December 31, 2019, all 6,139,340 shares exercised were early exercised and were unvested at the time of exercise. As of December 31, 2019, of the total 28,486,392 ordinary shares issued and outstanding, 7,581,063 shares issued upon early exercise of share options are unvested.

As of December 31, 2019, of the total 1,219,833 share options outstanding, 1,120,960 shares are unvested. The Company expects substantially all of these share options to vest over the subsequent 4 years.

The intrinsic value of options exercised during the year ended December 31, 2019 and 2018 was $3.3 million and $0.6 million, respectively. This intrinsic value represents the difference between the fair market value of the Company’s ordinary shares on the date of exercise and the exercise price of each option

The total grant date fair value of share options granted during the years ended December 31, 2019 and 2018, was approximately $3.5 million and $0.6 million, respectively. The weighted average grant date fair value per share of share options granted during the years ended December 31, 2019 and 2018 was $0.48 and $0.26, respectively.

Share-based compensation expense related to share options was approximately $0.3 million during the year ended December 31, 2019, of which $0.2 million is reflected within general and administrative and $0.1 million is reflected within research and development in the consolidated statements of operations. During the year ended December 31, 2018, share-based compensation expense related to share options was immaterial.

Total unrecognized compensation cost related to unvested share options at December 31, 2019 and 2018 is approximately $3.2 million and $0.6 million, respectively. At December 31, 2019 and 2018, the weighted average period over which the unrecognized compensation cost is expected to be recognized is approximately 2.76 and 2.5 years, respectively.

Restricted Ordinary Shares

The activity for the Company’s restricted ordinary shares at December 31, 2019 is as follows (in thousands, except weighted-average grant-date fair value amounts):

Restricted Ordinary Shares	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at December 31, 2018	14,957	$0.25
Issued	7,056	0.26
Vested	(3,492)	0.25
Repurchased	(3,729)	0.26
Nonvested at December 31, 2019	14,792	$0.25

The weighted average fair value per restricted ordinary share issued during the years ended December 31, 2019 and 2018 was $0.26 and $0.25, respectively. The total fair value of restricted ordinary shares issued during the years ended December 31, 2019 and 2018, were $1.8 million and $2.1 million, respectively.

For the year ended December 31, 2019, the Company recognized expense of $1.5 million, of which $0.7 million is reflected within general and administrative, $0.6 million is reflected within research and development and $0.2 million is reflected within sales and marketing in the consolidated statements of operations. For the year ended December 31, 2018, the Company recognized expense of $0.8 million, of which $0.4 million is reflected within general and administrative, $0.3 million is reflected within research and development and $0.1 million is reflected within sales and marketing in the consolidated statements of operations. Unrecognized compensation cost related to the restricted ordinary shares expected to vest at December 31, 2019 is approximately $0.5 million, of which $0.4 million will vest in 2020 and the remaining $0.1 million in 2021. Additionally, approximately $3.1 million of compensation cost is not considered probable to vest as of December 31, 2019.

Canoo Holdings Ltd.

Consolidated Financial Statements

December 31, 2019 and 2018.

10. Share-Based Compensation (cont.)

The Company has an irrevocable, exclusive option to repurchase all or any portion of the unvested restricted shares at the original per share purchase price for the shares upon termination or the cessation of services provided by the shareholder. The restricted shares vest and are no longer subject to the repurchase when the following conditions are met: 12.5% vest when the Company achieves $100 million in cumulative funding from inception (which condition was satisfied in 2018, accordingly this portion of the 2019 awards was vested upon issuance); 37.5% vest ratably over a period of thirty-six months from the issuance of the shares; and 50% vest on the date the Company starts commercial production of its first vehicle, which the Company determined was not probable of being met as of December 31, 2019.

11. Income Taxes

The Cayman Islands does not subject corporations to corporate income taxes. Accordingly, the Company has no income taxes for operations within the Cayman Islands. However, the Company is subject to income tax in other jurisdictions in which it operates, including the United States.

As a result of net operating losses and the inability to record a benefit for its deferred income assets, the Company has not recorded a provision or benefit for income taxes for 2019 and 2018.

A reconciliation of income taxes computed at the Cayman Islands statutory rate to the Company’s provision for income taxes is as follows (in thousands):

	Year ended December 31,
	2019	2018
Tax at Cayman statutory rate	$—	$—
Foreign rate differential	(18,622)	(7,360)
State tax – net of federal benefit	(8,493)	(3,080)
Nondeductible expenses	24	46
U.S. tax credits	(3,497)	(832)
Change in valuation allowance	30,588	11,226
Provision for income taxes	$—	$—

Components of the Company’s net deferred income tax assets as of December 31, 2019 and 2018 consist of the following (in thousands):

	December 31,
	2019	2018
Net operating loss carry-forwards	$30,631	$9,074
Research and development credits	7,927	1,620
Interest expense	1,975	—
Share-based compensation	755	—
Accruals and others	556	562
Total gross deferred income tax assets	41,844	11,256
Less: Valuation allowance	(41,844)	(11,256)
Net deferred income tax assets	$—	$—

The Company recorded a full valuation allowance against its deferred income tax assets at December 31, 2019 and 2018. Based upon management’s assessment of all available evidence, the Company has concluded that it is more likely than not that the net deferred income tax assets will not be realized. The increase in the valuation

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

11. Income Taxes (cont.)

allowance for the years ended December 31, 2019 and 2018 was $30.6 million and $11.2 million, respectively. The following table summarizes the activity recorded in the valuation allowance on the deferred income tax assets (in thousands):

Valuation allowance at December 31, 2017	$(30)
Additions charged to income tax provision	(11,226)
Valuation allowance at December 31, 2018	(11,256)
Additions charged to income tax provision	(30,588)
Valuation allowance at December 31, 2019	$(41,844)

The Company has cumulative net operating loss (“NOL”) carryforwards for federal and state tax purposes at December 31, 2019 and 2018 of approximately $112.1 million and $33.1 million for federal and $101.5 million and $30.4 million for state income tax purposes, respectively. NOL’s can be carried forward indefinitely for federal income tax purposes and can offset 80% of taxable income in any given tax year. NOL’s can be carried forward to offset future taxable income for a period of twenty years for California state income tax purposes.

The Company has research and development tax credits at December 31, 2019 and 2018 of approximately $18.2 million and $3.9 million, respectively, for both federal and state income tax purposes. If not utilized, the federal research and development tax credits will expire in various amounts beginning in 2039. State research and development credits can be carried forward indefinitely.

Future utilization of the net operating loss carryforwards and tax-credit carryforwards may be subject to an annual limitation based on changes in ownership, as defined by Section 382 of the Internal Revenue Code.

The aggregate changes in the balance of gross unrecognized tax benefits during the years ended December 31, 2019 and 2018 were as follows (in thousands):

Balance at December 31, 2017	$—
Increases in balances related to tax provisions taken during current period	(1,870)
Balance at December 31, 2018	(1,870)
Increases in balances related to tax provisions taken during current period	(6,557)
Balance at December 31, 2019	$(8,427)

As of December 31, 2019, the Company has total uncertain tax positions of $8.4 million related to research and development credits, which is recorded as a reduction of the deferred tax asset related credit carryforwards. The Company’s policy is to recognize interest and penalties, if any, related to uncertain tax positions as a component of income tax expense. For the years ended December 31, 2019 and 2018, the Company did not recognize any interest or penalties for uncertain tax positions. The Company is currently not under examination by the United States Internal Revenue Service or any other state, city or local jurisdiction. The Company is subject to the standard statutes of limitations by the relevant tax authorities for federal and state purposes and all tax years since inception are open for examination.

The Company does not anticipate any significant increases or decreases in its unrecognized tax benefits within the next twelve months.

In response to the COVID-19 pandemic, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) on March 27, 2020. The CARES Act provides numerous tax provisions and other stimulus measures, including refundable payroll tax credits, deferral of employer side social security payments, modifications to the net interest deduction limitations, expansions to the use and carryback of net operating losses, and a technical correction to the depreciation method applicable to qualified improvement property under the 2017 Tax Cuts and Jobs Act. The Company will continue to monitor the impact of the CARES Act on its business as conditions change.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

12. Subsequent Events

Management has evaluated the impact of subsequent events from the balance sheet date through September 18, 2020, which is the date the financial statements were available to be issued, and identified the following subsequent events:

Convertible Notes and Recapitalization

In March 2020, certain terms of the $100M Notes were amended such that (1) the Maturity Date was extended from February 28, 2021 to September 23, 2021 and (2) the $100M Notes are automatically converted into the next round of equity securities at the lesser of (a) 80% of the cash price per share paid by the other purchasers of equity securities; or (b) $500 million divided by the total number of outstanding shares at the time of conversion. In addition, the amendment provided that the note holders can elect to convert the notes if there is a change in control after September 2020 at the lesser of (a) 80% of the inferred value per share paid for control of the Company and (b) $500 million divided by the total number of outstanding shares at the time of conversion. In consideration of these more favorable conversion terms, the holders of the $100M Notes agreed to contribute all unpaid and accrued interest through the amendment date, which totaled $7.4 million.

During the period from January through August 2020, the Company issued a total of $180.5 million aggregate principal amount of secured and unsecured convertible notes, $90.0 million of Convertible Notes were issued to certain of the Company’s investors and their affiliated entities and the remaining $90.5 million to new noteholders. The convertible notes accrue simple interest at 8% per year. Other than the change in the interest rate, these new notes have the same terms and conditions as the amended $100M Notes. Unless earlier repaid, converted or extended by the note holders, outstanding principal and unpaid accrued interest of $38.6 million is expected to mature in July 2021, $28.3 million in September 2021, $61.6 million in January 2022, and $72.0 million in February 2022.

On August 16, 2020, all of the Company’s outstanding convertible notes with an aggregate principal amount of $280.5 million were converted into 31.6 million of A-Series Preference Shares and 19.4 million of A-1 Series Preference Shares. Concurrently with the conversion of the convertible debt, 77.0 million Angel Series preference shares and 33.3 million Seed Series preference shares were exchanged for 59.3 million A-Series Preference Shares. The rights of the A-Series and A-1 Series Preference Shares are comparable to the Seed Series preference shares except for that the A-1 Series Preference Shares cannot cast votes for the Company’s board of directors.

2018 Equity Plan

On August 15, 2020, the Equity Plan was amended to increase the number of ordinary shares reserved for issuance by 2,029,951 to a new total of 14,359,371 ordinary shares are reserved for grant under the 2018 Plan.

Restricted Ordinary Shares

In August and September, the Company granted 6,476,720 restricted share units (“RSUs”) to certain employees and consultants of the Company. Each RSU unit represents a contingent right to receive one share of the Company’s ordinary shares, and are subject to ongoing time and service-based vesting primarily over four-year terms. 4,340,740 of the above referenced RSUs were granted as retention-based equity with a four-year vesting term, but are also contingent upon successful consummation of the Merger Agreement disclosed below.

COVID-19

In March 2020, the World Health Organization declared the coronavirus (“COVID-19”) outbreak a pandemic. The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact the Company’s employees and operations and the operations of its customers, suppliers, vendors and business partners, and may negatively impact the Company’s sales and marketing activities and the production schedule of its electric vehicles.

Canoo Holdings Ltd.
Consolidated Financial Statements

December 31, 2019 and 2018

12. Subsequent Events (cont.)

The ultimate extent of COVID-19’s impact is beyond the Company’s knowledge and control and, as a result, at this time, the Company is unable to predict the cumulative impact, both in terms of severity and duration, that the COVID-19 pandemic will have on the Company’s business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time.

Merger Agreement

In August 2020, the Company entered into a merger agreement with Hennessy Capital Acquisition Corp. IV (“HCAC”), a special purpose acquisition company. The merger is expected to be completed in the fourth quarter of 2020, subject to, among other things, the approval by HCAC stockholders, the approval by the Company shareholders, SEC review of registration statement and the satisfaction or waiver of other customary closing conditions. The aggregate merger consideration payable to the shareholders of the Company upon closing consists of 175 million newly issued shares of HCAC common stock valued at $10.00 per share. In addition, the Company’s shareholders have the right to receive up to an additional 15 million shares of HCAC common stock if certain share price thresholds are achieved within five years of the closing date of the merger agreement.

Canoo Holdings Ltd.

Condensed Consolidated Balance Sheets (in thousands, except par values)

September 30, 2020 and December 31, 2019 (unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$148,836	$29,007
Restricted cash	500	500
Prepaids and other current assets	4,940	1,754
Total current assets	154,276	31,261
Property and equipment, net	26,168	26,010
Operating lease right-of-use asset	13,074	13,545
Other assets	4,099	1,264
Total assets	$197,617	$72,080

Liabilities, redeemable convertible preference shares and shareholders’ deficit

Liabilities
Current liabilities
Accounts payable	$3,756	$2,260
Accrued interest expense	—	4,708
Accrued and other current liabilities	11,335	3,426
Total current liabilities	15,091	10,394
Operating lease liabilities	13,380	13,706
Long-term debt	6,960	—
Related party convertible debt	—	86,051
Related party derivative liability	—	17,797
Total liabilities	35,431	127,948

Commitments and contingencies (Note 8)

Redeemable convertible preference shares
Redeemable convertible preference shares – Angel Series: $0.0001 par value; no shares and 77,000 shares, authorized, issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	100,000
Redeemable convertible preference shares – Seed Series: $0.0001 par value; no shares and 33,333 shares, authorized, issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	100,000
Redeemable convertible preference shares – A Series: $0.0001 par value; 90,913 and no shares, authorized, issued and outstanding at September 30, 2020 and December 31, 2019, respectively; liquidation preference $999,917 as of September 30, 2020	445,159	—
Redeemable convertible preference shares – A-1 Series: $0.0001 par value; 19,420 and no shares, authorized, issued and outstanding at September 30, 2020 and December 31, 2019, respectively; liquidation preference of $213,593 as of September 30, 2020	95,091	—
Total redeemable convertible preference shares	540,250	200,000
Shareholders’ deficit
Ordinary shares, $0.0001 par value; 389,667 shares authorized; 26,069 and 28,486 issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	160	2,807
Accumulated deficit	(378,224)	(258,675)
Total shareholders’ deficit	(378,064)	(255,868)
Total liabilities, redeemable convertible preference shares and shareholders’ deficit	$197,617	$72,080

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canoo Holdings Ltd.

Condensed Consolidated Statements of Operations (in thousands, except per share values)

Nine Months Ended September 30, 2020 and September 30, 2019 (unaudited)

	Nine months ended September 30,
	2020	2019
Revenue	$2,550	$—
Costs and Operating Expenses
Cost of revenue, excluding depreciation and amortization	670	—
Sales and marketing	2,888	6,529
Research and development	52,858	108,817
General and administrative	13,009	17,898
Depreciation and amortization	5,179	3,094
Loss from operations	(72,054)	(136,338)
Interest expense	10,465	3,351
Gain on extinguishment of debt	(5,045)	—
Other expense, net	47	5
Net loss	(77,521)	(139,694)
Cumulative redeemable convertible preference share dividends	16,245	9,863
Deemed dividend related to the exchange of redeemable convertible preference shares	90,495	—
Net loss attributable to ordinary shareholders	$(184,261)	$(149,557)

Per Share Data:
Net loss per share, basic and diluted	$(23.04)	$(36.51)

Weighted-average shares outstanding, basic and diluted	7,998	4,096

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canoo Holdings Ltd.

Condensed Consolidated Statements of Redeemable Convertible Preference Shares and Shareholder’s Deficit (in thousands)

Nine Months Ended September 30, 2020 (unaudited)

	Redeemable Convertible Preference Shares-Angel Series		Redeemable Convertible Preference Shares-Seed Series		Redeemable Convertible Preference Shares-A Series		Redeemable Convertible Preference Shares-A-1 Series		Ordinary Shares		Additional paid-in capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	77,000	$100,000	33,333	$100,000	—	$—	—	$—	28,486	$—	$2,807	$(258,675)	$(255,868)
Issuance of ordinary shares upon early exercise of share options	—	—	—	—	—	—	—	—	342	—	3	—	3
Repurchase of ordinary shares – forfeitures	—	—	—	—	—	—	—	—	(2,759)	—	(27)	—	(27)
Share-based compensation	—	—	—	—	—	—	—	—	—	—	1,059	—	1,059
Exchange and gain on extinguishment of related party convertible debt	—	—	—	—	13,868	67,907	19,420	95,091	—	—	44,785	—	44,785
Exchange of convertible debt	—	—	—	—	17,718	86,757	—	—	—	—	—	—	—
Exchange and deemed dividend on extinguishment of redeemable convertible preference shares	(77,000)	(100,000)	(33,333)	(100,000)	59,327	290,495	—	—	—	—	(48,467)	(42,028)	(90,495)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(77,521)	(77,521)
Balance as of September 30, 2020	—	$—	—	$—	90,913	$445,159	19,420	$95,091	26,069	$—	$160	$(378,224)	$(378,064)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canoo Holdings Ltd.

Condensed Consolidated Statements of Redeemable Convertible Preference Shares and Shareholder’s Deficit (in thousands)

Nine Months Ended September 30, 2019 (unaudited)

	Redeemable Convertible Preference Shares-Angel Series		Redeemable Convertible Preference Shares-Seed Series		Ordinary Shares		Additional paid-in capital	Accumulated Deficit	Related Party Shareholder Receivable	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	77,000	$100,000	—	$—	19,648	$—	$850	$(75,982)	$(20,000)	$(95,132)
Issuance of redeemable convertible preference shares	—	—	33,333	100,000	—	—	—	—	—	—
Issuance of restricted ordinary shares	—	—	—	—	7,056	—	70	—	—	70
Issuance of ordinary shares upon early exercise of share options	—	—	—	—	1,617	—	107	—	—	107
Repurchase of ordinary shares – forfeitures	—	—	—	—	(4,239)	—	(42)	—	—	(42)
Proceeds from related party shareholder receivable	—	—	—	—	—	—	—	—	20,000	20,000
Share-based compensation	—	—	—	—	—	—	1,443	—	—	1,443
Net loss	—	—	—	—	—	—	—	(139,694)	—	(139,694)
Balance as of September 30, 2019	77,000	$100,000	33,333	$100,000	24,082	$—	$2,428	$(215,676)	$—	$(213,248)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canoo Holdings Ltd.

Condensed Consolidated Statements of Cash Flows (in thousands)

Nine Months Ended September 30, 2020 and September 30, 2019 (unaudited)

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	(77,521)	(139,694)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,179	3,094
Non-cash operating lease expense	471	452
Loss on the disposal of property and equipment	9	—
Debt discount amortization	2,590	1,315
Gain on extinguishment of debt	(5,045)	—
Share-based compensation	1,059	1,443
Changes in operating assets and liabilities:
Prepaids and other current assets	(3,186)	(4,639)
Other assets	726	1,581
Accounts payable	1,082	1,952
Accrued interest expense	7,927	2,415
Accrued and other current liabilities	1,944	4,589
Operating lease liabilities	(326)	(270)
Net cash used in operating activities	(65,091)	(127,762)

Cash flows from investing activities:
Purchases of property and equipment	(1,209)	(18,245)
Net cash used in investing activities	(1,209)	(18,245)

Cash flows from financing activities:
Proceeds from related party shareholder receivable	—	20,000
Repayments on related party promissory note	—	(5,000)
Proceeds from related party convertible debt	90,000	100,000
Proceeds from convertible debt	90,500	—
Loan advance	7,017	—
Repayments on loan advance	(57)	—
Proceeds from early exercise of share options	—	70
Proceeds from issuance of redeemable convertible preference shares – Seed Series	—	100,000
Proceeds from issuance of ordinary shares	3	107
Repurchase of restricted ordinary shares	(27)	(42)
Payment of offering costs	(1,307)	—
Net cash provided by financing activities	186,129	215,135
Net increase in cash, cash equivalents, and restricted cash	119,829	69,128

Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	29,507	18,019
Cash, cash equivalents, and restricted cash, end of period	149,336	87,147

Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents at end of period	148,836	86,647
Restricted cash at end of period	500	500
Total cash, cash equivalents, and restricted cash at end of period shown in the consolidated statements of cash flows	149,336	87,147
Supplemental non-cash investing and financing activities
Acquisition of property and equipment included in current liabilities	$4,137	$1,846
Deferred offering costs included in accrued and other current liabilities	$2,254	$—
Exchange of convertible debt	$291,309	$—
Exchange of redeemable convertible preference shares	$200,000	$—
Deemed dividend on extinguishment of redeemable convertible preference shares	$90,495	$—
Gain on extinguishment of related party convertible debt recorded in additional paid-in capital (See Note 3)	$44,785	$—
Issuance of long-term debt in exchange for loan advance	$7,017	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

1. Description of the Business

Canoo Holdings Ltd. (the “Company” or “Canoo”) was incorporated in the Cayman Islands on November 14, 2017 as Evelozcity Holdings Ltd. The Company formally changed its name to Canoo Holdings Ltd. on November 20, 2019. Since inception, the Company has been focused on raising capital and developing and designing purpose-built smart electric vehicles for subscription.

Merger Agreement

In August 2020, the Company entered into a merger agreement with Hennessy Capital Acquisition Corp. IV (“HCAC”), a special purpose acquisition company (the “Merger”). The Merger is expected to be completed in the fourth quarter of 2020, subject to, among other things, the approval by HCAC stockholders, the approval by the Company’s shareholders, SEC review of registration statement and the satisfaction or waiver of other customary closing conditions. The aggregate merger consideration payable to equity holders of the Company upon closing consists of 175 million newly issued shares of HCAC common stock valued at $10.00 per share. In addition, the Company’s equity holders have the right to receive up to an additional 15 million shares of HCAC common stock if certain share price thresholds are achieved within five years of the closing date of the merger agreement.

Capital Resources and Liquidity

The Company’s primary activities since incorporation have been establishing its facilities, recruiting personnel, conducting research and development, business development, business and financial planning, and raising capital. The Company has incurred net losses and net cash outflows from operating activities since its inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to mitigate the substantial doubt about the Company’s ability to continue as a going concern primarily involve raising capital through the issuance of additional convertible notes or redeemable convertible preference shares or merging with a public entity to provide additional capital. Future capital requirements will depend on many factors, including the level of expenditures in all areas of the Company. Additional funds may not be available on terms favorable to the Company or at all and the Company’s planned merger, may not be completed or provide sufficient capital. Failure to raise additional capital, if and when needed, would have a material adverse effect on the Company’s financial position, results of operations, and cash flows. The condensed consolidated financial statements do not include any adjustments to reflect the possible future recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. Basis of Presentation

The condensed consolidated balance sheet as of September 30, 2020, the condensed consolidated statements of operations, the condensed consolidated statements of redeemable convertible preference shares and shareholders’ deficit and the condensed consolidated statements of cash flows for the nine months ended September 30, 2020 and 2019, as well as other information disclosed in the accompanying notes, are unaudited.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2019 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2019 condensed consolidated balance sheet was derived from the Company’s audited financial statements. In the opinion of the Company’s management, these condensed consolidated financial statements include all adjustments, which are only of a normal recurring nature, necessary to state fairly the Company’s financial position, results of operations and cash flows. The operating results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for a full year.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

2. Basis of Presentation (cont.)

The condensed consolidated financial statements include the results of Canoo Holdings Ltd. and its subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation.

Segment and Geographic Information

The Chief Executive Officer, as the chief operating decision maker, organizes the Company, manages resource allocations and measures performance on the basis of one operating segment.

All of the Company’s property and equipment and right of use assets are located in the United States of America.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, quarantines in certain areas and forced closures for certain types of public places and businesses. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which Canoo operates. On March 27, 2020, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) to, among other provisions, provide emergency assistance for individuals, families and businesses affected by the COVID-19 pandemic.

As the COVID-19 pandemic continues to evolve, the extent of the impact to Canoo’s businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the COVID-19 pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond Canoo’s knowledge and control and, as a result, at this time, Canoo is unable to predict the cumulative impact, both in terms of severity and duration, that the COVID-19 pandemic will have on Canoo’s business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although Canoo has made its best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, Canoo may be subject to future impairment losses related to long-lived assets as well as changes in the fair value of its financial instruments.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known.

On an ongoing basis, management evaluates its estimates, including those related to i) useful lives and recoverability of property and equipment; ii) the realization of deferred tax assets and estimates of tax reserves; iii) the valuation of equity securities and share-based compensation; iv) the recognition and disclosure of contingent liabilities; and v) the fair value of financial instruments. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company may engage third party valuation specialists to assist with estimates related to the valuation of its share-based compensation arrangements, valuation of the derivative liability, and valuation of its convertible debt and redeemable convertible preference shares. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

2. Basis of Presentation (cont.)

Revenue Recognition

The Company applies Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”) which governs how the Company recognizes revenue.

Under ASC 606, the Company recognizes revenue when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue pursuant to the five-step framework contained in ASC 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

During 2020, the Company’s revenue was derived from the provision of consulting services on a project basis. The Company’s fixed price contracts related to these services contain a single performance obligation, which was satisfied in July 2020 when the Company provided the final report to the customer. Revenue for these services was recognized at a point in time, when the project was delivered.

There were no contract liabilities as of September 30, 2020 and December 31, 2019.

Cost of Revenue, excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization, includes materials, labor, and other direct costs related to the provision of engineering, development, and design consulting services.

Fair Value Option

The Company may elect to report most financial instruments and certain other items at fair value with changes in fair value reported in earnings. The election is made upon the initial recognition of an eligible financial asset, financial liability or firm commitment or when certain specified reconsideration events occur. The fair value election may not otherwise be revoked once an election is made. The changes in fair value are recorded in current earnings.

As discussed in Note 3, “Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares,” on March 23, 2020 the related party convertible debt then outstanding was amended. The amendment was a reconsideration event and the Company elected fair value accounting for the related party convertible debt under ASC 825, Financial Instruments, and all future convertible notes issued.

The primary reasons the Company has elected the fair value option are to:

●        Reflect economic events in earnings on a timely basis; and

●        Address simplification and cost-benefit considerations (e.g., accounting for hybrid financial instruments at fair value in their entirety versus bifurcation of embedded derivatives).

Any change in fair value of the Company’s convertible notes subject to the fair value election is recorded in interest expense. Refer to Note 3, “Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares,” for further discussion on the Company’s assessment of fair value as of September 30, 2020.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

2. Basis of Presentation (cont.)

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820, Fair Value Measurements and Disclosures, which provides a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. Fair value represents the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses the following hierarchy in measuring the fair value of the Company’s assets and liabilities, focusing on the most observable inputs when available:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2	Observable inputs other than Level 1 quoted prices, such as quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active for identical or similar assets and liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3	Valuations are based on inputs that are unobservable and significant to the overall fair value measurement of the assets or liabilities. Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The following table summarizes the Company’s assets and liabilities that are measured at fair value on a recurring basis, by level, within the fair value hierarchy as of September 30, 2020 and December 31, 2019 (in thousands):

	September 30, 2020
	Fair Value	Level 1	Level 2	Level 3
Assets
Money market fund	$147,787	$147,787	$—	$—

	December 31, 2019
	Fair Value	Level 1	Level 2	Level 3
Assets
Money market fund	$28,182	$28,182	$—	$—

Liability
Related party derivative liability	$17,797	$—	$—	$17,797

The Company’s valuation of its related party derivative liability and its convertible debt are considered a “Level 3” fair value measurement. Refer to Note 3, “Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares,” for further discussion of the valuation of these liabilities.

	Convertible debt	Related party derivative liability
Balance at December 31, 2019	$—	$17,797
Principal value of convertible debt	280,500	—
Fair value adjustment	5,574	—
Extinguishment of convertible debt	(286,074)	—
Extinguishment of related party derivative liability	—	(17,797)
Balance at September 30, 2020	$—	$—

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

2. Basis of Presentation (cont.)

Related party derivative liability
Balance at December 31, 2018	$—
Recognition of related party derivative liability	17,797
Balance at September 30, 2019	$17,797

The methods utilized may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

There have been no material changes to any other significant accounting policies described in the consolidated financial statements for the nine months ended September 30, 2020 and year ended December 31, 2019.

Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updated (“ASU”) No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. Early adoption of the amendments in this ASU is permitted, including adoption in any interim period, for all entities. The Company adopted the ASU on January 1, 2020 on a prospective basis. The ASU did not have a material impact on the Company’s condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires entities to use a current expected credit loss (“CECL”) model, which is a new impairment model based on expected losses rather than incurred losses on financial assets, including trade accounts receivables. The model requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The ASU is effective for public business entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early application of the amendments is permitted. The Company adopted the ASU on January 1, 2020. The ASU did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU No. 2020-06 Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). The objective of the amendments in this ASU is to address issues identified as a result of the complexity associated with applying GAAP for certain financial instruments with characteristics of liabilities and equity. The amendments in this ASU reduce the number of accounting models for convertible debt instruments and redeemable convertible preference shares. For convertible instruments with conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, the embedded conversion features no longer are separated from the host contract. The amendments in the ASU are effective for public business entities for fiscal years beginning after December 15, 2021, including interim periods therein. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The ASU is currently not expected to have a material impact on the Company’s condensed consolidated financial statements.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

3. Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares

Long-Term Debt

On July 7, 2020, Canoo Inc. (a wholly owned subsidiary of the Company) entered into a promissory note for loan proceeds in the amount of $7.0 million under the Paycheck Protection Program (the “PPP”) (the “PPP Loan”) administered by the Small Business Administration (“SBA”) established under Division A, Title I of the CARES Act. The PPP Loan bears interest at 1.0% per annum, accruing from the loan date and payable monthly and matures on July 7, 2025. No payments are due on the PPP Loan until one month following the end of a deferment period of 68 weeks from the date of first disbursement, but interest will continue to accrue during the deferment period. The PPP Loan is unsecured and guaranteed by the SBA. The PPP Loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The PPP Loan provides for customary defaults, including failure to make payment when due or to fulfill the Company’s obligations under the promissory note or related documents, reorganizations, mergers, consolidations or other changes to the Company’s business structure, and certain defaults on other indebtedness, bankruptcy events, adverse changes in financial condition or civil or criminal actions. The PPP Loan may be accelerated upon the occurrence of a default.

The PPP provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The PPP Loan and accrued interest are forgivable after twenty-four weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities. The total amount eligible for forgiveness may be adjusted if, at the time of the forgiveness application, the borrower does not maintain employment and wage levels; a forgiveness application may be submitted at any time prior to December 31, 2020. During October 2020, the Company submitted its application for forgiveness of the PPP Loan. The Company has and intends to continue to use the PPP Loan proceeds for purposes consistent with the provisions of the PPP and the Company expects that such usage will meet the criteria established for forgiveness of the loan. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the SBA may adopt. If all or a portion of the loan is ultimately forgiven, the Company will record income from the extinguishment of the PPP Loan.

Convertible Debt

In August 2019, the Company issued $100 million aggregate principal amount of secured convertible notes (the “$100M Notes”) to existing certain investors in the Company. The $100M Notes accrue simple interest at 12% per year. Unless earlier repaid, converted or extended by the investors, outstanding principal and unpaid accrued interest on the $100M Notes were due on February 28, 2021, which was subsequently modified to September 23, 2021 (“Maturity Date”). The original terms of the $100M Notes stated that in the event the Company consummates, after August 1, 2019 and on or prior to the Maturity Date, an equity financing pursuant to which it sells shares of its equity securities with an aggregate sales price of not less than $200 million, excluding any and all indebtedness under the $100M Notes that is converted, then all principal, together with all unpaid accrued interest under the $100M Notes, will automatically convert into shares of the equity securities at 80% of the cash price per share paid by the other purchasers of equity securities.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

3. Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares (cont.)

In March 2020, certain terms of the $100M Notes were amended such that (1) the Maturity Date was extended from February 28, 2021 to September 23, 2021 and (2) the $100M Notes are automatically converted into the next round of equity securities at the lesser of (a) 80% of the cash price per share paid by the other purchasers of equity securities; or (b) $500 million divided by the total number of outstanding shares at the time of conversion. In addition, the amendment provided that the noteholders can elect to convert the $100M Notes if there is a change in control after September 2020 at the lesser of (a) 80% of the inferred value per share paid for control of the Company and (b) $500 million divided by the total number of outstanding shares at the time of conversion. In consideration of these more favorable conversion terms, the equity holders of the $100M Notes agreed to forgive all unpaid and accrued interest through the amendment date, which totaled $7.4 million.

The Company accounted for these changes in the terms of its $100M Notes as a debt extinguishment. The Company recognized a gain on extinguishment of $8.3 million as an effective capital contribution within additional paid-in capital as each of the holders of the $100M Notes were existing equity holders in the Company. The extinguishment gain represents the difference between: (a) the sum of the carrying value of the pre-amendment $100M Notes of $88.7 million, the value of unpaid accrued interest through the amendment date of $7.4 million, and the fair value of the embedded derivative of $17.7 million; and (b) the fair value of the amended $100M Notes of $105.6 million at the time of the amendment.

Prior to the March 23, 2020 amendment, the Company had not elected the fair value option to record the notes at fair value in entirety, and as such bifurcated the contingent redemption feature embedded in the $100M Notes and recorded it at fair value separately as an embedded derivative liability. The fair value of the embedded derivative liability at issuance was recorded as a discount to the $100M Notes. From January 1, 2020 through March 23, 2020, the Company recorded expense of $2.6 million for the accretion of the debt discount in interest expense. The Company assessed the fair value of the derivative liability as of March 23, 2020 and determined there was no material change in the fair value of the derivative liability from December 31, 2019 through the March 23, 2020 amendment date.

At the time of the extinguishment, the Company elected to account for the $100M Notes at fair value in their entirety. The fair value of the $100M Notes on March 23, 2020 was $105.6 million. The significant unobservable inputs used in the fair value measurement of the $100M Notes were the financial and operational performance of the Company, debt issued by the Company with similar terms, and the probability of principal recovery of the investment. The difference in the fair value as compared to the principal value of the $100M Notes is primarily driven by the difference in interest rates between convertible debt issued by the Company with similar terms.

In March 2020, the Company issued $15.0 million aggregate principal amount of secured convertible notes (the “$15M Notes”), of which $10.0 million was issued to certain existing investors in the Company and the remaining $5.0 million to new noteholders. In April 2020, the Company issued $10.3 million aggregate principal amount of secured convertible notes (“$10.3M Notes”) to new noteholders. The $15M Notes and the $10.3M Notes accrue simple interest at 8% per year. Unless earlier repaid, converted or extended by the noteholders, the outstanding principal and unpaid accrued interest on the $15M Notes and the $10.3M Notes are due on September 3, 2021 and September 23, 2021, respectively. In the event the Company consummates an equity financing on or prior to the maturity date of the notes, pursuant to which it sells shares of its equity securities with an aggregate sales price of not less than $200 million, excluding any and all indebtedness under the note that is converted, then all principal, together with all unpaid accrued interest under the notes, shall automatically convert into shares of the equity securities at the lesser of (a) 80% of the cash price per share paid by the other purchasers of equity securities or (b) the price obtained by dividing $500 million by the number of outstanding shares. In addition, the noteholders of the $15M Notes and the $10.3M Notes can elect to convert the notes if there is a change in control after September 2020 at the lesser of (a) 80% of the inferred value per share paid for control of the Company and (b) $500 million divided by the total number of outstanding shares at the time of conversion. At the date of issuance, the Company assessed the fair values of the $15M Notes and $10.3M Notes to be equal to the principal amount of these notes. There were no changes in the fair values of the $15M Notes and the $10.3M Notes between their respective issuance dates and September 30, 2020.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

3. Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares (cont.)

During the period from July and August 2020, the Company issued a total of $155.3 million aggregate principal amount of secured and unsecured convertible notes (“$155.3M Notes”), of which $80.0 million were issued to certain of the Company’s investors and their affiliated entities and the remaining $75.3 million to new noteholders. The $155.3M Notes accrue simple interest at 8% per year. Other than the change in the interest rate, these new notes have the same terms and conditions as the amended $100M Notes. At the date of issuance, the Company assessed the fair values of the $155.3M Notes to be equal to the principal amount of these notes.

For notes recorded at fair value, any change in fair value from a change in instrument-specific credit risk is recognized in other comprehensive income. During the nine months ended September 30, 2020, there was no gain or loss recognized attributable to instrument-specific credit risk of the underlying convertible notes based upon the Company’s assessment of its own creditworthiness and risk of default.

Exchange of Debt and Preference Shares

Exchange of Debt:

On August 16, 2020, all of the Company’s outstanding convertible notes with an aggregate principal amount of $280.5 million were exchanged for 31.6 million of A Series Redeemable Convertible Preference Shares and 19.4 million of A-1 Series Redeemable Convertible Preference Shares.

Immediately prior to the exchange, the Company assessed the fair value of all of its convertible debt to be $286.1 million. The significant unobservable inputs used in the fair value measurement of the outstanding convertible notes were the financial and operational performance of the Company, debt issued by the Company with similar terms, and the fair value of the redeemable convertible preference shares issued in exchange for the convertible notes. The Company recorded $0.1 million as a change in fair value from March 2020 through August 2020 in interest expense in the condensed consolidated statement of operations. No other fair value adjustments related to the Company’s convertible debt were recorded during the nine months ended September 30, 2020.

Since the issuance of the new A Series Redeemable Convertible Preference Shares and A-1 Series Redeemable Convertible Preference Shares on the exchange of the debt was outside the contractual terms of the debt agreements, the Company accounted for the exchange of all of the Company’s outstanding convertible notes as an extinguishment of debt. The Company recognized a total gain on extinguishment of $41.6 million, of which $36.5 million was treated as an effective capital contribution within stockholders’ equity as this portion related to existing investors in the Company, and $5.0 million was recorded within gain on extinguishment of debt in the condensed consolidated statement of operations for the nine months ended September 30, 2020. The extinguishment gain represents the difference between: (a) the sum of the adjusted carrying value of the Notes of $286.1 million, and the value of unpaid accrued interest through the amendment date of $5.2 million; and (b) the fair value of the A Series and A-1 Series Redeemable Convertible Preference Shares issued of $249.8 million. At the date of the exchange, the holders of the convertible notes agreed to forgive all unpaid and accrued interest through that date. The fair value was determined based on the most recent conversion price of the convertible debt for A Series Redeemable Convertible Preference Shares and A-1 Series Redeemable Convertible Preference Shares.

Exchange of Preference Shares:

Concurrently with the conversion of the convertible debt, 77.0 million Angel Series Redeemable Convertible Preference Shares and 33.3 million Seed Series Redeemable Convertible Preference Shares were exchanged for 59.3 million A Series Redeemable Convertible Preference Shares.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

3. Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares (cont.)

Management quantitatively assessed the terms of the exchange and accounted for the exchange as an extinguishment of its Seed Series Redeemable Convertible Preference Shares and Angel Series Redeemable Convertible Preference Shares, and recorded the A Series Redeemable Convertible Preference Shares at their fair values as of the recapitalization date. Accordingly, the Company recognized a loss on extinguishment of $90.5 million as a deemed dividend to the redeemable convertible preference shareholders. The loss represents the difference between: (1) the $200.0 million aggregate carrying amount of the Seed Series Redeemable Convertible Preference Shares and Angel Series Redeemable Convertible Preference Shares immediately prior to the exchange; and (2) the $290.5 million fair value of the A Series Redeemable Convertible Preference Shares issued. The fair value was determined based on the most recent conversion price of the convertible debt for A Series Redeemable Convertible Preference Shares. The loss on extinguishment first reduced additional paid-in capital (“APIC”) to zero and then the excess was recorded in accumulated deficit.

The following summarizes the terms of the A Series Redeemable Convertible Preference Shares and A-1 Series Redeemable Convertible Preference Shares at September 30, 2020:

Conversion Rights

Each share of redeemable convertible preference share is convertible, at the holder’s option at any time after the date of issue, into such number of fully paid and nonassessable ordinary shares as is determined by dividing the applicable original issuance price by the conversion price, as defined. At September 30, 2020, the conversion price of the redeemable convertible preference shares is equal to its original issuance price such that each redeemable convertible preference share is convertible into one ordinary share. In the event of the issuance of additional ordinary shares, subject to certain exclusions, at a price per share less than the conversion price of the redeemable convertible preference shares in effect on the date of such issuance (“Future Issuance Price”), the conversion price for the redeemable convertible preference shares will be adjusted to a price equal to the Future Issuance Price.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company (“Liquidation Event”), either voluntary or involuntary, the holders of A Series Redeemable Convertible Preference Shares and A-1 Series Redeemable Convertible Preference Shares are entitled to receive distributions prior and in preference to any distribution of any assets or surplus funds to the holders of ordinary shares. The holders of A Series Redeemable Convertible Preference Shares are entitled to receive an amount per share equal to the greater of (i) two times the original purchase price of $5.499288 per share plus any dividends accrued but unpaid, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to the Liquidation Event. The holders of A-1 Series Redeemable Convertible Preference Shares are entitled to receive an amount per share equal to the greater of (i) two times the original purchase price of $5.499288 per share plus any dividends accrued but unpaid, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to the Liquidation Event. After the payment of the redeemable convertible preference shares liquidation preference, the remaining assets and funds of the Company, if any, will be distributed among the holders of the redeemable convertible preference shares and the holders of ordinary shares, pro rata based on the number of shares held by each such holder, treating for this purpose the redeemable convertible preference shares as if they had converted into ordinary shares immediately prior to such a Liquidation Event.

In the event of a non-liquidation sale (“Non-Liquidation Sale”), the holders of A Series Redeemable Convertible Preference Shares and A-1 Series Redeemable Convertible Preference Shares then outstanding are entitled to receive, prior to and in preference to any distribution of any assets or surplus funds to the holders of ordinary shares. The holders of A Series Redeemable Convertible Preference Shares are entitled to receive an amount per share equal to the greater of (i) the original purchase price of $5.499288, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to such non-liquidation sale. The holders of A-1 Series Redeemable Convertible Preference Shares are entitled to receive an amount per share equal to the greater of (i) the original purchase price of $5.499288, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all redeemable convertible preference shares been converted into ordinary shares immediately prior to such non-liquidation sale. In a Non-Liquidation Sale, after the payment of the redeemable convertible preference shares liquidation preference, the remaining assets and funds of the Company will be distributed among the holders of the redeemable convertible preference shares and the holders of ordinary shares pro rata based on the number of shares held by each such holder, treating for this purpose the redeemable convertible preference shares as if they had converted into ordinary shares immediately prior to such a Non-Liquidation Sale.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

3. Long-term Debt, Convertible Debt and Redeemable Convertible Preference Shares (cont.)

A Non-Liquidation Sale is deemed to include: (a) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (b) the acquisition of all or a majority of the outstanding voting shares of the Company in a single transaction or a series of related transactions by a person or group of persons, or any other acquisition of the business of the Company, as determined by the Board of Directors; but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company, (c) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company and (d) an exclusive licensing of all or substantially all of the intellectual property rights of the Company to any third party.

If the assets of the Company available for distribution are insufficient to permit full payment of the preferential amounts, then the holders of redeemable convertible preference shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect to shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Voting Rights

The A Series Redeemable Convertible Preference Shareholders’ are entitled to one vote for each ordinary share into which such redeemable convertible preference shares can be converted. The A Series Redeemable Convertible Preference Shares generally vote together with ordinary shares and not as a separate class. The voting rights of the A-1 Redeemable Convertible Preference shares are comparable to the A Series Redeemable Convertible Preference shares except for that the A-1 Redeemable Convertible Preference shares cannot cast votes for the Company’s board of directors. The Company’s Articles of Association include certain provisions which require a 51% or greater vote of the redeemable convertible preference shareholders, voting as a single class, with respect to certain actions of the Company including action to: (1) liquidate, dissolve or wind-up the business and affairs of the Company (2) a merger, reorganization or consolidation of the Company (3) a sale, lease, transfer of other disposition of all or substantially all of the assets of the Company or (4) an exclusive licensing of all or substantially all of the intellectual property rights of the Company to any third party.

Dividends

The holders of the redeemable convertible preference shares are entitled to receive cumulative and compounding dividends in an amount equal to 8% of the original issuance price per share per annum. Dividends accrue from day to day, whether or not declared, and are cumulative; provided, however, that such accrued dividends are payable only in the event of either a Liquidation Event or a Non-Liquidation Sale. Such cumulative dividends in arrears were approximately $31.1 million at September 30, 2020, respectively. For the nine months ended September 30, 2020 and 2019, no dividends have been declared.

4. Net Loss per Share

Net loss per share is presented in conformity with the two-class method required for participating securities. The Company’s redeemable convertible preference shares are participating securities as the holders of the redeemable convertible preference shares are entitled to participate in dividends with ordinary shares. Net losses are not allocated to the redeemable convertible preference shares as the holders of the redeemable convertible preference shares do not have a contractual obligation to share in any losses. Accordingly, basic net loss per share attributable to ordinary shareholders is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period. During the nine months ended September 30, 2020 and 2019, the Company increased the net loss by $16.2 million and $9.9 million, respectively, for dividends accumulated for the period on redeemable convertible preference shares to arrive at the numerator used to calculate net loss per share. The Company also increased net loss for deemed dividend on extinguishment of preferred stock by $90.5 million for the nine months ended September 30, 2020.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

4. Net Loss per Share (cont.)

For all periods presented, the shares included in computing basic net loss per share exclude restricted shares and shares issued upon the early exercise of share options where the vesting conditions have not been satisfied.

Diluted net income per share adjusts basic net income per share for the impact of potential ordinary shares and redeemable convertible preference shares. Potential common shares include share options and restricted ordinary shares. Restricted ordinary shares and share options do not have rights to nonforfeitable dividends. As the Company has reported net losses for all periods presented, all potential ordinary shares and redeemable convertible preference shares are antidilutive, and accordingly, basic net loss per share equals diluted net loss per share.

The following table presents the potential ordinary shares and the redeemable convertible preference shares that were excluded from the computation of diluted net loss per share, because their effect was anti-dilutive as follows (in thousands):

	September 30,
	2020	2019
Redeemable convertible preference shares	110,333	110,333
Early exercise of unvested share options	5,538	2,766
Options to purchase ordinary shares	284	378
Restricted ordinary shares	10,998	17,113
Restricted share units	4,482	—

5. Other Assets

Other assets consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Deferred offering costs	$3,561	$—
Deposits	288	1,014
Other non-current assets	250	250
Total other assets	$4,099	$1,264

Deferred offering costs consist primarily of legal and professional fees incurred through the balance sheet date directly related to the Merger and will be charged to additional paid-in capital upon completion of the Merger.

6. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Short term lease liability	$424	$368
Accrued offering costs	2,254	—
Other accrued and current liabilities	8,657	3,058
Total accrued and other current liabilities	$11,335	$3,426

Other accrued and current liabilities consist primarily of vendors purchase orders and professional and legal fees.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

7. Related Party Lease

On February 28, 2018, the Company entered into a lease for an office facility in Torrance, California, with an entity controlled by investors of the Company, which was assigned to another entity controlled by investors of the Company, on April 30, 2018. The original lease term is 15 years and commenced on April 30, 2018. The lease contains a 3% per annum escalation clause, which updates every twelve months. The Company is also required to pay the property taxes on the facility. Related party lease expense related to this operating lease was $1.3 million for the nine months ended September 30, 2020 and 2019. For the nine months ended September 30, 2020 and 2019 the Company made rent payments in the amount of $1.1 million.

The lease contains the option to extend the term of the lease for two additional 60-month periods commencing when the prior term expires. At lease inception, the Company was not reasonably certain it would exercise any of the options to extend the term of the lease. There have been no changes to that assessment as of September 30, 2020.

The Company has determined that the lease does not effectively transfer control of the underlying facility to the Company based on the lease terms and, accordingly, the Company has classified the lease as an operating lease. As such, the rent and property taxes are expensed on a straight-line basis in the condensed consolidated statement of operations.

The Company used judgment in determining an appropriate incremental borrowing rate to calculate the right-of-use (“ROU”) asset and lease liability for the lease. Upon commencement of the lease, the Company recorded a ROU asset and lease liability of approximately $14.5 million and $14.5 million, respectively, on the Company’s condensed consolidated balance sheet. The incremental borrowing rate used to determine the lease liability was 7.9%. As of September 30, 2020, the remaining operating lease ROU asset and operating lease liability were approximately $13.1 million and $13.4 million, respectively. As of December 31, 2019, the remaining ROU asset and lease liability were approximately $13.6 million and $14.1 million, respectively. As of September 30, 2020 and December 31, 2019, $0.4 million and $0.3 million of the lease liability was determined to be short term and was included in accrued expenses within the condensed consolidated balance sheet, respectively.

The weighted average remaining lease term at September 30, 2020 and December 31, 2019 was 12.6 years and 13.3 years, respectively.

Maturities of the Company’s operating lease liabilities at September 30, 2020 were as follows (in thousands):

Operating Leases
2020	369
2021	1,507
2022	1,553
2023	1,599
2024	1,647
Thereafter	15,789
Total lease payments	22,464
Less: imputed interest(1)	8,660
Present value of operating lease liabilities	13,804
Current portion of operating lease liabilities	424
Operating lease liabilities, net of current portion	$13,380
____________

(1)      Calculated using the incremental borrowing rate

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

8. Commitments and Contingencies

Lease Commitments

Refer to Note 7, “Related Party Lease,” for information regarding operating lease commitments.

Legal Proceedings

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. If the Company determines that it is probable that a loss has been incurred and the amount is reasonably estimable, the Company will record a liability.

The Company is not currently a party to any material legal proceedings, nor is the Company aware of any other pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Indemnifications

In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to vendors, lessors, investors, directors, officers, employees and other parties with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements, services to be provided by the Company, or from intellectual property infringement claims made by third-parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments the Company could be required to make under these indemnification provisions may not be subject to maximum loss clauses. The Company has no liabilities recorded for these agreements as of September 30, 2020 and December 31, 2019.

9. Share-Based Compensation

Share Options

The following table summarizes the activity of the Company’s share options for the nine months ended September 30, 2020:

	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2019	1,220	$0.02	9.64	$637
Granted	168	$0.02
Forfeited	(762)	$0.02
Exercised	(342)	$0.02
Outstanding at September 30, 2020	284	$0.01	8.68	$149

Under the Company’s 2018 equity plan (the “Equity Plan”) employees may exercise share options prior to vesting. The Company has the right to repurchase any unvested (but issued) ordinary shares upon termination of service of an employee at the original exercise price. The consideration received for the early exercise of an option is considered to be a deposit and the related amount is recorded as a liability. The liability is reclassified into additional paid-in capital as the award vests; this amount was de minimis for both the periods ended September 30, 2020 and September 30, 2019. The liability related to unvested awards is $0.2 million and $0.1 million as of September 30, 2020 and 2019, respectively. The shares issued upon early exercise of share options are considered issued and outstanding shares.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

9. Share-Based Compensation (cont.)

Of the shares exercised during the nine months ended September 30, 2020, 339,749 were unvested. As of September 30, 2020, of the total 26,069,275 ordinary shares issued and outstanding, 5,537,729 shares issued upon early exercise of share options are unvested.

As of September 30, 2020, of the total 283,984 share options outstanding, 194,474 shares are unvested. The Company expects substantially all of these share options to vest over the subsequent 4 years.

The intrinsic value of share options exercised during the nine months ended September 30, 2020 and 2019 was $0.2 million and $0.4 million, respectively. This intrinsic value represents the difference between the fair market value of the Company’s ordinary shares on the date of exercise and the exercise price of each share option.

The total grant date fair value of share options granted during the nine months ended September 30, 2020 and 2019, was approximately $0.1 million and $0.5 million, respectively. The weighted average grant date fair value per share of share options granted during the nine months ended September 30, 2020 and 2019 was $0.54 and $0.27, respectively. The fair values of share options granted under the Equity Plan were estimated at the date of grant using the Black-Scholes option pricing model and the following weighted average valuation assumptions:

Risk free interest rates	1.62%
Expected lives (in years)	6.0
Dividend yield	—
Expected volatility	60.00%

Share-based compensation expense related to share options was approximately $0.7 million during the nine months ended September 30, 2020, of which $0.1 million is reflected within general and administrative expenses, $0.1 million is reflected within sales and marketing expenses, and $0.5 million is reflected within research and development expenses in the condensed consolidated statements of operations. During the nine months ended September 30, 2019, share-based compensation expense related to share options was approximately $0.2 million, which is primarily reflected within research and development expenses in the condensed consolidated statements of operations.

Total unrecognized compensation cost related to unvested share options at September 30, 2020 is approximately $2.6 million. At September 30, 2020, the weighted average period over which the unrecognized compensation cost is expected to be recognized is approximately 2.1 years.

Restricted Ordinary Shares

The activity for the Company’s restricted ordinary shares for the nine months ended September 30, 2020 is as follows (in thousands, except weighted-average grant-date fair value per share amounts):

Restricted Ordinary Shares	Number of Shares (in thousands)	Weighted-Average Grant-Date Fair Value per share
Nonvested at December 31, 2019	14,792	$0.25
Issued	—	—
Vested	(1,764)	0.25
Repurchased	(2,030)	0.26
Nonvested at September 30, 2020	10,998	$0.25

The weighted average fair value per restricted ordinary shares issued during the nine months ended September 30, 2019 was $0.26 per share.

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

9. Share-Based Compensation (cont.)

For the nine months ended September 30, 2020, the Company recognized expense of $0.4 million, of which $0.2 million is reflected within general and administrative expenses and $0.2 million is reflected within research and development expenses in the condensed consolidated statements of operations. For the nine months ended September 30, 2019, the Company recognized expense of $1.3 million, of which $0.8 million is reflected within general and administrative expenses, $0.4 million is reflected within research and development expenses and $0.1 million is reflected within sales and marketing expenses in the condensed consolidated statements of operations. Unrecognized compensation cost related to the restricted ordinary shares expected to vest at September 30, 2020 is approximately $0.2 million, of which $0.1 million will vest in the remainder of 2020, and the remaining $0.1 million in 2021.

The Company has an irrevocable, exclusive option to repurchase all or any portion of the unvested restricted ordinary shares at the original per share purchase price for the shares upon termination of services provided by the shareholder. The restricted ordinary shares vest and are no longer subject to the repurchase when the following conditions are met: 12.5% vest when the Company achieves $100 million in cumulative funding from inception (which condition was satisfied in 2018, accordingly this portion of the 2019 awards was vested upon issuance); 37.5% vest ratably over a period of thirty-six months from the issuance of the shares; and 50% vest on the date the Company starts commercial production of its first vehicle, a condition which the Company determined was not probable as of September 30, 2020. As of September 30, 2020, the grant date fair value of restricted ordinary shares associated with the commercial production of a first vehicle is approximately $3.1 million.

Restricted Share Units

In August 2020, the Company approved 6,476,720 restricted share units (“RSUs”) to certain employees and consultants of the Company, of which 4,482,240 were determined to have an established grant date in accordance with ASC 718, Stock Compensation. Each RSU represents a contingent right to receive one share of the Company’s ordinary shares.

None of the RSUs are eligible to vest before the successful consummation of the Merger because the consummation of the merger is not deemed to be probable as of September 30, 2020. Accordingly, there has been no expense recognized related to the RSUs during the nine months ended September 30, 2020. As of September 30, 2020, the grant date fair value of the RSUs is approximately $19.3 million. Once eligible to vest, the RSUs are subject to ongoing time and service-based vesting, primarily over four-year terms.

The fair value of the RSUs is based on the fair value of the Company’s ordinary shares on the date of grant. As there is no public market for the Company’s ordinary shares, the Company’s board of directors, with the assistance of a third-party valuation specialist, determined the fair value of the Company’s ordinary shares at the time of the grant of RSUs by considering a number of objective and subjective factors, including the likelihood of achieving a liquidity event and transactions involving the Company’s ordinary shares, among other factors.

The fair value of the ordinary shares was derived from the Company’s total equity value divided by the number of common shares outstanding and was estimated using a probability-weighted expected return model (“PWERM”), using the following valuation assumptions:

Public offering scenario	70%
M&A scenario	20%
Dissolution scenario	10%

Canoo Holdings Ltd.

Notes to Condensed Consolidated Financial Statements (unaudited)

September 30, 2020 and 2019

10. Subsequent Events

Management has evaluated the impact of subsequent events from the balance sheet date through November 25, 2020, which is the date these condensed consolidated financial statements were available to be issued, and identified the following subsequent events:

Amendment of 2018 Equity Plan

On November 25, 2020, the 2018 Equity Plan was amended to increase the number of ordinary shares reserved for issuance by 294,783 to a new total of 14,653,915 ordinary shares reserved for issuance under the Equity Plan.

Amended RSUs

On November 25, 2020, the Company withdrew authorization for an aggregate of 2,019,478 RSUs, 1,994,980 of which were previously approved but not yet granted to certain employees of the Company. The Company also cancelled 193,992 RSUs that were previously granted to certain consultants of the Company. Additionally, the Company accelerated the vesting of 806,008 RSUs, which will result in the recognition of approximately $3.5 million of additional share-based compensation expense.

Authorization of RSUs

On November 25, 2020, the Company authorized for issuance 1,072,562 RSUs to certain employees and consultants of the Company. Upon a liquidity event, which would include the successful consummation of the Merger, a portion of the RSUs would be immediately vested and a portion would remain subject to ongoing service-based conditions, primarily over two and a half year and four year terms from the grant date.

Executive Chairman Equity Grants

On November 25, 2020, the Company authorized for issuance 809,908 RSUs and 809,908 performance stock units (“PSUs”) to Mr. Aquila in exchange for his advisory services rendered to the Company and in contemplation of his appointment to the role of Executive Chairman of the Company. Each RSU represents a contingent right to receive one share of the Company’s ordinary shares, and are subject to ongoing service-based vesting conditions over a three-year term. Each PSU represents a contingent right to receive one share of the Company’s ordinary shares, and would vest upon the achievement of certain milestones to be determined by the Company’s board of directors.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Hennessy Capital Acquisition Corp. IV

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hennessy Capital Acquisition Corp. IV (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows, for the year ended December 31, 2019 for the period from August 6, 2018 (date of inception) to December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) to December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company does not complete a business combination by September 5, 2020, then the Company will cease all operations except for the purpose of winding down and liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

New York, New York

March 16, 2020

HENNESSY CAPITAL ACQUISITION CORP. IV

BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$1,124,000	$6,000
Prepaid expenses	50,000	—
Total current assets	1,174,000	6,000
Deferred offering costs	—	232,000
Cash and investments held in trust account	307,338,000	—
Total assets	$308,512,000	$238,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Note payable to Sponsor	$—	$90,000
Accounts payable	46,000	27,000
Accrued liabilities	2,119,000	99,000
Deferred compensation	116,000	—
Total current liabilities	2,281,000	216,000
Other liabilities:
Deferred underwriting compensation	10,179,000	—
Total liabilities	12,460,000	216,000

Commitments and contingencies

Common stock subject to possible redemption; 28,817,019 and -0- shares at December 31, 2019 and 2018, respectively, (at value of approximately $10.10 per share)	291,052,000	—

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding at December 31, 2019 and 2018, respectively	—	—
Class A common stock, $0.0001 par value; 100,000,000 authorized shares; 1,197,981 and -0- shares, respectively, issued and outstanding (excluding 28,817,019 and -0- shares, respectively, at December 31, 2019 and 2018, subject to possible redemption)	—	—
Class B common stock, $0.0001 par value, 10,000,000 authorized shares; 7,503,750 shares issued and outstanding at December 31, 2019 and 2018, respectively	1,000	1,000
Additional paid-in-capital	3,842,000	24,000
Retained earnings (accumulated deficit)	1,157,000	(3,000)
Total stockholders’ equity	5,000,000	22,000
Total liabilities and stockholders’ equity	$308,512,000	$238,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV

STATEMENTS OF OPERATIONS

	Year Ended December 31, 2019	For the Period August 6, 2018 (date of inception) to December 31, 2018
Revenues	$—	$—
General and administrative expenses	3,253,000	3,000
Loss from operations	(3,253,000)	(3,000)
Other income – Interest income on Trust Account	5,523,000	—
Income (loss) before provision for income tax	2,270,000	(3,000)
Provision for income tax	1,110,000	—
Net income (loss)	$1,160,000	$(3,000)

Two Class Method for Per Share Information:

Weighted average Class A common shares outstanding – basic and diluted	30,015,000	—
Net income per Class A common share – basic and diluted	$0.14	$—
Weighted average Class B common shares outstanding – basic and diluted	7,503,750	7,503,750
Net loss per Class B common share – basic and diluted	$(0.41)	$(0.00)

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the year ended December 31, 2019 and for the period from August 6, 2018
(date of inception) to December 31, 2018

	Common Stock				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Class A Shares	Amount	Class B Shares	Amount
Sale of Class B common stock to Sponsor at approximately $0.003 per share (as restated, Note 4)	—	$—	7,503,750	$1,000	$24,000	$—	$25,000
Net loss	—	—	—	—	—	(3,000)	(3,000)
Balances, December 31, 2018	—	—	7,503,750	1,000	24,000	(3,000)	22,000
Sponsor forfeiture of shares	—	—	(871,930)	—	—	—	—
Anchor Investor purchase of shares	—	—	871,930	—	3,000	—	3,000
Sale of Units to the public at $10.00 per Unit	30,015,000	3,000	—	—	300,147,000	—	300,150,000
Underwriters’ discount and offering expenses	—	—	—	—	(18,865,000)	—	(18,865,000)
Sale of 13,581,500 Private Placement Warrants at $1.00 per warrant	—	—	—	—	13,582,000	—	13,582,000
Change in Class A common stock subject to possible redemption	(28,817,019)	(3,000)	—	—	(291,049,000)	—	(291,052,000)
Net income	—	—	—	—	—	1,160,000	1,160,000
Balances, December 31, 2019	1,197,981	$—	7,503,750	$1,000	$3,842,000	$1,157,000	$5,000,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2019	For the period From August 6, (date of inception) to December 31, 2018
Cash flows from operating activities:
Net income (loss)	$1,160,000	$(3,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income retained in Trust Account	(5,523,000)
Changes in operating assets and liabilities:
Increase in prepaid expenses	(50,000)
Increase in accounts payable	46,000
Increase in accrued liabilities	2,116,000	3,000
Increase in deferred compensation	116,000
Net cash used in operating activities	(2,135,000)	—

Cash flows from investing activities:
Cash deposited in Trust Account	(303,152,000)	—
Cash withdrawn from Trust Account for taxes	1,337,000	—
Net cash used in investing activities	(301,815,000)	—

Cash flows from financing activities:
Proceeds from sale of stock to Sponsor	—	25,000
Proceeds from sale of stock to Anchor Investor	3,000	—
Proceeds from Note payable to Sponsor	210,000	90,000
Proceeds from sale of Units to the public	300,150,000	—
Proceeds from sale of Private Placement Warrants	13,582,000	—
Payment of underwriting discounts	(7,830,000)	—
Payment of offering costs	(747,000)	(109,000)
Payment of Note payable to Sponsor	(300,000)	—
Net cash provided by financing activities	305,068,000	6,000

Net increase in cash	1,118,000	6,000
Cash at beginning of period	6,000	—
Cash at end of period	$1,124,000	$6,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ compensation	$10,179,000	$—

Cash paid for income taxes	$1,137,000	$—

Deferred offering costs included in accounts payable and accrued liabilities	$—	$123,000

See accompanying notes to financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. IV (the “Company”) was incorporated in Delaware on August 6, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2019, the Company had not commenced any operations. All activity for the period from August 6, 2018 (date of inception) to December 31, 2019 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and, subsequent to the Public Offering, identifying and completing a suitable Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering.

Sponsor and Financing:

The Company’s sponsor is Hennessy Capital Partners IV LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on February 28, 2019. The Company intends to finance a Business Combination with proceeds from the $300,150,000 Public Offering (Note 3) and a $13,581,500 Private Placement (as defined in Note 4). Upon the closing of the Public Offering and the Private Placement, $303,151,500 was deposited in a trust account (the “Trust Account”).

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of its initial Business Combination or (ii) the distribution of the Trust Account as described below. The remaining funds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay tax obligations, if any (less up to $100,000 interest to pay dissolution expenses), none of the funds held in trust will be released until the earliest of: (a) the completion of the Initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 18 months from the closing of the Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, and (c) the redemption of the public shares if the Company is unable to complete the initial Business Combination within 18 months from the closing of the Public Offering, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of creditors, if any, which could have priority over the claims of the public stockholders.

At December 31, 2019, the Company has invested approximately $307,327,000 of the funds in the Trust Account in U.S. government treasury bills maturing in June 2020, leaving approximately $11,000 in cash in the Trust Account.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” is one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less the deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with the Company’s initial Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by the rules of the Nasdaq Capital Market. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of Class A and Class B common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of a Business Combination. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account was initially $10.10 per public share, which equals the $303,151,500 deposited in the Trust Account divided by 30,015,000 public shares.

The Company will only have 18 months, or until September 5, 2020, from the closing date of the Public Offering to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have waived their rights to participate in any redemption with respect to their Founder Shares (as defined in Note 4); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within 18 months from the closing of the Public Offering.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the price per Unit in the Public Offering.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Mandatory Liquidation and Going Concern

The Company only has 18 months from the closing date of the Public Offering (until September 5, 2020) to complete its initial Business Combination. If the Company does not complete its initial Business Combination by September 5, 2020, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (and less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have waived their rights to participate in any redemption with respect to their Founder Shares; however, if such initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account for such shares upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

Although the Company had negative working capital of approximately $1,107,000 at December 31, 2019, the Company’s largest creditors, representing approximately $2,075,000 of liabilities, are professionals, consultants and advisors who continue to be owed money by the Company but are expected to continue assisting the Company with completing a Business Combination. As such, the Company believes, but cannot assure, that its approximately $1,024,00 of cash at December 31, 2019 represents sufficient liquidity to fund the Company’s operations until September 5, 2020, the date by which the Company must complete an initial Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with generally accepted accounting principles, management has determined that this mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 5, 2020.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Certain items from the prior year balance sheet have been reclassified to conform to the current year presentation. All dollar amounts are rounded to the nearest thousand dollars.

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) per Share:

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 36,092,750 Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the period. Because there is no longer uncertainty of forfeiture of 937,500 shares of Class B common stock in connection with the Public Offering, the weighted average number of shares outstanding used to compute net loss per share for the period from August 6, 2018 (date of inception) to December 31, 2018 has been retroactively restated to eliminate the reduction for shares subject to forfeiture. Also see Note 4 regarding the restatement of outstanding Founder Shares for a stock dividend in February 2019.

The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the funds in the Trust Account, net of income tax expense and franchise tax expense, by the weighted average number of shares of Class A common stock outstanding since their original issuance. Net income (loss) per common share, basic and diluted, for shares of Class B common stock is calculated by dividing the net income (loss), less income attributable to Class A common stock, by the weighted average number of shares of Class B common stock outstanding for the period. Net income (loss) available to each class of common stockholders is as follows for the years ended December 31, 2019 and 2018:

	Year ended December 31, 2019	For the period from August 6, 2018 (date of inception) to December 31, 2018
Net income available to Class A common stockholders:
Interest income	$5,523,000	$—
Less: Income and franchise taxes	(1,310,000)	—
Net income attributable to Class A common stockholders	$4,213,000	$—

Net income available to Class B common stockholders:
Net income (loss)	$1,160,000	$(3,000)
Less: amount attributable to Class A common stockholders	(4,213,000)	—
Net (loss) attributable to Class B common stockholders	$(3,053,000)	$(3,000)

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Deferred Offering Costs:

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Costs incurred in connection with preparation for the Public Offering (approximately $18,865,000) including underwriters’ discount, have been charged to equity upon completion of the Public Offering.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the balance sheet carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s currently taxable income consists of interest income on the Trust Account net of taxes. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the year ended December 31, 2019 and the period from August 6, 2018 (date of inception) to December 31, 2018, the Company recorded income tax expense of approximately $1,110,000 and $0, respectively, primarily related to interest income earned on the Trust Account net of taxes. The Company’s effective tax rate for the years ended December 31, 2019 and 2018 is approximately 49% and 0%, respectively, which differs from the expected income tax rate due to the start-up costs (discussed above and including costs of exploring various potential Business Combinations) which are not currently deductible. At December 31, 2019 and 2018, the Company has a deferred tax asset of approximately $640,000 and $-0-, respectively, primarily related to start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 or 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 or 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Redeemable Common Stock:

As discussed in Note 3, all of the 30,015,000 public shares sold as part of Units in the Public Offering in 2019 contain a redemption feature which allows for the redemption of public shares if the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001 upon the closing of a Business Combination.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by adjustments to additional paid-in capital. Accordingly, at December 31, 2019 and 2018, 28,817,019 and -0-, respectively, of the 30,015,000 public shares were classified outside of permanent equity.

Recent Accounting Pronouncements:

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): Part I. Accounting for Certain Financial Instruments with Down Round Features; Part II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Also, entities must adjust their basic Earnings Per Share (“EPS”) calculation for the effect of the down round provision when triggered (that is, when the exercise price of the related equity-linked financial instrument is adjusted downward because of the down round feature). That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. An entity will also recognize the effect of the trigger within equity. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company adopted this guidance during the year ended December 31, 2019. The adoption of this guidance enabled the Company to record the warrants as equity instruments and is not expected to have a material impact on the Company’s financial position, results of operations, cash flows or disclosures until a trigger event occurs. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable non-controlling interests. The amendments in Part II of this update are not expected to have an impact on the Company.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements but before the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

NOTE 3 — PUBLIC OFFERING

On March 5, 2019, the Company completed the Public Offering for the sale of 30,015,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value and three-quarters of one redeemable warrant (the “Warrants”). Each whole Warrant offered in the Public Offering is exercisable to purchase one share of Class A common stock. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Accordingly, unless a holder purchases a multiple of four Units, the number of Warrants issuable to such holder upon separation of the Units will be rounded down to the nearest whole number of Warrants. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 18-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of a Warrant during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last reported sale price of the Company’s shares of Class A common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — PUBLIC OFFERING (cont.)

In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the Warrants and the Private Placement Warrants (as defined below) will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The Company granted the underwriters a 45-day option to purchase up to 3,915,000 additional Units to cover any over-allotments, at the Public Offering price less the underwriting discounts and commissions. The underwriters exercised their over-allotment option in full and closed on the proceeds from the over-allotment option on March 5, 2019. The Warrants issued in connection with the 3,915,000 over-allotment units are identical to the public Warrants and have no net cash settlement provisions.

The Company paid an underwriting discount of 3.0% (or 0% in the case of Units sold to cover any over-allotments) of the per Unit price to the underwriters at the closing of the Public Offering ($7,830,000), with an additional fee (the “Deferred Discount”) of 3.0% (or 6.0% in the case of Units sold to cover any over-allotments) of the gross offering proceeds payable upon the consummation of the initial Business Combination ($10,179,000). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

In connection with the Public Offering, an underwriter of the Public Offering entered into a forward purchase agreement with the Company, which provides for the purchase by that underwriter of public shares for an aggregate purchase price of $125 million through, other than as described below, open market purchases or privately negotiated transactions with one or more third parties. In lieu of purchasing an aggregate of $125 million of public shares in the open market or privately negotiated transactions, up to $75 million of such aggregate purchase price may instead be in the form of an investment in the Company’s equity securities on terms to be mutually agreed between that underwriter and the Company, to occur concurrently with the closing of Business Combination. The decision to make such an investment in other equity securities will not reduce the aggregate purchase price of the forward purchase agreement. However, that underwriter will be excused from its purchase obligation in connection with a specific Business Combination unless, within ten calendar days following written notice delivered by the Company of its intention to enter into such Business Combination, that underwriter notifies the Company that it has decided to proceed with the purchase in whole or in part. That underwriter may decide not to proceed with the purchase for any reason, including, without limitation, if it has determined that such purchase would constitute a conflict of interest.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

In September 2018, the Sponsor purchased 7,187,500 shares of Class B common stock (the “Founder Shares”) for $25,000, or approximately $0.003 per share. In October 2018, the Sponsor transferred 75,000 founder shares to each of the Company’s six independent directors, 300,000 shares to our Executive Vice President, Chief Financial Officer and Secretary, and 225,000 shares to our President and Chief Operating Officer. In January 2019, the Sponsor forfeited 871,930 shares of Class B common stock and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “Anchor Investor”) purchased 871,930 shares of Class B common stock for an aggregate purchase price of approximately $3,000, or approximately $0.003 per share. On February 28, 2019, the Company effected a stock dividend for approximately 0.05 shares for each of the Company’s shares of Class B common stock, resulting in the Company’s initial stockholders holding an aggregate of 7,503,750 Founder Shares. The financial statements have been retroactively restated to reflect the issuance of the stock dividend in all periods presented. Following the stock dividend, the Company’s officers and directors retransferred an aggregate of 48,823 Founder Shares to the Sponsor and the Anchor Investor waived its right to the stock dividend. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. The Sponsor and the Anchor Investor had agreed to forfeit up to 978,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The over-allotment option was exercised in full and therefore no shares were forfeited.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or (B), subsequent to the Company’s initial Business Combination, if (x) the last reported sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor and the Anchor Investor purchased from the Company an aggregate of 13,581,500 warrants at a price of $1.00 per warrant (an aggregate purchase price of $13,581,500), in a private placement (the “Private Placement”) that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each whole Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering deposited in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor, the Anchor Investor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, the Anchor Investor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the Private Placement Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

If the Company does not complete a Business Combination, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Registration Rights

The Company’s initial stockholders and the holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the date of the prospectus for the Public Offering. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.

Related Party Loans

In August 2018, the Sponsor agreed to loan the Company an aggregate of $300,000 by drawdowns of not less than $10,000 each against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. The Note was non-interest bearing and payable on the earlier of March 31, 2019 or the completion of the Public Offering.

In September 2018, January 2019 and February 2019, the Company drew down $90,000, $75,000 and $135,000, respectively, from the Note in order to fund expenses of the Public Offering and leaving a balance on the Note at February 27, 2019 of $300,000. On March 5, 2019, the Note was repaid in full in connection with the closing of the Public Offering.

Administrative Support Agreement and Other Matters

The Company has agreed to pay $15,000 a month for office space, utilities and secretarial and administrative support to an affiliate of the Sponsor, Hennessy Capital LLC. Services commenced on the date the securities were first listed on the Nasdaq Capital Market and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. The financial statements for the year ended December 31, 2019 and the period from August 6, 2018 (date of inception) to December 31, 2018 include a charge for $150,000 and $0, respectively, for such administrative support.

Also, commencing on the date the securities were first listed on the Nasdaq Capital Market, the Company has agreed to compensate its Chief Financial Officer $29,000 per month for his services prior to the consummation of the Company’s initial Business Combination, of which 60% is payable currently in cash and 40% is payable upon the completion of the Company’s initial Business Combination. The financial statements at December 31, 2019 include an accrued liability for approximately $116,000 for the deferred portion of this compensation. Approximately $290,000 and $0, respectively, was charged to operations for the year ended December 31, 2019 and for the period from August 6, 2018 (date of inception) to December 31, 2018 for the aggregate of cash and deferred compensation.

Further, the Company’s President and Chief Operating Officer will be entitled to a $500,000 cash fee from the Company upon the successful completion of the Company’s initial Business Combination. No amounts have been accrued in the December 31, 2019 financial statements for this fee as the underlying event (completion of the Business Combination) that would trigger this payment is not certain.

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the Private Placement, a total of approximately $303,151,500 was deposited into the Trust Account. The proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

HENNESSY CAPITAL ACQUISITION CORP. IV
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT (cont.)

At December 31, 2019, the proceeds of the Trust Account were invested primarily in U.S. government treasury bills that mature in June 2020, which yield interest of approximately 1.55% per year. In March 2020, the Company liquidated these U.S. government treasury bills and invested the proceeds in a money market fund that invests solely in U.S. government treasury obligations (as discussed above). The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the accompanying December 31, 2019 balance sheet and adjusted for the amortization of discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at December 31, 2019 consisted of U.S. government treasury bills and money market funds that invest only in U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying value at December 31, 2019	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Assets:
Cash and money market funds	$11,000	$—	$11,000
U.S. government treasury bills	307,327,000	6,000	307,333,000
Total	$307,338,000	$6,000	$307,344,000

In June, September and December 2019, the Company withdrew an aggregate of approximately $1,337,000 from the Trust Account to pay estimated 2019 income and franchise taxes.

NOTE 6 — STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company is 110,000,000 shares, including 100,000,000 shares of Class A common stock, par value, $0.0001, and 10,000,000 shares of Class B common stock, par value, $0.0001. The Company may (depending on the terms of the Business Combination) be required to increase the authorized number of shares at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s Class A and Class B common stock vote together as a single class and are entitled to one vote for each share of Class A and Class B common stock they own. At December 31, 2019 and 2018, there were 7,503,750 and 7,503,750 shares, respectively, of Class B common stock issued and outstanding and 1,197,981 and no shares, respectively, of Class A common stock issued and outstanding (excluding 28,817,019 shares at December 31, 2019 subject to possible redemption).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash	$355,000	$1,124,000
Prepaid expenses	50,000	50,000
Total current assets	405,000	1,174,000
Cash and investments held in trust account	306,566,000	307,338,000

Total assets	$306,971,000	$308,512,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,000	$46,000
Accrued liabilities	4,834,000	2,119,000
Deferred compensation	220,000	116,000
Total current liabilities	5,060,000	2,281,000
Other liabilities:
Deferred underwriting compensation	10,179,000	10,179,000
Total liabilities	15,239,000	12,460,000

Commitments and contingencies

Common stock subject to possible redemption; 28,389,295 and 28,817,019 shares at September 30, 2020 and December 31, 2019, respectively, (at value of approximately $10.10 per share)	286,732,000	291,052,000

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding at September 30, 2020 and December 31, 2019	—	—
Class A common stock, $0.0001 par value; 100,000,000 authorized shares; 30,015,000 shares issued (211,561 of which have been redeemed at September 30, 2020) at September 30, 2020 and December 31, 2019, 1,414,144 and 1,197,981 shares, respectively, issued and outstanding at September 30, 2020 and December 31, 2019 (excluding 28,389,295 and 28,817,019 shares, respectively, subject to possible redemption)	—	—
Class B common stock, $0.0001 par value, 10,000,000 authorized shares; 7,503,750 shares issued and outstanding at September 30, 2020 and December 31, 2019	1,000	1,000
Additional paid-in-capital	5,985,000	3,842,000
(Accumulated deficit) Retained earnings	(986,000)	1,157,000
Total stockholders’ equity	5,000,000	5,000,000
Total liabilities and stockholders’ equity	$306,971,000	$308,512,000

See accompanying notes to condensed consolidated financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Revenues	$—	$—	$—	$—
General and administrative expenses	2,829,000	2,330,000	3,680,000	2,803,000
Loss from operations	(2,829,000)	(2,330,000)	(3,680,000)	(2,803,000)
Other income – interest income on Trust Account	8,000	1,744,000	1,906,000	4,130,000
Income before (benefit from) provision for income tax	(2,821,000)	(586,000)	(1,774,000)	1,327,000
(Benefit from) Provision for income tax	(9,000)	355,000	369,000	835,000
Net (loss) income	$(2,812,000)	$(941,000)	$(2,143,000)	$492,000

Two Class Method for Per Share Information:

Weighted average Class A common shares outstanding – basic and diluted	29,933,000	30,015,000	29,987,000	28,803,000
Net (loss) income per Class A common share – basic and diluted	$0.00	$0.04	$0.05	$0.11
Weighted average Class B common shares outstanding – basic and diluted	7,503,750	7,503,750	7,503,750	7,503,750
Net loss per Class B common share – basic and diluted	$(0.38)	$(0.30)	$(0.47)	$(0.36)

See accompanying notes to condensed consolidated financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the three and nine months ended September 30, 2020 and 2019
(unaudited)

	Common Stock				Additional Paid-in Capital	(Accumulated Deficit)/ Retained Earnings	Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Three months ended September 30, 2020:
Balances, June 30, 2020 (unaudited)	1,131,814	—	7,503,750	$1,000	$3,173,000	$1,826,000	$5,000,000
Class A common stock redeemed	(211,561)	—	—	—	(2,176,000)	—	(2,176,000)
Change in Class A common stock subject to possible redemption	493,891	—	—	—	4,988,000	—	4,988,000
Net loss, three months ended September 30, 2020	—	—	—	—	—	(2,812,000)	(2,812,000)
Balances, September 30, 2020 (unaudited)	1,414,144	$—	7,503,750	$1,000	$5,985,000	$(986,000)	$5,000,000
Nine Months ended September 30, 2020:
Balances, December 31, 2019	1,197,981	—	7,503,750	$1,000	$3,842,000	$1,157,000	$5,000,000
Class A common stock redeemed	(211,561)	—	—	—	(2,176,000)	—	(2,176,000)
Change in Class A common stock subject to possible redemption	427,724	—	—	—	4,319,000	—	4,319,000
Net loss, nine months ended September 30, 2020	—	—	—	—	—	(2,143,000)	(2,143,000)
Balances, September 30, 2020 (unaudited)	1,414,144	$—	7,503,750	$1,000	$5,985,000	$(986,000)	$5,000,000

See accompanying notes to condensed consolidated financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY — (Continued)

For the three and nine months ended September 30, 2020 and 2019
(unaudited)

	Common Stock				Additional Paid-in Capital	(Accumulated Deficit)/ Retained Earnings	Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Three months ended September 30, 2019:
Balances, June 30, 2019 (unaudited)	1,171,033	—	7,503,750	$1,000	$3,569,000	$1,430,000	$5,000,000
Change in Class A common stock subject to possible redemption	93,149	—	—	—	941,000	—	941,000
Net income, three months ended September 30, 2019	—	—	—	—	—	(941,000)	(941,000)
Balances, September 30, 2019 (unaudited)	1,264,182	$—	7,503,750	$1,000	$4,510,000	$489,000	$5,000,000

Nine Months ended September 30, 2019:
Balances, December 31, 2018, as restated (Note 4)	—	$—	7,503,750	$1,000	$24,000	$(3,000)	$22,000
Sponsor forfeiture of shares	—	—	(871,930)	—	—	—	—
Anchor Investor purchase of shares	—	—	871,930	—	3,000	—	3,000
Sale of Units to the public at $10.00 per Unit	30,015,000	3,000	—	—	300,147,000	—	300,150,000
Underwriters’ discount and offering expenses	—	—	—	—	(18,865,000)	—	(18,865,000)
Sale of 13,581,500 Private Placement Warrants at $1.00 per warrant	—	—	—	—	13,582,000	—	13,582,000
Change in Class A common stock subject to possible redemption	(28,750,818)	(3,000)	—	—	(290,381,000)	—	(290,384,000)
Net income, nine months ended September 30, 2019	—	—	—	—	—	492,000	492,000
Balances, September 30, 2019 (unaudited)	1,264,182	$—	7,503,750	$1,000	$4,510,000	$489,000	$5,000,000

See accompanying notes to condensed consolidated financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the nine months ended September 30,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(2,143,000)	$492,000
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income retained in Trust Account	(1,906,000)	(4,130,000)
Changes in operating assets and liabilities:
Increase in prepaid expenses	—	(64,000)
(Decrease) increase in accounts payable	(40,000)	13,000
Increase in accrued liabilities	2,715,000	2,036,000
Increase in deferred compensation	104,000	81,000
(Decrease) increase in accrued income and franchise taxes and rounding	(1,000)	65,000
Net cash used in operating activities	(1,271,000)	(1,507,000)

Cash flows from investing activities:
Withdrawal from Trust Account for redemption of shares of Class A common stock	2,176,000	—
Cash deposited in Trust Account	—	(303,152,000)
Cash withdrawn from Trust Account for taxes	502,000	887,000
Net cash used in investing activities	2,678,000	(302,265,000)

Cash flows from financing activities:
Redemption of shares of Class A common stock	(2,176,000)	—
Proceeds from sale of stock to Anchor Investor	—	3,000
Proceeds from Note payable to Sponsor	—	210,000
Proceeds from sale of Units to the public	—	300,150,000
Proceeds from sale of Private Placement Warrants	—	13,582,000
Payment of underwriting discounts	—	(7,830,000)
Payment of offering costs	—	(746,000)
Payment of Note payable to Sponsor	—	(300,000)
Net cash (used) provided by financing activities	(2,176,000)	305,069,000
Net increase (decrease) in cash	(769,000)	1,297,000
Cash at beginning of period	1,124,000	6,000
Cash at end of period	$355,000	$1,303,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ compensation	$—	$10,179,000
Cash paid for income taxes	$382,000	$201,000

See accompanying notes to condensed consolidated financial statements

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Hennessy Capital Acquisition Corp. IV was incorporated in Delaware on August 6, 2018 (the “Company”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At September 30, 2020, the Company had not commenced any operations. All activity for the period from August 6, 2018 (date of inception) to September 30, 2020 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and, subsequent to the Public Offering, identifying and completing a suitable Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering. All dollar amounts are rounded to the nearest thousand dollars.

Sponsor and Financing:

The Company’s sponsor is Hennessy Capital Partners IV LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Public Offering (as described in Note 4) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on February 28, 2019. The Company intends to finance a Business Combination with proceeds from the $300,150,000 Public Offering (Note 4) and the $13,581,500 Private Placement (as defined in Note 5). Upon the closing of the Public Offering and the Private Placement, $303,151,500 was deposited in a trust account (the “Trust Account”).

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of its initial Business Combination or (ii) the distribution of the Trust Account as described below. The remaining funds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation, as amended, provides that, other than the withdrawal of interest to pay tax obligations, if any (less up to $100,000 interest to pay dissolution expenses), none of the funds held in trust will be released until the earliest of: (a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination by December 31, 2020 or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, and (c) the redemption of the public shares if the Company is unable to complete the initial Business Combination by December 31, 2020, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of creditors, if any, which could have priority over the claims of the public stockholders.

At September 30, 2020, approximately $306,566,000 of the funds in the Trust Account have been invested in a money market fund meeting the conditions described above. See “Charter Amendment,” below, regarding approximately $2,176,000 withdrawn from the Trust Account in August 2020 in order to fund stockholder redemptions made at that time.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Charter Amendment

On August 27, 2020, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved and adopted an amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Charter Amendment”) to extend the date by which the Company must consummate its initial Business Combination from September 5, 2020 to December 31, 2020. The Charter Amendment was effective upon filing with the Secretary of State of the State of Delaware on August 27, 2020.

At the Special Meeting, stockholders holding 211,561 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a redemption price of approximately $10.29 per share. As a result, approximately $2,176,000 in cash was removed from the Trust Account to pay such holders and 29,803,439 shares of Class A common stock remained outstanding.

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating its initial Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” is one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less the deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with the Company’s initial Business Combination. There is no assurance that the Company will be able to successfully effect its initial Business Combination.

The Company, after signing a definitive agreement for its initial Business Combination, will either (i) seek stockholder approval of the initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by the rules of the Nasdaq Capital Market. If the Company seeks stockholder approval, it will complete its initial Business Combination only if a majority of the outstanding shares of Class A and Class B common stock voted are voted in favor of the initial Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of an initial Business Combination. In such case, the Company would not proceed with the redemption of its public shares and the related initial Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with FASB ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account was initially $10.10 per public share, which equals the $303,151,500 deposited in the Trust Account divided by 30,015,000 public shares.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will only have until December 31, 2020 to complete its initial Business Combination unless stockholders approve an extension of such date. If the Company does not complete an initial Business Combination within the extended period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have waived their rights to participate in any redemption with respect to their Founder Shares (as defined in Note 5); however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete an initial Business Combination prior to December 31, 2020.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the price per Unit in the Public Offering.

Mandatory Liquidation and Going Concern

The Company only has until December 31, 2020 (as amended by the Charter Amendment discussed above) to complete its initial Business Combination. If the Company does not complete its initial Business Combination by December 31, 2020, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (and less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have waived their rights to participate in any redemption with respect to their Founder Shares; however, if such initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account for such shares upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

Although the Company had negative working capital of approximately $4,655,000 and 1,107,000, respectively, at September 30, 2020 and December 31, 2019, the Company’s largest creditors, representing approximately $4,800,000 and $2,075,000, respectively, of liabilities at September 30, 2020 and December 31, 2019, are professionals, consultants and advisors who continue to be owed money by the Company but are expected to continue assisting the Company with completing a Business Combination. As such, the Company believes, but cannot assure, that its approximately $355,000 of cash at September 30, 2020 represents sufficient liquidity to fund the Company’s operations until December 31, 2020, the date by which the Company must complete an initial Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with generally accepted accounting principles, management has determined that this mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 31, 2020.

NOTE 2 — MERGER AGREEMENT

On August, 17, 2020, the Hennessy Capital Acquisition Corp. IV, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of the Company (“First Merger Sub”), HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Second Merger Sub”), and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Canoo”), entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), pursuant to which (a) First Merger Sub will be merged with and

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 2 — MERGER AGREEMENT (cont.)

into Canoo (the “First Merger”), with Canoo surviving the First Merger as a wholly owned subsidiary of the Company (Canoo, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (steps (a) and (b) collectively with the other transactions described in the Merger Agreement, the “Business Combination”).

Canoo operates in the electric vehicle (EV) and advanced mobility sector currently designing, engineering and intending to manufacture vehicles in this sector. Canoo is located in Torrance, California.

The aggregate merger consideration payable to shareholders of Canoo upon closing of the Business Combination (the “Closing”) consists of 175 million newly issued shares of Class A common stock valued at $10.00 per share. In addition, Canoo shareholders have the right to receive up to an additional 15 million shares of the Company’s Class A common stock if certain share price thresholds are achieved within five years of the closing date of the Business Combination. At the Closing, each outstanding ordinary share of Canoo, par value of $0.0001 per share (“Canoo Ordinary Shares”), including each of the outstanding preference shares of Canoo, par value $0.0001 per share, designated as A Series Preference Shares and designated as A-1 Series Preference Shares that will have been converted into Canoo Ordinary Shares immediately prior to the Closing, will be cancelled and automatically converted into the right to receive a pro rata portion of (x) the 175 million shares of Class A common stock of the Company that the Company will issue at the Closing and (y) up to 15 million shares of Class A common stock that may be issued if certain share prices of HCAC Class A common stock are achieved and other conditions set forth in the Merger Agreement are satisfied.

In connection with the execution of the Merger Agreement, on August 17, 2020, the Company entered into separate subscription agreements (the “Subscription Agreements”) with a number of investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, and the Company has agreed to sell to the PIPE Investors, an aggregate of 32,325,000 shares of Class A common stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $323,250,000, in a private placement (the “PIPE Financing”) in connection with the Business Combination. One of the PIPE Investors is an entity controlled by Daniel J. Hennessy, the Company’s CEO and Chairman of the Board.

The Company and the Sponsor have agreed that, in connection with the consummation of the Business Combination, (i) the Sponsor will exchange all of its 11,739,394 outstanding Private Placement Warrants (Note 5) for 2,347,879 newly issued shares of Class B common stock, (ii) the Sponsor will forfeit an equivalent number of existing shares of Class B common stock to the Company for no consideration, and (iii) if at the Closing the sum of (A)(1) the amount of cash available in the Trust Account, less (2) all amounts to be paid by the Company pursuant to the exercise of redemption rights (Note 1), plus (B) the amount of gross proceeds received by the Company from the PIPE Financing (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Business Combination and the PIPE Financing) is less than $350 million, then 500,000 shares of Class B common stock held by the Sponsor (which shares will automatically convert into shares of Class A common stock at the effective time of the closing) will become unvested and subject to certain vesting conditions if certain share price thresholds are achieved within two years of the closing date of the Business Combination. Following the Closing, the Company intends to change its name to Canoo Inc.

The Closing is subject to certain conditions, including but not limited to the approval of the Company’s stockholders and Canoo’s shareholders of the Merger Agreement. The Merger Agreement may also be terminated by either party under certain circumstances, including upon notice after April 30, 2021. The parties have agreed to customary exclusivity obligations by either party for any reason. The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver of all of the closing conditions contained in the Merger Agreement. The Company anticipates the Closing will occur in the fourth quarter of 2020, but can provide no assurances that the Closing will occur timely or at all.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 2 — MERGER AGREEMENT (cont.)

The Business Combination will be accounted for as a reverse merger in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Canoo will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Canoo (i.e., a capital transaction involving the issuance of stock by the Company for the stock of Canoo). Accordingly, the consolidated assets, liabilities and results of operations of Canoo will become the historical financial statements of the Company after closing, and the Company’s assets, liabilities and results of operations will be consolidated with Canoo beginning on the acquisition date. The net assets of the Company will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

Additional information regarding the proposed Business Combination and the business and operations of Canoo is available in the Registration Statement on Form S-4 initially filed by the Company with the Securities and Exchange Commission on September 18, 2020 (as amended from time to time, the “Registration Statement”).

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, both formed to facilitate the acquisition of Canoo (Note 2). All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation:

The accompanying unaudited condensed consolidated interim financial statements of the Company are presented in U.S. dollars and in conformity with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2020, and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2020.

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Income (Loss) per Share:

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 36,092,750 Class A common stock in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the period.

The Company’s statements of operations include a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per share, basic and diluted, for shares of Class A common stock is calculated by dividing the interest income earned on the funds in the Trust Account, net of income tax expense and franchise tax expense, by the weighted average number of shares of Class A common stock outstanding since their original issuance. Net income (loss) per common share, basic and diluted, for shares of Class B common stock is calculated by dividing net income (loss) less income attributable to Class A common stock, by the weighted average number of shares of Class B common stock outstanding for the period. Net income (loss) available to each class of common stockholders is as follows for the three and nine months ended September 30, 2020 and 2019:

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net income available to Class A common stockholders:
Interest income	$8,000	$1,744,000	$1,906,000	$4,130,000
Less/add: Income and franchise taxes/benefit	1,000	(405,000)	(519,000)	(952,000)
Net income attributable to Class A common stockholders	$9,000	$1,339,000	$1,387,000	$3,178,000

Net (loss) available to Class B common stockholders:
Net (loss) income	$(2,812,000)	$(941,000)	$(2,143,000)	$492,000
Less: amount attributable to Class A common stockholders	9,000	(1,339,000)	(1,387,000)	(3,178,000)
Net loss attributable to Class B common stockholders	$(2,821,000)	$(2,280,000)	$(3,530,000)	$(2,686,000)

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Deferred Offering Costs:

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Costs incurred in connection with preparation for the Public Offering (approximately $18,865,000) including underwriters’ discount, have been charged to equity upon completion of the Public Offering.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the balance sheet carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s currently taxable income consists of interest income on the Trust Account net of taxes. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and nine months ended September 30, 2020 and 2019, the Company recorded income tax (credit) expense of approximately $(9,000), $369,000, $355,000 and $835,000, respectively, primarily related to interest income earned on the Trust Account, net of taxes. The Company’s effective tax rates for the three and nine months ended September 30, 2020 and 2019 were approximately (0.3)%, 21%, 61% and 63%, respectively, and differs from the expected income tax rate due to the start-up costs (discussed above and including Business Combination costs) which are not currently deductible. At September 30, 2020 and December 31, 2019, the Company had a deferred tax asset of approximately $1,375,000 and $640,000, respectively, primarily related to start-up and Business Combination costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2020 or December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2020 or December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Redeemable Common Stock:

As discussed in Note 4, all of the remaining 29,803,439 public shares sold as part of Units in the Public Offering in 2019 contain a redemption feature which allows for the redemption of public shares if the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001 upon the closing of a Business Combination.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by adjustments to additional paid-in capital. Accordingly, at September 30, 2020 and December 31, 2019, 28,389,295 and 28,817,019, respectively, of the 29,803,439 and 30,015,000, respectively, public shares outstanding at September 30, 2020 and December 31, 2019, were classified outside of permanent equity.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events:

Management has evaluated subsequent events to determine if events or transactions occurring after the date of the financial statements but before the financial statements were issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

NOTE 4 — PUBLIC OFFERING

On March 5, 2019, the Company completed the Public Offering for the sale of 30,015,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value and three-quarters of one redeemable warrant (the “Warrants”). Each whole Warrant offered in the Public Offering is exercisable to purchase one share of Class A common stock. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Accordingly, unless a holder purchases a multiple of four Units, the number of Warrants issuable to such holder upon separation of the Units will be rounded down to the nearest whole number of Warrants. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to December 31, 2020 (discussed in Note 1) to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of a Warrant during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last reported sale price of the Company’s shares of Class A common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

See Note 1 regarding 211,561 shares of Class A common stock that were redeemed by stockholders in August 2020, reducing the number of public shares outstanding from the original 30,015,000 public shares sold as part of the Units in the Public Offering to a total of 29,803,439 public shares remain outstanding (including shares reflected as subject to redemption).

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 4 — PUBLIC OFFERING (cont.)

In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the Warrants and the Private Placement Warrants (as defined below) will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The Company granted the underwriters a 45-day option to purchase up to 3,915,000 additional Units to cover any over-allotments, at the Public Offering price less the underwriting discounts and commissions. The underwriters exercised their over-allotment option in full and closed on the proceeds from the over-allotment option on March 5, 2019. The Warrants issued in connection with the 3,915,000 over-allotment units are identical to the public Warrants and have no net cash settlement provisions.

The Company paid an underwriting discount of 3.0% (or 0% in the case of Units sold to cover any over-allotments) of the per Unit price to the underwriters at the closing of the Public Offering ($7,830,000), with an additional fee (the “Deferred Discount”) of 3.0% (or 6.0% in the case of Units sold to cover any over-allotments) of the gross offering proceeds payable upon the consummation of the initial Business Combination ($10,179,000). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

In connection with the Public Offering, an underwriter of the Public Offering entered into a forward purchase agreement with the Company, which provides for the purchase by that underwriter of public shares for an aggregate purchase price of $125 million through, other than as described below, open market purchases or privately negotiated transactions with one or more third parties. In lieu of purchasing an aggregate of $125 million of public shares in the open market or privately negotiated transactions, up to $75 million of such aggregate purchase price may instead be in the form of an investment in the Company’s equity securities on terms to be mutually agreed between that underwriter and the Company, to occur concurrently with the closing of Business Combination. The decision to make such an investment in other equity securities will not reduce the aggregate purchase price of the forward purchase agreement. However, that underwriter will be excused from its purchase obligation in connection with a specific Business Combination unless, within ten calendar days following written notice delivered by the Company of its intention to enter into such Business Combination, that underwriter notifies the Company that it has decided to proceed with the purchase in whole or in part. That underwriter may decide not to proceed with the purchase for any reason, including, without limitation, if it has determined that such purchase would constitute a conflict of interest.

On August 17, 2020, the Company notified the underwriter that it would not elect to have the undersriter purchase any shares of Class A common stock under the forward purchase agreement based in part on strong investor receptivity to Canoo during the PIPE Financing confidential marketing process, including an oversubscribed and subsequently upsized PIPE Financing.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In September 2018, the Sponsor purchased 7,187,500 shares of Class B common stock (the “Founder Shares”) for $25,000, or approximately $0.003 per share. In October 2018, the Sponsor transferred 75,000 founder shares to each of the Company’s six independent directors, 300,000 shares to our Executive Vice President, Chief Financial Officer and Secretary, and 225,000 shares to our President and Chief Operating Officer. In January 2019, the Sponsor forfeited 871,930 shares of Class B common stock and certain funds and accounts managed by subsidiaries of BlackRock, Inc. (collectively, the “Anchor Investor”) purchased 871,930 shares of Class B common stock for an aggregate purchase price of approximately $3,000, or approximately $0.003 per share. On February 28, 2019, the Company effected a stock dividend for approximately 0.05 shares for each of the Company’s shares of Class B common stock, resulting in the Company’s initial stockholders holding an aggregate of 7,503,750 Founder Shares. Following the stock dividend, the Company’s officers and directors retransferred an aggregate of 48,823 Founder Shares to the Sponsor and the Anchor Investor waived its right to the stock dividend. The Founder Shares are identical to the Class A common stock included in the Units sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. The Sponsor and the Anchor Investor had agreed to forfeit up to 978,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The over-allotment option was exercised in full and therefore no shares were forfeited.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or (B), subsequent to the Company’s initial Business Combination, if (x) the last reported sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

The Sponsor and the Anchor Investor purchased from the Company an aggregate of 13,581,500 warrants at a price of $1.00 per warrant (an aggregate purchase price of $13,581,500), in a private placement (the “Private Placement”) that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each whole Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering deposited in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor, the Anchor Investor or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor, the Anchor Investor or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

In connection with the Merger Agreement discussed in Note 2, the Sponsor agreed to exchange all of its 11,739,394 outstanding Private Placement Warrants for 2,347,879 newly issued shares of Class B common stock and, in addition, the Sponsor agreed to forfeit an equivalent number of existing shares of Class B common stock to the Company for no consideration.

In addition, if the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the Private Placement Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

If the Company does not complete a Business Combination, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Registration Rights

The Company’s initial stockholders and the holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement signed on the date of the prospectus for the Public Offering. These holders are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the registration rights agreement.

Related Party Loans

In August 2018, the Sponsor agreed to loan the Company an aggregate of $300,000 by drawdowns of not less than $10,000 each against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. The Note was non-interest bearing and payable on the earlier of March 31, 2019 or the completion of the Public Offering.

In September 2018, the Company drew down $90,000 from the Note in order to fund expenses of the Public Offering. During January and February 2019, the Company drew down on the remaining $210,000. On March 5, 2019, the $300,000 principal amount of the Note was repaid in full in connection with the closing of the Public Offering.

Related Party Subscription Agreement

Concurrently with the execution of the Merger Agreement and as part of the PIPE Financing, the Company entered into a Subscription Agreement with (i) Hennessy Capital SPV II LLC, an entity controlled by Daniel J. Hennessy, the Chairman and CEO of the Company, for the purchase of 500,000 PIPE Shares for an aggregate purchase price of $5.0 million and (ii) an entity controlled by the Anchor Investor (as defined below) for the purchase of 600,000 shares of Class A common stock in the PIPE Financing for an aggregate purchase price of $6.0 million, in each case on the same terms and conditions as the form of Subscription Agreement filed as an exhibit to the Registration Statement.

Administrative Support Agreement and Other Matters

The Company has agreed to pay $15,000 a month for office space, utilities and secretarial and administrative support to an affiliate of the Sponsor, Hennessy Capital LLC. Services commenced on the date the securities were first listed on the Nasdaq Capital Market and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. The financial statements for the three and nine months ended September 30, 2020 and 2019 include a charge for $45,000, $135,000, $45,000 and105,000, respectively, for such administrative support. There were no amounts outstanding under this agreement at September 30, 2020 or December 31, 2019.

Also, commencing on the date the securities were first listed on the Nasdaq Capital Market, the Company has agreed to compensate its Chief Financial Officer $29,000 per month for his services prior to the consummation of the Company’s initial Business Combination, of which 60% is payable currently in cash and 40% is payable upon the completion of the Company’s initial Business Combination. The financial statements at September 30, 2020 and December 31, 2019 include an accrued liability for approximately $220,000 and $116,000, respectively, for the deferred portion of this compensation. Approximately $87,000, $261,000, $87,000 and $203,000, respectively, was charged to operations for the three and nine months ended September 30, 2020 and 2019, respectively, for the aggregate of cash and deferred compensation.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Further, as compensation for his services in connection with, and prior to, the initial Business Combination, the Company’s President and Chief Operating Officer will receive a cash payment of $500,000 upon the closing of an initial Business Combination. No amounts have been accrued in the September 30, 2020 financial statements for this fee as the underlying event (completion of the Business Combination) that would trigger this payment is not certain.

NOTE 6 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the Private Placement, a total of approximately $303,151,500 was deposited into the Trust Account. The proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

At December 31, 2019, the proceeds in the Trust Account were invested in U.S. government treasury bills yielding approximately 1.5% with a maturity date in June 2020. In March 2020, as a result of market conditions, the Company sold such U.S. government treasury bills and invested the proceeds in a money market fund meeting the conditions described above. At September 30, 2020, the Trust Account remains invested in such money market fund. The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the accompanying December 31, 2019 condensed consolidated balance sheet and adjusted for the amortization of discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at September 30, 2020 and December 31, 2019 consisted of U.S. government treasury bills and money market funds that invest only in U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying value at September 30, 2020	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Money market fund	$306,566,000	$—	$306,566,000

Description	Carrying value at December 31, 2019	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Cash and money market funds	$11,000	$—	$11,000
U.S. government treasury bills	307,327,000	6,000	307,333,000
Total	$307,338,000	$6,000	$307,344,000

During the nine months ended September 30, 2020 and 2019, the Company withdrew approximately $502,000 and $887,000, respectively, from the Trust Account to pay income and franchise taxes including estimated taxes. In addition, the Company withdrew approximately $2,176,000, in August 2020, in order to fund redemptions of 211,561 shares of Class A common stock associated with the Charter Amendment discussed in Note 1.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 7 — STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company is 110,000,000 shares, including 100,000,000 shares of Class A common stock, par value, $0.0001, and 10,000,000 shares of Class B common stock, par value, $0.0001. The Company may (depending on the terms of the Business Combination) be required to increase the authorized number of shares at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s Class A and Class B common stock vote together as a single class and are entitled to one vote for each share of Class A and Class B common stock they own.

At the Special Meeting in August 2020 (discussed further in Note 1), stockholders holding 211,561 shares of Class A common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a redemption price of approximately $10.29 per share (approximately $2,176,000 in the aggregate), resulting in a total of 29,803,439 shares of Class A common stock remaining outstanding (including shares reflected as subject to redemption).

At both September 30, 2020 and December 31, 2019, there were 7,503,750 shares of Class B common stock issued and outstanding. At September 30, 2020 and December 31, 2019, there were 1,414,144 and 1,197,981 shares, respectively, of Class A common stock issued and outstanding (excluding 28,389,295 and 28,817,019 shares, respectively, subject to possible redemption).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Business Combination Costs

In connection with identifying an initial Business Combination candidate and negotiating an initial Business Combination, the Company has entered into and expects to enter into additional engagement letters or agreements with various consultants, advisors, professionals and others. The services under these engagement letters and agreements are material in amount and in some instances include contingent or success fees. Contingent or success fees (but not deferred underwriting compensation) would be charged to operations in the quarter that an initial Business Combination is consummated. In most instances (except with respect to our independent registered public accounting firm), these engagement letters and agreements are expected to specifically provide that such counterparties waive their rights to seek repayment from the funds in the Trust Account.

Risks and Uncertainties — COVID-19

Management is currently continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company and/or a target company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HENNESSY CAPITAL ACQUISITION CORP. IV AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 8 — COMMITMENTS AND CONTINGENCIES (cont.)

Risks and Uncertainties — Litigation

Subsequent to September 30, 2020, on October 2, 2020, a purported stockholder of the Company filed a lawsuit in the Supreme Court of the State of New York, County of New York, captioned Lester Chiang v. Hennessy Capital Acquisition Corp. IV, et al., against the Company and the members of its board of directors (the “Chiang Complaint”). The Chiang Complaint asserts a breach of fiduciary duty claim against the individual defendants and an aiding and abetting claim against the Company in connection with the proposed Business Combination. The Chiang Complaint alleges, among other things, that (i) defendants engaged in a flawed and unfair sales process and agreed to inadequate consideration in connection with the proposed Business Combination, and (ii) that the initial Registration Statement on Form S-4 filed with the SEC on September 18, 2020 in connection with the proposed Business Combination is materially misleading and incomplete. The Chiang Complaint seeks, among other things, to enjoin the proposed Business Combination, rescind the transaction or award rescissory damages to the extent it is consummated, and award attorneys’ fees and expenses. Defendants have not yet responded to the Chiang Complaint.

Annex A

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

HENNESSY CAPITAL ACQUISITION CORP. IV,

HCAC IV FIRST MERGER SUB, LTD.,

HCAC IV SECOND MERGER SUB, LLC

AND

CANOO HOLDINGS LTD.

DATED AS OF AUGUST 17, 2020

Annex A-i

Annex A-ii

INDEX OF ANNEX

Annex I	Earnout Merger Consideration	62

Annex A-iii

MERGER AGREEMENT AND PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 17, 2020 (this “Agreement”), is made by and among Hennessy Capital Acquisition Corp. IV, a Delaware corporation (“HCAC”), HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of HCAC (“First Merger Sub”), HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of HCAC (“Second Merger Sub”), and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2020 Revision), as amended, of the Cayman Islands (the “Cayman Companies Law”), and the Delaware Limited Liability Company Act (the “DLLCA”), HCAC and the Company will enter into a business combination transaction pursuant to which: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of HCAC (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within 10 days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Mergers are fair to, and in the best interests of, the Company and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Mergers by the shareholders of the Company;

WHEREAS, the Board of Directors of HCAC (the “HCAC Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to the shareholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of HCAC;

WHEREAS, the Board of Directors of First Merger Sub (the “First Merger Sub Board”) and the Board of Managers of Second Merger Sub (the “Second Merger Sub Board”) have each (a) determined that the Mergers are fair to, and in the best interests of, First Merger Sub and Second Merger Sub, respectively, and their sole shareholder or member, respectively and approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Mergers by the sole shareholder or member of First Merger Sub and Second Merger Sub, respectively;

WHEREAS, HCAC, the Company and the Requisite Shareholders, concurrently with the execution and delivery of this Agreement, are entering into Shareholder Support Agreements, dated as of the date hereof (the “Shareholder Support Agreements”), providing that, among other things, the Requisite Shareholders will vote their Company Shares in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, in connection with the Closing, HCAC, certain shareholders of the Company and certain stockholders of HCAC, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the Closing, HCAC and certain shareholders of the Company shall enter into Lock-Up Agreements (the “Lock-Up Agreements”) substantially in the form attached hereto as Exhibit B;

WHEREAS, the officers and directors of HCAC and Hennessy Capital Partners IV LLC (the “Sponsor”) have entered into a Voting and Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which, among other things, the persons indicated on the signature pages thereof have agreed to vote their HCAC Common Stock in favor of this Agreement, the Mergers and the other Transactions;

Annex A-1

WHEREAS, HCAC shall enter into subscription agreements (the “Subscription Agreements”) with certain investors, pursuant to which such investors, upon the terms and subject to the conditions set forth therein, shall purchase shares of HCAC Common Stock at $10.00 per share in a private placement or placements (the “Private Placements”), to be consummated immediately prior to the consummation of the Transactions;

WHEREAS, concurrently with the execution of this Agreement, HCAC and the Sponsor are entering into a Sponsor Warrant Exchange and Share Cancellation Agreement (the “Exchange and Cancellation Agreement”), whereby the Sponsor has agreed, among other things, that immediately prior to the Closing, subject to the terms and conditions set forth therein, (a) the Sponsor shall exchange 11,739,394 HCAC Warrants for 2,347,879 newly issued shares of HCAC Class B Common Stock, and (b) the Sponsor shall transfer to HCAC for cancellation, the Sponsor Cancelled Shares; and

WHEREAS, for United States federal and applicable state income Tax purposes, it is intended that the First Merger and the Second Merger, taken together shall be viewed as a single integrated transaction that shall qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Definitions. For purposes of this Agreement:

“A Series Preference Shares” means the preference shares of the Company, par value $0.0001 per share, designated as A Series Preference Shares in the Company Charter.

“A-1 Series Preference Shares” means the preference shares of the Company, par value $0.0001 per share, designated as A-1 Series Preference Shares in the Company Charter.

“Action” means any litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Shareholder Support Agreements, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Exchange and Cancellation Agreement and all other agreements, certificates and instruments executed and delivered by HCAC, First Merger Sub, Second Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means, as applicable (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

Annex A-2

“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“CCC” means the Corporations Code of the State of California.

“Company Charter” means the Second Amended and Restated Memorandum and Articles of Association of the Company, adopted by special resolution dated August 16, 2020, as may be amended, restated or otherwise modified from time to time.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representations or warranty set forth in Section 4.04 or Section 4.05 but subject to any disclosures set forth in Section 4.04 or Section 4.05 of the Company Disclosure Schedule); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (g) shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in a Company Material Adverse Effect) or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which HCAC has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Merger Shares” means a number of shares of HCAC Class A Common Stock equal to the quotient determined by dividing (a) 1,750,000,000 by (b) 10.00.

“Company Option Plan” means the EVelozcity Holdings Ltd. 2018 Share Option and Grant Plan, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all outstanding options to purchase Company Ordinary Shares, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise.

Annex A-3

“Company Ordinary Share Purchase Warrant” means the Ordinary Share Purchase Warrant issued pursuant to the Domain Name & Intellectual Property Purchase Agreement, dated April 30, 2019, between the Company and the Informatique-MTF SA.

“Company Ordinary Shares” means the ordinary shares of the Company, par value of $0.0001 per share, designated as ordinary shares in the Company Charter.

“Company Outstanding Shares” means the total number of Company Ordinary Shares outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted to Company Ordinary Shares basis, and including, without limitation or duplication, (i) the number of Company Ordinary Shares subject to unexpired, issued and outstanding Company Options, (ii) the Company Restricted Shares, (iii) the number of Company Ordinary Shares issuable upon exercising the Company Ordinary Share Purchase Warrant, (iv) the number of Company Ordinary Shares issuable upon the conversion of the Company Preferred Shares pursuant to Section 3.01(a) and (v) the number of Company Ordinary Shares subject to unexpired, issued and outstanding Company RSUs or any other Company Share Awards.

“Company Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Shares” means the A Series Preference Shares and the A-1 Series Preference Shares.

“Company Restricted Shares” means the Company Ordinary Shares subject to forfeiture restrictions or other restrictions issued pursuant to an award granted under Section 6 of the Company Option Plan or otherwise.

“Company RSUs” means all outstanding restricted stock units to acquire Company Ordinary Shares immediately prior to the Closing issued pursuant to an award granted under the Company Option Plan or otherwise.

“Company Securities” means the Company Ordinary Shares, the Company Preferred Shares, the Company Options, the Company Restricted Shares, the Company RSUs and the Company Ordinary Share Purchase Warrant.

“Company Shares” means the Company Ordinary Shares (including the Company Restricted Shares, as applicable) and the Company Preferred Shares.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or HCAC or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP, or Business Systems from misuse.

“Earnout Shares” means the shares of HCAC Class A Common Stock that may be issued pursuant to Section 3.06 and Annex I.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.

Annex A-4

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (i) the Company Merger Shares by (ii) the Company Outstanding Shares.

“Existing Permitted Indebtedness” means the indebtedness of the Company identified on Section 1.01(D) of the Company Disclosure Schedules.

“First Merger Sub Organizational Documents” means the certificate of incorporation and memorandum and articles of association of First Merger Sub, as amended, modified or supplemented from time to time.

“Formation Date” means November 14, 2017.

“Hazardous Substance(s)” means: (i) any substances, wastes, or materials defined, identified or regulated as hazardous or toxic or as a pollutant or a contaminant under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon; and (v) any other substance, material or waste regulated by, or for which standards of care may be imposed under any Environmental Law.

“HCAC Certificate of Incorporation” means the Amended and Restated HCAC Certificate of Incorporation, dated as of February 28, 2019.

“HCAC Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of HCAC; or (ii) would prevent, materially delay or materially impede the performance by HCAC, First Merger Sub or Second Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a HCAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which HCAC operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by HCAC as required by this Agreement or any Ancillary Agreement, (f) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (c), to the extent that HCAC is disproportionately and adversely affected thereby as compared with other participants in the industry in which HCAC operate.

Annex A-5

“HCAC Organizational Documents” means the HCAC Certificate of Incorporation and bylaws, in each case as amended, modified or supplemented from time to time.

“HCAC Units” means the units issued in the IPO or the overallotment consisting of one (1) share of HCAC Class A Common Stock and three-quarters (3/4) of one (1) HCAC Warrant.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (i) patents, patent applications (including provisional and non-provisional applications) and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information, (v) Internet domain names and social media accounts, (vi) rights of publicity and all other intellectual property or proprietary rights of any kind or description, (vii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Software, and (viii) all legal rights arising from items (i) through (vi), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Section 1.01(F) of the Company Disclosure Schedule after reasonable inquiry (and for all purposes of Section 4.13 hereof, “reasonable inquiry” shall not require Company to have conducted patent clearance or similar freedom to operate searches, or other Intellectual Property searches), and in the case of HCAC, the actual knowledge of Dan Hennessy, Greg Ethridge or Nicholas Petruska after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Milestone” means each of the $18 Share Price Milestone, the $25 Share Price Milestone and the $30 Share Price Milestone.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation, (iii) the Server Side Public License, or (iv) any Reciprocal License.

Annex A-6

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (v) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Annual Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, such as, to the extent applicable, the following Laws and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled or intends to derive, revenue from the sale or provision thereof.

“Public Shares” means the 30,015,000 shares of HCAC Class A Common Stock issued and sold as part of HCAC units in the IPO contemplated by the Prospectus.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the HCAC Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of an issued patent or registration (or a patent application or an application for registration), including domain names.

Annex A-7

“Requisite Approval” means the affirmative vote of (i) the holders of at least two-thirds of the shares of the Company Shares outstanding who attend and vote in person or by proxy at a duly convened general meeting of the Company if approved at a meeting, or (ii) all holders of Company Shares outstanding if approved by written consent.

“Requisite Shareholders” means the persons or entities listed on Section 1.01(E) of the Company Disclosure Schedule.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Second Merger Sub Organizational Documents” means the certificate of formation and operating agreement of Second Merger Sub, as amended, modified or supplemented from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Sponsor Cancelled Shares” means the number of Sponsor Shares to be forfeited to the Company by the Sponsor in accordance with the Exchange and Cancellation Agreement, such number being 2,347,879.

“Sponsor Shares” means the shares of the HCAC Class B Common Stock held by the Sponsor as of immediately prior to the Closing.

“stockholder” means a holder of stock or shares, as appropriate.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, the Surviving Entity, HCAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Tax authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by HCAC, First Merger Sub, Second Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

Annex A-8

“Virtual Data Room” means the virtual data room established by the Company or its Representatives, hosted by Datasite Diligence, with access made available to HCAC and its Representatives.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
$18 Earnout Shares	Annex I
$18 Share Price Milestone	Annex I
$25 Earnout Shares	Annex I
$25 Share Price Milestone	Annex I
$30 Earnout Shares	Annex I
$30 Share Price Milestone	Annex I
Acceleration Event	Annex I
Agreement	Preamble
Alternative Transaction	§ 7.05
Annual Financial Statements	§ 4.07(a)
Antitrust Laws	§ 7.13(a)
Blue Sky Laws	§ 4.05(b)
Business Combination	§ 6.03
Cayman Companies Law	Recitals
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	§ 3.02(g)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Officer’s Certificate	§ 8.02(c)
Company Permits	§ 4.06
Company Share Awards	§ 4.03(a)
Company Shareholder Approval	§ 4.18
Company Shareholders Meeting	§ 7.03
Company Subsidiary	§ 4.01(a)
Continuing Employees	§ 7.06(a)
Converted Option	§ 3.01(b)(iv)
Data Security Requirements	§ 4.13(i)
DGCL	§ 2.05(b)
DLLCA	Recitals
Dissenting Shares	§ 3.05(a)
Effective Time	§ 2.02(a)
EGS	§ 10.12
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.02(a)
Exchange and Cancellation Agreement	Recitals
Exchange Fund	§ 3.02(a)
Extension	§ 7.17
First Merger	Recitals
First Merger Sub	Preamble
First Merger Sub Board	Recitals
First Merger Sub Common Stock	§ 5.03(b)
GAAP	§ 4.07(a)

Annex A-9

Defined Term	Location of Definition
Governmental Authority	§ 4.05(b)
HCAC	Preamble
HCAC Board	Recitals
HCAC Class A Common Stock	§ 5.03(a)
HCAC Class B Common Stock	§ 5.03(a)
HCAC Common Stock	§ 5.03(a)
HCAC Disclosure Schedule	Article V
HCAC Preferred Stock	§ 5.03(a)
HCAC Proposals	§ 7.01(a)
HCAC Public Warrants	§ 5.16
HCAC SEC Reports	§ 5.07(a)
HCAC Stockholders’ Meeting	§ 7.01(a)
HCAC Warrants	§ 5.03(a)
Health Plan	§ 4.10(k)
Intended Tax Treatment	Recitals
Interim Financial Statements	§ 4.07(b)
Interim Financial Statements Date	§ 4.07(b)
IPO	§ 6.03
IRS	§ 4.10(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Lock-Up Agreements	Recitals
Material Contracts	§ 4.16(a)
Merger Payment Schedule	§ 3.02(i)
Mergers	Recitals
Non-Disclosure Agreement	§ 7.04(b)
Ordinary Commercial Agreement	§ 4.14(b)
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
Outstanding HCAC Transaction Expenses	§ 3.04(b)
PCAOB Audited Financials	§ 7.14
Per Share Merger Consideration	§ 3.01(b)(i)
Plan of Merger	§ 2.02(a)
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Private Placements	Recitals
Pro Rata Share	§ 3.02(i)
Prospectus	§ 6.03
Proxy Statement	§ 7.01(a)
Public Stockholders	§ 6.03
Registration Rights Agreement	Recitals
Registration Statement	§ 7.01(a)
Released Claims	§ 6.03
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
Sarbanes-Oxley Act	§ 5.07(a)
SEC	§ 5.07(a)
Second Effective Time	§ 2.02(a)
Second Merger	Recitals

Annex A-10

Defined Term	Location of Definition
Second Merger Sub	Preamble
Second Merger Sub Board	Recitals
Shareholder Support Agreements	Recitals
Sidley	§ 10.12
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	Recitals
Surviving Entity	Recitals
Terminating Company Breach	§ 9.01(f)
Terminating HCAC Breach	§ 9.01(g)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Unaudited Interim Financial Statements	§ 7.14
Written Consent	§ 7.03

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Annex A-11

ARTICLE II

AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Cayman Companies Law, at the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the surviving corporation of the First Merger (provided that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DLLCA, at the Second Effective Time, the Surviving Corporation shall be merged with and into the Second Merger Sub. As a result of the Second Merger Sub, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

SECTION 2.02 Effective Times; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the First Merger to be consummated by filing a plan of merger (a “Plan of Merger”) with the Registrar of Companies, in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Law and mutually agreed by the parties (the date and time of the filing of such Plan of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Plan of Merger) being the “Effective Time”). As soon as practicable following the Effective Time, but in any event within 10 days of the Effective Time, the parties hereto shall cause the Second Merger to be consummated by filing a plan of merger with the Registrar of Companies, in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Law and mutually agreed by the parties and the Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of the DLLCA and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Second Effective Time”).

(b) Immediately prior to such filing of a Plan of Merger in accordance with Section 2.02(a), the closing (the “Closing”) shall be held at the offices of Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603 or by electronic exchange of deliverables and release of signatures, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and First Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and First Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the Cayman Companies Law and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Annex A-12

SECTION 2.04 Governing Documents.

(a) At the Effective Time, the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit C attached hereto and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended as provided by the Cayman Companies Law and such Charter (subject to Section 7.07). At the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be amended to change the name of the Surviving Entity to such name as is determined by the Company no later than five (5) Business Days prior to the Closing Date, but otherwise shall continue to be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with their terms and as provided by DLLCA (subject to Section 7.07).

(b) At the Closing, HCAC shall amend and restate, effective as of the Effective Time, the HCAC Certificate of Incorporation to be as set forth on Exhibit D.

SECTION 2.05 Directors and Officers.

(a) The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the Cayman Companies Law and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed. The parties will take all requisite actions such that the initial officers of the Surviving Entity immediately after the Second Effective Time shall be the individuals indicated on Section 2.05(a) of the Company Disclosure Schedule, each to hold office in accordance with the provisions of the DLLCA and the operating agreement of the Surviving Entity and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties shall cause the HCAC Board and the officers of HCAC as of immediately following the Effective Time to be comprised of the individuals set forth on Section 2.05(b) of the Company Disclosure Schedule, each to hold office in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the HCAC Certificate of Incorporation and the bylaws of HCAC and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

SECTION 3.01 Conversion of Securities.

(a) Immediately prior to the Effective Time, the Company shall cause each Company Preferred Share that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of Company Ordinary Shares at the then-effective conversion rate as calculated pursuant to the Company Charter. All of the Company Preferred Shares converted into Company Ordinary Shares shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such securities.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of HCAC, First Merger Sub, the Company or the holders of any of the following securities:

(i) each Company Ordinary Share (including each Company Restricted Share, and including Company Ordinary Shares resulting from the conversion of Company Preferred Shares described in Section 3.01(a)) that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into (A) the right to receive the number of shares of HCAC Class A Common Stock equal to the Exchange Ratio, and (B) the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 3.06 and Annex I (which consideration, collectively, shall hereinafter be referred to as the “Per Share Merger Consideration”); provided, however, that each share of HCAC Class A Common Stock issued in exchange for Company Restricted Shares shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Company Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such Company Restricted Shares;

Annex A-13

(ii) each Company Share held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of First Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation;

(iv) each Company Option that is outstanding immediately prior to the Effective Time shall be assumed by HCAC and converted into (A) an option to purchase shares of HCAC Class A Common Stock (each, a “Converted Option”), provided that the assumption and conversion of any such Company Options that are incentive stock options under Section 422 of the Code will be effected in a manner that is intended to be consistent with the applicable requirements of Section 424 of the Code and the applicable regulations promulgated thereunder, and (B) the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 3.06 and Annex I. Each Converted Option will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately before the Effective Time, except that (x) each Converted Option will be exercisable for that number of shares of HCAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Ordinary Shares subject to the Company Option immediately before the Effective Time and (2) the Exchange Ratio; and (y) the per share exercise price for each share of HCAC Class A Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Ordinary Shares of such Company Option immediately before the Effective Time by (2) the Exchange Ratio; provided, however, that the exercise price and the number of shares of HCAC Class A Common Stock purchasable under each Converted Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; and

(v) each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed by HCAC and converted into (A) an award of restricted share units to acquire shares of HCAC Class A Common Stock (each, a “Converted RSU Award”), and (B) the contingent right to receive a number of Earnout Shares following the Closing in accordance with Section 3.06 and Annex I. Each Converted RSU Award will have and be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to such award of Company RSUs immediately before the Effective Time, except that each Converted RSU Award will represent the right to acquire that number of shares of HCAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Ordinary Shares subject to the Company RSU award immediately before the Effective Time and (2) the Exchange Ratio.

(c) In connection with the assumption of the Converted Options and Converted RSU Awards pursuant to Section 3.01(b), the Company and HCAC shall cause HCAC to assume the Company Option Plan as of the Effective Time. Prior to the Effective Time and subject to the prior reasonable review and approval of HCAC (which approval shall not be unreasonably withheld, delayed, or conditioned), the Company shall take all actions reasonably necessary to effect the transactions anticipated by Section 3.01(b) under the Company Option Plan and any Contract applicable to any Company Option or Company RSUs (whether written or oral, formal or informal), including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to HCAC that all necessary determinations by the Company Board or applicable committee of the Company Board to assume and convert Company Options and Company RSUs in accordance with Section 3.01(b) have been made.

(d) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of HCAC, Surviving Corporation, Second Merger Sub, or the holders of any securities of HCAC or the Surviving Corporation or the Second Merger Sub: (a) each ordinary share of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and shall cease to exist without any conversion thereof or payment therefor; and (b) each membership interest in Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and non-assessable membership interest in the Surviving Entity, which shall constitute the only outstanding equity of the Surviving Entity. From and after the Second Effective Time, all certificates, if any, representing membership interests in Second Merger Sub shall be deemed for all purposes to represent the number of membership interests of the Surviving Entity which they were converted in accordance with the immediately preceding sentence.

Annex A-14

SECTION 3.02 Exchange of Company Securities.

(a) Exchange Agent. On the Closing Date, HCAC shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by HCAC and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Ordinary Shares, for exchange in accordance with this Article III, the number of shares of HCAC Class A Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of HCAC Class A Common Stock being hereinafter referred to as the “Exchange Fund”). HCAC shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with the Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), HCAC shall cause the Exchange Agent to deliver to each holder of Company Ordinary Shares, as of immediately prior to the Effective Time, represented by book-entry (including Company Ordinary Shares resulting from the conversion of the Company Preferred Shares and the Company Ordinary Share Purchase Warrant), the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01(b)(i) and such Company Ordinary Shares shall forthwith be cancelled.

(c) No Further Rights in Company Ordinary Shares or Company Preferred Shares. The Per Share Merger Consideration payable upon conversion of the Company Shares (including Company Shares resulting from the conversion of the Company Preferred Shares and the Company Ordinary Share Purchase Warrant) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(d) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to HCAC Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Ordinary Shares for one year after the Effective Time shall be delivered to HCAC, upon demand, and any holders of Company Ordinary Shares who have not theretofore complied with this Section 3.02 shall thereafter look only to HCAC for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Ordinary Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of HCAC free and clear of any claims or interest of any person previously entitled thereto.

(f) No Liability. None of the Exchange Agent, HCAC, the Surviving Corporation or the Surviving Entity shall be liable to any holder of Company Shares (including Company Shares resulting from the conversion of the Company Preferred Shares and the Company Ordinary Share Purchase Warrant) for any such Company Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(g) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Surviving Corporation, Surviving Entity, HCAC, First Merger Sub, Second Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of Company Options, Company RSUs or Company Shares (including Company Shares resulting from the conversion of the Company Preferred Shares and the Company Ordinary Share Purchase Warrant) such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the holder of the Company Securities (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made.

Annex A-15

(h) Fractional Shares. No certificates or scrip or shares representing fractional shares of HCAC Class A Common Stock shall be issued upon the exchange of Company Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of HCAC or a holder of shares of HCAC Class A Common Stock. In lieu of any fractional share of HCAC Class A Common Stock to which any holder of Company Shares would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of HCAC Class A Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(i) Merger Payment Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to HCAC and the Exchange Agent a schedule (the “Merger Payment Schedule”) showing the percentage allocation of the Company Merger Shares to each of the holders of Company Securities at the Closing (such holder’s “Pro Rata Share”) as well as the corresponding number of shares of HCAC Class A Common Stock to be issued to such holders of Company Securities pursuant to Section 3.01.

SECTION 3.03 Register of Members. At the Effective Time, the register of members of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares, except as otherwise provided in this Agreement or by Law.

SECTION 3.04 Payment of Expenses.

(a) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to HCAC a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, following the Closing, HCAC shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, HCAC shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of HCAC, First Merger Sub, or Second Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of HCAC, First Merger Sub or Second Merger Sub in connection with the Transactions or otherwise in connection with HCAC’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding HCAC Transaction Expenses”). On the Closing Date, HCAC shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding HCAC Transaction Expenses.

(c) Except as set forth in this Section 3.04 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that the Company shall pay all filing fees relating to all SEC and other regulatory filing fees (including those incurred in connection with the Proxy Statement and the filing fee for the Notification and Report Forms filed under the HSR Act).

(d) HCAC shall not be required to pay or cause to be paid any Outstanding HCAC Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

Annex A-16

SECTION 3.05 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CCC and Cayman Companies Law, Company Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have demanded properly in writing dissenters’ rights for such Company Shares in accordance with Section 238 of the Cayman Companies Law or, to the extent applicable, Chapter 13 of the CCC, and otherwise complied with all of the provisions of the Cayman Companies Law relevant to the exercise and perfection of dissenters’ rights, or, to the extent applicable, complied with all of the provisions of the CCC relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Law, or, to the extent applicable, the CCC. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Law, or, to the extent applicable, Chapter 13 or the CCC, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon.

(b) Prior to the Closing, the Company shall give HCAC (i) prompt notice of any demands for dissenters’ rights received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters’ rights under the Cayman Companies Law, or, to the extent applicable, CCC. The Company shall not, except with the prior written consent of HCAC (which consent shall not be unreasonably withheld), make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

SECTION 3.06 Earnout Shares. Within five (5) Business Days following the occurrence of the $18 Share Price Milestone, the $25 Share Price Milestone and/or the $30 Share Price Milestone, as applicable, in accordance with Annex I hereto, HCAC will issue to each holder of Company Securities as of immediately prior to the Effective Time the $18 Earnout Shares, the $25 Earnout Shares and/or the $30 Earnout Shares, as applicable, which Earnout Shares shall be fully paid and free and clear of all Liens other than applicable securities Law restrictions. Notwithstanding the foregoing, the issuance of the Earnout Shares shall be subject to withholding pursuant to Section 3.02(g).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to HCAC, First Merger Sub, and Second Merger Sub in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to HCAC, First Merger Sub and Second Merger Sub as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each a “Company Subsidiary”), is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Annex A-17

SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to HCAC in the Virtual Data Room a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.03 Capitalization.

(a) As of the date hereof, the authorized share capital of the Company consists of 389,666,667 Company Ordinary Shares, 90,913,310 A Series Preference Shares and 19,420,023 A-1 Series Preference Shares. As of the date hereof, (i) 26,145,984 Company Ordinary Shares are issued and outstanding, (ii) 110,333,333 shares of Company Preferred Shares are issued and outstanding, (iii) no Company Shares are held in the treasury of the Company and (iv) 14,359,371 Company Ordinary Shares are reserved for future issuance pursuant to outstanding Company Options, Company RSUs, Company Restricted Shares and other purchase rights (the “Company Share Awards”) granted pursuant to the Company Option Plan or otherwise.

(b) Other than the Company Options and the Company Ordinary Share Purchase Warrant, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company or any Company Subsidiary. As of the date hereof, except as set forth on Section 4.03(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except for the Company Subsidiaries, the Company does not own any equity interests in any person.

(c) Section 4.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding, if applicable: (i) the name of the Company Share Award recipient; (ii) whether the Company Share Award was granted pursuant to the Company Option Plan; (iii) the number of shares of the Company outstanding with respect to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; and (vi) the date on which such Company Share Award expires. The Company has made available to HCAC in the Virtual Data Room an accurate and complete copy of the Company Option Plan and all forms of award agreements evidencing all outstanding Company Share Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Ordinary Shares as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

Annex A-18

(e) (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the proposed transactions herein, and (ii) all outstanding Company Shares, all outstanding Company Share Awards and Company Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries, as applicable.

(f) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(g) Except for the Company Shares held by the shareholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(h) All outstanding Company Shares and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

SECTION 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Company Shareholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the Cayman Companies Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by HCAC, First Merger Sub and Second Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions. To the knowledge of the Company, no other state takeover Law is applicable to the Merger or the other Transactions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the Cayman Companies Law and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 4.05(b) of the Company Disclosure Schedule, including the Written Consent, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

Annex A-19

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing with and registration by the Registrar of Companies of appropriate merger documents as required by the Cayman Companies Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07 Financial Statements.

(a) The Company has made available to HCAC in the Virtual Data Room true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and the unaudited consolidated balance sheet of the Company and Company Subsidiaries as of December 31, 2019, and the related consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Annual Financial Statements”), which are attached as Section 4.07(a) of the Company Disclosure Schedule, and which contain an unqualified report of the Company’s auditors. Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to HCAC in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2020 (the “Interim Financial Statements Date”), and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six-month period then ended (collectively, the “Interim Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c) Except as and to the extent set forth on the Annual Financial Statements or the Interim Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the Interim Financial Statements Date, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

Annex A-20

(d) Since the Formation Date, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2019, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries sell goods, fill orders or record sales.

(g) All accounts payable of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2019, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08 Absence of Certain Changes or Events. Since December 31, 2019 and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or the Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) neither the Company or any of the Company Subsidiaries have sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP) other than revocable non-exclusive licenses (or sublicenses of Company Owned IP granted in the ordinary course of business), (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.09 Absence of Litigation. There is no material Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Annex A-21

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”).

(b) With respect to each Plan, the Company has made available to HCAC in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter, and (v) any material, non-routine correspondence from any Governmental Authority with respect to any Plan since the Formation Date. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was since the Formation Date, nor does the Company, any Company Subsidiary or any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder.

(f) Each Plan is and has been since the Formation Date in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company, each Company Subsidiary and their respective ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

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(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company, any Company Subsidiary or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j) The Company, each Company Subsidiary and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company, each Company Subsidiary and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

SECTION 4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following, on a no name basis: (i) title or position (including whether full or part time); (ii) hire date and service date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees; (ii) neither the Company nor any Company Subsidiary is, nor has either the Company or any Company Subsidiary been since the Formation Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(c) The Company and the Company Subsidiaries are and have been since the Formation Date in material compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, and collective bargaining as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

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SECTION 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or occupies any real property (each, a “Lease”), with the name of the lessor or any other party thereto, and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to HCAC in the Virtual Data Room. Except as otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company, nor any Company Subsidiary, has subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) Other than any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are (as applicable) owned or purported to be owned, used or held for use by the Company or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all material contracts or agreements to use any Company Licensed IP, including for the Software of any other person (other than (x) commercially available, “off-the-shelf” Software and (y) commercially available service agreements to Business Systems) where such Company Licensed IP is incorporated into the Products; and (iii) any material Software or Business Systems constituting Company Owned IP that are incorporated into the Products. The Company IP constitutes all Intellectual Property rights necessary for, or to the knowledge of the Company, otherwise used in, the operation of the business of the Company and the Company Subsidiaries as currently conducted and is sufficient for the conduct of such business as currently conducted as of the date hereof; for clarity, the Company’s only representations of non-infringement are as set out in Section 4.13(d) hereof.

(b) Other than as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all material Company Licensed IP. All material Company Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company Owned IP is threatened in writing, or, to the Company’s knowledge, pending.

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(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of its trade secrets and other material Confidential Information. Neither the Company nor any Company Subsidiaries has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) Other than as set forth in Section 4.13(d) of the Company Disclosure Schedules, (i) there have been no claims filed and served or material claims threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons provided that, with respect to patents and trademarks, such representation is made only to the Company’s knowledge; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e) Other than as set forth in Section 4.13(e) of the Company Disclosure Schedule, all persons who have contributed, developed or conceived any Company Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to First Merger Sub, Second Merger Sub or HCAC in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further ongoing consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property; or, with respect to Intellectual Property rights that cannot be assigned (e.g., “moral rights” in certain jurisdictions), such person has unconditionally and irrevocably waives the enforcement thereof.

(f) Section 4.13(f) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software, the name and version number of the applicable license.

(g) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(h) The Company and the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in all material respects for the current needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since the Formation Date, there has not been any material failure with respect to any of the Business Systems that are material to the conduct of the Company’s business that has not been remedied or replaced in all material respects.

(i) The Company and each of the Company Subsidiaries currently and since the Formation Date have complied in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company or a Company Subsidiary, respectively, published on a Company website or otherwise made publicly available by the Company or a Company Subsidiary concerning the collection, dissemination, storage or use of Personal Information or Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound to adhere, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented data security safeguards designed to protect the security and integrity of the Business Systems constituting Company Owned IP and any Personal Information. The Company’s and the Company Subsidiaries’ employees and contractors receive commercially reasonable training on information security issues. To the Company’s knowledge there is no Disabling Device in any of the Business Systems constituting Company Owned IP or Product components. Since the Formation Date, except as would not reasonably be expected to result in liability material to the Company or Company Subsidiary, neither the Company nor any of the Company Subsidiaries has (i) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information or Business Data; or (ii) to the Company’s knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements.

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(j) The Company or one of the Company Subsidiaries (i) owns the Business Data constituting Company Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit First Merger Sub, Second Merger Sub or HCAC from receiving or using Personal Information after the Closing Date, in a similar manner in which the Company and the Company Subsidiaries receive and use such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.

(k) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company Owned IP.

SECTION 4.14 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open. The unpaid Taxes of the Company and its Company Subsidiaries as of the date of the Interim Financial Statements did not materially exceed the reserves for Taxes of the Company and the Company Subsidiaries set forth in the Interim Financial Statements.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”).

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(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and, to the Company’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company or a Company Subsidiary was the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise.

(g) Neither the Company nor any Company Subsidiary has any request for a material closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand.

(h) The Company has made available to HCAC in the Virtual Data Room true, correct and complete copies of the U.S. federal income Tax Return filed by the Company Subsidiaries for tax year 2018.

(i) Neither the Company nor any Company Subsidiary has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against the Company or any Company Subsidiary any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(o) For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a corporation.

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(p) The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

SECTION 4.15 Environmental Matters. (a) Each of the Company and each Company Subsidiary is, and since the Formation Date has not materially violated, applicable Environmental Laws; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with, and no Company or Company Subsidiary has released, any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”), and the Company and each Company Subsidiary is in compliance in all material respects with such Environmental Permits; and (e) neither the Company nor any Company Subsidiary is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of or, or material liability under, Environmental Laws.

SECTION 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth in Section 4.16(a) of the Company Disclosure Schedule, along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements with consideration payable to the Company or any of the Company Subsidiaries of more than $250,000, in the aggregate, over any 12-month period;

(ii) all contracts and agreements with suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $250,000, in the aggregate, over the 12-month period prior to the date hereof, other than purchase orders on the form of such purchase order made available in the Virtual Data Room;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;

(iv) all management contracts (excluding contracts for employment) to the extent material to the business of the Company or any Company Subsidiary;

(v) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guaranteeing the debts or other obligations of any person;

(vii) all partnership or joint venture;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

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(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that materially relates to the Company, any Company Subsidiary or materially impacts their respective business;

(xi) all Leases, and all leases or master leases of personal property, reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(xii) all contracts involving use of any Company Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule that are material to the business of the Company, other than collaboration agreements entered into on the form of such agreement made available in the Virtual Data Room;

(xiii) all contracts which involve the license or grant of rights to Company Owned IP by the Company or the Company Subsidiaries that are material to the business of the Company, other than collaboration agreements entered into on the form of such agreement made available in the Virtual Data Room;

(xiv) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xv) all contracts or agreements for the development of Company Owned IP for the benefit of the Company that are material to the Company, other than employment, consulting and collaboration agreements entered into on the form of such agreement made available in the Virtual Data Room, without material modification; and

(xvi) all contracts or agreements under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of any material default under any such Material Contract. The Company has furnished or made available to HCAC in the Virtual Data Room true and complete copies, in all respects, of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

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SECTION 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s shareholders. The Requisite Approval (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Shareholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19 Certain Business Practices.

(a) Since the Formation Date, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery.

(b) Since the Formation Date, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company or any Company Subsidiary; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Company Subsidiary.

(c) There are no, and since the Formation Date, there have not been any, material internal investigations, external investigations to which the Company has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

SECTION 4.20 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.20. The Company and the Company Subsidiaries have not, since the Formation Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.21 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

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SECTION 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.23 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to HCAC, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in the Company Officer’s Certificate, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to HCAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to HCAC, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HCAC, FIRST MERGER SUB
AND SECOND MERGER SUB

Except as set forth in HCAC’s disclosure schedule delivered by HCAC to the Company in connection with this Agreement (the “HCAC Disclosure Schedule”) and in HCAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such HCAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), HCAC hereby represents and warrants to the Company as follows:

SECTION 5.01 Corporate Organization.

(a) Each of HCAC, First Merger Sub, and Second Merger Sub is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a HCAC Material Adverse Effect.

(b) First Merger Sub and Second Merger Sub are the only subsidiaries of HCAC. Except for First Merger Sub and Second Merger Sub, HCAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

SECTION 5.02 Governing Documents. Each of HCAC, First Merger Sub and Second Merger Sub has heretofore furnished to the Company complete and correct copies of the HCAC Organizational Documents, the First Merger Sub Organizational Documents, and the Second Merger Sub Organizational Documents. The HCAC Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents are in full force and effect. Neither HCAC, First Merger Sub nor Second Merger Sub is in violation of any of the provisions of the HCAC Organizational Documents, First Merger Sub Organizational Documents, and the Second Merger Sub Organizational Documents.

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SECTION 5.03 Capitalization.

(a) The authorized capital stock of HCAC consists of (i) 110,000,000 shares of HCAC Common Stock, par value $0.0001 per share (“HCAC Common Stock”), with (A) 100,000,000 shares of HCAC Common Stock being designated as Class A Common Stock (“HCAC Class A Common Stock”) and (B) 10,000,000 shares of HCAC Common Stock being designated as Class B Common Stock (“HCAC Class B Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“HCAC Preferred Stock”). As of the date of this Agreement (i) 30,015,000 shares of HCAC Class A Common Stock and 7,503,750 shares of HCAC Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of HCAC Common Stock are held in the treasury of HCAC, (iii) 13,581,500 private placement warrants (as described in the Prospectus) are issued and outstanding and 13,581,500 shares of HCAC Class A Common Stock are issuable in respect of such private placement warrants, and (iv) 22,511,250 HCAC Public Warrants are issued and outstanding and 22,511,250 shares of HCAC Class A Common Stock are issuable in respect of the HCAC Public Warrants (the warrants described in clauses (iii) and (iv), the “HCAC Warrants”). As of the date of this Agreement, there are no shares of HCAC Preferred Stock issued and outstanding. Each HCAC Warrant is exercisable for one share of HCAC Class A Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized share capital of First Merger Sub consists of 50,000 ordinary shares, par value $1.00 per share (the “First Merger Sub Common Stock”). As of the date hereof, HCAC is the sole member and owner of all (100%) of the membership interests of Second Merger Sub. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by HCAC free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the First Merger Sub Organizational Documents. All membership interests of Second Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by HCAC free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Second Merger Sub Organizational Documents.

(c) All outstanding HCAC Units, shares of HCAC Common Stock and HCAC Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the HCAC Organizational Documents.

(d) The Per Share Merger Consideration being delivered by HCAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the HCAC Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued pursuant to the Subscription Agreements, securities issued by HCAC pursuant to the Exchange and Cancellation Agreement, securities issued by HCAC as permitted by this Agreement and the HCAC Warrants, HCAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of HCAC or obligating HCAC to issue or sell any shares of capital stock of, or other equity interests in, HCAC. All shares of HCAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither HCAC nor any subsidiary of HCAC is a party to, or otherwise bound by, and neither HCAC nor any subsidiary of HCAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement, HCAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of HCAC Common Stock or any of the equity interests or other securities of HCAC or any of its subsidiaries. Except with respect to the Redemption Rights and the HCAC Warrants, there are no outstanding contractual obligations of HCAC to repurchase, redeem or otherwise acquire any shares of HCAC Common Stock. There are no outstanding contractual obligations of HCAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

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SECTION 5.04 Authority Relative to This Agreement. Each of HCAC, First Merger Sub, and Second Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of HCAC, First Merger Sub, and Second Merger Sub and the consummation by each of HCAC, First Merger Sub, and Second Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate proceedings on the part of HCAC, First Merger Sub, or Second Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Mergers, (i) the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of HCAC Common Stock, by HCAC, as the sole shareholder of First Merger Sub, either at a duly convened meeting of the sole shareholder of First Merger Sub or by written consent, and by the holders of a majority of the then-outstanding membership interests of Second Merger, and (ii) the filing and recordation of appropriate merger documents as required by the Cayman Companies Law and DLLCA, and (b) with respect to the issuance of HCAC Common Stock and the amendment and restatement of the HCAC Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of HCAC Common Stock). This Agreement has been duly and validly executed and delivered by HCAC, First Merger Sub and Second Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of HCAC, First Merger Sub, or Second Merger Sub, enforceable against HCAC, First Merger Sub, or Second Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of HCAC, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of HCAC, First Merger Sub, and Second Merger Sub will not, (i) conflict with or violate the HCAC Organizational Documents, the First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of HCAC, First Merger Sub or Second Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of HCAC, First Merger Sub, or Second Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of HCAC, First Merger Sub, or Second Merger Sub is a party or by which each of HCAC, First Merger Sub, or Second Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a HCAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of HCAC, First Merger Sub, and Second Merger Sub do not, and the performance of this Agreement by each of HCAC, First Merger Sub, and Second Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the Cayman Companies Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent HCAC, First Merger Sub, or Second Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06 Compliance. Neither HCAC, First Merger Sub, nor Second Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to HCAC, First Merger Sub, or Second Merger Sub or by which any property or asset of HCAC, First Merger Sub, or Second Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which HCAC, First Merger Sub, or Second Merger Sub is a party or by which HCAC, First Merger Sub, or Second Merger Sub or any property or asset of HCAC, First Merger Sub or Second Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a HCAC Material Adverse Effect. Each of HCAC, First Merger Sub, and First Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for HCAC, First Merger Sub, or Second Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

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SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) HCAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 28, 2019, together with any amendments, restatements or supplements thereto (collectively, the “HCAC SEC Reports”). HCAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by HCAC with the SEC to all agreements, documents and other instruments that previously had been filed by HCAC with the SEC and are currently in effect. As of their respective dates, the HCAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of HCAC has filed with the SEC on a timely basis all documents required with respect to HCAC by Section 16(a) of the Exchange Act.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the HCAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of HCAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). HCAC has no off-balance sheet arrangements that are not disclosed in the HCAC SEC Reports. No financial statements other than those of HCAC are required by GAAP to be included in the consolidated financial statements of HCAC.

(c) Except as and to the extent set forth in the HCAC SEC Reports, neither HCAC, First Merger Sub nor Second Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of HCAC’s, First Merger Sub’s and Second Merger Sub’s business.

(d) HCAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e) HCAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to HCAC and other material information required to be disclosed by HCAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to HCAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting HCAC’s principal executive officer and principal financial officer to material information required to be included in HCAC’s periodic reports required under the Exchange Act.

(f) HCAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that HCAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. HCAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of HCAC to HCAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of HCAC to record, process, summarize and report financial data. HCAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of HCAC. Since March 31, 2020, there have been no material changes in HCAC internal control over financial reporting.

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(g) There are no outstanding loans or other extensions of credit made by HCAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of HCAC and HCAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither HCAC (including any employee thereof) nor HCAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by HCAC, (ii) any fraud, whether or not material, that involves HCAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by HCAC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the HCAC SEC Reports. To the knowledge of HCAC, none of the HCAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08 Absence of Certain Changes or Events. Since December 31, 2019, except as expressly contemplated by this Agreement, (a) HCAC has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) there has not been any HCAC Material Adverse Effect, and (c) HCAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

SECTION 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of HCAC, threatened against HCAC, or any property or asset of HCAC, before any Governmental Authority. Neither HCAC nor any material property or asset of HCAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of HCAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The HCAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of HCAC and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, and (iii) recommended that the stockholders of HCAC approve and adopt this Agreement and the Mergers, and directed that this Agreement and the Mergers, be submitted for consideration by the stockholders of HCAC at the HCAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of HCAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of HCAC Common Stock.

(c) The First Merger Sub Board and Second Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have each duly (i) determined that this Agreement and the Mergers are fair to and in the best interests of First Merger Sub, Second Merger Sub, and their sole stockholder or member, (ii) approved this Agreement and the Mergers and declared their advisability, and (iii) recommended that the sole stockholder or member of First Merger Sub and Second Merger Sub, respectively, approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder and member of First Merger Sub and Second Merger Sub, respectively.

(d) The only vote of the holders of any class or series of capital stock of First Merger Sub and Second Merger Sub that is necessary to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of First Merger Sub Common Stock and the affirmative vote of the holders of a majority of the outstanding membership interests of Second Merger Sub.

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SECTION 5.11 No Prior Operations of First Merger Sub and Second Merger Sub. First Merger Sub and Second Merger Sub were formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

SECTION 5.12 Brokers. Except as set forth on Section 5.12 of the HCAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of HCAC, First Merger Sub, or Second Merger Sub.

SECTION 5.13 HCAC Trust Fund. As of the date of this Agreement, HCAC has no less than $308,737,340 in the trust fund established by HCAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 28, 2019, between HCAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. HCAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by HCAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between HCAC and the Trustee that would cause the description of the Trust Agreement in the HCAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of HCAC, that would entitle any person (other than stockholders of HCAC who shall have elected to redeem their shares of HCAC Class A Common Stock pursuant to the HCAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the HCAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of HCAC, threatened in writing with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, HCAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to HCAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of HCAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of HCAC who shall have exercised their Redemption Rights and (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, HCAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to HCAC at the Effective Time.

SECTION 5.14 Employees. Other than any officers as described in the HCAC SEC Reports and consultants and advisors in the ordinary course of business, HCAC, First Merger Sub and Second Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by HCAC’s officers and directors in connection with activities on HCAC’s behalf in an aggregate amount not in excess of the amount of cash held by HCAC outside of the Trust Account, HCAC has no unsatisfied material liability with respect to any officer or director. HCAC, First Merger Sub and Second Merger Sub have never and do not currently maintain, sponsor, or contribute to or have any direct or material liability under any Employee Benefit Plan.

SECTION 5.15 Taxes.

(a) HCAC, First Merger Sub, and Second Merger Sub (i) have duly filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of HCAC, for any material Taxes of HCAC as of the date of such financial statements that have not been paid.

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(b) Neither HCAC, First Merger Sub, nor Second Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an Ordinary Commercial Agreement.

(c) None of HCAC, First Merger Sub or Second Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of HCAC, First Merger Sub, and Second Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and, to HCAC’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(e) Neither HCAC, First Merger Sub, nor Second Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f) Neither HCAC, First Merger Sub, nor Second Merger Sub has any material liability for the Taxes of any person (other than HCAC, First Merger Sub, and Second Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by contract or otherwise.

(g) Neither HCAC, First Merger Sub, nor Second Merger Sub has any request for a material closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between HCAC, First Merger Sub, or Second Merger Sub, on the one hand, and any Tax authority, on the other hand.

(h) Neither HCAC, First Merger Sub, nor Second Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither HCAC, First Merger Sub, nor Second Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against HCAC, First Merger Sub, or Second Merger Sub any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax liens upon any assets of HCAC, First Merger Sub, or Second Merger Sub except for Permitted Liens.

(l) Neither HCAC, First Merger Sub, nor Second Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither HCAC, First Merger Sub, nor Second Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

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(m) Neither HCAC, First Merger Sub, nor Second Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which HCAC, First Merger Sub, or Second Merger Sub does not file Tax Returns stating that HCAC, First Merger Sub or Second Merger Sub is or may be subject to Tax in such jurisdiction.

(n) For U.S. federal income tax purposes, HCAC is, and has been since its formation, classified as a corporation, and Second Merger Sub is, and has been since its formation, classified as an entity disregarded as separate from HCAC.

(o) HCAC, First Merger Sub, and Second Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

SECTION 5.16 Registration and Listing. The issued and outstanding HCAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “HCACU.” The issued and outstanding shares of HCAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “HCAC.” The issued and outstanding HCAC Warrants that were included as part of the HCAC Units (the “HCAC Public Warrants”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “HCACW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of HCAC, threatened in writing against HCAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the HCAC Units, the shares of HCAC Class A Common Stock, or HCAC Warrants or terminate the listing of HCAC on the Nasdaq Capital Market. None of HCAC or any of its affiliates has taken any action in an attempt to terminate the registration of the HCAC Units, the shares of HCAC Class A Common Stock, or the HCAC Warrants under the Exchange Act.

SECTION 5.17 HCAC’s, First Merger Subs’ and Second Merger Sub’s Investigation and Reliance. Each of HCAC, First Merger Sub, and Second Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by HCAC, First Merger Sub, and Second Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. HCAC, First Merger Sub, and Second Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither HCAC, First Merger Sub, nor Second Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to HCAC, First Merger Sub, and Second Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to HCAC, First Merger Sub, or Second Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

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ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless HCAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business; and

(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of HCAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, provided that the exercise or settlement of any Company Options or grants of Company Options or Company Share Awards in the ordinary course of business shall not require the consent of HCAC; or (B) any material assets of the Company or any Company Subsidiary;

(iii) acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in excess of $1,000,000 in the aggregate;

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(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant Company or any Company Subsidiary, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, (D) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (E) hire any new employee whose individual base compensation shall exceed $250,000, except that the Company may (1) provide increases in salary, wages, bonuses or benefits to employees as required or permitted under any Plan or other employment or consulting agreement in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business, (3) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement, and (4) enter into the retention agreements with executive officers, key employees or directors set forth on Section 6.01(b)(vii) of the Company Disclosure Schedule);

(viii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any employee or director or officer of the Company or of any Company Subsidiary other than in the ordinary course of business;

(ix) adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x) materially amend or change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business;

(xi) make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xiii) fail to use reasonable efforts to protect and maintain, material Company IP;

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company IP;

(xv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $200,000 individually or $500,000 in the aggregate; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from HCAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to HCAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of HCAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

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SECTION 6.02 Conduct of Business by HCAC, First Merger Sub, and Second Merger Sub Pending the Mergers. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), and except as set forth on Section 6.02 of the Company Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), HCAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of HCAC, First Merger Sub, and Second Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements or the transactions contemplated by the Exchange and Cancellation Agreement), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the Company Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither HCAC, first Merger Sub, nor Second Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the HCAC Organizational Documents, First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents or form any subsidiary of HCAC other than First Merger Sub and Second Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the HCAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the HCAC Common Stock or HCAC Warrants except for redemptions from the Trust Fund that are required pursuant to the HCAC Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of HCAC, First Merger Sub, or Second Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of HCAC, First Merger Sub, or Second Merger Sub, except in connection with conversion of the HCAC Class B Common Stock pursuant to the HCAC Organizational Documents;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of HCAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) make any material tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of HCAC, First Merger Sub, or Second Merger Sub;

(j) amend the Trust Agreement or any other agreement related to the Trust Account; or

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(k) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of HCAC prior to the Closing Date. Prior to the Closing Date, each of HCAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03 Claims Against Trust Account. Reference is made to the final prospectus of HCAC, dated as of February 28, 2019 and filed with the SEC (File No. 333- 229608) on March 4, 2019 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that HCAC has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of HCAC’s public stockholders (including overallotment shares acquired by HCAC’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, HCAC may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their HCAC Class A Common Stock in connection with the consummation of HCAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if HCAC fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes, or (d) to HCAC after or concurrently with the consummation of a Business Combination. For and in consideration of HCAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between HCAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with HCAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with HCAC or its affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by HCAC and its affiliates to induce HCAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its affiliates under applicable Law. To the extent the Company or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to HCAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against HCAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to HCAC or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of HCAC, whether in the form of money damages or injunctive relief, HCAC and its Representatives, as applicable, shall be entitled to recover from the Company and its affiliates the associated legal fees and costs in connection with any such action, in the event HCAC or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.

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ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials and the Unaudited Interim Financial Statements, (i) HCAC (with the assistance and cooperation of the Company as reasonably requested by HCAC) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of HCAC and to the shareholders of the Company (A) as an information statement relating, with respect to the Company’s stockholders, to the action to be taken by shareholders of the Company pursuant to the Written Consent or by vote at a Company Shareholders Meeting and (B) as a proxy statement, with respect to HCAC’s stockholders, in which HCAC shall solicit proxies from HCAC’s stockholders to vote at the special meeting of HCAC’s stockholders called for the purpose of voting on the following matters (the “HCAC Stockholders’ Meeting”) in favor of (1) the approval and adoption of this Agreement and the Mergers, (2) the issuance of HCAC Common Stock as contemplated by this Agreement and the Subscription Agreements, (3) the approval and adoption of the second amended and restated HCAC Certificate of Incorporation as set forth on Exhibit D, (4) the approval and adoption of an equity incentive plan, in form and substance reasonably acceptable to HCAC and the Company that provides for grant of awards to employees and other service providers of the Surviving Entity and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on HCAC Common Stock with a total pool of awards of HCAC Common Stock not exceeding ten percent (10%) of the aggregate number of the sum of (x) shares of HCAC Common Stock outstanding at the Closing and (y) securities convertible into HCAC Common Stock, with an annual “evergreen” increase of not more than five percent (5%) of the shares of HCAC Common Stock outstanding as of the day prior to such increase, (5) the approval and adoption of an employee stock purchase plan, in form and substance reasonably acceptable to HCAC and the Company, that provides for grant of purchase rights with respect to HCAC Common Stock to employees of the Surviving Entity and its Subsidiaries with a total pool of shares of HCAC Common Stock not exceeding one and one half percent (1.5%) of the aggregate number of the sum of (x) shares of HCAC Common Stock outstanding at the Closing and (y) securities convertible into HCAC Common Stock, with an annual “evergreen” increase of one percent (1%) of the shares of HCAC Common Stock outstanding as of the day prior to such increase, and (6) any approval of other proposals the parties deem necessary to effectuate the Merger and the other Transactions (collectively, the “HCAC Proposals”), and (ii) HCAC shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of HCAC Common Stock to be issued to the shareholders of the Company pursuant to this Agreement, including, for avoidance of doubt, any shares of HCAC Common Stock to be issued pursuant to Section 3.06 of this Agreement. HCAC and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, each of the Company and HCAC shall mail the Proxy Statement to their respective stockholders. Each of HCAC and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by HCAC or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). HCAC and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the HCAC Common Stock to be issued or issuable to the shareholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of HCAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

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(c) HCAC represents that the information supplied by HCAC for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of HCAC, (iii) the time of the HCAC Stockholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to HCAC, First Merger Sub, or Second Merger Sub, or their respective officers or directors, should be discovered by HCAC which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, HCAC shall promptly inform the Company. All documents that HCAC is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of HCAC, (iii) the time of the HCAC Stockholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform HCAC. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 7.02 HCAC Stockholders’ Meeting; First Merger Sub Stockholder’s Approval and Second Merger Sub Shareholder’s Approval.

(a) HCAC shall call and hold the HCAC Stockholders’ Meeting as promptly as practicable after the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of HCAC) for the purpose of voting solely upon the HCAC Proposals; provided that HCAC may postpone or adjourn the HCAC Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the HCAC Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the HCAC Proposals or otherwise take actions consistent with HCAC’s obligations pursuant to Section 7.09 of this Agreement. HCAC shall use its reasonable best efforts to hold the HCAC Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to the HCAC stockholders). HCAC shall use its best efforts to obtain the approval of the HCAC Proposals at the HCAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the HCAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The HCAC Board shall recommend to its stockholders that they approve the HCAC Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, HCAC shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, in its capacity as the sole stockholder of First Merger Sub and sole member of Second Merger Sub.

SECTION 7.03 Requisite Approval. Upon the terms set forth in this Agreement, the Company shall (a) seek the irrevocable written consent, in form and substance reasonably acceptable to HCAC, of holders of the Requisite Approval (including the Requisite Shareholders) in favor of the approval and adoption of this Agreement and the Mergers and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two (72) hours after the Registration Statement becomes effective and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Shares for the purpose of voting solely upon the adoption of this Agreement and the Mergers and all other transaction contemplated by this Agreement (the “Company Shareholders Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten (10) days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Company Shareholder Approval at the Company Shareholders Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of this Agreement and the Mergers, and shall take all other action necessary or advisable to secure the Company Shareholder Approval. The Company Board shall recommend to its shareholders that they approve this Agreement and the Mergers.

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SECTION 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and HCAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.11(c). Notwithstanding the foregoing, neither the Company nor HCAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the non-disclosure agreement, dated as of June 30, 2020 (the “Non-Disclosure Agreement”), between HCAC and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.

SECTION 7.05 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, but only, in the case of HCAC, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the HCAC Board, the parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” (within the meaning of Section 13(d) of the Exchange Act), concerning any sale of any material assets of such party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such party’s Subsidiaries other than with the other parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.05. Each party shall, and shall cause its Subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transaction that prohibits such party from considering such inquiry or proposal, but only, in the case of HCAC, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the HCAC Board. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05 by a party or any of its Subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.05 by such party.

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SECTION 7.06 Employee Benefits Matters.

(a) HCAC shall, or shall cause the Surviving Entity and each of its subsidiaries, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by the Surviving Entity or any of its subsidiaries (excluding any retiree health plans or programs or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, HCAC shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by the Surviving Entity or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Surviving Entity will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs. As a condition to HCAC’s obligations under this Section 7.06(a), the Company shall provide HCAC or its designee with all information reasonably requested and necessary to allow HCAC or its designee to comply with such obligations.

(b) The Company shall cause all notices to be timely provided to each optionee under the Company Stock Option Plan as required by the Company Stock Option Plan.

(c) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan or other employee benefit arrangement or shall require the Company, HCAC, the Surviving Entity or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.07 Directors’ and Officers’ Indemnification.

(a) The memorandum and articles of association of the Surviving Corporation and the operating agreement of the Surviving Entity shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Charter, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, HCAC agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Charter in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). HCAC further agrees that with respect to the provisions of the bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

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(b) From the date hereof, and for a period of six years from the Effective Time, HCAC shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to HCAC or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall HCAC be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2019 (the “Maximum Annual Premium”); provided, however, that (i) HCAC may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.07(b) shall be continued in respect of such claim until the final disposition thereof.

(c) On the Closing Date, to the extent not already entered into, HCAC shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and HCAC with the post-Closing directors and officers of HCAC, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.08 Notification of Certain Matters. The Company shall give prompt notice to HCAC, and HCAC shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

SECTION 7.09 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Non-Disclosure Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Non-Disclosure Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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(c) Notwithstanding the generality of the foregoing, HCAC shall use its reasonable best efforts to consummate the Private Placements in accordance with the Subscription Agreements, and the Company shall cooperate with HCAC in such efforts. HCAC shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to cause the condition set forth in Section 8.01(f) to fail.

SECTION 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of HCAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of HCAC and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent HCAC or the Company or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

SECTION 7.11 Tax Matters.

(a) None of HCAC, First Merger Sub, Second Merger Sub or the Company shall (and each shall cause its affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying for the Intended Tax Treatment.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of HCAC, First Merger Sub, Second Merger Sub and the Company shall report the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers.

(c) Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment). In the event either HCAC or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment, or the SEC requests or requires tax opinions, each party shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

SECTION 7.12 Stock Exchange Listing. HCAC will use its reasonable best efforts to cause the HCAC Class A Common Stock issued in connection with the Transactions to be approved for listing on the Nasdaq Capital Market at the Closing. During the period from the date hereof until the Closing, HCAC shall use its reasonable best efforts to keep the HCAC Units, the HCAC Common Stock and HCAC Warrants listed for trading on the Nasdaq Capital Market.

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SECTION 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and HCAC each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) HCAC and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.13(b) may be limited to outside counsel and may be redacted (i) to remove references to the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14 PCAOB Audited Financials. The Company shall use reasonable best efforts to deliver true and complete copies of (i) the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income, changes in shareholder equity, and cash flows of the Company and the consolidated Company Subsidiaries for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) not later than 60 days from the date hereof and (ii) unaudited financial statements, including consolidated balance sheets and consolidated statements of income, changes in shareholder equity, and cash flows, of the Company and the consolidated Company Subsidiaries as at and for the six-months ended June 30, 2020 and June 30, 2019, in each case, prepared in accordance with GAAP and Regulation S-X (the “Unaudited Interim Financial Statements”).

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SECTION 7.15 Trust Account. As of the Effective Time, the obligations of HCAC to dissolve or liquidate within a specified time period as contained in HCAC’s Certificate of Incorporation will be terminated and HCAC shall have no obligation whatsoever to dissolve and liquidate the assets of HCAC by reason of the consummation of the Mergers or otherwise, and no stockholder of HCAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, HCAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to HCAC (to be held as available cash on the balance sheet of HCAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.16 Directors. HCAC and the Company shall take all necessary action so that immediately after the Effective Time, the board of directors of HCAC is comprised of the individuals designated on Section 2.05(b) of the Company Disclosure Schedule.

SECTION 7.17 Extension. HCAC shall take all actions necessary to seek the approval of the stockholders of HCAC to extend the deadline for HCAC to consummate its initial business combination (the “Extension”) to a date after September 5, 2020 in accordance with the HCAC Organizational Documents. HCAC shall use its reasonable best efforts to obtain stockholder approval for the Extension and any and all further extensions of the deadline for HCAC to consummate its initial business combination as may be necessary prior to the Outside Date to permit the consummation of the Transactions, including the Mergers.

SECTION 7.18 Company Share Purchase Warrant. Prior to the Closing, the Company shall properly provide timely prior written notice of this Agreement and the Merger to the holder of the Company Share Purchase Warrant in accordance with the terms of the Company Share Purchase Warrant.

SECTION 7.19 Amended and Restated Voting and Preemptive Rights Agreement. Prior to the Closing, the Company shall cause the Amended and Restated Voting and Preemptive Rights Agreement, dated as of March 4, 2019, as amended, by and among the Company and the other parties thereto, to be terminated.

SECTION 7.20 Lock-Up Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause each holder of Company Securities to deliver, or cause to be delivered, to HCAC copies of the Lock-Up Agreements duly executed by all such parties.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, HCAC, First Merger Sub, and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) HCAC Stockholders’ Approval. The HCAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of HCAC in accordance with the Proxy Statement, the DGCL, the HCAC Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Governmental Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule, shall have been obtained from and made with all applicable Governmental Authorities.

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(f) Minimum Cash. As of the Closing, after consummation of the Private Placements, and after distribution of the Trust Fund pursuant to Section 7.15 and deducting all amounts to be paid pursuant to the exercise of Redemption Rights, HCAC shall have cash on hand equal to or in excess of $200,000,000 (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions and the Private Placements).

(g) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(h) Stock Exchange Listing. The shares of HCAC Class A Common Stock shall be listed on the Nasdaq Capital Market as of the Closing Date.

(i) HCAC Net Tangible Assets. HCAC shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the HCAC Organizational Documents.

SECTION 8.02 Conditions to the Obligations of HCAC, First Merger Sub, and Second Merger Sub. The obligations of HCAC, First Merger Sub, and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization) (other than clauses (a), (b), (c) and (h) thereof, which are subject to clause (iii) below), Section 4.04 (Authority Relative to this Agreement) and Section 4.22 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 4.08(c) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.03(a), Section 4.03(b), Section 4.03(c) and Section 4.03(h) (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, HCAC, First Merger Sub, Second Merger Sub or their affiliates and; and (iv) all other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to HCAC a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

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(e) Resignation. Other than those persons identified as continuing directors on Section 2.05(a) of the Company Disclosure Schedule, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Registration Rights Agreement. All parties to the Registration Rights Agreement (other than HCAC) shall have delivered, or cause to be delivered, to HCAC copies of the Registration Rights Agreement duly executed by all such parties.

(g) Lock-Up Agreements. The parties to the Lock-Up Agreements set forth in Section 8.02(g) of the Company Disclosure Schedule shall have delivered, or cause to be delivered, to HCAC copies of the Lock-Up Agreements duly executed by all such parties.

(h) PCAOB Audited Financials. The Company shall have delivered to HCAC the PCAOB Audited Financials.

(i) Maximum Debt. The Company shall have no indebtedness for borrowed money other than Existing Permitted Indebtedness.

SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of HCAC, First Merger Sub, and Second Merger Sub contained in (i) Section 5.01 (Corporation Organization), Section 5.03 (Capitalization) (other than clauses (a) and (e) thereof, which is subject to clause (iii) below), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “HCAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.08(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) and Section 5.03(e) (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, HCAC, First Merger Sub, Second Merger Sub or their affiliates and (iv) other representations and warranties of HCAC, First Merger Sub, and Second Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “HCAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a HCAC Material Adverse Effect.

(b) Agreements and Covenants. HCAC, First Merger Sub, and Second Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. HCAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of HCAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No HCAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

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(e) Stock Exchange Listing. A supplemental listing shall have been filed with the Nasdaq Capital Market as of the Closing Date to list the shares constituting the aggregate Per Share Merger Consideration.

(f) Registration Rights Agreement. HCAC shall have delivered a copy of the Registration Rights Agreement duly executed by HCAC.

(g) Lock-Up Agreements. HCAC shall have delivered copies of the Lock-Up Agreements duly executed by HCAC.

(h) Resignation. Other than those persons identified as continuing directors on Section 2.05(b) of the Company Disclosure Schedule, all members of the HCAC Board shall have executed written resignations effective as of the Effective Time.

(i) Exchange and Cancellation Agreement. The Exchange and Cancellation Agreement shall remain in full force and effect, and the parties thereto shall be in compliance with the terms and conditions thereof in all material respects.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or HCAC, as follows:

(a) by mutual written consent of HCAC and the Company;

(b) by either HCAC or the Company if the Effective Time shall not have occurred prior to April 30, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by either HCAC or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;

(d) by either HCAC or the Company if any of the HCAC Proposals shall fail to receive the requisite vote for approval at the HCAC Stockholders’ Meeting;

(e) by HCAC if the Company shall have failed to obtain the Company Shareholder Approval within ten (10) days after the Registration Statement becomes effective;

(f) by HCAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that HCAC has not waived such Terminating Company Breach and HCAC, First Merger Sub and Second Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, HCAC may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by HCAC to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of HCAC, First Merger Sub, and Second Merger Sub set forth in this Agreement, or if any representation or warranty of HCAC, First Merger Sub, and Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating HCAC Breach”); provided that the Company has not waived such Terminating HCAC Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement;  provided, however, that, if such Terminating HCAC Breach is curable by HCAC, First Merger Sub, and Second Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as HCAC, First Merger Sub, and Second Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to HCAC.

Annex A-53

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.04 Waiver. At any time prior to the Effective Time, (i) HCAC may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of HCAC, First Merger Sub, or Second Merger Sub, (b) waive any inaccuracy in the representations and warranties of HCAC, First Merger Sub, or Second Merger Sub contained herein or in any document delivered by HCAC or Merger pursuant hereto and (c) waive compliance with any agreement of HCAC, First Merger Sub, or Second Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to HCAC, First Merger Sub or Second Merger Sub:

Hennessy Capital Acquisition Corp. IV

3485 North Pines Way, Suite 110

Wilson, WY 83014

Attention: Dan Hennessy and Nicholas Petruska

Email: dhennessy@hennessycapllc.com and npetruska@hennessycapllc.com with a copy to:

Sidley Austin LLP

One South Dearborn St.

Chicago, IL 60603

Attention: Jeffrey N. Smith and Dirk W. Andringa

Email: jnsmith@sidley.com and dandringa@sidley.com

if to the Company:

Canoo Holdings Ltd.

19951 Mariner Avenue

Torrance, CA 90503

Attention: Ulrich Kranz and Andrew Wolstan

Email: ulrich@canoo.com and andrew@canoo.com

Annex A-54

         with a copy to:

Cooley LLP

101 California Street

5th Floor

San Francisco, CA 94111-5800

Attention: Garth Osterman, Dave Young

Email: gosterman@cooley.com and dyoung@cooley.com

SECTION 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Cayman Companies Law: the First Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of First Merger Sub, and the Company in the Company, the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Law, the fiduciary or other duties of the Company Board and the board of directors of First Merger Sub and the internal corporate affairs of the Company and First Merger Sub. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Annex A-55

SECTION 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

SECTION 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.11 No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.11), are those solely of the persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each party, on behalf of itself and its affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

Annex A-56

SECTION 10.12 Waiver of Conflicts. Recognizing that Sidley Austin LLP (“Sidley”) and Ellenoff Grossman & Schole LLP (“EGS”) has each acted as legal counsel to HCAC, First Merger Sub, Second Merger Sub, Sponsor, certain HCAC security holders and certain of their respective affiliates prior to the Closing, and that Sidley and EGS may act as legal counsel to HCAC, the Surviving Corporation, and the Surviving Entity and one or more of its subsidiaries, Sponsor, certain HCAC security holders and certain of their respective affiliates after the Closing, each of HCAC and the Surviving Corporation (including on behalf of the Surviving Corporation’s subsidiaries) hereby waives, on its own behalf and agrees to cause its affiliates to waive, any conflicts that may arise in connection with each of Sidley’s and EGS’ representing HCAC, First Merger Sub, Second Merger Sub, the Surviving Corporation, the Surviving Entity or any of its subsidiaries, Sponsor, any HCAC security holder and any of their respective Affiliates after to the Closing. In addition, all communications involving attorney-client confidences by or among HCAC, First Merger Sub, Second Merger Sub, Sponsor, HCAC security holders or their respective affiliates in the course of the negotiation, documentation and consummation of the transactions contemplated hereby will be deemed to be attorney-client confidences that belong solely to Sponsor, such HCAC security holder or such affiliate (and not to HCAC, the Surviving Corporation, the Surviving Entity or any of its subsidiaries). Accordingly, HCAC, the Surviving Corporation, and the Surviving Entity, as the case may be, will not have access to any such communications, or to the files of Sidley or EGS relating to such engagement, whether or not the Closing will have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Sponsor or the applicable HCAC security holder and its affiliates (and not HCAC, the Surviving Corporation, the Surviving Entity or any of its subsidiaries) will be the sole holders of the attorney-client privilege with respect to such engagement, and none of HCAC, the Surviving Corporation, the Surviving Entity and its subsidiaries will be a holder thereof, (ii) to the extent that files of each of Sidley and EGS in respect of such engagement constitute property of the client, only Sponsor, the applicable HCAC security holder or their respective affiliates (and not HCAC, the Surviving Corporation, the Surviving Entity or any of its subsidiaries) will hold such property rights and (iii) each of Sidley and EGS will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to HCAC after the Closing and before or after the Closing, the Surviving Corporation, the Surviving Entity or any of its subsidiaries by reason of any attorney-client relationship between Sidley and EGS (as applicable) and HCAC, First Merger Sub, and Second Merger Sub before the Closing and after the Closing, the Surviving Corporation and any of its subsidiaries or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between HCAC, the Surviving Corporation, the Surviving Entity or any of its subsidiaries and a third party (other than a party to this Agreement or any of their respective affiliates) after the Closing, HCAC, the Surviving Corporation and the Surviving Entity (including on behalf of its subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by Sidley and EGS to such third party; provided, however, that neither HCAC, the Surviving Corporation, the Surviving Entity nor any of its subsidiaries may waive such privilege without the prior written consent of the Sponsor.

[Signature Page Follows]

Annex A-57

IN WITNESS WHEREOF, HCAC, First Merger Sub, Second Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HENNESSY CAPITAL ACQUISITION CORP. IV

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Merger Agreement and Plan of Reorganization]

Annex A-58

HCAC IV FIRST MERGER SUB, LTD.

By:	/s/ Nicholas A. Petruska
Name:	Nicholas A. Petruska
Title:	Director

[Signature Page to Merger Agreement and Plan of Reorganization]

Annex A-59

HCAC IV SECOND MERGER SUB, LLC

By:	Hennessy Capital Acquisition Corp. IV, its sole member
By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Merger Agreement and Plan of Reorganization]

Annex A-60

CANOO HOLDINGS LTD.

By:	/s/ Ulrich Kranz
Name:	Ulrich Kranz
Title:	Chief Executive Officer

[Signature Page to Merger Agreement and Plan of Reorganization]

Annex A-61

Annex I

Earnout Merger Consideration
$18 Earnout Shares, $25 Earnout Shares and $30 Earnout Shares

This Annex I sets forth the terms for the calculation of the number (if any) of $18 Earnout Shares, $25 Earnout Shares and $30 Earnout Shares, as applicable. Terms used but not defined in this Annex I shall have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex I is a part.

1. If the closing share price of HCAC Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the two (2) year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$18 Share Price Milestone”), then HCAC shall issue to each holder of Company Securities as of immediately prior to the Effective Time, a number of shares of HCAC Class A Common Stock equal to (A) the Pro Rata Share in respect of such holder of Company Securities set forth on the Merger Payment Schedule multiplied by (B) 5,000,000 (such number of shares being referred to as the “$18 Earnout Shares”).

2. If the closing share price of HCAC Class A Common Stock equals or exceeds $25.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the four (4) year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$25 Share Price Milestone”), then HCAC shall issue to each holder of Company Securities as of immediately prior to the Effective Time, a number of shares of HCAC Class A Common Stock equal to (A) the Pro Rata Share in respect of such holder of Company Securities set forth on the Merger Payment Schedule multiplied by (B) 5,000,000 (such number of shares being referred to as the “$25 Earnout Shares”).

3. If the closing share price of HCAC Class A Common Stock equals or exceeds $30.00 per share for any 20 trading days within any consecutive 30-trading day period that occurs after the Closing Date and on or prior to the five (5) year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$30 Share Price Milestone”), then HCAC shall issue to each holder of Company Securities as of immediately prior to the Effective Time, a number of shares of HCAC Class A Common Stock equal to (A) the Pro Rata Share in respect of such holder of Company Securities set forth on the Merger Payment Schedule multiplied by (B) 5,000,000 (such number of shares being referred to as the “$30 Earnout Shares” and, together with the $18 Earnout Shares and the $25 Earnout Shares, the “Earnout Shares”).

4. For the avoidance of doubt, if the condition for more than one Milestone is achieved, the Earnout Shares to be earned in connection with such Milestone shall be cumulative with any Earnout Shares earned prior to such time in connection with the achievement of any other Milestone; provided that, for avoidance of doubt, Earnout Shares in respect of each Milestone will be issued and earned only once and the aggregate Earnout Shares issued shall in no event exceed 15,000,000 shares of HCAC Class A Common Stock.

5. If, following the two (2), four (4) or five (5) year anniversary of the Closing Date, as applicable, the $18 Share Price Milestone, the $25 Share Price Milestone and/or the $30 Share Price Milestone have not occurred, none of the Earnout Shares shall be issued.

Annex A-62

6. In the event that after the Closing and prior to (x) with respect to the $18 Share Price Milestone and the $18 Earnout Shares, the two (2) year anniversary of the Closing Date, (y) with respect to the $25 Share Price Milestone and the $25 Earnout Shares, the four (4) year anniversary of the Closing Date, or (z) with respect to the $30 Share Price Milestone and the $30 Earnout Shares, the five (5) year anniversary of the Closing Date, (i) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to (x) with respect to the $18 Share Price Milestone and the $18 Earnout Shares, the two (2) year anniversary of the Closing Date, (y) with respect to the $25 Share Price Milestone and the $25 Earnout Shares, the four (4) year anniversary of the Closing Date, or (z) with respect to the $30 Share Price Milestone and the $30 Earnout Shares, the five (5) year anniversary of the Closing Date and such Change of Control is ultimately consummated, even if such consummation occurs after (x) with respect to the $18 Share Price Milestone and the $18 Earnout Shares, the two (2) year anniversary of the Closing Date, (y) with respect to the $25 Share Price Milestone and the $25 Earnout Shares, the four (4) year anniversary of the Closing Date, or (z) with respect to the $30 Share Price Milestone and the $30 Earnout Shares, the five (5) year anniversary of the Closing Date), (ii) any liquidation, dissolution or winding up of HCAC (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against HCAC, or a receiver is appointed for HCAC or a substantial part of its assets or properties or (iv) HCAC makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties (each of clauses (i) through (iv), an “Acceleration Event”), then any Earnout Shares that have not been previously issued by HCAC (whether or not previously earned) shall be deemed earned and issued by HCAC to the holders of Company Securities as of immediately prior to the Effective Time upon such Acceleration Event pursuant to Section 3.01 and Section 3.06 unless, in the case of an Acceleration Event that is a Change of Control, the value of the consideration to be received by the holders of the HCAC Class A Common Stock in such Change of Control transaction is less than the stock price threshold applicable to the $18 Share Price Milestone, the $25 Share Price Milestone and/or the $30 Share Price Milestone, as applicable (provided, that the determinations of such consideration and value shall be determined in good faith by the disinterested members of the HCAC Board after taking into account the dilutive impact of the issuance of the $18 Earnout Shares, the $25 Earnout Shares and/or the $30 Earnout Shares, as applicable, and accordingly adjusting the value of the per share consideration to be received in connection with such Change of Control transaction).

7. For purposes hereof, a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events:

(i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of HCAC in substantially the same proportions as their ownership of stock of HCAC) (x) is or becomes the beneficial owner, directly or indirectly, of securities of HCAC representing more than fifty percent (50%) of the combined voting power of HCAC’s then outstanding voting securities or (y) has or acquires control of the HCAC Board;

(ii) a merger, consolidation, reorganization or similar business combination transaction involving HCAC, and, immediately after the consummation of such transaction or series of transactions, either (x) the HCAC Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of HCAC immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the sale, lease or other disposition, directly or indirectly, by HCAC of all or substantially all of the assets of HCAC and its Subsidiaries, taken as a whole, other than such sale or other disposition by HCAC of all or substantially all of the assets of HCAC and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of HCAC.

8. The determination of whether the $18 Share Price Milestone, the $25 Share Price Milestone and the $30 Share Price Milestone has been achieved shall be made after the negating of the effect of any stock manipulation (if any) to the extent then known by the HCAC Board at the time of such determination.

9. If HCAC shall, at any time or from time to time, after the date hereof effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of HCAC Class A Common Stock, the number of Earnout Shares issuable pursuant to, and the stock price targets set forth in, paragraphs 1, 2 and 3 of this Annex I, shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

Annex A-63

Annex B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HENNESSY CAPITAL ACQUISITION CORP. IV

Hennessy Capital Acquisition Corp. IV, a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

ONE: The name of this company is Hennessy Capital Acquisition Corp. IV and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was August 6, 2018.

TWO: Ulrich Kranz is the duly elected and acting Chief Executive Officer of Hennessy Capital Acquisition Corp. IV, a Delaware corporation.

THREE: The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is Canoo Inc. (the “Company”).

II.

The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 510,000,000 shares. 500,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

B. Effective immediately upon the filing and effectiveness of this Second Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each one share of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock of the Company, par value $0.0001 per share (the “Common Stock”), without any further action by the Company or any stockholder thereof. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock (each, a “Prior Certificate”) shall, until surrendered to the Company in exchange for a certificate representing the same number of shares of Common Stock, automatically represent that number of shares of Common Stock into which the shares of Class A Common Stock represented by the Prior Certificate shall have been reclassified and redesignated.

C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

Annex B-1

D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

1. The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2. BOARD OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders after the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders after the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders after the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Annex B-2

3. REMOVAL OF DIRECTORS. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

4. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.

1. BYLAW AMENDMENTS. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Second Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

2. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

3. Subject to the rights of the holders of shares of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, no action shall be taken by the stockholders of the Company except at a duly called annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

5. Subject to the rights of the holders of shares of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Company may be called only by the chairperson of the Board of Directors, the chief executive officer of the Company or the Board of Directors, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

B. To the fullest extent permitted by applicable law, the Company shall provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Annex B-3

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against the Company or any current or former director, officer or other employee of the Company arising out of or pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. If any action the subject matter of which is within the scope of Section VII.A is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section VII.A (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

D. Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Second Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

C. If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

Annex B-4

IX.

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

* * * *

FOUR: This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

Annex B-5

Annex B-5

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be signed on this [●] day of [●], 2020.

HENNESSY CAPITAL ACQUISITION CORP. IV

Ulrich Kranz
Chief Executive Officer

Annex B-6

Annex C

AMENDED AND RESTATED BYLAWS

OF

CANOO INC.
(A DELAWARE CORPORATION)

[●], 2020

Annex C-1

Annex C-2

AMENDED AND RESTATED BYLAWS

OF

CANOO INC.
(A DELAWARE CORPORATION)

[●], 2020

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of Canoo Inc. (the “Corporation”) in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808.

Section 2. Other Offices. The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the board of directors of the Corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the Corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the Corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board. Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the Corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

Annex C-3

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Amended and Restated Bylaws (these “Bylaws”), the stockholder must deliver written notice to the Secretary of the Corporation at the principal executive offices of the Corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class and number of shares of each class of capital stock of the Corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary of the Corporation at the principal executive offices of the Corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the closing of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the Corporation’s books; (B) the class, series and number of shares of the Corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the Corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

Annex C-4

(c) A stockholder providing written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(d) Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class (as defined below) is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

(e) A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) of Section 5(a), or in accordance with clause (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(f) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws.

Annex C-5

(g) For purposes of Sections 5 and 6,

(i) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

(ii) “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(w)    the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation,

(x)    which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation,

(y)     the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or

(z)     which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the Corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(iii) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the Corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, only by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer or the President if the Chairperson of the Board of Directors is unavailable, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). The ability of the stockholders of the Corporation to call a special meeting of stockholders is hereby specifically denied.

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary of the Corporation shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting other than specified in the notice of meeting. The Chairperson of the Board, the Chief Executive Officer or the Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously called by any of them.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) provided that one or more directors are to be elected at such meeting pursuant to the Corporation’s notice of meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the Corporation setting forth the information required by Section 5(b)(i). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) of these Bylaws shall be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

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(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute or by applicable stock exchange rules, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes cast of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute, or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

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Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the Corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary of the Corporation shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) of Section 11 shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer, or if no Chief Executive Officer is then serving or is absent, the President, or, if the President is absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary of the Corporation, or, in his or her absence, an Assistant Secretary of the Corporation or other officer or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

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(b) The Board of Directors of the Corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15. Number and Term of Office. The authorized number of directors of the Corporation shall be fixed exclusively by resolution of the Board of Directors in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the adoption of these Bylaws, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Section 17, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18. Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock or as otherwise provided by applicable law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

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Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary of the Corporation, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be deemed effective at the time of delivery of the resignation to the Secretary of the Corporation. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified.

Section 20. Removal. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

Section 21. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the total number of authorized directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

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Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 45 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Executive Committee. The Board of Directors may designate an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.

(b) Other Committees. The Board of Directors may, from time to time, designate such other committees as may be permitted by law. Such other committees designated by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the Corporation.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

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(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee designated pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee. Unless the Board of Directors shall otherwise provide, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article IV of these Bylaws.

Section 26. Duties of Chairperson of the Board of Directors and Lead Independent Director.

(a) The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(b) The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will perform such other duties as may be established or delegated by the Board of Directors.

Section 27. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary of the Corporation, or in his or her absence, any Assistant Secretary of the Corporation or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

Section 28. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation’s directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee and the Board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee that authorizes the contract or transaction.

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ARTICLE V

OFFICERS

Section 29. Officers Designated. The officers of the Corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the Corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 30. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, the Lead Independent Director or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary of the Corporation shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the Corporation. The Secretary of the Corporation shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary of the Corporation shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary of the Corporation or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary of the Corporation shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

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(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the Corporation, the Treasurer shall be the chief financial officer of the Corporation and shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and the Chief Financial Officer (if not Treasurer) shall designate from time to time.

Section 31. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President or to the Secretary of the Corporation. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF
SECURITIES OWNED BY THE CORPORATION

Section 34. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the Corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Annex C-14

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 35. Voting of Securities Owned By the Corporation. All stock and other securities of other Corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36. Form and Execution of Certificates. The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, including but not limited to, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the Corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Corporation in such manner as it shall require or to give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 39. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Annex C-15

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 40. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 41. Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 36), may be signed by the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and if such securities require it, the corporate seal may be impressed thereon or a facsimile of such seal may be imprinted thereon and attested by the signature of the Secretary of the Corporation or an Assistant Secretary of the Corporation, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

Annex C-16

ARTICLE IX

DIVIDENDS

Section 42. Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 43. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 44. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 45. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The Corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the Corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Other Officers, Employees and Other Agents. The Corporation shall have power to indemnify its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the Corporation, or is or was serving at the request of the Corporation as a director or executive officer of another Corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the Corporation to an executive officer of the Corporation (except by reason of the fact that such executive officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

Annex C-17

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the Corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

Annex C-18

(iii) The term the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another Corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this section.

ARTICLE XII

NOTICES

Section 46. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary of the Corporation, or, in the absence of such filing, to the last known address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person With Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the Corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Annex C-19

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within sixty (60) days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

ARTICLE XIII

AMENDMENTS

Section 47. Amendments. Subject to the limitations set forth in Section 45(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws of the Corporation. Any adoption, amendment or repeal of these Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal these Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 48. Loans to Officers. Except as otherwise prohibited by applicable law, the Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the Corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

Annex C-20

Annex D

Canoo Inc.
2020 Equity Incentive Plan

Adopted by the Board of Directors: _______, 2020

Approved by the Stockholders: _______, 2020

1.     General.

(a)    Plan Purpose.    The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b)    Available Awards.    The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c)     Adoption Date; Effective Date.    The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2.     Shares Subject to the Plan.

(a)    Share Reserve.    Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 26,898,554 shares. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b)    Aggregate Incentive Stock Option Limit.    Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 80,695,662 shares.

(c)     Share Reserve Operation.

(i)     Limit Applies to Common Stock Issued Pursuant to Awards.    For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii)     Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve.    The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued, (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock), (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

Annex D-1

(iii)    Reversion of Previously Issued Shares of Common Stock to Share Reserve.    Shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan if the shares are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares.

3.     Eligibility and Limitations.

(a)    Eligible Award Recipients.    Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b)    Specific Award Limitations.

(i)     Limitations on Incentive Stock Option Recipients.    Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii)    Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii)   Limitations on Incentive Stock Options Granted to Ten Percent Stockholders.    A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (i) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (ii) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv)   Limitations on Nonstatutory Stock Options and SARs.    Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c)     Non-Employee Director Compensation Limit.    The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i)$1,000,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,250,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes and excluding distributions from a deferred compensation program.

4.     Options and Stock Appreciation Rights.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a)    Term.    Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

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(b)    Exercise or Strike Price.    Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c)     Exercise Procedure and Payment of Exercise Price for Options.    In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company (or, in the case of a Participant subject to Section 16 of the Exchange Act, the Board or Committee in accordance with Section 7(c)(i) of this Plan) to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i)     by cash or check, bank draft or money order payable to the Company;

(ii)    pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii)   by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv)   if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v)    in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d)    Exercise Procedure and Payment of Appreciation Distribution for SARs.    In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e)     Transferability.    Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i)     Restrictions on Transfer.    An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

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(ii)    Domestic Relations Orders.    Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f)     Vesting.    The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate or as specified otherwise by the Board pursuant to Section 7(b), vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g)    Termination of Continuous Service for Cause.    Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate or as specified otherwise by the Board pursuant to Section 7(b), if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h)    Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause.    Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i)     three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii)    12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii)   18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv)   18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i)     Restrictions on Exercise; Extension of Exercisability.    A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

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(j)     Non-Exempt Employees.    No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k)    Whole Shares.    Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5.     Awards Other Than Options and Stock Appreciation Rights.

(a)    Restricted Stock Awards and RSU Awards.    Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i)     Form of Award.

(1)         Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2)     RSU Awards: A RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock (or cash or other form of payment, as determined by the Board and specified in the RSU Award Agreement) that is equal (or in the case of a cash payment or other form of payment, with an equivalent value equal) to the number of restricted stock units subject to the RSU Award. As a holder of a RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii)    Consideration.

(1)     Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.

(2)     RSU Awards: Unless otherwise determined by the Board at the time of grant, a RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

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(iii)   Vesting.    The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv)   Termination of Continuous Service.    Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate or as specified otherwise by the Board pursuant to Section 7(b), if a Participant’s Continuous Service terminates for any reason, (i) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (ii) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v)    Dividends and Dividend Equivalents.    Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi)   Settlement of RSU Awards.    A RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b)    Performance Awards.    With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c)     Other Awards.    Other Awards may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6.     Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)    Capitalization Adjustments.    In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b), and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an equivalent benefit for any fractional shares or fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b)    Dissolution or Liquidation.    Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service; provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

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(c)     Corporate Transaction.    The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11, and unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i)     Awards May Be Assumed.    In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii)    Awards Held by Current Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii)   Awards Held by Persons other than Current Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)   Payment for Awards in Lieu of Exercise.    Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

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(d)    Appointment of Stockholder Representative.    As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e)     No Restriction on Right to Undertake Transactions.    The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.     Administration.

(a)    Administration by Board.    The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b)    Powers of Board.    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)     To determine from time to time: (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii)   To settle all controversies regarding the Plan and Awards granted under it.

(iv)   To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v)    To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi)   To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii)  To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

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(ix)   To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi)   To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii)   To effect, at any time and from time to time and without approval of the Company’s stockholders, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c)     Delegation to Committee.

(i)     General.    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Rule 16b-3 Compliance.    To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d)    Effect of Board’s Decision.    All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)      Delegation to an Officer.    The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

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8.     Tax Withholding

(a)    Withholding Authorization.    As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agree to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b)    Satisfaction of Withholding Obligation.    To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, or (vi) by such other method as may be set forth in the Award Agreement.

(c)     No Obligation to Notify or Minimize Taxes; No Liability to Claims.    Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d)    Withholding Indemnification.    As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9.     Miscellaneous.

(a)    Source of Shares.    The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b)    Use of Proceeds from Sales of Common Stock.    Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

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(c)     Corporate Action Constituting Grant of Awards.    Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d)    Stockholder Rights.    No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e)     No Employment or Other Service Rights.    Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f)     Change in Time Commitment.    In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g)    Execution of Additional Documents.    As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h)    Electronic Delivery and Participation.    Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i)     Clawback/Recovery.    All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

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(j)     Securities Law Compliance.    A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k)    Transfer or Assignment of Awards; Issued Shares.    Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l)     Effect on Other Employee Benefit Plans.    The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m)   Deferrals.    To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n)    Section 409A.    Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum, without interest, on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o)    Choice of Law.    This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10.     Covenants of the Company.

(a)    Compliance with Law.    The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

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11.     Additional Rules for Awards Subject to Section 409A.

(a)    Application.    Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b)    Non-Exempt Awards Subject to Non-Exempt Severance Arrangements.    To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i)     If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii)    If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii)   If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award to the extent required to comply with Section 409A. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c)     Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants.    The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i)     Vested Non-Exempt Awards.    The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1)         If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

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(2)         If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii)    Unvested Non-Exempt Awards.    The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1)         In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2)         If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3)         The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d)    Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors.    The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i)     If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii)    If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

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(e)     If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i)     Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii)    The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii)   To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv)   The provisions in this subsection (e) for delivery of the shares in respect of the settlement of a RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12.     Severability.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13.     Termination of the Plan.

The Board may suspend or terminate the Plan at any time, provided that the suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14.     Definitions.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a)    “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b)    “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c)     “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

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(d)    “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e)     “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a RSU Award, a SAR, a Performance Award or any Other Award).

(f)     “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g)    “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i)     “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions, provided that such material violation of a nondisclosure obligation does not constitute a protected communication by the Participant with the Securities and Exchange Commission. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j)     “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

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(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)   the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)   there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)    individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)     “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m)   “Common Stock” means the common stock of the Company.

(n)    “Company” means Canoo Inc., a Delaware corporation.

(o)    “Compensation Committee” means the Compensation Committee of the Board.

(p)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

Annex D-17

(q)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r)     “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), (iv) or (v) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s)     “Director” means a member of the Board.

(t)     “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u)    “Disability” means, with respect to a Participant, unless otherwise set forth in such Participant’s Award Agreement, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

Annex D-18

(v)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Hennessy Capital Acquisition Corp. IV, a Delaware corporation, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of HCAC, HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of HCAC and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands, dated as of August 17, 2020, provided that this Plan is approved by the Company’s stockholders on or prior to such date.

(w)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(x)    “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(y)    “Entity” means a corporation, partnership, limited liability company or other entity.

(z)     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa)  “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(bb)  “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)    If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)   In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(cc)   “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(dd)   “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

Annex D-19

(ee)   “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(ff)    “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.

(gg)  “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(hh)  “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company or (ii) the terms of any Non-Exempt Severance Agreement.

(ii)    “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(jj)    Non-Exempt Severance Arrangement means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(kk)  “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(ll)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(mm)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(nn)  “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(oo)  “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(pp)  “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Options, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

Annex D-20

(qq)  “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(rr)   “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ss)   “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(tt)    “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(uu)   “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(vv)  “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

Annex D-21

(ww) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(xx)  “Plan” means this Canoo Inc. 2020 Equity Incentive Plan.

(yy)  “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(zz)   “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(aaa)“Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(bbb)“Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ccc) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ddd)“RSU Award Agreement” means a written or electronic agreement between the Company and a holder of a RSU Award evidencing the terms and conditions of a RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(eee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(fff)  “Rule 405” means Rule 405 promulgated under the Securities Act.

(ggg)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(hhh)“Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(iii)   “Securities Act” means the Securities Act of 1933, as amended.

(jjj)  “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(kkk)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

Annex D-22

(lll)   “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(mmm)  “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding Common Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(nnn)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(ooo)“Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(ppp)“Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(qqq)“Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex D-23

Annex E

Canoo Inc.

2020 Employee Stock Purchase Plan

Adopted by the Board of Directors: _____________, 2020

Approved by the Stockholders: ______________, 2020

1.     General; Purpose.

(a)    The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b)    The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

(c)     The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2.     Administration.

(a)    The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.

(b)    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)     To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)    To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and (C) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)   To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)   To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)    To suspend or terminate the Plan at any time as provided in Section 12.

(vi)   To amend the Plan at any time as provided in Section 12.

(vii)  Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

Annex E-1

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Corporation, do not have to comply with the requirements of Section 423 of the Code.

(c)     The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)    All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.     Shares of Common Stock Subject to the Plan.

(a)    Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 4,034,783 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of ten years commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (i) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, and (ii) 8,069,566 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b)    If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)     The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.     Grant of Purchase Rights; Offering.

(a)    The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

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(b)    If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)     The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.     Eligibility.

(a)     Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by Applicable Law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b)    The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)     the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)    the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii)   the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)     No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)    As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

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(e)     Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f)     Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6.     Purchase Rights; Purchase Price.

(a)    On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)    The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)     In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering (and if no such number is stipulated in the Offering, such maximum number of shares shall be deemed to be 3,000), (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)    The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by Board prior to the commencement of an Offering and will not be less than the lesser of:

(i)     an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)    an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.     Participation; Withdrawal; Termination.

(a)    An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified for the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

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(b)    During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c)     Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d)    Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e)     During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f)     Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.     Exercise of Purchase Rights.

(a)    On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)    Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c)     No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

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9.     Covenants of the Company.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.     Designation of Beneficiary.

(a)    The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b)     If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.     Adjustments upon Changes in Common Stock; Corporate Transactions.

(a)    In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)    In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.     Amendment, Termination or Suspension of the Plan.

(a)    The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b)    The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

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Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.     Tax Qualification; Tax Withholding.

(a)    Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b)    Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c)     The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.     Effective Date of Plan.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

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15.     Miscellaneous Provisions.

(a)    Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company. The Company shall satisfy the exercise of the Purchase Rights through (i) the issuance of authorized but unissued shares of Common Stock, (ii) the transfer of treasury shares of Common Stock, (iii) the purchase of shares of Common Stock on behalf of the applicable Participants on the open market through an independent broker and/or (iv) a combination of the foregoing.

(b)    A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)     The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)    The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e)     If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)     If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16.     Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)    “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)    “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c)     “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

(d)    “Board” means the board of directors of the Company.

(e)     “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)     “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

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(g)    “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)    “Common Stock” means the common stock of the Company.

(i)     “Company” means Canoo Inc., a Delaware corporation.

(j)     “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423 of the Code.

(k)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)     a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii)    a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)   a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)   a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l)     “Designated 423 Corporation” means any Related Corporation selected by the Board to participate in the 423 Component.

(m)   “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n)    “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board to participate in the Non-423 Component.

(o)    “Director” means a member of the Board.

(p)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Hennessy Capital Acquisition Corp. IV, a Delaware corporation, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of HCAC, HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of HCAC and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands, dated as of August 17, 2020, provided that this Plan is approved by the Company’s stockholders on or prior to such date.

(q)    “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(r)     “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation, or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(s)     “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

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(t)     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(u)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code

(v)    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the NASDAQ Stock Market and the Financial Industry Regulatory Authority).

(w)    “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(x)    “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(y)    “Offering Date” means a date selected by the Board for an Offering to commence.

(z)     “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(aa)   “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(bb)  “Plan” means this Canoo Inc. 2020 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(cc)   “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(dd)  “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(ee)   “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ff)    “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(gg)  “Securities Act” means the U.S. Securities Act of 1933, as amended.

(hh)  “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ii)    “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Annex E-10

Annex F

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”) is made and entered into as of August 17, 2020, by and among Hennessy Capital Acquisition Corp. IV, a Delaware corporation (“HCAC”) and the equityholders of Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), whose names appear on the signature pages hereto (each such person, a “Company Shareholder” and, collectively, the “Company Shareholders”). HCAC and the Company Shareholders are sometimes referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. On August 17, 2020, HCAC, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“First Merger Sub”), HCAC IV Second Merger Sub, LLC, a Delaware limited liability company (“Second Merger Sub”), and the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) pursuant to which, upon the terms and subject to the conditions set forth therein: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of HCAC (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and (b) as soon as practicable, but in any event within 10 days following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger. Each share in the capital of the Company issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive a certain number of shares of HCAC Common Stock (such transaction, together with the Mergers and other transactions contemplated by the Merger Agreement, the “Transactions”).

B. The Company Shareholders agree to enter into this Agreement with respect to all shares in the capital of the Company (including any Company Ordinary Shares and Company Preferred Shares) (collectively, the “Company Shares”) that the Company Shareholders now or hereafter own, beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) or of record.

C. As of the date hereof, the Company Shareholders are the owners of, and/or have sole voting power (including, without limitation, by proxy or power of attorney) over, such number of Company Shares as are indicated opposite each of their names on Schedule A attached hereto (all such Company Shares, together with any Company Shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Shareholder during the period from the date hereof through the Expiration Time referred to herein as the “Subject Shares”).

D. As a condition to the willingness of HCAC to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company Shareholders have agreed to enter into this Agreement.

E. Each of HCAC and the Company Shareholders has determined that it is in its best interest to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.01 thereof, and (c) as to any Company Shareholder, the Termination Date.

Annex F-1

“Transfer” shall mean any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any contract or agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

2. Agreement to Retain the Subject Shares.

2.1 No Transfer of Subject Shares. Until the Expiration Time, each Company Shareholder agrees not to (a) Transfer any Subject Shares or (b) deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided, that (i) if a Company Shareholder is an individual, such Company Shareholder may Transfer any such Subject Shares (A) to any member of such Company Shareholder’s immediate family, or to a trust for the benefit of such Company Shareholder or any member of such Company Shareholder’s immediate family, the sole trustees of which are such Company Shareholder or any member of such Company Shareholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Company Shareholder; or (ii) if a Company Shareholder is an entity, such Company Shareholder may Transfer any Subject Shares to any partner, member, or affiliate of such Company Shareholder in accordance with the terms of the Company Charter; provided further, that in each case such transferee of such Subject Shares evidences in a writing reasonably satisfactory to HCAC such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Company Shareholder.

2.2 Additional Purchases. Until the Expiration Time, each Company Shareholder agrees that any Subject Shares that such Company Shareholder purchases, that is issued by the Company or otherwise hereinafter acquired or with respect to which such Company Shareholder otherwise acquires sole or shared voting power (including, without limitation, by proxy or power of attorney) after the execution of this Agreement and prior to the Expiration Time, shall be subject to the terms and conditions of this Agreement to the same extent as if they were Subject Shares owned by such Company Shareholder as of the date hereof. Each of the Company Shareholders agrees, while this Agreement is in effect, to notify HCAC promptly in writing (including by e-mail) of the number of any additional Subject Shares acquired by such Company Shareholder, if any, after the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Subject Shares in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Voting of Units. Hereafter until the Expiration Time, each Company Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company requested by the Company Board or otherwise undertaken as contemplated by the Transactions (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), such Company Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) (i) to approve and adopt the Merger Agreement and the Transactions and (ii) in any other circumstances upon which a consent or other approval with respect to the Merger Agreement or the Transactions is sought, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Shareholder’s Subject Shares held at such time in favor of the foregoing and (b) against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement and the Transactions), and any other proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of the Company’s closing conditions or obligations under the Merger Agreement not being satisfied; provided, however, such Company Shareholder shall not vote or provide consent with respect to any of its Subject Shares that are not held by the Company’s directors, officers, affiliates or greater than 5% shareholders of the Company, or take any other action, in each case to the extent any such vote, consent or other action would preclude the Company from filing with the SEC a registration statement on Form S-4 as contemplated by the Merger Agreement. No Company Shareholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

Annex F-2

4. Additional Agreements.

4.1 No Challenges. Each Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HCAC, First Merger Sub, Second Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

4.2 Further Actions. Each Company Shareholder agrees, while this Agreement is in effect, not to take or agree to commit to take any action that would make any representation and warranty of such Company Shareholder contained in this Agreement inaccurate in any material respect. Each of the Company Shareholders further agrees that it shall use its commercially reasonable efforts to cooperate with HCAC and the Company to effect the transactions contemplated hereby and the Transactions.

4.3 Consent to Disclosure. Each Company Shareholder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by HCAC or the Company to any Governmental Authority or to securityholders of HCAC) of such Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by HCAC or the Company, a copy of this Agreement. Each Company Shareholder will promptly provide any information reasonably requested by HCAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

5. Representations and Warranties of the Company Shareholders. Each Company Shareholder hereby represents and warrants to HCAC as follows:

5.1 Due Authority. Such Company Shareholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Company Shareholder (and, if such Shareholder is married and any of such Shareholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be valid and binding, such Shareholder’s spouse), and constitutes a valid and binding agreement of such Company Shareholder enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

5.2 Ownership of the Company Shares. Such Company Shareholder is either (x) the owner of the Company Shares indicated on Schedule A hereto opposite such Company Shareholder’s name, free and clear of any and all Liens, other than (i) those created by this Agreement, or (ii) as may be set forth in the Company Charter or (y) has the power to vote (including, without limitation, by proxy or power of attorney) the Company Shares indicated on Schedule A hereto opposite such Company Shareholder’s name. Such Company Shareholder has as of the date hereof and, except pursuant to a Transfer permitted in accordance with Section 2.1 hereof, will have until the Expiration Time, sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Company Shareholder set forth in this Agreement, in each case, over all Company Shares currently or hereinafter owned by such Company Shareholder and all Company Shares such Company Shareholder currently or hereinafter has the power to vote (including, without limitation, by proxy or power of attorney). As of the date hereof, such Company Shareholder does not own any other voting securities of the Company or have the power to vote (including, without limitation, by proxy or power of attorney) any other voting securities of the Company other than the Company Shares set forth on Schedule A opposite such Company Shareholder’s name. As of the date hereof, such Company Shareholder does not own any rights to purchase or acquire any other equity securities of the Company, except as set forth on Schedule A opposite such Company Shareholder’s name. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Company Shareholder pursuant to arrangements made by such Company Shareholders.

Annex F-3

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Company Shareholder does not, and the performance by such Company Shareholder of the obligations under this Agreement and the compliance by such Company Shareholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Company Shareholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, limited liability company agreement, certificate of formation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Company Shareholder, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Shares owned by such Company Shareholder pursuant to any contract or agreement to which such Company Shareholder is a party or by which such Company Shareholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Company Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other person is required by or with respect to such Company Shareholder in connection with the execution and delivery of this Agreement or the consummation by such Company Shareholder of the transactions contemplated hereby. If such Company Shareholder is a natural person, no consent of such Company Shareholder’s spouse is necessary under any “community property” or other Laws in order for such Company Shareholder to enter into and perform its obligations under this Agreement.

5.4 Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Company Shareholder, threatened, against such Company Shareholder that would reasonably be expected to impair the ability of such Company Shareholder to perform such Company Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

5.5 Absence of Other Voting Agreement. Except for this Agreement and the Amended and Restated Voting and Preemptive Rights Agreement, by and among the Company and the other parties thereto, dated March 4, 2019, as amended from time to time, such Company Shareholder has not: (a) entered into any voting agreement, voting trust or similar agreement with respect to any Subject Shares or other equity securities of the Company owned by such Company Shareholder, or (b) granted any proxy, consent or power of attorney with respect to any Subject Shares or other equity securities of the Company owned by such Company Shareholder (other than as contemplated by this Agreement).

5.6 Reliance by HCAC. Such Company Shareholder understands and acknowledges that HCAC is entering into the Merger Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement.

5.7 Company Shareholder Has Adequate Information. Such Company Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of HCAC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon HCAC or the Company and based on such information as such Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Shareholder acknowledges that HCAC and the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Shareholder are irrevocable.

6. Termination. This Agreement shall terminate upon the earliest to occur of (a) the Expiration Time and (b) as to each Company Shareholder, the mutual written agreement of HCAC and such Company Shareholder (such date, the “Termination Date”).

7. Exclusivity. Until the Expiration Time, each Company Shareholder agrees to comply with the obligations applicable to Representatives of the Company (if applicable) pursuant to Section 7.05 of the Merger Agreement as if they were parties thereto.

Annex F-4

8. Miscellaneous.

8.1 Further Assurances. From time to time, at another Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

8.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

8.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in HCAC any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

8.4 Amendments, Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. At any time prior to the Effective Time, HCAC may (a) extend the time for the performance of any obligation or other act of any Company Shareholder, (b) waive any inaccuracy in the representations and warranties of each Company Shareholder contained herein or in any document delivered by any Company Shareholder pursuant hereto and (c) waive compliance with any agreement of each Company Shareholder or any condition to their obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by HCAC.

8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.5):

if to HCAC:

Hennessy Capital Acquisition Corp. IV

3485 North Pines Way, Suite 110

Wilson, WY 83104

Attention: Daniel J. Hennessy, Greg Ethridge and Nicholas Petruska

Email: dhennessy@hennessycapllc.com, gethridge@hennessycapllc.com and

npetruska@hennessycapllc.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith and Dirk W. Andringa

Email: jnsmith@sidley.com and dandringa@sidley.com

if to any Company Shareholder, to the address for notice set forth on Schedule A hereto,

with a copies (which shall not constitute notice) to:

Cooley LLP

101 California Street

5th Floor

San Francisco, CA 94111-5800

Attention: Garth Osterman and Dave Young

Email: gosterman@cooley.com, dyoung@cooley.com

8.6 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Annex F-5

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby or any of the other Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

8.8 Entire Agreement; Assignment. This Agreement and the schedules hereto (together with each Transaction Document to which the Parties hereto are parties, to the extent referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for transfers permitted by Section 2.1, this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

8.9 Certificates. Promptly following the date of this Agreement, the Company shall advise the Company’s transfer agent in writing that each Company Shareholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide the Company’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11 Interpretation.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) the word “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, and references to a person are also to its permitted successors and assigns, (ix), an “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, (x) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (xi) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Annex F-6

8.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

8.14 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.14.

8.15 Counterparts; Electronic Delivery. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

8.16 Directors and Officers. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent, designee or other representative of any Company Shareholder or by any Company Shareholder that is a natural person, in each case, in his or her capacity as a director or officer of the Company or any of its Subsidiaries. Each Company Shareholder is executing this Agreement solely in such capacity as a record or beneficial holder of Company Shares.

[Remainder of Page Intentionally Left Blank]

Annex F-7

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first set forth above.

HCAC:

HENNESSY CAPITAL ACQUISITION CORP. IV

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

Annex F-8

COMPANY SHAREHOLDERS:

[____]

By:
Name:
Title:

[____]

By:
Name:
Title:

[____]

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

Annex F-9

Schedule A

Subject Shares
Company Shareholder Name	Ordinary Shares	Preference Shares
[____]	[____]	[____]
[____]	[____]	[____]
[____]	[____]	[____]
Total:	[____]	[____]

Annex F-10

Annex G

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of August 17, 2020, by and among Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), Hennessy Capital Partners IV LLC, a Delaware limited liability company (“Hennessy Capital Partners IV”), and the other stockholders of HCAC (as defined below) set forth on Schedule I hereto (such individuals, together with Hennessy Capital Partners IV, each a “Stockholder”, and collectively, the “Stockholders”). The Company and the Stockholders are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, as of the date hereof, each of the Stockholders “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of Class B common stock, par value $0.0001 per share (the “Common Stock”), of Hennessy Capital Acquisition Corp. IV, a Delaware corporation (“HCAC”), set forth opposite such Stockholder’s name on Schedule I hereto (such shares of Common Stock, together with any other shares of Common Stock, the voting power over which is acquired by Stockholder during the period from the date hereof through the date on which this Agreement terminates in accordance with Section 6.1 hereof (such period, the “Voting Period”, and such shares of Common Stock are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company and HCAC propose to enter into a merger agreement and plan of reorganization, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, (a) a wholly owned subsidiary of HCAC (“First Merger Sub”) will merge with and into the Company (the “First Merger”), with the Company surviving as a wholly owned subsidiary of HCAC (the “Surviving Corporation”), and (b) as soon as practicable, but in any event within 10 days following the First Merger, the Surviving Corporation will merge with and into another wholly owned subsidiary of HCAC (the “Second Merger Sub” and, such transaction together with the First Merger, the “Mergers”) with the Second Merger Sub surviving as a wholly owned subsidiary of HCAC. Each share of capital stock of the Company issued and outstanding immediately prior to the effective time of the First Merger will be cancelled and automatically converted into the right to receive a certain number of shares of Common Stock (such transaction, together with the Mergers and other transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Stockholders are executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

ARTICLE II
VOTING AGREEMENT

Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder hereby unconditionally and irrevocably agrees that, during the Voting Period, at any duly called meeting of the stockholders of HCAC (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of HCAC requested by HCAC’s board of directors or undertaken as contemplated by the Transactions, such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any representation, warranty, covenant, obligation or agreement of HCAC, First Merger Sub, or Second Merger Sub contained in the Merger Agreement, (c) in favor of the proposals set forth in the Proxy Statement, and (d) except as set forth in the Proxy Statement, against the following actions or proposals: (i) any proposal in opposition to approval of the Merger Agreement or in competition with or materially inconsistent with the Merger Agreement; and (ii) (A)  any amendment of the certificate of incorporation or bylaws of HCAC; (B) any change in HCAC’s corporate structure or business; or (C) any other action or proposal involving HCAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of HCAC’s closing conditions or obligations under the Merger Agreement not being satisfied. Each of the Stockholders agrees not to, and shall cause its affiliates not to, enter into any agreement, commitment or arrangement with any person, the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

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Section 2.2 No Obligation as Director or Officer. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative (collectively, “Representatives”) of any Stockholder or by any Stockholder that is a natural person, in each case, in his or her capacity as a director or officer of HCAC. Each Stockholder is executing this Agreement solely in such capacity as a record or beneficial holder of shares of Common Stock.

ARTICLE III
COVENANTS

Section 3.1 Generally.

(a) Except as contemplated by any of the Transaction Documents, each of the Stockholders agrees that during the Voting Period it shall not, and shall cause its affiliates not to, without the Company’s prior written consent (except to a permitted transferee as set forth in Section 7(c) in that certain letter agreement, dated February 28, 2019, between HCAC and such Stockholder (the “Insider Letter”) who agrees in writing to be bound by the terms of this Agreement), (i) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (iii) permit to exist any Lien of any nature whatsoever with respect to any or all of the Subject Shares; or (iv) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Stockholder’s ability to perform its obligations under this Agreement. Notwithstanding the foregoing, (i) if a Stockholder is a natural person, such Stockholder may Transfer any such Subject Shares (A) to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Stockholder; or (ii) if a Stockholder is an entity, such Stockholder may Transfer any Subject Shares to any partner, member, or affiliate of such Stockholder, in each case, in accordance with the terms of HCAC’s governing documents; provided further, that such transferee of such Subject Shares evidences in a writing reasonably satisfactory to HCAC such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder.

(b) In the event of a stock dividend or distribution, or any change in the Common Stock or HCAC Warrants by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares or HCAC Warrants may be changed or exchanged or which are received in such transaction. Each of the Stockholders agrees, while this Agreement is in effect, to notify the Company promptly in writing (including by e-mail) of the number of any additional shares of Common Stock acquired by such Stockholder, if any, after the date hereof.

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(c) Each of the Stockholders agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect. Each of the Stockholders further agrees that it shall use its commercially reasonable efforts to cooperate with the Company to effect the transactions contemplated hereby and the Transactions.

Section 3.2 Standstill Obligations of the Stockholders. Each of the Stockholders covenants and agrees with the Company that, during the Voting Period:

(a) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Common Stock in connection with any vote or other action with respect to a business combination transaction, other than to recommend that stockholders of HCAC vote in favor of adoption of the Merger Agreement and in favor of approval of the other proposals set forth in the Proxy Statement and any actions required in furtherance thereof and otherwise as expressly provided by Article II of this Agreement.

(b) None of the Stockholders shall, nor shall any Stockholder act in concert with any person to, deposit any of the Subject Shares in a voting trust or subject any of the Subject Shares to any arrangement or agreement with any person with respect to the voting of the Subject Shares, except as provided by Article II of this Agreement.

Section 3.3 Stop Transfers. Each of the Stockholders agrees with, and covenants to, the Company that such Stockholder shall not request that HCAC register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of the Company other than pursuant to a transfer permitted by Section 3.1(a) of this Agreement.

Section 3.4 Consent to Disclosure. Each Stockholder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by HCAC or the Company to any Governmental Authority or to securityholders of HCAC) of such Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by HCAC or the Company, a copy of this Agreement. Each Stockholder will promptly provide any information reasonably requested by HCAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each of the Stockholders hereby represents and warrants, severally but not jointly, to the Company as follows:

Section 4.1 Binding Agreement. Such Stockholder (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (b) if not a natural person, (i) is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (ii) has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Stockholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Stockholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

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Section 4.2 Ownership of Shares. Schedule I hereto sets forth opposite such Stockholder’s name the number of all of the shares of Common Stock and the number of all of the HCAC Warrants over which such Stockholder has beneficial ownership as of the date hereof. As of the date hereof, such Stockholder is the lawful owner of the shares of Common Stock and HCAC Warrants denoted as being owned by such Stockholder on Schedule I and has the sole power to vote or cause to be voted such shares of Common Stock and, assuming the exercise of the HCAC Warrants, the shares of Common Stock underlying such HCAC Warrants. Such Stockholder has good and valid title to the Common Stock and HCAC Warrants denoted as being owned by such Stockholder on Schedule I, free and clear of any and all pledges, charges, proxies, voting agreements, Liens, adverse claims, options and demands of any nature or kind whatsoever, other than those created by this Agreement, those imposed by the Insider Letter and those imposed by applicable Law, including federal and state securities Laws. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Stockholder pursuant to arrangements made by such Stockholder. Except for the shares of Common Stock and Warrants denoted on Schedule I, as of the date of this Agreement, such Stockholder is not a beneficial owner or record holder of any (i) equity securities of HCAC, (ii) securities of HCAC having the right to vote on any matters on which the holders of equity securities of HCAC may vote or which are convertible into or exchangeable for, at any time, equity securities of HCAC, or (iii) options or other rights to acquire from HCAC any equity securities or securities convertible into or exchangeable for equity securities of HCAC.

Section 4.3 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is a natural person, no consent of such Stockholder’s spouse is necessary under any “community property” or other Laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(b) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of such Stockholder, as applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a Party or by which such Stockholder or any of such Stockholder’s Subject Shares or assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement in any material respect.

Section 4.4 Reliance by the Company. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholders.

Section 4.5 No Inconsistent Agreements. Such Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Stockholder’s Subject Shares inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to such Stockholder’s Subject Shares and (c) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Stockholder from performing any of its material obligations under this Agreement.

Section 4.6. Stockholder Has Adequate Information. Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of the HCAC and the Company to make an informed decision regarding the Transactions and has independently and without reliance upon HCAC or the Company and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Stockholder are irrevocable.

Section 4.7. Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Stockholder, threatened, against such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Stockholders as follows:

Section 5.1 Binding Agreement. The Company is an exempted company incorporated with limited liability in the Cayman Islands, and is duly organized and validly existing under the Laws of the Cayman Islands. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement, assuming due authorization, execution and delivery hereof by the Stockholders, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.2 No Conflicts.

(a) No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

(b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Company, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Authority, except for any of the foregoing as would not reasonably be expected to impair the Company’s ability to perform its obligations under this Agreement in any material respect.

ARTICLE VI
TERMINATION

Section 6.1 Termination. This Agreement shall automatically terminate, without any further action by any of the Parties, and none of the Company or the Stockholders shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of: (a) as to each Stockholder, the mutual written consent of the Company and such Stockholder, (b) the Closing Date (following the performance of the obligations of the Parties required to be performed on the Closing Date) and (c) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement in accordance with this Section 6.1 shall not prevent any Party hereunder from seeking any remedies (at law or in equity) against another Party or relieve such Party from liability for such Party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII (other than the provisions of Section 7.13, which shall terminate) shall survive the termination, in accordance with this Section 6.1, of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Further Assurances. From time to time, at the other Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 7.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

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Section 7.4 Amendments, Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. At any time prior to the Effective Time, (a) the Stockholders may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of any Stockholder, (b) waive any inaccuracy in the representations and warranties of each Stockholder contained herein or in any document delivered by any Stockholder pursuant hereto and (iii) waive compliance with any agreement of each Stockholder or any condition to their obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Section 7.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.5):

(a)    If to the Company:

Canoo Holdings Ltd.

c/o 19951 Mariner Avenue

Torrance, CA 90503

Attention: Ulrich Kranz and Andrew Wolstan

Email: ulrich@canoo.com and andrew@canoo.com

with a copy (which shall not constitute notice) to:

Cooley LLP

101 California Street

5th Floor

San Francisco, CA 94111-5800

Attention: Garth Osterman and Dave Young

Email: gosterman@cooley.com, dyoung@cooley.com

(b)    If to any of the Stockholders:

Hennessy Capital Acquisition Corp. IV

3485 North Pines Way, Suite 110

Wilson, WY 83104

Attention: Daniel J. Hennessy, Greg Ethridge and Nicholas Petruska

Email: dhennessy@hennessycapllc.com, gethridge@hennessycapllc.com and npetruska@hennessycapllc.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith and Dirk W. Andringa

Email: jnsmith@sidley.com and dandringa@sidley.com

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Section 7.6 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby or any of the other Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 7.8 Entire Agreement; Assignment. This Agreement and the schedules hereto (together with the Transaction Documents to which the Parties hereto are parties, to the extent referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for transfers permitted by Section 3.1, this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

Section 7.9 Certificates. Promptly following the date of this Agreement, each Stockholder shall advise HCAC’s transfer agent in writing that such Stockholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide HCAC’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

Section 7.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.11 Interpretation.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) the word “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, and references to a person are also to its permitted successors and assigns, (ix), an “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, (x) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (xi) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

Section 7.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 7.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 7.14 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.14.

Section 7.15 Counterparts; Electronic Delivery. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 7.16 No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Stockholders, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties. Without limiting the generality of the foregoing sentence, each of the Stockholders (a) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other holder of Common Stock or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other holder of Common Stock and (b) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law. Each of the Stockholders has acted independently regarding its decision to enter into this Agreement and regarding its investment in HCAC.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

CANOO HOLDINGS LTD.

By:	/s/ Ulrich Kranz
Name:	Ulrich Kranz
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

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IN WITNESS WHEREOF, the Company and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

HENNESSY CAPITAL PARTNERS IV LLC

By:	Hennessy Capital LLC, its manager

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Managing Member

/s/ Greg Ethridge
GREG ETHRIDGE

/s/ Nicholas A. Petruska
NICHOLAS PETRUSKA

/s/ Juan Carlos Mas
JUAN CARLOS MAS

/s/ Gretchen W. McClain
GRETCHEN W. MCCLAIN

/s/ Richard Burns
RICHARD BURNS

/s/ Bradley Bell
BRADLEY BELL

/s/ Peter Shea
PETER SHEA

/s/ James F O’Neil III
JAMES F O’NEIL III

[Signature Page to Voting and Support Agreement]

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SCHEDULE I

Beneficial Ownership of Securities

Stockholder	Number of Shares of Class B Common Stock	Number of Warrants
Hennessy Capital Partners IV LLC	5,656,820	11,739,394
Greg Ethridge	225,000	—
Nicholas Petruska	300,000	—
Bradley Bell	75,000	—
Richard Burns	75,000	—
Juan Carlos Mas	75,000	—
Gretchen W. McClain	75,000	—
James F. O’Neil III	75,000	—
Peter Shea	75,000	—
Total	6,631,820	11,739,394

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Annex H

Confidential

SUBSCRIPTION AGREEMENT

Hennessy Capital Acquisition Corp. IV

3485 N. Pines Way, Suite 110

Wilson, Wyoming 83014

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between Hennessy Capital Acquisition Corp. IV, a Delaware corporation (the “Company”), and Canoo Holdings Ltd. (f/k/a EVelozcity Holdings Ltd.), a Cayman Islands exempted company with limited liability (“Canoo”), pursuant to the Transaction Agreement (as defined below), the undersigned desires to subscribe for and purchase from the Company, and the Company desires to sell to the undersigned, that number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), set forth on the signature page hereof for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Shares subscribed for by the undersigned being referred to herein as the “Purchase Price”), on the terms and subject to the conditions contained herein (this agreement, this “Subscription Agreement”). In connection with the Transaction, certain other “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) and certain other institutional “accredited investors” (as defined in Rule 501(a) under the Securities Act) have entered into separate subscription agreements with the Company in substantially the same form as this Subscription Agreement (the “Other Subscription Agreements”), pursuant to which such investors have, together with the undersigned pursuant to this Subscription Agreement, agreed to purchase an aggregate of 32,325,000 shares of Class A Common Stock at the Per Share Price (each such investor, including the undersigned, a “Subscriber” and together, the “Subscribers”). In connection therewith, the undersigned and the Company agree as follows:

1. Subscription. Subject to the immediately succeeding paragraph, the undersigned hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the undersigned upon payment of the Purchase Price, such number of shares of Class A Common Stock as is set forth on the signature page of this Subscription Agreement (the “Shares”) on the terms and subject to the conditions provided for herein (the “Subscription”). The Company hereby expressly covenants and agrees that the Purchase Price shall be used exclusively for the Transaction. The undersigned understands and agrees that the Company reserves the right to accept or reject the undersigned’s Subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Company, and the same shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Company; the Company may do so in counterpart form. In the event of rejection of the entire Subscription by the Company or the termination of this Subscription Agreement in accordance with the terms hereof, the undersigned’s payment hereunder will be returned promptly to the undersigned along with this Subscription Agreement, and this Subscription Agreement shall have no force or effect.

2. Closing. The closing of the Subscription contemplated hereby (the “Subscription Closing”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Subscription Closing shall occur on the date of, and immediately prior to or substantially concurrently with, the consummation of the Transaction Closing (the “Transaction Closing Date”). Not less than five (5) business days prior to the scheduled Transaction Closing Date, the Company shall provide written notice to the undersigned (the “Closing Notice”) (i) of such scheduled Transaction Closing Date, (ii) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied or waived and (iii) containing wire instructions for the payment of the Purchase Price. The undersigned shall deliver to the Company, at least one (1) business day prior to the Transaction Closing Date specified in the Closing Notice, the Purchase Price, to be held in escrow until the Subscription Closing, by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. On the Transaction Closing Date, the Company shall confirm to the undersigned in writing (it being understood that an email confirmation is sufficient) that all conditions to the closing of the Transaction have been satisfied or waived and deliver to the undersigned (i) the Shares in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), in the name of the undersigned (or its nominee in accordance with its delivery instructions) or to a custodian designated by the undersigned, as applicable, and (ii) a copy of the records of the Company’s transfer agent (the “Transfer Agent”) showing the undersigned (or such nominee or custodian) as the owner of the Shares on and as of the Transaction Closing Date. For purposes of this Subscription Agreement, “business day” shall mean any day other than Saturday, Sunday or such other days on which banks located in New York, New York are required or authorized by applicable law to be closed for business. Upon delivery of the Shares to the undersigned (or its nominee or custodian, if applicable), the Purchase Price may be released by the Company from escrow.

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If the Transaction Closing does not occur within one (1) business day of the Transaction Closing Date specified in the Closing Notice, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned. Furthermore, if the Transaction Closing does not occur on the same day as the Subscription Closing, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned, and any book-entries shall be deemed cancelled.

Each book entry for the Shares shall contain a notation, and each certificate (if any) evidencing the Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

If this Subscription Agreement terminates for any reason following the delivery by the undersigned of the Purchase Price for the Shares, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned, without any deduction for or on account of any tax, withholding, charges, or set-off, whether or not the Transaction Closing shall have occurred. If this Subscription Agreement terminates following the Transaction Closing, the undersigned shall promptly, upon the return to the undersigned of the Purchase Price by the Company by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned, without any deduction for or on account of any tax, withholding, charges, or set-off, transfer the Shares to the Company.

3. Closing Conditions.

a. The obligations of the Company to consummate the transactions contemplated hereunder are subject to the satisfaction (or valid waiver by the Company in writing) of the conditions that, at the Subscription Closing:

i        all representations and warranties of the undersigned contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing, and consummation of the Subscription Closing shall constitute a reaffirmation by the undersigned of each of the representations, warranties and agreements of such party contained in this Subscription Agreement as of the Subscription Closing; and

ii       the undersigned shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement required to be performed or complied with at or prior to the Subscription Closing.

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b. The obligations of the undersigned to consummate the transactions contemplated hereunder are subject to the satisfaction (or valid waiver by the undersigned in writing) of the conditions that, at the Subscription Closing:

i	all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Subscription Closing, and consummation of the Subscription Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of such party contained in this Subscription Agreement as of the Subscription Closing;
ii	the Company shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement required to be performed or complied with at or prior to the Subscription Closing;
iii	the cash to be injected into Canoo by the Company upon the Transaction Closing, including the funds in the Trust Account, together with the funds irrevocably committed by all Subscribers, is not less than $200,000,000 in the aggregate (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transaction, this Subscription Agreement and the Other Subscription Agreements);
iv	the Transaction Agreement (as defined below) shall not have been terminated, rescinded or rendered invalid, illegal or unenforceable by law or otherwise without the Transaction being consummated, and the terms of the Transaction Agreement shall not have been amended or modified in a manner that is materially adverse to the undersigned as a stockholder of the Company, including, without limitation, any amendment, modification or waiver of any material representation or covenant of the Company or Canoo relating to the financial position or outstanding indebtedness of the Company, in each case, without the undersigned’s prior written consent (not to be unreasonably withheld, conditioned or delayed); and
v	other than the Other Subscription Agreements, the Company shall not have entered into any side letter or similar agreement with any Subscriber in connection with such Subscriber’s direct or indirect investment in the Company, and such Other Subscription Agreements shall not have been amended in any material respect following the date of this Subscription Agreement and shall reflect the same Per Share Price and terms that are no more favorable to such Subscriber thereunder than the terms of this Subscription Agreement.

          c. The obligations of each of the Company and the undersigned to consummate the transactions contemplated hereunder are subject to the satisfaction (or waiver by the Company and the undersigned in writing) of the conditions that, at the Subscription Closing:

i        no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such prohibition;

ii       the shares of Class A Common Stock shall be listed on the Nasdaq Capital Market as of the Transaction Closing Date;

iii      no Company Material Adverse Effect or HCAC Material Adverse Effect (each as defined in the Transaction Agreement) shall have occurred between the date of the Transaction Agreement and the Transaction Closing Date; and

iv      all conditions precedent to the closing of the Transaction, including the approval of the Company’s stockholders, shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction).

4. IRS Form W-9; Further Assurances. At or prior to the Subscription Closing, the undersigned shall provide the Company with a properly completed and duly executed IRS Form W-9 or applicable IRS Form W-8, as appropriate. At or prior to the Subscription Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties hereto mutually and reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

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5. Company Representations and Warranties. For purposes of this Section 5, the term “Company” shall refer to the Company as of the date hereof and, for purposes of only the representations contained in paragraphs (f), (g), (i), (l) and (m) of this Section 5 and to the extent such representations and warranties are made as of the Transaction Closing Date, the combined company after giving effect to the Transaction. The Company represents and warrants to the undersigned that:

a. The Company has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted.

b. The Shares have been duly authorized and, when issued and delivered to the undersigned against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of Incorporation or under the laws of the State of Delaware.

c. The Shares are not, and following the Transaction Closing and the Subscription Closing will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Shares under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in Section 6(c) of this Subscription Agreement with respect to the status of the Shares as “restricted securities” pending their registration for resale under the Securities Act in accordance with the terms of this Subscription Agreement.

d. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is the valid and legally binding obligation of and enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

e. The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) the provisions of the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect.

f. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state securities laws, (iii) filings required by The Nasdaq Stock Market (“Nasdaq”), including with respect to obtaining Company stockholder approval, (iv) consents, waivers, authorizations or filings that have been obtained or made on or prior to the Subscription Closing, and (v) where the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Shares.

Annex H-4

        g. The Company is in compliance with all applicable law, except where such non-compliance would not be reasonably likely to have a Material Adverse Effect. The Company has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

h. The issued and outstanding shares of Class A Common Stock of the Company are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on Nasdaq under the symbol “HCAC” (it being understood that the trading symbol will be changed in connection with the Transaction Closing). Except as disclosed in the Company’s filings with the Commission, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission, respectively, to prohibit or terminate the listing of the Company’s Class A Common Stock on Nasdaq or to deregister the Class A Common Stock under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act.

i. Assuming the accuracy of the undersigned’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the undersigned.

j. A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Company with the Commission since its initial registration of the Class A Common Stock under the Exchange Act (the “SEC Documents”) is available to the undersigned via the Commission’s EDGAR system. None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to the information about the Company’s affiliates contained in the Schedule 14A and related proxy materials (or other SEC Document) to be filed by the Company, the representation and warranty in this sentence is made to the Company’s knowledge. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Class A Common Stock under the Exchange Act. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance (the “Staff”) of the Commission with respect to any of the SEC Documents.

k. The authorized capital stock of the Company consists of (i) 110,000,000 shares of the Company’s common stock, par value $0.0001 per share, with (A) 100,000,000 shares being designated as Class A Common Stock and (B) 10,000,000 shares being designated as Class B Common Stock (“Class B Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of the date of this Subscription Agreement, (i) 30,015,000 shares of Class A Common Stock and 7,503,750 shares of Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of the Company’s common stock are held in the treasury of the Company, (iii) 13,581,500 private placement warrants (the “Private Placement Warrants”) are issued and outstanding and 13,581,500 shares of Class A Common Stock are issuable in respect of such Private Placement Warrants, and (iv) 22,511,250 public warrants (the “Public Warrants”) are issued and outstanding and 22,511,250 shares of Class A Common Stock are issuable in respect of such Public Warrants. As of the date of this Subscription Agreement, there are no shares of Preferred Stock issued and outstanding. Each Private Placement Warrant and Public Warrant is exercisable for one share of Class A Common Stock at an exercise price of $11.50. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated.

l. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

Annex H-5

        m. Other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any Subscriber in connection with such Subscriber’s direct or indirect investment in the Company, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Share Price and terms that are no more favorable to such other Subscribers thereunder than the terms of this Subscription Agreement. The Company has not agreed and will not agree to issue any warrants to any person in connection with the Transaction.

n. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Shares.

6. Subscriber Representations and Warranties. The undersigned represents and warrants to the Company that:

a. The undersigned is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (ii) an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the requirements set forth on Schedule A hereto, and is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A hereto following the signature page hereto). The undersigned is not an entity formed for the specific purpose of acquiring the Shares.

b. The undersigned (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares.

c. The undersigned understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The undersigned understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the undersigned absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book-entry positions representing the Shares shall contain a legend to such effect. The undersigned acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The undersigned understands and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, the undersigned may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The undersigned understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

d. The undersigned understands and agrees that the undersigned is purchasing the Shares directly from the Company. The undersigned further acknowledges that there have been no representations, warranties, covenants and agreements made to the undersigned by the Company, its officers or directors, or any other party to the Transaction or person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

e. Either (i) the undersigned is not a Benefit Plan Investor as contemplated by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) the undersigned’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

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f. The undersigned acknowledges and agrees that the undersigned has received and has had an adequate opportunity to review, such financial and other information as the undersigned deems necessary in order to make an investment decision with respect to the Shares and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the undersigned’s investment in the Shares. Without limiting the generality of the foregoing, the undersigned acknowledges that it has reviewed the documents provided to the undersigned by the Company. The undersigned represents and agrees that the undersigned and the undersigned’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the undersigned and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

g. The undersigned became aware of this offering of the Shares solely by means of direct contact between the undersigned and the Company or a representative of the Company or the Placement Agents (as defined below) on behalf of the Company, and the Shares were offered to the undersigned solely by direct contact between the undersigned and the Company or a representative of the Company. The undersigned did not become aware of this offering of the Shares, nor were the Shares offered to the undersigned, by any other means. The undersigned acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

h. The undersigned acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The undersigned is able to fend for himself, herself or itself in the transactions completed herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and has the ability to bear the economic risks of such investment in the Shares and can afford a complete loss of such investment. The undersigned has sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision.

i. In making its decision to purchase the Shares, the undersigned has relied solely upon independent investigation made by the undersigned and the representations, warranties and covenants contained herein. Without limiting the generality of the foregoing, the undersigned has not relied on any statements or other information provided by the Placement Agents concerning the Company or the Shares or the offer and sale of the Shares.

j. The undersigned understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k. The undersigned has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

l. The execution, delivery and performance by the undersigned of this Subscription Agreement are within the powers of the undersigned, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the undersigned is a party or by which the undersigned is bound, in each case, which would reasonably be expected to have a material adverse effect on the ability of the undersigned to comply with the terms of this Subscription Agreement, and will not violate any provisions of the undersigned’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The undersigned’s signatory has legal competence and capacity to execute the same and has been duly authorized by the undersigned to execute the same on behalf of the undersigned, and this Subscription Agreement constitutes a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

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m. Neither the due diligence investigation conducted by the undersigned in connection with making its decision to acquire the Shares nor any representations and warranties made by the undersigned herein shall modify, amend or affect the undersigned’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

n. The undersigned is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The undersigned agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the undersigned is permitted to do so under applicable law. If the undersigned is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the undersigned maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the undersigned and used to purchase the Shares were legally derived.

o. No disclosure or offering document has been prepared by Nomura Securities International, Inc. or Stifel, Nicolaus & Company, Incorporated (together, the “Placement Agents”) or any of their respective affiliates in connection with the offer and sale of the Shares.

p. The Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the undersigned by the Company. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the undersigned’s financial advisor or fiduciary.

q. The undersigned has or has enforceable commitments to have, and at least one (1) business day prior to the Transaction Closing Date will have, sufficient funds to pay the Purchase Price and consummate the Subscription Closing when required pursuant to this Subscription Agreement.

7. Registration Rights.

a. In the event that the Shares are not registered in connection with the consummation of the Transaction, the Company agrees that, within fifteen (15) business days after the Transaction Closing Date (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering under the Securities Act the resale of all the Shares, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Deadline and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Shares and those other shares of Class A Common Stock held by Subscriber in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided, further, that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. In no event shall the undersigned be identified as a statutory underwriter in the Registration Statement unless requested by the Commission. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares of Class A Common Stock proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the shares of Class A Common Stock held by Subscriber or any other Subscriber or otherwise, such Registration Statement shall register for resale such number of shares of Class A Common Stock which is equal to the maximum number of shares of Class A Common Stock as is permitted by the Commission. In such event, the number of shares of Class A Common Stock to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. In the event the Commission informs the Company that all of such shares of Class A Common Stock cannot, as a result of the application of Rule 415, be registered for resale on the Registration Statement, the Company agrees to promptly inform the undersigned thereof and use its commercially reasonable efforts to file amendments to the Registration Statement as required by the SEC, covering the maximum number of shares of Class A Common Stock permitted to be registered by the SEC, on Form S-1 or such other form available to register for resale such shares as a secondary offering. Until the earliest of (i) the date on which the Shares may be resold without volume or manner of sale limitations pursuant to Rule 144, (ii) the date on which such Shares have actually been sold and (iii) the date which is two years after the Subscription Closing (such date, the “End Date”), the Company will file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 promulgated under the Securities Act (“Rule 144”), as applicable, qualify the Shares for listing on the applicable stock exchange, update or amend the Registration Statement as necessary to include the Shares and provide customary notice to holders of the Shares. The Company shall use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the End Date. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to have such Registration Statement declared effective by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 7.

Annex H-8

Annex H-9

b. The Company further agrees that, in the event that (i) the Registration Statement is not filed with the Commission on or prior to the Filing Deadline, (ii) the Registration Statement has not been declared effective by the Commission by the Effectiveness Date, (iii) after such Registration Statement is declared effective by the Commission, (A) such Registration Statement ceases for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), to remain continuously effective as to all Shares for which it is required to be effective or (B) a Subscriber is not permitted to utilize the Registration Statement to resell its Shares (in each case of (A) and (B), (x) other than within the time period(s) permitted by this Agreement and (y) excluding by reason of a post-effective amendment required in connection with the Company’s filing of an amendment thereto (a “Special Grace Period”), which Special Grace Period shall not be treated as a Registration Default (as defined below)), or (iv) after the date six months following the Transaction Closing Date, and only in the event the Registration Statement is not effective or available to sell all of the Shares, the Company fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as a result of which the Subscribers who are not affiliates are unable to sell their Shares without restriction under Rule 144 (or any successor thereto) (each such event referred to in clauses (i) through (iv), a “Registration Default” and, for purposes of such clauses, the date on which such Registration Default occurs, a “Default Date”), then in addition to any other rights such Subscriber may have hereunder or under applicable law, on each such Default Date and on each monthly anniversary of each such Default Date (if the applicable Registration Default shall not have been cured by such date) until the applicable Registration Default is cured, the Company shall pay to each Subscriber an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to 0.5% of the aggregate Purchase Price paid by the Subscriber pursuant to this Subscription Agreement for any Shares held by the Subscriber on the Default Date; provided, however, that if such Subscriber fails to provide the Company with any information requested by the Company that is required to be provided in such Registration Statement with respect to such Subscriber as set forth herein, then, for purposes of this Section 7, the Filing Date or Effectiveness Date, as applicable, for a Registration Statement with respect to such Subscriber shall be extended until two (2) Business Days following the date of receipt by the Company of such required information from such Subscriber; and in no event shall the Company be required hereunder to pay to such Subscriber pursuant to this Subscription Agreement an aggregate amount that exceeds 5.0% of the aggregate Purchase Price paid by such Subscriber for its Shares. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of a Registration Default, except in the case of the first Default Date. The Company shall deliver the cash payment to such Subscriber with respect to any Liquidated Damages by the fifth Business Day after the date payable. If the Company fails to pay said cash payment to such Subscriber in full by the fifth Business Day after the date payable, the Company will pay interest thereon at a rate of 5.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law, and calculated on the basis of a year consisting of 360 days) to such Subscriber, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. Notwithstanding the foregoing, nothing shall preclude any Subscriber from pursuing or obtaining any available remedies at law, specific performance or other equitable relief with respect to this Section 7 in accordance with applicable law. The parties agree that notwithstanding anything to the contrary herein, no Liquidated Damages shall be payable to any Subscriber (i) with respect to any period during which all of such Subscriber’s Shares may be sold by such Subscriber without volume or manner of sale restrictions under Rule 144 and the Company is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (ii) from and after the End Date.

Annex H-10

c. In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform the undersigned as to the status of such registration, qualification, exemption and compliance. Until the End Date, the Company shall, at its expense:

(i) advise the undersigned within two (2) business days: (A) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective; (B) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (C) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (E) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the undersigned of such events, provide the undersigned with any material, nonpublic information regarding the Company other than to the extent that providing notice to the undersigned of the occurrence of the events listed in (A) through (E) above constitutes material, nonpublic information regarding the Company;

(ii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as promptly as reasonably practicable and to enable the undersigned to sell the Shares under Rule 144;

(iii) upon the occurrence of any event contemplated in Section 7(c)(i), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as promptly as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv) use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the shares of Class A Common Stock issued by the Company have been listed; and

(v) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Shares contemplated hereby.

Annex H-11

d. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the effectiveness or use of the Registration Statement on more than one occasion or for more than forty-five (45) consecutive calendar days in any one instance in any 12 month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, each Subscriber will deliver to the Company or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

e. Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that Subscriber not receive notices from the Company otherwise required by this Section 7; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), the Company shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice.

f. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless each Subscriber (to the extent a seller under the Registration Statement), the officers, directors, employees and agents of each of them, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all out-of-pocket losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 7, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 7(d) hereof. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by such Subscriber.

Annex H-12

g. Each Subscriber shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary herein, in no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Each Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which such Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by such Subscriber.

h. If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(f) and 7(g) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(h) from any person who was not guilty of such fraudulent misrepresentation.

8. Termination. Except for the provisions of Sections 8 through 10, which shall survive any termination hereunder, this Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such time as the Company notifies the undersigned in writing, or publicly discloses, that it does not intend to consummate the Transaction, (b) following the execution of a definitive agreement among the Company and Canoo with respect to the Transaction (in the form provided to the undersigned, the “Transaction Agreement”), such date and time as such Transaction Agreement is terminated in accordance with its terms, rescinded, or rendered invalid, illegal or unenforceable by law or otherwise, without the Transaction being consummated, (c) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (d) if any of the conditions to the Subscription Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived on or prior to the Subscription Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Subscription Closing, or (e) if the consummation of the Transaction shall not have occurred by the earlier of (x) the 10th business day after the anticipated Transaction Closing Date specified in the Closing Notice, or (y) April 30, 2021; provided that, subject to the limitations set forth in Section 9, nothing herein will relieve any party hereto from liability for any willful breach hereof prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover out-of-pocket losses, liabilities or damages arising from such breach. The Company shall promptly notify the undersigned of the termination of the Transaction Agreement promptly after the termination of such Transaction Agreement. For the avoidance of doubt, if any termination hereof occurs after the delivery by the undersigned of the Purchase Price for the Shares, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to the undersigned without any deduction for or on account of any tax, withholding, charges, or set-off.

Annex H-13

9. Trust Account Waiver. The undersigned acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The undersigned further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated February 28, 2019 (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public stockholders and the underwriters of the Company’s initial public offering. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, in each case, as a result of, or arising out of, this Subscription Agreement; provided that nothing in this Section 9 shall be deemed to limit the undersigned’s right, title, interest or claim to the Trust Account by virtue of the undersigned’s record or beneficial ownership of shares of Class A Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement.

10. Miscellaneous.

a. The Company shall, no later than 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information that the Company has provided to the undersigned at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the knowledge of the Company, the undersigned shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees or agents. [Following the Subscription Closing, the Subscriber shall not have, as a result of this Subscription, (i) access to any material nonpublic technical information (as that term is defined at 31 C.F.R. §800.232) of Canoo, (ii) membership or observer rights on, or the right to nominate an individual to a position on, the board of directors of the Company or Canoo or (iii) any involvement, other than through voting of shares, in substantive decision making (in each case, as those terms are defined in 31 C.F.R. §800.229 and 31 C.F.R. §800.245), regarding Canoo’s technologies.]1 Notwithstanding anything in this Subscription Agreement to the contrary, each party hereto acknowledges and agrees that, without the prior written consent of the other party hereto, it will not publicly make reference to such other party or any of its affiliates (i) in connection with the Transaction or this Subscription Agreement (provided that the undersigned may disclose its entry into this Subscription Agreement and the Purchase Price) or (ii) in any promotional materials, media, or similar circumstances, except, in each case, as required by law or regulation or at the request of the Staff of the Commission or regulatory agency or under the regulations of Nasdaq, including, in the case of the Company, (a) as required by the federal securities laws in connection with the Registration Statement, (b) the filing of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission and (c) the filing of the Registration Statement on Form S-4 and Schedule 14A and related materials to be filed by the Company with respect to the Transaction.

[1]	Note to Draft: To be included only for non-US investors.

Annex H-14

b. Neither this Subscription Agreement nor any rights that may accrue to the undersigned hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned[; provided that prior to the Subscription Closing, the undersigned may transfer or assign all or a portion of its rights or obligations under this Subscription Agreement to one or more affiliates (including other investment funds or accounts managed or advised by an investment manager who acts on behalf of the undersigned); provided, further, that, such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 6 and completes Schedule A hereto; provided, further, that no such assignment will relieve the undersigned of its obligations hereunder if any such assignee fails to perform such obligations].

c. The Company may request from the undersigned such additional information as the Company may reasonably deem necessary to evaluate the eligibility of the undersigned to acquire the Shares, and the undersigned shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided that the Company agrees to keep confidential any such information provided by Subscriber and identified as confidential, except as may be required under applicable law.

d. The undersigned acknowledges that the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Each of the Company and the undersigned further acknowledges that the Placement Agents shall be entitled to rely on the representations and warranties contained in Section 5 and Section 6, respectively, of this Subscription Agreement. Prior to the Subscription Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties of such party set forth herein are no longer accurate in all material respects. Each party agrees that each purchase by the undersigned of Shares from the Company will constitute a reaffirmation of its own acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) as of the Subscription Closing. The Company and the undersigned further acknowledge and agree that the Placement Agents are third-party beneficiaries of the representations and warranties of the Company and the undersigned contained in Section 5(d) and Section 6, respectively, of this Subscription Agreement.

e. The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof when required by law, regulatory authority or Nasdaq to do so in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

f. Except if required by law or Nasdaq, without the prior written consent of the undersigned, the Company shall not, and shall cause its representatives, including the Placement Agents and their respective representatives, not to, disclose the existence of this Subscription Agreement or any negotiations related hereto, or to use the name of the undersigned or any information provided by the undersigned in connection herewith in or for the purpose of any marketing activities or materials or for any similar or related purpose.

g. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Subscription Closing.

h. This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

i. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as otherwise expressly set forth in Section 10(d) hereof, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

j. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

Annex H-15

k. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

l. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

m. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

n. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) two (2) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	if to Subscriber, to such address, facsimile number or email address set forth on the signature page hereto;

with a copy to:

Nomura Securities International, Inc.

309 West 49th Street

New York, New York 10019

Attention: Bryan Finkel, Managing Director, Equity Capital Markets

Email: bryan.finkel@nomura.com

Stifel, Nicolaus & Company, Incorporated

787 7th Avenue, 11th Floor

New York, New York 10019

Attention: Craig M. DeDomenico, Managing Director, Head of Equity-Linked Capital Markets

Email: dedomenicoc@stifel.com

and

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Anna T. Pinedo, Esq.

Email: apinedo@mayerbrown.com

(ii)	if to the Company (prior to the Transaction Closing), to:

Hennessy Capital Acquisition Corp. IV

3485 N. Pines Way, Suite 110

Wilson, Wyoming 83104

Attention: Nicholas A. Petruska, Executive Vice President and Chief Financial Officer

Email: npetruska@hennessycapllc.com

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith, Esq. and Michael P. Heinz, Esq.

Email: jnsmith@sidley.com and mheinz@sidley.com

Annex H-16

(iii)	if to the Company (following the Transaction Closing), to:

Canoo Holdings Ltd.

19951 Mariner Avenue

Torrance, CA 90503

Attention: General Counsel

Email: andrew@canoo.com

with a copy to:

Cooley LLP

1333 2nd St.

Santa Monica, CA 90401

Attention: Dave Young, Dave Peinsipp, Kristin VanderPas, Garth Osterman

Email: dyoung@cooley.com, dpeinsipp@cooley.com, kvanderpas@cooley.com and gosterman@cooley.com

o. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

p. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

q. The obligations of each Subscriber under this Subscription Agreement are several and not joint with the obligations of any other Subscriber under the Other Subscription Agreements, and no Subscriber shall be responsible in any way for the performance of the obligations of any other Subscriber under this Subscription Agreement. The decision of Subscriber to purchase the Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Subscriber or by any agent or employee of any other Subscriber, and neither Subscriber nor any of its agents or employees shall have any liability to any other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or any Subscriber pursuant hereto, shall be deemed to constitute any Subscriber or any other Subscribers under the Other Subscription Agreements as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that any Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Each Subscriber acknowledges that no other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Each Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any other Subscriber to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGES FOLLOW]

Annex H-17

IN WITNESS WHEREOF, the undersigned has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which shares are to be registered (if different):	Date: _______________, 2020
Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn: __________________	Attn: __________________
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Email Address:	Email Address:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

Annex H-18

IN WITNESS WHEREOF, Hennessy Capital Acquisition Corp. IV has accepted this Subscription Agreement as of the date set forth below.

HENNESSY CAPITAL ACQUISITION CORP. IV

By:
Name:
Title:

Date: ____________, 2020

Annex H-19

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE SUBSCRIBER

A.     QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.      ☐     We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.      INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.    ☐        We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), for one or more of the following reasons (Please check the applicable subparagraphs):

☐     We are a bank, as defined in Section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity.

☐     We are a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

☐     We are an insurance company, as defined in Section 2(13) of the Securities Act.

☐     We are an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act.

☐     We are a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐     We are a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of $5 million.

☐     We are an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of $5 million.

☐     We are a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐     We are a corporation, Massachusetts or similar business trust, or partnership, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, that was not formed for the specific purpose of acquiring the Securities, and that has total assets in excess of $5 million.

☐     We are a trust with total assets in excess of $5 million not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐     We are an entity in which all of the equity owners are accredited investors.

Annex H-20

C.     AFFILIATE STATUS
(Please check the applicable box)

THE SUBSCRIBER:

☐     is:

☐     is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by the Subscriber and constitutes a part of the Subscription Agreement.

Annex H-21

Annex I

WARRANT EXCHANGE AND SHARE CANCELLATION AGREEMENT

This Warrant Exchange and Share Cancellation Agreement (this “Agreement”) is entered into as of August 17, 2020, by and between Hennessy Capital Acquisition Corp. IV, a Delaware corporation (the “Company”), and Hennessy Capital Partners IV LLC, a Delaware limited liability company (the “Sponsor”). The parties to this Agreement are referred to herein as the “Parties” or, each individually, as a “Party.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, substantially concurrently with the closing of the Company’s initial public offering of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), the Company issued to the Sponsor, 11,739,394 private placement warrants for $1.00 per warrant, each of which is exercisable to purchase one share of Common Stock, at an exercise price of $11.50 per share (the “Sponsor Private Placement Warrants”), pursuant to that certain Private Placement Warrants Purchase Agreement, dated as of February 28, 2019, between the Sponsor and the Company (the “Private Placement Warrant Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company shall enter into that certain Merger Agreement (the “Merger Agreement”), dated as of August 17, 2020, by and among the Company, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a wholly owned subsidiary of the Company, HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Canoo”), that, among other things, provides for a business combination transaction pursuant to which Canoo will, through a series of transactions, become a wholly owned Subsidiary of the Company;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Parties wish to enter into this Agreement, pursuant to which immediately prior to, and contingent upon, the Closing, (the “Exchange Effective Time”), the Sponsor will exchange all of the 11,739,394 Sponsor Private Placement Warrants held by the Sponsor with the Company for newly issued shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), at an exchange ratio of one (1) Sponsor Private Placement Warrant for 0.20 of a share of Class B Common Stock, resulting in the exchange of 11,739,394 Sponsor Private Placement Warrants into 2,347,879 shares of Class B Common Stock (the “Acquired Shares”), on the terms and conditions set forth herein;

WHEREAS, at the Exchange Effective Time, the Sponsor will forfeit 2,347,879 shares of Class B Common Stock (the “Forfeited Shares”) held by the Sponsor prior to the Exchange Effective Time; and

WHEREAS, the Sponsor has agreed that 500,000 shares of Class B Common Stock held by the Sponsor will become unvested and subject to certain vesting conditions if, at the Exchange Effective Time, the sum of (a)(i) the amount of cash available in the Trust Account, less (ii) all amounts to be paid by the Company pursuant to the exercise of Redemption Rights, plus (b) the amount of gross proceeds received by the Company from the Private Placements (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions and the Private Placements) (the sum of (a) and (b), the “Total Cash Infusion”) is less than $350 million.

Annex I-1

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Issuance and Exchange.

a) At the Exchange Effective Time, and subject to the conditions set forth in this Agreement, (i) the Sponsor shall surrender for cancellation to the Company all of the Sponsor’s 11,739,394 Sponsor Private Placement Warrants, which shall be deemed automatically cancelled and retired in full, and the Private Placement Warrant Agreement shall be deemed automatically terminated and all rights, liabilities and obligations thereunder discharged in full, and (ii) in consideration therefor, the Company shall issue to the Sponsor 2,347,879 shares of Class B Common Stock (the “Warrant Exchange Closing”).

b) At the Exchange Effective Time and simultaneous with the consummation of the Warrant Exchange Closing, the Company shall (i) issue to the Sponsor the Acquired Shares, and (ii) authorize and instruct the Company’s transfer agent to record the issuance of the Acquired Shares, in uncertificated, book-entry form, on the stock transfer books of the Company as of the Exchange Effective Time.

c) Notwithstanding anything to the contrary in the Private Placement Warrant Agreement, the Sponsor hereby (i) waives its right to exercise such Sponsor Private Placement Warrants to purchase one share of Common Stock at an exercise price of $11.50 per share and (ii) agrees to exchange each Sponsor Private Placement Warrant held by the Sponsor for 0.20 of a share of Class B Common Stock pursuant to the terms and conditions of this Agreement.

2. Delivery of Acquired Shares.

a) The Company shall register the Sponsor as the owner of the Acquired Shares with the Company’s transfer agent by book entry on the date of the Warrant Exchange Closing. The rights, privileges and preferences of the Acquired Shares shall be those ascribed to the Company’s Class B Common Stock in the Company’s certificate of incorporation, bylaws or any other charter document of the Company, as shall be in effect from time to time.

b) The Acquired Shares shall contain a notation evidencing that the Acquired Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).

c) The Company and the Sponsor are each party to that certain Registration Rights Agreement, dated as of February 28, 2019, by and among the Company, the Sponsor and the other parties signatory thereto (the “Existing Registration Rights Agreement”). At or prior to the Closing, the Sponsor, the Company and the other parties signatory thereto shall amend and restate the Existing Registration Rights Agreement, in the form attached to the Merger Agreement (the “A&R Registration Rights Agreement”). The Company and the Sponsor agree that the Acquired Shares will be subject to the terms and conditions of the A&R Registration Rights Agreement and will constitute “Registrable Securities” and “New Sponsor Shares” for purposes of the A&R Registration Rights Agreement, including the registration rights contained therein with respect to “New Sponsor Shares” and the restrictions on transfer set forth in Section 3.6 thereof.

3. Forfeiture of the Forfeited Shares.

a) At the Exchange Effective Time, the Sponsor shall forfeit to the Company the Forfeited Shares (the “Forfeiture”).

b) To effect the Forfeiture, at the Exchange Effective Time:

i) the Sponsor shall transfer the Forfeited Shares to the Company for cancellation and in exchange for no consideration;

ii) the Company shall immediately retire and cancel all of the Forfeited Shares (and shall direct the Company’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and

Annex I-2

iii) the Sponsor and the Company each shall (A) take such actions as are necessary to cause the Forfeited Shares to be retired and cancelled, after which the Forfeited Shares shall no longer be issued or outstanding and (B) provide the Company with evidence that such retirement and cancellation has occurred.

4. Vesting Shares.

a) The Sponsor hereby agrees that at the Exchange Effective Time, if (and solely to the extent that) the Total Cash Infusion is less than $350 million, then 500,000 shares of Class B Common Stock held by the Sponsor (which shares shall automatically convert into shares of Common Stock at the Effective Time) shall immediately become unvested and subject to the vesting and forfeiture provisions set forth in Section 4(b) (such shares, the “Vesting Shares”).

b) Vesting and Forfeiture Provisions of the Vesting Shares.

i) Vesting of Shares. All of the Vesting Shares shall immediately vest in full upon achievement of the $18 Share Price Milestone. The Sponsor shall be entitled to vote such Vesting Shares and receive dividends and other distributions with respect to such Vesting Shares while they remain unvested; provided that any dividends or other distributions payable with respect to such unvested Vesting Shares shall be set aside by the Company and shall be paid to the Sponsor upon the vesting of such Vesting Shares (if at all). The determination of whether the $18 Share Price Milestone has been achieved shall be made after the negating of the effect of any stock manipulation (if any) to the extent then known by the HCAC Board at the time of such determination.

ii) Forfeiture of Unvested Vesting Shares. All Vesting Shares that remain unvested on the first Business Day after the second (2nd) anniversary of the Closing Date shall be forfeited and surrendered by the Sponsor to the Company without any consideration.

iii) Acceleration of Vesting upon an Acceleration Event. In the event that after the Closing and prior to the second (2nd) anniversary of the Closing Date, there is an Acceleration Event, then the Vesting Shares shall immediately vest in full upon the occurrence of such Acceleration Event unless, in the case of an Acceleration Event that is a Change of Control, the value of the consideration to be received by the holders of the Common Stock in such Change of Control transaction is less than $18.00 per share (provided, that the determinations of such consideration and value shall be determined in good faith by the disinterested members of the HCAC Board after taking into account the dilutive impact of the issuance of any Earnout Shares, and accordingly adjusting the value of the per share consideration to be received in connection with such Change of Control transaction).

iv) Equitable Adjustment. If the Company shall, at any time or from time to time after the date hereof, effect a subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Common Stock, the $18.00 per share stock price target set forth in the $18 Share Price Milestone shall be equitably adjusted for such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date any such subdivision, stock split, stock dividend, reorganization, combination, recapitalization or similar transaction becomes effective.

5. Representations and Warranties of the Sponsor. The Sponsor represents and warrants to the Company as follows as of the date hereof:

a) Organization and Requisite Authority. The Sponsor possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement.

b) Authorization; No Breach.

i) This Agreement constitutes a valid and binding obligation of the Sponsor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

ii) The execution and delivery by the Sponsor of this Agreement and the fulfillment of and compliance with the terms hereof by the Sponsor does not and shall not as of the Warrant Exchange Closing conflict with or result in a breach by the Sponsor of the terms, conditions or provisions of any agreement, instrument, order, judgment or decree to which the Sponsor is subject.

Annex I-3

c) Investment Representations.

i) The Sponsor is acquiring the Acquired Shares, for the Sponsor’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof.

ii) The Sponsor is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act.

iii) The Sponsor understands that the Acquired Shares will be issued in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Sponsor’s compliance with, the representations and warranties of the Sponsor set forth herein in order to determine the availability of such exemptions and the eligibility of the Sponsor to acquire the Acquired Shares.

iv) The Sponsor did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

v) The Sponsor has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the transactions contemplated by this Agreement which have been requested by the Sponsor. The Sponsor has been afforded the opportunity to ask questions of the executive officers and directors of the Company.

vi) The Sponsor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Acquired Shares or the fairness or suitability of the investment in the Acquired Shares by the Sponsor nor have such authorities passed upon or endorsed the merits of the offering of the Acquired Shares.

vii) The Sponsor understands that: (A) the Acquired Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (B) except as specifically set forth in the A&R Registration Rights Agreement, neither the Company nor any other person is under any obligation to register the Acquired Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, the Sponsor understands that the SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination transaction, are deemed to be “underwriters” under the Securities Act when reselling the securities of a blank check company. Based on that position, Rule 144 adopted pursuant to the Securities Act would not be available for resale transactions of the Acquired Shares despite technical compliance with the requirements of such Rule, and the Acquired Shares can be resold only through a registered offering or in reliance upon another exemption from the registration requirements of the Securities Act.

viii) The Sponsor has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of an investment in the Acquired Shares. The Sponsor has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Acquired Shares. The Sponsor can afford a complete loss of its investment in the Acquired Shares.

6. Representations and Warranties of the Company. The Company represents and warrants to the Sponsor as follows as of the date hereof.

a) Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement.

Annex I-4

b) Authorization; No Breach.

i) The execution, delivery and performance of this Agreement has been duly authorized by the Company as of the Warrant Exchange Closing. This Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or law).

ii) The execution and delivery by the Company of this Agreement, the exchange of the Sponsor Private Placement Warrants, the issuance of the Acquired Shares and the fulfillment of, and compliance with, the respective terms hereof and thereof by the Company, do not and will not as of the Warrant Exchange Closing (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s capital stock or assets under, (D) result in a violation of, or (E) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to the certificate of incorporation of the Company or the bylaws of the Company, or any material law, statute, rule or regulation to which the Company is subject, or any agreement, order, judgment or decree to which the Company is subject, except for any filings required after the date hereof under federal or state securities laws.

c) Title to Acquired Shares. Upon issuance in accordance with the terms hereof, the Acquired Shares will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with the terms hereof, the Sponsor will have good title to the Acquired Shares, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer restrictions hereunder and under the other agreements contemplated hereby, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Sponsor.

d) Governmental Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of any other transactions contemplated hereby.

7. Conditions of the Sponsor’s Obligations. The obligations of the Sponsor to the Company under this Agreement are subject to the fulfillment, on or before the Warrant Exchange Closing, of each of the following conditions:

a) Representations and Warranties. The representations and warranties of the Company contained in Section 6 hereof shall be true and correct at and as of the Warrant Exchange Closing as though then made.

b) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Warrant Exchange Closing.

c) No Injunction. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby, which prohibits the consummation of any of the transactions contemplated by this Agreement.

d) Merger Agreement. The Merger Agreement shall not have been terminated, and the Company shall have satisfied or received a waiver of satisfaction of its respective conditions to the consummation of the Transactions as set forth in Article VIII of the Merger Agreement.

8. Conditions of the Company’s Obligations. The obligations of the Company to the Sponsor under this Agreement are subject to the fulfillment, on or before the Warrant Exchange Closing, of each of the following conditions:

a) Representations and Warranties. The representations and warranties of the Sponsor contained in Section 5 hereof shall be true and correct at and as of the Warrant Exchange Closing as though then made.

b) Performance. The Sponsor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Sponsor on or before the Warrant Exchange Closing.

Annex I-5

c) No Injunction. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby, which prohibits the consummation of any of the transactions contemplated by this Agreement.

d) Merger Agreement. The Merger Agreement shall not have been terminated, and the Company shall have satisfied or received a waiver of satisfaction of its conditions to the consummation of the Transactions as set forth in Article VIII of the Merger Agreement.

9. Termination. This Agreement may be terminated only upon (a) by mutual written consent of the Company and the Sponsor or (b) automatically upon the termination of the Merger Agreement in accordance with its terms.

10. Miscellaneous.

a) Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of the respective successors of the Parties hereto whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the Parties may not assign this Agreement, other than assignments by the Sponsor to affiliates thereof.

b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

c) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, none of which need contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

d) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

f) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all Parties.

[Signature Page Follows]

Annex I-6

IN WITNESS WHEREOF, each of the Company and the Sponsor has executed or caused this Agreement to be executed by its duly authorized representative as of the date first set forth above.

SPONSOR:

HENNESSY CAPITAL PARTNERS IV LLC, a Delaware limited liability company

By: Hennessy Capital LLC, its manager

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Managing Member

COMPANY:

HENNESSY CAPITAL ACQUISITION CORP. IV

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Warrant Exchange and Share Cancellation Agreement]

Annex I-7

Annex J

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2020, is made and entered into by and among Canoo Inc., a Delaware corporation formerly known as Hennessy Capital Acquisition Corp. IV (the “Company”), Hennessy Capital Partners IV LLC, a Delaware limited liability company (the “Sponsor”), each of the undersigned parties that holds Founder Shares (as defined below) and is identified as an “Other Pre-IPO Holder” on the signature pages hereto (collectively, with the Sponsor, the “Existing Holders”), and the undersigned parties identified as “New Holders” on the signature pages hereto (collectively, the “New Holders”) (each of the foregoing parties (other than the Company) and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively, the “Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

RECITALS

WHEREAS, each of the Company and the Existing Holders is a party to, and hereby consents to, this amendment and restatement of that certain Registration Rights Agreement, dated February 28, 2019 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company, as set forth therein;

WHEREAS, the Company and the Sponsor have entered into that certain Securities Subscription Agreement, dated as of August 16, 2018, pursuant to which the Sponsor purchased an aggregate of 7,187,500 shares (871,930 of which were subsequently cancelled or forfeited) of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), which were issued in a private placement prior to the closing of the Company’s initial public offering;

WHEREAS, in October 2018, the Sponsor subsequently transferred an aggregate of 975,000 shares of Class B Common Stock to the Company’s directors and officers;

WHEREAS, on February 28, 2019, in connection with the declaration of an approximate 1.05 to 1 stock split of the shares of Class B Common Stock payable in the form of a dividend of shares of Class B Common Stock by the Company, certain officers and directors of the Company transferred an aggregate of 48,283 shares of Class B Common Stock to the Sponsor and the Anchor Investor waived its right to the stock dividend (the outstanding shares of Class B Common Stock held by each of the Sponsor, certain officers and directors of the Company and the Anchor Investor following such dividend, transfer, and waiver being referred to herein as the “Founder Shares”);

WHEREAS, the Company and the Sponsor entered into those certain Subscription Agreements, dated February 11, 2019 (the “Anchor Subscription Agreements”) with HC NCBR Fund or BlackRock Credit Alpha Master Fund L.P. (collectively, the “Anchor Investor”), pursuant to which the Sponsor agreed to forfeit to the Company for no consideration and the Anchor Investor agreed to purchase from the Company an aggregate of 871,930 shares of Class B Common Stock for an aggregate purchase price of $3,033, or approximately $0.003 per share;

WHEREAS, on February 28, 2019, the Company and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement, pursuant to which the Sponsor purchased an aggregate of 11,739,394 warrants (the “Sponsor Private Placement Warrants”) in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering (the “IPO”);

WHEREAS, pursuant to the Anchor Subscription Agreements, the Anchor Investor purchased 1,842,106 warrants in connection with the Company’s initial public offering (the “Anchor Private Placement Warrants”; together with the Sponsor Private Placement Warrants, the “Private Placement Warrants”);

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial Business Combination (as defined below) the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into warrants (“Working Capital Warrants”) at a price of $1.00 per warrant;

Annex J-1

WHEREAS, the Company, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of the Company, HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of HCAC, and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Canoo”), have entered into that certain Merger Agreement (as may be amended from time to time, the “Merger Agreement”), dated as of August 17, 2020, pursuant to which, through a series of mergers at the Closing (as defined below) with HCAC IV First Merger Sub, Ltd. and HCAC IV Second Merger Sub, LLC, Canoo will become a wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement and subject to the terms and conditions set forth therein, the New Holders will receive shares of the Class A common stock, par value $0.0001 per share, of the Company (“Common Stock”) upon the closing of such transactions (the “Closing”);

WHEREAS, concurrently with the execution of the Merger Agreement, on August 17, 2020, the Company and the Sponsor entered into that Warrant Exchange and Share Cancellation Agreement, pursuant to which the Sponsor has agreed that immediately prior to (and contingent upon) the Closing, and subject to the terms and conditions set forth therein, (a) the Sponsor shall exchange 11,739,394 Sponsor Private Placement Warrants for 2,347,879 newly issued shares of Class B common stock of the Company (the “New Sponsor Shares”) and (b) the Sponsor shall forfeit an equivalent number (2,347,879) of Founder Shares held by the Sponsor, which shall be cancelled by the Company; and

WHEREAS, the Company and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and New Holders certain registration rights with respect to certain securities of the Company, on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.    The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Anchor Investor” shall have the meaning given in the Recitals.

“Anchor Private Placement Warrants” shall have the meaning given in the Recitals.

“Anchor Subscription Agreements” shall have the meaning given in the Recitals.

“Board” shall mean the Board of Directors of the Company.

“business day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York or Seattle, Washington are open for the general transaction of business.

“Canoo” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

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“Company” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Company Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Demanding Holders” shall have the meaning given in subsection 2.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Preamble hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Registration Statement” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issuable upon conversion thereof.

“Founder Shares Lock-Up Period” shall mean, with respect to the Founder Shares, from the date hereof until the earlier of (A) one year after the date hereof; (B) the first date the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof; and (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Insider Letter” shall mean that certain letter agreement, dated as of February 28, 2019, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Lock-Up Periods” shall mean the Founder Shares Lock-Up Period, the New Sponsor Shares Lock-Up Period and the Private Placement Lock-Up Period.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

“New Holders” shall have the meaning given in the Preamble.

“New Sponsor Shares” shall have the meaning given in the Recitals hereto.

“New Sponsor Shares Lock-Up Period” shall mean, with respect to the New Sponsor Shares held by the Sponsor or its Permitted Transferees, from the date hereof until the earliest to occur of (A) 180 days after the date hereof; (B) the first date the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the date hereof; and (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

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“Permitted Transferees” shall mean any person or entity (i) to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period, under the Insider Letter, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter and (ii) who agrees to become bound by the transfer restrictions set forth in this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Lock-Up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the date hereof.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.1.5.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares and the shares of Common Stock issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Warrants (including any shares of the Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) the New Sponsor Shares, (d) any issued and outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement, (e) any shares of Common Stock issued or issuable upon the exercise the of Working Capital Warrants, (f) any outstanding shares of Common Stock or any other equity security of the Company held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee and the shares of Common Stock issued or issuable upon the exercise of any such other equity security) and (g) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock described in the foregoing clauses (a) through (g) by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation or reorganization or other similar event; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (together with any successor rule promulgated thereafter by the Commission, “Rule 144”) (but with no volume or other restrictions or limitations thereunder); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

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(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall have the meaning given in the definition of “Registrable Security.”

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Demand Notice” shall have the meaning given in subsection 2.1.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including an offering and/or sale of Registrable Securities by any Holder in a block trade or on an underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

ARTICLE II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as promptly as reasonably practicable, but in no event later than fifteen (15) business days after the consummation of the transactions contemplated by the Merger Agreement, use its reasonable best efforts to file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Registration Statement”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

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2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Registration Statement as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Registration Statement declared effective as promptly as reasonably practicable and to cause such Form S-1 Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Underwritten Offering. At any time and from time to time following the effectiveness of the Registration Statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities (a “Demanding Holder”) in an underwritten offering that is registered pursuant to such Registration Statement (an “Underwritten Demand”), provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $50,000,000 from such Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Offering but in no event less than $10,000,000 in aggregate gross proceeds. All requests for an Underwritten Offering shall be made by giving written notice to the Company (the “Underwritten Demand Notice”). Each Underwritten Demand Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Underwritten Offering. Within five (5) business days after receipt of any Underwritten Demand Notice, the Company shall give written notice of such requested Underwritten Offering (the “Company Underwritten Demand Notice”) to all other Holders of Registrable Securities (the “Requesting Holders”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.1.5, shall include in such Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Underwritten Demand Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Demanding Holders with the written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and such Holders as are customary in underwritten offerings of securities. Under no circumstances shall the Company be obligated to effect (x) more than an aggregate of three (3) Underwritten Offerings pursuant to an Underwritten Demand by the Holders under this subsection 2.1.3 with respect to any or all Registrable Securities held by such Holders and (y) more than two (2) Underwritten Offerings per year pursuant to this subsection 2.1.3; provided, however, that an Underwritten Offering pursuant to an Underwritten Demand shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

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2.1.4 Holder Information Required for Participation in Underwritten Offering. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Requesting Holders (Pro Rata, based on the respective number of Registrable Securities that each Requesting Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.1.3 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Underwritten Offering Withdrawal. A majority-in-interest of the Demanding Holders initiating an Underwritten Demand or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.3 shall have the right to withdraw from a Registration pursuant to an Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least five (5) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Underwritten Offering (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to an Underwritten Offering prior to its withdrawal under this subsection 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration at least five (5) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

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2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to an Underwritten Offering effected under subsection 2.1.3.

2.3 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) (A) effect an Underwritten Offering (i) within sixty (60) days after the closing of an Underwritten Offering or (ii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of an Underwritten Demand pursuant to subsection 2.1.3 and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective or (B) file a Registration Statement (or any amendment thereto) or effect an Underwritten Offering (or, if the Company has filed a shelf Registration Statement and has included Registrable Securities therein, the Company shall be entitled to suspend the offer and sale of Registrable Securities pursuant to such Registration Statement) for a period of up to forty-five (45) days (i) if the Holders have requested an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (ii) in the good faith judgment of the Board such Underwritten Offering would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, provided that in each case of (i) and (ii) the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement and provided, further, that the Company shall not defer its obligation in this manner more than once in any 12 month period.

2.4 Waiver. Notwithstanding anything in this Agreement to the contrary, unless the Company is notified in writing to the contrary by the Anchor Investor, (A) each Anchor Investor hereby waives any and all rights (i) to receive notice of any Underwritten Offering as provided for in this Section 2 or (ii) to participate in any such Underwritten Offering, and (B) the Company hereby agrees not to notify any Anchor Investor of any Underwritten Offering or provide any Anchor Investor with any information relating thereto.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission within fifteen (15) business days a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or the Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

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3.1.4 prior to any Underwritten Offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that any such representative or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

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3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing any Holder.

3.3 Requirements for Participation in Underwritten Offerings. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Annex J-11

3.6 Lock-Up Restrictions.

3.6.1 During the applicable Lock-Up Periods, none of the Existing Holders shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of Common Stock that are subject to an applicable Lock-Up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock that are subject to an applicable Lock-Up Period, whether now owned or hereinafter acquired, that is owned directly by such Existing Holder (including securities held as a custodian) or with respect to which such Existing Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to an applicable Lock-Up Period, the “Restricted Securities”), other than any transfer to an affiliate of an Existing Holder or to a Permitted Transferee, as applicable. The foregoing restriction is expressly agreed to preclude each Existing Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Existing Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Existing Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

3.6.2 Each Existing Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6.2 for the duration of the applicable Lock-Up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Existing Holder to comply with the foregoing restrictions Each Existing Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-Up Period.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. For the avoidance of doubt, the obligation to indemnify under this Section 4.1.2 shall be several, not joint and several, among the Holders of Registrable Securities, and the total liability of a Holder under this Section 4.1.2 shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

Annex J-12

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Annex J-13

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, facsimile or electronic mail Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Canoo Inc., Attention: Ulrich Kranz & Andrew Wolstan, 19951 Mariner Avenue, Torrance, CA 90503 with a copy to Cooley LLP, Attention: Dave Peinsipp, Kristin Vanderpas, Garth Osterman and Dave Young, 101 California Street, 5th Floor, San Francisco, CA 94111, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holder of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.2 Prior to the expiration of any Lock-Up Period, no Holder subject to any such Lock-Up Period may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, in violation of the applicable Lock-Up Period, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

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5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group, as the case may be, in a manner that is materially adversely different from the New Holders or the Existing Holders, respectively, shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or a majority-in-interest of the Registrable Securities held by the New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected and (b) any amendment hereto or waiver hereof that adversely affects the rights of any Anchor Investor shall require the consent of such entity. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold or disposed of or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2). The provisions of Section 3.5 and Article IV shall survive any termination.

5.8 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

[Signature Page Follows]

Annex J-15

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

CANOO INC., a Delaware corporation

By:
Name:
Title:

SPONSOR:

HENNESSY CAPITAL PARTNERS IV LLC, a Delaware limited liability company

By:	Hennessy Capital LLC, its managing member

By:
	Name:	Daniel J. Hennessy
	Title:	Manager

OTHER PRE-IPO HOLDERS:

HC NCBR FUND

By:
Name:
Title:

BLACKROCK CREDIT ALPHA MASTER FUND L.P.

By:
Name:
Title:

Name: Greg Ethridge

Name: Nicholas A. Petruska

Name: Bradley Bell

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex J-16

Name: Richard Burns

Name: Juan Carlos Mas

Name: Gretchen W. McClain

Name: James F. O’Neil III

Name: Peter Shea

NEW HOLDERS:

[●]:

By:
Name:
Title:

[●]:

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex J-17

Annex K

FORM OF LOCK-UP AGREEMENT

[___], 2020

Canoo Inc.
19951 Mariner Ave
Torrance, California 90503

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to you in accordance with the Merger Agreement and Plan of Reorganization (the “Merger Agreement”) entered into by and among Canoo Inc., a Delaware corporation f/k/a Hennessy Capital Acquisition Corp. IV (the “Company”), HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of the Company (“First Merger Sub”), HCAC IV Second Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Second Merger Sub”), and Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Canoo”), pursuant to which, through a series of mergers at the Closing with HCAC IV First Merger Sub, Ltd. and HCAC IV Second Merger Sub, LLC, Canoo will become a wholly-owned subsidiary of the Company. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

In order to induce the Company to proceed with the Transactions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) held by it immediately after the Closing, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it immediately after the Closing, or any securities convertible into or exercisable or exchangeable for Common Stock held by it immediately after the Closing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 180 days after the Closing (the “Lock-up”).

2. The restrictions set forth in paragraph 1 shall not apply to:

(i)     in the case of an entity, Transfers to a stockholder, partner, member or affiliate of such entity;

(ii)    in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)   in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)   in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v)    in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

Annex K-1

(vi)   transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up;

(vii)  the exercise of any options or warrants to purchase Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis);

(viii) Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(ix)   Transfers to the Company pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by the Company or forfeiture of the Securityholder’s Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(x)    the entry, by the Securityholder, at any time after the Closing, of any trading plan providing for the sale of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Common Stock during the Lock-Up and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up;

(xi)   transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xii)  transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Merger Agreement was executed by the parties, and such change prevents the Transactions from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Transactions do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes).

provided, however, that in the case of clauses (i) through (v), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Securityholder; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3. The Securityholder hereby represents and warrants that such Securityholder has full power and authority to enter into this Letter Agreement and that this Letter Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable in accordance with its terms. Upon request, the Securityholder will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the Securityholder shall be binding upon the successors and assigns of the Securityholder from and after the date hereof.

4. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

5. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

6. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in any Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7. This Letter Agreement shall terminate on the expiration of the Lock-up.

[remainder of page intentionally left blank]

Annex K-2

Very truly yours,

(Name of Securityholder – Please Print)

(Signature)

(Name of Signatory if Securityholder is an entity – Please Print)

(Title of Signatory if Securityholder is an entity – Please Print)

Address:

[Signature Page to Letter Agreement]

Annex K-3

Exhibit C

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HENNESSY CAPITAL ACQUISITION CORP. IV

Hennessy Capital Acquisition Corp. IV, a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

ONE: The name of this company is Hennessy Capital Acquisition Corp. IV and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was August 6, 2018.

TWO: Ulrich Kranz is the duly elected and acting Chief Executive Officer of Hennessy Capital Acquisition Corp. IV, a Delaware corporation.

THREE: The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is Canoo Inc. (the “Company”).

II.

The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 510,000,000 shares. 500,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

B. Effective immediately upon the filing and effectiveness of this Second Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each one share of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock of the Company, par value $0.0001 per share (the “Common Stock”), without any further action by the Company or any stockholder thereof. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock (each, a “Prior Certificate”) shall, until surrendered to the Company in exchange for a certificate representing the same number of shares of Common Stock, automatically represent that number of shares of Common Stock into which the shares of Class A Common Stock represented by the Prior Certificate shall have been reclassified and redesignated.

C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

1. The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2. BOARD OF DIRECTORS

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders after the date hereof, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders after the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders after the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

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3. REMOVAL OF DIRECTORS. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

4. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.

1. BYLAW AMENDMENTS. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Second Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

2. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

3. Subject to the rights of the holders of shares of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, no action shall be taken by the stockholders of the Company except at a duly called annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

5. Subject to the rights of the holders of shares of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Company may be called only by the chairperson of the Board of Directors, the chief executive officer of the Company or the Board of Directors, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

B. To the fullest extent permitted by applicable law, the Company shall provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders; (C) any action or proceeding (including any class action) asserting a claim against the Company or any current or former director, officer or other employee of the Company arising out of or pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any action or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (F) any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VII shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. If any action the subject matter of which is within the scope of Section VII.A is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section VII.A (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

D. Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Second Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

C. If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

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IX.

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Company and (i) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (ii) the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

* * * *

FOUR: This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be signed on this 21st day of December, 2020.

HENNESSY CAPITAL ACQUISITION CORP. IV

/s/ Ulrich Kranz
Ulrich Kranz
Chief Executive Officer

6

Exhibit D

united states

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2020

CANOO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38824	83-1476189
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

19951 Mariner Avenue Torrance, California	90503
(Address of principal executive offices)	(Zip Code)

(424) 271-2144

(Registrant’s telephone number,
including area code)

Hennessy Capital Acquisition Corp. IV

3415 N. Pines Way, Suite 204

Wilson, Wyoming 83014

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GOEV	The Nasdaq Global Select Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	GOEVW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On December 21, 2020, Hennessy Capital Acquisition Corp. IV, a Delaware corporation (“Hennessy Capital” or, after giving effect to the Business Combination, the “Company”), (i) consummated the previously announced business combination (the “Business Combination”) with Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“Legacy Canoo”), pursuant to that certain Merger Agreement and Plan of Reorganization, dated August 17, 2020 (the “Merger Agreement”), by and among Hennessy Capital, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands and a direct, a wholly owned subsidiary of Hennessy Capital, EV Global Holdco LLC (f/k/a HCAC IV Second Merger Sub, LLC), a Delaware limited liability company and a direct, wholly owned subsidiary of Hennessy Capital, and Legacy Canoo, and (ii) filed the Second Amended and Restated Certificate of Incorporation with the Delaware Secretary of State changing its name from “Hennessy Capital Acquisition Corp. IV” to “Canoo Inc.” As disclosed below, the Company’s stockholders had previously approved the Business Combination at a special meeting of stockholders held earlier on December 21, 2020 (the “Special Meeting”).

In connection with Special Meeting and the Business Combination, holders of 9,571 shares of Hennessy Capital’s Class A common stock, or 0.03% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.28 per share, for an aggregate redemption amount of $98,413.44.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On December 21, 2020, Hennessy Capital held the Special Meeting for the following purposes:

(1) to consider and vote upon a proposal to approve the Merger Agreement (the “Business Combination Proposal”);

(2) to approve and adopt separate proposals for amendments to Hennessy Capital’s Amended and Restated Certificate of Incorporation (the “Existing Charter”), which are reflected in the proposed Second Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”):

●	to increase the authorized shares of the Company’s common stock to 500,000,000 shares and authorized shares of preferred stock to 10,000,000 (“Proposal 2”);

●	to approve the amendment to the Existing Charter to require an affirmative vote of 66 2/3% of the outstanding shares of the Company’s common stock to alter, amend, or repeal the proposed bylaws of the Company (“Proposal 3”);

●	to approve the amendment to the Existing Charter to require an affirmative vote of 66 2/3% of the outstanding shares of the Company’s common stock to alter, amend, or repeal Articles V, VI, VII and VIII of the Amended Charter (“Proposal 4”); and

●	to approve and adopt the Amended Charter that includes the approval of Proposal 2, Proposal 3 and Proposal 4 and provides for certain additional changes, including changing the Company’s name from “Hennessy Capital Acquisition Corp. IV” to “Canoo Inc.,” which the Company’s board of directors (the “Board”) believed were necessary to adequately address the needs of the Company immediately following the consummation of the Business Combination and approval of the Amended Charter (“Proposal 5,” and together with Proposals 2, 3 and 4, the “Charter Proposals”);

(3) to elect, effective at the closing of the Business Combination, two directors (Foster Chiang and Greg Ethridge) to serve as Class I directors on the Board, two directors (Thomas Dattilo and Rainer Schmueckle) to serve as Class II directors on the Board and two directors (Josette Sheeran and Tony Aquila) to serve as Class III directors on the Board (the “Director Election Proposal”);

(4) to approve and adopt the Canoo Inc. 2020 Equity Incentive Plan (the “Incentive Plan Proposal”);

(5) to approve and adopt the Canoo Inc. 2020 Employee Stock Purchase Plan (the “Purchase Plan Proposal”);

(6) to approve, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market, the issuance of up to 190,000,000 shares of Hennessy Capital’s Class A common stock to the equity holders Legacy Canoo pursuant to the Merger Agreement and 32,325,000 shares of Hennessy Capital’s Class A common stock to certain investors in the private placement of securities pursuant to the terms of certain subscription agreements entered into in connection with the Business Combination (the “Nasdaq Proposal”); and

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(7) to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Proposals, the Director Election Proposal, the Incentive Plan Proposal, the Purchase Plan Proposal or the Nasdaq Proposal (the “Adjournment Proposal”).

There were 37,307,189 shares of Hennessy Capital’s common stock issued and outstanding on the record date for the Special Meeting. At the Special Meeting, there were 24,219,403 shares voted by proxy or in person, which constituted a quorum. The results for each matter were as follows:

●	Hennessy Capital’s stockholders approved the Business Combination Proposal, based on the following votes:

Votes FOR	Votes AGAINST	Abstain	Broker Non-Votes
24,182,059	33,304	4,040	0

●	Hennessy Capital’s stockholders approved Proposal 2, based on the following votes:

Votes FOR	Votes AGAINST	Abstain	Broker Non-Votes
22,885,180	1,283,583	50,640	0

●	Hennessy Capital’s stockholders approved Proposal 3, based on the following votes:

Votes FOR	Votes AGAINST	Abstain	Broker Non-Votes
22,917,413	1,263,465	38,525	0

●	Hennessy Capital’s stockholders approved Proposal 4, based on the following votes:

Votes FOR	Votes AGAINST	Abstain	Broker Non-Votes
22,920,771	1,263,190	35,442	0

●	Hennessy Capital’s stockholders approved Proposal 5, based on the following votes:

Votes FOR	Votes AGAINST	Abstain	Broker Non-Votes
22,969,923	1,191,367	58,113	0

●	Hennessy Capital’s stockholders approved the Director Election Proposal, based on the following votes:

Class I Directors:
Foster Chiang:	For: 23,808,622	Withheld: 410,781
Greg Ethridge:	For: 24,182,671	Withheld: 36,732
Class II Directors:
Thomas Dattilo:	For: 23,863,351	Withheld: 356,052
Rainer Schmueckle:	For: 24,181,206	Withheld: 38,197
Class III Directors:
Josette Sheeran:	For: 24,180,914	Withheld: 38,489
Tony Aquila:	For: 24,182,257	Withheld: 37,146

●	Hennessy Capital’s stockholders approved the Incentive Plan Proposal, based on the following votes:

Votes FOR	Votes AGAINST	Abstain	Broker Non-Votes
22,345,357	1,817,342	56,704	0

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●	Hennessy Capital’s stockholders approved the Purchase Plan Proposal, based on the following votes:

Votes FOR	Votes AGAINST	Abstain	Broker Non-Votes
22,439,357	1,735,339	44,707	0

●	Hennessy Capital’s stockholders approved the Nasdaq Proposal, based on the following votes:

Votes FOR	Votes AGAINST	Abstain	Broker Non-Votes
24,135,039	48,195	36,169	0

Item 7.01 Regulation FD Disclosure.

On December 21, 2020, the Company issued a press release announcing the closing of the Business Combination. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Number	Description
99.1	Press Release dated December 21, 2020

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 21, 2020

Canoo Inc.

By:	/s/ Paul Balciunas
Name: Paul Balciunas
Title: Chief Financial Officer

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Exhibit E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Canoo Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

CANOO INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On January 24, 2023

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders (including any adjournment, postponement or rescheduling thereof, the “Special Meeting”) of Canoo Inc., a Delaware corporation (the “Company”). The meeting will be held on January 24, 2023 via a live audio webcast. You will be able to attend the Special Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/GOEV2023SM.

The meeting will be held for the following purposes:

Proposal 1: To approve, pursuant to Nasdaq Rules 5635(b) and 5635(d), the potential issuance of shares of the Company’s common stock upon the exercise of certain warrants in excess of 20% of the number of shares outstanding on July 11, 2022, under the Warrant Issuance Agreement with Walmart Inc. (the “Walmart Share Issuance Proposal”).

Proposal 2: To approve, pursuant to Nasdaq Rule 5635(d), the issuance of shares of the Company’s common stock in excess of 20% of the number of shares outstanding on May 10, 2022, pursuant to the Pre-Paid Advance Agreement with YA II PN, LTD (the “Yorkville Share Issuance Proposal”).

Proposal 3: To approve an amendment to the Pre-Paid Advance Agreement with YA II PN, LTD to lower the minimum price at which shares may be sold by us from $1.00 per share to $0.50 per share (the “Yorkville Floor Price Proposal”).

Proposal 4: To approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of common stock (the “Share Authorization Proposal”).

Proposal 5: To approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, one or more of the other proposals to be voted on at the Special Meeting (the “Adjournment Proposal”).

All five proposals are more fully described in the Proxy Statement accompanying this notice.

This Notice of Special Meeting (this “Notice”), the accompanying Proxy Statement and form of proxy are first being mailed on or about December 19, 2022 to stockholders of record as of December 1, 2022 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’

Meeting to Be Held on Tuesday, January 24, 2023, at 8:30 a.m. local at www.virtualshareholdermeeting.com/GOEV2023SM. local at

www.virtualshareholdermeeting.com/GOEV2023SM.

The proxy statement and proxy card are available at [www.proxyvote.com]

By Order of the Board of Directors

Hector Ruiz

General Counsel and Secretary

December 7, 2022

19951 Mariner Avenue

Torrance, CA 90503

Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote via the internet or by telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. If you received a proxy card, a return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CANOO INC.

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
PROPOSAL 1	7
PROPOSAL 2	13
PROPOSAL 3	15
PROPOSAL 4	17
PROPOSAL 5	19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	20
HOUSEHOLDING OF PROXY MATERIALS	22
OTHER MATTERS	22
ANNEX A-1 - Warrant Issuance Agreement	A-1-1
ANNEX A-2 - Form of Warrant	A-2-1
ANNEX B-1 - Standby Equity Purchase Agreement	B-1-1
ANNEX B-2 - Pre-Paid Advance Agreement	B-2-1
ANNEX B-3 - Side Letter to Pre-Paid Advance Agreement	B-3-1
ANNEX B-4 - Supplemental Letter to Pre-Paid Advance Agreement	B-4-1

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CANOO INC.

SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 24, 2023

PROXY STATEMENT

INTRODUCTION

This proxy statement (this “Proxy Statement”) and the accompanying proxy card are being furnished to stockholders of Canoo Inc., a Delaware corporation (“Canoo,” the “Company,” “our,” “us,” or “we”), in connection with the solicitation of proxies by our board of directors (the “Board”) for use at our Special Meeting of Stockholders to be held January 24, 2023 (including any adjournment, postponement or rescheduling thereof).

Only stockholders of record as of the close of business on on December 1, 2022, the record date for determination of the stockholders entitled to vote at the Special Meeting (the “Record Date”), will be entitled to vote at the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board is soliciting your proxy to vote at the Special Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Special Meeting in person to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or through the internet.

How do I attend the Special Meeting?

The meeting will be held on January 24, 2023, at 8:30 a.m. Central Time and the Special Meeting will be a virtual meeting, which will be conducted entirely online via audio webcast to allow greater participation. You may attend, vote and ask questions at the Special Meeting by following the instructions provided on the Notice of Internet Availability, proxy card or voting instruction form to log in to www.virtualshareholdermeeting.com/GOEV2023SM. If you are a stockholder of record, you will be asked to provide the 16-digit control number from your Notice of Internet Availability or proxy card. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker or bank. The audio webcast of the Special Meeting will begin promptly at 8:30 a.m. Central Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:15 a.m. Central Time, and you should allow reasonable time for the check-in procedures.

What if I cannot find my Control Number?

Please note that if you do not have your Control Number and you are a registered stockholder, login as a guest. To view the meeting webcast visit you will be able to www.virtualshareholdermeeting.com/GOEV2023SM. and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting. If you are a beneficial owner (that is, you hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your Control Number prior to the Special Meeting.

Will a list of record stockholders as of the record date be available?

A list of our record stockholders as of the close of business on December 1, 2022, the record date, will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/GOEV2023SM. In addition, for the ten days prior to the Special Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To access the list of record stockholders beginning ten days prior to the Special Meeting and until the meeting, stockholders should email ir@canoo.com.

Where can I get technical assistance if I am having trouble accessing the meeting or during the meeting?

If you have difficulty accessing the meeting or during the meeting, please refer to the technical support telephone number posted on the virtual meeting website login page, where technicians will be available to help you.

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Information on how to vote at the Special Meeting is discussed below.

Who can vote at the Special Meeting?

Only stockholders of record at the close of business on December 1, 2022, will be entitled to vote at the Special Meeting. On the record date, there were 345,016,538 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on December 1, 2022, your shares were registered directly in your name with Canoo Inc.’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote electronically during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or through the internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on December 1, 2022, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting.

What if another matter is properly brought before the meeting?

Pursuant to the Company Bylaws, business transacted at any special meeting of stockholders will be limited to the purposes stated in the Notice of the Meeting.

How do I vote?

For each proposal, you may either vote “For” or “Against” or abstain from voting. The Board of Directors recommends you vote “For” each of the proposals presented in this Proxy.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If on December 1, 2022, your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote electronically during the Special Meeting or vote by proxy before the Special Meeting in the following ways:

1.	via the Internet at [www.proxyvote.com];

2.	by phone by calling 1-800-690-6903; or

3.	by signing and returning a proxy card.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on January 23, 2023.

Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed above to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Canoo Inc. To vote prior to the meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

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Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of December 1, 2022.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, through the internet or electronically during the Special Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” each proposal presented in this Proxy Statement. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under the NYSE rules, but not with respect to “non-routine” matters. In this regard, proposals 1, 2, 3, and 5 presented in this Proxy Statement are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposals 1, 2, 3 and 5 presented in this Proxy Statement are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with those proposals. Proposal 4 is a routine vote and therefore we do not expect any broker non-votes for Proposal 4.

If you a beneficial owner of shares held in street name, and you do not plan to attend the meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

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How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Walmart Share Issuance Proposal	“For” votes from the holders of a majority of voting power of the shares present in person or represented by proxy and entitled to vote generally on the subject matter	No effect	No effect

2	Yorkville Share Issuance Proposal	“For” votes from the holders of a majority of voting power of the shares present in person or represented by proxy and entitled to vote generally on the subject matter	No effect	No effect

3	Yorkville Floor Price Proposal	“For” votes from the holders of a majority of voting power of the shares present in person or represented by proxy and entitled to vote generally on the subject matter	No effect	No effect

4	Share Authorization Proposal	“For” votes from the holders of a majority of voting power of the shares outstanding and entitled to vote generally on the subject matter	Against	Against

5	Adjournment Proposal	“For” votes from the holders of a majority of voting power of the shares present in person or represented by proxy and entitled to vote generally on the subject matter	No effect	No effect

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We have retained Morrow Sodali LLC, to assist in the solicitation of proxies for a fee of $12,000 plus reimbursement of certain disbursements and expenses.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, or more than one Notice, or combination thereof, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each set of proxy materials or Notices to ensure that all of your shares are voted.

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Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.

●	You may grant a subsequent proxy by phone or through the internet.

●	You may send a written notice that you are revoking your proxy to Canoo Inc.’s Secretary at 15520 Highway 114, Justin, Texas 76247.

●	To vote during the Special Meeting, if you are a stockholder of record as of the record date, follow the instructions at www.virtualshareholdermeeting.com/GOEV2023SM. You will need to enter the 16-digit Control Number found on your Notice of Internet Availability, or notice you receive or in the email sending you the Proxy Statement.

Your most current proxy card or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 345,016,538 shares outstanding and entitled to vote. Thus, the holders of 172,508,270 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Special Meeting?

Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2023 (the “2023 Annual Meeting”) pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit the proposal in writing to the Company’s Corporate Secretary at 15520 Highway 114, Justin, Texas 76247 by February 1, 2023.

If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so by submitting your proposal in writing which must be received by the Corporate Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2023 Annual Meeting no earlier than the close of business on March 14, 2023, and no later than the close of business on April 13, 2023. The notice must contain the information required by our Bylaws. In the event that the date of the 2023 Annual Meeting is not within 30 days before or after July 12, 2023, then our Corporate Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the later of the 90th day prior to 2023 Annual Meeting or the closing of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

In addition to satisfying the requirements of our Bylaws, including the notice deadlines set forth above and therein, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

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PROPOSAL 1

APPROVAL OF WALMART SHARE ISSUANCE

Background

On July 11, 2022, the Company entered into an Electric Vehicle Fleet Purchase Agreement (the “EV Fleet Purchase Agreement”) with Walmart Inc. (“Walmart”), pursuant to which, subject to certain acceptance and performance criteria, Walmart agreed to purchase at least 4,500 electric vehicles (“EVs”) manufactured by the Company, with an option to purchase up to an additional 5,500 EVs, for an agreed price per unit to be determined based on the model but capped at an agreed upon amount as set forth in the EV Fleet Purchase Agreement. The capped price will be guaranteed for the first 10,000 EVs purchased by Walmart. The EV Fleet Purchase Agreement (excluding any work order or purchase order as a part thereof) has a five-year term, unless earlier terminated.

In connection with the EV Fleet Purchase Agreement, the Company and Walmart entered into a Warrant Issuance Agreement (the “Warrant Agreement”) pursuant to which the Company issued to Walmart a warrant (the “Warrant”) to purchase an aggregate of 61,160,011 shares of Common Stock at an exercise price of $2.15 per share. The Warrant has a term of ten years and is vested immediately with respect to 15,290,003 shares of Common Stock. Thereafter, the Warrant will vest quarterly in amounts proportionate with the net revenue realized by the Company and its affiliates from transactions with Walmart or its affiliates under the EV Fleet Purchase Agreement or enabled by any other agreement between the Company and Walmart, and any net revenue attributable to any products or services offered by Walmart or its affiliates related to the Company or its affiliates, until such net revenue equals $300 million, at which time the Warrant will have vested fully. As of the quarter ended September 30, 2022, no additional vesting had occurred as a result of the revenue recognition criteria. As a result of the anti-dilution adjustments described below, the Warrant is currently exercisable for an aggregate of 61,244,279 shares of Common Stock at a per share exercise price of $2.147042.

The Warrant prohibits the Company from issuing more than 53,852,492 shares of Common Stock (the “Walmart Exchange Cap”) unless the Company’s stockholders approve the issuance of such shares in accordance with applicable Nasdaq Rules (the “Walmart Stockholder Approval”). No portion of the Warrant (including any vested portion) is exercisable until the Company’s stockholders have held at least one vote on the Walmart Stockholder Approval. Under the Warrant Agreement, the Company is required to convene and hold a meeting of stockholders to consider and vote on the issuance of shares in excess of the Walmart Exchange Cap pursuant to the applicable Nasdaq Rules. Subject to the terms and conditions thereof, the Warrant may be exercised by Walmart at any time after the occurrence of such stockholder vote (and regardless of the outcome of such vote), but only to the extent vested, in whole or in part (subject to limited exceptions). If the Walmart Stockholder Approval is obtained, the Warrant will be exercisable for amounts in excess of 53,852,492 shares.

In the event Walmart Stockholder Approval is not obtained, any valid exercise of the Warrant for shares in excess of the Walmart Exchange Cap (such shares are referred to herein as “Excess Shares”) will be satisfied by the Company by means of a cash payment (the “Cash Redemption Obligation”). The Warrant provides that if (i) the Warrant vests and is exercised in full with respect to the 53,852,492 shares and (ii) the Walmart Stockholder Approval is not yet obtained with respect to the Excess Shares, in lieu of any Excess Shares which would have been issued to Walmart upon exercise of the Warrant, the Company is required to pay to Walmart an amount in cash equal to the product of: (i) the excess of (x) the 30-day VWAP per share as of the day immediately preceding the applicable exercise date and (y) the exercise price, times (ii) the number of Excess Shares that would have been issued at such applicable exercise date if stockholder approval had been obtained. Following such payment, the Company will cease to have further obligations in respect of the portion of the Warrant relating to such exercised Excess Shares. The Company will only incur the Cash Redemption Obligation if and when the Warrant has become validly vested and exercised with respect to an amount of shares equal to at least the Walmart Exchange Cap.

None of the securities issuable under the Warrant Agreement have been or will be registered under the Securities Act of 1933, as amended (the “Securities Act”). All such securities have been and will be offered and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Pursuant to the Warrant Agreement, Walmart or its wholly-owned subsidiaries are entitled to request that the Company register the shares of Common Stock beneficially owned by Walmart or its wholly-owned subsidiaries on a long-form or short-form registration statement on one or more occasions in the future, which registrations may in certain circumstances be “shelf registrations.” Walmart or its wholly-owned subsidiaries will also be entitled to participate in certain of the Company’s registered offerings, subject to the restrictions in the Warrant Agreement. The Company will pay all fees and expenses in connection with Walmart’s exercise of these rights, except for underwriting discounts and commission and transfer taxes, if any.

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The Warrant includes anti-dilution protection pursuant to which the number of shares of Common Stock to be issued upon exercise and the exercise price of the Warrant may be adjusted in the event the Company conducts certain issuances of Common Stock below the per share exercise price of $2.15, subject to specific exceptions, including a qualified financing (as defined in the Warrant), a registered public offering, and “at-the-market” offerings. In connection with the $10 million private placement of Common Stock we announced on November 9, 2022, the Warrant was adjusted, pursuant to its terms, to be exercisable for an aggregate of 61,244,279 shares and the per share exercise price was lowered to $2.147042 (two dollars and 14.7042 cents per share). The adjustments do not affect the Walmart Exchange Cap.

Future stock issuances which are not otherwise exempt under the terms of the Warrant may trigger additional anti-dilution adjustments unless we are able to sell our shares or similar securities for at least $2.15 per share. The anti-dilution provisions would result in additional shares being issuable to Walmart at a decreased exercise price, which will result in additional dilution to our stockholders. If stockholders approve this proposal and the anti-dilution protections are triggered, Walmart may be entitled to receive in excess of the 61,244,279 shares of Common Stock for which the Warrant is currently exercisable. If stockholders do not approve this proposal and the Walmart Exchange Cap remains in place, anti-dilution adjustments could cause an increase in the amount payable pursuant to the Company’s Cash Redemption Obligation described above.

The foregoing descriptions of the Warrant Agreement and the Warrant do not purport to be complete and are qualified in their entirety by reference to the complete texts of such documents, which are included as Annex A-1 and Annex A-2 to this Proxy Statement, respectively.

Reasons for Seeking Stockholder Approval

Our Common Stock is currently listed on the Nasdaq Global Select Market and, as such, we are subject to Nasdaq Marketplace Rules (the “Nasdaq Rules”). Nasdaq Listing Rules 5635 (b) and 5635(d) requires us to obtain stockholder approval prior to the sale, issuance or potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock) in connection with a transaction other than a public offering at a price less than the “Minimum Price” which either alone or together with sales by officers, directors or substantial stockholders of the company equals 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance. For Nasdaq purposes, “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement.

The Warrant exercise price of $2.15 per share is lower than the Minimum Price applicable to the Warrant Agreement. Accordingly, stockholder approval is required to issue shares in excess of 53,852,492 shares underlying the Warrant. Stockholder approval of this Proposal 1 will constitute stockholder approval for purposes of Nasdaq Listing Rule 5635(d).

Our Board has determined that the EV Fleet Purchase Agreement, the Warrant Agreement, the Warrant and the transactions contemplated thereby are in the best interests of the Company and its stockholders. Therefore, we are seeking stockholder approval under this Proposal 1 to issue in excess of 53,852,492 shares of Common Stock to Walmart upon exercise of the Warrant.

Consequences of Non-Approval

If the Company fails to obtain the Walmart Stockholder Approval at the special meeting, the Company is required under the Warrant Agreement to continue seeking to obtain such approval at a meeting of the stockholders of the Company at least once each calendar year and within 13 months of the previous meeting of the stockholders of the Company at which stockholder approval was sought until stockholder approval is obtained or the Warrant is no longer outstanding.

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In addition, the Company may be required to pay amounts in respect of the Cash Redemption Obligation if the Warrant vests and is exercised with respect to a number of shares in excess of the Walmart Exchange Cap. The amount and timing of any payments depend on a number of factors, many of which are partially or totally out of our control, including the price of our Common Stock, the vesting of the Warrant pursuant to the revenue recognition criteria, and when and how Walmart choses to exercise the Warrant to the extent it becomes exercisable. If we do not have sufficient cash on hand to pay the Cash Redemption Obligation if and when it becomes due, we may be required to raise additional capital.

Effect on Current Stockholders

The issuance of the Warrant and underlying shares of Common Stock under the Warrant Agreement, including the Excess Shares, would result in an increase in the number of shares of Common Stock outstanding, and our stockholders will incur dilution of their percentage ownership. The dilutive effect may be material to our current stockholders.

Required Vote and Recommendation of Board of Directors

Approval of Proposal 1 requires the affirmative vote of a majority of the votes cast on the Proposal. Abstentions and “broker non-votes,” if any, will have no effect on the outcome of this vote.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 1

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PROPOSALS 2 AND 3: THE YORKVILLE PROPOSALS

Overview of the Yorkville Proposals

We are asking shareholders to vote on two proposals relating to our transactions with entities affiliated with Yorkville Advisors: (i) Proposal 2, to approve the issuance of shares of Common Stock in excess of 48,043,111 shares to Yorkville (the “Yorkville Share Issuance Proposal”) and (ii) Proposal 3, to approve an amendment to our Pre-Paid Advance Facility with Yorkville to reduce the minimum price, or Floor Price, at which shares may be sold under such facility, from $1.00 per share to $0.50 per share (the “Yorkville Floor Price Proposal”). Set forth below is a description of our transactions with Yorkville and each proposal.

Background

Standby Equity Purchase Agreement

On May 10, 2022, we entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Pursuant to the SEPA, the Company had the right, but not the obligation, to sell to Yorkville up to $250,000,000 of shares of Common Stock, at the Company’s request any time during the commitment period commencing on May 10, 2022. Each sale the Company requested under the SEPA (an “Advance”) was limited to a number of shares of Common Stock with an aggregate value of up to $50,000,000. The shares would be purchased at 97.5% of the SEPA Market Price (as defined below) and would be subject to certain limitations, including that Yorkville could not purchase any shares that would result in it owning more than 4.99% of outstanding Common Stock at the time of an Advance (the “Ownership Limitation”) or receive an aggregate number of shares equal to or greater than 20.0% of outstanding Common Stock as of the date of the SEPA (the “Yorkville Exchange Cap”). The Yorkville Exchange Cap equals 48,043,111 shares. “Market Price” was defined in the SEPA as the lowest daily VWAP (as defined below) during each of the three consecutive trading days commencing on the trading day following the Company’s submission of an Advance notice to Yorkville (the “SEPA Market Price”). For purposes of the SEPA and the PPA (described below), “VWAP” means, for any trading day, the daily volume weighted average price of the Common Stock for such date on the Nasdaq Global Select Market during regular trading hours as reported by Bloomberg L.P.

We terminated the SEPA with Yorkville on August 26, 2022, and have no further monetary or share issuance obligations outstanding thereunder. However, for Nasdaq purposes, the 14,236,295 shares issued under the SEPA count towards the same Yorkville Exchange Cap as the Pre-Paid Advance Agreement described below.

Pre-Paid Advance Agreement

On July 20, 2022, we entered into a Pre-Paid Advance Agreement (as amended from time to time, “the PPA”), with Yorkville. Pursuant to the PPA, the Company may request advances of up to $50,000,000 in cash from Yorkville (or such greater amount that the parties may mutually agree) (the “Pre-Paid Advance”), with an aggregate limitation on the Pre-Paid Advances of $300,000,000. Such Pre-Paid Advances will be offset upon the issuance of shares of Common Stock to Yorkville at a price per share equal to the lower of (a) 120% of the VWAP of the Common Stock on the Nasdaq Global Select Market as of the trading day immediately prior to the date of the disbursement of the Pre-Paid Advance (the “Fixed Price”), or (b) 95% of the VWAP of the Common Stock on the Nasdaq Global Select Market as of the trading day immediately preceding the date on which Yorkville provides the purchase notice to the Company (the “Variable Price” and the lower of the Fixed Price and the Variable Price shall be referred to as the “Purchase Price”); however, in no event shall the Purchase Price be less than $1.00 per share (the “Floor Price”). Share issuances under the PPA are also subject to the Yorkville Exchange Cap.

The SEPA and PPA provide that (a) the Yorkville Exchange Cap will not apply if the Company’s stockholders have approved issuances in excess of the Yorkville Exchange Cap in accordance with the rules of the Nasdaq Global Select Market, and (b) as to any advance, if the purchase price of shares in respect of such advance equals or exceeds $3.81 per share (which represents the Nasdaq Official Closing Price on the trading day immediately preceding the date on which the SEPA was entered into).

As of December 1, 2022, we have offered and sold to Yorkville an aggregate of 48,042,221 shares of our Common Stock which have counted against the Yorkville Exchange Cap, consisting of 14,236,295 shares sold under the SEPA and 33,805,926 shares sold under the PPA. This number represents substantially all of the shares that were available to be issued to Yorkville under the Yorkville Exchange Cap. In addition, we have issued 659,200 shares to Yorkville under the PPA which are not counted against the Yorkville Exchange Cap because they were sold at prices equal to or exceeding $3.81.

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We have agreed to use the proceeds from the sale of shares to Yorkville under the SEPA or PPA for general corporate purposes, which may include, but are not limited to, funding working capital, capital expenditures, operating expenses and the selective pursuit of business development opportunities, including to expand our current business through acquisitions of, or investments in, other businesses, products or technologies, or, if different, in a manner consistent with the application thereof described in the prospectus included in any registration statement (and any post-effective amendment thereto) and any prospectus supplement thereto pursuant to which such shares are registered with the SEC.

The Company is subject to additional restrictions in the PPA on future financing transactions meeting the definition of “Variable Rate Transaction,” which shall mean a transaction in which the Company (i) issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such equity or debt securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the shares of Common Stock (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction) or (ii) issues or sells any equity or debt securities either (A) at a price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the shares of Common Stock (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or (B) that are subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right, other than in connection with a “fundamental transaction”) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company. The Company is permitted to enter into “at the market offerings” or other continuous offerings or similar offerings of shares of Common Stock with a registered broker-dealer, whereby the Company may sell shares of Common Stock at a future determined price; however, the Company shall not be permitted to execute any transactions under such agreements unless (i) the VWAP on the applicable date of determination is below $1.00, or (ii) there is no balance outstanding under all prior Pre-Paid Advances.

As permitted pursuant to the PPA, on August 8, 2022, the Company entered into an Equity Distribution Agreement (as supplemented by that certain side letter also entered into among the parties on August 8, 2022, the “Sales Agreement”) with Evercore Group L.L.C. and H.C. Wainwright & Co., LLC (together, the “agents”) to sell Common Stock, from time to time, through an “at the market offering” program under which the agents will act as sales agents. On October 5, 2022, the Company entered into a Side Letter to the PPA with Yorkville (the “PPA Side Letter”), pursuant to which the parties agreed that, notwithstanding the Company’s balance outstanding under the PPA, the Company shall be permitted to submit sales orders, and consummate sales pursuant to such orders, in respect of shares of Common Stock under the Sales Agreement beginning on October 5, 2022 for so long as the Company pays to Yorkville the sum of $1.0 million per calendar week to be applied toward the Company’s then-outstanding balance of $10,000,000 under prior Pre-Paid Advances. As of December 1, 2022, we have offered and sold an aggregate of 30,459,555 shares of our Common Stock pursuant to the Sales Agreement.

November Supplemental Letter Agreement to Pre-Paid Advance Agreement

On November 9, 2022, the Company entered into a Supplemental Agreement (the “Supplemental Agreement”) with Yorkville to the PPA. Pursuant to the Supplemental Agreement, Yorkville agreed to advance $21.3 million to the Company (the “Supplemental Advance”) and waive certain terms and conditions set forth in the PPA with respect to such Supplemental Advance, including the requirement that the Company shall have the capacity to issues shares of Common Stock with a market value equal to at least 150% of the Supplemental Advance without breaching the Yorkville Exchange Cap.

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The Supplemental Agreement requires that the Company call and hold an annual or special meeting of its stockholders on or before February 1, 2023 for the purposes of: (i) obtaining the consent of the stockholders of the Company pursuant to Nasdaq Rule 5635(d) for the issuance of all shares of its Common Stock that have been, and could be, issued pursuant to the PPA and the Supplemental Agreement and (ii) obtaining the consent of the stockholders to amend the PPA to provide for a Floor Price of $0.50 per share.

The Supplemental Agreement provides that solely with respect to the Supplemental Advance, the Purchase Price will be equal to the lower of (a) 110% of the daily VWAP of the Common Stock on Nasdaq as of November 9, 2022 (the “Fixed Price”), or (b) 95% of the lowest daily VWAP of the Common Stock on Nasdaq during the five (5) trading days immediately preceding each purchase notice date (the “Variable Price” and the lower of the Fixed Price and the Variable Price shall be referred to as the “Purchase Price”); however, in no event shall the Purchase Price be less than the Floor Price. Further, the Company agreed to pay Yorkville a commitment fee of $1,087,000 in connection with the Supplemental Agreement, which was be deducted from the proceeds of the Supplemental Advance.

Pursuant to the Supplemental Agreement, Yorkville agreed to waive the Company’s weekly payment obligation imposed under the PPA Side Letter, provided that the Company will pay the full outstanding balance of its prior Pre-Paid Advance on November 17, 2022. The Company repaid the outstanding prior Pre-Paid Advance on November 11, 2022.

Upon (a) an Event of Default (as defined in the PPA), (b) the Company’s failure to observe or perform any material covenant, agreement or warranty contained in the PPA, the October 2022 Letter Agreement, or the Supplemental Agreement (including with respect to the Company’s obligation to seek Stockholder Approval on or before February 1, 2023), or any other agreement between the parties, or (c) if, any time after February 1, 2023, and from time to time thereafter, (i) the VWAP is less than the Floor Price for at least five trading days during a period of seven consecutive trading days, or (ii) the Company has issued substantially all of the Common Stock available under the Yorkville Exchange Cap (the last such day of each such occurrence, a “Triggering Date”), then the Company shall repay the full unpaid principal amount outstanding under the Supplemental Advance, plus the Redemption Premium (as defined in the PPA) in respect of such amount, and all accrued and unpaid interest in respect of the Supplemental Advance on the 10th calendar day after the Triggering Date.

The foregoing descriptions of the SEPA, the PPA, the PPA Side Letter and the Supplemental Agreement do not purport to be complete and are qualified by reference to the complete text of such documents, which are attached to this Proxy Statement as Annex B-1, Annex B-2, Annex B-3 and Annex B-4, respectively.

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PROPOSAL 2

YORKVILLE SHARE ISSUANCE

We are seeking approval of the issuance of shares to Yorkville in excess of the Yorkville Exchange Cap. As of December 1, 2022, we had issued 48,042,221 shares of Common Stock to Yorkville at prices less than $3.81 per share, representing substantially all shares permitted to be issued without exceeding the Yorkville Exchange Cap.

Although the Yorkville Share Issuance Proposal is not conditioned on the approval of any of the other proposals set forth in this Proxy Statement, the outcome of certain of the other proposals may have an impact on our ability to utilize the PPA in the future. If the Yorkville Floor Price Proposal is not approved, we will be unable to utilize the PPA if the sales price of our Common Stock under the PPA would be less than the current Floor Price of $1.00 per share. If the Share Authorization Proposal is not approved, we may not have sufficient authorized but unissued shares to satisfy our obligations to Yorkville, even if the Yorkville Exchange Cap is removed. None of the other proposals are conditioned upon the approval of the Yorkville Share Issuance Proposal.

Reasons for Seeking Stockholder Approval

As discussed above under “Proposal 1—Reasons for Seeking Stockholder Approval” Nasdaq Listing Rule 5635(d) requires us to obtain stockholder approval prior to the sale, issuance or potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock) in connection with a transaction other than a public offering at a price less than the “Minimum Price” which either alone or together with sales by officers, directors or substantial stockholders of the company equals 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance. Based on the signing of the SEPA on May 10, 2022, the applicable “Minimum Price” is $3.81 per share. The Yorkville Exchange Cap applies to shares issued under both the SEPA and the PPA, and accordingly, we are seeking a single stockholder approval with respect to all shares previously issued under both facilities and future shares to be issued under the PPA. Stockholder approval of this Proposal will constitute stockholder approval for purposes of Nasdaq Listing Rule 5635(d).

We are also required to seek stockholder approval pursuant to the terms of the Supplemental Agreement.

Our Board has determined that the SEPA and PPA and our ability to issue the shares of Common Stock thereunder in excess of the Yorkville Exchange Cap are in the best interests of the Company and its stockholders because the ability to sell shares of Common Stock to Yorkville provides us with a reliable source of capital for general corporate purposes, which may include, but are not limited to, funding working capital, capital expenditures, operating expenses and the selective pursuit of business development opportunities, including continued product or technology investment.

We cannot predict the price of our Common Stock at any future date, and therefore cannot predict the number of shares of Common Stock to be issued under the PPA or whether the applicable price for any Pre-Paid Advance will be greater than the Minimum Price under the Nasdaq Rules.

Therefore, we are seeking stockholder approval under this Proposal 2 to issue shares of Common Stock in excess of the Yorkville Exchange Cap, if necessary, to Yorkville under the terms of the SEPA and PPA. The failure of the Company’s stockholders to approve this Proposal 2 will prevent the Company from selling, at less than the Minimum Price, shares of Common Stock to Yorkville in excess of the Yorkville Exchange Cap. However, it would be possible to sell shares to Yorkville in excess of the Yorkville Exchange Cap if the sale of shares covered by any Pre-Paid Advance is equal to or greater than the Minimum Price for such Advance. As of the close of business on December 1, 2022, the price of our Common Stock was $1.38 per share.

Consequences of Non-Approval

As previously disclosed, as of September 30, 2022, the Company concluded that there was substantial doubt about its ability to continue to operate as a going concern for the 12 months following the issuance of its consolidated financial statements. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to access additional sources of capital, including, but not limited to equity and/or debt financings and government loans or grants. If the Company is unable to raise additional capital, the Company may have to significantly delay, scale back or discontinue the development or commercialization of its product and/or consider a sale or other strategic transaction.

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If we do not receive the Yorkville Share Issuance Approval, we will be required to repay the Supplemental Advance Amounts, and any other amounts we may owe to Yorkville, in cash, unless we are able to sell shares to Yorkville at a price greater than the minimum price.

Accordingly, our Board believes that providing the Company the flexibility to issue shares of Common Stock in excess of the Yorkville Exchange Cap is advisable and in the best interests of the Company and our stockholders.

Effect on Current Stockholders

The issuance of shares of Common Stock under the SEPA and PPA (including any such shares issued below the Minimum Price that are the subject of this Proposal 2) would result in an increase in the number of shares of Common Stock outstanding, and our stockholders will incur dilution of their percentage ownership. Because the number of shares of Common Stock that may be issued to Yorkville pursuant to the SEPA and PPA is determined based on the price at the time of issuance, the exact magnitude of the dilutive effect cannot be conclusively determined. However, the dilutive effect may be material to our current stockholders.

Required Vote and Recommendation of Board of Directors

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast on the Proposal. Abstentions and “broker non-votes,” if any, will have no effect on the outcome of this vote.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2

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PROPOSAL 3

YORKVILLE FLOOR PRICE PROPOSAL

We are asking stockholders to vote on an amendment to the PPA to lower the Floor Price from $1.00 to $0.50. Changing the Floor Price would permit us to sell shares under the Yorkville facility at prices below $1.00 if circumstances permit, but in no event less than $0.50. The Yorkville Floor Price Proposal is not conditioned on the approval of any other proposal; however, because we issued a number of shares to Yorkville equal to the Yorkville Exchange Cap, we will be unable to issue additional shares to Yorkville at any price below the $3.81 Minimum Price unless the Yorkville Share Issuance Proposal is approved.

Reasons for Seeking Stockholder Approval

The Floor Price is intended to protect stockholders from the potential dilutive effects of sales under the PPA by limiting the price at which shares may be sold and thereby limiting the downward price pressure that the PPA could exert on the price of our Common Stock in unfavorable trading conditions. The current Floor Price was fixed at a reasonable discount to the trading price of our Common Stock at the time the PPA was originally entered executed. We believe the Floor Price is most effective at limiting downward movements in the stock when it cannot be waived or modified without stockholder approval. Accordingly, we are asking our stockholders to approve an amendment to the PPA to lower the Floor Price from $1.00 to $0.50.

Our Board has determined that it is in the best interests of the Company to be able to sell shares under the PPA below the current Floor Price. As of December 1, 2022, our stock price was $1.38, or approximately 38% higher than the current Floor Price. However, our stock price has in the past been, and may in the future be, volatile, and there can be no assurance that it will remain above the Floor Price. Our Board believes that the Company would benefit from having the flexibility to continue using the PPA as a source of capital even in circumstances where the share price may be below $1.00 per share.

If the Yorkville Floor Price Proposal is approved, there is no assurance that we will sell shares under the PPA at prices less than $1.00, or at all.

Consequences of Non-Approval

As previously disclosed, as of September 30, 2022, the Company concluded that there was substantial doubt about its ability to continue to operate as a going concern for the 12 months following the issuance of its consolidated financial statements. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to access additional sources of capital, including, but not limited to equity and/or debt financings and government loans or grants. If the price of our Common Stock falls below the Floor Price, the Company may be unable to raise additional capital on terms similar to the PPA, or at all, which could have an adverse impact on our operations and business plans. If the Yorkville Floor Price Proposal is not approved, we may continue to sell shares under the PPA at prices equal to or greater than the current Floor Price of $1.00, provided that the Yorkville Share Issuance Proposal has been approved and all other applicable PPA conditions are satisfied.

If stockholders do not approve Yorkville Floor Price Proposal, we do not intend to amend or waive the Floor Price requirement in the PPA. We may, however, enter into new financing arrangements with Yorkville or other parties, if our Board determines that these arrangements are in the best interest of the Company and our stockholders.

Effect on Current Stockholders

The issuance of shares of Common Stock under the PPA would result in an increase in the number of shares of Common Stock outstanding, and our stockholders will incur dilution of their percentage ownership. The proposed new Floor Price will increase the range of prices at which shares can be sold pursuant to the PPA, which could result in additional dilution to our existing stockholders. Because the number of shares of Common Stock that may be issued to Yorkville pursuant to the PPA is determined based on the price at the time of issuance, the exact magnitude of the dilutive effect cannot be conclusively determined. However, the dilutive effect may be material to our current stockholders.

Required Vote and Recommendation of Board of Directors

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast on the Proposal. Abstentions and “broker non-votes,” if any, will have no effect on the outcome of this vote.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3

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PROPOSAL 4

SHARE AUTHORIZATION PROPOSAL

After careful consideration, the Board has adopted, declared advisable and directed that there be submitted to the stockholders at the Special Meeting a proposed amendment of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of shares of authorized Common Stock from 500,000,000 to 1,000,000,000.

Background

Article IV of the Certificate of Incorporation currently authorizes the Company to issue up to 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock of the Company, par value $0.0001 per share (“Preferred Stock”). As of December 1, 2022, 345,016,538 shares of Common Stock were issued, including 0 held as treasury shares, with warrants outstanding and exercisable to purchase up to an aggregate of 40,017,294 shares of Common Stock, options and restricted stock units outstanding to acquire up to an aggregate of 32,306,357 shares of Common Stock, approximately 17,164,347 shares of Common Stock reserved for possible future issuance pursuant to the remaining authorized and unissued stock awards under the Canoo Inc. 2020 Equity Incentive Plan and approximately 7,699,638 shares of Common Stock available for purchase by employees pursuant to the Canoo Inc. 2020 Employee Stock Purchase Plan. An additional 30,000,000 shares are required to be reserved for future issuance under the PPA. The adoption of the proposed Authorized Shares Amendment would provide for an additional 500,000,000 authorized shares of Common Stock for future issuance, which would bring the aggregate total of authorized shares of capital stock to 1,010,000,000, composed of 1,000,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

The Authorized Shares Amendment amends and restates paragraph A of Article IV of the Certificate of Incorporation in its entirety to read as follows:

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

Reasons for Seeking Stockholder Approval

The proposed amendment to the Certificate of Incorporation is to ensure that the Company has a sufficient number of authorized shares of common stock for future corporate needs. The additional shares may be used for various purposes without further stockholder approval (except as required by law or the Nasdaq Rules). These purposes may include: (i) raising capital, if the Company has an appropriate opportunity, through offerings of Common Stock or securities that are convertible into Common Stock, including sales of Common Stock pursuant to the PPA described above in Proposal 2; (ii) exchanging Common Stock or securities that are convertible into Common Stock for other outstanding securities; (iii) providing equity incentives to employees, officers, directors, customers, consultants, or advisors; (iv) expanding the Company’s business through the acquisition of other businesses or assets; (v) stock splits, dividends, and similar transactions; (vi) debt or equity restructuring or refinancing transactions; and (vii) other corporate purposes.

The Board has not proposed the increase in the number of authorized shares of Common Stock with the intent of preventing or discouraging any actual or threatened tender offers or takeover attempts of the Company and the Board is not currently aware of any attempt or plan to acquire control of the Company. Rather, the Authorized Shares Amendment has been prompted by business and financial considerations, as set out above, and it is the intended purpose of the Authorized Shares Amendment to provide greater flexibility to the Board in considering and planning for our potential future corporate needs.

Rights of Additional Authorized Shares

The additional authorized shares contemplated by the Authorized Shares Amendment would be a part of the existing class of our Common Stock and, if issued, would have the same rights and privileges as the shares of our Common Stock presently issued and outstanding. Holders of shares of our Common Stock (solely in their capacity as holders of shares of our Common Stock) have no preemptive rights or rights to convert their shares of our Common Stock into any other securities. Accordingly, should the Board elect to issue additional shares of our Common Stock, existing holders of shares of our Common Stock would not have any preferential rights to purchase the shares.

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Effect on Current Stockholders

Future issuance of Common Stock or securities convertible into our Common Stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current stockholders. In addition, the availability of additional shares of our Common Stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company under a possible take-over scenario. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This Proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would prevent the Board from taking any appropriate actions not inconsistent with its fiduciary duties. The Authorized Shares Amendment does not affect the number of shares or rights of preferred stock authorized.

Effectiveness of the Amendment

If this Proposal is approved by the Company’s stockholders, the Authorized Shares Amendment will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Delaware Secretary of State, which the Company intends to do promptly following the Special Meeting. If the Proposal is not approved by the Company’s stockholders, the Authorized Shares Amendment will not be implemented, and the Company’s capitalization will remain as it is currently.

Required Vote and Recommendation of Board of Directors

Approval of Proposal 4 requires the affirmative vote of the holders of a majority of outstanding shares of our Common Stock as of the Record Date to approve the amendment to the Certificate of Incorporation to increase the authorized shares of Common Stock. Abstentions and broker non-votes, if any, will have the effect of votes “AGAINST” the Proposal. Proposal 4 is considered “routine”, and thus we do not expect any broker non-votes for this Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

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PROPOSAL 5

ADJOURNMENT PROPOSAL

Overview

In the Adjournment Proposal, we are asking stockholders to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting or any adjournment or postponement thereof. If our stockholders approve this proposal, we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the other proposals contained in this Proxy Statement.

Required Vote and Recommendation of Board of Directors

Approval of Proposal 5 requires the affirmative vote of a majority of the votes cast on the Proposal. Abstentions and “broker non-votes,” if any, will have no effect on the outcome of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 5.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information known to us regarding the beneficial ownership of the common stock as of December 1, 2022:

●	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the common stock;

●	each current named executive officer and director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 345,016,538 shares of common stock issued and outstanding as of December 1, 2022 and do not take into account the issuance of any shares of common stock upon the exercise of warrants to purchase up to 23,755,069 shares of common stock that remain outstanding.

Common stock subject to options or restricted stock units (“RSUs”) that are currently exercisable or exercisable or will vest within 60 days of December 1, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock %
Directors and Named Executive Officers:
Tony Aquila(2)	62,479,217	18.1%
Foster Chiang	38,163	*
Thomas Dattilo	128,163	*
Greg Ethridge	392,323	*
Arthur Kingsbury	38,163	*
Claudia Romo Edelman	38,163	*
Peter Savagian(3)	62,500	*
Rainer Schmueckle	38,163	*
Josette Sheeran	351,965	*
Debra von Storch	38,163	*
All Directors and Executive Officers of the Company as a Group (12 Individuals)	63,834,414	18.5%

Five Percent Holders:
Entities affiliated with Champ Key Limited(4)	26,882,981	7.8%
Remarkable Views Consultants Ltd.(5)	30,216,491	8.8%
Entities affiliated with AFV Management Advisors LLC(6)	51,232,655	16.2%

*	Less than one percent.

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(1)	Unless otherwise noted, the business address of those listed in the table above is 19951 Mariner Avenue, Torrance, California 90503.

(2)	Consists of (i) 5,775,390 shares of Common Stock held by Tony Aquila and 966,667 shares of Common Stock that will vest within 60 days, (ii) 12,509,387 shares of Common Stock held by AFV Partners SPV-4 LLC, a Delaware limited liability company (“AFV-4”), (iii) 35,273,268 shares of Common Stock held by AFV Partners SPV-7 LLC, a Delaware limited liability company (“AFV-7”) and (iv) 3,450,000 shares of Common Stock held by AFV Partners SPV-7/A LLC, a Delaware limited liability company (“AFV-7/A”), and (v) 4,504,505 shares of Common Stock held by AFV-10. AFV Management Advisors LLC, a Delaware limited liability company (“AFV”) is the sole manager and controlling member of AFV-4, AFV-7, AFV-7/A and AFV-10. Mr. Aquila is the managing member of AFV, which exercises ultimate voting and investment power with respect to the shares held by AFV-4, AFV-7, AFV-7/A and AFV-10. Mr. Aquila may be deemed to hold voting and dispositive power with respect to the securities held indirectly by AFV, and held of record by AFV-4, AFV-7, AFV-7/A and AFV-10.

(3)	Peter Savagian resigned from his position at the Company effective December 31, 2021. Information regarding his ownership of company shares comes from Mr. Savagian and not from the company. The company assumes no responsibility with respect to such information.

(4)	Consists of (i) 9,693,771 shares of Common Stock held by DD Global Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands (“DD Global”) and (ii) 17,189,210 shares of Common Stock held by Champ Key Limited, a company incorporated under the laws of the British Virgin Islands (“Champ Key”), per the Schedule 13D/A filed on July 22, 2022. DD Global is wholly owned by Champ Key. Champ Key is wholly owned by DE Capital Limited (“DE Capital”). DE Capital is wholly owned by Pak Tam Li, a citizen of Hong Kong. Mr. Li may be deemed to have sole voting and dispositive control over the shares held indirectly by DE Capital and held of record by DD Global and Champ Key. The business address of DD Global is PO Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, E9, KY1-1205 Cayman Islands. The business address of each of Champ Key and Mr. Li is Vistra Corporate Services Centre, PO Box 957, Road Town, Tortola, D8, VG1110, British Virgin Islands. The business address of DE Capital is Fourth Floor, One Capital Place, PO Box 847, Grand Cayman, E9, KY1-1103, Cayman Islands.

(5)	The shares reported herein are directly owned by Remarkable Views Consultants Ltd. (“Remarkable Views”). The board of directors of Remarkable Views, of which Victor Chu is the sole director, has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Remarkable Views. The business address of the reporting person is 4F, No.13-19, Sec. 6, Minquan E. Road, Neihu Dist., 114 Taipei, Taiwan.

(6)	Consists of (i) 12,359,387 shares of Common Stock held by AFV-4, (ii) 35,273,268 shares of Common Stock held by AFV-7 and (iii) 3,600,000 shares of Common Stock held by AFV Partners LLC. AFV is the sole manager and controlling member of AFV-4 and AFV-7. Mr. Aquila is the managing member of AFV, which exercises ultimate voting and investment power with respect to the shares held by (i) AFV-4 and (ii) AFV-7 and is the sole member and manager of AFV Partners. Mr. Aquila may be deemed to hold voting and dispositive power with respect to the securities held indirectly by AFV and held of record by (i) AFV-4 and (ii) AFV-7, and those held directly by AFV Partners. The business address of AFV-4, AFV-7, AFV and AFV Partners is 2126 Hamilton Road Suite 260, Argyle, Texas 76226.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Special Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Special Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Canoo Inc. stockholders will be “householding” the Company’s proxy materials. A single set of Special Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Special Meeting materials, please notify your broker or the Company. The Company undertakes to deliver promptly upon written or oral request a separate copy of this Proxy Statement to a stockholder affected by “householding.” Direct your written request to Canoo Inc., Attn: Corporate Secretary, 15520 Highway 114, Justin, Texas 76247. Stockholders who currently receive multiple copies of the Special Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

In accordance with the Bylaws, the business transacted at the Special Meeting will be limited to the matters set forth in the Notice of Special Meeting of Stockholders and this Proxy Statement.

20

Annex A-1

WARRANT ISSUANCE AGREEMENT

Dated as of July 11, 2022

by and between

CANOO INC.

and

WALMART INC.

This WARRANT ISSUANCE AGREEMENT, dated as of July 11, 2022 (this “Agreement”), is by and between Canoo Inc., a Delaware corporation (the “Company”), and Walmart Inc., a Delaware corporation (“Walmart”).

RECITALS:

WHEREAS, the Company, through its affiliate Canoo Sales, LLC, and Walmart are parties to that certain Electric Vehicle Fleet Purchase Agreement, dated as of the date of this Agreement (as it may be amended from time to time, including all annexes, schedules, exhibits, work orders and purchase orders thereto, collectively, the “EV Agreement”);

WHEREAS, in connection with the transactions contemplated by the EV Agreement, and subject to the terms and conditions hereof, the Company desires to issue to Walmart, and Walmart desires to acquire from the Company, concurrently with the execution of this Agreement, a warrant to purchase a specified number of shares of the Company’s common stock, $ 0.001 par value per share (the “Common Stock”); and

WHEREAS, the parties wish to set forth in this Agreement certain terms and conditions regarding, among other things, Walmart’s ownership of the Warrant and Warrant Shares (as defined below), as applicable.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties agree as set forth herein.

ARTICLE I

WARRANT ISSUANCE

1.1 Warrant Issuance. On the terms and subject to the conditions set forth in this Agreement, the Company shall issue to Walmart, and Walmart shall acquire from the Company, concurrently with the execution of this Agreement, a warrant to purchase up to an aggregate of 61,160,011 fully paid and nonassessable shares of Common Stock (the “Warrant Shares”), subject to adjustment in accordance with its terms, in the form attached hereto as Annex A (the “Warrant”). The issuance of the Warrant by the Company and the acquisition of the Warrant by Walmart are referred to herein as the “Warrant Issuance”.

1.2 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections,” “Annexes” or “Schedules” such reference shall be to a Recital, Article or Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein,” “hereof,” “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. References to parties refer to the parties to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Any reference to a wholly owned subsidiary of a person shall mean such subsidiary is directly or indirectly wholly owned by such person. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. The term “Business Day” means any day, other than a Saturday, a Sunday or any other day on which commercial banks in the State of New York are authorized or required by Applicable Law to be closed. With respect to the Warrant and Warrant Shares, such term shall include any shares of Common Stock or other securities of the Company received by Walmart as a result of any stock split, stock dividend or distribution, other subdivision, reorganization, reclassification or similar capital transaction.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. The Company represents and warrants as of the date of this Agreement and, in the case of the representation in the last sentence of Section 2.1(c), as of the date of each issuance of Warrant Shares, to Walmart that:

(a) Organization and Authority. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and conduct its business in all material respects as currently conducted, and is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which the ownership or leasing of property or the conduct of its business requires such qualification. The Company has made available to Walmart complete and correct copies of the Company’s certificate of incorporation and bylaws, as of the date of this Agreement, and each as so delivered is in full force and effect.

(b) Capitalization. The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock of which, as of the date hereof, 269,262,458 shares were issued and outstanding, and 10,000,000 shares of undesignated preferred stock of which, as of the date hereof, 0 shares were issued and outstanding. As of the date hereof, the Company had 135,074,003 shares of Common Stock reserved for issuance, including: 33,970,858 reserved for under the standby equity purchase agreement, dated as of May 10, 2022, between the Company and YA-II PN, Ltd., 4,279,351 reserved for under the Company’s 2018 Share Option and Grant Plan, 8,015,856 reserved under the 2020 Employee Stock Purchase Plan, 49,080,716 reserved under the 2020 Equity Incentive Plan, 972,222 common stock warrants held by VDL Nedcar, and 15,000,000 contingent earnout shares and 23,755,000 warrants assumed in connection with the Company’s business combination with Hennessy Capital Acquisition Corp. IV,. Subject to Shareholder approval the company may issue additional shares under the standby equity purchase agreement with YA-II PN. The outstanding shares of capital stock have been, and the shares of Common Stock issuable upon the exercise of the warrants will be, duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not, and the shares of Common Stock issuable upon the exercise of the warrants will not be, issued in violation of any preemptive rights, the Company’s certificate of incorporation, or any Applicable Law). Except as set forth above, there are no (A) shares of capital stock or other equity interests or voting securities of the Company authorized, reserved for issuance, issued or outstanding, (B) options, warrants, calls, preemptive rights, subscription or other rights, instruments, agreements, arrangements or commitments of any character, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any securities or instruments convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (C) outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest or voting securities of the Company, or (D) issued or outstanding performance awards, units, rights to receive any capital stock or other equity interest or voting securities of the Company on a deferred basis, or rights to purchase or receive any capital stock or equity interest or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company. No subsidiary of the Company owns any shares of capital stock or other equity interest or voting securities of the Company. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest or voting securities of the Company. The issuance of the Warrant and the Warrant Shares will not result in any adjustment to the conversion price or exercise price of any securities of the Company that are convertible into, or exercisable or exchangeable for, shares of Common Stock.

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(c) The Warrant and Warrant Shares. The Warrant has been duly authorized by the Company and constitutes a valid, legal and binding obligation of the Company in accordance with its terms, except as the same may be limited by the Bankruptcy Exceptions. The Warrant Shares have been duly authorized and reserved for issuance upon exercise of the Warrant and, when so issued, paid for and delivered upon due exercise of the Warrant, will be validly issued, fully paid and non-assessable, and free and clear of any liens or encumbrances, other than liens or encumbrances arising as a matter of Applicable Law or created by or at the direction of Walmart or any of its Affiliates.

(d) Authorization, Enforceability.

(i) The Company has the power and authority to execute and deliver this Agreement and the other Transaction Documents, as applicable, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder, except with respect to the issuance of Warrant Shares in an amount in excess of 20% of the shares outstanding as of the date hereof, the issuance of which shall be subject to the Company obtaining the Requisite Stockholder Approval. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company. This Agreement and the other Transaction Documents, assuming the due authorization, execution and delivery by the other parties hereto and thereto, are valid and binding obligations of the Company, enforceable against the Company and such subsidiary, respectively, in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (“Bankruptcy Exceptions”).

(ii) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (x) its certificate of incorporation (or analogous organizational documents), or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries may be bound, or to which the Company or any of its subsidiaries or any of the properties or assets of the Company or any of its subsidiaries is subject; (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Applicable Law or Order applicable to the Company or any of its subsidiaries or any of their respective properties or assets; (C) result in any payment (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its subsidiaries under any employment, compensation or benefit plan, program, policy, agreement or arrangement that is sponsored, maintained or contributed to by the Company or any of its subsidiaries (each, a “Company Benefit Plan”) or otherwise; (D) increase any benefits otherwise payable under any Company Benefit Plan; (E) result in any acceleration of the time of payment or vesting of any such benefits; (F) require the funding or acceleration of funding of any trust or other funding vehicle; or (G) constitute a “change in control,” “change of control” or other similar term under any Company Benefit Plan; provided, however, that the foregoing shall not be deemed to include payments or other benefits under a Company Benefit Plan that (a) gives effect to the Company’s performance of the Transaction Documents insofar as that performance impacts the Company’s overall results of operations, and (b) are made to any individual whose compensation is based in part on performance related to a specific territory that is impacted by the Company’s performance of the Transaction Documents.

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(iii) Other than (A) such notices, filings, exemptions, reviews, authorizations, consents or approvals as have been made or obtained as of the date hereof, and (B) notices, filings, exemptions, reviews, authorizations, consents or approvals as may be required under, and other applicable requirements of (1) any Antitrust Laws, to the extent applicable, (2) the Exchange Act, (3) the Securities Act, and (4) The NASDAQ Global Select Market, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any federal, national, state, local, municipal, international or multinational government or political subdivision thereof, governmental department, commission, board, bureau, agency, taxing or regulatory authority, judicial or administrative body, official, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, or arbitrator or SRO (each, a “Governmental Entity”) is required to be made or obtained by the Company or any of its subsidiaries in connection with the consummation by the Company or any of its subsidiaries of the Warrant Issuance and the other transactions contemplated hereby and by the other Transaction Documents,. For purposes of this Agreement, “Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, local, domestic, foreign or supranational laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that provide for review of foreign investment.

(e) Company Financial Statements. Each of the consolidated financial statements included in the SEC Reports (A) complied as to form, as of their respective dates of filing with the Commission, in all material respects with the applicable accounting requirements and with the rules and regulations of the Commission, (B) were prepared in accordance with GAAP, in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (C) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its subsidiaries as of the date and for the periods referred to in such financial statements except to the extent such financial statements have been modified or superseded by later SEC Reports, and except, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act and pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year end audit adjustments which would not be material in amount or effect.

(f) Anti-Takeover Provisions. The actions taken by the Board to approve this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, constitute all the action necessary to render inapplicable to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar Applicable Law (including, for the avoidance of doubt, Section 203 of the Delaware General Corporation Law) and any potentially applicable provision of the Company’s certificate of incorporation or bylaws (collectively, the “Anti-Takeover Provisions”). The Company is not a party to any stockholder rights plan or “poison pill” agreement.

(g) Reports.

(i) Since December 31, 2020, the Company has complied in all material respects with the filing requirements of Sections 13(a), 14(a) and 15(d) of the Exchange Act, and of the Securities Act.

(ii) The SEC Reports, when they became effective or were filed with the Commission as the case may be, complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX as applicable, and none of such documents, when they became effective or were filed with the Commission, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later SEC Reports filed or furnished and publicly available prior to the date of this Agreement.

2.2 Representations and Warranties of Walmart. Walmart hereby represents and warrants as of the date of this Agreement to the Company that:

(a) Organization. Walmart has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and conduct its business in all material respects as currently conducted.

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(b) Authorization, Enforceability. Walmart and each of its subsidiaries that is a party to any other Transaction Document have the corporate or analogous power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Walmart, and by each of its subsidiaries that is a party to any other Transaction Document, as applicable, of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or analogous action on its, or such subsidiary’s or part, as applicable, and no further approval or authorization is required on its, or such subsidiary’s part, as applicable. This Agreement and the other Transaction Documents, assuming the due authorization, execution and delivery by the other parties hereto and thereto, are valid and binding obligations of Walmart, and such subsidiary, as applicable, enforceable against it, and such subsidiary, as applicable, in accordance with their respective terms, except as the same may be limited by Bankruptcy Exceptions. Notwithstanding anything to the contrary contained herein, the exercise of the Warrant, in whole of from time to time in part, may require further board of director or other management or board or management committee approvals or authorizations on the part of Walmart or such subsidiary, as applicable.

ARTICLE III

COVENANTS

3.1 Efforts.

(a) Subject to the terms and conditions hereof (including the remainder of this Section 3.1) and the other Transaction Documents, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or desirable under Applicable Law to carry out the provisions hereof and thereof and give effect to the transactions contemplated hereby and thereby. In furtherance and not in limitation of the foregoing, each of the parties shall (i) subject to the provisions of this Section 3.1, use its commercially reasonable efforts to obtain as promptly as reasonably practicable and advisable (as determined in good faith by Walmart after consultation with the Company in accordance with the first sentence of Section 3.1(d)) all exemptions, authorizations, consents or approvals from, and to make all filings with and to give all notices to, all third parties, including any Governmental Entities, required in connection with the transactions contemplated by this Agreement and the other Transaction Documents, which, for the avoidance of doubt, shall include providing, as promptly as reasonably practicable and advisable, such information to any Governmental Entity as such Governmental Entity may request in connection therewith, and (ii) cooperate fully with the other party in promptly seeking to obtain all such exemptions, authorizations, consents or approvals and to make all such filings and give such notices.

(b) Without limiting the generality of the foregoing, and only to the extent required by Applicable Law (including, for the avoidance of doubt, any Antitrust Law), (i) as promptly as reasonably practicable after written notice from Walmart, and in any event no later than in accordance with established regulatory timeframes, the parties shall file any Notification and Report Forms required under the HSR Act with the Federal Trade Commission and the United States Department of Justice (the date on which all such Notification and Report Forms required under the HSR Act have been initially filed, the “HSR Filing Date if required”) and (ii) as promptly as reasonably practicable after written notice from Walmart, file, make or give, as applicable, all other filings, requests or notices required under any other Antitrust Laws, in each case with respect to the exercise of the Warrant Shares (the “Initial Filing Transaction”) (the filings, requests and notices described in the foregoing clauses (i) and (ii), collectively, the “Initial Antitrust Filings”). Walmart shall be responsible for payment of all filing fees associated with the HSR Act and any other Antitrust Laws. In addition, following the receipt of the Initial Antitrust Clearance, to the extent required by Applicable Law (including, for the avoidance of doubt, any Antitrust Law) in connection with any further exercise of Warrant Shares (in each case, whether in full or in part), the parties shall file, make or give, as applicable, as promptly as reasonably practicable and advisable (as determined in good faith by Walmart after consultation with the Company in accordance with the first sentence of Section 3.1(d)), any further required filings, requests or notices required under any Antitrust Laws, including the HSR Act (collectively, the “Other Antitrust Filings”). Without limiting the generality of the foregoing, each party shall supply as promptly as reasonably practicable to the appropriate Governmental Entities any information and documentary material that may be required pursuant to the HSR Act or any other Antitrust Laws. For purposes of this Agreement, the term “Initial Antitrust Clearance” as of any time means (x) prior to such time, the expiration or termination of the waiting period under the HSR Act and the receipt of all exemptions, authorizations, consents or approvals, the making of all filings and the giving of all notices, and the expiration of all waiting periods, pursuant to any other Antitrust Laws, in each case to the extent required with respect to the Initial Filing Transaction, and (y) the absence at such time of any Applicable Law or Order issued by any court of competent jurisdiction or other legal restraint or prohibition under any Antitrust Law, in each case that has the effect of preventing the consummation of the Initial Filing Transaction.

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(c) Subject to the terms and conditions hereof (including the remainder of this Section 3.1) and the other Transaction Documents, and only to the extent required under the Antitrust Laws, each of the parties shall use its commercially reasonable efforts to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Entity, so as to enable the parties to give effect to the transactions contemplated hereby and by the other Transaction Documents in accordance with the terms hereof and thereof; provided, that notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, nothing in this Section 3.1 shall require, or be construed to require, any party or any of its Affiliates to agree to (and no party or any of its Affiliates shall agree to, without the prior written consent of the other parties): (i) sell, hold separate, divest, discontinue or limit (or any conditions relating to, or changes or restrictions in, the operation of) any assets, businesses or interests of it or its Affiliates (irrespective of whether or not such assets, businesses or interests are related to, are the subject matter of or could be affected by the transactions contemplated by the Transaction Documents); (ii) without limiting clause (i) in any respect, any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests that would reasonably be expected to adversely impact (x) the business of, or the financial, business or strategic benefits of the transactions contemplated hereby or by any of the other Transaction Documents to it or its Affiliates, or (y) any other assets, businesses or interests of it or its Affiliates; or (iii) without limiting clause (i) in any respect, any modification or waiver of the terms and conditions of this Agreement or any of the other Transaction Documents that would reasonably be expected to adversely impact (x) the business of, or financial, business or strategic benefits of the transactions contemplated hereby or by any of the other Transaction Documents to it or its Affiliates, or (y) any other assets, businesses or interests of it or its Affiliates.

(d) The parties anticipate that HSR will not apply to the issuance of Warrants, but may apply to the exercise of those Warrants, and at such time, if applicable Walmart shall have the principal responsibility for devising and implementing the strategy (including with respect to the timing of filings) for obtaining any exemptions, authorizations, consents or approvals required under the HSR Act or any other Antitrust Laws in connection with the transactions contemplated hereby and by the other Transaction Documents; provided, however, that Walmart shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall antitrust strategy. Each of the parties shall promptly notify the other party of, and if in writing furnish the other with copies of (or, in the case of oral communications, advise the other of), any substantive communication that it or any of its Affiliates receives from any Governmental Entity, whether written or oral, relating to the matters that are the subject of this Agreement or any of the other Transaction Documents and, to the extent reasonably practicable, permit the other party to review in advance any proposed substantive written communication by such party to any Governmental Entity and consider in good faith the other party’s reasonable comments on any such proposed substantive written communications prior to their submission. No party shall, and each party shall cause its Affiliates not to, participate or agree to participate in any substantive meeting or communication with any Governmental Entity in respect of the subject matter of the Transaction Documents, including on a “no names” or hypothetical basis, unless (to the extent legally permissible) it or they consult with the other party in advance and, to the extent practicable and permitted by such Governmental Entity, give the other party the opportunity to jointly prepare for, attend and participate in such meeting or communication. The parties shall (and shall cause their Affiliates to) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the matters described in this Section 3.1, including (x) furnishing to each other all information reasonably requested to determine the jurisdictions in which a filing or submission under any Antitrust Law is required or advisable, (y) furnishing to each other all information required for any filing or submission under any

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Antitrust Law and (z) keeping each other reasonably informed with respect to the status of each exemption, authorization, consent, approval, filing and notice under any Antitrust Law, in each case, in connection with the matters that are the subject of this Agreement or any of the other Transaction Documents. The parties shall to the extent legally permissible provide each other with copies of all substantive correspondence, filings or communications between them or any of their Affiliates or Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, relating to the matters that are the subject of this Agreement or any of the other Transaction Documents; provided that such material may be redacted as necessary to (1) comply with contractual arrangements, (2) address good faith legal privilege or confidentiality concerns and (3) comply with Applicable Law.

(e) Subject to the other provisions of this Agreement, including in this Section , in the event that any arbitral, administrative, judicial or analogous action, claim or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or any other party challenging the transactions contemplated hereby or by any of the other Transaction Documents (“Transaction Litigation”), neither party shall be required to contest and resist any such Transaction Litigation or to seek to have vacated, lifted, reversed or overturned any judgment, ruling, order, writ, injunction or decree, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation or implementation of the transactions contemplated hereby or by any of the other Transaction Documents. Each party shall keep the other party reasonably informed with respect to any Transaction Litigation unless doing so would reasonably be likely to jeopardize any privilege of such party regarding any such Transaction Litigation (subject to such party using commercially reasonable efforts to, and cooperating in good faith with the other party in, developing and implementing reasonable alternative arrangements to provide such other party with such information). Subject to the immediately preceding sentence, each party shall promptly advise the other party orally and in writing in connection with, and shall consult with each other with respect to, any Transaction Litigation and shall in good faith give consideration to each other’s advice with respect to such Transaction Litigation.

(f) As promptly as practicable following the date hereof, the Company shall adopt such amendments and take such further actions and do or cause to be done all things necessary, proper or advisable under Applicable Law, to prevent the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby from constituting a “change in control,” “change of control” or other similar term under any Company Benefit Plan.

(g) Notwithstanding anything herein to the contrary, from and after the earlier of (i) the exercise of the Warrant in full and (ii) the expiration, termination or cancellation of the Warrant without the Warrant having been exercised in full, no party shall have any further obligations under this Section 3.1; provided, that this Section 3.1(g) shall in no way relieve any party with respect to any breach by such party of this Section 3.1 prior to such time.

3.2 Stockholder Approval.

(a) To the extent required, as promptly as reasonably practicable following the date of this Agreement, and in any event no later than the Company’s 2023 annual meeting of the stockholders of the Company (the “Company Stockholders”), the Company shall convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) to consider and vote on the issuance of the Warrant in respect of any Warrant Shares in excess of 53,852,492 shares, pursuant to the applicable rules of the NASDAQ Global Select Market, including but not limited to, NASDAQ Rule 5635(d), for the avoidance of doubt, without giving effect to any “cashless” or “net” exercise provisions therein (the “Requisite Stockholder Approval”); provided that the parties acknowledge that such meeting may be postponed or adjourned in accordance with the Company’s bylaws or as otherwise required by Applicable Law if (x) there is an insufficient number of shares of Common Stock present or represented by a proxy at the Company Stockholder Meeting to conduct business at the Company Stockholder Meeting, (y) the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law or a request from the Commission or its staff, or (z) the Company determines in good faith that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to them. If, despite the Company’s reasonable best efforts the Requisite Stockholder Approval is not obtained at or prior to the Company Stockholder Meeting, the Company shall seek to obtain such

Requisite Stockholder Approval at a meeting of the stockholders of the Company at least once each calendar year and within 13 months of the previous meeting of the stockholders of the Company at which the Requisite Stockholder Approval was sought until such Requisite Stockholder Approval is obtained or the Warrant is no longer outstanding.

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(b) The Company shall use its reasonable best efforts to obtain the Requisite Stockholder Approval. Without limiting the foregoing, the Board shall (x) recommend that the Company Stockholders vote in favor of the Requisite Stockholder Approval (the “Company Board Recommendation”) (and not withdraw or modify in any adverse respect such Company Board Recommendation unless the Board determines in good faith (after consultation with outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with its fiduciary duties to the holders of Common Stock under Applicable Law, (y) solicit proxies in favor of the Requisite Stockholder Approval in accordance with this Section 3.4(b), and (z) obtain commitments from each of the directors and executive officers of the Company to vote in favor of the Requisite Stockholder Approval. In connection with the Company Stockholder Meeting, the Company shall promptly prepare (and Walmart shall reasonably cooperate with the Company to prepare) and file with the Commission a preliminary proxy statement, shall use its commercially reasonable efforts to respond to any comments of the Commission or its staff and to cause a definitive proxy statement related to such meeting to be mailed to the Company Stockholders as promptly as practicable after clearance thereof by the Commission. The Company shall notify Walmart promptly of the receipt of any comments from the Commission or its staff with respect to the proxy statement and of any request by the Commission or its staff for amendments or supplements to such proxy statement or for additional information and shall supply Walmart with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the Company Stockholder Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as reasonably practicable prepare and mail to the Company Stockholders such an amendment or supplement. Each of the parties shall promptly correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as reasonably practicable prepare and furnish to the Company Stockholders an amendment or supplement to correct such information to the extent required by Applicable Laws. The Company shall consult with Walmart prior to filing any proxy statement, or any amendment or supplement thereto, or responding to any comments from the Commission or its staff with respect thereto, and provide Walmart with a reasonable opportunity to comment thereon, and consider in good faith any comments proposed by Walmart.

(c) Walmart shall furnish the Company all information reasonably requested by the Company concerning itself, its Affiliates, directors, officers, stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with the Company Stockholder Meeting.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Acquisition for Investment. Walmart acknowledges that the issuance of the Warrant and the Warrant Shares has not been registered under the Securities Act or under any state securities laws. Walmart (i) acknowledges that it is acquiring the Warrant and the Warrant Shares pursuant to an exemption from registration under the Securities Act solely for its own account for investment with no present intention to distribute them to any person in violation of the Securities Act or any other applicable state securities laws and that the Company is relying in part upon the truth and accuracy of, and Walmart’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Walmart set forth herein in order to determine the availability of such exemptions and the eligibility of Walmart to acquire the Warrant and the Warrant Shares, (ii) agrees that it shall not (and shall not permit its Affiliates to) sell or otherwise dispose of the Warrant or the Warrant Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable state securities laws, (iii) acknowledges that it has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Warrant Issuance and of making an informed investment decision, and (iv) acknowledges that it is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act).

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4.2 Legend. Walmart agrees that all certificates or other instruments representing the Warrant and the Warrant Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A WARRANT ISSUANCE AGREEMENT, DATED AS OF JULY 11, 2022, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND WALMART INC., A DELAWARE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.”

In the event that any Warrant Shares become registered under the Securities Act or the Company is presented with an opinion of counsel reasonably satisfactory, in form and substance, to the Company that the Warrant Shares are eligible to be transferred without restriction in accordance with Rule 144 under the Securities Act, the Company shall issue new certificates or other instruments representing such Warrant Shares which shall not contain such portion of the above legend that is no longer applicable; provided that the holder of such Warrant Shares surrenders to the Company the previously issued certificates or other instruments.

4.3 Anti-Takeover Provisions. The Company shall not take any action that would prevent Walmart from exercising any of its rights under this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby (a “Burdensome Action”), including by causing this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, to be subject to any requirements imposed by any Anti-Takeover Provisions or subject in any manner to any “poison pill” or similar shareholder rights plan, in each case the result of which would be to cause a Burdensome Action to occur, and shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by the Transaction Documents from any applicable Anti-Takeover Provisions, as now or hereafter in effect.

ARTICLE V

GOVERNANCE

5.1 Information Rights.

(a) Until such time as Walmart shall cease to hold shares of Common Stock, or Warrants exercisable for shares of Common Stock, representing in the aggregate at least five percent (5%) of the Common Stock on a fully diluted basis, the Company shall prepare and provide, or cause to be prepared and provided, to Walmart:

(i) within thirty (30) days after the end of each fiscal quarter the number of outstanding shares of Common Stock at the end of such fiscal quarter calculated on both an undiluted basis and a fully diluted basis without regard to exercise or conversion prices of derivative securities;

(ii) within the time periods applicable to the Company under Section 13(a) or 15(d) of the Exchange Act, all interim and annual financial statements required to be contained in a filing with the Commission on Forms 10-K and 10-Q; and

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(iii) if the Company is at any time not subject to Section 13(a) or 15(d) under the Exchange Act, the information set forth on Schedule 5.1(a);

provided, however, that the requirements of this paragraph (a) shall be deemed to be satisfied to the extent such information is publicly filed on EDGAR within the time periods specified above.

(b) Until such time as Walmart shall cease to hold shares of Common Stock, or Warrants exercisable for shares of Common Stock, representing in the aggregate at least five percent (5%) of the Common Stock on a fully diluted basis, the Company shall consider and respond in good faith to reasonable requests for information, to the extent already existing or that can be prepared without excessive cost or management time, regarding the Company and its subsidiaries from Walmart in its capacity as a holder of the Warrant or the Common Stock. Without limiting the generality of the foregoing, the Company and its subsidiaries shall not be required to provide any such information if (i) the Company determines that such information is competitively sensitive, (ii) the Company determines in good faith that providing such information would adversely affect the Company (taking into account the nature of the request and the facts and circumstances at such time) other than to a de minimis extent or (iii) providing such information (A) would reasonably be expected to jeopardize an attorney-client privilege or cause a loss of attorney work product protection, (B) would violate a confidentiality obligation to any person in effect on the date of this Agreement or (C) would, based on the written advice of the Company’s outside legal counsel, violate any Applicable Law; provided, that, with respect to clauses (i)-(iii), the Company uses reasonable efforts, and cooperates in good faith with Walmart, to develop and implement reasonable alternative arrangements to provide Walmart (and its Representatives) with the intended benefits of this Section 5.1.

(c) In furtherance and not in limitation of the foregoing, during the term of this Agreement, the Company shall, and shall cause its subsidiaries to, use commercially reasonable efforts to prepare and provide, or to cause to be prepared and provided, including, if requested and reasonably available, in electronic data format, to Walmart, or to assist Walmart with preparing (at the expense of Walmart), in a reasonably timely fashion following a request by Walmart any (i) financial information or other data relating to the Company and its subsidiaries and (ii) any other relevant information or data, in each case to the extent necessary, as reasonably determined in good faith by Walmart for Walmart to (x) comply with GAAP or to comply with its reporting, filing, accounting or other financial obligations under Applicable Law or (y) apply the equity method of accounting, in the event Walmart is required to account for its investment in the Company under the equity method of accounting under GAAP; provided, however, that any requests with respect to tax matters shall be addressed by Section 5.2 and not by this Section 5.1. The Company shall use commercially reasonable efforts to cause its and its subsidiaries’ Representatives to cooperate in good faith with Walmart in connection with the foregoing.

5.2 Tax Reporting Requirements.

(a) The Company will provide Walmart with any reasonably requested by Walmart and within the Company’s possession or that can be provided with the use of reasonable efforts, to allow Walmart to comply with Applicable Law related to taxes or to avail itself of any provision of Applicable Law related to taxes. Walmart will provide the Company with any information reasonably requested by the Company and within Walmart’s possession or that can be provided with the use of reasonable efforts, to allow the Company to comply with Applicable Law related to taxes or to avail itself of any provision of Applicable Law related to taxes.

ARTICLE VI

REGISTRATION

6.1 Demand Registrations.

(a) Subject to the terms and conditions hereof, solely during any period that the Company is then ineligible under Applicable Law to register Registrable Securities on a registration statement on Form S-3 or any successor form thereto (“Form S-3”), or if the Company is so eligible but has failed to comply with its obligations under Section 6.3 any Demand Shareholders (“Requesting Shareholders”) shall be entitled to make no more than three (3) written requests of the Company (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by such Requesting Shareholders that equals or is greater than the Registrable Amount (a “Demand Registration” and such registration statement, a “Demand Registration Statement”); provided, however, that no Demand may be made by any Demand Shareholder prior to the date that is one (1) year after the date of this Agreement. Thereupon, the Company shall, subject to the terms of this Agreement, file the registration statement no later than 30 days after receipt of a Demand and shall use its commercially reasonable efforts to effect the registration as promptly as practicable under the Securities Act of:

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(i) the Registrable Securities which the Company has been so requested to register by the Requesting Shareholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which the Company has been requested to register pursuant to Section 6.1(b), but subject to Section 6.1(g); and

(iii) all shares of Common Stock which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 6.1, but subject to Section 6.1(g);

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional shares of Common Stock, if any, to be so registered.

(b) A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known, and (iii) the identity of the Requesting Shareholder(s). Within five (5) days after receipt of a Demand, the Company shall give written notice of such Demand to all other holders of Registrable Securities. The Company shall include in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein within five (5) days after the Company’s notice required by this paragraph has been given, provided that if such five (5) day period ends on a day that is not a Business Day, such period shall be deemed to end on the next succeeding Business Day. Each such written request shall comply with the requirements of a Demand as set forth in this Section 6.1(b).

(c) A Demand Registration shall not be deemed to have been effected (i) unless the Demand Registration Statement with respect thereto has become effective and has remained effective for a period of at least one hundred five (105) days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold or otherwise disposed of thereunder (provided, that such period shall be extended for a period of time equal to the period the holders of Registrable Securities refrain from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (ii) if, after it has become effective, such Demand Registration becomes subject, prior to one hundred five (105) days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Entity, other than by reason of any act or omission by the applicable Selling Shareholders.

(d) Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company and reasonably acceptable to the Requesting Shareholders.

(e) The Company shall not be obligated to (i) subject to Section 6.1(c), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than one hundred five (105) days or (ii) effect any Demand Registration (A) within ninety (90) days of a “firm commitment” Underwritten Offering in which all Demand Shareholders were offered “piggyback” rights pursuant to Section 6.2 (subject to Section 6.2(b)) and at least fifty percent (50%) of the number of Registrable Securities requested by such Demand Shareholders to be included in such Demand Registration were included, (B) within ninety (90) days of the completion of any other Demand Registration (including, for the avoidance of doubt, any Underwritten Offering pursuant to any Shelf Registration Statement), (C) within ninety (90) days of the completion of any other Underwritten Offering by the Company or any shorter period during which the Company has agreed not to effect a registration or public offering of securities (in each case only to the extent that the Company has undertaken contractually to the underwriters of such Underwritten Offering not to effect any registration or public offering of securities), (D) if, in the Company’s reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited or other required financial statements of the Company or any other Person; provided, that the Company shall use its commercially reasonable efforts to obtain such financial statements as promptly as practicable.

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(f) The Company shall be entitled to (i) postpone (upon written notice to the Demand Shareholders) the filing or the effectiveness of a registration statement for any Demand Registration, (ii) cause any Demand Registration Statement to be withdrawn and its effectiveness terminated and (iii) suspend the use of the prospectus forming the part of any registration statement, in each case in the event of a Blackout Period until the expiration of the applicable Blackout Period. In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall deliver to the Demand Shareholders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in clause (ii) of the definition of Blackout Period are met. Such certificate shall contain an approximation of the anticipated delay. Upon notice by the Company to the Demand Shareholders of any such determination, each Demand Shareholder covenants that, subject to Applicable Law, it shall keep the fact of any such notice strictly confidential, and, in the case of a Blackout Period pursuant to clause (ii)(y) of the definition of Blackout Period, promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Demand Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed in writing by the Company, will deliver to the Company any copies then in the Demand Shareholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

(g) If, in connection with a Demand Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its (their) good faith opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration would adversely affect the success thereof, then the Company shall include in such registration statement only such securities as the Company is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first, up to the number of Registrable Securities requested to be included in such Demand Registration by the Demand Shareholders, which, in the opinion of the lead managing underwriter(s), can be sold without adversely affecting the success thereof, pro rata among such Demand Shareholders on the basis of the number of such Registrable Securities requested to be included by such Demand Shareholders; (ii) second, securities the Company proposes to sell; and (iii) third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by the Company.

(h) Any time that a Demand Registration involves an Underwritten Offering, the Requesting Shareholder(s) shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed).

6.2 Piggyback Registrations.

(a) Subject to the terms and conditions hereof, from and after the date that is one hundred eighty (180) days after the date of this Agreement, whenever the Company proposes to register any Common Stock (or any other securities that are of the same class or series as any Registrable Securities that are not shares of Common Stock) under the Securities Act (other than a registration by the Company (i) on Form S-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, (iii) pursuant to Section 6.3, or (iv) pursuant to Section 6.1) (a “Piggyback Registration”), whether for its own account or for the account of others, the Company shall give all Demand Shareholders prompt written notice thereof (but not less than ten (10) Business Days prior to the filing by the Company with the Commission of any registration  statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of shares of Common Stock (or other securities, as applicable) proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution and the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such shares of Common Stock (or other securities, as applicable), in each case to the extent then known. Subject to Section 6.2(b), the Company shall include in each such Piggyback Registration all Registrable Securities held by Demand Shareholders (a “Piggyback Seller”) with respect to which the Company has received written requests (which written requests shall specify the number of Registrable Securities requested to be disposed of by such Piggyback Seller) for inclusion therein within ten (10) business days after such Piggyback Notice is received by such Piggyback Seller.

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(b) If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by (w) the Company, (x) other Persons who have sought to have shares of Common Stock registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration (such Persons being “Other Demanding Sellers”), (y) the Piggyback Sellers and (z) any other proposed sellers of shares of Common Stock (such Persons being “Other Proposed Sellers”), as the case may be, would materially and adversely affect the success thereof, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of shares of Common Stock (or other securities, as applicable) to be sold by the Company as the Company, in its reasonable judgment, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Common Stock sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of shares of Common Stock proposed to be sold by such Other Demanding Sellers and (D) fourth, other shares of Common Stock proposed to be sold by any Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, such number of shares of Common Stock (or other securities, as applicable) sought to be registered by each Other Demanding Seller pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the number of Registrable Securities proposed to be sold by such Piggyback Sellers, (C) third, shares of Common Stock to be sold by the Company and (D) fourth, other shares of Common Stock proposed to be sold by any Other Proposed Sellers.

(c) For clarity, in connection with any Underwritten Offering under this Section 6.2 for the Company’s account, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s), which shall be selected by the Company.

(d) If, at any time after giving written notice of its intention to register any shares of Common Stock (or other securities, as applicable) as set forth in this Section 6.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such shares of Common Stock (or other securities, as applicable), the Company may, at its election, give written notice of such determination to the Piggyback Sellers within five (5) Business Days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration; provided, that, if permitted pursuant to Section 6.1, the Demand Shareholders may continue the registration as a Demand Registration pursuant to the terms of Section 6.1.

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6.3 Shelf Registration Statement.

(a) Subject to the terms and conditions hereof, and further subject to the availability of Form S-3 to the Company, any of the Demand Shareholders may by written notice delivered to the Company (the “Shelf Notice”) require the Company to file as soon as reasonably practicable, and to use commercially reasonable efforts to cause to be declared effective by the Commission as soon as reasonably practicable after such filing date, a Form S-3, providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of an amount of Registrable Securities then held by such Demand Shareholders that equals or is greater than the Registrable Amount (the “Shelf Registration Statement”). To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), the Company shall file the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto. If registering a number of Registrable Securities, the Company shall pay the registration fee for all Registrable Securities to be registered pursuant to an automatic shelf registration statement at the time of filing of the automatic shelf registration statement and shall not elect to pay any portion of the registration fee on a deferred basis. The Company may also amend an existing registration statement on Form S-3, including by post-effective amendment, in order to fulfill its obligations hereunder.

(b) Within five business (5) days after receipt of a Shelf Notice pursuant to Section 6.3(a), the Company will deliver written notice thereof to all other holders of Registrable Securities. Each other holder of Registrable Securities may elect to participate with respect to its Registrable Securities in the Shelf Registration Statement in accordance with the plan and method of distribution set forth, or to be set forth, in such Shelf Registration Statement by delivering to the Company a written request to so participate within five (5) days after the Shelf Notice is received by any such holder of Registrable Securities.

(c) Subject to Section 6.3(d), the Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the holders of Registrable Securities who elected to participate in the Shelf Registration Statement, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period. In the event of a Blackout Period under clause (ii) of the definition thereof, the Company shall deliver to the Demand Shareholders requesting registration a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in clause (ii) of the definition of Blackout Period are met. Such certificate shall contain an approximation of the anticipated delay. Upon notice by the Company to the Demand Shareholders of any such determination, each Demand Shareholder covenants that it shall, subject to Applicable Law, keep the fact of any such notice strictly confidential, and, in the case of a Blackout Period pursuant to clause (ii)(y) of the definition of Blackout Period, promptly halt any offer, sale, trading or other Transfer by it or any of its Affiliates of any Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of the Shelf Registration Statement, each prospectus included therein, and any amendment or supplement thereto by it and any of its Affiliates for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed in writing by the Company, will deliver to the Company any copies then in the Demand Shareholder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice.

(e) After the expiration of any Blackout Period and without any further request from a holder of Registrable Securities, the Company, to the extent necessary, shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(f) At any time that a Shelf Registration Statement is effective, if any Demand Shareholder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to sell all of part of its Registrable Securities included by it on the Shelf Registration Statement (a “Shelf Offering”), then the Company shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, solely in connection with a Marketed Underwritten Shelf Offering, the inclusion of Registrable Securities by any other holders pursuant to this Section 6.3). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters (a “Marketed Underwritten Shelf Offering”):

(i) such proposing Demand Shareholder(s) shall also deliver the Take-Down Notice to all other Demand Shareholders included on the Shelf Registration Statement and permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Demand Shareholder(s) and the Company within two (2) Business Days after delivery of the Take-Down Notice to such holder; and

(ii) if the lead managing underwriter(s) advises the Company and the proposing Demand Shareholder(s) that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would materially and adversely affect the success thereof, then there shall be included in such Marketed Underwritten Shelf Offering only such securities as the proposing Demand Shareholder(s) is advised by such lead managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 6.1(g). Except as otherwise expressly specified in this Section 6.3, any Marketed Underwritten Shelf Offering shall be subject to the same requirements, limitations and other provisions of this Article VI as would be applicable to a Demand Registration (i.e., as if such Marketed Underwritten Shelf Offering were a Demand Registration), including Section 6.1(e)(ii) and Section 6.1(g).

(g) Notwithstanding any other provision of this Agreement, if the requesting Demand Shareholder wishes to engage in a block sale (including a block sale off of a Shelf Registration Statement or an effective automatic shelf registration statement, or in connection with the registration of the Registrable Securities under an automatic shelf registration statement for purposes of effectuating a block sale), then notwithstanding the foregoing or any other provisions hereunder, no Demand Shareholder shall be entitled to receive any notice of or have its Registrable Securities included in such block sale.

(h) Any time that a Shelf Offering involves a Marketed Underwritten Shelf Offering, the Requesting Shareholder(s) shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) shall be reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed).

6.4 Withdrawal Rights. Any holder of Registrable Securities having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice, of not less than 2 business days, to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each Demand Shareholder seeking to register Registrable Securities notice to such effect and, within five (5) days following the mailing of such notice, such Demand Shareholder still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such five (5) day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use commercially reasonable efforts to prevent, the effectiveness thereof.

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6.5 Hedging Transactions

(a) The provisions of this Agreement relating to the registration, offer and sale of Registrable Securities shall apply also to (i) any transaction which Transfers some or all of the economic risk of ownership of Registrable Securities, including any forward contract, equity swap, put or call, put or call equivalent position, collar, margin loan, sale of exchangeable security or similar transaction (including the registration, offer and sale under the Securities Act of Registrable Securities pledged to the counterparty to such transaction or of securities of the same class as the underlying Registrable Securities by the counterparty to such transaction in connection therewith), and that the counterparty to such transaction shall be selected in the sole discretion of the Demand Shareholders and (ii) any derivative transactions in which a broker-dealer, other financial institution or unaffiliated Person (each, a “Hedging Counterparty”) may sell Registrable Securities covered by any prospectus and the applicable prospectus supplement including short sale transactions using Registrable Securities pledged by a Demand Shareholder or borrowed from the Demand Shareholder or others and Registrable Securities loaned, pledged or hypothecated to any such party (each, a “Hedging Transaction”); provided that the Demand Shareholder’s legal counsel has determined in its reasonable judgment (after good-faith consultation with counsel of the Company) that it is reasonably necessary to register under the Securities Act such Hedging Transaction. Any written information regarding the Hedging Transaction provided to the Company by a Hedging Counterparty for inclusion in any registration statement, prospectus or free writing prospectus filed pursuant to this Section 6.5 shall, for purposes of Section 6.9, be deemed to be written information provided by a Selling Shareholder for purposes of Section 6.9.

(b) If in connection with a Hedging Transaction, a Hedging Counterparty or any Affiliate thereof is (or may reasonably be considered) an underwriter or selling stockholder, then such Hedging Counterparty shall be required to provide customary indemnities to the Company regarding the plan of distribution and related matters.

6.6 Holdback Agreements.

(a) Walmart shall enter into customary agreements restricting the sale or distribution of Equity Securities of the Company (including sales pursuant to Rule 144 under the Securities Act) to the extent required by the lead managing underwriter(s) with respect to an applicable Underwritten Offering in which Walmart participates during the period commencing on the date of the request (which shall be no earlier than fourteen (14) days prior to the expected “pricing” of such Underwritten Offering) and continuing for not more than ninety (90) days after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made. The Company shall not include Registrable Securities of any other Demand Shareholder in such an Underwritten Offering unless such other Demand Shareholder enters into a customary agreement restricting the sale or distribution of Equity Securities of the Company (including sales pursuant to Rule 144 under the Securities Act) if requested by the lead managing underwriter(s).

(b) If any Demand Registration or Shelf Offering involves an Underwritten Offering, the Company will not affect any sale or distribution of shares of Common Stock (or securities convertible into or exchangeable or exercisable for shares of Common Stock) (other than a registration statement on Form S-4, Form S-8 or any successor forms thereto) for its own account, within sixty (60) days (plus an extension period as may be proposed by the lead managing underwriter(s) for such Underwritten Offering to address FINRA regulations regarding the publication of research, or such shorter periods as the lead managing underwriter(s) may agree with the Company), after the effective date of such registration except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering.

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6.7 Registration Procedures.

(a) If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 6.1, Section 6.2 or Section 6.3, the Company shall as expeditiously as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use commercially reasonable efforts to cause such registration statement to become and remain effective pursuant to the terms of this Article VI; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the Demand Shareholders which are including Registrable Securities in such registration (“Selling Shareholders”), their counsel and the lead managing underwriter(s), if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the holders of a majority of Registrable Securities held by the Requesting Shareholder(s), their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with Applicable Law;

(ii) except in the case of a Shelf Registration Statement, prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article VI, and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) in the case of a Shelf Registration Statement, prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective and to comply in all material respects with the provision of the Securities Act with respect to the disposition of the Registrable Securities subject thereto for a period ending on the date on which all the Registrable Securities held by the Demand Shareholders cease to be Registrable Securities;

(iv) if requested by the lead managing underwriter(s), if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 6.7(a)(iv) that are not, in the opinion of counsel for the Company, in compliance with Applicable Law;

(v) furnish to the Selling Shareholders and each underwriter, if any, of the securities being sold by such Selling Shareholders such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Shareholders and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Shareholders;

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(vi) use commercially reasonable efforts to register or qualify or cooperate with the Selling Shareholders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Selling Shareholders and any underwriter of the securities being sold by such Selling Shareholders shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary or reasonably advisable to enable such Selling Shareholders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Shareholders, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (vi) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(vii) use commercially reasonable efforts to cause such Registrable Securities (if such Registrable Securities are shares of Common Stock) to be listed on each securities exchange on which shares of Common Stock are then listed;

(viii) use commercially reasonable efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(ix) enter into such agreements (including an underwriting agreement) in form, scope and substance as is customary in underwritten offerings of shares of Common Stock by the Company and use its commercially reasonable efforts to take all such other actions reasonably requested by the holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the lead managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Offering (A) make such representations and warranties to the holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) if any underwriting agreement has been entered into, the same shall contain customary indemnification provisions and procedures with respect to all parties to be indemnified pursuant to Section 6.10, except as otherwise agreed by the holders of a majority of the Registrable Securities being sold and (C) deliver such documents and certificates as reasonably requested by the holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;

(x) in connection with an Underwritten Offering, use commercially reasonable efforts to obtain for the underwriter(s) (A) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

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(xi) make available for inspection by the Selling Shareholders, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or Representative retained in connection with such offering by such Selling Shareholders or underwriter (collectively, the “Inspectors”), any public non material financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information in each case reasonably requested by any such Representative, underwriter, attorney, agent or accountant in connection with such registration statement; provided, however, that the Company shall not be required to provide any information under this Section 6.7(a)(xi) if (A) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) either (1) the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Selling Shareholder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Selling Shareholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Entity, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(xii) as promptly as practicable notify in writing the Selling Shareholders and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any mutual agreement (including any underwriting agreement) contemplated by Section 6.7(a)(ix) cease to be true and correct in any material respect; and (F) upon the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Shareholder, promptly prepare and furnish to such Selling Shareholder a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xiii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, except that, subject to the requirements of Section 6.7(a)(vi), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xiii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

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(xiv) cooperate with the Selling Shareholders and the lead managing underwriter(s) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the lead managing underwriter(s) or such Selling Shareholders may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xvi) have appropriate officers of the Company prepare and make presentations at a reasonable number of “road shows” and before analysts and rating agencies, as the case may be, and other information meetings reasonably organized by the underwriters, take other actions to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the Selling Shareholders and the underwriters in the offering, marketing or selling of the Registrable Securities; provided, however, that the scheduling of any such “road shows” and other meetings shall not unduly interfere with the normal operations of the business of the Company; and

(xvii) take all other actions reasonably requested by Walmart or the lead managing underwriter(s) to effect the intent of this Agreement.

(b) The Company may require each Selling Shareholder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Shareholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such registration statement.

(c) Each Selling Shareholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 6.7(a)(xii), such Selling Shareholder shall forthwith discontinue such Selling Shareholder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.7(a)(xii), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, however, that the Company shall extend the time periods under Section 6.1(c) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the holder is required to discontinue disposition of such securities.

(d) With a view to making available to the holders of Registrable Securities the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall:

(i) use commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, at any time when the Company is subject to such reporting requirements; and

(iii) furnish to any holder of Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company with the Commission as such holder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available).

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6.8 Registration Expenses. All fees and expenses incident to the Company’s performance of its obligations under this Article VI, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 6.7(a)(vi)) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121, except in the event that Requesting Shareholders select the underwriters) (b) all printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by Walmart) and copying expenses, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions), (e) expenses of the Company incurred in connection with any “road show”, other than any expense paid or payable by the underwriters and (f) reasonable and documented fees and disbursements of one counsel for all holders of Registrable Securities whose Registrable Securities are included in a registration statement, which counsel shall be selected by, in the case of a Demand Registration, the Requesting Shareholders, in the case of a Shelf Offering, the Demand Shareholder(s) requesting such offering, or in the case of any other registration, the holders of a majority of the Registrable Securities being sold in connection therewith, shall be borne solely by the Company whether or not any registration statement is filed or becomes effective. In connection with the Company’s performance of its obligations under this Article VI, the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit) and the expenses and fees for listing the securities to be registered on the primary securities exchange or over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Shareholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Shareholder’s Registrable Securities pursuant to any registration.

6.9 Miscellaneous.

(a) Not less than five (5) Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such holder to register Registrable Securities in such registration statement of the information, documents and instruments from such holder that the Company or any underwriter reasonably requests in connection with such registration statement, including a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the second Business Day before the expected filing date, the Requested Information from such holder, the Company may file the registration statement without including Registrable Securities of such holder. The failure to so include in any registration statement the Registrable Securities of a holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such holder.

(b) The Company shall not grant to any Person any demand, piggyback or shelf registration rights the terms of which are senior to or conflict with the rights granted to Walmart hereunder without the prior written consent of Walmart. If Walmart provides such consent, Walmart and the Company shall amend this Agreement to grant Walmart any such senior demand, piggyback or shelf registration rights.

6.10 Registration Indemnification.

(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Shareholder and its Affiliates and their respective officers, directors, members, stockholders, employees, managers and partners and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Shareholder or such other indemnified Person and the officers, directors, members, stockholders, employees, managers and partners of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 6.10(a)) will reimburse each such Selling Shareholder, each of its Affiliates, and each of their respective officers, directors, members, stockholders, employees, managers and partners and each such Person who controls each such Selling Shareholder and the officers, directors, members, stockholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information furnished in writing to the Company by any Selling Shareholder expressly for use therein.

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(b) In connection with any registration statement in which a Selling Shareholder is participating, without limitation as to time, each such Selling Shareholder shall, severally and not jointly, indemnify the Company, its directors, officers and employees, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 6.10(b)) will reimburse the Company, its directors, officers and employees and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Selling Shareholder for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Selling Shareholder shall be liable under this Section 6.10(b) for amounts in excess of the gross proceeds (after deducting any underwriting discount or commission) received by such holder in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that (A) there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (B) such action involves, or is reasonably likely to have an effect beyond, the scope of matters that are subject to indemnification pursuant to this Section 6.10, or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent. No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.

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(e) The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Shareholder shall be required to make a contribution in excess of the amount received by such Selling Shareholder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

6.11 Free Writing Prospectuses. Walmart shall not use any “free writing prospectus” (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities pursuant to this Article VI without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Walmart may use any free writing prospectus prepared and distributed by the Company.

6.12 Termination of Registration Rights. The rights granted pursuant to this Article VI shall terminate, as to any holder of Registrable Securities on the date the Company is acquired in a transaction approved by the Company’s Board (including, without limitation, through a merger, consolidation, stock purchase, or sale of all or substantially all of the Company’s assets) or the earlier to occur of (a) the date on which all Registrable Securities held by such holder have been disposed; (b) the date on which all Registrable Securities held by such holder may be sold without registration in compliance with Rule 144 without regard to volume limitations or other restrictions on transfer thereunder.

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ARTICLE VII

DEFINITIONS

7.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms will have the meanings set forth below :

“Affiliate” means, with respect to any person, any other person (for all purposes hereunder, including any entities or individuals) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. It is expressly agreed that, for purposes of this definition, none of the Company or any of its subsidiaries is an Affiliate of Walmart or any of its subsidiaries (and vice versa).

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, any federal, national, state, local, municipal, international, multinational or SRO statute, law, ordinance, secondary and subordinate legislation, directives, rule (including rules of common law), regulation, ordinance, treaty, Order, permit, authorization or other requirement applicable to such Person, its assets, properties, operations or business.

“Anti-Takeover Provisions” has the meaning set forth in Section 2.2(f).

“Antitrust Laws” has the meaning set forth in Section 2.2(d)(iii).

“Bankruptcy Exceptions” has the meaning set forth in Section 2.2(d)(i).

“Beneficial Owner”, “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance); provided that, except as otherwise specified herein, such calculations shall be made inclusive of all Warrant Shares subject to issuance pursuant to the Warrant. Solely for purposes of the standstill provisions set forth in Section 5.3 (and for the avoidance of doubt, not for purposes of the Exchange Act), immediately following the issuance of the Warrant, Walmart and its Affiliates will be treated as having Beneficial Ownership of all of the Warrant Shares.

“Blackout Period” means (i) any regular quarterly period during which directors and executive officers of the Company are not permitted to trade under the insider trading policy or similar policy of the Company then in effect and (ii) in the event that the Company determines in good faith that a registration of securities would (x) reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or (y) require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would adversely affect the Company in any material respect, a period of the shorter of the ending of the condition creating a Blackout Period and up to ninety (90) days; provided, that a Blackout Period described in this clause (ii) may not occur more than once in any period of six (6) consecutive months.

“Burdensome Action” has the meaning set forth in Section 4.3.

“Business Day” has the meaning set forth in Section 1.3.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” shall be construed accordingly.

“conversion” has the meaning set forth in the definition of Equity Securities.

“convertible securities” has the meaning set forth in the definition of Equity Securities.

“Demand” has the meaning set forth in Section 6.1(a).

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“Demand Registration” has the meaning set forth in Section 6.1(a).

“Demand Registration Statement” has the meaning set forth in Section 6.1(a).

“Demand Shareholder” means Walmart or any wholly owned subsidiary of Walmart, in either case that holds Registrable Securities.

“EDGAR” means the Commission’s Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination (clauses (ii) and (iii), collectively “convertible securities” and any conversion, exchange or exercise of any convertible securities, a “conversion”).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-3” has the meaning set forth in Section 6.1(a).

“Free Writing Prospectus” has the meaning set forth in Section 6.7(a)(v).

“fully diluted basis” mean as of any time of determination, the number of shares of Common Stock which would then be outstanding assuming the complete exercise, exchange or conversion of all then outstanding convertible securities, options, rights, and warrants of the Company, provided that such amount shall not include any common stock issuable upon the vesting of contingent earnout shares or the exercise of warrants assumed in connection with the Company’s business combination with Hennessy Capital Acquisition Corp. IV.

“GAAP” has the meaning set forth in in Section 2.1(a).

“Governmental Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Entity, the giving of notice to or registration with any Governmental Entity or any other action in respect of any Governmental Entity.

“Governmental Entity” has the meaning set forth in Section 2.1(d)(iii).

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

“Hedging Counterparty” has the meaning assigned to such term in Section 6.5(a).

“Hedging Transaction” has the meaning assigned to such term in Section 6.5(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Filing Date” has the meaning set forth in Section 3.1(b).

“Initial Antitrust Clearance” has the meaning set forth in Section 3.1(b).

“Initial Antitrust Filings” has the meaning set forth in Section 3.1(b).

“Initial Filing Transaction” has the meaning set forth in Section 3.1(b).

“Inspectors” has the meaning set forth in Section 6.7(a)(xi).

“Losses” has the meaning set forth in Section 6.10(a).

“Marketed Underwritten Shelf Offering” has the meaning set forth in Section 6.3(f).

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued by any Governmental Entity.

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“Other Antitrust Filings” has the meaning set forth in Section 3.1(b).

“Other Demanding Sellers” has the meaning set forth in Section 6.2(b).

“Other Proposed Sellers” has the meaning set forth in Section 6.2(b).

“Person” means an individual, company, corporation, partnership, limited liability company, trust, body corporate (wherever located) or other entity, organization or unincorporated association, including any Governmental Entity.

“Piggyback Notice” has the meaning set forth in Section 6.2(a).

“Piggyback Registration” has the meaning set forth in Section 6.2(a).

“Piggyback Seller” has the meaning set forth in Section 6.2(a).

“Records” has the meaning set forth in Section 6.7(a)(xi).

“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $5 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission, or such lesser amount of Registrable Securities as would result in the disposition of all of the Registrable Securities Beneficially Owned by the applicable Requesting Shareholder(s); provided, that such lesser amount shall have an aggregate value of at least $2 million (based on the anticipated offering price (as reasonably determined in good faith by the Company)), without regard to any underwriting discount or commission.

“Registrable Securities” means any and all (i) Warrant or Warrant Shares, (ii) other stock or securities that Walmart or its subsidiaries may be entitled to receive, or will have received, pursuant to its ownership of the Warrant or Warrant Shares, in lieu of or in addition to shares of Common Stock, and (iii) Equity Securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (i) or (ii) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities shall cease to be Registrable Securities when they (x) have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering therein, or (y) may be sold pursuant to Rule 144 without regard to volume limitations or other restrictions on transfer thereunder. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Requested Information” has the meaning set forth in Section 6.9(a).

“Requesting Shareholders” has the meaning set forth in Section 6.1(a).

“Requisite Stockholder Approval” has the meaning set forth in Section 3.2(a).

“SEC Reports” has the meaning set forth in Section 2.1(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Shareholders” has the meaning set forth in Section 6.7(a)(i).

“Shelf Notice” has the meaning set forth in Section 6.3(a).

“Shelf Offering” has the meaning set forth in Section 6.3(f).

“Shelf Registration Statement” has the meaning set forth in Section 6.3(a).

“SRO” means any (i) “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) other United States or foreign securities exchange, futures exchange, commodities exchange or contract market or (iii) other securities exchange.

“subsidiary” means, with respect to such person, any foreign or domestic entity, whether incorporated or unincorporated, of which (i) such person or any other subsidiary of such person is a general partner, (ii) at least a majority of the voting power to elect a majority of the directors or others performing similar functions with respect to such other entity is directly or indirectly owned or controlled by such person or by any one or more of such person’s subsidiaries, or (iii) at least fifty percent (50%) of the equity interests or which are is directly or indirectly owned or controlled by such person or by any one or more of such person’s subsidiaries.

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“Take-Down Notice” has the meaning set forth in Section 6.3(f).

“Transaction Documents” means collectively this Agreement, the Warrant, the EV Agreement and any other agreement entered into by and among the parties and/or their Affiliates on the date hereof in connection with the transactions contemplated hereby or thereby, in each case, as amended, modified or supplemented from time to time in accordance with their respective terms.

“Transaction Litigation” has the meaning set forth in Section 3.1(e).

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“Walmart” has the meaning set forth in the preamble.

“Warrant” has the meaning set forth in Section 1.1.

“Warrant Issuance” has the meaning set forth in Section 1.1.

“Warrant Shares” has the meaning set forth in Section 1.1.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment. No amendment of any provision of this Agreement shall be effective unless made in writing and signed by a duly authorized officer of each party.

8.2 Waiver of Conditions. The conditions to any party’s obligation to consummate any transaction contemplated herein are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Law. No waiver shall be effective unless it is in writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

8.3 Counterparts. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Executed signature pages to this Agreement may be transmitted electronically by “pdf” file and such pdf files shall be deemed as sufficient as if actual signature pages had been delivered.

8.4 Governing Law; Submission to Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Warrant shall be brought against either of the parties only in any state or federal court located in the State of Delaware located in the County of New Castle, Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of New Castle located in the State of Delaware (and each appellate court located in the State of Delaware or the applicable federal court of appeals) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in the County of New Castle, Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of New Castle, Delaware any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Each of the parties irrevocably waive the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

8.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one Business Day after mailing, (c) if sent by email, with a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 8.5 when transmitted and receipt is confirmed, or (d) if otherwise actually personally delivered, when delivered. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

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If to the Company, to:

Canoo Inc.
15520 Highway 114, Suite 2C
Justin, Texas 76247
Attention: Legal Department
	Email:	legal@canoo.com
Hector Ruiz Hector.Ruiz@canoo.com
Ramesh Murthy Ramesh.Murhty@canoo.com

if to Walmart, to:

Name:		Walmart Inc.
Address:		702 SW 8th Street
Bentonville, AR 72712
Email:		WMLGLTRANSACTNOTICE@walmart.com
Attn:		General Counsel, Corporate

8.6 Entire Agreement, Etc. This Agreement (including the Schedules and Annexes hereto) and the other Transaction Documents, constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. No party shall take, or cause to be taken, including by entering into agreements or other arrangements with provisions or obligations that conflict, or purport to conflict, with the terms of the Transaction Documents or any of the transactions contemplated thereby, any action with either an intent or effect of impairing any such other person’s rights under any of the Transaction Documents.

8.7 Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except that either party may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly owned subsidiaries, its rights and/or obligations under this Agreement, but any such transfer or assignment shall not relieve the other party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.8 Severability. If any provision of this Agreement or a Transaction Document, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.9 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties (and any wholly owned subsidiary of Walmart to which an assignment is made in accordance with this Agreement) any benefits, rights, or remedies.

8.10 Specific Performance. The parties agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

* * *

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first herein above written.

CANOO INC.

By:
Name:
Title:

WALMART INC.

By:
Name:
Title:

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Schedule 5.1(a)

1. Basic Financial Information and Reporting.

A. As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company shall furnish Walmart with a balance sheet and equity capitalization table of the Company, as of the end of such fiscal year, a statement of income, a statement of stockholders’ equity, and a statement of cash flows of the Company and accompanying notes to the financial statements, for such year, all audited and prepared in accordance with GAAP consistently applied (except as noted therein) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by an audit report and opinion thereon by independent public accountants of national standing selected by the Board.

B. The Company shall furnish Walmart as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet and equity capitalization table of the Company as of the end of each such quarterly period , and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with GAAP consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made. In order to facilitate Walmart’s compliance with its public reporting requirements, the Company shall deliver the financial statements described in this Schedule 5.1(a) to Walmart, together with a certification that, to the Company’s knowledge, (i) such interim financial statements are fairly stated, in all material respects, in accordance with GAAP for the periods presented, applied on the same basis as the Company’s audited financial statements as of and for the most recent fiscal year end, and reflect all adjustments necessary for a fair presentation of the interim financial statements, subject to the exceptions noted on an exhibit to such certification and (ii) that the Company has made available to Walmart the information required by Section 5.1 of this Agreement. In addition, to facilitate Walmart’s compliance with its public reporting requirements, the Company shall engage a nationally recognized accounting firm (the “Auditor”) to perform quarterly review procedures that result in the issuance of an independent accountant’s review report on the Company’s quarterly and year-to-date balance sheet and statement of operations for the periods ending March 31, June 30 and September 30; which reports shall be delivered within 45 days after the end of the quarter for with the report pertains. In order to facilitate Walmart’s compliance with its public reporting requirements, the Company’s chief financial officer and chief accounting officer shall participate in one or more teleconferences with Representatives of Walmart each quarter to review the financial statements previously delivered and discuss significant transactions reflected for the period of the financial statements.

C. The Company shall furnish to Walmart at least sixty (60) days prior to the beginning of each fiscal year or as soon as otherwise available in the ordinary course of the Company’s budgeting process (and as soon as available, any subsequent written revisions thereto) a comprehensive operating budget forecasting the Company’s revenues, expenses, net income/loss and cash position on a month-to-month basis for the upcoming fiscal year (a “Budget”). Each Budget shall be prepared in accordance with United States generally accepted accounting principles consistently applied (except as noted thereon).

D. All financial information and budgets required under clauses (A) and (B) above shall consist of consolidated financial statements (consolidating the Company and its subsidiaries) unless GAAP provides otherwise.

E. As soon as reasonably practicable, and in any event within 15 business days after the issuance of the report, the Company shall furnish to Walmart any 409A valuation reports that it prepares or causes to be prepared.

2. Inspection Rights. Walmart shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable business times, with reasonable advance notice and no more often than Quarterly.

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ANNEX A

Form of Warrant

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Annex A-2

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A WARRANT ISSUANCE AGREEMENT, DATED AS OF JULY 11, 2022, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND WALMART INC., A DELAWARE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE

CANOO INC.

WARRANT TO PURCHASE COMMON STOCK

Number of shares of Common Stock: 61,160,011

Date of Issuance: July 11, 2022 (“Issuance Date”)

CANOO INC., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WALMART INC., a Delaware corporation, the registered holder hereof (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof and any additional Warrants to purchase Common Stock issued pursuant to Section 3, the “Warrant”), at any time or times on or after the Issuance Date but only with respect to the portion of the Warrant that has vested as of such time, but not after 11:59 p.m., Central Time, on the Expiration Date (as defined below). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16.

This Warrant is issued: (i) pursuant to and subject to the provisions of the Warrant Issuance Agreement dated as of the Issuance Date between the Holder and the Company (including any amendments thereto, the “Warrant Issuance Agreement”); and (ii) as a condition to the execution of the Electric Vehicle Agreement dated as of the Issuance Date by and between the Company and the Holder (including any amendments, addendums, exhibits, annexes, and POs issued thereunder, collectively, the “EV Agreement”).

1. VESTING. This Warrant shall vest and become exercisable as follows:

(i) 15,290,003 Warrant Shares will vest and become exercisable immediately on the Issuance Date.

(ii) Following the Issuance Date, the remaining Warrant Shares (“Revenue Vesting Shares”) will vest and become exercisable on a pro rata based on Total Walmart Generated Revenue in an amount proportional to $300 million, until aggregate Total Walmart Generated Revenue shall reach $300 million, at which time all Revenue Vesting Shares (and all Warrant Shares) shall have vested. For example, at such time as Total Walmart Generated Revenue from and after the Issuance Date shall have reached $30 million, 10% of the Revenue Vesting Shares shall have become vested and exercisable.

(iii) Promptly following the end of each calendar quarter until all Warrant Shares have vested, the Holder shall calculate the Total Walmart Generated Revenue generated by Walmart and its Affiliates during such calendar quarter (or, for the calendar quarter in which the Issuance Date occurred, since the Issuance Date) and provide notice to the Company thereof together with calculations that are sufficiently detailed to enable the Company to validate such determination (the “Revenue Notice”), and the Company shall account for any vesting of the Warrant Shares accordingly. If the Company delivers a Dispute Notice (as defined below) pursuant to subparagraph (iv) below with respect to the Revenue Notice, the Revenue Vesting Shares subject to dispute shall not become vested until such time it is determined pursuant to the terms and conditions hereof that the vesting conditions have been satisfied.

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(iv) If the Company desires to dispute the determination in any such Revenue Notice (such dispute, a “Revenue Dispute”), the Company will provide written notice to the Holder within ten (10) Business Days following receipt of the Revenue Notice, with reasonable supporting detail of the basis for dispute (a “Dispute Notice”). The parties shall have twenty (20) Business Days following receipt of the Dispute Notice to work together in good faith to resolve any such dispute (the “Resolution Period”). In the event that the parties resolve the Revenue Dispute during the Resolution Period, the Warrant Shares subject to vesting in accordance with such resolution shall become immediately vested on the date of such resolution. In the event the parties are unable to resolve the Revenue Dispute within the Resolution Period, either the Company or the Holder may, in its sole discretion, elect to commence mediation with a mediator to be mutually agreed upon the parties in good faith to resolve such dispute. The costs of the mediator shall be shared equally by the Company and the Holder, provided that if the mediator shall resolve the dispute substantially in the favor of either the Company or the Holder, the other shall bear all costs of the mediator.

2. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder at any time after the occurrence of the Applicable Stockholder Vote (and regardless of the outcome of such vote), but only to the extent vested, in whole or in part (except as provided under Section 3 below), by (i) delivery of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, and (ii) payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) (x) in cash by wire transfer of immediately available funds to an account designated by the Company (such manner of exercise, a “Cash Exercise”) and/or (y) without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of this Warrant and payment of the Exercise Price in cash so as to yield a number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) equal to the product of (A) the number of Warrant Shares issuable upon the exercise of this Warrant (either in full or in part, as applicable) (if payment of the Exercise Price were being made in cash) and (B) the Cashless Exercise Ratio (such manner of exercise, a “Cashless Exercise”); provided that such product shall be rounded to the nearest whole Warrant Share. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by book entry position, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise by the date that is the earlier of (i) two (2) Trading Days after the delivery to the Company of the Exercise Notice and the Aggregate Exercise Price (the “Exercise Delivery Documents”), and (ii) the number of Trading Days comprising a standard settlement period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Exercise Delivery Documents (or if requested by Holder the date the Warrant Shares are transferred to the name of the Holder by book entry position by the Transfer Agent), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised.

(b) No Fractional Shares. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares to be issued shall be rounded to the nearest whole number.

(c) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

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(d) Delivery of a New Warrant. The Holder shall not be required to surrender this Warrant to the Company for cancellation until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case the Holder shall surrender this Warrant within three (3) Business Days of the date on which the final Exercise Notice is delivered to the Company. Partial exercise of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. Notwithstanding the foregoing, if this Warrant has been exercised in part the Company shall, at the request of the Holder and upon surrender of this Warrant certificate, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(e) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(c)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(f) Exercise Price. For purposes of this Warrant, “Exercise Price” means $2.15 per Warrant Share, subject to adjustment as provided herein.

(g) Exercise Restriction. Notwithstanding anything herein to the contrary, in no event shall the Company issue more than 53,852,492 shares of Common Stock in respect of this Warrant unless and until the Company shall have obtained the Requisite Stockholder Approval (as such term is defined in the Warrant Issuance Agreement); provided, that in lieu of any Shares which would have been issued in connection with a valid exercise of this Warrant but for the application of this Section 2(g) (such Shares, the “Excess Shares”), the Company shall pay to the Holder an amount in cash equal to the product of: (i) the excess of (x) the 30-Day VWAP as of the day immediately preceding the applicable exercise date and (y) the Exercise Price, times (ii) the number of Excess Shares. Any cash amounts due pursuant to the foregoing sentence shall be paid by the Company by wire transfer of immediately available funds on or prior to the Warrant Share Delivery Date applicable to such exercise and following such payment the Company shall cease to have any further obligations in respect of the portion of the Warrant relating to such Excess Shares.

3. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.

(a) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (a) declare, order, pay or make a dividend or make a distribution on Common Stock in additional shares of Common Stock, (b) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Holder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be (disregarding whether or not this Warrant had been exercisable by its terms at such time). In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant was exercisable by its terms at such time) and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant is exercisable by its terms at such time); provided that such product shall be rounded to the nearest whole Warrant Share.

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(b) Certain Issuances of Common Stock or Convertible Securities. If the Company shall at any time or from time to time issue shares of Common Stock (or rights or warrants or any other securities or rights exercisable or convertible into or exchangeable for shares of Common Stock (collectively, a “conversion”)), including through distributions on outstanding securities (collectively, “Convertible Securities”) (other than in Permitted Transactions or transactions to which the adjustments set forth in Section 3(a) are applicable), without consideration or at a consideration per share (or having a conversion price per share) that is less than the Exercise Price then in effect (the date of such issuance, the “Pricing Date”) then, in such event:

(A) the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the Pricing Date (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (I) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of additional shares of Common Stock issued (or into which Convertible Securities may be converted) and (II) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration in respect of such issuance of shares of Common Stock (or Convertible Securities) would purchase at the Market Price of Common Stock immediately prior to the Pricing Date; and

(B) the Exercise Price payable upon exercise of this Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the Pricing Date by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately prior to the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant was exercisable by its terms at such time), and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately after the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant is exercisable by its terms at such time).

For purposes of this Section 3(b), “Permitted Transactions” shall include (a) issuances of shares of Common Stock (including upon exercise of options) to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan or other similar compensatory agreement or arrangement approved by the Board of Directors, (b) issuances of shares of Common Stock in a Qualified Financing, (c) issuance of the Company’s equity interests upon exercise of warrants or options, or conversion of outstanding equity interests, outstanding as of the Issuance Date, (d) any sale of the Company’s equity interests pursuant to a registered public offering, (e) sales of Common Stock in transactions deemed to be “at-the-market” sales pursuant to Rule 415 of the Securities Act, including any sales pursuant to the standby equity purchase agreement, dated as of May 10, 2022, between the Company and YA-II PN, Ltd., (f) issuance of shares of Common Stock as payment to Company vendors and suppliers, or issuances to secure such payment obligations, and (g) issuance of Common Stock issuable upon exercise of this Warrant. For the avoidance of doubt, except in connection with any transaction described in Section 3(a), no adjustment pursuant to this Section 3(b) shall be made to an applicable Exercise Price or number of related Warrant Shares in the case of the issuance of Common Stock or Convertible Securities at a consideration per share (or having a conversion or exercise price per share) that is equal to or greater than such Exercise Price. Any adjustment made pursuant to this Section 3(c) shall become effective immediately upon the date of such issuance. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 3(b)

(c) Distributions. If the Company, at any time while this Warrant is outstanding, declares or makes any dividend or distributes to holders of shares of Common Stock (and not to the Holder) evidences of its indebtedness or assets (including cash and cash dividends or property) or rights or warrants to subscribe for or purchase any security (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction other than dividends or distributions pursuant to Section 3(a)) (a “Distribution”), then the Holder will be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon exercise of the Warrant solely to the extent exercisable immediately before the date as of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

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4. SALE OR LIQUIDATION TRANSACTION. Upon the occurrence of a Change of Control, liquidation, or similar event with respect to the Company, (a) the portion of the Warrant that is vested at the time of such event shall be deemed automatically exercised immediately prior to such event and all amounts payable with respect to the Common Stock shall include the Warrant Shares resulting from such exercise (less the applicable Aggregate Exercise Price). and (b) the portion of the Warrant that is unvested at the time of such event shall remain outstanding and assumed by the successor entity. Notwithstanding the foregoing, in the event the Change of Control, liquidation, or similar event could negatively impact the Holder’s ability to earn Warrant Shares, including without limitation by adversely impacting in any respect the potential amount of Total Walmart Generated Revenue, the portion of the Warrant that remains unvested, if any, at the time of such event shall accelerate and fully vest immediately prior thereto.

5. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. The Holder, solely in such Person’s capacity as the Holder of this Warrant, shall not be entitled to vote or receive distributions or be deemed a holder of Common Stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any company action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive distributions or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

6. REISSUANCE OF WARRANTS.

(a) Restrictions on Transfer. The Holder may not sell, exchange, assign, pledge, hypothecate, gift or otherwise transfer, dispose of or make or permit any indirect transfer of this Warrant without the prior written consent of the Company’s board of directors; provided, however, that the Holder may assign this Warrant to any of its Affiliates without such prior written consent.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant.

7. FACILITATION OF SALES UNDER RULE 144. For as long as the Holder or any Permitted Transferee owns any Warrant Shares, to the extent it shall be required to do so under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), and submit all required Interactive Data Files (as defined in rules and regulations promulgated by the SEC), and the Company shall, and shall procure any relevant third party to, take such further necessary action required from time to time to enable the Holder to sell its Warrant Shares (including, without limitation, for the purpose of the removal of any restrictive legend on the Warrant Shares, such as by providing an opinion letter from the Company’s counsel to the Holder or any relevant transfer agent) as from the first Business Day after the delivery of the Exercise Delivery Documents, without registration under the Securities Act within the limitations of the exemption provided by Rule 144 under the Securities Act.

8. NONWAIVER AND EXPENSES. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

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9. SUCCESSORS AND ASSIGNS. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

10. REMEDIES. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

11. NOTICES. To be effective, any notice, consent, or communication required or permitted to be given in connection with this Warrant must be in writing and personally delivered or sent by messenger, overnight courier, electronic mail, or certified mail and addressed as set forth below. All notices, consents, and communications are deemed delivered and received by the receiving party (a) if personally delivered or delivered by messenger, on the date of delivery or on the date delivery was refused, (b) if delivered by electronic mail, upon receipt of confirmation of the party transmitting such electronic mail, or (c) if delivered by overnight courier or certified mail, on the date of delivery as established by the return receipt, courier service confirmation, or similar documentation (or the date on which the courier or postal service, as the case may be, confirms that acceptance of delivery was refused or undeliverable). Each notice shall be addressed as follows:

If to the Company:
Canoo Inc.
15520 Highway 114, Suite 2C
Justin, Texas 76247
Attention: Legal Department
Email:	legal@canoo.com
Hector Ruiz Hector.Ruiz@canoo.com
Ramesh Murthy Ramesh.Murhty@canoo.com
If to the Holder:
Walmart Inc.
702 S.W. 8th Street
Bentonville, AR 72716
Attention: Corporate Development and M&A Legal
Email:	transactionnotices@walmartlegal.com
Michael Guptan Michael.Guptan@walmart.com
Zuzana Gajduskova ZGajduskova@walmart.com
Harsha Pakhal Harsha.Pakhal@walmart.com

12. AMENDMENT AND WAIVER. Except as otherwise provided herein, neither the Company nor the Holder shall amend this Warrant, take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the other party.

13. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by the laws of the State of Delaware (without giving effect to any choice of law or conflict of law provision or rule).

14. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

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15. SUBMISSION TO JURISDICTION. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Warrant shall be brought against either of the parties only in any state or federal court located in the State of Delaware located in the County of New Castle, Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of New Castle located in the State of Delaware (and each appellate court located in the State of Delaware or the applicable federal court of appeals) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in the County of New Castle, Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of New Castle, Delaware any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Each of the parties irrevocably waive the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

16. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “30-Day VWAP” means, as of any date, the volume weighted average price per share of the Common Stock on the Principal Trading Market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source mutually agreed by the Holder and the Company) from 9:30 a.m. (New York City time) on the Trading Day that is thirty (30) Trading Days preceding such date to 4:00 p.m. (New York City time) on the last Trading Day immediately preceding such date.

(b) “Applicable Stockholder Vote” means the first duly convened meeting of the stockholders of the Company at which a resolution for the purpose of obtaining the Requisite Stockholder Approval (as such term is defined in the Warrant Issuance Agreement) is presented to the stockholders and voted upon, regardless of the outcome of such vote.

(c) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e) “Cash Exercise” has the meaning set forth in Section 2(a).

(f) “Cashless Exercise” has the meaning set forth in Section 2(a).

(g) “Cashless Exercise Ratio” with respect to any exercise of this Warrant means a fraction (i) the numerator of which is the excess of (x) the 30-Day VWAP as of the day immediately preceding such exercise date over (y) the Exercise Price, and (ii) the denominator of which is the 30-Day VWAP as of the day immediately preceding such exercise date.

(h) “Common Stock” means (i) the Company’s Common Stock, $.0001 par value per share, and (ii) any stock into which such Common Stock shall have been changed or any stock resulting from a reclassification of such Common Stock.

(i) “Company Capitalization” means the sum of: (1) all shares of capital stock of the Company (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities: and (2) all shares of Common Stock of the Company reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Financing, as applicable.

(j) “Expiration Date” means the date 10 years after the Issuance Date or, if such date falls on a day other than a Business Day, the next Business Day (the “Initial Expiration Date”), provided that if all Warrant Shares shall not have vested on such Initial Expiration Date and the Company is continuing to recognize Total Walmart Generated Revenue at such time, the Expiration Date shall be extended an additional sixty (60) calendar days following the end of the calendar quarter in which such Initial Expiration Date occurred to permit the determination of Total Walmart Generated Revenue through the Initial Expiration Date and the associated vesting of Revenue Vesting Warrants in accordance with Section 1 hereof.

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(k) “Net Revenue” means gross sales less discounts, returns, allowances and sales tax.

(l) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(m) “Principal Trading Market” means the trading market on which the Common Stock is primarily listed on and quoted for trading, and which, as of the Issue Date is The NASDAQ Capital Market

(n) “Qualified Financing” means the first transaction or series of related transactions during each successive 24-month period following the Issuance Date in which the Company sells and issues Common Stock or similar securities primarily for the purpose of raising capital in an amount not exceeding the lesser of: (x) $100,000,000 and (y) 10% of the Company Capitalization at the time of such transaction. For clarity purposes, any transaction or series of related transactions in which the Company sells and issues Common Stock or similar securities primarily for the purpose of raising capital which is not a Qualified Transaction or otherwise not a Permitted Transaction shall be subject to the provisions of Section 3(b) hereof.

(o) “Total Walmart Generated Revenue” shall include all Net Revenue to Canoo or its Affiliates enabled by Walmart or its Affiliates, including without limitation Net Revenue to Canoo or its Affiliates under the EV Agreement or any other agreement with Walmart or its Affiliates and Net Revenue attributable to any products or services offered by Walmart or its Affiliates related to Canoo or its Affiliates.

(p) “Trading Day” means a day on which the Principal Trading Market is open for trading. If the Common Stock is not listed on any Trading Market, then “Trading Day” means Business Day.

(q) “Trading Market” means the Nasdaq Global Select Market or the market or exchange on which the Common Stock is listed or quoted for trading on the date in question.

(r) “Transfer Agent” means the Company and any successor transfer agent of the Company.

(s) “Warrant Shares” means fully paid and nonassessable shares of Common Stock of the Company as adjusted from time to time as contemplated herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

CANOO INC.
By:	/s/ Tony Aquila
Name:	Tony Aquila
Title:	CHAIRMAN & CEO

WALMART INC.
By:	/s/ Michael Guptan
Name:	Michael Guptan
Title:	Senior Vice President – Corporate Development

[Signature Page to Warrant]

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Exhibit A

EXERCISE NOTICE

To: Canoo Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 2 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name of the Holder.

Number of shares of Common Stock with respect to which the Warrant is being exercised (including shares to be withheld as payment of the Exercise Price pursuant to the Cashless Exercise provisions of Section 2(a) of the Warrant, if any):

Method of Payment of Exercise Price (note if Cashless Exercise or cash exercise pursuant to Section 2(a) of the Warrant):

Aggregate Exercise Price:

IN WITNESS WHEREOF, the undersigned has caused this Exercise Notice to be executed on the day and year first above written.

[Printed or Typed Entity Name]
By:
(Signature)
Name:
Title:

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Annex B-1

STANDBY EQUITY AGREEMENT

THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of May 10, 2022 is made by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), and CANOO INC., a company incorporated under the laws of the State of Delaware (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $250 million of the Company’s shares of common stock, par value $0.0001 per share (the “Common Shares”); and

WHEREAS, the Common Shares are listed for trading on the Nasdaq Stock Market under the symbol “GOEV;” and

WHEREAS, the offer and sale of the Common Shares issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder.

NOW, THEREFORE, the parties hereto agree as follows:

Article I. Certain Definitions

Section 1.01 “Additional Shares” shall have the meaning set forth in Section 2.01(d)(ii).

Section 1.02 “Adjusted Advance Amount” shall have the meaning set forth in Section 2.01(d)(i).

Section 1.03 “Advance Date” shall mean the 1st Trading Day after expiration of the applicable Pricing Period for each Advance.

Section 1.04 “Advance Notice” shall mean a written notice in the form of Exhibit A attached hereto to the Investor executed by an officer of the Company and setting forth the amount of an Advance that the Company desires to issue and sell to the Investor.

Section 1.05 “Advance Notice Date” shall mean each date the Company delivers (in accordance with Section 2.01(b) of this Agreement) to the Investor an Advance Notice, subject to the terms of this Agreement.

Section 1.06 “Advance Shares” shall mean the number of Common Shares that the Company desires to issue and sell to the Investor as requested by the Company in an Advance Notice.

Section 1.07 “Advances” shall mean any issuance and sale from the Company to the Investor pursuant to Article II hereof.

Section 1.08 “Agreement” shall have the meaning set forth in the preamble of this Agreement.

Section 1.09 “Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

Section 1.10 “Basket” shall have the meaning set forth in Section 5.04.

Section 1.11 “Black Out Period” shall have the meaning set forth in Section 6.01(e)

Section 1.12 “Closing” shall have the meaning set forth in Section 2.02.

Section 1.13 “Commitment Amount” shall mean $250,000,000 of Common Shares, provided that, the Company shall not affect any sales under this Agreement and the Investor shall not have the obligation to purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under this Agreement would exceed 19.9% of the outstanding Common Shares as of the date of this Agreement (the “Exchange Cap”) provided further that, the Exchange Cap will not apply (a) if the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market or (b) as to any Advance, if the Purchase Price of Shares in respect of such Advance equals or exceeds $3.81 per share (which represents the lower of (i) the Nasdaq Official Closing Price on the Trading Day immediately preceding the date of this Agreement; or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the date of this Agreement).

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Section 1.14 “Commitment Shares” shall have the meaning set forth in Section 12.04

Section 1.15 “Commitment Period” shall mean the period commencing on the date hereof and expiring upon the date of termination of this Agreement in accordance with Section 10.01.

Section 1.16 “Common Shares” shall have the meaning set forth in the recitals of this Agreement.

Section 1.17 “Company” shall have the meaning set forth in the preamble of this Agreement.

Section 1.18 “Company Indemnitees” shall have the meaning set forth in Section 5.02.

Section 1.19 “Condition Satisfaction Date” shall have the meaning set forth in Section 7.01.

Section 1.20 “Environmental Laws” shall have the meaning set forth in Section 4.13.

Section 1.21 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.22 “Exchange Cap” shall have the meaning set forth in Section 1.13

Section 1.23 “Excluded Day” shall have the meaning set forth in Section 2.01(d)(i).

Section 1.24 “Hazardous Materials” shall have the meaning set forth in Section 4.13.

Section 1.25 “Indemnified Liabilities” shall have the meaning set forth in Section 5.01.

Section 1.26 “Investor” shall have the meaning set forth in the preamble of this Agreement.

Section 1.27 “Investor Indemnitees” shall have the meaning set forth in Section 5.01.

Section 1.28 “Market Price” shall mean the lowest daily VWAP of the Common Shares during the relevant Pricing Period, other than the daily VWAP on any Excluded Days.

Section 1.29 “Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

Section 1.30 “Material Outside Event” shall have the meaning set forth in Section 6.08.

Section 1.31 “Maximum Advance Amount” in respect of each Advance Notice means $50,000,000.

Section 1.32 “Minimum Acceptable Price” or “MAP” shall mean the minimum price notified by the Company to the Investor in each Advance Notice, if applicable.

Section 1.33 “OFAC” shall have the meaning set forth in Section 4.30.

Section 1.34 “Ownership Limitation” shall have the meaning set forth in Section 2.01(c)(i).

Section 1.35 “Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.36 “Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

Section 1.37 “Pre-Advance Date” shall have the meaning set forth in Section 2.05(b).

Section 1.38 “Pre-Advance Loan” shall have the meaning set forth in Section 2.05(b).

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Section 1.39 “Pricing Period” shall mean the three (3) consecutive Trading Days commencing on the Advance Notice Date.

Section 1.40 “Principal Market” shall mean the Nasdaq Global Select Market; provided however, that in the event the Company’s Common Shares are ever listed or traded on the New York Stock Exchange, the NYSE American, the Nasdaq Global Market, or the Nasdaq Capital Market, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Shares are then listed or traded.

Section 1.41 “Promissory Note” shall have the meaning set forth in Section 2.05(b).

Section 1.42 “Prospectus” means any prospectus (including, without limitation, all amendments and supplements thereto) used in connection with a Registration Statement.

Section 1.43 “Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, including, without limitation, any Prospectus Supplement to be filed in accordance with 0 hereof.

Section 1.44 “Purchase Price” shall mean the price per Share obtained by multiplying the Market Price by 97.5%.

Section 1.45 “Registrable Securities” shall mean (i) the Shares, and (ii) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

Section 1.46 “Registration Limitation” shall have the meaning set forth in Section 2.01(c)(ii).

Section 1.47 “Registration Statement” shall mean a registration statement on Form S-1 or Form S-3 or on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the registration of the resale by the Investor of the Registrable Securities under the Securities Act.

Section 1.48 “Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.

Section 1.49 “Sanctions” shall have the meaning set forth in Section 4.30.

Section 1.50 “Sanctioned Countries” shall have the meaning set forth in Section 4.30.

Section 1.51 “SEC” shall mean the U.S. Securities and Exchange Commission.

Section 1.52 “SEC Documents” shall have the meaning set forth in Section 4.05.

Section 1.53 “Securities Act” shall have the meaning set forth in the recitals of this Agreement.

Section 1.54 “Settlement Document” shall have the meaning set forth in Section 2.02(a).

Section 1.55 “Shares” shall mean the Commitment Shares and the Common Shares to be issued from time to time hereunder pursuant to an Advance.

Section 1.56 “Subsidiaries” shall have the meaning set forth in Section 4.01.

Section 1.57 “Trading Day” shall mean any day during which the Principal Market shall be open for business.

Section 1.58 “Transaction Documents” shall have the meaning set forth in Section 4.02.

Section 1.59 “Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of such equity or debt securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), (ii) issues or sells any equity or debt securities either (A) at a price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or (B) that are subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right, other than in connection with a “fundamental transaction”) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company, or (iii) enters into any agreement, including, but not limited to, an “equity line of credit” or “at the market offering” or other continuous offering or similar offering of Common Shares, whereby the Company may sell Common Shares at a future determined price.

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Section 1.60 “VWAP” means, for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

Article II. Advances

Section 2.01 Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Company, at its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall purchase from the Company, Common Shares by the delivery to the Investor of Advance Notices as provided herein.

(a) Advance Notice. At any time during the Commitment Period the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the satisfaction of all the conditions set forth in Section 7.01, and in accordance with the following provisions:

(i) The Company shall, in its sole discretion, select the amount of the Advance, not to exceed the Maximum Advance Amount, it desires to issue and sell to the Investor in each Advance Notice and the time it desires to deliver each Advance Notice.

(ii) There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.

(b) Date of Delivery of Advance Notice. Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A. An Advance Notice shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by email on or before 8:30 a.m. Eastern Time (or later if waived by the Investor in its sole discretion), or (ii) the immediately succeeding day if it is received by email after 8:30 a.m. Eastern Time, in each case in accordance with the instructions set forth on the bottom of Exhibit A.

(c) Advance Limitations. Regardless of the amount of an Advance requested by the Company in the Advance Notice, the final number of Shares to be issued and sold pursuant to an Advance Notice shall be reduced (if at all) in accordance with each of the following limitations:

(i) Ownership Limitation; Commitment Amount. At the request of the Company, the Investor will inform the Company of the amount of shares the Investor currently beneficially owns. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and shall not purchase or acquire, any Common Shares under this Agreement which, when aggregated with all other Common Shares beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates (on an aggregated basis) to exceed 4.99% of the then outstanding voting power or number of Common Shares (the “Ownership Limitation”). Upon the written request of the Investor, the Company shall promptly (but no later than the next business day on which the transfer agent for the Common Shares is open for business) confirm orally or in writing to the Investor the number of Common Shares then outstanding. In connection with each Advance Notice delivered by the Company, any portion of the Advance that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the amount of the Advance requested by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

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(ii) Registration Limitation. In no event shall an Advance exceed the amount registered under the Registration Statement then in effect (the “Registration Limitation”) or the Exchange Cap, to the extent applicable. In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation or the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(d) Minimum Acceptable Price.

(i) With respect to each Advance Notice, the Company may notify the Investor of the MAP with respect to such Advance by indicating a MAP on such Advance Notice. If no MAP is specified in an Advance Notice, then no MAP shall be in effect in connection with such Advance. Each Trading Day during a Pricing Period for which (A) with respect to each Advance Notice with a MAP, the VWAP of the Common Shares is below the MAP in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), shall result in an automatic reduction to the amount of the Advance set forth in such Advance Notice by one-third (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Pricing Period for purposes of determining the Market Price.

(ii) The total Shares in respect of each Advance (after reductions have been made to arrive at the Adjusted Advance Amount, if any) shall be automatically increased by such number of Common Shares (the “Additional Shares”) equal to the number of Common Shares sold by the Investor on such Excluded Day, if any, and the price paid per share for each Additional Share shall be equal to the MAP in effect with respect to such Advance Notice (without any further discount), provided that this increase shall not cause the total Advance to exceed the amount set forth in the original Advance Notice or any limitations set forth in Section 2.01(c).

(e) Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to Section 3.08 (Trading Activities), the Investor may sell Common Shares during the Pricing Period.

Section 2.02 Closings. The closing of each Advance and each sale and purchase of Advance Shares (each, a “Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below. The parties acknowledge that the Purchase Price is not known at the time the Advance Notice is delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing based on the daily prices of the Common Shares that are the inputs to the determination of the Purchase Price as set forth further below. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

(a) On each Advance Date, the Investor shall deliver to the Company a written document, in the form attached hereto as Exhibit B (each a “Settlement Document”), setting forth the final number of Shares to be purchased by the Investor (taking into account any adjustments pursuant to Section 2.01), the Market Price, the Purchase Price, the aggregate proceeds to be paid by the Investor to the Company, and a report by Bloomberg, L.P. indicating the VWAP for each of the Trading Days during the Pricing Period (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the parties), in each case in accordance with the terms and conditions of this Agreement. The final number of Shares to be purchased by the Investor at the Closing for such Advance shall equal the sum of (i) the Adjusted Advance Amount which shall be purchased at the Purchase Price, plus (ii) the aggregate number of Additional Shares elected to be purchased by the Investor on Excluded Days during such Pricing Period (as contemplated by Section 2.01(d)(ii)) which shall be purchased at the applicable MAP.

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(b) Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at The Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. Promptly upon receipt of such notification, the Investor shall pay to the Company the aggregate purchase price of the Shares (as set forth in the Settlement Document) in cash in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares pursuant to the Plan of Distribution set forth in the prospectus included in the Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(c) On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(d) Notwithstanding anything to the contrary in this Agreement, if on any day during the Pricing Period (i) the Company notifies Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the parties agree that the pending Advance shall end and the final number of Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of Common Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.

Section 2.03 Hardship.

(a) In the event the Investor sells Common Shares of the Company after receipt of an Advance Notice and the Company fails to perform its obligations as mandated in Section 2.02, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

(b) In the event the Company provides an Advance Notice and the Investor fails to perform its obligations as mandated in Section 2.02, the Investor agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Company is entitled at law or in equity, including, without limitation, specific performance, it will hold the Company harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Investor and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

Section 2.04 Completion of Resale Pursuant to the Registration Statement. After the Investor has purchased the full Commitment Amount and has completed the subsequent resale of the full Commitment Amount pursuant to the Registration Statement, Investor will notify the Company that all subsequent resales are completed, and the Company will be under no further obligation to maintain the effectiveness of the Registration Statement. The Company also shall have no further obligation to maintain the effectiveness of the Registration Statement after the 180th day following the earlier to occur of the latest Closing that has occurred or the termination of this Agreement in accordance with its terms.

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Section 2.05 Pre-Advance Loans.

(a) From time to time, subject to the mutual consent of the parties, the Company may request, and the Investor shall provide, pre-advance loans (each, a “Pre-Advance Loan”) each in a principal amount to be agreed upon by the parties and evidenced by a promissory note duly executed on behalf of the Company on terms and conditions to be agreed by the parties. The closing of each Pre-Advance Loan shall take place on the date agreed upon by the parties (the date of the closing of each Pre-Advance Loan shall be referred to as the “Pre-Advance Date”)). On each Pre-Advance Date (i) the Investor shall pay to the Company the agreed upon principal amount of the Pre-Advance Loan in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested, and (ii) the Company shall deliver to the Investor a promissory note on terms and conditions to be agreed by the parties (each, a “Promissory Note”) in the principal amount of such Pre-Advance Loan, duly executed on behalf of the Company.

(b) First Pre-Advance Loan. The parties hereby agree that the Company may, at any time beginning on the date that the Registration Statement contemplated hereunder is first declared effective, and ending 45 days later, provided that the conditions precedent to a Pre-Advance Loan set forth in Section 2.05(c) are then satisfied, request the first Pre-Advance Loan in the principal amount of up to $50,000,000 from the Investor by providing a written notice of such request to the Investor (the “Request”). The closing of the first Pre-Advance Loan shall take place in two equal tranches of up to $25,000,000 each, as follows: (i) the Pre-Advance Date for the first tranche of the Pre-Advance Loan shall be the 30th Trading Day following the date of the Request, and (ii) the Pre-Advance Date for the second tranche of the Pre-Advance Loan shall be the 50th Trading Day following the date of the Request, or such earlier date as may be agreed by the Investor. On each Pre-Advance Date, subject to the satisfaction of the conditions precedent to a Pre-Advance Loan set forth in Section 2.05(c) as of such Pre-Advance Date, (i) the Investor shall pay to the Company the principal amount of the tranche of the Pre-Advance Loan set forth in the Request in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested, and (ii) the Company shall deliver to the Investor a Promissory Note in the principal amount of the tranche of the Pre-Advance Loan set forth in the Request in the form set forth as Exhibit C hereto.

(c) Conditions to First Pre-Advance Loan. The right of the Company to request the first Pre-Advance Loan, and the obligations of the Investor to advance to the Company the principal amount of the first Pre-Advance Loan on each Pre-Advance Date shall be subject to the timely performance by the Company of their obligations hereunder, and the satisfaction, unless waived by the Investor, as of the date of the Request and as of the Pre-Advance Date for the each tranche of the first Pre-Advance Loan, of each of the following conditions:

(i) Advance Notice Conditions. The satisfaction of all the conditions precedent to the right of the Company to deliver an Advance Notice set forth in Section 7.01(a), (d), (e), and (f) shall be satisfied.

(ii) Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell Common Shares issuable pursuant to Advance Notices and the market value of the Common Shares available thereunder (based on the average of the daily VWAP during the five Trading Days prior to the date of the Request) shall be no less than 1.5 times the principal amount of the Pre-Advance Loan.

(iii) Authority. The issuance of the Promissory Note in respect of the Pre-Advance Loan, and the performance by the Company thereunder, including, without limitation, the payment obligations, is legally permitted by all laws and regulations to which the Company is subject and is not in conflict with, or prohibited by, the organizational documents of the Company, or any contract, agreement, or arrangement with any third party.

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(iv) No Suspension of Trading in or Delisting of Common Shares. The Common Shares are quoted for trading on the Primary Market. The Company shall have the capacity to issue such number of Common Shares with a market value (based on the average of the daily VWAP during the five Trading Days prior to the date of the Request) of no less than 1.5 times the principal amount of the Pre-Advance Loan without breaching the Exchange Cap. The Company shall not have received any written notice that is then still pending threatening the continued quotation of the Common Shares on the Primary Market.

(v) Minimum Price. The market price of the Common Shares on the Principal Market is greater than $3.75 per share as measured by the average of the daily VWAP for each of the three consecutive Trading Days immediately prior to the date of determination.

(vi) Bring Down Certificate. The Investor shall have received on and as of the Pre-Advance Loan Date a certificate of an executive officer of the Company confirming that all of the representations and warranties of the Company in this Agreement are true and correct on and as of the Pre-Advance Loan Date, and that the Company has complied with all agreements and covenants and satisfied all other conditions on its part to be performed or satisfied hereunder at or prior to the Pre-Advance Closing Date.

(vii) Equity Raise. The Company shall have completed an equity capital raise after the date of this Agreement in which the Company received net proceeds of at least $125 million.

(viii) Prohibited Indebtedness. As of the date of determination, neither the Company, nor any of its Subsidiaries, shall have existing any Indebtedness (as defined in the Promissory Note) which would be prohibit indebtedness pursuant to Section 8(c) of the Promissory Note.

Article III. Representations and Warranties of Investor

The Investor hereby makes the following representations, warranties and covenants to the Company:

Section 3.01 Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, including all transactions contemplated, and to purchase or acquire Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 3.02 Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares of the Company and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 3.03 No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

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Section 3.04 Investment Purpose. The Investor is acquiring the Common Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, in violation of the Securities Act or any applicable state securities laws; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a registration statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. The Investor is acquiring the Shares hereunder in the ordinary course of its business. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any prospectus contained therein to the extent required by applicable law and to the extent the prospectus is related to the resale of Registrable Securities.

Section 3.05 Accredited Investor. The Investor is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D.

Section 3.06 Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.

Section 3.07 Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act).

Section 3.08 No Prior Short Sales. At no time prior to the date of this Agreement has the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, which establishes a net short position with respect to the Common Shares that remains in effect as of the date of this Agreement.

Section 3.09 Resale of Shares. The Investor represents, warrants and covenants that it will resell the Shares only pursuant to the Registration Statement in which the resale of such Shares is registered under the Securities Act, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable federal and state securities laws, rules and regulations, or pursuant to an exception for the registration provisions of the Securities Act, if applicable.

Section 3.10 General Solicitation. The Investor is not purchasing or acquiring the Shares as a result of any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares.

Article IV. Representations and Warranties of the Company

Except as set forth in the SEC Documents, or in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules or in another Section of the Disclosure Schedules, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company represents and warrants to the Investor that, as of the date hereof, each Advance Notice Date and each Advance Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date), that:

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Section 4.01 Organization and Qualification. Each of the Company and its Subsidiaries (as defined below) is an entity duly organized and validly existing under the laws of their respective jurisdiction of organization, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. “Subsidiaries” means any Person (as defined below) in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”

Section 4.02 Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, any Promissory Note, and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its shareholders. This Agreement, a Promissory Note, and the other Transaction Documents to which it is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement, any Promissory Notes, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

Section 4.03 Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.

Section 4.04 No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the articles of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

B-1-10

Section 4.05 SEC Documents; Financial Statements. The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed within two years preceding the date hereof or amended after the date hereof, or filed after the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, and all registration statements filed by the Company under the Securities Act (including any Registration Statements filed hereunder), being hereinafter referred to as the “SEC Documents”). The Company has made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates (or, with respect to any filing that has been amended or superseded, the date of such amendment or superseding filing), the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.06 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in SEC Documents, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (iii) such adjustments which will not be material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries (as defined below) contained or incorporated by reference in the SEC Documents are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; the Company and the Subsidiaries (as defined below) do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

Section 4.07 Registration Statement and Prospectus. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the conditions for the use of Form S-3 under the Securities Act. Each Registration Statement and the offer and sale of Shares as contemplated hereby, if and when filed, will meet the requirements of Rule 415 under the Securities Act and shall comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement and the Prospectus and any Issuer Free Writing Prospectus (as defined below) to which the Investor has consented.

Section 4.08 No Material Misstatement or Omission. Each Registration Statement, when it became or becomes effective, and any Prospectus, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. At each Advance Date, the Registration Statement, and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. Each Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.

B-1-11

Section 4.09 Conformity with Securities Act and Exchange Act. Each Registration Statement, each Prospectus or any amendment or supplement thereto, and the documents incorporated by reference in each Registration Statement, Prospectus or any amendment or supplement thereto, when such documents were or are filed with the SEC under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

Section 4.10 Equity Capitalization. As of the date hereof, the authorized capital of the Company consists of 510,000,000 shares of capital stock, of which 500,000,000 shares are designated common stock, par value $0.0001 per share, and 10,000,000 shares are undesignated preferred stock. As of the date hereof, the Company had 240,335,723 shares of common stock outstanding and no shares of preferred stock outstanding.

The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and is currently listed on the Principal Market under the trading symbol “GOEV.” The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act, delisting the Common Shares from the Principal Market, nor has the Company received any notification that the Commission or the Principal Market is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of the Principal Market.

Section 4.11 Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no material claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and, except as would not cause a Material Adverse Effect, the Company is not aware of any facts or circumstances which might give rise to any of the foregoing.

Section 4.12 Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.

Section 4.13 Environmental Laws. The Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

B-1-12

Section 4.14 Title. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) have indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Section 4.15 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 4.16 Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.

Section 4.17 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.

Section 4.18 Absence of Litigation. Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 4.19 [Reserved].

Section 4.20 Tax Status. Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as would not have a Material Adverse Effect, the Company has not received written notification any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.

Section 4.21 Certain Transactions. Except as disclosed in the SEC Documents or as not required to be disclosed pursuant to Applicable Laws, none of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

B-1-13

Section 4.22 Rights of First Refusal. The Company is not obligated to offer the Common Shares offered hereunder on a right of first refusal basis to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

Section 4.23 Dilution. The Company is aware and acknowledges that issuance of Common Shares hereunder could cause dilution to existing shareholders and could significantly increase the outstanding number of Common Shares.

Section 4.24 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if the Registration Statement is not effective or if any issuances of Common Shares pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledged and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.

Section 4.25 Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

Section 4.26 Relationship of the Parties. Neither the Company, nor any of its subsidiaries, affiliates, nor any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its affiliates, its subsidiaries, or any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.

Section 4.27 [Reserved].

Section 4.28 Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or a Prospectus will be made or reaffirmed without a reasonable basis or will be disclosed other than in good faith.

Section 4.29 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with Applicable Laws; the Company has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary, has not complied with Applicable Laws, or could give rise to a notice of non-compliance with Applicable Laws, and is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position; in each case that would have a Material Adverse Effect on the business of the Company or the business or legal environment under which the Company operates.

B-1-14

Section 4.30 Sanctions Matters. Neither the Company nor any of its Subsidiaries (collectively, the “Entity”), nor any director, officer of the Company nor, to the knowledge of the Company, any employee, agent, affiliate or representative of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, North Korea, Sudan and Syria (the “Sanctioned Countries”)). The Entity will not, directly or, to its knowledge, indirectly, use the proceeds from the sale of Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, the Entity has not engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country.

Article V. Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Section 5.01 Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its investment manager, Yorkville Advisors Global, LP, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

Section 5.02 Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

B-1-15

Section 5.03 Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

Section 5.04 Remedies. The remedies provided for in this Article V are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article V shall survive expiration or termination of this Agreement for a period of three years. Notwithstanding anything to the contrary under this Agreement or Applicable Laws, no party shall be entitled to any indemnification pursuant to this Article V (other than claims for any damages resulting from fraud) until the aggregate amount of all such damages that would otherwise be indemnifiable to such party equals or exceeds $25,000 (the “Basket”), at which time such party shall be entitled to indemnification for the full amount of all damages (including all damages incurred prior to exceeding the Basket).

Section 5.05 Limitation of liability. Notwithstanding the foregoing, no party shall be entitled to recover from the other party for punitive, indirect, incidental or consequential damages.

B-1-16

Article VI.

Additional Covenants

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period (and with respect to the Company, for the period following the termination of this Agreement specified in Article X pursuant to and in accordance with Article X:

Section 6.01 Registration Statement.

(a) Filing of a Registration Statement. The Company shall prepare and file with the SEC a Registration Statement, or multiple Registration Statements for the resale by the Investor of the Registrable Securities. The Company in its sole discretion may choose when to file such Registration Statements; provided, however, that the Company shall not have the ability to request any Advances until the effectiveness of a Registration Statement.

(b) Maintaining a Registration Statement. The Company shall use commercially reasonable efforts to maintain the effectiveness of any Registration Statement that has been declared effective at all times during the Commitment Period, provided, however, that the Company shall be under no further obligation to maintain the effectiveness of the Registration Statement to the extent permitted pursuant to Section 2.04. Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

(c) Filing Procedures. The Company shall (A) permit counsel to the Investor an opportunity to review and comment upon (i) each Registration Statement at least three (3) Trading Days prior to its filing with the SEC and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the Prospectus contained therein) (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports or Prospectus Supplements the contents of which is limited to that set forth in such reports) within a reasonable number of days prior to their filing with the SEC, and (B) shall reasonably consider any comments of the Investor and its counsel on any such Registration Statement or amendment or supplement thereto or to any Prospectus contained therein. The Company shall promptly furnish to the Investor, without charge, to the extent permitted by Applicable Laws, (i) electronic copies of any correspondence from the SEC or the Staff to the Company or its representatives relating to each Registration Statement (which correspondence shall be redacted to exclude any material, non-public information regarding the Company, unless otherwise requested by the Investor), (ii) after the same is prepared and filed with the SEC, one (1) electronic copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, and all exhibits and (iii) upon the effectiveness of each Registration Statement, one (1) electronic copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto; provided, however, the Company shall not be required to furnish any document to the extent such document is available on EDGAR).

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(d) Amendments and Other Filings. The Company shall (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Commitment Period, and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Securities Act; (iii) provide the Investor copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may excise any information contained therein which would constitute material non-public information unless otherwise requested by the Investor), and (iv) comply with the provisions of the Securities Act with respect to the disposition of all Common Shares of the Company covered by such Registration Statement until such time as all of such Common Shares shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 6.01(d) by reason of the Company’s filing a report on Form 10-K, Form 10-Q, or Form 8-K or any analogous report under the Exchange Act, provided that such report is not automatically incorporated by reference into the applicable Registration Statement), the Company shall file such report in a prospectus supplement filed pursuant to Rule 424 promulgated under the Securities Act to incorporate such filing into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC either on the day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement, if feasible, or otherwise promptly thereafter.

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(e) Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Common Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Common Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its Articles of Incorporation or Bylaws or any other organizational documents of the Company or any of its Subsidiaries, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this 0, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Common Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

Section 6.02 Suspension of Registration Statement.

(a) Establishment of a Black Out Period. During the Commitment Period, the Company from time to time may suspend the use of the Registration Statement by written notice to the Investor in the event that the Company determines in its sole discretion in good faith that such suspension is necessary to (A) delay the disclosure of material nonpublic information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the Registration Statement or Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Black Out Period”).

(b) No Sales by Investor During the Black Out Period. During such Black Out Period, the Investor agrees not to sell any Common Shares of the Company.

(c) Limitations on the Black Out Period. The Company shall not impose any Black Out Period that is longer than 45 days or in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Company may impose on transfers of the Company’s equity securities by its directors and senior executive officers. In addition, the Company shall not deliver any Advance Notice during any Black Out Period. If the public announcement of such material, nonpublic information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and the Company shall immediately notify the Investor of the termination of the Black Out Period.

Section 6.03 Listing of Common Shares. As of each Advance Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.

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Section 6.04 Opinion of Counsel. Prior to the earlier of (i) the date of the delivery by the Company of the first Advance Notice, or (ii) the closing of a Promissory Note, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

Section 6.05 Exchange Act Registration. The Company will use commercially reasonable efforts to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 6.06 Transfer Agent Instructions. For any time while there is a Registration Statement in effect for this transaction, the Company shall (if required by the transfer agent for the Common Shares) cause legal counsel for the Company to deliver to the transfer agent for the Common Shares (with a copy to the Investor) instructions to issue Common Shares to the Investor free of restrictive legends upon each Advance if the delivery of such instructions are consistent with Applicable Law.

Section 6.07 Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period.

Section 6.08 Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law; (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus; (vi) the Common Shares shall cease to be authorized for listing on the Principal Market; or (vii) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Shares pursuant to any pending Advance Notice (other than as required pursuant to Section 2.02(d)), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (vii), inclusive, a “Material Outside Event”).

Section 6.09 Consolidation. If an Advance Notice has been delivered to the Investor, then the Company shall not effect any consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity before the transaction contemplated in such Advance Notice has been closed in accordance with Section 2.02 hereof, and all Shares in connection with such Advance have been received by the Investor.

Section 6.10 Issuance of the Company’s Common Shares. The issuance and sale of the Common Shares hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law.

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Section 6.11 Market Activities. The Company will not, directly or indirectly, take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company under Regulation M of the Exchange Act.

Section 6.12 Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any prospectus and any amendments or supplements thereto, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Principal Market.

Section 6.13 Current Report. The Company shall, not later than 9:00 a.m., New York City time, on the fourth business day after the date of this Agreement, file with the SEC a Current Report on Form 8-K disclosing the execution of this Agreement by the Company and the Investor (including any exhibits thereto, the “Current Report”). The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on a draft of the Current Report prior to filing the Current Report with the SEC and shall give due consideration to all such comments. From and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, nonpublic information delivered to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares under the Registration Statement.

Section 6.14 Advance Notice Limitation. The Company shall not deliver an Advance Notice if a shareholder meeting or corporate action date, or the record date for any shareholder meeting or any corporate action, would fall during the period beginning two Trading Days prior to the date of delivery of such Advance Notice and ending two Trading Days following the Closing of such Advance.

Section 6.15 Use of Proceeds. The proceeds from the sale of the Shares by the Company to Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to this Agreement.

Section 6.16 Compliance with Laws. The Company shall comply in all material respects with all Applicable Laws.

Section 6.17 Market Activities. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or controlling persons will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Shares or (ii) sell, bid for, or purchase Common Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Shares.

Section 6.18 Selling Restrictions. (i) Except as expressly set forth below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 10.01 (the “Restricted Period”), none of the Investor any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, (i) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) engage in any hedging transaction, which establishes a net short position with respect to the Common Shares, with respect to each of clauses (i) and (ii) hereof, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Shares; or (2) selling a number of Common Shares equal to the number of Shares that such Restricted Person is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from the Company or the Transfer Agent pursuant to this Agreement.

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Section 6.19 Assignment. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned to any other Person.

Section 6.20 No Variable Rate Transactions. The Company shall not effect or enter into an agreement to effect any Variable Rate Transaction for so long as any Promissory Note is outstanding, unless any outstanding Promissory Notes will be fully repaid in connection with such transaction.

Section 6.21 Material Non-Public Information. The Company covenants and agrees that, other than as expressly required by Section 6.08 hereof, or, with the Investor’s consent pursuant to Section 6.13, it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information (as determined under the Securities Act, the Exchange Act, or the rules and regulations of the SEC) to the Investor without also disseminating such information to the public within a reasonable time period thereafter, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Investor with the opportunity to accept or refuse to accept such material non-public information for review. Unless specifically agreed to in writing, in no event shall the Investor have a duty of confidentiality or be deemed to have agreed to maintain information in confidence, with respect to the delivery of any Advance Notices.

Article VII.

Conditions for Delivery of Advance Notice

Section 7.01 Conditions Precedent to the Right of the Company to Deliver an Advance Notice. The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance is subject to the satisfaction by the Company, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:

(a) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects.

(b) Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell all of the Common Shares issuable pursuant to such Advance Notice. The Company shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date.

(c) Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Common Shares issuable pursuant to such Advance Notice, or shall have the availability of exemptions therefrom. The sale and issuance of such Common Shares shall be legally permitted by all laws and regulations to which the Company is subject.

(d) No Material Outside Event. No Material Outside Event shall have occurred and be continuing.

(e) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior the applicable Condition Satisfaction Date.

(f) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by this Agreement.

(g) No Suspension of Trading in or Delisting of Common Shares. The Common Shares are quoted for trading on the Principal Market and all of the Shares issuable pursuant to such Advance Notice will be listed or quoted for trading on the Principal Market. The issuance of Common Shares with respect to the applicable Advance Notice will not violate the shareholder approval requirements of the Principal Market. The Company shall not have received any written notice that is then still pending threatening the continued quotation of the Common Shares on the Principal Market.

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(h) Authorized. There shall be a sufficient number of authorized but unissued and otherwise unreserved Common Shares for the issuance of all of the Shares issuable pursuant to such Advance Notice.

(i) Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.

(j) Consecutive Advance Notices. Except with respect to the first Advance Notice, the Company shall have delivered all Shares relating to all prior Advances.

Section 7.02 Conditions

Article VIII.

Non Exclusive Agreement

Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

Article IX.

Choice of Law/Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

Article X. Termination

Section 10.01 Termination.

(a) Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the date hereof or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount.

(b) The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Promissory Notes, or Advance Notices, the Common Shares under which have yet to be issued, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(c) Nothing in this Section 10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Article V shall survive termination hereunder.

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Article XI. Notices

Other than with respect to Advance Notices, which must be in writing and will be deemed delivered on the day set forth in Section 2.01(b), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) 5 days after being sent by U.S. certified mail, return receipt requested, (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit A hereof) shall be:

If to the Company, to:	Canoo Inc.
19951 Mariner Avenue
Torrance, California 90503
	Attention:	Hector Ruiz
	Email:	hector.ruiz@canoo.com

With a copy to (which shall not constitute notice or delivery of process) to:	Canoo Inc.
19951 Mariner Avenue
Torrance, California 90503
	Attention:	Sean Yan
	Email:	sean.yan@canoo.com

If to the Investor(s):	YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
	Attention:	Mark Angelo
Portfolio Manager
	Telephone:	(201) 985-8300
	Email:	mangelo@yorkvilleadvisors.com

With a Copy (which shall not constitute notice or delivery of process) to:	David Fine, Esq.
1012 Springfield Avenue
Mountainside, NJ 07092
	Telephone:	(201) 985-8300
	Email:	legal@yorkvilleadvisors.com

Either may change its information contained in this Article XII by delivering notice to the other party as set forth herein.

Article XII. Miscellaneous

Section 12.01 Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures, including by e-mail attachment, shall be deemed originals for all purposes of this Agreement.

Section 12.02 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

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Section 12.03 Reporting Entity for the Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.04 Commitment and Structuring Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company has paid YA Global II SPV, LLC, a subsidiary of the Investor, a structuring fee in the amount of $10,000, and, on the date hereof, the Company will issue to the Investor an aggregate of 164,042 Common Shares (the “Commitment Shares”) as a commitment fee.

Section 12.05 Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
Canoo Inc.

By:
Name:
Title:

INVESTOR:
YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager
	By:	Yorkville Advisors Global II, LLC Its:
	By:	General Partner
By:
	Name:	Mark Angelo
	Title:	Member

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Annex B-2

PRE-PAID ADVANCE AGREEMENT

THIS PRE-PAID ADVANCE AGREEMENT (this “Agreement”) dated as of July 20, 2022 is made by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), and CANOO INC., a company incorporated under the laws of the State of Delaware (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall have the right to purchase from the Company, from time to time as provided herein, and the Company shall issue and sell to the Investor, up to $300 million of the Company’s shares of common stock, par value $0.0001 per share (the “Common Shares”); and

WHEREAS, the Common Shares are listed for trading on the Nasdaq Stock Market under the symbol “GOEV;” and

WHEREAS, the offer and sale of the Common Shares issuable hereunder will be registered on the Company’s registration statement on Form S-3 (file No. 333-264842) under Section 5 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

NOW, THEREFORE, the parties hereto agree as follows:

Article I. Certain Definitions

Section 1.01 “Advance” shall mean any purchase by the Investor of Advance Shares from the Company pursuant to this Agreement.

Section 1.02 “Advance Shares” shall mean the Common Shares that the Investor shall purchase from the Company, and the Company shall issue and sell to the Investor, hereunder.

Section 1.03 ”Agreement” shall have the meaning set forth in the preamble of this Agreement.

Section 1.04 ”Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

Section 1.05 ”Base Prospectus” shall mean the Company’s prospectus dated May 19, 2022 forming a part of the Registration Statement.

Section 1.06 ”Basket” shall have the meaning set forth in Section 6.04.

Section 1.07 “Closing” shall have the meaning set forth in Section 3.02.

Section 1.08 ”Commitment Amount” shall mean $300,000,000 of Common Shares, provided that, the Company shall not affect any sales under this Agreement and the Investor shall not have the obligation to purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under this Agreement (or any other transaction that is integrated with this Agreement) would exceed 19.9% of the outstanding Common Shares as of the date of this Agreement (the “Exchange Cap”) provided further that, the Exchange Cap will not apply (a) if the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market or (b) as to any Advance, if the Purchase Price of Shares in respect of such Advance equals or exceeds $3.82 per share.

Section 1.09 ”Commitment Period” shall mean the period commencing on the date hereof and expiring upon the date of termination of this Agreement in accordance with Section 10.01.

Section 1.10 ”Common Shares” shall have the meaning set forth in the recitals of this Agreement.

Section 1.11 “Company” shall have the meaning set forth in the preamble of this Agreement.

Section 1.12 ”Company Indemnitees” shall have the meaning set forth in Section 6.02.

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Section 1.13 “Compulsory Advance(s)” shall have the meanings set forth in Section 3.01(h).

Section 1.14 ”Environmental Laws” shall have the meaning set forth in Section 5.13.

Section 1.15 ”Equity Conditions” shall, at the time the Company provides written notice to the Investor of a Compulsory Advance, mean that each of the following shall be satisfied:

(a) The Common Shares shall be listed for trading on the Principal Market and not subject to any trading suspension;

(b) The Common Shares to be issued by the Company to the Investor shall (i) have been registered with the SEC, (ii) be issued without restricted legends, (iii) not be subject to any restrictions on sale by the Investor; (iv) be registered under Section 12(b) of the Exchange Act and (v) shall have been approved for listing on the Principal Market, subject to official notice of issuance;

(c) The Registration Statement registering the Common Shares shall be effective and not subject to any suspension and such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. The submission by the Company of a written notice of Compulsory Advance shall constitute a representation and warranty by the Company to the Investor, for which the Investor shall be entitled to rely, that the forging sentence is true and correct in all material respects;

(d) The Company has a sufficient number of authorized but unissued Common Shares to issue to the Investor pursuant to the Compulsory Advance;

(e) The Compulsory Advance shall not result in a violation of the Advance Limitations set forth in Section 3.01(b);

(f) The VWAP of the Common Shares at the time of issuance shall not be less than $1.00 per share;

(g) No Event of Default shall have occurred;

(h) No Material Outside Event shall exist;

(i) The Company shall have filed all reports and other documents required of it as a reporting company under the Exchange Act;

(j) There shall exist no impediments, delays or prohibitions to the Company issuing the Company shares required to be issued by the Company to the Investor pursuant to a Compulsory Advance;

(k) All Common Shares related to all prior Advances or Compulsory Advances shall have been received by the Investor; and

(l) The Purchase Price shall be equal to or higher than the Floor Price.

Section 1.16 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 1.17 “Exchange Cap” shall have the meaning set forth in the definition of Commitment Amount.

Section 1.18 “Floor Price” means $1.00 per share.

Section 1.19 “Hazardous Materials” shall have the meaning set forth in Section 5.13.

Section 1.20 “Indemnified Liabilities” shall have the meaning set forth in Section 6.01.

Section 1.21 “Investor” shall have the meaning set forth in the preamble of this Agreement.

Section 1.22 “Investor Indemnitees” shall have the meaning set forth in Section 6.01.

Section 1.23 “Initial Registration Statement” shall have the meaning set forth in Section 7.01(a).

Section 1.24 “Market Price” shall mean the VWAP on the applicable date of determination.

Section 1.25 “Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

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Section 1.26 “Material Outside Event” shall have the meaning set forth in Section 7.07.

Section 1.27 ”Maturity Date” shall have the meaning set forth in Section 2.03(b).

Section 1.28 “Maximum Advance Amount” in respect of each Request means $50,000,000 (or such greater amount that the parties may mutually agree), provided that the amount of such Request shall not (i) cause the aggregate of all Pre-Paid Advances to exceed $300 million, and (ii) when aggregated with all Pre-Paid Advances that are outstanding at the time of such Request, exceed $50,000,000.

Section 1.29 “Nasdaq Official Closing Price” means the closing price of a Common Share as reported on the “Historical NOCP” section of the web site Nasdaq.com for the ticker symbol “GOEV.”

Section 1.30 “OFAC” shall have the meaning set forth in Section 5.28.

Section 1.31 “Ownership Limitation” shall have the meaning set forth in Section 3.01(b)(i).

Section 1.32 “Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Section 1.33 “Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

Section 1.34 “Pre-Advance Date” shall have the meaning set forth in Section 2.01.

Section 1.35 “Pre-Paid Advance” shall have the meaning set forth in Section 2.01.

Section 1.36 ”Principal Market” shall mean the Nasdaq Global Select Market; provided however, that in the event the Company’s Common Shares are ever listed or traded on the New York Stock Exchange, the NYSE American, the Nasdaq Global Market, or the Nasdaq Capital Market, then the “Principal Market” shall mean such other market or exchange on which the Company’s Common Shares are then listed or traded.

Section 1.37 “Prospectus” means any prospectus (including, without limitation, all amendments and supplements thereto) used in connection with a Registration Statement.

Section 1.38 “Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, including, without limitation, any Prospectus Supplement to be filed in accordance with Section 7.01 hereof.

Section 1.39 ”Purchase Notice” shall have the meaning set forth in Section 3.01(a).

Section 1.40 ”Purchase Notice Date” shall mean each date the Investor delivers to the Company a Purchase Notice.

Section 1.41 “Purchase Price” shall mean the lower of (a) with respect to each Pre-Paid Advance, a price per share equal to 120% of the Market Price as of the Trading Day immediately prior to each Pre-Advance Date (the “Fixed Price”), or (b) 95% of the Market Price (the “Variable Price”) as of (y) the Trading Day immediately preceding each Purchase Notice Date or (z) the Trading Day on which the Company has delivered written notice of a Compulsory Advance in accordance with Section 3.01(h), as applicable, but in either case not lower than the Floor Price.

Section 1.42 “Redemption Premium” means 3% of the principal amount being redeemed.

Section 1.43 “Registration Statement” shall mean the Initial Registration Statement or another registration statement on a form promulgated by the SEC for which the Company then qualifies for the registration of the offer and sale of the Shares to be offered and sold by the Company to the Investor and the resale of such Shares by the Investor, as the same may be amended and supplemented from time to time and including any information

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deemed to be a part thereof pursuant to Rule 430B under the Securities Act and any successor registration statement filed by the Company with the SEC under the Securities Act on a form promulgated by the SEC for which the Company then qualifies and which form shall be available for the registration of the transactions contemplated hereunder.

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Section 1.44 “Request” shall have the meaning set forth in Section 2.01.

Section 1.45 “Sanctions” shall have the meaning set forth in Section 5.28.

Section 1.46 “Sanctioned Countries” shall have the meaning set forth in Section 5.28.

Section 1.47 “SEC” shall mean the U.S. Securities and Exchange Commission.

Section 1.48 “SEC Documents” shall have the meaning set forth in Section 5.05.

Section 1.49 “Securities Act” shall have the meaning set forth in the recitals of this Agreement.

Section 1.50 “SEPA” shall have the meaning set forth in Section 2.03(e)(viii).

Section 1.51 “Shares” shall mean the Common Shares to be issued from time to time hereunder pursuant to an Advance.

Section 1.52 “Subsidiaries” shall have the meaning set forth in Section 5.01.

Section 1.53 “Trading Day” shall mean any day during which the Principal Market shall be open for business.

Section 1.54 “Transaction Documents” shall have the meaning set forth in Section 5.02.

Section 1.55 “Variable Rate Transaction” shall mean a transaction in which the Company (i) issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Common Shares either (A) at a conversion price, exercise price, exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Shares at any time after the initial issuance of such equity or debt securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction) or (ii) issues or sells any equity or debt securities either (A) at a price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Shares (other than standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), or (B) that are subject to or contain any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right, other than in connection with a “fundamental transaction”) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company. For the avoidance of doubt, the Company shall be permitted to enter into an “at the market offering” or other continuous offering or similar offering of Common Shares with a registered broker-dealer, whereby the Company may sell Common Shares at a future determined price; however, the Company shall not be permitted to execute any transactions under such agreement unless (i) the Market Price is below the Floor Price, or (ii) there is no balance outstanding under all prior Pre-Paid Advances.

Section 1.56 “VWAP” means, for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.

Article II. Pre-Paid Advances

Section 2.01 Request for Pre-Paid Advance. The parties hereby agree that the Company may, at any time and from time to time during the Commitment Period, provided that the conditions precedent to a Pre-Paid Advance set forth in Section 2.02 are then satisfied, request a Pre-Paid Advance in an amount not to exceed the Maximum Advance Amount from the Investor by providing a written notice of such request to the Investor (the “Request”). The closing of each Pre-Paid Advance shall take place on or before the fifth business day following the date of such Request, or such earlier date as may be agreed by the Investor (the date of the closing of each Pre-Paid Advance shall be referred to as the “Pre-Advance Date”)). On each Pre-Advance Date, subject to the satisfaction of the conditions precedent to a Pre-Paid Advance set forth in Section 2.02 as of such Pre-Advance Date, the Investor shall pay to the Company an amount equal to 99% of the amount of the Pre-Paid Advance set forth in such Request in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested.

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Section 2.02 Conditions Precedent to Each Pre-Paid Advance. The right of the Company to request a Pre-Paid Advance, and the obligations of the Investor to advance to the Company the amount of such Pre-Paid Advance on each Pre-Advance Date shall be subject to the timely performance by the Company of its obligations hereunder, and the satisfaction, unless waived by the Investor, as of the date of each Request and as of the Pre-Advance Date for each Pre-Paid Advance, of each of the following conditions

(a) Accuracy of Company’s Representation and Warranties. The representations and warranties of the Company set forth in Article V shall be true and correct in all material respects.

(b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company. No Event of Default shall have occurred.

(c) No Defaults. The Company shall not be in material default, or alleged to be in material default, of any contractual obligations by any party.

(d) No Variable Rate Transaction. The Company shall not be party to any Variable Rate Transaction, except with respect to the Investor.

(e) No Material Adverse Effect. No Material Adverse Effect shall have occurred.

(f) No Material Outside Event. No Material Outside Event shall have occurred and be continuing.

(g) Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to sell Common Shares issuable pursuant to Purchase Notices and the market value of the Common Shares available thereunder (based on the average of the daily VWAP during the five Trading Days prior to the date of the Request) shall be equal to the amount of the Pre-Paid Advance.

(h) Authority. The delivery of the Request for such Pre-Paid Advance, and the performance by the Company hereunder, including, without limitation, the payment obligations, is legally permitted by all laws and regulations to which the Company is subject, is authorized by the Company’s Board of Directors and is not in conflict with, or prohibited by, the organizational documents of the Company, or any contract, agreement, or arrangement with any third party.

(i) No Suspension of Trading in or Delisting of Common Shares. The Common Shares are quoted for trading on the Primary Market. The Company shall have the capacity to issue such number of Common Shares with a market value (based on the average of the daily VWAP during the five Trading Days prior to the date of the Request) of no less than 1.5 times the principal amount of the Pre-Paid Advance without breaching the Exchange Cap. The Company shall not have received any written notice that is then still pending threatening the continued quotation of the Common Shares on the Primary Market.

(j) Prior Pre-Paid Advances. The balance outstanding under all prior Pre-Paid Advances shall be less than or equal to $10,000,000 (or such greater amount that the parties may mutually agree).

(k) Minimum Price. The market price of the Common Shares on the Principal Market is greater than $1.50 per share (or such lesser amount that the parties may agree in their respective discretion) as measured by the average of the daily VWAP for each of the three consecutive Trading Days immediately prior to the date of determination.

(l) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by this Agreement.

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(m) Bring Down Certificate. The Investor shall have received on and as of the Pre-Paid Advance Date a certificate of an executive officer of the Company confirming that all of the representations and warranties of the Company in this Agreement are true and correct on and as of the Pre-Paid Advance Date, and that the Company has complied with all agreements and covenants and satisfied all other conditions on its part to be performed or satisfied hereunder at or prior to the Pre-Advance Closing Date.

(n) Closing Statement. The Investor shall have received a letter, duly executed by an officer of the Company, setting forth wire transfer instructions of the Company for the payment of the amount of the Pre-Paid Advance and the amount to be paid by the Investor, which shall be 99% of the amount of the Pre-Paid Advance.

Section 2.03 Company’s Pre-Paid Advance Obligations.

(a) Interest. Interest shall accrue on the outstanding balance of any Pre-Paid Advance at a rate equal to an annual rate of 5%, provided that such rate shall increase to an annual rate of 15% for so long as any Event of Default remains uncured. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(b) Maturity. The Company shall pay to the Investor an amount in cash representing any amount of a Pre-Paid Advance that remains outstanding, plus accrued and unpaid interest thereon, on the 15-month anniversary of the Pre-Advance Date of each Pre-Paid Advance (the “Maturity Date”).

(c) Triggering Date. If, any time after the Pre-Advance Date in respect of any Pre-Paid Advance, and from time to time thereafter, (i) the VWAP is less than the Floor Price for at least five (5) Trading Days during a period of 7 consecutive Trading Days, or (ii) the Company has issued substantially all of the Common Shares available under the Exchange Cap (the last such day of each such occurrence, a “Triggering Date”), then the Company shall make monthly repayments of amounts outstanding under such Pre-Paid Advance beginning on the 10th calendar day after the Triggering Date and continuing on the same day of each successive calendar month until the entire amount of such Pre-Paid Advance balance shall have been paid or until the payment obligation ceases in accordance with this section. Each monthly payment shall be in an amount equal to the sum of (i) the outstanding principal amount of such Pre-Paid Advance divided by the lower of (y) the number of months remaining until the Maturity Date of such Pre-Paid Advance, or (z) 5, and (ii) the Redemption Premium in respect of such amount, and (iii) accrued and unpaid interest in respect of such amount as of each payment date. The obligation of the Company to make monthly payments hereunder shall cease (with respect to any payment that has not yet come due) if any time after the Triggering Date (i) the Exchange Cap no longer applies, and (ii) the VWAP is greater than the Floor Price for a period of five (5) consecutive Trading Days, unless a subsequent Triggering Date occurs.

(d) Early Repayment. The Company at its option shall have the right, but not the obligation, to repay (“Optional Repayment”) early a portion or all amounts outstanding under a Pre-Paid Advance as described in this Section; provided that (i) at the time of notice, the VWAP of the Common Stock is less than the Fixed Price during a period of three (3) consecutive Trading Days immediately prior to such notice and (ii) the Company provides the Investor with at least 10 Trading Days’ prior written (each, a “Repayment Notice”) of its desire to exercise an Optional Repayment. Each Repayment Notice shall be irrevocable and shall specify the outstanding balance of the Pre-Paid Advance to be repaid. The “Repayment Amount” shall be equal to the outstanding principal balance being repaid by the Company, plus the Redemption Premium, plus all accrued and unpaid interest in respect of such principal amount. On the 11th Trading Day after the Repayment Notice, the Company shall deliver to the Investor the Repayment Amount in cash with respect to the principal amount being repaid after giving effect to any Advances effected during the applicable notice period.

(e) Events of Default. An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

(i) the Company’s failure to pay to the Investor any amount of Pre-Paid Advances or other amounts when and as due and payable hereunder and such failure is not cured within 5 days following the Investor’s written notice to such effect;

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(ii) the Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences, or there shall be commenced against the Company or any subsidiary of the Company, any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company, in each case which remains un-dismissed for a period of 61 days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt pursuant to a final, non-appealable order; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues un-discharged or un-stayed for a period of 61 days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall admit in writing that it is unable to pay its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii) the Company is a party to any agreement memorializing (1) the consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to the ordinary shares, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Company) or a series of related transactions or events pursuant to which all of the outstanding ordinary shares of the Company are exchanged for, converted into or constitute solely the right to receive, cash, securities or other property, (2) a consolidation or merger in which the Company is not the surviving corporation, or (3) a sale, assignment, transfer, conveyance or other disposal of all or substantially all of the properties or assets of the Company to another person or entity not affiliated with or under the control of the Company (each of (1), (2) and (3) a “Change in Control”) unless in connection with such Change in Control, the outstanding balance of all Pre-Paid Advances hereunder, and any other amounts owed will be paid in full or the Investor consents to such Change in Control;

(iv) the Company's (A) failure to deliver the required number of Common Shares to the Investor (I) before the applicable Share Delivery Date, or (II) in the instance of a delay due to extenuating circumstances not attributable to the Company, no later than the end of the Business Day immediately following the Share Delivery Date, or (B) notice, written or oral, to the Investor, including by way of public announcement, at any time, of its intention not to comply with a Purchase Notice;

(v) The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five (5) Business Days after such payment is due;

(vi) the Company or any subsidiary of the Company shall default in any of its obligations under any debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or whether or not secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary of the Company in an amount exceeding $5,000,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within five (5) Business Days;

(vii) the Common Shares shall cease to be quoted or listed for trading, fail to have a bid price or VWAP, or fail to maintain a trading market on any Primary Market or otherwise have been suspended or delisted by the SEC, the Nasdaq, or FINRA;

(viii) an Event of Default or material breach by the Company under this Agreement or the Standby Equity Purchase Agreement (the “SEPA”) dated as of May 10, 2022 between the Company and the Investor; or

(ix) the Company shall fail to observe or perform any material covenant, agreement or warranty contained herein.

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During the time that any portion of one or more Pre-Paid Advances are outstanding, if any Event of Default has occurred, the full amount outstanding under the Pre-Paid Advances and the Redemption Premium, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Investor's election given by notice pursuant to Article XI, immediately due and payable in cash. Furthermore, in addition to any other remedies, the Investor shall have the right (but not the obligation) to submit Purchase Notices (and Advances hereunder) (subject to the limitations set out in Section 3.01(b) at any time after (x) an Event of Default or (y) the Maturity Date at the Purchase Price. The Investor need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind (other than required notice of purchase) and the Investor may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Investor at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Article III. Investor’s Advances

Section 3.01 Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Investor, at its sole discretion, shall have the right, but not the obligation (except to the extent required by Section 3.01(a)(iv) hereof), to purchase from the Company, and the Company shall issue and sell to the Investor, Common Shares by the delivery to the Company of Purchase Notices as provided herein.

(a) Purchase Notice. At any time during the Commitment Period, provided that there is an outstanding balance under a Pre-Paid Advance, the Investor may, by providing written notice to the Company in the form set forth herein as Exhibit A attached hereto (a “Purchase Notice”) require the Company to issue and sell Shares to the Investor, in accordance with the following provisions:

(i) The Investor shall, in each Purchase Notice, select the amount of the Advance, in its sole discretion, and the timing of delivery; provided that the amount of the Advance shall not exceed the outstanding balance owed under all Pre-Paid Advances on the date of delivery of the Purchase Notice or result in the Investor exceeding the Advance Limitations set forth in Section 3.01(b) hereof.

(ii) Each Purchase Notice shall be delivered in accordance with the instructions set forth at the bottom of Exhibit A.

(iii) Each Purchase Notice shall set forth the amount of the Advance requested, the number of Shares to be purchased by the Investor, the Market Price, the Purchase Price (along with a report by Bloomberg, L.P. indicating the relevant VWAP used in calculating the Purchase Price), the aggregate amount of accrued and unpaid interest of the Pre-Paid Advance as of the Purchase Notice Date that shall be offset by the issuance of Shares, the aggregate amount of the Pre-Paid Advance as of the Purchase Notice Date that shall be offset by the issuance of Shares, and the total amount of the Pre-Paid Advance that shall be outstanding following the Closing of the Advance.

(iv) So long as the Equity Conditions have been satisfied, the Investor shall issue Purchase Notices for an aggregate amount of at least $1.0 million per calendar week.

(b) Advance Limitations.

(i) Ownership Limitation; Commitment Amount. At the request of the Company, the Investor will inform the Company of the amount of shares the Investor currently beneficially owns. In no event shall the number of Common Shares issuable to the Investor pursuant to an Advance cause the aggregate number of Common Shares beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by the Investor and its affiliates (on an aggregated basis) to exceed 9.99% of the then outstanding voting power or number of Common Shares (the “Ownership Limitation”). Upon the written request of the Investor, the Company shall promptly (but no later than the next business day on which the transfer agent for the Common Shares is open for business) confirm orally or in writing to the Investor the number of Common Shares then outstanding.

(ii) Exchange Limitation. In no event shall an Advance cause the number of Shares to exceed the Exchange Cap, to the extent applicable.

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(iii) Volume Limitation. The aggregate amount of Advances requested in Purchase Notices issued on any given Trading Day shall not exceed a maximum of 20% of the aggregate trading volume (during regular trading hours) during the preceding five Trading Days, provided however, this limitation shall not apply with respect to any Purchase Notices where the Purchase Price is based on the Fixed Price.

(c) Company’s Obligations to Deliver Common Shares to Investor. On or before the third (3rd) Business Day following the date of receipt of a Purchase Notice (the “Share Delivery Date”), the Company shall (X) if legends are not required to be placed on certificates of Common Stock and provided that the Transfer Agent is participating in The Depository Trust Company's (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Investor shall be entitled to the Investor's or its designee's balance account with DTC through its Deposit/Withdrawal at Custodian (DWAC) system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Purchase Notice, a certificate, registered in the name of the Investor or its designee, for the number of shares of Common Stock to which the Investor shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. The Person or Persons entitled to receive the shares of Common Stock issuable hereunder shall be treated for all purposes as the record Investor or holders of such shares of Common Stock upon the transmission of a Purchase Notice.

(d) Company's Failure to Timely Delivery Shares. If within three (3) Trading Days after the Company's receipt of a copy of a Purchase Notice the Company shall fail to issue and deliver a certificate to the Investor or credit the Investor's balance account with DTC for the number of shares of Common Stock to which the Investor is entitled pursuant to such Purchase Notice (a “Delivery Failure”), and if on or after such date the Investor purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of any sale made by the Investor in reliance on the Purchase Notice and the timely delivery of Shares thereunder (such purchase, a “Buy-In”, provided that the number of shares purchased shall not exceed the number of shares specified in the applicable Purchase Notice), then the Company shall, within three (3) Business Days after the Investor's request and in the Investor's discretion, either (i) pay cash to the Investor in an amount equal to the Investor's total purchase price (including brokerage commissions and other reasonable and documented out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Investor a certificate or certificates representing such Common Stock and pay cash to the Investor in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Nasdaq Official Closing Price on the Purchase Notice Date.

(e) Book-Entry. The Investor and the Company shall maintain records showing the outstanding balance of the Pre-Paid Advances (as well as the number of shares issued pursuant to Purchase Notices).

(f) Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s delivery of a valid Purchase Notice the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Shares pursuant to such Purchase Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to Section 4.09 (Trading Activities), the Investor may sell such Shares.

(g) The Investor shall use commercially reasonable efforts to sell any Common Shares received (or otherwise held) from the Company hereunder.

(h) Compulsory Advances. Each of the following provisions is subject to the satisfaction of the Equity Conditions:

(i) If the Market Price as of the Trading Day the Company delivers any Compulsory Advance is greater than or equal to the Fixed Price of any outstanding Pre-Paid Advance, the Company shall have the right to cause the Investor to submit Purchase Notices to the Company (each, a “Compulsory Advance”) with respect to such outstanding Pre-Paid Advance of a maximum of 20% of the aggregate trading volume (during regular trading hours) during the preceding five Trading Days, but no greater than $15 million; or

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(ii) If the Market Price as of the Trading Day the Company delivers any Compulsory Advance is less than the Fixed Price of any outstanding Pre-Paid Advance, the Company shall have the right to cause the Investor to submit Compulsory Advances to the Company with respect to such outstanding Pre-Paid Advance of a maximum of 20% of the aggregate trading volume (during regular trading hours) during the preceding five Trading Days, but no greater than $7.5 million.

With respect to Section 3.01(h), the amount of any Compulsory Advance shall be reduced by the amount of any Advances or prior Compulsory Advances during the applicable five Trading Day period, and each Compulsory Advance shall be at least 5 Trading Days after the previous Compulsory Advance. The Company shall have the right to affect a Compulsory Advance by delivering written notice to the Investor on any Trading Day between the hours of 4:01 p.m. (i.e., immediately after regular trading hours on Nasdaq) and 11:59 p.m., in which case a Purchase Notice corresponding to the Compulsory Advance shall be deemed delivered to the Company on the following Trading Day.

Section 3.02 Closings. The closing of each Advance and each sale and purchase of Advance Shares (each, a “Closing”) shall take place as soon as practicable on or after each Purchase Notice Date in accordance with the procedures set forth below:

(a) Promptly after receipt of a Purchase Notice with respect to each Advance (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Shares to be purchased by the Investor (as set forth in the Purchase Notice) by crediting the Investor’s account or its designee’s account at The Depository Trust Company through its Deposit/Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. Promptly upon receipt of such notification, the Investor shall pay to the Company the aggregate purchase price of the Shares (as set forth in the Purchase Notice by offsetting the amount of the aggregate purchase price of the Shares to be paid by Investor against an equal amount outstanding under a Pre-Paid Advance (first towards accrued and unpaid interest, and then towards outstanding principal as shown in such Purchase Notice). No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(b) In connection with each Closing, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement or the SEPA in order to implement and effect the transactions contemplated herein.

Section 3.03 Hardship.

(a) In the event the Investor sells Common Shares of the Company after delivery of a Purchase Notice and the Company fails to perform its obligations as mandated in Section 3.01(c), (d) and (e), the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article VI hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

(b) In the event the Company receives a Purchase Notice and the Investor fails to perform its obligations as mandated in Section 3.01(c), (d) and (e), the Investor agrees that in addition to and in no way limiting the rights and obligations set forth in Article VI hereto and in addition to any other remedy to which the Company is entitled at law or in equity, including, without limitation, specific performance, it will hold the Company harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Investor and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

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Section 3.04 Completion of Sales Pursuant to the Registration Statement. The Company will be under no further obligation to maintain the effectiveness of the Registration Statement after the earlier to occur of (a) the date on which the Investor has purchased the full Commitment Amount and has completed the subsequent resale of the full Commitment Amount pursuant to the Registration Statement (Investor agrees to notify the Company when all subsequent resales are completed), (b) the 180th day following the date on which the Investor has purchased the full Commitment Amount, or (c) the 180th day following the termination of this Agreement in accordance with its terms.

Article IV. Representations and Warranties of Investor

The Investor hereby makes the following representations, warranties and covenants to the Company:

Section 4.01 Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, including all transactions contemplated, and to purchase or acquire Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 4.02 Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares of the Company and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 4.03 No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

Section 4.04 Investment Purpose. The Investor is acquiring the Common Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, in violation of the Securities Act or any applicable state securities laws; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a registration statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. The Investor is acquiring the Shares hereunder in the ordinary course of its business.

Section 4.05 Accredited Investor. The Investor is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D.

Section 4.06 Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.

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Section 4.07 Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act).

Section 4.08 No Prior Short Sales. At no time prior to the date of this Agreement has the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, which establishes a net short position with respect to the Common Shares that remains in effect as of the date of this Agreement.

Section 4.09 Trading Activities. The Investor’s trading activities with respect to the Common Shares shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market. Neither the Investor nor its affiliates has any open short position in the Common Shares, nor has the Investor entered into any hedging transaction that establishes a net short position with respect to the Common Shares, and the Investor agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales or hedging transactions with respect to the Common Shares; provided that the Company acknowledges and agrees that upon delivery of a Purchase Notice the Investor has the right to sell (a) the Shares to be issued to the Investor pursuant to the Purchase Notice prior to receiving such Shares, or (b) other Common Shares sold by the Company to Investor pursuant to this Agreement and which the Company has continuously held as a long position.

Article V. Representations and Warranties of the Company

Except as set forth in the SEC Documents, or in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules or in another Section of the Disclosure Schedules, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company represents and warrants to the Investor that, as of the date hereof, each Purchase Notice Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date), that:

Section 5.01 Organization and Qualification. Each of the Company and its Subsidiaries (as defined below) is an entity duly organized and validly existing under the laws of their respective jurisdiction of organization, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. “Subsidiaries” means any Person (as defined below) in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”

Section 5.02 Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its shareholders. This Agreement, and the other Transaction Documents to which it is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

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Section 5.03 Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Purchase Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.

Section 5.04 No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the articles of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

Section 5.05 SEC Documents; Financial Statements. The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed within two years preceding the date hereof or amended after the date hereof, or filed after the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, and all registration statements filed by the Company under the Securities Act (including any Registration Statements filed hereunder), being hereinafter referred to as the “SEC Documents”). The Company has made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates (or, with respect to any filing that has been amended or superseded, the date of such amendment or superseding filing), the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in SEC Documents, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (iii) such adjustments which will not be material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries (as defined below) contained or incorporated by reference in the SEC Documents are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; the Company and the Subsidiaries (as defined below) do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

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Section 5.07 Registration Statement and Prospectus. The Company and the transactions contemplated by this Agreement meet the requirements for and comply with the conditions for the use of Form S-3 under the Securities Act. Each Registration Statement and the offer and sale of Shares as contemplated hereby, if and when filed, will meet the requirements of Rule 415 under the Securities Act and shall comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement and the Prospectus.

Section 5.08 No Material Misstatement or Omission. Each Registration Statement, when it became or becomes effective, and any Prospectus, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. At each Purchase Notice Date, the Registration Statement, and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. Each Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.

Section 5.09 Conformity with Securities Act and Exchange Act. Each Registration Statement, each Prospectus or any amendment or supplement thereto, and the documents incorporated by reference in each Registration Statement, Prospectus or any amendment or supplement thereto, when such documents were or are filed with the SEC under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

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Section 5.10 Equity Capitalization. As of the date hereof, the authorized capital of the Company consists of 510,000,000 shares of capital stock, of which 500,000,000 shares are designated common stock, par value $0.0001 per share, and 10,000,000 shares are undesignated preferred stock. As of the date hereof, the Company had 269,422,450 shares of common stock outstanding and no shares of preferred stock outstanding.

The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and is currently listed on the Principal Market under the trading symbol “GOEV.” The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act, delisting the Common Shares from the Principal Market, nor has the Company received any notification that the Commission or the Principal Market is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of the Principal Market.

Section 5.11 Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no material claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and, except as would not cause a Material Adverse Effect, the Company is not aware of any facts or circumstances which might give rise to any of the foregoing.

Section 5.12 Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.

Section 5.13 Environmental Laws. The Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 5.14 Title. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) have indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Section 5.15 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.

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The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 5.16 Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.

Section 5.17 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.

Section 5.18 Absence of Litigation. Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 5.19 Tax Status. Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as would not have a Material Adverse Effect, the Company has not received written notification any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.

Section 5.20 Certain Transactions. Except as disclosed in the SEC Documents or as not required to be disclosed pursuant to Applicable Laws, none of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 5.21 Rights of First Refusal. The Company is not obligated to offer the Common Shares offered hereunder on a right of first refusal basis to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

Section 5.22 Dilution. The Company is aware and acknowledges that issuance of Common Shares hereunder could cause dilution to existing shareholders and could significantly increase the outstanding number of Common Shares.

Section 5.23 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if the Registration Statement is not effective or if any issuances of Common Shares pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledged and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.

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Section 5.24 Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

Section 5.25 Relationship of the Parties. Neither the Company, nor any of its subsidiaries, affiliates, nor any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its affiliates, its subsidiaries, or any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.

Section 5.26 Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or a Prospectus will be made or reaffirmed without a reasonable basis or will be disclosed other than in good faith.

Section 5.27 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with Applicable Laws; the Company has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary, has not complied with Applicable Laws, or could give rise to a notice of non-compliance with Applicable Laws, and is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position; in each case that would have a Material Adverse Effect on the business of the Company or the business or legal environment under which the Company operates.

Section 5.28 Sanctions Matters. Neither the Company nor any of its Subsidiaries (collectively, the “Entity”), nor any director, officer of the Company nor, to the knowledge of the Company, any employee, agent, affiliate or representative of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authorities, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, North Korea, Sudan and Syria (the “Sanctioned Countries”)). The Entity will not, directly or, to its knowledge, indirectly, use the proceeds from the sale of Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, the Entity has not engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country.

Article VI. Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Section 6.01 Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its investment manager, Yorkville Advisors Global, LP, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.

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Section 6.02 Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

Section 6.03 Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article VI, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article VI except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

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Section 6.04 Remedies. The remedies provided for in this Article VI are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article VI shall survive expiration or termination of this Agreement for a period of three years. Notwithstanding anything to the contrary under this Agreement or Applicable Laws, no party shall be entitled to any indemnification pursuant to this Article VI (other than claims for any damages resulting from fraud) until the aggregate amount of all such damages that would otherwise be indemnifiable to such party equals or exceeds $25,000 (the “Basket”), at which time such party shall be entitled to indemnification for the full amount of all damages (including all damages incurred prior to exceeding the Basket).

Section 6.05 Limitation of liability. Notwithstanding the foregoing, no party shall be entitled to recover from the other party for punitive, indirect, incidental or consequential damages.

Article VII.

Additional Covenants

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period (and with respect to the Company, for the period following the termination of this Agreement specified in Article X pursuant to and in accordance with Article X:

Section 7.01 Registration Statement.

(a) The Registration Statement. The Company has filed, in accordance with the provisions of the Securities Act and the rules and regulations thereunder, with the SEC a shelf registration statement on Form S-3 (File Number 333-264842) (the “Initial Registration Statement”) including a base prospectus, with respect to the issuance and sale of securities by the Company, including Common Shares, which contains, among other things a Plan of Distribution section disclosing the methods by which the Company may sell the Common Shares. The Initial Registration Statement was declared effective on May 18, 2022 and remains in effect on the date hereof. Except where the context otherwise requires, the Initial Registration Statement, as amended when it became effective, including all documents filed as part thereof or incorporated by reference therein, and including any information contained in a Prospectus subsequently filed with the SEC pursuant to Rule 424(b) under the Securities Act or deemed to be a part of the Initial Registration Statement pursuant to Rule 430B of the Securities Act, is herein called the “Registration Statement.”

(b) Initial Disclosure. Promptly after the date hereof (and prior to, or simultaneously with the Company delivering a Request to the Investor hereunder), the Company shall file with the SEC a report on Form 8-K or such other appropriate form as determined by counsel to the Company, relating to the transactions contemplated by this Agreement and a preliminary Prospectus Supplement pursuant to Rule 424(b) of the Securities Act disclosing all information relating to the transaction contemplated hereby required to be disclosed therein and an updated Plan of Distribution, including, without limitation, the name of the Investor, the number of Shares being offered hereunder, the terms of the offering, the purchase price of the Shares, and other material terms of the offering, and any other information or disclosure necessary to register the transactions contemplated herein (collectively, the “Initial Disclosure”) and shall provide the Investor with 24 hours to review the Initial Disclosure prior to its filing. Promptly, and in any event no later than two days after each Purchase Notice Date, the Company shall file with the SEC a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act disclosing all information relating to the particular Advance to be disclosed therein, including, without limitation, the number of Shares offered and the purchase price of the Shares, and other material terms of the particular offering, and any other information or disclosure necessary to register the Shares issued pursuant to such Advance.

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(c) Maintaining a Registration Statement. The Company shall use commercially reasonable efforts to maintain the effectiveness of any Registration Statement with respect to the Shares at all times there are outstanding Pre-Paid Advances. Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

(d) Filing Procedures. Not less than one business day prior to the filing of a Registration Statement and not less than one business day prior to the filing of any related amendments and supplements to any Registration Statement (except for any amendments or supplements caused by the filing of any annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any similar or successor reports), the Company shall furnish to the Investor copies of all such documents proposed to be filed, which documents (other than those filed pursuant to Rule 424 promulgated under the Securities Act) will be subject to the reasonable and prompt review of the Investor (in each of which cases, if such document contains material non-public information as consented to by the Investor pursuant to Section 7.18, the information provided to Investor will be kept strictly confidential until filed and treated as subject to Section 7.07). The Investor shall furnish comments on a Registration Statement and any related amendment and supplement to a Registration Statement to the Company within 24 hours of the receipt thereof. If the Investor fails to provide comments to the Company within such 24-hour period, then the Registration Statement, related amendment or related supplement, as applicable, shall be deemed accepted by the Investor in the form originally delivered by the Company to the Investor.

(e) Delivery of Final Documents. The Company shall furnish to the Investor without charge, (i) at least one copy of each Registration Statement as declared effective by the SEC and any amendment(s) thereto, including financial statements and schedules, all documents incorporated therein by reference, all exhibits and each preliminary prospectus, (ii) at the request of the Investor, at least one copy of the final prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as the Investor may reasonably request) and (iii) such other documents as the Investor may reasonably request from time to time in order to facilitate the disposition of the Common Shares owned by the Investor pursuant to a Registration Statement. Filing of the forgoing with the SEC via its EDGAR system shall satisfy the requirements of this Section.

(f) Amendments and Other Filings. The Company shall (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Commitment Period.

(g) Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Common Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Common Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its Articles of Incorporation or Bylaws or any other organizational documents of the Company or any of its Subsidiaries, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this 0, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Common Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

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Section 7.02 Listing of Common Shares. As of each Purchase Notice Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.

Section 7.03 Opinion of Counsel. Prior to the date of the delivery by the Company of the first Request, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

Section 7.04 Exchange Act Registration. The Company will use commercially reasonable efforts to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 7.05 Transfer Agent Instructions. For any time while there is a Registration Statement in effect for this transaction, the Company shall (if required by the transfer agent for the Common Shares) cause legal counsel for the Company to deliver to the transfer agent for the Common Shares (with a copy to the Investor) instructions to issue Common Shares to the Investor free of restrictive legends upon each Advance if the delivery of such instructions are consistent with Applicable Law.

Section 7.06 Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period.

Section 7.07 Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law; (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus; (vi) the Common Shares shall cease to be authorized for listing on the Principal Market; or (vii) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act. The Investor shall not deliver to the Company any Purchase Notice, and the Company shall not sell any Shares pursuant to any pending Purchase Notice, during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (vii), inclusive, a “Material Outside Event”).

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Section 7.08 Market Activities. The Company will not, directly or indirectly, take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company under Regulation M of the Exchange Act.

Section 7.09 Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any prospectus and any amendments or supplements thereto, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Principal Market.

Section 7.10 Current Report. The Company shall, not later than 9:00 a.m., New York City time, on the first business day after the date of this Agreement, file with the SEC a Current Report on Form 8-K disclosing the execution of this Agreement by the Company and the Investor (including any exhibits thereto, the “Current Report”). The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on a draft of the Current Report prior to filing the Current Report with the SEC and shall give due consideration to all such comments. From and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, nonpublic information delivered to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares under the Registration Statement.

Section 7.11 Use of Proceeds. The proceeds from the sale of the Shares by the Company to Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to this Agreement, and in accordance with the terms and conditions of this Agreement.

Section 7.12 Compliance with Laws. The Company shall comply in all material respects with all Applicable Laws.

Section 7.13 Selling Restrictions. (i) Except as expressly set forth below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 10.01 (the “Restricted Period”), none of the Investor any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, (i) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) engage in any hedging transaction, which establishes a net short position with respect to the Common Shares, with respect to each of clauses (i) and (ii) hereof, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Shares; or (2) selling a number of Common Shares equal to the number of Shares that such Restricted Person is unconditionally obligated to purchase under a pending Purchase Notice but has not yet received from the Company or the Transfer Agent pursuant to this Agreement (which such sales may be coded as “short exempt” by broker-dealers executing sell orders on behalf of the Investor).

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Section 7.14 Assignment. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned to any other Person.

Section 7.15 No Variable Rate Transactions. Except with respect to the Investor (including the Standby Equity Purchase Agreement with YA II PN, Ltd., dated May 10, 2022), the Company shall not effect or enter into an agreement to effect any Variable Rate Transaction for so long as any Pre-Paid Advance is outstanding, unless any outstanding Pre-Paid Advance will be fully repaid in connection with such transaction.

Section 7.16 Material Non-Public Information. The Company covenants and agrees that, other than as expressly required by Section 7.01(d) hereof, or, with the Investor’s consent pursuant to Section 7.18, it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information (as determined under the Securities Act, the Exchange Act, or the rules and regulations of the SEC) to the Investor without also disseminating such information to the public within a reasonable time period thereafter, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Investor with the opportunity to accept or refuse to accept such material non-public information for review.

Section 7.17 Reservation of Common Shares; Shareholder Vote. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance under this Agreement, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Investor, not less than such number of shares of the Common Stock as shall be issuable under the Pre-Paid Advances. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable. If at any time that there are outstanding Pre-Paid Advances and the Company has insufficient (i) authorized but unissued Common Shares or (ii) Common Shares to issue pursuant to the Exchange Cap, in each case, in order to satisfy the outstanding Pre-Paid Advances in full, then the Company shall, within 45 days of written notice from the Investor, call and hold a meeting of its shareholders (or take action by written consent) for the purpose of, as applicable, (y) amending the Company’s charter to increase the number of authorized but unissued Common Shares and/or (z) approving the issuance of Common Shares pursuant to Advances in excess of the maximum number of shares that are permitted to be issued in accordance with the rules and regulations of the Principal Market. Any shareholder proposals submitted in accordance with the forgoing shall seek authorization of any amount not less than two times the then-existing outstanding Pre-Paid Advances calculated using the VWAP of the Common Shares at the time such proposals are submitted to the shareholders for a vote.

Section 7.18 Prohibited Indebtedness. The Company shall not, and will not permit any of its subsidiaries to directly or indirectly, enter into or incur any indebtedness or obligations evidenced by notes, bonds, debentures, letter of credit, or other similar instruments (collectively, “Indebtedness”) with any officer, director, related party, or affiliate unless: (A) the repayment of such Indebtedness has been fully subordinated to the payment of any current or future Pre-Paid Advances on terms and conditions acceptable to the Investor, (B) such Indebtedness does not mature or otherwise require or permit redemption or repayment prior to or on the 91st day after the maturity date of current or future Pre-Paid Advances; and (C) such Indebtedness is not secured by any assets of the Company or its subsidiaries.

Article VIII.

Non-Exclusive Agreement

Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

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Article IX.

Choice of Law/Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

Article X. Termination

Section 10.01 Termination.

(a) Unless earlier terminated as provided hereunder, the Commitment Period shall terminate automatically on the earliest of (i) the first day of the month next following the 18-month anniversary of the date hereof or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount. This Agreement shall remain in effect so long as any amounts are due and owing by the Company to the Investor on any Pre-Paid Advance.

(b) The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Purchase Notices, (ii) there are no outstanding Pre-Paid Advances which have not be fully repaid, and (iii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(c) Nothing in this Section 10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Article VI shall survive termination hereunder.

Article XI. Notices

Other than with respect to Purchase Notices, which must be in writing and will be deemed delivered on the day set forth in Section 2.01, any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) 5 days after being sent by U.S. certified mail, return receipt requested, (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications (except for Purchase Notices which shall be delivered in accordance with Exhibit A hereof) shall be:

If to the Company, to:	Canoo Inc.
19951 Mariner Avenue
Torrance, California 90503
	Attention:	[****]
	Email:	[****]

With a copy to (which shall not constitute notice or delivery of process) to:	Canoo Inc.
19951 Mariner Avenue
Torrance, California 90503
	Attention:	[****]
	Email:	[****]

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If to the Investor(s):	YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
	Attention:	[****]
[****]
	Telephone:	[****]
	Email:	[****]

With a Copy (which shall not constitute notice or delivery of process) to:	[****]
1012 Springfield Avenue
Mountainside, NJ 07092
	Telephone:	[****]
	Email:	[****]

Either may change its information contained in this Article XI by delivering notice to the other party as set forth herein.

Article XII. Miscellaneous

Section 12.01 Reimbursement of Fees, Costs and Expenses. If an Event of Default has occurred, then the Company shall reimburse the Investor promptly for all reasonable and documented out-of-pocket fees, costs and expenses, including, without limitation, reasonable and documented attorneys’ fees and expenses incurred by the Investor in any action in connection with this Agreement, including, without limitation, those incurred: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Investor’s rights, remedies and obligations, (ii) collecting any sums which become due to the Investor in accordance with the terms of this Agreement, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Investor.

Section 12.02 Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures, including by e-mail attachment, shall be deemed originals for all purposes of this Agreement.

Section 12.03 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

Section 12.04 Reporting Entity for the Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.05 Structuring and Due Diligence Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company shall pay to YA Global II SPV, LLC, a subsidiary of the Investor, a structuring fee in the amount of $10,000 on the date hereof.

Section 12.06 Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 12.07 THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY

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LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY: CANOO INC.

By:	/s/ Tony Aquila
Name:	Tony Aquila
Title:	Executive Chairman and CEO

INVESTOR: YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

	By:	/s/ Matt Beckman
	Name:	Matt Beckman
	Title:	Member

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Annex B-3

October 5, 2022

Ladies and Gentlemen:

Reference is made to the Pre-Paid Advance Agreement entered into on July 20, 2022 (the “PPA”) between Canoo Inc., a Delaware corporation (the “Issuer”), and YA II PN, Ltd. (the “Investor”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the PPA.

On August 8, 2022, the Issuer entered into the Equity Distribution Agreement (the “Equity Distribution Agreement”) with Evercore Group L.L.C. (“Evercore”) and H.C. Wainwright & Co., LLC (“H.C. Wainwright” and collectively with Evercore, the “Managers”) pursuant to which the Issuer may issue and sell through or to the Managers, as sales agents and/or principals, shares of the Issuer’s common stock, $0.0001 par value per share (the “Common Stock”) having an aggregate offering price of up to $200,000,000, from time to time.

The parties hereby agree as follows:

Pursuant to Section 1.55 of the PPA, the Issuer is permitted to enter into an “at the market offering” or other continuous offering or similar offering of Common Stock; however, the Issuer shall not be permitted to execute any transactions under such agreement unless (i) the Market Price is below the Floor Price, or (ii) there is no balance outstanding under all prior Pre-Paid Advances.

The parties hereby agree that the Issuer shall be permitted to submit sales orders, and consummate sales pursuant to such orders, in respect of shares of Common Stock under the Equity Distribution Agreement beginning on the date hereof for so long as the Issuer pays to the Investor the sum of $1.0 million per calendar week (to be applied in the following order: first, to the Redemption Premium, second to accrued interest and third to the outstanding balance) toward the balance outstanding under prior Pre-Paid Advances commencing on October 10, 2022 and continuing each Monday thereafter (or if any such date is not a Business Day then such payment shall be due on the next Business Day) until there is no balance outstanding under prior Pre-Paid Advances; provided, however, that the Investor shall have the sole and exclusive right to waive any payment by delivering written notice to the Issuer prior to each payment date.

Any failure to make a timely payment hereunder shall automatically and without any action by the Investor result in the reinstatement of the restrictions set forth in Section 1.55 of the PPA and shall be deemed an Event of Default under the PPA. Upon the Investor’s failure to make a timely payment hereunder, the Investor shall immediately notify the Managers to suspend sales under the Equity Distribution Agreement.

Nothing in this letter agreement is intended to amend or modify the Investor’s right to effect Advances at its sole discretion pursuant to Purchase Notices on the prior Pre-Paid Advances, even during the period that the Issuer is obligated to make the payments hereunder.

[Signature page follows.]

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IN WITNESS WHEREOF, each of the Investor and Issuer has executed or caused this letter agreement to be executed by its duly authorized representative as of the date set forth above.

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:
Name:

ISSUER:

CANOO INC.

By:	/s/ Hector Ruiz
Name:	Hector Ruiz
Title:	General Counsel

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Annex B-4

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Agreement”), dated as of November 9, 2022, is entered into by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), CANOO, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Pre-Paid Advance Agreement (as defined below).

BACKGROUND

(A) On July 20, 2021, the parties entered into that Pre-Paid Advance Agreement (the “Pre-Paid Advance Agreement”) pursuant to which the Company may, provided that the conditions precedent to a Pre-Paid Advance set forth in Section 2.02 are then satisfied, request a Pre-Paid Advance in an amount not to exceed the Maximum Advance Amount from the Investor by providing a written Request.

(B) Pursuant to this Agreement, the parties desire to supplement the terms and conditions of the Pre-Paid Advance Agreement in respect of a Request for a Pre-Paid Advance in the amount of $21,300,000 (the “Third Request”) to be provided by the Company to the Investor concurrently with the execution of this Supplemental Agreement.

(C) Reference is made to the letter agreement entered into between the parties on October 5, 2022 (the “Letter Agreement”) regarding the ability of the Company to submit sales orders, and consummate sales pursuant to the August 8, 2022 Equity Distribution Agreement (the “Equity Distribution Agreement”) entered into by an among the Company, Evercore Group L.L.C. and H.C. Wainwright & Co. LLC, and payments to be made by the Company to the Investor toward the balance outstanding under prior Pre-Paid Advances.

(D) As of the date hereof, the outstanding principal balance on the Pre-Paid Advance in the amount of $40,000,000 made on August 26, 2022 (the “Second Pre-Paid Advance”) is $5,000,000, plus accrued and unpaid interest thereon in the amount of $6,164.38 (as of November 9, 2022).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1. Third Pre-Paid Advance Amount

1.1. The Company has requested, and the Investor has agreed to, a third Pre-Paid Advance in the amount of $21,300,000 (the “Third Pre-Paid Advance”). The Third Pre-Paid Advance shall be governed by the terms and conditions of the Pre-Paid Advance Agreement, except as set forth in this Agreement. Solely with respect to the Third Pre-Paid Advance, the parties hereby agree as follows:

(a) The Pre-Advance Date in respect to the Third Pre-Paid Advance shall be November 10, 2022.

(b) The Purchase Price shall mean the lower of (a) a price per share equal to 110% of the VWAP on the Trading Day immediately prior to the Pre-Advance Date of the Third Pre-Paid Advance (the “Fixed Price”), or (b) 95% of the lowest daily VWAP during five Trading Days immediately preceding each Purchase Notice Date, but not lower than the Floor Price.

(c) The following provisions solely with respect to the Third Pre-Paid Advance shall replace Section 2.03(c) (Triggering Date) of the Pre-Paid Advance Agreement:

Triggering Date. Upon (a) an Event of Default, (b) any failure by the Company to observe or perform any material covenant, agreement or warranty contained in (i) the Pre-Paid Advance Agreement, (ii) the Letter Agreement, (iii) this Agreement, (including the strict adherence with the dates set forth in Section 1.3 hereof) or (iv) any other agreement between the parties hereto or (c) if, any time after February 1, 2023, and from time to time thereafter, (i) the VWAP is less than the Floor Price for at least five (5) Trading Days during a period of seven (7) consecutive Trading Days, or (ii) the Company has issued substantially all of the Common Shares available under the Exchange Cap (the last such day of each such occurrence, a “Triggering Date”), then the Company shall repay the full unpaid principal amount outstanding under the Third Pre-Paid Advance, plus the Redemption Premium in respect of such amount, and all accrued and unpaid interest in respect of the Third Pre-Paid Advance on the 10th calendar day after the Triggering Date.

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(d) Section 3.01(a)(iv) of the Pre-Paid Advance Agreement shall not apply in respect of the Third Pre-Paid Advance.

(e) Section 3.01(h) of the Pre-Paid Advance Agreement shall not apply in respect of the Third Pre-Paid Advance.

(f) The Company hereby agrees to pay the Investor a commitment fee of $1,087,000, which amount shall be deducted by the Investor from the proceeds of the Third Pre-Paid Advance.

1.2 Conditions Precedent.

(a) Solely with respect to the Third Request, the Investor hereby waives the application of the conditions precedent set forth in Section 2.02(d), Section 2.02(i) (solely with respect to the market value requirement), and Section 2.02(k).

(b) The right of the Company to request the Third Pre-Paid Advance, and the obligations of the Investor to advance to the Company the amount of such Pre-Paid Advance shall be subject to the Company having raised at least $10.0 million of equity financing prior to or concurrently with the closing of the Third Pre-Paid Advance.

1.3 Additional Agreements.

(a) The Company shall call and hold an annual or special meeting of its shareholders on or before February 1, 2023, and shall obtain Board of Director approval to file any proxy statement for such meeting on or before November 14, 2022, for the purposes of: (i) obtaining the consent of the shareholders of the Company pursuant to Nasdaq Listing Rule 5635(d) for the issuance of all shares of its Common Stock that could be issued pursuant to the Pre-Paid Advance Agreement (such consent, “Shareholder Approval”), and (ii) obtaining the consent of the shareholders to amend the Pre-Paid Advance Agreement to provide for a Floor Price of $0.50 per share; the recommendation of the Company’s Board of Directors shall be to vote in favor of each such proposal, and the Company shall solicit proxies from its shareholders in connection therewith and management-appointed proxyholders shall vote their proxies in favor of each such proposal. The Company shall file the preliminary proxy relating to such proposals as soon as practicable following receipt of the aforementioned board approval and in no event later than November 21, 2022. Upon Shareholder Approval of the proposals, the Company shall implement the reduction of the Floor Price in respect of the Third Pre-Paid Advance to $0.50 per share.

(b) Notwithstanding the terms of the Letter Agreement, the Investor hereby elects to waive the weekly payment obligation of the Company (including the payment that was due on November 7, 2022, and the payment that would be due on November 14, 2022), provided however, the parties hereby agree that on November 17, 2022, the Company shall pay to the Investor the full outstanding balance under the Second Pre-Paid Advance, including, without limitation, the entire principal balance, plus the Redemption Premium in respect of such amount, and all accrued and unpaid interest.

(c) Notwithstanding the terms of the Letter Agreement, but subject to the Company’s payment obligations set forth in Section 1.3(b) hereof, the Company hereby agrees that it shall not submit sales orders, or consummate any sales pursuant to such orders, pursuant to the Equity Distribution Agreement from the date of this Letter Agreement until the later of (i) November 17, 2022 and (ii) two trading days after the filing by Tony Aquila (CIK: 0001399053) of a Form 4 pursuant to Section 16 of the Exchange Act in connection with the equity financing referred to in Section 1.2(b) hereof (such date, the “ATM Release Date”). Between the ATM Release Date and February 1, 2023, the Investor hereby consents to the Company submitting sales orders, and consummating sales pursuant to such orders, pursuant to the Equity Distribution Agreement until February 1, 2023. Thereafter the Company agrees that the restrictions set forth in Section 1.55 of the Pre-Paid Advance Agreement (regarding the Equity Distribution Agreement) shall be fully reinstated and in full force and effect.

(d) For the avoidance of doubt, any failure by the Company to observe or perform any material covenant, agreement or warranty contained in (i) this Agreement, (ii) the Letter Agreement, or (iii) any other agreement between the parties hereof shall be an Event of Default under the Pre-Paid Advance Agreement.

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2. Representations, Warranties and Covenants.

2.1 Representations and Warranties. Each party represents and warrants to the other as of the date of this Agreement that:

(a) it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(b) it has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and no further action is required by the it, its Board of Directors or managers or members in connection therewith; and

(c) the obligations assumed by it in this Agreement are legal, valid, and enforceable obligations binding on it in accordance with its terms.

2.2 As soon as possible (and prior to the opening of trading on the Trading Day immediately following the date hereof) the Company shall file with the SEC a report on Form 8-K or such other appropriate form as determined by counsel to the Company, relating to the transactions contemplated by this Agreement and, if deemed necessary, a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act to the Prospectus dated May 19, 2022 and the Prospectus Supplement dated August 26, 2022, disclosing all information relating to the transaction contemplated hereby required to be disclosed therein (collectively, the “Cleansing Disclosure”). From and after the issuance of the Cleansing Disclosure, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company in connection with the transactions contemplated by this Agreement and the Pre-Paid Advance Agreement, and that it shall have made all filings or disclosures as may be necessary to keep the Registration Statement and related Prospectus used in connection with such Registration Statement updated and effective, including, without limitation, the continued use of the Prospectus in connection with the Second Pre-Paid Advance.

2.3 Registration Statement. Promptly after the date hereof, the Company shall prepare and file with the SEC a preliminary Prospectus Supplement pursuant to Rule 424(b) of the Securities Act, and any other filings, reports, supplements, or amendments that may be required as a result of entering into this Agreement, disclosing all information relating to the closing of the Third Pre-Paid Advance required to be disclosed therein and an updated Plan of Distribution, necessary to register the transactions contemplated herein.

2.4 Notwithstanding anything to the contrary set forth in the Pre-Paid Advance Agreement, and in addition to the obligations of the Company therein and herein, the parties hereby agree that an Event of Default shall be deemed to have occurred if, at any time after February 1, 2023, and from time to time thereafter, a condition exists, and shall continue for five consecutive Trading Days, whereby the Company shall be unable to issue Common Shares to the Investor which may be freely resold by the Investor without any limitations or restrictions (other than the limitations set forth in Sections 3.01(b)(i) and 3.01(b)(iii) of the Pre-Paid Advance Agreement), including, without limitation, the occurrence of any of the following:

(i)  a stop order or suspension of the effectiveness of the Registration Statement, or any suspension of the use of the Registration Statement imposed by the Company on the Investor;

(ii)  the happening of any event, a result of which the Prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iii)  a failure of the Company to file on a timely basis all reports required to be filed with the SEC pursuant to the Exchange Act, or the termination of its status as an issuer required to file reports under the Exchange Act; or

(iv)  a failure of the Company to have a sufficient number of authorized but unissued Common Shares available to satisfy any obligations incurred under the Pre-Paid Advance Agreement, the Letter Agreement, or this Agreement; or

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(v)  a failure by the Company to have obtained all governmental, regulatory or third-party consents and approvals, if any, necessary for the issuance of the Common Shares to the Investor and the sale of the Common Shares by the Investor, including without limitation, those required by the Principal Market, if any.

2.5 The Company shall reserve at least 30,000,000 of its authorize Common Shares solely for issuance to the Investor under the Pre-Paid Advance Agreement and hereunder.

3. Counterparts and delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

4. Governing law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Second Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be signed by their duly authorized officers.

COMPANY:

CANOO, INC.

By:	/s/ Tony Aquila
Name:	Tony Aquila
Title:	Executive Chairman and Chief Executive Officer

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager
	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Member

B- 3-7

CANOO INC.
19951 MARINER AVENUE
TORRANCE, CALIFORNIA 90503
UNITED STATES

SCAN TO VIEW MATERIALS & VOTE

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000585541_1 R1.0.0.3

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CANOO INC.
Special Meeting of Stockholders
January 24, 2023 8:30 a.m. CST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Tony Aquila, Hector Ruiz and Ramesh Murthy, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CANOO INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 8:30 a.m. CST at www.virtualshareholdermeeting.com/GOEV2023SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, the proxies will vote at their discretion.

0000585541_2 R1.0.0.3

Continued and to be signed on reverse side

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